As filed with the Securities and Exchange Commission on November 3, 2023

Registration No. 333-273186

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEANTECH ACQUISITIONS I CORP.

(Exact name of registrant as specified in its charter)

State of Delaware	6770	85-2122558
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

515 Madison Avenue, Suite 8133

New York, New York 10022

(929) 412-1272

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Surendra Ajjarapu

Chief Executive Officer

515 Madison Avenue, Suite 8133

New York, New York 10022

(929) 412-1272

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Mark S. Selinger, Esq. Greenberg Traurig LLP One Vanderbilt Avenue New York, NY 10017 (212) 801-9221	Ronen Kantor, Adv. Doron Tikotsky Kantor Gutman Nass & Amit Gross B.S.R Tower 4 7 Metsada Street Bnei Brak, 5126112 Israel +972-3-6133371	Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave, NW Suite 900 Washington, DC 20001 (202) 689-2900	Ido Zemach, Adv. Goldfarb Gross Seligman & Co. Ampa Tower 98 Yigal Alon Street Tel Aviv 6789141, Israel +972 (3) 608-9834

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. OceanTech Acquisitions I Corp. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED NOVEMBER 3, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

OF

OCEANTECH ACQUISITIONS I CORP.

PROSPECTUS FOR UP TO 15,019,586 SHARES OF COMMON STOCK

OF

OCEANTECH ACQUISITIONS I CORP.

The board of directors of OceanTech Acquisitions I Corp., a Delaware corporation (“OTEC”, “Ocean Tech” or the “Company”), has unanimously approved the Agreement and Plan of Merger dated as of May 2, 2023, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of July 7, 2023 (collectively, the “Agreement and Plan of Merger” or “Merger Agreement”), by and among OTEC, Regentis Biomaterials Ltd, a company organized under the laws of the State of Israel (“Regentis”) and R.B. Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of OTEC (the “Merger Sub”, and together with “OTEC” and “Regentis”, the “Parties”). Pursuant to the Agreement and Plan of Merger, Merger Sub will merge with and into Regentis, with Regentis surviving the merger (the “Business Combination”). As a result of the Business Combination, and upon consummation of the Business Combination and the other transactions contemplated by the Agreement and Plan of Merger, Regentis will become a wholly-owned subsidiary of OTEC, with the securityholders of Regentis becoming securityholders of OTEC. We refer to the Class A common stock of OTEC (“OTEC Class A Common Stock”), after the Business Combination, as the Post-Closing Company Common Stock (as defined below). Immediately prior to the Effective Time (as defined below) of the Business Combination, all of the issued and outstanding capital stock of Regentis, par value NIS 0.01, will no longer be outstanding and will automatically be cancelled and cease to exist, in exchange for the right for each of Regentis’ shareholders to receive its Pro Rata Share (as defined herein) of the Merger Consideration (as defined herein) and all of the stock options and warrants of Regentis will be cancelled and will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OTEC and converted into an option or warrant to purchase shares of OTEC common stock (“OTEC Common Stock”), par value $0.0001, all upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger and in accordance with the applicable provisions of the Israeli Companies Law (as amended, the “Israeli Companies Law” or “ICL”). We expect that approximately 7,746,404 shares of OTEC Common Stock will be issued to the Regentis shareholders as Merger Consideration, with their Pro Rata Share representing a per share value equal to $10.00, and that OTEC will assume existing Regentis warrants and options and issue restricted stock units that may be exercisable for or settle into an aggregate of approximately 1,853,596 shares of OTEC Common Stock. As described in this proxy statement/prospectus, OTEC’s stockholders are being asked to consider a vote upon the Business Combination, among other items described in this proxy statement/prospectus.

OTEC’s sponsor, Aspire Acquisition LLC, a Delaware limited liability company (the “Sponsor”) will be entitled to receive from OTEC one share of OTEC Class A Common Stock for each dollar that Sponsor contributes to the Trust Account (as defined below) as part of each Extension Option (as defined below). Sponsor also has a contingent right to receive up to an aggregate maximum of 1,750,000 shares of OTEC Class A Common Stock, subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted (the “Earnout Shares”), as additional consideration from OTEC based on the post-Closing performance of the OTEC Class A Common Stock, as follows: (a) If the volume-weighted average price (“VWAP”) of the OTEC Class A Common Stock equals or exceeds $15.00 per share for 20 out of any 30 consecutive trading days during the period beginning on the Closing Date and ending on the 12-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 750,000 Earnout Shares; (b) If the VWAP of the OTEC Class A Common Stock equals or exceeds $17.50 per share for 20 out of any 30 consecutive trading days during the period beginning the day following the 12-month anniversary of the Closing Date and ending on the 24-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares; and (c) If the VWAP of the OTEC Class A Common Stock equals or exceeds $20.00 per share for 20 out of any 30 consecutive Trading Days during the period beginning the day following the 24-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares.

As soon as practicable after the determination of the date on which the Closing is to take place in accordance with the Agreement and Plan of Merger, each of Regentis and Merger Sub agreed to (and OTEC will cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Business Combination and the proposed date of the Closing, in which notice the Parties will request that the Companies Registrar issue a certificate evidencing the Business Combination has occurred in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) on the date that the Parties will have provided further notice to the Companies Registrar that the Closing has occurred. The Business Combination will become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

The Agreement and Plan of Merger permits OTEC and Regentis to enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to OTEC and Regentis (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either OTEC or Regentis or both OTEC and Regentis in connection with one or more private placements in OTEC and/or Regentis, to purchase Regentis Ordinary Shares (as defined below) and/or OTEC Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs (a “PIPE Investment”). OTEC shall cause Sponsor to use its reasonable best efforts to raise the PIPE Investment (including causing Sponsor to utilize the shares of OTEC Class B Common Stock and/or the OTEC Private Warrants held by Sponsor) and assist as required and necessary with creative strategies to raise the PIPE Investment, including providing downward price protection to the PIPE Investors in connection with the PIPE Investment.

As of the date of this proxy statement/prospectus, neither OTEC nor Regentis has received any PIPE Investment subscriptions.

Proposals to approve the Agreement and Plan of Merger and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of OTEC stockholders scheduled to be held on [●], 2023 in virtual only format.

OTEC is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its securities are listed on the Nasdaq under “OTECU”, “OTEC” and “OTECW”, respectively. After the Business Combination, such shares of OTEC Class A Common Stock and warrants will be listed under the symbols “RGNT” and “RGNTW”. The Units will be separated into their component parts and will cease to exist. While trading on the Nasdaq under the symbols “RGNT” and “RGNTW” are expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that such securities will be listed on the Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 55 for more information.

The Company will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

The accompanying proxy statement/prospectus provides OTEC stockholders with detailed information about the Business Combination and other matters to be considered at the special meeting of OTEC. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 55 of the accompanying proxy statement/prospectus.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE ISRAEL SECURITIES AUTHORITY OR ANY U.S. STATE SECURITIES COMMISSION OR REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE BUSINESS COMBINATION OR THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus incorporates important business and financial information about the registrant that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request to [●]. To obtain timely delivery, security holders must request the information no later than five business days before the date they wish to make their investment decision.

This proxy statement/prospectus is dated [●], 20[●], and is first being mailed to OTEC stockholders on or about [●], 20[●].

If you have any questions or need assistance voting, please contact [●], our proxy solicitor, by calling [●], or banks and brokers can call collect at [●], or by emailing [●]. The notice of the special meeting and the proxy statement/prospectus relating to the Business Combination will be available at https://[●].

The accompanying proxy statement/prospectus provides stockholders of OTEC with detailed information about the Business Combination and other matters to be considered at the special meeting of OTEC. We encourage you to read the entire accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, when you consider the recommendation of the board of directors of OTEC to vote in favor of the proposals described in this proxy statement/prospectus, you should keep in mind that OTEC’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a stockholder. For instance, the Sponsor (as defined in the accompanying proxy statement/prospectus), and the officers and directors of OTEC who have invested in Sponsor, will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See “Proposal One — The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 55 of the accompanying proxy statement/prospectus.

Notice of Special Meeting of Stockholders

of OceanTech Acquisitions I Corp.

To Be Held on [●], 20[●]

TO THE STOCKHOLDERS OF OCEANTECH ACQUISITIONS I CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of OceanTech Acquisitions I Corp., a Delaware corporation (“OTEC”), will be held at [●] a.m. Eastern Time, on [●], 20[●] (the “special meeting”). The special meeting will be held in a virtual only format. You are cordially invited to attend and participate in the special meeting online by visiting https://[●]. The special meeting will be held for the following purposes:

1.

Proposal One — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex A and the transactions contemplated therein, including the Business Combination whereby R.B. Merger Sub Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of OTEC (the “Merger Sub”), will merge with and into Regentis Biomaterials Ltd., a company organized under the laws of Israel (“Regentis”), with Regentis surviving the merger as a wholly-owned subsidiary of OTEC (the “Business Combination Proposal”), and approve the transactions contemplated thereby, subject to the terms and conditions set forth in the Agreement and Plan of Merger, among other matters:

(a)   Changes to OTEC Common Stock – the outstanding shares of Class A common stock, par value $0.0001 per share, of OTEC (“OTEC Class A Common Stock”), including any shares of Class B common stock, par value $0.0001 per share, of OTEC (“OTEC Class B Common Stock”, and together with the OTEC Class A Common Stock, the “OTEC Common Stock”) that are converted into OTEC Class A Common Stock in accordance with OTEC’s amended and restated certificate of incorporation (the “Restated OTEC Charter”), will be redesignated as common stock, par value $0.0001 per share, of Regentis Biomaterials Corp. (which will be the new name of the Post-Closing Company, as described below) (referred to herein as “Post-Closing Company Common Stock”); and

(b)   Changes to Regentis Shares – upon consummation of the Business Combination, (i) all of the issued and outstanding capital stock of Regentis, par value NIS 0.01, immediately prior to the Effective Time will no longer be outstanding and will automatically be cancelled and cease to exist in exchange for the right for each of Regentis’ shareholders to receive its Pro Rata Share of the Merger Consideration, and (ii) all of the stock options of Regentis will be cancelled and will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OTEC and converted into an option to purchase shares of OTEC Common Stock, par value $0.0001, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of Regentis ordinary shares into the Merger Consideration, as provided in the Merger Agreement and as more particularly described in the notice that follows this page and elsewhere in this proxy statement/prospectus.

2.	Proposal Two — The Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the issued and outstanding OTEC Common Stock in connection with the Business Combination, including the issuance of the Merger Consideration, the Converted Options from the Regentis Equity Plan, shares for the Sponsor’s contribution to the Trust Account as part of each Extension Option, the Earnout Shares and the shares in the PIPE Investment, and the resulting change in control in connection with the Business Combination (the “Nasdaq Proposal”).

3.

Proposal Three — The Restated OTEC Charter Proposal — to consider and vote upon a proposal to amend, immediately following and in connection with the closing of the Business Combination, as follows:

(a)   Name Change – to provide that the name of OTEC shall be changed post-Business Combination from “OceanTech Acquisitions I Corp.” to “Regentis Biomaterials Corp.”;

(b)   Amendment of Blank Check Provisions — to remove and change certain provisions in the Existing OTEC Charter related to OTEC’s status as a special purpose acquisition company and blank check company, and to make the Post-Closing Company’s corporate existence perpetual upon consummation of the Business Combination;

(c)   Changes to Authorized Capital Stock – to increase the total number of authorized shares of all classes of capital stock of OTEC from 111,000,000 shares consisting of (i) 100,000,000 shares of OTEC Class A Common Stock, (ii) 10,000,000 shares of OTEC Class B Common Stock and (iii) 1,000,000 shares of preferred stock, to 111,000,000 shares of the Post-Closing Company capital stock, consisting of (a) 110,000,000 shares of Post-Closing Company Common Stock and (b) 1,000,000 shares of preferred stock of the Post-Closing Company; and

(d)   Amendment and Restatement of the Existing OTEC Charter — conditioned upon the approval of (A) and (B), to approve and adopt the amendment and restatement of OTEC’s existing certificate of incorporation dated as of May 27, 2021, as amended on December 1, 2022 by that certain First Amendment to the Amended and Restated Certificate of Incorporation, as further amended on May 30, 2023 by that certain Second Amendment to the Amended and Restated Certificate of Incorporation, and as further amended on September 5, 2023 by that certain Amendment to the Amended and Restated Certificate of Incorporation and as may be further amended (collectively, the “Existing OTEC Charter”), to such proposed form set forth as Annex D hereto as the Restated OTEC Charter, which includes the approval of all other changes in the Restated OTEC Charter in connection with replacing the Existing OTEC Charter as of the Effective Time (collectively, the “Restated OTEC Charter Proposal”).

4.

Proposal Four – The Governance Proposals – to consider and vote upon, on a non-binding advisory basis, the following material differences between the Restated OTEC Charter and the Existing OTEC Charter as separate proposals in accordance with United States Securities and Exchange Commission (the “SEC”) requirements (collectively, the “Governance Proposals”):

(a)   Changes to Authorized Capital Stock – to increase the total number of authorized shares of all classes of capital stock of OTEC from 111,000,000 shares consisting of (i) 100,000,000 shares of OTEC Class A Common Stock, (ii) 10,000,000 shares of OTEC Class B Common Stock and (iii) 1,000,000 shares of preferred stock, to 111,000,000 shares of the Post-Closing Company capital stock, consisting of (a) 110,000,000 shares of Post-Closing Company Common Stock and (b) 1,000,000 shares of preferred stock of the Post-Closing Company;

(b)  Increased Vote Required for Removal of Directors for Cause –to increase the vote required to remove directors of the Post-Closing Company for cause from a majority of the voting power to 66 2⁄3% of the voting power;

(c)   Name Change – to change the name of OTEC from “OceanTech Acquisitions I Corp.” to “Regentis Biomaterials Corp.”; and

(d)   Removal of Blank Check Company Provisions – to eliminate various provisions applicable only to blank check companies, including business combination requirements.

5.

Proposal Five — The Equity Incentive Plan Proposal — to approve and adopt the current Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C (the “Equity Incentive Plan Proposal”).

6.

Proposal Six — The Election of Directors Proposal — to consider and vote to elect, effective at Closing, seven directors to serve staggered terms on the Post-Closing Company board of directors until the first, second and third annual meetings of stockholders following the Closing, as applicable, and until their respective successors are duly elected and qualified (the “Election of Directors Proposal”).

7.	Proposal Seven — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination (the “Adjournment Proposal”).

We also will transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

The items of business listed above are more fully described elsewhere in the proxy statement/prospectus. Whether or not you intend to attend the special meeting, we urge you to read the attached proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION IN THE PROXY STATEMENT/PROSPECTUS ENTITLED “RISK FACTORS.”

Only holders of record of shares of OTEC common stock, par value $0.0001 per share (“OTEC Common Stock”), at the close of business on [●], 20[●] (the “Record Date”) are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting.

Approval of the Restated OTEC Charter Proposal and Proposal Three will require the affirmative vote of holders of a majority of the shares of OTEC Class A Common Stock outstanding on the Record Date. All other proposals only require the affirmative vote of a majority of the outstanding shares of OTEC common stock voting together as a single class. Abstentions will have the effect of votes against such proposal. Brokers are not entitled to vote shares on any proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against each proposal. Pursuant to the Sponsor Support Agreement, the Sponsor Parties (as defined therein) agreed to vote, or cause to be voted, all of their OTEC securities, including the OTEC Class B Common Stock and Founder Shares, in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) in favor of all of the Proposals at the OTEC Special Meeting and any meeting of the stockholders of OTEC. See section entitled “Sponsor Support Agreement.”

After careful consideration, OTEC’s board of directors has determined that each of the proposals listed is fair to and in the best interests of OTEC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the proposals set forth above. When you consider the recommendations of OTEC’s board of directors, you should keep in mind that OTEC’s directors and officers may have interests in the Business Combination that conflict with, or are different from, your interests as a stockholder of OTEC. See the section entitled “Proposal One — The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination.”

The Closing of the Business Combination is conditioned on, among others, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal (collectively, the “Condition Precedent Proposals”) at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal. The Governance Proposals and Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

All OTEC stockholders are cordially invited to attend the special meeting, which will be held virtually over the Internet at https://[●]. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of OTEC Common Stock on the Record Date, you may also cast your vote at the special meeting. If your OTEC Common Stock is held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting, obtain a proxy from your broker or bank.

A complete list of OTEC stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of OTEC for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting virtually or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly voted and counted.

If you have any questions or need assistance voting your OTEC Common Stock, please contact [●]. Questions can also be sent by email to [●]. This notice of special meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://[●].

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors
/s/ Surendra Ajjarapu Chief Executive Officer and Director

[●], 20[●]

IF YOU RETURN YOUR SIGNED PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL HOLDERS (THE “PUBLIC STOCKHOLDERS”) OF SHARES OF OTEC COMMON STOCK ISSUED IN OTEC’S INITIAL PUBLIC OFFERING (THE “PUBLIC SHARES”) HAVE THE RIGHT TO HAVE THEIR PUBLIC SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL, TO VOTE ON THE BUSINESS COMBINATION PROPOSAL AT ALL, OR TO BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH.

THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING PUBLIC SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, OTEC’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING.

YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF OTEC STOCKHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or SEC, by OTEC, constitutes a prospectus of OTEC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the OTEC Common Stock to be issued to Regentis shareholders in connection with the Business Combination.

This document also constitutes a proxy statement of OTEC under Section 14(a) of the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of OTEC stockholders to consider and vote upon the proposals to adopt the Agreement and Plan of Merger, to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal and the Election of Directors Proposal.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Regentis” refer to Regentis Biomaterials Ltd. All references in this proxy statement/prospectus to “OTEC” or the “Company” refer to OceanTech Acquisitions I Corp., together with its subsidiaries. All references in this proxy statement/prospectus to “Merger Sub” refer to R.B. Merger Sub Ltd.

Statements made in this proxy statement/prospectus concerning the contents of any contract, agreement or other document are only summaries of such contracts, agreements or documents and are not complete descriptions of all of their terms. Complete copies of the Agreement and Plan of Merger and the Ancillary Documents listed in items A through I of the definition of Ancillary Documents are set forth in Annex A to this proxy statement/prospectus. The summaries set forth herein are qualified in their entireties by reference to the complete agreements, and we urge you to read the complete agreements set forth in Annex A. Other documents summarized in this proxy statement/prospectus are filed as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part or to the reports and registration statements filed by OTEC with the SEC and are available at the SEC’s web site at www.sec.gov, and the summaries thereof set forth herein are qualified in their entireties by reference to the complete agreements, and we urge you to read the complete agreements.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this proxy statement/prospectus concerning OTEC’s industry and the regions in which it operates, including OTEC’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent consultant reports, independent publicly available sources and other industry publications, surveys and forecasts, and OTEC’s internal data and estimates. OTEC has not independently verified the accuracy or completeness of any third-party information. Similarly, internal data and estimates, industry surveys, forecasts and market research, which OTEC believes to be reliable based upon its management’s knowledge of the industry, have not been independently verified.

Although OTEC believes that these third-party sources are generally reliable, neither OTEC nor Regentis nor any of their affiliates or representatives guarantees the accuracy or completeness of this information, neither OTEC nor Regentis nor any of their affiliates or representatives have independently verified this information and such information is inherently imprecise. Some market data and statistical information are also based on Regentis’ good faith estimates, which are derived from Regentis’ management’s knowledge of its industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this proxy statement/prospectus, are based on estimates of Regentis’ management. These estimates have been derived from Regentis’ management’s knowledge and experience in the markets in which it operates, as well as information obtained from surveys, reports by market research firms, Regentis’ customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Regentis operates and have not been verified by independent sources. The assumptions and estimates of OTEC’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, and such estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

“Ancillary Documents”	means, collectively:

	A.	the Restated OTEC Charter;
	B.	the Sponsor Support Agreement;
	C.	the Lock-up Agreement;
	D.	the Voting Agreement;
	E.	the Insider Letter Amendment;
	F.	the Registration Rights Agreement;
	G.	the Equity Incentive Plan; and
	H.	each other agreement, document, instrument and/or certificate contemplated by the Agreement and Plan of Merger executed or to be executed in connection with the transactions contemplated thereby.

“Available Closing OTEC Cash”	means, without duplication, an amount equal to (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the Redemption (as defined in the Agreement and Plan of Merger) and payment of the Regentis Transaction Expenses and OTEC Transaction Expenses) or OTEC’s operating account immediately prior to the Closing, plus (b) the aggregate amount of cash of OTEC on hand immediately prior to the Closing plus (c) the net amount of any PIPE Investment received by OTEC or Regentis on or prior to the Closing.

“Closing”	means the consummation of the Business Combination.
“Closing Cash Condition”	means the condition to the obligation of Regentis (unless waived by them pursuant to the Agreement and Plan of Merger) to consummation the Business Combination, that the Available Closing OTEC Cash shall be equal to or greater than an aggregate amount equal to $6,000,000.

“Closing Date”	means the date and time at which the Closing is actually held.

“DGCL”	means the Delaware General Corporation Law, as amended.

“Equity Award Exchange Ratio”	means the quotient obtained by dividing (a) the per share Merger Consideration by (b) the fair market value per share of OTEC Common Stock as of day immediately before (and excluding) the Closing Date.

“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“Exchange Agent”	means Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to Regentis.

“Extension Meeting 1”	means the OTEC Special Meeting of Stockholders, at which stockholders voted upon, among other items, an extension proposal, approving the Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate a business combination from December 2, 2022 to June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms.

“Extension Meeting 2”	means the OTEC Special Meeting of Stockholders, at which stockholders voted upon, among other items, an extension proposal, approving the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate a business combination from June 2, 2023 to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms.

“Extension Payment 1”	means the $125,000 deposit by the Sponsor or its designees into the Trust Account, representing $0.067 per public share, prior to the commencement of each extension period in connection with the Extension Meeting 1, enabling OTEC to further extend the period of time it has to consummate its initial business combination or merger by one month for up to six extensions, as permitted under the Existing OTEC Charter.

“Extension Payment 2”	means the $30,000 deposit by the Sponsor or its designees (pursuant to non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for such payment and OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan) into the Trust Account, representing $0.037 per public share, prior to the commencement of each extension period in connection with the Extension Meeting 2, enabling OTEC to further extend the period of time it has to consummate its initial business combination or merger by one month for up to twelve extensions, as permitted under the Existing OTEC Charter.

“Extension Redemption 1”	means the redemption of 8,477,497 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in $87,541,321.66 ( $10.32 per share) being removed from the Trust Account to pay such holders in connection with the Extension Meeting 1.

“Extension Redemption 2”	means the redemption of 1,035,788 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in $11,233,820.94 ( $10.84 per share) being removed from the Trust Account to pay such holders in connection with the Extension Meeting 2.

“Founder Shares”

means the 2,581,500 shares of OTEC Class B Common Stock, par value $0.0001 per share, held by the Sponsor, which were acquired by the Initial Sponsor for an aggregate purchase price of $25,000 prior to the OTEC IPO and which will automatically convert into shares of OTEC Class A Common Stock upon the consummation of the Business Combination on a one-for-one basis.

“GAAP”	means accounting principles generally accepted in the United States of America.
“IIA”	means the Israel Innovation Authority.

“IIA Notice”	means the written notice to the IIA regarding the change in ownership of Regentis effected as a result of the Business Combination required to be submitted to the IIA in connection with the Merger in accordance with the Innovation Law.

“IIA Undertaking”

means the written undertaking in customary form to be bound by and to comply with the provisions of the Innovation Law that OTEC is required to execute and deliver to the IIA in connection with the Merger.

“Innovation Law”	means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 1984), and all rules and regulations thereunder.

“Initial Sponsor”	means OceanTech Acquisitions I Sponsors LLC, a Delaware limited liability company.

“Israeli Securities Law”	means the Israeli Securities Law, 5728-1968, as amended.

“ITA”	means the Israeli Tax Authority.

“Israeli Companies Law” or “ICL”	means the Israeli Companies Law, 5759-1999, as amended.

“Maxim”	means Maxim Group LLC, the underwriter of the OTEC IPO and the financial advisor to Regentis.

“Merger Consideration”	means the merger consideration that the Regentis shareholders collectively will be entitled to receive from OTEC, in the aggregate, a number of shares of OTEC Common Stock with an aggregate value equal to $96,000,000, with each such share valued at $10.00 per share.

“OTEC IPO”	means the initial public offering of OTEC, which was consummated on June 2, 2021.

“OTEC Transaction Expenses”	mean, as of any determination time, the aggregate amount of all (i) out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, OTEC in connection with the negotiation, preparation or execution of the Agreement and Plan of Merger or the other Ancillary Documents, the consummation of the Transactions or the consummation of the OTEC IPO, including (a) any deferred underwriting fees, (b) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of OTEC, (c) any and all filing fees due and payable to any governmental authorities in connection with the Transactions, including the SEC, antitrust laws and other regulatory filing fees and (d) any expenses expressly allocated to OTEC pursuant to the Agreement and Plan of Merger or any other Ancillary Document, including expenses incurred in connection with printing, mailing, and soliciting proxies with respect to this proxy statement/prospectus(including the cost of all copies thereof and any amendments thereof or supplements thereto) and incurred in connection with any filings with or approvals from Nasdaq and (ii) liabilities of OTEC that are due and payable by OTEC as of such determination time.

“OTEC Transaction Expenses Cap”	means an aggregate amount equal to $5,000,000.

“PCAOB”	means the Public Company Accounting Oversight Board.

“Post-Closing Company”	means the surviving company after the Business Combination.

“Private Placement Warrants”

means the 4,571,000 warrants OTEC sold in a private placement in connection with the OTEC IPO, of which 3,871,000 were purchased by the Initial Sponsor and 700,000 were purchased by Maxim. The Private Placement Warrants held by the Initial Sponsor were acquired by the Sponsor on March 13, 2023.

“Pro Rata Share”	means with respect to each Regentis’ shareholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by OTEC to such Regentis’ shareholder in accordance with the terms of the Agreement and Plan of Merger, divided by (ii) the total Merger Consideration payable by OTEC to all Regentis’ shareholders in accordance with the terms of the Agreement and Plan of Merger.

“Regentis Equity Award”	means, as of any determination time, each Regentis option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Regentis or its subsidiaries of rights of any kind to receive any equity security of Regentis or its subsidiaries under any Regentis Equity Plan or otherwise that is outstanding.

“Regentis Equity Plan”	means, collectively, the 2009 Plan (as defined herein), the Equity Incentive Plan attached as Annex C, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of Regentis or its subsidiaries of rights of any kind to receive a Regentis Equity Award or benefits measured in whole or in part by reference to equity securities of Regentis or its subsidiaries.

“Regentis Option”	means, as of any determination time, each option to purchase Regentis Ordinary Shares that is outstanding and unexercised and granted under the Regentis Equity Plan.

“Regentis Transaction Expenses”	means, as of any determination time, the aggregate amount of (a) all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Regentis in connection with the negotiation, preparation or execution of the Agreement and Plan of Merger or any other Ancillary Documents or the consummation of the Transactions, (b) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of Regentis and (c) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to Regentis pursuant to the Agreement and Plan of Merger or any other Ancillary Documents, plus any Israeli value added tax associated with any of the foregoing fees, costs and expenses set forth in subsections (a) through (c), above.

“Regentis Transaction Expenses Cap”	means an aggregate amount equal to $2,000,000.

“Securities Act”	means the Securities Act of 1933, as amended.
“Sponsor”	means OTEC’s sponsor, Aspire Acquisition LLC, a Delaware limited liability company.

“Total Deal Value”	means approximately $96 million.

“Transactions”	means the transactions contemplated by the Agreement and Plan of Merger and the Ancillary Documents.
“Transmittal Documents”	mean (i) the certificate(s) representing shares of Regentis (or a lost certificate affidavit), together with a properly completed and duly executed letter of transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or OTEC.

“Trust Account”	means OTEC’s U.S.-based Trust Account, maintained by J.P. Morgan Chase Bank, N.A., acting as trustee, pursuant to the Trust Agreement.
“Trust Agreement”

means the Investment Management Trust Agreement dated May 27, 2021, between OTEC and Continental Stock Transfer & Trust Company, a New York corporation, as amended by that certain Amendment No. 1 to the Investment Management Trust Agreement dated November 30, 2022 and as amended by that certain Amendment No. 2 to the Investment Management Trust Agreement dated May 30, 2023.

“Units”

means the 10,000,000 units sold as part of the OTEC IPO and the 326,000 units sold to the underwriter following the exercise of its over-allotment option, each consisting of one share of OTEC Class A Common Stock and one redeemable OTEC warrant.

“Warrant Agreement”	means the Warrant Agreement, dated as of May 27, 2021, as amended, by and between OTEC and Continental Stock Transfer & Trust Company as warrant agent.

“Working Capital Loan”	means any loan made to OTEC by any of Sponsor, an Affiliate of Sponsor, or any of OTEC’s officers or directors, for the purposes of financing costs incurred in connection with a Business Combination (as such term is defined in Article II of OTEC’s Certificate of Incorporation).

“103K Tax Ruling”	means a tax ruling confirming the Business Combination under the Agreement and Plan of Merger, for Israeli tax purposes, as a tax free merger pursuant to Section 103(K) of the Ordinance, subject to statutory or customary conditions regularly associated with such a ruling to be included within the ruling.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND
THE SPECIAL MEETING

The questions and answers below highlight only selected information set forth elsewhere in this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to OTEC stockholders. OTEC stockholders are urged to carefully read this entire proxy statement/prospectus, including the annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the special meeting.

Q: Why am I receiving this proxy statement/prospectus?

A: OTEC, Merger Sub and Regentis have agreed to a Business Combination under the terms of the Agreement and Plan of Merger that is described in this proxy statement/prospectus. A copy of the Agreement and Plan of Merger is attached to this proxy statement/prospectus as Annex A and OTEC encourages its stockholders to read it in its entirety. OTEC’s stockholders are being asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, which, among other things, provides for Merger Sub to be merged with and into Regentis with Regentis surviving the Business Combination as a wholly-owned subsidiary of OTEC, and the other Transactions contemplated by the Agreement and Plan of Merger. See “Proposal One — The Business Combination Proposal.”

Q: What are the matters being presented to stockholders at the meeting?

A: The stockholders of OTEC will vote on the following proposals:

●

to adopt and approve an Agreement and Plan of Merger, a copy of which is attached to the accompanying proxy statement as Annex A, by and among OTEC, Regentis and Merger Sub, pursuant to which at the closing of the transactions contemplated by the Agreement and Plan of Merger (the “Closing”), Merger Sub will merge with and into Regentis, with Regentis continuing as the surviving company and a wholly-owned subsidiary of OTEC, and approve the transactions contemplated thereby, subject to the terms and conditions (unless waived) set forth in the Agreement and Plan of Merger, among other matters:

(a)   Changes to OTEC Common Stock – the outstanding shares of OTEC Class A Common Stock, including any shares of OTEC Class B Common Stock that are converted into OTEC Class A Common Stock in accordance with the Restated OTEC Charter, will be redesignated as Post-Closing Company Common Stock, par value $0.0001 per share; and

(b)   Changes to Regentis’ Shares – upon consummation of the Business Combination, (i) all of the issued and outstanding capital stock of Regentis, par value NIS 0.01, immediately prior to the Effective Time will no longer be outstanding and will automatically be cancelled and cease to exist in exchange for the right for each of Regentis’ shareholders to receive its Pro Rata Share of the Merger Consideration, and (ii) all of the stock options of Regentis will be cancelled and will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OTEC and converted into an option to purchase shares of OTEC Common Stock, par value $0.0001, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of Regentis ordinary shares into the Merger Consideration, as provided in the Merger Agreement and as more particularly described in the notice that follows this page and elsewhere in this proxy statement/prospectus.

See the section of this proxy statement/prospectus titled “Business Combination Proposal.”

●	to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of OTEC’s issued and outstanding Common Stock in connection with the Business Combination, including the issuance of the Merger Consideration, the Converted Options from the Regentis Equity Plan, shares for the Sponsor’s contribution to the Trust Account as part of each Extension Option, the Earnout Shares and shares in the PIPE Investment, and the resulting change in control in connection with the Business Combination. See the section of this proxy statement/prospectus titled “Nasdaq Proposal.”

●

to consider and vote upon a proposal to amend and restate, immediately following and in connection with the Closing of the Business Combination, the Existing OTEC Charter by adopting the amended and restated certificate of incorporation attached hereto as Annex D, as follows:

(a)   Name Change – to provide that the name of OTEC shall be changed post-Business Combination from “OceanTech Acquisitions I Corp.” to “Regentis Biomaterials Corp.”;

(b)   Amendment of Blank Check Provisions — to remove and change certain provisions in the Existing OTEC Charter related to OTEC’s status as a special purpose acquisition company and blank check company, and to make the Post-Closing Company’s corporate existence perpetual upon consummation of the Business Combination;

(c)   Changes to Authorized Capital Stock – to increase the total number of authorized shares of all classes of capital stock of OTEC from 111,000,000 shares consisting of (i) 100,000,000 shares of OTEC Class A Common Stock, (ii) 10,000,000 shares of OTEC Class B Common Stock and (iii) 1,000,000 shares of preferred stock, to 111,000,000 shares of the Post-Closing Company capital stock, consisting of (a) 110,000,000 shares of Post-Closing Company Common Stock and (b) 1,000,000 shares of preferred stock of the Post-Closing Company; and

(d)   Amendment and Restatement of the Existing OTEC Charter — conditioned upon the approval of (A) and (B), to approve and adopt the amendment and restatement of the Existing OTEC Charter, to such proposed form set forth as Annex D hereto as the Restated OTEC Charter, which includes the approval of all other changes in the Restated OTEC Charter in connection with replacing the Existing OTEC Charter as of the Effective Time.

See the section of this proxy statement/prospectus titled “Restated OTEC Charter Proposal.”

●	to consider and vote upon, on a non-binding advisory basis, the material differences between the Restated OTEC Charter and the Existing OTEC Charter as separate proposals in accordance with SEC requirements. See the section of this proxy statement/prospectus titled “Governance Proposals.”

●	to approve and adopt the current Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C. See the section of this proxy statement/prospectus titled “Equity Incentive Plan Proposal.”

●

to consider and vote to elect, effective at Closing, seven directors to serve staggered terms on the Post-Closing Company board of directors until the first, second and third annual meetings of stockholders following the Closing, as applicable, and until their respective successors are duly elected and qualified. See the section of this proxy statement/prospectus titled the “Election of Directors Proposal.”

●	to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination for any reason, including without limitation, to permit further solicitation and vote of proxies if it is determined by OTEC that more time is necessary or appropriate to approve one or more proposals at the Special Meeting. See the section of this proxy statement/prospectus titled “Adjournment Proposal.”

OTEC will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

Approval of the Restated OTEC Charter Proposal and Proposal Three will require the affirmative vote of holders of a majority of the shares of OTEC Class A Common Stock outstanding on the Record Date. All other proposals only require the affirmative vote of a majority of the outstanding shares of OTEC common stock voting together as a single class. Abstentions will have the effect of votes against such proposal. Brokers are not entitled to vote shares on any proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against each proposal. Pursuant to the Sponsor Support Agreement, the Sponsor Parties (as defined therein) agreed to vote, or cause to be voted, all of their OTEC securities, including the OTEC Class B Common Stock and Founder Shares, in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) in favor of all the proposals at the OTEC Special Meeting and any meeting of the stockholders of OTEC. See section entitled “Sponsor Support Agreement.”

The vote of stockholders is important. Regardless of how many shares you own, you are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q: Why is OTEC providing stockholders with the opportunity to vote on the Business Combination?

A: The Delaware General Corporation Law and Nasdaq rules applicable to OTEC require OTEC to obtain the approval of its stockholders for transactions such as the Business Combination. Also, pursuant to the Existing OTEC Charter, OTEC is required to provide stockholders with an opportunity to have their public shares redeemed for cash, either through a stockholder meeting or tender offer. Due to the structure of the Transactions, OTEC is providing this opportunity through a stockholder vote.

Q: What will happen upon consummation of the Business Combination?

A: Upon consummation of the Business Combination, all of the issued and outstanding capital stock of Regentis, par value NIS 0.01, will no longer be outstanding and will automatically be cancelled and cease to exist in exchange for the right for each of Regentis’ shareholders to receive its Pro Rata Share of the Merger Consideration, and all of the stock options of Regentis will be cancelled and will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OTEC and converted into an option to purchase shares of OTEC Common Stock, par value $0.0001. Following consummation of the Business Combination, OTEC Class A Common Stock and OTEC warrants will be publicly traded on the Nasdaq under the proposed symbols “RGNT” and “RGNTW”, respectively, to be effective upon the consummation of the Business Combination. The Units will be separated into their component parts and will cease to exist. While trading on the Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that such securities will be listed on the Nasdaq (if that requirement is waived by the parties to the Agreement and Plan of Merger) or that a viable and active trading market will develop. See “Risk Factors — Risks Related to the Post-Closing Company Following the Business Combination” for more information.

Q: Why is OTEC proposing the Business Combination?

A: OTEC was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On June 2, 2021, OTEC consummated the OTEC IPO of Units, with each Unit consisting of one share of its OTEC Class A Common Stock and one OTEC warrant, raising total gross proceeds of approximately $100,000,000. Simultaneously with the closing of the OTEC IPO, OTEC consummated the sale of 4,571,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement to its Initial Sponsor and Maxim, generating gross proceeds of $4,571,000. Approximately $101.0 million of the net proceeds of the OTEC IPO and sale of Private Placement Warrants in the aggregate, were placed in the Trust Account established for the benefit of OTEC’s public stockholders. On June 17, 2021, Maxim partially exercised the over-allotment option and purchased an addition 326,000 Units and OTEC simultaneously consummated a private sale of an additional 97,800 Private Placement Warrants, as a result of which an additional $3,292,600 of the net proceeds was deposited in the Trust Account.

On November 29, 2022, OTEC held the Extension Meeting 1, at which stockholders voted upon, among other items, an extension proposal, approving the Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial business combination or merger from December 2, 2022 to June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms. In connection with such Extension Meeting 1, stockholders redeemed 8,477,497 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in $87,541,321.66 ($10.32 per share) being removed from the Trust Account to pay such holders. On December 1, 2022, OTEC issued a press release announcing the extension, and filed a Current Report on Form 8-K with the SEC.

Following such Extension Redemption 1, OTEC had approximately $20 million left in its Trust Account. In no event will OTEC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Agreement and Plan of Merger. Following the Extension Redemption 1, OTEC’s remaining shares of OTEC Class A Common Stock outstanding were 1,848,503.

On March 13, 2023, Sponsor, OTEC, and Initial Sponsor entered into a Purchase Agreement (the “PSA”). Pursuant to the PSA, (A) Sponsor agreed to purchase 2,581,500 shares of OTEC Class B Common Stock, par value $0.0001 per share, and 5,869,880 Private Placement Warrants to acquire one share of OTEC Class A Common Stock, par value $0.0001 per share, for an aggregate purchase price of $1.00 (collectively, the “SPAC Securities”), payable at the time OTEC effects a merger, share exchange, asset acquisition, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or business combination. Initial Sponsor transferred, delivered, and assigned the SPAC Securities to Sponsor, free and clear of all liens and encumbrances; and (B) OTEC recorded such transfer. Pursuant to the PSA, upon the closing of the Business Combination: (i) Sponsor will pay Initial Sponsor $1 (one dollar); (ii) Sponsor will convey 250,000 shares of OTEC Class B Common Stock (the “Closing Shares”) to the equity holders of Initial Sponsor as of March 13, 2023 (the “Initial Sponsor Equity Holders”) pro rata based on the Initial Sponsor Equity Holders’ underlying interest in shares of OTEC Class B Common Stock as of March 13, 2023 (such Closing Shares shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision); (iii) Sponsor will convey 250,000 Private Placement Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in Private Placement Warrants as of March 13, 2023 (such Private Placement Warrants shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision); and (iv) Sponsor paid the former Chief Financial Officer of OTEC, Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period. Sponsor assumed the obligations to cause OTEC to make all of its public company reporting requirements, and all other obligations of Initial Sponsor related to OTEC. To the extent OTEC’s duration is extended for more than two years from the date of the prospectus dated May 27, 2021 for the OTEC IPO, Sponsor agreed to purchase an extension of directors’ and officers’ insurance substantially equivalent to such existing insurance for the duration of OTEC, which insurance coverage terms and insurance provider shall be substantially comparable to the directors’ and officers’ insurance policy currently in effect and will continue to cover the existing directors and officers for actions taken during their service as a director or officer of OTEC. OTEC acknowledged and agreed that Sponsor will have the right to replace OTEC’s current directors with any such directors as Sponsor may select in its sole discretion, and concurrently, with the execution of the PSA, OTEC’s officers submitted resignation letters.

On May 30, 2023, OTEC held the Extension Meeting 2, at which stockholders voted upon, among other items, an extension proposal, approving the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial business combination or merger from June 2, 2023 to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms. In connection with such Extension Meeting 2, the Extension Payment 2 was agreed upon and stockholders redeemed 1,035,788 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in $11,233,820.94 ($10.84 per share) being removed from the Trust Account to pay such holders. On May 30, 2023, OTEC issued a press release announcing the extension, and filed a Current Report on Form 8-K with the SEC.

Following such Extension Redemption 2, OTEC had $8,814,443.50 left in its Trust Account. In no event will OTEC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Agreement and Plan of Merger. Following the Extension Redemption 2, OTEC’s remaining shares of OTEC Class A Common Stock outstanding were 812,715.

Since the OTEC IPO, OTEC’s activity has been limited to the evaluation of Business Combination candidates. OTEC believes Regentis is a company with an appealing market opportunity and growth profile, a strong position in its industry and a compelling valuation. As a result, OTEC believes that the Business Combination will provide OTEC stockholders with an opportunity to participate in the ownership of a company with significant growth potential. See the section entitled “Proposal One — The Business Combination Proposal — OTEC’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Q: Did OTEC’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A: Yes. The OTEC board of directors retained The Mentor Group, Inc. (“Mentor”) as its financial advisor in connection with the Business Combination. Mentor delivered a written fairness opinion to the OTEC board of directors dated July 7, 2023 (the “Fairness Opinion”), in which it concluded that, as of such date and based on and subject to the matters described therein, Mentor was of the opinion that the value to be ascribed by OTEC to Regentis in the Transactions is fair from a financial point of view to the public stockholders of OTEC. See the section of this proxy statement/prospectus entitled “Proposal One — The Merger Proposal.”

Q: Do I have redemption rights?

A: If you are a holder of public shares, you have the right to demand that OTEC redeem such shares for a pro rata portion of the cash held in OTEC’s Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

The Existing OTEC Charter provides that OTEC will only redeem public shares so long as (after such redemption), OTEC’s net tangible assets, or of any entity that succeeds OTEC as a public company, will have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Therefore, the Business Combination will not be consummated unless this condition is met or waived.

Pursuant to a Letter Agreement dated as of May 27, 2021 (the “Sponsor Letter”), by and between OTEC and its Sponsor, and OTEC’s directors and executive officers, each as an Insider (as defined herein), OTEC’s Sponsor, directors and executive officers have waived their right to redeem any shares of OTEC Common Stock that they own in connection with OTEC stockholder approval of the Business Combination, and any proposed amendment to the Existing OTEC Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any OTEC public shares that they own or may acquire if OTEC fails to consummate a Business Combination within the time frame required by the Existing OTEC Charter). Such Sponsor Parties (as defined herein) entered into the Sponsor Letter in order to induce OTEC and Maxim (i) to enter into the Underwriting Agreement, dated May 27, 2021, as amended by that certain Amendment of Underwriting Agreement dated December 15, 2021 (collectively, the “Underwriting Agreement”), by and between OTEC and Maxim (as representative of the several underwriters) and (ii) to proceed with the OTEC IPO. Such Sponsor Parties agreed that if OTEC seeks stockholder approval of a proposed business combination, then in connection with such proposed business combination, such Sponsor Parties would (i) vote any shares of OTEC Common Stock and Founder Shares owned by such Sponsor Parties in favor of any proposed business combination, and (ii) not redeem any shares of OTEC Common Stock owned by such Sponsor Parties in connection with such stockholder approval; if OTEC engages in a tender offer in connection with any proposed business combination, the Sponsor Parties agreed not to seek to sell its, his or her shares of OTEC Common Stock or Founder Shares to the Company in connection with such tender offer. The waiver of redemption rights was a condition to the acquisition of the OTEC Common Stock and no additional consideration was paid for such waiver. The Founder Shares are currently OTEC Class B Common Stock and do not have redemption rights.

Q: How do I exercise my redemption rights?

A: A holder of public shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of public shares on the Record Date. If you are a holder of public shares and wish to exercise your redemption rights, you must demand that OTEC convert your public shares into cash and deliver your public shares to OTEC’s transfer agent either by (i) physical delivery of paper stock certificates or (ii) electronically using The Depository Trust Company’s Deposit/Withdrawal at Custodian (“DWAC”) System, in each case no later than two (2) business days prior to the special meeting. Any holder of public shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was $[●], or $[●] per share, as of the Record Date), less any owed but unpaid taxes on the funds in the Trust Account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with OTEC’s consent, until the consummation of the Business Combination, or such other date as determined by the board of directors. If you deliver your shares for redemption to OTEC’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that OTEC’s transfer agent return the shares (physically or electronically). You may make such request by contacting OTEC’s transfer agent at the address listed at the end of this section.

Any written demand of redemption rights must be received by OTEC’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of public shares (including through the ownership of OTEC Units) and you exercise your redemption rights, it will not result in the loss of any OTEC warrants that you may hold (including those contained in any Units you hold). Your whole warrants will become exercisable to purchase one OTEC Class A Common Stock per warrant at a purchase price of $11.50 per share following consummation of the Business Combination; provided, however, that such warrants are out of the money when the OTEC Common Stock trades below $11.50 per share. Please see “Questions and Answers about the Business Combination and the Special Meeting—Q. What percentage of the Post-Closing Company will be owned by OTEC stockholders who elect not to redeem their shares?” for additional information with respect to the effect of redemptions under the No Redemption, Interim and Maximum Redemption scenarios as well as the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” However, if the number of public shares redeemed are at a level which would cause the failure of conditions to closing of the Business Combination (unless waived), and subsequently the Business Combination did not occur, your OTEC warrants would expire worthless, unless OTEC consummated another Business Combination prior to being required to liquidate its Trust Account. For more information on these conditions, see the prior question “Do I have redemption rights?”.

Q: Do I have appraisal rights if I object to the proposed Business Combination?

A: Under Section 262 of the General Corporation Law of the State of Delaware, the holders of OTEC Common Stock and OTEC warrants will not have appraisal rights in connection with the Business Combination.

Q: What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A: The net proceeds of the OTEC IPO, together with the full exercise of the over-allotment option by the underwriter and a portion of the amount raised from the private placement of OTEC warrants for a total of approximately $104.3 million, was placed in the Trust Account immediately following the OTEC IPO. After giving effect to the Extension Redemption 2, there remained $8,814,443.50 in the Trust Account. After consummation of the Business Combination, the funds in the Trust Account will be used to pay, on a pro rata basis, holders of the public shares who exercise redemption rights, to pay certain fees and expenses incurred in connection with the Business Combination (including aggregate fees of $3,614,100 to the underwriter of the OTEC IPO as deferred underwriting commissions) and for working capital and general corporate purposes.

Q: What happens if a substantial number of public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A: OTEC’s public stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise such redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders. To the extent that there are fewer public shares and public stockholders, the trading market for our shares may be less liquid than the market was for OTEC prior to the Transactions. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to be used in our business following the consummation of the Business Combination. Pursuant to the Agreement and Plan of Merger, the Company shall not be obligated to consummate the Transactions unless such Transactions meet the Closing Cash Condition (unless waived).

Q: What happens if the Business Combination is not consummated?

A: If OTEC, Regentis and Merger Sub do not complete the Business Combination for whatever reason, OTEC would search for another target business with which to complete another business combination. If OTEC does not complete the Business Combination (or another business combination) by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), OTEC must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest that may be used by the Company to pay income taxes or other taxes) divided by the number of outstanding public shares. The Sponsor and OTEC’s officers and directors have waived their rights to redemption or liquidating distributions with respect to their Founder Shares in the event a Business Combination is not effected in the required time period, and, accordingly, their Founder Shares will be worthless. OTEC’s Sponsor, officers and directors in each case did not receive any consideration for such waiver. Additionally, in the event of such liquidation, there will be no distribution with respect to OTEC’s outstanding warrants. Accordingly, all OTEC warrants will expire worthless.

Q: How do the Sponsor and the officers and directors of OTEC intend to vote on the proposals?

A: The Sponsor beneficially owns and is entitled to vote an aggregate of 2,581,500 shares (all of the OTEC Class B Common Stock issued and outstanding as of the date hereof) or approximately 58.3% of all of the outstanding OTEC Common Stock. Pursuant to the Sponsor Support Agreement, Sponsor and certain officers and directors of OTEC have agreed to vote in favor of the Business Combination Proposal. Sponsor and certain officers and directors of OTEC have also indicated that they intend to vote in favor of all other proposals being presented at the meeting. See the section entitled “Sponsor Support Agreement.”

Q:	What vote is required to approve each proposal at the special meeting?

A:	The Business Combination Proposal: The affirmative vote of holders of a majority of the shares of OTEC Class A Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor Parties (as defined therein) agreed to vote, or cause to be voted, all of their OTEC securities, including the OTEC Class B Common Stock and Founder Shares, in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) at the OTEC Special Meeting and any meeting of the stockholders of OTEC. See section entitled “Sponsor Support Agreement.”

The Nasdaq Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, is required to approve the Nasdaq Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal, will have no effect on the Nasdaq Proposal. The Business Combination is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented to the stockholders for a vote.

The Restated OTEC Charter Proposal: The affirmative vote (in person or by proxy) of (i) the holders of a majority of the Founder Shares then outstanding and entitled to vote thereon, voting separately as a single class, (ii) the holders of a majority of the OTEC Class A Common Stock then outstanding and entitled to vote thereon, voting separately as a single class and (iii) the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock then outstanding and entitled to vote thereon, voting together as a single class, is required to approve the Restated OTEC Charter Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote with regard to the Restated OTEC Charter Proposal, will have the same effect as a vote “AGAINST” such proposal. The Business Combination is conditioned on the approval of the Restated OTEC Charter Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Restated OTEC Charter Proposal will not be presented to the stockholders for a vote.

The Governance Proposals: The affirmative vote (in person or by proxy) of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, is required to approve the Governance Proposals on a non-binding advisory basis. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals, will have no effect on the Governance Proposals. The Business Combination is not conditioned on the approval of the Governance Proposals. If the Business Combination Proposal is not approved, the Governance Proposals will not be presented to the stockholders for a vote.

The Equity Incentive Plan Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, is required to approve the Equity Incentive Plan Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote with regard to the Equity Incentive Plan Proposal, will have no effect on the Equity Incentive Plan Proposal. The Business Combination is conditioned on the approval of the Equity Incentive Plan Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Equity Incentive Plan Proposal will not be presented to the stockholders for a vote.

The Election of Directors Proposal: The affirmative vote (in person or by proxy) of the holders of a plurality of the outstanding OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, is required to approve the Election of Directors Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote with regard to the Election of Directors Proposal, will have no effect on the election of directors. The Business Combination is conditioned on the approval of the Election of Directors Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Election of Directors Proposal will not be presented to the stockholders for a vote.

The Adjournment Proposal: The affirmative vote (in person or by proxy) of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.

Q: What percentage of the Post-Closing Company will be owned by OTEC stockholders who elect not to redeem their shares?

A: After the completion of the Business Combination and Transactions, OTEC’s stockholders will own a significantly smaller percentage of the Post-Closing Company than they currently own of OTEC. Consequently, OTEC’s stockholders, as a group, will have reduced ownership and voting power in the Post-Closing Company compared to their ownership and voting power in OTEC.

Assuming OTEC will only proceed with the Business Combination if it will have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001 upon consummation of the Business Combination and a majority of the shares of Class A Common Stock voted at the special meeting of stockholders are voted in favor of the Business Combination, redemptions may result in fewer OTEC public shares and public stockholders. In such event, the trading market for the Post-Closing Company Common Stock may be less liquid than the market was for OTEC prior to the consummation of the Business Combination, which may result in adverse consequences such as depressed trading value and the Post-Closing Company’s inability to meet the Nasdaq listing standards. In addition, to the extent of any redemptions, fewer funds from the Trust Account would be available to be used in its business following the consummation of the Business Combination.

The tables below illustrate the varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination, the value per share to a public shareholder that elects not to redeem, and the additional potential sources of dilution, in each case across a range of redemptions scenarios. The maximum redemption scenario represents the maximum number of shares of Post-Closing Company Common Stock that may be redeemed while still satisfying the Closing Cash Condition (unless waived).

		Share Ownership in Post-Closing Company
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions***
Percentage Share Ownership in Post-Closing Company
OTEC Public Stockholders	7.6%	7.3%	6.9%	6.6%	6.2%
Sponsor Stockholders	21.5%	21.6%	21.7%	21.8%	21.9%
Regentis Shareholders	64.6%	64.8%	65.1%	65.3%	65.6%
Loan Grant Shares*	6.3%	6.3%	6.3%	6.3%	6.3%
Value of the Shares Owned by Non-Redeeming Shareholders**	$8,956,119	$8,451,802	$7,947,484	$7,433,167	$6,938,849
Total Shares Outstanding Excluding Warrants**	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Equity Value Post-Redemptions**	$132,172,547	$131,668,229	$131,163,912	$130,659,594	$130,155,276
Non-redeeming Shareholders Value per Share	$11.02	$11.02	$11.02	$11.02	$11.02
Effective Underwriting Fee	40.4%	42.8%	45.5%	48.6%	52.1%

*	This assumes the shares issuable to a third party in relation to a working capital bridge loan have been issued.
**	The total equity value of the Post-Closing Company was determined by multiplying the OTEC Common Stock closing price of $11.02 per share on October 30, 2023 by the number of outstanding shares at the Closing of the Business Combination in each of the five redemption scenarios.
***	Under the maximum redemption scenario, it is assumed that $7.0 million remains in the Trust Account to settle the OTEC Transaction Expenses and the Regentis Transaction Expenses. Under this assumption, 629,660 public shares are not redeemed which indicates that 21.7% of the public shares currently outstanding are redeemed. For sake of clarity, more shareholders may redeem than as set forth under any of these scenarios.

In addition, the following table illustrates varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the private placement warrants, and (ii) any outstanding securities of the Post-Closing Company.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming 100% Redemption
	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Additional Dilution Sources
Earnout Shares*	1,750,000	5.4%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%
Extension Warrants	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%
Public Warrants	10,326,000	32.1%	10,326,000	32.2%	10,326,000	32.2%	10,326,000	32.3%	10,326,000	32.3%
Private Placement Warrants	4,668,800	14.5%	4,668,800	14.5%	4,668,800	14.6%	4,668,800	14.6%	4,668,800	14.6%
Assumed Options	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%
New RSUs	958,161	3.0%	958,161	3.0%	958,161	3.0%	958.161	3.0%	958,161	3.0%
Regentis Warrants Converted to OTEC Warrants	721,808	2.2%	721,808	2.2%	721,808	2.3%	721,808	2.3%	721,808	2.3%
Equity Incentive Plan
Total Additional Dilution Sources	20,147,296	62.7%	20,147,296	62.8%	20,147,296	62.9%	20,147,296	63.0%	20,147,296	63.0%
OTEC Public Stockholders	915,975	2.9%	870,211	2.7%	824,447	2.6%	778,683	2.5%	732,920	2.3%
Regentis’ Ownership Interest Assuming Exercise of RSUs, Options and Warrants*	9,600,000	29.9%	9,600,000	29.9%	9,600,000	30.0%	9,600,000	30.0%	9,600,000	30.0%
Sponsor’s Ownership Interest Assuming Exercise of all Warrants and Earnout Shares**	8,202,500	25.5%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.7%
Total Fully Diluted Shares	32,141,175		32,095,411		32,049,647		32,003,883		31,958,120
Fully Diluted Value/Share	$4.11		$4.12		$4.12		$4.13		$4.14

* Includes 7,746,404 shares owned by current Regentis shareholders and as excerpted above, 173,627 shares pursuant to assumed options, 958,161 shares pursuant to new Regentis RSUs, and 721,808 shares pursuant to Regentis warrants converted to OTEC warrants.

** Includes 2,581,500 shares currently outstanding and as excerpted above, 1,750,000 Earnout Shares and 3,871,000 of the Private Placement Warrants.

As indicated above, the percentage of the total number of outstanding shares of Post-Closing Company Common Stock that will be owned by OTEC’s public stockholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Post-Closing Company Common Stock issued in any PIPE Investment. The tables above illustrate varying ownership levels in the Post-Closing Company, as well as possible sources and extents of dilution for non-redeeming public stockholders, excluding such PIPE Investment. As such, all of the scenarios assume that no additional capital is contributed and that the Trust Account funds are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by OTEC’s existing stockholders in the Post-Closing Company will be different.

Q: What factors did OTEC’s board of directors consider in evaluating the Business Combination?

A: OTEC’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Agreement and Plan of Merger and the Transactions. In light of the range and wide variety of factors considered in connection with its evaluation of the Business Combination, the OTEC board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The OTEC board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of OTEC’s board of directors’ reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

Consistent with our strategy, we have identified the following general criteria and guidelines which we believe are important in evaluating prospective target businesses. We intend to acquire Regentis based on the following factors:

●

Benefits from a Public Currency and Access to Public Equity Markets. OTEC expects that Regentis will require additional capital to execute its business plan and access to the public equity markets could allow Regentis to utilize additional forms of capital, more easily raise additional capital as necessary to bring its products to market, pursue high-return capital projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly-traded equity compensation. This should hasten its growth and benefit OTEC stockholders in the Post-Closing Company. Thus providing a long-term benefit to the Post-Closing Company stockholders and increase returns to the OTEC stockholders.

In addition to the benefits of lower cost of capital, many distributors, manufacturers and other strategic partners prefer to deal with public companies rather than smaller private companies. Becoming a public company should allow the Post-Closing Company to capitalize on this.

●	Has a Strong Competitive Position. We seek to invest in Regentis as we believe Regentis possesses a unique clinical product with a sustainable competitive advantage and strong technology protected by a robust patent portfolio in a large and growing market, but at its current valuation, will provide good growth prospects for equity investors. Unlike many of the potential targets considered by OTEC, Regentis had the strongest intellectual property portfolio, supported by regulatory approval in Europe, and a strategy to capitalize on that portfolio. OTEC believed this defensible position would enhance the long-term growth prospects of Regentis as well as provide downside protection to OTEC stockholders.

●	Operated by a Talented and Incentivized Management Team. We focused on companies with strong and experienced management teams that desire a significant equity stake in the post-business combination company. We seek to partner with Regentis as it possesses an experienced and highly capable management team capable of bringing its products to market, with regulatory approval already obtained in Europe. The team is also well-incentivized and aligned with the stockholders in the Post-Closing Company in an effort to create stockholder value through their equity ownership in Regentis.

●	Benefits from Our Ability to Uniquely Structure Transaction to Unlock and Maximize Value. We looked for situations where our extensive experience and creativity can architect a win-win solution for both sides of the transaction, and believe that both OTEC and Regentis will benefit from the Business Combination. The win-win solution in this case is identifying a company that will benefit from being public, and providing it with sufficient capital to fund its near-term growth and needs as well as positioning it to grow further in the future creating long-term value for all stockholders in the Post-Closing Company. OTEC has already introduced Regentis to some of its manufacturing and distribution contacts in India, which should help the Post-Closing Company grow faster than it would have in the absence of these efforts.

●	Valuation. We obtained an independent financial due diligence review and Fairness Opinion (as defined herein), a summary of which is set forth in Annex B of this proxy statement/prospectus. The board of directors and management of OTEC are of the view that Mentor’s financial review and valuation analysis provide further confirmation of the reasonableness of the approach and valuation agreed with Regentis for the Business Combination. See the section entitled “OTEC’s valuation of Regentis” for a discussion of the selection of valuation metrics, arms-length negotiations with Regentis and validation of Regentis transaction value.

Other factors include, but are not limited to:

●

Market Potential. Size and forecast growth rates of the applicable markets for Regentis’ product. Given the aging population and the increase in physical activities, the OTEC Board felt that there would be sufficient demand to support the growth projections that Regentis provided.

●	Product Quality. Technical quality of Regentis’ product and unique characteristics and price points. The OTEC Board considered that the Regentis’ product represented new technology that could disrupt the field in treatment of damaged tissue. Given the existing approvals of the product in Europe and the likelihood of approval in the US, the Board felt there was a strong growth rate possible.

●	Forecast Financial Performance. The forecast revenue and profit growth for Regentis, which is supported by due diligence and the above noted factors. While short-term variances from forecasts may occur with market conditions, based on its diligence on Regentis’ products and markets, OTEC felt comfortable with the long-term forecasts for Regentis earnings and profit.

●	Attractive Valuation. OTEC’s board of directors believes Regentis’ implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the biotechnology sector is favorable for OTEC stockholders.

●	Experienced Leadership Team with a Proven Track Record. Regentis is led by an experienced management team in Regentis’ industry and has a cohesive support team that has worked together for a considerable period of time.

●	Stockholder Liquidity. The obligation in the Merger Agreement to have the Post-Closing Company Common Stock issued as consideration listed on the Nasdaq, a major U.S. stock exchange, which OTEC’s board of directors believes has the potential to offer stockholders greater liquidity.

●	Due Diligence. OTEC’s due diligence examinations of Regentis and discussions with Regentis’ management and financial and legal advisors.

●	Other Alternatives. OTEC’s board of directors believes, after a thorough review of other Business Combination opportunities reasonably available to OTEC, that the Business Combination represents the best potential business combination for OTEC and the most attractive opportunity for OTEC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and OTEC’s board of directors’ belief that such process has not presented a better alternative.

●	Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions (unless waived) are reasonable and were the product of arm’s-length negotiations between OTEC and Regentis.

●	Leadership Position. Companies that had a leadership position in their industry or a defensible niche within a target market as a result of differentiated technology or other competitive advantages.

●	Expectation of Post-Acquisition Growth. A target OTEC believed would experience substantial organic growth.

●

Enterprise Value. A current total enterprise value of approximately $96 million. In arriving at the valuation, the Board considered the factors above, and compared valuations of comparable early stage companies in the medical device space. The Board considered execution risk as well as the possibility of approvals, timing of approvals and the ability of Regentis to create market acceptance for their treatment.

●	Public Company Readiness. Companies that had a public company infrastructure substantially in place, in terms of corporate governance, audited financial statements, depth of finance team and investor relations, as well as ready availability of key legal and financial documentation and supportive due diligence information. Additionally, we looked for a company that would benefit from additional visibility that a public company provides, bringing access for its product to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. Particularly, out of all of the potential targets that management reviewed, Regentis appeared most ready to become public within a reasonable timeline as Regentis already completed a two-year audit, and had developed a product marketable in Europe, with the OTEC Board determining that approval in the U.S. seemed likely. The OTEC Board also obtained the Fairness Opinion supporting the valuation of Regentis, as further discussed herein.

OTEC’s board of directors, in evaluating the Business Combination, consulted with OTEC’s management and financial and legal advisors. In reaching their respective unanimous resolutions (i) that the Agreement and Plan of Merger and the Transactions are advisable and in the best interests of OTEC and its stockholders and (ii) to recommend that the stockholders adopt the Agreement and Plan of Merger and approve the Business Combination and the Transactions, the board of directors considered a range of factors, including, but not limited to, the due diligence results outlined above and the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of OTEC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In approving the Business Combination, the board of directors relied on a Fairness Opinion issued by Mentor dated July 7, 2023, and other due diligence reports. The officers and directors of OTEC also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, OTEC’s officers and directors have substantial experience with mergers and acquisitions.

The board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Supply & Demand Issues. If Regentis fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand.

●	Regulatory Approvals. The need for Regentis to obtain regulatory approvals for its product in the United States and in order to begin marketing its products in the United States.

●	Customer Relationships. Disruptions in relationships with customers.

●	Manufacturing Delays. Sustained yield problems or other delays in the manufacturing process of products.

●	Limited Operating History. Regentis’ limited operating history makes evaluating its business and future prospects difficult.

●	Systems Update. The need to update Regentis’ financial systems and operations necessary for a public company.

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the Post-Closing Company’s revenues.

●	Benefits Not Achieved. The risk and costs that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

●	Redemption Risk. The potential that a significant number of OTEC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing OTEC Charter, which would potentially make the Business Combination more difficult or impossible to complete.

●	Stockholder Vote. The risk that OTEC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within OTEC’s control (to the extent not waived by the parties), and OTEC may not have enough cash at closing to meet the closing requirements of the Merger Agreement, including the Closing Cash Condition (unless waived).

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Liquidation of OTEC. The risks and costs to OTEC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in OTEC being unable to effect such business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended).

●	OTEC Stockholders Receiving Minority Position. The fact that existing OTEC stockholders will hold a minority position in the Post-Closing Company.

●	Fees and Expenses. The significant fees and expenses associated with completing the Business Combination, effort of management required to complete the Business Combination and the substantial expense and human resources necessary to operate a public company.

●	Operations. The announcement of the Business Combination and potential diversion of management and employee attention may adversely affect operations.

●	Service Providers. Certain key service providers might not choose to remain with the Post-Closing Company.

●	Foreign Operations. Regentis conducts substantially all its business operations in Israel.

●	Valuation. The board of directors may not have properly valued the business.

●	Industry. The risks associated with the biotechnology and healthcare industries in general.

●	Intellectual Property. The risks related to intellectual property as Regentis’ success depends in part on its ability to protect its intellectual property, proprietary rights and technology, which is difficult and costly to protect and may not be able to ensure such protection.

●	Laws and Regulations. The risk associated with laws and regulations, including but not limited to foreign, federal and state healthcare laws, information privacy and security laws, which could give rise to substantial penalties.

●	Competition. The risk of competition in the industry, including the potential for new entrants with different or similar technology.

 In addition to considering the factors described above, the board of directors also considered other factors including, without limitation:

●	Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination. Some officers and directors of OTEC may have interests in the Business Combination. See the section titled “Proposal One — The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination”; and

●	Other Risks. Various other risks associated with Regentis’ business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The board of directors concluded that the potential benefits that they expected OTEC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the board of directors unanimously determined that the Agreement and Plan of Merger, and Transactions and the Business Combination contemplated therein were advisable, fair to and in the best interests of OTEC and its stockholders.

OTEC’s management and OTEC’s board of directors, in consultation with OTEC’s business and financial advisors, determined that the other alternative business combination targets with which discussions with OTEC’s management progressed to the level of negotiating a letter of intent, were less attractive than Regentis when taking into account the factors described above and the various targets’ respective management teams, strategies, business prospects, valuations and likelihood of execution. Ultimately, OTEC determined to abandon other potential acquisition opportunities, as further described in more detail below, either because (i) OTEC concluded that the alternative target companies or the terms of a potential business combination with such alternative target companies would not be suitable for OTEC, particularly in comparison to the opportunity for a business combination with Regentis, or (ii) the alternative target companies did not have, or could not quickly and easily prepare, SEC-compliant financial statements on a schedule consistent with OTEC’s timing limitations, or posed extensive structuring, regulatory or other considerations that likely would delay a transaction or create uncertainty that was not acceptable to the OTEC board of directors.

Q: What interests do the Sponsor and the current officers and directors of OTEC have in the Business Combination?

A: In considering the recommendation of OTEC’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and certain of OTEC’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. OTEC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, in recommending to stockholders that they approve the Business Combination and in agreeing to vote their shares in favor of the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

●	Sponsor was formed by, and is controlled by, Surendra (also known as Suren) Ajjarapu, OTEC’s Chief Executive Officer, as member and manager.

●	The Sponsor and certain officers and directors of OTEC agreed to vote all of their OTEC securities in favor of the approval of the Transactions and certain other matters being presented to the stockholders of OTEC in connection therewith, agreed not to transfer (subject to limited exceptions) their OTEC’s securities, and agreed to waive their redemption and anti-dilution rights and any other right it may hold to convert all or any portion of any outstanding loan advanced to OTEC (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option) at any time prior to or at the Closing into OTEC Common Stock or into OTEC private warrants. Additionally, the Sponsor agreed to use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to the stockholders of OTEC in connection with any redemption by public stockholders of their public shares, including utilizing the Sponsor’s OTEC Class B Common Stock and the Sponsor’s Private Placement Warrants in connection with such effort by transferring or forfeiting such shares and/or warrants.

●	Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option, which deposit would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing.

●	Pursuant to the Sponsor Support Agreement, the Sponsor has a contingent right to receive the Earnout Shares depending on the performance of the Post-Closing Company Common Stock following the Closing.

●	At Closing, OTEC, Sponsor and certain shareholders of Regentis will enter into the Registration Rights Agreement (as defined below) pursuant to which, among other things, the Sponsor will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Post-Closing Company Common Stock.

●	Upon Closing, Sponsor agreed to pay Initial Sponsor $1 (one dollar) and to convey 250,000 shares of OTEC Class B Common Stock to the Initial Sponsor Equity Holders as of March 13, 2023 (the date of the PSA) pro rata based on the Initial Sponsor Equity Holders’ underlying interest in the shares of OTEC Class B Common Stock as of March 13, 2023. These shares will not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision. Sponsor also agreed to convey 250,000 Private Placement Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in the Private Placement Warrants as of March 13, 2023. The Private Placement Warrants will not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision.

●	The Founder Shares had an aggregate value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●] and the Private Placement Warrants had an aggregate market value of $[●] million based upon the closing price of $[●] per Warrant on the Nasdaq on [●], 20[●]. If OTEC does not consummate a Business Combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), the Founder Shares (held by the Sponsor after being acquired from the Initial Sponsor) and the Private Placement Warrants will become worthless (as the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares having waived the rights to such redemption or distribution, without consideration therefor, in connection with the OTEC IPO) and OTEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and OTEC’s board of directors, dissolving and liquidating. If the proposed Business Combination with Regentis is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the Business Combination.

●	If OTEC is unable to consummate a Business Combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or products sold to OTEC. On the other hand, if OTEC does consummate a Business Combination within the required time period, OTEC will be liable for such claims up to the OTEC Transaction Expenses Cap. In the event the OTEC Transaction Expenses exceed the OTEC Transaction Expenses Cap, then Sponsor will pay the Excess OTEC Expenses.

●	The Sponsor and OTEC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on OTEC’s behalf, such as identifying and investigating possible business targets and Business Combinations. However, if OTEC fails to consummate a Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, OTEC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). As of the Record Date, the Sponsor and OTEC’s officers and directors and their affiliates had incurred approximately $314,039 of unpaid reimbursable expenses.

●	The Agreement and Plan of Merger provides for the continued indemnification of OTEC’s current directors and officers and the continuation of directors and officers liability insurance covering OTEC’s current directors and officers.

●

OTEC’s Initial Sponsor, Sponsor, officers and directors (or their affiliates) have and may make loans from time to time, such as the Working Capital Loans, to OTEC to fund certain capital requirements. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the Post-Closing Company, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Initial Sponsor. As of June 30, 2023, no such Working Capital Loans were outstanding, except from Sponsor to OTEC in the amount of $448,039. OTEC obtained an additional loan from an unrelated party with $401,500 outstanding. In connection with that loan, OTEC agreed to issue to the lender 95,000 shares of OTEC common stock.

To date, OTEC’s Initial Sponsor (a) paid $25,000 to cover certain offering costs in consideration for 2,875,000 OTEC Class B Common Stock as the Founder Shares, and (b) agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the OTEC IPO as a non-interest bearing, unsecured and was due at the closing of the OTEC IPO.

To date, OTEC’s Sponsor has (a) paid Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period, (b) deposited $125,000 into the Trust Account in connection with each Extension Option exercised on March 31, 2023 and May 3, 2023, and (c) made a non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for the Extension Payment 2 in connection with the Extension Meeting 2. In connection with that loan, OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan.

●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other stockholders. The Sponsor will lose substantially all of its investment in OTEC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not completed prior to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). Thus, if the proposed Business Combination with Regentis is not consummated, OTEC may seek to complete a business combination with a less favorable target company or on terms less favorable to OTEC stockholders rather than choose to dissolve and liquidate.

●

Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Post-Closing Company is estimated as shown below. (See the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

The table below illustrates the varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination. The maximum redemption scenario represents the maximum number of shares of Post-Closing Company Common Stock that may be redeemed while still satisfying the Closing Cash Condition (unless waived).

		Share Ownership in Post-Closing Company
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions***
Percentage Share Ownership in Post-Closing Company
OTEC Public Stockholders	7.6%	7.3%	6.9%	6.6%	6.2%
Sponsor Stockholders	21.5%	21.6%	21.7%	21.8%	21.9%
Regentis Shareholders	64.6%	64.8%	65.1%	65.3%	65.6%
Loan Grant Shares*	6.3%	6.3%	6.3%	6.3%	6.3%
Value of the Shares Owned by Non-Redeeming Shareholders**	$8,956,119	$8,451,802	$7,947,484	$7,433,167	$6,938,849
Total Shares Outstanding Excluding Warrants**	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Equity Value Post-Redemptions**	$132,172,547	$131,668,229	$131,163,912	$130,659,594	$130,155,276
Non-redeeming Shareholders Value per Share	$11.02	$11.02	$11.02	$11.02	$11.02
Effective Underwriting Fee	40.4%	42.8%	45.5%	48.6%	52.1%

*	This assumes the shares issuable to a third party in relation to a working capital bridge loan have been issued.
**	The total equity value of the Post-Closing Company was determined by multiplying the OTEC Common Stock closing price of $11.02 per share on October 30, 2023 by the number of outstanding shares at the Closing of the Business Combination in each of the five redemption scenarios.
***	Under the maximum redemption scenario, it is assumed that $7.0 million remains in the Trust Account to settle the OTEC Transaction Expenses and the Regentis Transaction Expenses. Under this assumption, 629,660 public shares are not redeemed which indicates that 21.7% of the public shares currently outstanding are redeemed. For sake of clarity, more shareholders may redeem than as set forth under any of these scenarios.

In addition, the following table illustrates varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the private placement warrants, and (ii) any outstanding securities of the Post-Closing Company.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming 100% Redemption
	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Additional Dilution Sources
Earnout Shares*	1,750,000	5.4%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%
Extension Warrants	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%
Public Warrants	10,326,000	32.1%	10,326,000	32.2%	10,326,000	32.2%	10,326,000	32.3%	10,326,000	32.3%
Private Placement Warrants	4,668,800	14.5%	4,668,800	14.5%	4,668,800	14.6%	4,668,800	14.6%	4,668,800	14.6%
Assumed Options	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%
New RSUs	958,161	3.0%	958,161	3.0%	958,161	3.0%	958.161	3.0%	958,161	3.0%
Regentis Warrants Converted to OTEC Warrants	721,808	2.2%	721,808	2.2%	721,808	2.3%	721,808	2.3%	721,808	2.3%
Equity Incentive Plan
Total Additional Dilution Sources	20,147,296	62.7%	20,147,296	62.8%	20,147,296	62.9%	20,147,296	63.0%	20,147,296	63.0%
OTEC Public Stockholders	915,975	2.9%	870,211	2.7%	824,447	2.6%	778,683	2.5%	732,920	2.3%
Regentis’ Ownership Interest Assuming Exercise of RSUs, Options and Warrants*	9,600,000	29.9%	9,600,000	29.9%	9,600,000	30.0%	9,600,000	30.0%	9,600,000	30.0%
Sponsor’s Ownership Interest Assuming Exercise of all Warrants and Earnout Shares**	8,202,500	25.5%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.7%
Total Fully Diluted Shares	32,141,175		32,095,411		32,049,647		32,003,883		31,958,120
Fully Diluted Value/Share	$4.11		$4.12		$4.12		$4.13		$4.14

* Includes 7,746,404 shares owned by current Regentis shareholders and as excerpted above, 173,627 shares pursuant to assumed options, 958,161 shares pursuant to new Regentis RSUs, and 721,808 shares pursuant to Regentis warrants converted to OTEC warrants.

** Includes 2,581,500 shares currently outstanding and as excerpted above, 1,750,000 Earnout Shares and 3,871,000 of the Private Placement Warrants.

As indicated above, the percentage of the total number of outstanding shares of Post-Closing Company Common Stock that will be owned by OTEC’s public stockholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Post-Closing Company Common Stock issued in any PIPE Investment. The tables above illustrate varying ownership levels in the Post-Closing Company. As such, all of the scenarios assume that no additional capital is contributed and that the Trust Account funds are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by OTEC’s existing stockholders in the Post-Closing Company will be different.

In addition to the interests described above, the Sponsor and some of OTEC’s officers and directors may have the following additional interests:

●	None of OTEC’s officers and directors is required to commit their full time to OTEC’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	Each of OTEC’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. OTEC does not believe, however, that the pre-existing fiduciary duties or contractual obligations of its officers and directors will materially undermine its ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect its search for an acquisition target.

●	It is anticipated that upon completion of the Business Combination and assuming no redemptions by OTEC public shareholders, the Sponsor will own approximately 21.5% of the Post-Closing Company. This level of ownership interest: (a) assumes that no OTEC’s public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in OTEC’s Trust Account and (b) assumes no exercise of OTEC public warrants and OTEC Private Placement Warrants.

●	Surendra Ajjarapu, OTEC’s Chief Executive Officer, will become a director of the Post-Closing Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Post-Closing Company’s board of directors determines to pay to its executive and non-executive directors.

●	If OTEC is unable to complete an initial business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or products sold to OTEC. If OTEC consummates an initial business combination, on the other hand, OTEC will be liable such claims up to the Transaction Expenses Cap. In the event OTEC’s Transaction Expenses exceed the OTEC Transaction Expenses Cap, Sponsor agreed to pay to OTEC an amount of cash equal to such excess. In accordance with the Merger Agreement and Sponsor Support Agreement, Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option. The parties agreed that any such deposit made by Sponsor would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing.

●	OTEC’s officers and directors, and their affiliates, may be entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on OTEC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if OTEC fails to consummate an initial business combination within the completion window, they may not have any claim against the Trust Account for reimbursement. Accordingly, OTEC may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed within the completion window.

The existence of financial and personal interests of one or more of the Sponsor’s or OTEC’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of OTEC and its stockholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that stockholders vote for the proposals. See the section entitled “Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

In addition, Article X of the Existing OTEC Charter provides that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to OTEC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Existing OTEC Charter or in the future, and OTEC renounces any expectancy that any of the directors or officers of OTEC will offer any such corporate opportunity of which he or she may become aware to OTEC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of OTEC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of OTEC and (i) such opportunity is one OTEC is legally and contractually permitted to undertake and would otherwise be reasonable for OTEC to pursue and (ii) the director or officer is permitted to refer that opportunity to OTEC without violating any legal obligation.

Although the provisions of Article X of the Existing OTEC Charter exempt OTEC and its officers and directors from appliable corporate opportunity doctrines, OTEC and its officers and directors have nonetheless acted within the parameters of such applicable doctrines since OTEC’s inception, including during all activities related to the OTEC IPO and the Business Combination. OTEC cannot assure you that this provision did not impact its search for a business combination target.

Further, Section 8.1 of the Existing OTEC Charter further states that a director of OTEC shall not be personally liable to OTEC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to OTEC or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of OTEC under the Existing OTEC Charter in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

As noted above, OTEC has not adopted a policy that expressly prohibits its directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by OTEC or in any transaction to which OTEC is a party or has an interest. OTEC does not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by OTEC. Accordingly, such persons or entities may have a conflict between their interests and OTEC.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which the officer or director has then-current fiduciary or contractual obligations, the officer or director will honor the officer or director’s fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under applicable law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination.

Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination. We cannot assure you that any of the above mentioned conflicts would be resolved in our favor.

Upon consideration of all of these factors, the board of directors of OTEC concluded that the potential benefits that they expected OTEC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the board of directors of OTEC unanimously determined that the Agreement and Plan of Merger, and Transactions and the Business Combination contemplated therein were advisable, fair to and in the best interests of OTEC and its stockholders.

Q: When do you expect the Business Combination to be completed?

A: It is currently anticipated that the Business Combination will be consummated promptly following the OTEC special meeting, which is set for [●], 20[●] however, such meeting could be adjourned or postponed to a later date, as described above. The Closing is also subject to the approval of the holders of OTEC Common Stock and Regentis Ordinary Shares as well as other customary closing conditions (unless waived). For a description of the conditions for the completion of the Business Combination, see the section entitled “The Agreement and Plan of Merger — Conditions to Closing of the Transactions.”

Q: What do I need to do now?

A: OTEC urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or a warrant holder of OTEC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q: When and where will the special meeting take place?

A: The special meeting will be held on [●], 20[●], at [●] a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth below. Stockholders participating in the special meeting will be able to listen only and will not be able to speak during the webcast. However, in order to maintain the interactive nature of the special meeting, virtual attendees will be able to vote via the web portal during the special meeting webcast and submit questions or comments to OTEC’s directors and officers during the special meeting. Stockholders may submit questions or comments during the meeting through the special meeting webcast by typing in the “Submit a question” box.

Q: How do I attend the Special Meeting?

A: The special meeting will be held virtually. To register for and attend the special meeting, please follow these instructions as applicable to the nature of your ownership of OTEC Common Stock:

●	Shares Held of Record. If you are a record holder, and you wish to attend the virtual special meeting, go to https://[●] [●], enter the control number you received on your proxy card or notice of the meeting and click on the “Click here to register for the online meeting” link at the top of the page. Immediately prior to the start of the special meeting, you will need to log back into the meeting site using your control number.

●

Shares Held in Street Name. If you hold your shares in “street” name, which means your shares are held of record by a broker, bank or nominee, and you who wish to attend the virtual special meeting, you must obtain a legal proxy from the stockholder of record and e-mail a copy (a legible photograph is sufficient) of your proxy to proxy@continentalstock.com no later than 72 hours prior to the special meeting. Holders should contact their bank, broker or other nominee for instructions regarding obtaining a proxy. Holders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the special meeting. You will receive an e-mail prior to the meeting with a link and instructions for entering the special meeting. “Street” name holders should contact Continental Stock Transfer on or before [●], 20[●].

Stockholders will also have the option to listen to the special meeting by telephone by calling:

●	Within the U.S. and Canada: [●] (toll-free)

●	Outside of the U.S. and Canada: [●] (standard rates apply)

The passcode for telephone access: [●]. You will not be able to vote or submit questions unless you register for and log in to the special meeting webcast as described above.

Q: How do I vote?

A: If you are a holder of record of OTEC Common Stock on the Record Date, you may vote by virtually attending the special meeting and submitting a ballot via the special meeting webcast or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly voted and counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the virtual special meeting and vote through the web portal, obtain a legal proxy from your broker, bank or nominee.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. The Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal, the Governance Proposals, the Equity Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal are all non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to any of these proposals unless you provide voting instructions.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. Stockholders of record may send a later-dated, signed proxy card to OTEC’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or virtually attend the special meeting and submit a ballot through the web portal during the special meeting webcast. Stockholders of record also may revoke their proxy by sending a notice of revocation to OTEC’s transfer agent, which must be received prior to the vote at the special meeting. If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote. If you hold your shares in “street name” and wish to virtually attend the special meeting and vote through the web portal, you must obtain a legal proxy from your broker, bank or nominee.

Q: What constitutes a quorum for the special meeting?

A: A quorum is the minimum number of shares of OTEC Common Stock that must be present to hold a valid meeting. A quorum will be present at the OTEC special meeting if a majority of the voting power of the issued and outstanding shares of OTEC Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Q: What stockholder vote thresholds are required for the approval of each proposal brought before the special meeting?

●	Business Combination Proposal — Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of OTEC Class A Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor Parties (as defined therein) agreed to vote, or cause to be voted, all of their OTEC securities, including the OTEC Class B Common Stock and Founder Shares, in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) at the OTEC Special Meeting and any meeting of the stockholders of OTEC. See section entitled “Sponsor Support Agreement.” The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the Nasdaq Proposal, the Restated OTEC Charter Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

●	Nasdaq Proposal — Approval of the Nasdaq Proposal will require the affirmative vote of holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Restated OTEC Charter Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

●	Restated OTEC Charter Proposal — Approval of the Restated OTEC Charter Proposal will require the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding and entitled to vote thereon, voting separately as a single class, (ii) the holders of a majority of the OTEC Class A Common Stock then outstanding and entitled to vote thereon, voting separately as a single class and (iii) the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock then outstanding and entitled to vote thereon, voting together as a single class. Abstentions will have the effect of votes against the Restated OTEC Charter Proposal. Brokers are not entitled to vote shares on the Restated OTEC Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Restated OTEC Charter Proposal. The Restated OTEC Charter Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the OTEC Charter Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

●	Governance Proposals – Approval of the Governance Proposals (on a nonbinding advisory basis) will require the affirmative vote of a majority of the votes cast by holders of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, is required to approve the Governance Proposals. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals, will have no effect on the Governance Proposals. The Business Combination is not conditioned on the approval of the Governance Proposals. If the Business Combination Proposal is not approved, the Governance Proposals will not be presented to the stockholders for a vote and is not conditioned upon adoption of any of the other proposals.

●	Equity Incentive Plan Proposal — Approval of the Equity Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class. Abstentions and broker non-votes will have no effect on approval of the Equity Incentive Plan Proposal. The Equity Incentive Plan Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Equity Incentive Plan Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

●	Election of Directors Proposal — Approval of the Election of Directors Proposal will require the holders of a plurality of the outstanding OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, subject to the rights of the holders of any preferred stock, voting separately by class or series, to elect directors pursuant to the terms thereof. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Abstentions and broker non-votes will have no effect on approval of the Election of Directors Proposal. The Election of Directors Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Election of Directors Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal and the Equity Incentive Plan Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

●	Adjournment Proposal — Approval of the Adjournment Proposal will require the affirmative vote (in person or by proxy) of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class for Adoption of the Adjournment Proposal, and is not conditioned upon adoption of any of the other proposals.

Q: What happens if I fail to take any action with respect to the special meeting?

A: If you fail to take any action with respect to the meeting and the Business Combination is approved by the OTEC stockholders and consummated, you will remain a stockholder and/or warrant holder of OTEC with Regentis being a wholly-owned subsidiary of OTEC.

If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of OTEC, as applicable, and OTEC will continue to search for another target business with which to complete a Business Combination. If OTEC does not complete the Business Combination with Regentis and Merger Sub, or another Business Combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended to such later date as may be approved by OTEC’s stockholders in an amendment to the Existing OTEC Charter), OTEC must cease all operations except for the purpose of winding up, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (net of interest of not more than $100,000 that may be used by the Company to pay income taxes or other taxes and other dissolution expenses), and as promptly as reasonably possible following such redemption, subject to the approval of OTEC’s remaining stockholders and its board of directors, dissolve and liquidate.

Q: What should I do with my share and/or warrant certificates?

A: Warrant holders and those stockholders who do not elect to have their shares of OTEC Common Stock redeemed for a pro rata share of the Trust Account should wait for instructions from OTEC’s transfer agent regarding what to do with their certificates. OTEC stockholders who exercise their redemption rights must deliver their share certificates to OTEC’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting as described above. Upon consummation of the Transactions, the OTEC warrants, by their terms, will entitle holders to purchase shares of Regentis. Therefore, warrant holders need not deliver their warrants to OTEC or Regentis at that time.

Q: What should I do if I receive more than one set of voting materials?

A: Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of OTEC Common Stock.

Q: Who can help answer my questions?

A: If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact the proxy solicitor below.

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

Telephone No.: (855) 414-2266

Email: OceanTech@laurelhill.com

You may also contact us at:

OceanTech Acquisitions I Corp.

515 Madison Avenue, Suite 8133

New York, New York 10022

Attn: Surendra Ajjarapu

Telephone No.: (929) 412-1272

You may also obtain additional information about OTEC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to OTEC’s transfer agent at the address below at least two (2) business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: Francis Wolf

Email: fwolf@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You should carefully read the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus, including the annexes, to fully understand the Agreement and Plan of Merger, the Business Combination and the other matters being considered at the special meeting of OTEC stockholders. For additional information, see “Where You Can Find More Information” beginning on page 275. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties to the Business Combination

Regentis Biomaterials Ltd. (page 184)

Regentis a regenerative medicine, clinical stage development company dedicated to developing innovative tissue repair solutions that seek to restore the health and enhance the quality of the life of patients. Regentis’ current efforts are focused on orthopedic treatments using our Gelrin platform based on degradable hydrogel implants to regenerate damaged or diseased tissue. Gelrin is a unique hydrogel matrix of polyethylene glycol diacrylate (a polymer involved in tissue engineering) and denatured fibrinogen (a biologically inactivated protein that normally has a role in blood clotting). Regentis’ lead product candidate is GelrinC, a cell-free, off-the-shelf hydrogel that is cured into an implant in the knee for the treatment of painful injuries to articular knee cartilage. GelrinC was approved as a device, with a Conformité Européene, or CE, mark in Europe, in 2017 following a European clinical study carried out on 56 patients. Using its European approval, Regentis plans to identify strategic partners in Europe to bring its product to market. While Regentis currently does not have any strategic partners in place in Europe, Regentis plans to engage strategic partners in Europe in the future.

Before Regentis can market GelrinC in the United States, it must first receive premarket approval from the FDA. Based on the results of Regentis’ pilot study in Northern Europe, the FDA has granted Regentis an investigational device exemption for its pivotal trial, permitting premarket approval submission with two-year follow up data of 80 patients, with an additional 40 patients to be treated thereafter. The pivotal trial currently being conducted in the United States and Europe under the FDA sanctioned protocol, is an open label study, with one arm only (treatment), using Regentis’ own historical control (microfracture). So far, Regentis has treated 47 patients out of the 80 initial patients, and Regentis is seeking funding to complete the pivotal trial for the remaining patients in order to submit its premarketing approval submission for FDA approval. The patients already treated have completed their required two-year follow up. Regentis annually reports to the FDA for the study status under the investigational device exemption.

With GelrinC, Regentis aims to bring to market a product for the therapy of an unmet need for the large market of cartilage injuries in the knee. Because GelrinC serves as an impenetrable barrier that stops cells from migrating away from the wound’s edges, Regentis believes that its product is the only product that helps to regenerate cartilage inwards from the edges of the cell walls. Creating new contiguous tissue is not the natural, lowest energy, alternative for cartilage cells. If such cells were left alone, they would tend to migrate and either not create new cartilage tissue or create cartilage tissue that is fibrotic (containing an excessive deposition of extracellular matrix, leading gradually to the disturbance and finally to loss of the original tissue architecture and function). By GelrinC creating such impenetrable barrier and thereby preventing the migration of the cells, the cells are forced to take a different route of creating aggregate and contiguous tissue. Unlike GelrinC, cellular products used by competing companies require a plug of two layers of which the lower layer is a mineral scaffold, which is a foreign body material that has been engineered to be inserted into the bone tissue even though the bone is often healthy. Additionally, GelrinC does not have any biological activity. As a result, Regentis believes that its product offers an effective, simple and economic procedure, which Regentis believes will allow patients to recover quickly with potentially long-term efficacy outcomes.

Regentis has incurred losses from operations since its inception in 2004, resulting in an accumulated deficit of approximately $45.9 million as of June 30, 2023. Regentis anticipates that it will continue to incur net losses for the foreseeable future as its operating expenses and capital expenditures increase substantially due to its continued investment in its research and development activities and as it hires additional employees over the coming years and as a result of the additional costs associated with operating as a public company.

The mailing address of Regentis’ principal executive office is Regentis Biomaterials Ltd., 12 Ha’ilan Street, Northern Industrial Zone, P.O. Box 260, Or-Akiva 3060000, Israel, and its telephone number is +972.4.6265502.

OceanTech Acquisitions I Corp. (page 183)

OTEC was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. OTEC was incorporated under the laws of the State of Delaware on February 3, 2021, and the Amended and Restated Certificate of Incorporation filed on May 27, 2021.

On June 2, 2021, OTEC consummated the OTEC IPO of Units, with each Unit consisting of one share of its OTEC Class A Common Stock and one OTEC warrant, raising total gross proceeds of approximately $100,000,000. Simultaneously with the closing of the OTEC IPO, OTEC consummated the sale of 4,571,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement to its Initial Sponsor and Maxim, generating gross proceeds of $4,571,000. Approximately $101.0 million of the net proceeds of the OTEC IPO and sale of Private Placement Warrants in the aggregate, were placed in a Trust Account (the “Trust Account”) established for the benefit of OTEC’s public stockholders. On June 17, 2021, Maxim partially exercised the over-allotment option and purchased an addition 326,000 Units and OTEC simultaneously consummated a private sale of an additional 97,800 Private Placement Warrants, as a result of which an additional $3,292,600 of the net proceeds was deposited in the Trust Account.

On November 29, 2022, OTEC held the Extension Meeting 1, at which stockholders voted upon, among other items, an extension proposal, approving the Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial business combination from December 2, 2022 to June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms. In connection with such Extension Meeting 1, stockholders redeemed 8,477,497 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in $87,541,321.66 ($10.32 per share) being removed from the Trust Account to pay such holders. On December 1, 2022, OTEC issued a press release announcing the extension, and filed a Current Report on Form 8-K with the SEC.

Following such Extension Redemption 1, OTEC had approximately $20 million left in its Trust Account. In no event will OTEC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Agreement and Plan of Merger. Following the Extension Redemption 1, OTEC’s remaining shares of OTEC Class A Common Stock outstanding were 1,848,503.

On May 30, 2023, OTEC held the Extension Meeting 2, at which stockholders voted upon, among other items, an extension proposal, approving the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial business combination or merger from June 2, 2023 to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms. In connection with such Extension Meeting 2, the Extension Payment 2 was agreed upon and stockholders redeemed 1,035,788 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in $11,233,820.94 ($10.84 per share) being removed from the Trust Account to pay such holders. On May 30, 2023, OTEC issued a press release announcing the extension, and filed a Current Report on Form 8-K with the SEC.

Following such Extension Redemption 2, OTEC had $8,814,443.50 left in its Trust Account. In no event will OTEC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Agreement and Plan of Merger. Following the Extension Redemption 2, OTEC’s remaining shares of OTEC Class A Common Stock outstanding were 812,715.

OTEC’s Units, the OTEC Class A Common Stock and the OTEC warrants are listed on the Nasdaq under the symbols OTECU, OTEC and OTECW, respectively. The mailing address of OTEC’s principal executive office is OceanTech Acquisitions I Corp., 515 Madison Avenue, 8th Floor – Suite 8133, New York, New York 10022, and its telephone number is (929) 412-1272.

R.B. Merger Sub Ltd. (page 184)

R.B. Merger Sub Ltd. is a newly formed Israeli company and a wholly-owned subsidiary of OTEC. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for Regentis.

The Agreement and Plan of Merger (page 169)

The terms and conditions of the merger of Merger Sub with and into Regentis, with Regentis surviving the merger as a wholly-owned subsidiary of OTEC are contained in the Agreement and Plan of Merger, which is attached as Annex A to this proxy statement/prospectus. For more information about the Transactions, please see the section entitled “Proposal One – The Business Combination Proposal”. A copy of the Agreement and Plan of Merger is attached to this proxy statement/prospectus as Annex A and is incorporated herein by reference. We encourage you to read the Agreement and Plan of Merger carefully, as it is the legal document that governs the Business Combination.

Pro Forma Capitalization

The pro forma equity valuation of the Post-Closing Company upon consummation of the Transactions is estimated to be approximately $133,491,873, assuming no redemptions.

Merger Consideration

The Agreement and Plan of Merger provides that all of the issued and outstanding capital stock of Regentis, par value NIS 0.01 (the “Regentis Ordinary Shares”) immediately prior to the Effective Time will no longer be outstanding and will automatically be cancelled and cease to exist in exchange for the right for each of Regentis’ shareholders to receive its Pro Rata Share of the Merger Consideration, and all of the stock options of Regentis, whether vested or unvested, will be cancelled and will, automatically and without any action required on the part of any holder or beneficiary thereof, be assumed by OTEC and converted into an option to purchase shares of OTEC Common Stock, par value $0.0001, without interest, upon delivery of the Transmittal Documents in accordance with the Agreement and Plan of Merger.

Additionally, Sponsor will be entitled to receive at Closing from OTEC, one share of OTEC Common Stock for each dollar that Sponsor contributes to the Trust Account as part of exercising the option, pursuant to the Existing OTEC Charter, to extend OTEC’s Business Combination Deadline to consummate an initial business combination (each an “Extension Option”).

The table below illustrates the varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination. The maximum redemption scenario represents the maximum number of shares of Post-Closing Company Common Stock that may be redeemed while still satisfying the Closing Cash Condition (unless waived).

		Share Ownership in Post-Closing Company
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions***
Percentage Share Ownership in Post-Closing Company
OTEC Public Stockholders	7.6%	7.3%	6.9%	6.6%	6.2%
Sponsor Stockholders	21.5%	21.6%	21.7%	21.8%	21.9%
Regentis Shareholders	64.6%	64.8%	65.1%	65.3%	65.6%
Loan Grant Shares*	6.3%	6.3%	6.3%	6.3%	6.3%
Value of the Shares Owned by Non-Redeeming Shareholders**	$8,956,119	$8,451,802	$7,947,484	$7,433,167	$6,938,849
Total Shares Outstanding Excluding Warrants**	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Equity Value Post-Redemptions**	$132,172,547	$131,668,229	$131,163,912	$130,659,594	$130,155,276
Non-redeeming Shareholders Value per Share	$11.02	$11.02	$11.02	$11.02	$11.02
Effective Underwriting Fee	40.4%	42.8%	45.5%	48.6%	52.1%

*	This assumes the shares issuable to a third party in relation to a working capital bridge loan have been issued.
**	The total equity value of the Post-Closing Company was determined by multiplying the OTEC Common Stock closing price of $11.02 per share on October 30, 2023 by the number of outstanding shares at the Closing of the Business Combination in each of the five redemption scenarios.
***	Under the maximum redemption scenario, it is assumed that $7.0 million remains in the Trust Account to settle the OTEC Transaction Expenses and the Regentis Transaction Expenses. Under this assumption, 629,660 public shares are not redeemed which indicates that 21.7% of the public shares currently outstanding are redeemed. For sake of clarity, more shareholders may redeem than as set forth under any of these scenarios.

In addition, the following table illustrates varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the private placement warrants, and (ii) any outstanding securities of the Post-Closing Company.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming 100% Redemption
	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Additional Dilution Sources
Earnout Shares*	1,750,000	5.4%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%
Extension Warrants	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%
Public Warrants	10,326,000	32.1%	10,326,000	32.2%	10,326,000	32.2%	10,326,000	32.3%	10,326,000	32.3%
Private Placement Warrants	4,668,800	14.5%	4,668,800	14.5%	4,668,800	14.6%	4,668,800	14.6%	4,668,800	14.6%
Assumed Options	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%
New RSUs	958,161	3.0%	958,161	3.0%	958,161	3.0%	958.161	3.0%	958,161	3.0%
Regentis Warrants Converted to OTEC Warrants	721,808	2.2%	721,808	2.2%	721,808	2.3%	721,808	2.3%	721,808	2.3%
Equity Incentive Plan
Total Additional Dilution Sources	20,147,296	62.7%	20,147,296	62.8%	20,147,296	62.9%	20,147,296	63.0%	20,147,296	63.0%
OTEC Public Stockholders	915,975	2.9%	870,211	2.7%	824,447	2.6%	778,683	2.5%	732,920	2.3%
Regentis’ Ownership Interest Assuming Exercise of RSUs, Options and Warrants*	9,600,000	29.9%	9,600,000	29.9%	9,600,000	30.0%	9,600,000	30.0%	9,600,000	30.0%
Sponsor’s Ownership Interest Assuming Exercise of all Warrants and Earnout Shares**	8,202,500	25.5%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.7%
Total Fully Diluted Shares	32,141,175		32,095,411		32,049,647		32,003,883		31,958,120
Fully Diluted Value/Share	$4.11		$4.12		$4.12		$4.13		$4.14

* Includes 7,746,404 shares owned by current Regentis shareholders and as excerpted above, 173,627 shares pursuant to assumed options, 958,161 shares pursuant to new Regentis RSUs, and 721,808 shares pursuant to Regentis warrants converted to OTEC warrants.

** Includes 2,581,500 shares currently outstanding and as excerpted above, 1,750,000 Earnout Shares and 3,871,000 of the Private Placement Warrants.

As indicated above, the percentage of the total number of outstanding shares of Post-Closing Company Common Stock that will be owned by OTEC’s public stockholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Post-Closing Company Common Stock issued in any PIPE Investment. The tables above illustrate varying ownership levels in the Post-Closing Company. As such, all of the scenarios assume that no additional capital is contributed and that the Trust Account funds are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by OTEC’s existing stockholders in the Post-Closing Company will be different.

Additionally, at the Effective Time, each option to purchase shares of Regentis Ordinary Shares that is outstanding under any Regentis Equity Plan immediately before the Effective Time, whether vested or unvested, will automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by the OTEC and converted into an option to purchase shares of the OTEC Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such immediately before the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of OTEC Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Regentis Ordinary Shares subject to the Regentis Option immediately before the Effective Time and (B) the Equity Award Exchange Ratio; and (ii) the per share exercise price for each share of OTEC Common Stock issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Regentis Ordinary Shares of such Regentis Option immediately before the Effective Time by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of OTEC Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Regentis Option to which Section 422 of the Code applies, the exercise price and the number of shares of OTEC Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code. As soon as practicable after the Effective Time, OTEC shall deliver to the holders of the Converted Options appropriate notices setting forth the effect of the Business Combination on such holders’ rights and describing the treatment of such awards in accordance with the Merger Agreement. At the Effective Time, OTEC shall assume the Regentis Equity Plans, provided that all references to “Company” in the applicable Regentis Equity Plan and the documents governing the Converted Options after the Effective time will be deemed references to OTEC and the number of shares of OTEC Common Stock available for awards under the Regentis Equity Plans shall be determined by adjusting the number of shares of Regentis Ordinary Shares available for awards under the Regentis Equity Plans immediately before the Effective Time in accordance with the Equity Award Exchange Ratio.

Conditions to Consummation of the Business Combination

The consummation of the Business Combination is subject to various conditions, including the following mutual conditions of the parties (unless waived by all of the parties):

●	Approval by OTEC’s stockholders.
●	Approval by Regentis’ shareholders.
●	Expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under any antitrust laws.
●	Obtaining all consents required from or made with any governmental authority in order to consummate the Business Combination.
●	No governmental authority will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Merger Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Merger Agreement.
●	Election or appointment of the members of the post-Closing OTEC board of directors pursuant to the terms set forth in the Merger Agreement.
●	Effectiveness of the registration statement of which this proxy statement/prospectus forms a part. No stop order or similar order shall be in effect with respect to the registration statement.

●	Approval, subject to official notice of issuance, of OTEC’s listing application with Nasdaq in connection with the Transactions and the Merger Consideration.
●	Israeli statutory waiting periods will have elapsed (50 days will have elapsed after the filing of the Merger Proposal with the Companies Registrar and 30 days will have elapsed after the approval of the Merger by Regentis’ shareholders at the Regentis shareholders’ meeting).
●	Obtaining the 103K Tax Ruling.

In addition, unless waived by Regentis, the obligations of Regentis to consummate the Business Combination are subject to the satisfaction of the following Closing conditions:

●	The representations and warranties of OTEC will be true and correct subject to the materiality standards contained in the Merger Agreement.
●	OTEC will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement.
●	No material adverse effect will have occurred with respect to OTEC.
●	The Available Closing OTEC Cash shall be equal to or greater than $6,000,000 (after payment of expenses).
●	OTEC will have submitted to the Israeli Ministry of Economy a written undertaking to be bound by and to comply with the provisions of the Innovation Law that Purchaser is required to execute and deliver to the IIA in connection with the Merger.
●	OTEC will have delivered to Regentis the following Closing deliverables:

○ Officer’s certificate certifying as to the satisfaction of OTEC’s Closing conditions.
○ Registration Rights Agreement duly executed by Sponsor.
○ Lock-Up Agreement duly executed by OTEC.

Unless waived by OTEC, the obligations of OTEC and the Merger Sub to consummate the Business Combination are subject to the satisfaction of the following Closing conditions:

●	The representations and warranties of Regentis will be true and correct subject to the materiality standards contained in the Merger Agreement.
●	Regentis will have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement.
●	No material adverse effect will have occurred with respect to Regentis or its subsidiaries.
●	Regentis will have delivered to OTEC the following Closing deliverables:

○	Officer’s certificate certifying as to the satisfaction of Regentis’ Closing conditions.
○	Regentis’ secretary certificate certifying as to the validity and effectiveness of, and attaching, (A) copies of its organizational documents as in effect as of the Closing Date, (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of the Merger Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, (C) the resolutions of the shareholders as to approval of the Required Company Shareholders Approval (as defined in the Merger Agreement), and (D) the incumbency of its officers authorized to execute the Merger Agreement or any Ancillary Document to which it is or is required to be a party.
○	Regentis’ certificate of good standing.
○	Deliver to OTEC of the 103K Tax Ruling.
○	Submit, at least fourteen (14) days prior to the Closing, the IIA Notice.
○	Registration Rights Agreement duly executed by Regentis and certain Regentis’ shareholders.
○	Lock-Up Agreement duly executed by certain Regentis’ shareholders.

Termination Provisions

The Agreement and Plan of Merger may be terminated at any time prior to the Closing of the Business Combination as follows:

●	by mutual written consent of OTEC and Regentis;

●	by written notice by OTEC or Regentis if any of the conditions to Closing summarized above have not been satisfied or waived by September 30, 2023 (the “Outside Date”); provided, however, that the right to terminate the Agreement and Plan of Merger shall not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Agreement and Plan of Merger was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

●	by written notice by either OTEC or Regentis if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action has become final and non-appealable;

●	by written notice by Regentis to OTEC, if (i) there has been a breach by OTEC of any of its representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger, or if any representation or warranty of OTEC shall have become untrue or inaccurate, in any case, which would result in a failure of a Closing condition by OTEC set forth in the Agreement and Plan of Merger to be satisfied (treating the Closing Date for such purposes as the date of the Agreement and Plan of Merger or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within 20 days after written notice of such breach or inaccuracy is provided to OTEC by Regentis;

●	by written notice by OTEC to Regentis, if (x)(i) there has been a breach by Regentis of any of their respective representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger, or if any representation or warranty of Regentis shall have become untrue or inaccurate, in any case, which would result in a failure of a Closing condition by Regentis set forth in the Agreement and Plan of Merger to be satisfied (treating the Closing Date for such purposes as the date of the Agreement and Plan of Merger or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within 20 days after written notice of such breach or inaccuracy is provided to Regentis by OTEC; or (y) in the reasonable opinion of OTEC, acting in good faith, there is a material adverse difference in Regentis’ consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the audited financials and those set forth on the draft audited financials or (ii) between those set forth on the interim financials and those set forth on the draft interim financials;

●	by written notice by OTEC to Regentis, if there shall have been a material adverse effect on Regentis or its subsidiaries on a consolidated basis following the date of the Agreement and Plan of Merger; or

●	by written notice by either OTEC or Regentis to the other party if the required OTEC stockholder approval or the required Regentis shareholder approval was not obtained.

Agreements Entered Into or to be Entered Into in Connection with the Agreement and Plan of Merger (page 177)

PIPE Subscription Agreements

The Agreement and Plan of Merger permits OTEC and Regentis to enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to OTEC and Regentis (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either OTEC or Regentis or both OTEC and Regentis in connection with one or more private placements in OTEC and/or Regentis, to purchase Regentis Ordinary Shares and/or OTEC Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs (a “PIPE Investment”). OTEC shall cause Sponsor to use its reasonable best efforts to raise the PIPE Investment, including causing Sponsor to utilize its shares of OTEC Class B Common Stock and/or OTEC private warrants held by Sponsor in connection with such effort, and assist as required and necessary with creative strategies to raise the PIPE Investment, including providing downward price protection to the PIPE Investors in connection with the PIPE Investment.

As of the date of this proxy statement/prospectus, neither OTEC nor Regentis has received any PIPE Investment subscriptions.

Voting Agreement

Concurrently with the execution and delivery of the Merger Agreement, OTEC, Regentis and certain shareholders of Regentis entered into a voting agreement, the form of which is Exhibit C to Annex A (the “Voting Agreement”), pursuant to which, among other things, such Regentis’ shareholders agreed to (i) vote, in person or by proxy, at any meeting of the stockholders of Regentis (or any adjournment or postponement thereof), and in any action by written consent of the stockholders’ of Regentis, their shares (a) in favor of the approval and adoption of the Merger Agreement, the Transactions, and any Ancillary Document requiring stockholders’ approval, the forms for which are attached as exhibits to the Merger Agreement; and (b) against any acquisition proposal and any and all other proposals that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Regentis under the Agreement and Plan of Merger; and (ii) not to transfer, assign, or sell their respective shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Sponsor Support Agreement

As of May 2, 2023, (a) Sponsor owned beneficially and of record 5,869,880 Private Placement Warrants and 2,581,500 shares of OTEC Class B Common Stock (all such shares of OTEC Common Stock (i) underlying the Private Placement Warrants, (ii) currently owned of record and/or (iii) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of the Sponsor Support Agreement (as defined below) being referred to therein as the “Sponsor Shares”), and (b) certain officers and directors of OTEC (the “Insiders” and together with the Sponsor, the “Sponsor Parties”) who owned beneficially and of record shares of OTEC Common Stock set forth opposite such Insider’s name on Exhibit A of the Sponsor Support Agreement.

To induce Regentis and OTEC to enter into the Merger Agreement, Sponsor, Insiders and OTEC, concurrently with the execution of the Merger Agreement, entered into a sponsor support agreement in the form of Exhibit A to Annex A (the “Sponsor Support Agreement”) whereby, among other things, Sponsor and Insiders agreed to vote, or cause to be voted, all of their OTEC securities in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) at the OTEC Special Meeting and any meeting of the stockholders of OTEC, and in any action by written consent of the stockholders of OTEC in favor of the approval of the Transactions and certain other matters being presented to the stockholders of OTEC in connection therewith, including in favor of the approval and adoption of the Equity Incentive Plan, and for the appointment and designation of the post-Closing OTEC board of directors. The Sponsor Parties also agreed not to transfer (subject to limited exceptions), grant a proxy over or otherwise encumber their OTEC’s securities, and to waive their redemption and anti-dilution rights and any other right it may hold to convert all or any portion of any outstanding loan advanced to OTEC (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option) at any time prior to or at the Closing into OTEC Common Stock or into OTEC private warrants. Additionally, the Sponsor agreed to use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to the stockholders of OTEC in connection with any redemption by public stockholders of their public shares, including utilizing the Sponsor’s OTEC Class B Common Stock and the Sponsor’s Private Placement Warrants in connection with such effort by transferring or forfeiting such shares and/or warrants. Sponsor also agreed to use its reasonable best efforts to raise the PIPE Investment and assist OTEC and Regentis as required and necessary with creative strategies to raise the PIPE Investment.

Furthermore, in the event OTEC’s Transaction Expenses exceed the OTEC Transaction Expenses Cap, Sponsor agreed to pay to OTEC an amount of cash equal to such excess. In accordance with the Merger Agreement, Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option. The parties agreed that any such deposit made by Sponsor would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing. Additionally, each Sponsor Party agreed to comply with its obligations, covenants, and agreements set forth in that certain Letter Agreement, dated as of May 27, 2021.

In addition, pursuant to the Sponsor Support Agreement, the Sponsor also has a contingent right to receive up to an aggregate maximum of 1,750,000 shares of OTEC Class A Common Stock, subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted (the “Earnout Shares”), as additional consideration from OTEC based on the post-Closing performance of the OTEC Class A Common Stock, as follows:

(a)	If the volume-weighted average price (“VWAP”) of the OTEC Class A Common Stock equals or exceeds $15.00 per share for 20 out of any 30 consecutive trading days during the period beginning on the Closing Date and ending on the 12-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 750,000 Earnout Shares.

(b)	If the VWAP of the OTEC Class A Common Stock equals or exceeds $17.50 per share for 20 out of any 30 consecutive trading days during the period beginning the day following the 12-month anniversary of the Closing Date and ending on the 24-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares.

(c)	If the VWAP of the OTEC Class A Common Stock equals or exceeds $20.00 per share for 20 out of any 30 consecutive Trading Days during the period beginning the day following the 24-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares.

Lock-Up Agreements

As promptly as practicable after the execution and delivery of the Agreement and Plan of Merger, Regentis, OTEC and certain shareholders of Regentis agreed to enter into a lock-up agreement in substantially the form attached as Exhibit B to Annex A hereto (the “Lock-Up Agreements”), pursuant to which, among other things, the Regentis shareholders party thereto have agreed during the lock-up period specified therein not to engage in any of the following activities: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers set forth in the Lock-Up Agreement). The lock-up period specified in such Lock-Up Agreements extends from the Closing Date until the earlier of (x) the date that is 180 days after the date of the Closing, (y) the date on which the closing price of the OTEC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing 150 days after the Closing, and (z) the date after the Closing on which Regentis consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Regentis’ shareholders having the right to exchange their OTEC Class A Common Stock for cash, securities or other property.

Registration Rights Agreement

At Closing, OTEC, Sponsor and certain shareholders of Regentis will enter into a registration rights agreement in substantially the form attached as Exhibit D to Annex A hereto (the “Registration Rights Agreement”), pursuant to which, among other things, OTEC will be obligated to file a registration statement to register the resale, pursuant to Rule 415 under the Securities Act, of certain securities of the Post-Closing Company held by the parties thereto. The Registration Rights Agreement will also provide certain shareholders of Regentis and the Sponsor with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Post-Closing Company Common Stock. In particular, the Registration Rights Agreement provides, among other things, for the following registration rights:

●	Shelf registration rights. The Post-Closing Company is required to use commercially reasonable efforts to file within 30 days after the Closing Date but in any event within 60 days after the Closing Date, a shelf registration statement on Form S-1 or Form S-3, covering the resale of all registrable securities and use commercially reasonable best efforts to cause such registration statement to be declared effective as soon as possible after the initial filing thereof, but in no event later than the earlier of 60 business days after the initial filing date (or 150 days after the initial filing thereof if the SEC notifies the Post-Closing Company that it will review the filing) and three business days after the SEC notifies the Post-Closing Company that it will not review such shelf registration, if applicable.

●	Demand registration rights. Subject to certain exceptions, at any time an effective shelf registration statement is on file with the SEC, one or more holders may request to sell all or any portion of its registrable securities in an underwritten offering that is registered pursuant to the shelf registration, subject to a minimum offering price (including piggyback securities and before deduction of underwriting discounts) of $50.0 million, subject to reduction under certain circumstances. The Post-Closing Company will have the right to select the underwriters, subject to the prior approval of the applicable holders requesting the registration not to be unreasonably withheld, conditioned or delayed. The holders may request a maximum of two underwritten shelf takedowns in any 12 month period.

●	Piggyback registration rights. At any time after the Closing Date, if the Post-Closing Company or any holder proposes to conduct a registered offering of the Post-Closing Company’s securities or if the Post-Closing Company proposes to file a registration statement to register any of its securities under the Securities Act, either for its own account or for the account of the stockholders of the Post-Closing Company, subject to certain exceptions, then the holders of registrable securities will be entitled to include their registrable securities in such registration statement.

●	Block Trade. At any time an effective shelf registration is on file with the SEC, if a demanding holder wishes to engage in an underwritten registered offering not involving a “roadshow,” with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50.0 million or (y) all remaining registrable securities held by the demanding holder, then the Post-Closing Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such block trade.

●	Expenses. All registration expenses of such registrations will be borne by the Post-Closing Company. Incremental selling expenses, such as underwriting commissions and discounts, brokerage fees, underwriter marketing costs, reasonable fees and expenses of legal counsel representing holders will be borne by the holders of the securities being registered.

●	Indemnification. The Registration Rights Agreement contains customary cross-indemnification provisions, under which the Post-Closing Company is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement, unless caused by or contained in any information furnished in writing to the Post-Closing Company by such holder expressly for use therein.

The Nasdaq Proposal (page 152)

At the Special Meeting, OTEC stockholders will be asked to vote on the Nasdaq Proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of OTEC’s issued and outstanding Common Stock in connection with the Business Combination, including the issuance of the Merger Consideration, the Converted Options from the Regentis Equity Plan, shares for the Sponsor’s contribution to the Trust Account as part of each Extension Option, the Earnout Shares and shares in the PIPE Investment, and the resulting change in control in connection with the Business Combination. Please see the section entitled “Proposal Two – The Nasdaq Proposal”.

The Restated OTEC Charter Proposal (page 154)

OTEC stockholders will also be asked to approve the Restated OTEC Charter Proposal, which will provide that OTEC will amend and restate the Existing OTEC Charter to change the corporate name of “OceanTech Acquisitions I Corp.” to “Regentis Biomaterials Corp.”, to change the authorized capital stock to 111,000,000 shares consisting of 110,000,000 shares of Post-Closing Company Common Stock and 1,000,000 shares of preferred stock of the Post-Closing Company, and to otherwise restate the Existing OTEC Charter to a certificate of incorporation as appropriate, which we refer to as the Restated OTEC Charter. Please see the section entitled “Proposal Three – The Restated OTEC Charter Proposal”.

The Governance Proposals (page 158)

OTEC stockholders will be asked to consider and vote upon, on a non-binding advisory basis, the material differences between the Restated OTEC Charter and the Existing OTEC Charter as separate proposals in accordance with SEC requirements. Please see the section entitled “Proposal Four —The Governance Proposals”.

The Equity Incentive Plan Proposal (page 159)

At the Special Meeting, OTEC stockholders will be asked to approve the Equity Incentive Plan Proposal, a copy of which is attached to the accompanying proxy statement as Annex C, to become effective upon the Closing of the Business Combination. Please see the section entitled “Proposal Five – The Equity Incentive Plan Proposal.”

The Election of Directors Proposal (page 165)

OTEC stockholders will be asked to vote to elect, effective at Closing, seven directors to serve staggered terms on the Post-Closing Company board of directors until the first, second and third annual meetings of stockholders following the Closing, as applicable, and until their respective successors are duly elected and qualified. Please see the section entitled “Proposal Six —The Election of Directors Proposal”.

The Adjournment Proposal (page 166)

See the section of this proxy statement/prospectus titled “Proposal Seven —The Adjournment Proposal”.

If OTEC is unable to consummate the Business Combination at the time of the special meeting for any reason, the chairman presiding over the special meeting may submit a proposal to adjourn the special meeting to a later date or dates, if necessary. See the section of this proxy statement/prospectus titled “Proposal Seven —The Adjournment Proposal”.

Cross-Conditioning of the Business Combination Proposal, Nasdaq Proposal, Restated OTEC Charter Proposal, Equity Incentive Plan Proposal and Election of Directors Proposal

The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal, which we refer to as the Condition Precedent Proposals, at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal so none of them can be adopted unless all five are adopted. The Governance Proposals and Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Date, Time and Place of Special Meeting of OTEC’s Stockholders (page 115)

The special meeting will be held at [●], Eastern time, on [●], 20[●], via live webcast at https://[●] [●], or such other date, time and place to which such meeting may be adjourned, to consider and vote upon the proposals.

Voting Power; Record Date (page 116)

OTEC stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned OTEC Common Stock at the close of business on [●], 20[●], which is the Record Date for the special meeting. OTEC stockholders will have one vote for each share of OTEC Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. OTEC warrants do not have voting rights. On the Record Date, there were 4,518,796 shares of OTEC Common Stock outstanding, of which 2,581,500 were public shares with the rest being held by the initial stockholders and their respective affiliates (including the Sponsor).

Redemption Rights (page 119)

Pursuant to the Existing OTEC Charter, a holder of public shares may demand that OTEC redeem such shares for cash if the Business Combination is consummated; provided that OTEC will only redeem public shares so long as (after such redemption), OTEC’s net tangible assets, or of any entity that succeeds OTEC as a public company, will be at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Therefore, the Business Combination will not be consummated unless this condition is met or waived.

Holders of public shares will be entitled to receive cash for these shares only if they deliver their shares to OTEC’s transfer agent no later than two (2) business days prior to the special meeting. Holders of public shares do not need to affirmatively vote on the Business Combination Proposal or be a holder of such public shares as of the Record Date to exercise conversion rights. If the Business Combination is not consummated, these shares will not be redeemed. If a holder of public shares properly demands redemption, delivers his, her or its shares to OTEC’s transfer agent as described above, and the Business Combination is consummated, OTEC will redeem each public share for a full pro rata portion of the Trust Account, calculated as of two (2) business days prior to the date of the special meeting. It is anticipated that this would amount to approximately $[●] per share. If a holder of public shares exercises his, her or its redemption rights, then it will be exchanging its shares of OTEC Common Stock for cash and will not become a stockholder of the Post-Closing Company. See the section of this proxy statement/prospectus titled “Special Meeting of OTEC Stockholders — Conversion Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

Pursuant to the Sponsor Letter, OTEC’s Initial Sponsor, directors and executive officers have waived their right to redeem any shares of OTEC Common Stock that they own in connection with OTEC stockholder approval of the Business Combination, any proposed amendment to the Existing OTEC Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any OTEC public shares that they own or may acquire in OTEC fails to consummate a Business Combination within the time frame required by the Existing OTEC Charter).

OTEC warrant holders do not have redemption rights with respect to such securities.

Appraisal Rights (page 121)

OTEC stockholders and OTEC warrant holders do not have appraisal rights in connection with the Transactions under the DGCL. See the section of this proxy statement/prospectus titled “Special Meeting of OTEC Stockholders—Appraisal Rights.”

OTEC’s Board of Directors’ Reasons for the Business Combination (page 132)

OTEC’s board of directors, in evaluating the Business Combination, consulted with OTEC’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Agreement and Plan of Merger and the Transactions are advisable and in the best interests of OTEC and its stockholders and (ii) to recommend that the stockholders adopt the Agreement and Plan of Merger and approve the Business Combination and the Transactions, OTEC’s board of directors considered a range of factors, including, but not limited to, the factors discussed in the section referenced below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, OTEC’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. OTEC’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of OTEC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Risk Factors.”

In approving the Business Combination, OTEC’s board of directors relied on the Fairness Opinion issued by Mentor dated July 7, 2023. The officers and directors of OTEC also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, OTEC’s officers and directors have substantial experience with mergers and acquisitions.

OTEC’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Agreement and Plan of Merger and the Transactions. OTEC’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination.

OTEC’s board of directors concluded that the potential benefits that it expected OTEC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, OTEC’s board of directors unanimously determined that the Agreement and Plan of Merger and the Business Combination contemplated therein were advisable, fair to and in the best interests of OTEC and its stockholders. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal — OTEC’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors.”

Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination (page 123)

In considering the recommendation of OTEC’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and OTEC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of OTEC’s stockholders generally. In particular:

●	Sponsor was formed by, and is controlled by, Surendra Ajjarapu, OTEC’s Chief Executive Officer, as member and manager.

●	The Sponsor and certain officers and directors of OTEC agreed to vote all of their OTEC securities in favor of the approval of the Transactions and certain other matters being presented to the stockholders of OTEC in connection therewith, agreed not to transfer (subject to limited exceptions) their OTEC’s securities, and agreed to waive their redemption and anti-dilution rights and any other right it may hold to convert all or any portion of any outstanding loan advanced to OTEC (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option) at any time prior to or at the Closing into OTEC Common Stock or into OTEC private warrants. Additionally, the Sponsor agreed to use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to the stockholders of OTEC in connection with any redemption by public stockholders of their public shares, including utilizing the Sponsor’s OTEC Class B Common Stock and the Sponsor’s OTEC Private Placement Warrants in connection with such effort by transferring or forfeiting such shares and/or warrants.

●	Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option, which deposit would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing.

●	Pursuant to the Sponsor Support Agreement, the Sponsor has a contingent right to receive the Earnout Shares depending on the performance of the Post-Closing Company Common Stock following the Closing.

●	At Closing, OTEC, Sponsor and certain shareholders of Regentis will enter into the Registration Rights Agreement (as defined below) pursuant to which, among other things, the Sponsor will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Post-Closing Company Common Stock.

●	Upon Closing, Sponsor agreed to pay Initial Sponsor $1 (one dollar) and to convey 250,000 shares of OTEC Class B Common Stock to the Initial Sponsor Equity Holders as of March 13, 2023 (the date of the PSA) pro rata based on the Initial Sponsor Equity Holders’ underlying interest in the shares of OTEC Class B Common Stock as of March 13, 2023. These shares will not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision. Sponsor also agreed to convey 250,000 Private Placement Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in the Private Placement Warrants as of March 13, 2023. The Private Placement Warrants will not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision.

●	The Founder Shares had an aggregate value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●] and the Private Placement Warrants had an aggregate market value of $[●] million based upon the closing price of $[●] per Warrant on the Nasdaq on [●], 20[●]. If OTEC does not consummate a Business Combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), the Founder Shares (held by the Sponsor after being acquired from the Initial Sponsor) and the Private Placement Warrants will become worthless (as the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares having waived the rights to such redemption or distribution, without consideration therefor, in connection with the OTEC IPO) and OTEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and OTEC’s board of directors, dissolving and liquidating. If the proposed Business Combination with Regentis is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the Business Combination.

●	If OTEC is unable to consummate a Business Combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or products sold to OTEC. On the other hand, if OTEC does consummate a Business Combination within the required time period, OTEC will be liable for such claims up to the OTEC Transaction Expenses Cap. In the event the OTEC Transaction Expenses exceed the OTEC Transaction Expenses Cap, then Sponsor will pay the Excess OTEC Expenses.

●	The Sponsor and OTEC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on OTEC’s behalf, such as identifying and investigating possible business targets and Business Combinations. However, if OTEC fails to consummate a Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, OTEC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). As of the Record Date, the Sponsor and OTEC’s officers and directors and their affiliates had incurred approximately $314,039 of unpaid reimbursable expenses.

●	The Agreement and Plan of Merger provides for the continued indemnification of OTEC’s current directors and officers and the continuation of directors and officers liability insurance covering OTEC’s current directors and officers.

●

OTEC’s Initial Sponsor, Sponsor, officers and directors (or their affiliates) have and may make loans from time to time, such as the Working Capital Loans, to OTEC to fund certain capital requirements. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the Post-Closing Company, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Initial Sponsor. As of June 30, 2023, no such Working Capital Loans were outstanding, except from Sponsor to OTEC in the amount of $448,039. OTEC obtained an additional loan from an unrelated party with $401,500 outstanding. In connection with that loan, OTEC agreed to issue to the lender 95,000 shares of OTEC common stock.

To date, OTEC’s Initial Sponsor (a) paid $25,000 to cover certain offering costs in consideration for 2,875,000 OTEC Class B Common Stock as the Founder Shares, and (b) agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the OTEC IPO as a non-interest bearing, unsecured and was due at the closing of the OTEC IPO.

To date, OTEC’s Sponsor has (a) paid Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period, (b) deposited $125,000 into the Trust Account in connection with each Extension Option exercised on March 31, 2023 and May 3, 2023, and (c) made a non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for the Extension Payment 2 in connection with the Extension Meeting 2. In connection with that loan, OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan.

●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other stockholders. The Sponsor will lose substantially all of its investment in OTEC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not completed prior to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). Thus, if the proposed Business Combination with Regentis is not consummated, OTEC may seek to complete a business combination with a less favorable target company or on terms less favorable to OTEC stockholders rather than choose to dissolve and liquidate.

●	Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Post-Closing Company and sources of dilution are estimated as shown in the tables in the section entitled “Summary– The Agreement and Plan of Merger – Merger Consideration”. (See the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

In addition to the interests described above, the Sponsor and some of OTEC’s officers and directors may have the following additional interests:

●	None of OTEC’s officers and directors is required to commit their full time to OTEC’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	Each of OTEC’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. OTEC does not believe, however, that the pre-existing fiduciary duties or contractual obligations of its officers and directors will materially undermine its ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect its search for an acquisition target.

●	It is anticipated that upon completion of the Business Combination and assuming no redemptions by OTEC public shareholders, the Sponsor will own approximately 21.5% of the Post-Closing Company. This level of ownership interest: (a) assumes that no OTEC’s public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in OTEC’s Trust Account and (b) assumes no exercise of OTEC public warrants and OTEC Private Placement Warrants.

●	Surendra Ajjarapu, OTEC’s Chief Executive Officer, will become a director of the Post-Closing Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Post-Closing Company’s board of directors determines to pay to its executive and non-executive directors.

●	If OTEC is unable to complete an initial business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or products sold to OTEC. If OTEC consummates an initial business combination, on the other hand, OTEC will be liable such claims up to the Transaction Expenses Cap. In the event OTEC’s Transaction Expenses exceed the OTEC Transaction Expenses Cap, Sponsor agreed to pay to OTEC an amount of cash equal to such excess. In accordance with the Merger Agreement and Sponsor Support Agreement, Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option. The parties agreed that any such deposit made by Sponsor would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing.

●	OTEC’s officers and directors, and their affiliates, may be entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on OTEC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if OTEC fails to consummate an initial business combination within the completion window, they may not have any claim against the Trust Account for reimbursement. Accordingly, OTEC may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed within the completion window.

The existence of financial and personal interests of one or more of the Sponsor’s or OTEC’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of OTEC and its stockholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that stockholders vote for the proposals.

Recommendation to OTEC Stockholders (page 132)

OTEC’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of OTEC and its stockholders and recommended that OTEC stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Restated OTEC Charter Proposal, “FOR” the Governance Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, if presented.

Material U.S. Federal Income Tax Considerations (page 255)

For a description of material U.S. federal income tax considerations of the Business Combination for holders of shares of OTEC Class A Common Stock held as a capital asset for U.S. federal income tax purposes that elect to have their OTEC Class A Common Stock redeemed for cash if the Business Combination is completed, please see “Material U.S. Federal Income Tax Considerations”.

Material Israeli Tax Considerations (page 260)

For a description of material Israeli tax consequences of the Business Combination, the ownership and disposition of Regentis Ordinary Shares and/or Regentis warrants and/or Regentis options, please see “Material Israeli Tax Considerations”.

Anticipated Accounting Treatment (page 149)

While the legal acquirer in the Merger Agreement is OTEC, for financial accounting and reporting purposes under U.S. GAAP, Regentis will be the accounting acquirer and the Business Combination will be accounted for as a “reverse merger and reversed recapitalization.” A reverse merger and reversed recapitalization do not result in a new basis of accounting, and the financial statements of the Post-Closing Company represent the continuation of the financial statements of Regentis in many respects. Under this method of accounting, OTEC will be treated as the “acquired” company for financial reporting purposes, Regentis will be deemed to be the accounting “acquirer” in the Transactions and, consequently, the Transactions will be treated as a recapitalization of Regentis. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Regentis issuing stock for the net assets of OTEC, accompanied by a recapitalization. The net assets of Regentis will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regentis has been determined to be the accounting “acquirer” based on evaluation of the following facts and circumstances under all of the redemption scenarios, including both the minimum and maximum redemption scenarios:

●	Regentis’ existing shareholders will have the greatest voting interest in the Post-Closing Company;

●	Regentis’ existing shareholders will have the ability to control decisions with the majority of the relative voting rights of the Post-Closing Company;

●	Regentis will comprise the ongoing operations of the Post-Closing Company; and

●	Regentis’ comprising a majority of the board of directors of the Post-Closing Company and senior management of Regentis comprising the senior management of the Post-Closing Company.

Post-Closing Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications, and Smaller Reporting Company Status (page 150)

OTEC is and, following the Business Combination, the Post-Closing Company is expected to be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the Post-Closing Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find OTEC’s securities less attractive as a result, there may be a less active trading market for OTEC’s securities and the prices of OTEC’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Post-Closing Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Post-Closing Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the OTEC IPO, (b) in which the Post-Closing Company has total annual gross revenue of at least $1.235 billion, or (c) in which Post-Closing Company is deemed to be a large accelerated filer, which means the market value of Post-Closing Company common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Post-Closing Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

In addition, we are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting Post-Closing Company Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Post-Closing Company Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Summary of Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors”. Such risks include, but are not limited to:

Risks Related to Regentis’ Business, Operations and Industry, Reliance on Third Party, Intellectual Property, Government Regulation, Israeli law and operations in Israel

●	Regentis may not succeed in advancing the development of their product, achieve manufacturing stability and capacity, demonstrate sufficient clinical evidence or commercialize their product or generate significant revenues.

●	Clinical failure can occur at any stage of clinical development and Regentis’ clinical experience to date does not necessarily predict future results and may not have revealed certain potential limitations of the technology and potential complications from GelrinC and may require further clinical validation.

●	Regentis operates in a very competitive business environment.

●	Regentis expects to derive most of its revenues from sales of GelrinC and its inability to successfully commercialize this product candidate or any subsequent decline in demand for this product candidate, could severely harm its ability to generate revenues.

●	If healthcare professionals do not recommend Regentis’ products to their patients, GelrinC may not achieve market acceptance and Regentis may not become profitable.

●	Regentis is dependent upon contract manufacturing organizations and raw material suppliers making it vulnerable to supply shortages and problems, increased costs and quality or compliance issues.

●	Regentis’ business plan relies on certain assumptions about the expected addressable market for its product, which could prove inaccurate.

●	Regentis’ reliance on third parties to conduct certain elements of its preclinical studies and clinical trials and perform other tasks subjects it to risks outside of its control.

●	Independent clinical investigators and CROs (as defined below) that Regentis will engage to conduct its clinical trials may not devote sufficient time or attention to the clinical trials or be able to repeat their past success.

●	Regentis relies on third parties to manufacture the raw materials that it uses to create its product candidates, which subjects it to risks.

●	If Regentis is unable to obtain adequate patent protection for its products, it may be unable to gain significant market share and may be unable to operate its business profitably.

●	Regentis’ ability to obtain and maintain patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and non-compliance could reduce or eliminate its patent protection.

●	Patent terms may not be sufficient to effectively protect Regentis’ products and business for an adequate period of time.

●	Any future intellectual property lawsuits could result in the requirement for Regentis to pay significant damages and/or prevent it from selling its products.

●	Regentis’ product candidates and operations are subject to extensive government regulation and oversight both in the United States and abroad, and its failure to comply with applicable requirements could harm its business.

●	Regentis may not timely receive the necessary clearances or approvals for its future products, which would adversely affect its ability to grow its business.

●	Regentis’ products must be manufactured in accordance with federal, state and foreign regulations, and Regentis could be forced to recall their devices or terminate production if they fail to comply with these regulations.

●	If Regentis does not obtain and maintain international regulatory registrations, clearances or approvals for their products, Regentis will be unable to market and sell their products outside of the United States.

●	The misuse or off-label use of Regentis’ products may harm its reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies, any of which could be costly to its business.

●	Potential political, economic and military instability in the State of Israel, where Regentis’ headquarters, members of its management team and its research and development facilities are located, may adversely affect its results of operations.

●	Regentis may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for its products.

●	Regentis has identified material weaknesses in its internal control over financial reporting, and it may identify additional material weaknesses in the future or fail to maintain effective internal control over financial reporting.

Risks Related to OTEC, the Business Combination, the Adjournment Proposal, Redemption, and Ownership of Post-Closing Company’s Securities Following the Business Combination

●	OTEC may not have sufficient funds to consummate the Business Combination.

●	If OTEC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their public shares into a pro rata portion of the Trust Account.

●	The Business Combination remains subject to conditions that OTEC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

●	OTEC and Regentis will incur significant transaction and transition costs in connection with the Business Combination.

●	The Post-Closing Company will incur increased costs as a result of operating as a public company, and its management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.

●	There can be no assurance that the Post-Closing Company Common Stock that will be issued in connection with the Business Combination will be approved for listing on Nasdaq or, if approved, will continue to be so listed following the closing of the Business Combination.

●	The market price of the Post-Closing Company Common Stock may decline as a result of the Business Combination or other market factors.

●	Subsequent to the consummation of the Business Combination, the Post-Closing Company may be required to take write-downs or write-offs, or may be subject to restructuring, impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

●	OTEC may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the public shares and liquidate.

●	The Sponsor or OTEC’s directors, executive officers or advisors or their respective affiliates may elect to purchase shares from public stockholders, which may influence the vote on the Business Combination and reduce the public “float” of OTEC’s common stock.

●	The Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

●	OTEC stockholders who do not redeem their shares of OTEC common stock will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

●	Post-Closing Company stockholders may experience dilution in the future.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined balance sheet as of June 30, 2023, and the unaudited pro forma combined statement of operations for the year ended December 31, 2022 and for the six months ended June 30, 2023 included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The selected unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited pro forma condensed combined balance sheet and the unaudited pro forma combined statement of operations, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of OTEC and Regentis, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared assuming alternative levels of cash redemptions of OTEC’s common stock as follows:

●	Scenario 1 Assuming No Redemptions: This presentation assumes that no OTEC public stockholders exercise redemption rights with respect to their public shares.

●	Scenario 2 Assuming Low Redemptions: This presentation assumes that 25% of OTEC public stockholders holding 43,996 public shares will exercise their redemption rights for $0.5 million of cash held in OTEC’s Trust Account.

●	Scenario 3 Assuming Medium Redemptions: This presentation assumes that 50% of OTEC public stockholders holding 87,992 public shares will exercise their redemption rights for $1.0 million of cash held in OTEC’s Trust Account.

●	Scenario 4 Assuming Medium Redemptions: This presentation assumes that 75% of OTEC public stockholders holding 131,988 public shares will exercise their redemption rights for $1.5 million of cash held in OTEC’s Trust Account.

●	Scenario 5 Assuming Maximum Redemptions: This presentation assumes that OTEC stockholders holding 175,983 public shares will exercise their redemption rights for $1.9 million of cash held in OTEC’s Trust Account, leaving 629,660 shares remaining at the close of the Transaction. This leaves the minimum cash available to settle the OTEC Transaction Expenses subject to the cap of $5 million and the Regentis Transaction Expenses subject to the cap of $2 million, both as set forth in the Agreement and Plan of Merger.

	Historical		Pro forma
(in thousands, except share amounts)	OTEC	Regentis	No redemption scenario	25% redemptions scenario	50% redemptions scenario	75% redemptions scenario	Maximum redemptions scenario
Statement of Operations Data For the Quarter Ended June 30, 2023
General and Administrative Expenses	$1,473	$735	$2,208	$2,208	$2,208	$2,208	$2,208
Research and Development Expenses	$—	$437	$437	$437	$437	$437	$437
Loss from operations	$(1,473)	$(1,172)	$(2,645)	$(2,645)	$(2,645)	$(2,645)	$(2,645)
Net loss	$(1,590)	$(3,253)	$(3,136)	$(3,136)	$(3,136)	$(3,136)	$(3,136)
Basic and diluted net loss per share	$—	$(50.55)	—	—	—	—	—
Weighted average shares outstanding of Non-redeemable common stock, basic and diluted	2,684,760

	Historical		Pro forma
(in thousands, except share amounts)	OTEC	Regentis	No redemption scenario	25% redemptions scenario	50% redemptions scenario	75% redemptions scenario	Maximum redemptions scenario
Statement of Operations Data For the Year Ended December 31, 2022
General and Administrative Expenses	$2,356	$370	$14,500	$14,500	$14,500	$14,500	$14,500
Research and Development Expenses	$—	$971	$971	$971	$971	$971	$971
Loss from operations	$(2,356)	$(1,341)	$(15,471)	$(15,471)	$(15,471)	$(15,471)	$(15,471)
Net income (loss)	$1,965	$(1,383)	$(8,168)	$(8,168)	$(8,168)	$(8,168)	$(8,168)
Basic and diluted net loss per share	—	$(22.07)	—	—	—	—	—
Weighted average shares outstanding of Non-redeemable common stock, basic and diluted	2,684,760

	Historical		Pro forma
(in thousands, except share amounts)	OTEC	Regentis	No redemption scenario	25% redemptions scenario	50% redemptions scenario	75% redemptions scenario	Maximum redemptions scenario
Balance Sheet Data As of June 30, 2023
Total current assets	$362	$506	$2,887	$2,379	$1,871	$1,362	$852
Total assets	$9,397	$506	$2,887	$2,379	$1,871	$1,362	$852
Total current liabilities	$4,541	$2,399	$2,399	$2,399	$2,399	$2,399	$2,399
Total liabilities	$10,817	$10,524	$3,061	$3,061	$3,061	$3,061	$3,061
Class A common stock, subject to possible redemption	9,035	—	—	—	—	—	—
Ordinary shares	—	**	—	—	—	—	—
Class A Common Stock	—	—	1	1	1	1	1
Class B Common Stock	—	—	—	—	—	—	—
Convertible Preferred A Shares	—	598	—	—	—	—	—
Convertible preferred B shares	—	7,575	—	—	—	—	—
Convertible Preferred C Shares; Authorized	—	10,616	—	—	—	—	—
Convertible preferred D-1 shares	—	12,500	—	—	—	—	—
Convertible preferred D-2 shares	—	3,809	—	—	—	—	—
Additional paid-in capital	1,858	754	51,473	50,968	50,459	49,951	49,438
Accumulated deficit	(12,313)	(45,870)	(51,647)	(51,647)	(51,647)	(51,647)	(51,647)
Total stockholders’ deficit	(10,455)	(45,116)	(174)	(682)	(1,189)	(1,698)	(2,209)

**Represents amount less than $1.

RISK FACTORS

If the Business Combination is completed, Regentis will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to Regentis and OTEC or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the Business Combination. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, Regentis’ business, financial condition or results of operations could be seriously harmed. If that happens, the trading price of OTEC Common Stock or, if the Business Combination is not consummated, OTEC Common Stock could decline, and you may lose part or all of the value of any OTEC Common Stock or, if the Business Combination is not consummated, you may lose part or all of the value of any shares of OTEC Common Stock that you hold.

Risks Related to Regentis’ Business, Operations and Industry

Unless the context otherwise requires, any reference in this section of the Risk Factors to “we,” “us” or “our” refers to Regentis prior to the consummation of the Business Combination and to the Post-Closing Company and its consolidated subsidiaries following the Business Combination. Any of the following risk factors could cause Regentis’ actual results to differ materially from anticipated results. These risks and uncertainties are not the only ones that Regentis faces.

 We may not succeed in advancing the development of our product, achieve manufacturing stability and capacity, demonstrate sufficient clinical evidence or commercialize our product and generate significant revenues.

We are a development-stage company, and are subject to all of the risks inherent in the establishment of a new business enterprise. We have a limited operating history and only a preliminary and unproven business plan upon which investors may evaluate our prospects. We have not yet fully demonstrated the feasibility of our regenerative hydrogel technology for commercial applications. We may not receive, or may be delayed in receiving, the necessary approval or clearance for GelrinC or our future products.

Furthermore, even if our technology becomes commercially viable, our business models may not generate sufficient revenue necessary to support our business. If we are unable to address any issues mentioned above, or encounter other problems, expenses, difficulties, complications, and delays in connection with the starting and expansion of our business, our entire business may fail, in which case you may lose part of, or your entire investment.

We have a history of net losses and negative cash flow from operations since inception and we expect such losses and negative cash flows from operations to continue in the foreseeable future. We anticipate our losses will continue to increase from current levels because we expect to incur additional costs related to developing our business, including research and development costs, manufacturing costs, employee-related costs, costs of complying with government regulations, intellectual property development and prosecution costs, marketing and promotion costs, capital expenditures, general and administrative expenses, and costs associated with operating as a public company.

Our ability to generate revenue from our operations and, ultimately, achieve profitability will depend on, among others, whether we can complete the development and commercialization of our technology, our future products and our services, including our GelrinC product candidate and platform technology, whether we can manufacture GelrinC on a commercial scale in such amounts and at such costs as we anticipate, and whether we can achieve market acceptance of our products, services and business models. We may never generate any revenue or operate on a profitable basis. Even if we achieve profitability, we may not be able to sustain it.

Clinical failure can occur at any stage of clinical development. Our clinical experience to date does not necessarily predict future results and may not have revealed certain potential limitations of the technology and potential complications from GelrinC and may require further clinical validation. Any product version we advance through clinical trials may not have favorable results in later clinical trials or receive regulatory approval.

Clinical failure can occur at any stage of clinical development. To date, we have performed a pilot study involving 56 patients who were treated with GelrinC, and followed up for up to four years in multiple sites in Northern Europe and in Israel. To obtain marketing approval in the United States, we are currently carrying out an additional pivotal clinical study under an approved IDE in the U.S. and Europe. As we have limited clinical experience, our ability to identify potential problems and/or inefficiencies concerning current and future versions of GelrinC in advance of its use in general and expanded groups of patients may be limited, and we cannot assure you that actual clinical performances will be satisfactory to support proposed indications and regulatory approvals and clinical acceptance and adoption, or that its use will not result in unanticipated complications. However, if the results of such study are not satisfactory, our U.S. pivotal study could be delayed. Furthermore, there can be no assurance that the implementation of our plan will be successful. Furthermore, the results from laboratory, non-clinical and completed clinical studies, as well as results from our ongoing clinical trials may not be indicative of final clinical results obtained from our current GelrinC version or future versions of GelrinC on expanded screening populations. In addition, the results of our clinical trials are subject to human analyses and interpretation of the data accumulated, which could be affected by various errors due to, among others, lack of sufficient clinical experience with GelrinC, assumptions used in the statistical analysis of results, interpretation errors in the analysis of the clinical trials results, or due to uncertainty in the actual efficacy of GelrinC in its current clinical stage. Therefore, the safety and efficacy of GelrinC and the clinical results to date will require further independent professional validation and require further clinical study. If GelrinC does not function as expected over time, we may not be able to develop GelrinC at the rate or to the stage we desire, we could be subject to liability claims, our reputation may be harmed, GelrinC may not achieve regulatory clearances, and GelrinC may not be widely adopted by healthcare providers and patients.

We operate in a very competitive business environment, and if we are unable to compete successfully against our existing or potential competitors, our business, financial condition and results of operations may be adversely affected.

Our existing products and procedures are, and any new products or procedures we develop and commercialize will be, subject to intense competition. The industry in which we operate is competitive, subject to change and sensitive to the introduction of new products, procedures or other market activities of industry participants. Our ability to compete successfully will depend on our ability to continue to train surgeons on the GelrinC hydrogel implant procedure and gain their acceptance of the procedure, develop additional products and procedures to improve GelrinC implementation and expand our product offerings that reach the market in a timely manner, receive adequate coverage and reimbursement from third-party payors and provide products that are easier to use, safer, less invasive and more effective than the products and procedures of our competitors.

We compete with large, diversified medical device and pharmaceutical companies, including Vericel Corp. and others. We also compete with smaller companies similar to us. We also face potential competition from many different sources, including academic institutions, governmental agencies, and public and private research institutions.

At any time, these competitors and other potential market entrants may develop new products, procedures or treatment alternatives that could render our products obsolete or uncompetitive. In addition, one or more of such competitors may gain a market advantage by developing and patenting competitive products, procedures or treatment alternatives earlier than we can, obtaining regulatory clearances or approvals more rapidly than we can or selling competitive products at prices lower than ours. If medical research were to lead to the discovery of alternative therapies or technologies that improve or cure tissue regeneration as an alternative to surgery, the use of pharmaceuticals or breakthrough bio-technological innovations or therapies, our profitability could suffer through a reduction in sales or a loss in market share to a competitor. The discovery of methods of prevention or the development of other alternatives to tissue repair therapies could result in decreased demand for our product and, accordingly, could have a material adverse effect on our business, financial condition and results of operations. Many of our current and potential competitors have substantially greater sales and financial resources than we do. These competitors may also have more established distribution networks, a broader offering of products, entrenched relationships with surgeons and distributors or greater experience in launching, marketing, distributing and selling products or treatment alternatives.

We also compete with our competitors to engage the services of independent sales agents, both those presently working with us and those with whom we hope to work with as we expand. In addition, we compete with our competitors in acquiring technologies and technology licenses complementary to our products or procedures or advantageous to our business. If we are unable to compete successfully against our existing or potential competitors, our business, financial condition and results of operations may be adversely affected, and we may not be able to grow at our expected rate, if at all.

We expect to derive most of our revenues from sales of our GelrinC. Our inability to successfully commercialize this product candidate or any subsequent decline in demand for this product candidate, could severely harm our ability to generate revenues.

We are currently dependent on the successful commercialization of GelrinC to generate revenues. As a result, factors adversely affecting our ability to successfully commercialize, or the pricing of or demand for, this product could have a material adverse effect on our financial condition and results of operations. If we are unable to successfully commercialize or create market demand for GelrinC, we will have limited ability to generate revenues.

Furthermore, we may be vulnerable to fluctuations in demand for GelrinC. Such fluctuations in demand may be due to many factors, many of which are beyond our control, including, among others:

●	market acceptance of a new product, including healthcare professionals’ and patients’ preferences;

●	market acceptance of the clinical safety and performance of GelrinC;

●	development of similarly cost-effective products by our competitors;

●	development delays of GelrinC;

●	adverse medical side effects suffered by patients using GelrinC, whether actually resulting from the use of GelrinC or not;

●	changes in regulatory policies toward tissue repair technologies;

●	changes in regulatory approval, clearance requirements and licensure for our product;

●	third-party claims of intellectual property infringement;

●	budget constraints and the availability of reimbursement or insurance coverage from third-party payors for GelrinC;

●	adverse responses from certain of our competitors to the offering of GelrinC; and

●	the shelf life of GelrinC.

If healthcare professionals do not recommend our product to their patients, GelrinC may not achieve market acceptance and we may not become profitable.

If healthcare professionals, including physicians, do not recommend or prescribe our product to their patients, GelrinC may not achieve market acceptance and we may not become profitable. In addition, physicians have historically been slow to change their medical diagnostic and treatment practices because of perceived liability risks arising from the use of new products. Delayed adoption of GelrinC by healthcare professionals could lead to a delayed adoption by patients, as well as government and private third-party payors. Healthcare professionals may not recommend GelrinC until certain conditions have been satisfied including, among others:

●	there is sufficient long-term clinical and health-economic evidence to convince them to alter their existing tissue repair methods and recommendations;

●	there are recommendations from prominent physicians, educators and/or associations indicating that GelrinC is safe and effective;

●	we obtain favorable data from clinical and health-economic studies for GelrinC;

●	reimbursement or insurance coverage from government and private third-party payors is available;

●	healthcare professionals obtain required approvals and licensures for the handling, storage, dispensing and disposal of GelrinC; and

●	healthcare professionals become familiar with the complexities of GelrinC.

We cannot predict when, if ever, healthcare professionals and patients may adopt the use of GelrinC. Even if favorable data is obtained from clinical and health- economic studies for the regulatory approval of GelrinC, there can be no assurance that prominent physicians would endorse it or that future clinical studies will continue to produce favorable data regarding GelrinC. In addition, prolonged market exposure may also be a pre-requisite to reimbursement or insurance coverage from government and private third-party payors. If GelrinC does not achieve an adequate level of acceptance by patients, healthcare professionals, and government and private third-party payors, we may not generate significant product revenues and we may not become profitable.

We are dependent upon contract manufacturing organizations and raw material suppliers making us vulnerable to supply shortages and problems, increased costs and quality or compliance issues, any of which could harm our business.

Some of the critical materials and components used in manufacturing GelrinC are sourced from single suppliers. Our suppliers may encounter problems during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our requirements. An interruption in the supply of a key material could significantly delay our research and development process or increase our expenses for commercialization or development of product. An interruption in the supply of a key material could significantly delay our research and development process or increase our expenses for commercialization or development of products. Specialized materials must often be manufactured for the first time for use in drug delivery technologies, or materials may be used in the technologies in a manner that is different from their customary commercial uses. The quality of materials can be critical to the performance of a drug delivery technology, so a reliable source that provides a consistent supply of materials is important. Materials or components needed for our drug delivery technologies may be difficult to obtain on commercially reasonable terms, particularly when relatively small quantities are required or if the materials traditionally have not been used in pharmaceutical products.

Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

●	we are not currently a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

●	we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;

●	our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause delays in shipment;

●	we may have difficulty locating and qualifying alternative suppliers;

●	switching components or suppliers may require product redesign and possibly submission to the FDA or other similar foreign regulatory agencies, which could impede or delay our commercial activities;

●	one or more of our suppliers may be unwilling or unable to supply components of our products;

●	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner; and

●	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on certain suppliers, we may be susceptible to supply shortages whilst looking for alternate suppliers.

We may not be able to replace our current manufacturing capabilities in a timely manner.

If our manufacturing facility suffers any type of prolonged interruption, whether caused by regulator action, equipment failure, critical facility services (such as water purification, clean steam generation or building management and monitoring system), fire, natural disaster or any other event that causes the cessation of manufacturing activities, we may be exposed to long-term loss of sales and profits. There are limited facilities which are capable of contract manufacturing some of our products and product candidates. Replacement of our current manufacturing capabilities may have a material adverse effect on our business and financial condition.

Our business plan is dependent upon third-party service providers. If such third-party service providers fail to maintain a high quality of service, the utility of our products could be impaired, which could adversely affect the penetration of our products, our business, operating results and reputation in the future.

The success of certain services and products that we may provide in the future are dependent upon third-party service providers. Such service providers include manufacturers of custom materials for our GelrinC. As we expand our commercial activities, an increased burden will be placed upon the quality of such third-party providers. If third-party providers fail to maintain a high quality of service, our products, business, reputation and operating results could be adversely affected. In addition, poor quality of service by third-party service providers could result in liability claims and litigation against us for damages or injuries.

Our business plan relies on certain assumptions about the market for our product, however, the size and expected growth of our addressable market has not been established with precision and may be smaller than we estimate, and even if the addressable market is as large as we have estimated, we may not be able to capture additional market share.

Our estimates of the addressable market for our current products and future products are based on a number of internal and third-party estimates and assumptions. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and our estimates may not be correct. However, the projected demand for our products could materially differ from actual demand if our assumptions regarding these trends and acceptance of our products by the medical community prove to be incorrect or do not materialize, or if non-surgical treatments or other surgical techniques gain more widespread acceptance as a viable alternative to using GelrinC. In addition, even if the number of tissue regeneration sufferers who elect to undergo tissue repair surgery, and the Gelrin hydrogel implant procedure in particular, increases as we expect, technological or medical advances could provide alternatives to address tissue regeneration and reduce demand for tissue regeneration implant surgery. As a result, our estimates of the addressable market for our current or future products and procedures may prove to be incorrect. Further, one component of our growth strategy is our direct to patient education program, which we expect will help us educate additional tissue regeneration patients about our products and procedures; however, these patient engagements may not be as successful at educating potential surgical candidates as we expect. Thus, even if the total addressable market for our current and future products and procedures is as large as we have estimated, we may not be able to penetrate the existing market to capture additional market share for the reasons discussed in this “Risk Factors” section. If the actual number of tissue regeneration sufferers who would benefit from our products, the price at which we can sell future products or the addressable market for our products is smaller than we estimate, or if the total addressable market is as large as we have estimated but we are unable to capture additional market share, it could have a material adverse effect on our business, financial condition and results of operations.

We depend on third parties to manage our clinical studies and trials, perform related data collection and analysis, and to enroll patients for our clinical trials, and, as a result, we may face costs and delays that are beyond our control.

We rely on third parties, such as contract research organizations (“CROs”), clinical investigators and clinical sites, to manage our clinical trials and perform data collection and analysis, and to enroll patients for our clinical trials. Although we have and expect to continue to have contractual arrangements with these third parties, we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on such third parties does not relieve us of our regulatory responsibilities. If such third parties fail to comply with applicable regulatory requirements, the clinical data generated in our clinical trials may be deemed unreliable and regulatory authorities may require us to perform additional clinical trials before approving our marketing applications, which would delay the regulatory approval process. Furthermore, we may not be able to control the amount and timing of resources that these parties devote to our studies and trials or the quality of these resources. If these third parties fail to properly manage our studies and trials or enroll patients for our clinical trials, we may be unable to complete them at all or in a satisfactory or timely manner, which could delay or prevent us from obtaining regulatory approvals for, or achieving market acceptance of, our product.

In addition, termination of relationships with third parties may result in delays, inability to enter into arrangements with alternative third parties or do so on commercially reasonable terms. Switching or adding additional clinical sites involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new clinical site commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines.

Business interruptions resulting from the global COVID-19 pandemic or similar public health crises could adversely affect our business, financial condition and results of operations.

Public health crises such as pandemics or similar outbreaks could adversely impact our business. As a result of the COVID-19 pandemic, many medical device companies experienced disruptions to their revenue and other business disruptions, including disruptions to supply chain, independent sales agents, customers, study enrollment timelines and regulatory processes. Further, based on what we have witnessed in the COVID 19 pandemic, as a result of a pandemic, patients may delay or forego tissue repair surgery procedures to avoid hospitals and ambulatory surgical centers and comply with quarantine and/or similar directives from local and national health and government officials. Any of these factors, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on our business and our results of operations and financial condition. Further, uncertainty around these and related issues could lead to adverse effects on the economy of the United States and other economies, which could impact our ability to raise the necessary capital needed to develop and commercialize our product candidates.

We are highly dependent on key members of our executive management team. Our inability to retain these individuals could impede our business plan and growth strategies, which could have a negative impact on our business and the value of your investment.

Our ability to implement our business plan depends on the continued services of key members of our senior management. In particular, and to a critical extent, we are dependent on the continued efforts and services of the members of management named in the “Management” section. If we lose the services of such key members of our management team, we would likely be forced to expend significant time and money in the pursuit of replacement individuals, which may result in a delay in the implementation of our business plan and plan of operations. We may not be able to find satisfactory replacements on terms that would not be unduly expensive or burdensome to us. We do not currently carry a key-man life insurance policy that would assist us in recouping our costs in the event of the death or disability of our management team. The loss of members of our management team, or our inability to attract or retain other qualified individuals, could have a material adverse effect on our business, results of operations and financial condition.

Exchange rate fluctuations between the U.S. dollar and the New Israeli Shekel and inflation may negatively affect our results of operations, and we may not be able to hedge our currency exchange risks successfully.

The U.S. dollar is our functional and reporting currency. However, a portion of our operating expenses, including personnel and facilities related expenses, are incurred in NIS. As a result, we are exposed to the risks that the NIS may appreciate relative to the U.S. dollar, or, if the NIS instead devalues relative to the U.S. dollar, that the inflation rate in Israel may exceed such rate of devaluation of the NIS, or that the timing of such devaluation may lag behind inflation in Israel. In any such event, the dollar cost of our operations in Israel would increase and our dollar-denominated results of operations would be adversely affected. Given our general lack of currency hedging arrangements to protect us from fluctuations in the exchange rates of the NIS and other foreign currencies in relation to the U.S. dollar (and/or from inflation of such foreign currencies), we may be exposed to material adverse effects from such movements. Our exchange rate exposure may change over time as our business evolves and could result in increased costs or reduced revenue and could affect our actual cash flow. Changes in the relative values of currencies occur regularly and, in some instances, may have a significant impact on our operating results. The rate of inflation in Israel or in currency exchange rates may materially change and we might not be able to effectively mitigate these risks.

Our business may be impacted by changes in general economic conditions.

Our business is subject to risks arising from changes in domestic and global economic conditions, including adverse economic conditions in markets in which we operate, which may harm our business. For example, the COVID-19 pandemic caused significant volatility and uncertainty in U.S. and international markets. If our future customers significantly reduce spending in areas in which our technology and products are utilized, or prioritize other expenditures over our technology and products, our business, financial condition, results of operations and prospects would be materially adversely affected.

Disruption to the global economy could also result in a number of follow-on effects on our business, including a possible slow-down resulting from lower customer expenditures; inability of customers to pay for products, solutions or services on time, if at all; more restrictive export regulations which could limit our potential customer base; negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and secure other sources of funding in the future on terms favorable to us.

In addition, the occurrence of catastrophic events, such as hurricanes, storms, earthquakes, tsunamis, floods, medical epidemics and other catastrophes that adversely affect the business climate in any of our markets could have a material adverse effect on our business, financial condition and results of operations.

The outcome of any future claims and litigation could have a material adverse impact on our business, financial condition and results of operations.

We may, from time to time, be party to litigation in the normal course of business, including class action lawsuits. Due to the inherent uncertainties of litigation, the final outcome of these lawsuits may differ substantially from our expectations and we may not be able to determine the amount of any potential losses we may incur. In the event we are required or determine to pay amounts in connection with any such lawsuits, such amounts could be significant and could have a material adverse impact on our liquidity, business, financial condition and results of operations.

Certain of our directors, director nominees and/or officers may have interests that compete with ours.

Certain of our directors currently own, operate and manage other entities, which may have similar or different objectives than ours. Such activities could detract from the time these people have to allocate to our affairs. The terms of such agreements may not be as favorable to us as those that could be obtained from a third party. Moreover, certain of our directors and officers are affiliated with our current stockholders, and may have different interests than other stockholders. For additional information regarding related party transactions and potential conflicts of interest, see “Certain Relationships and Related Person Transactions.” Under the Israeli Companies Law, 5759-1999, office holders must promptly disclose to us any direct or indirect personal interest that he or she may have and all related material information or documents known to him or her relating to any existing or proposed transaction by us. In addition, upon the Closing, we will adopt a code of ethics and conduct that will require our employees, officers and directors to disclose any situation that reasonably would be expected to give rise to a conflict of interest.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our Reliance on Third Parties

We will rely on third parties to conduct certain elements of our preclinical studies and clinical trials and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We rely upon third-party vendors, including CROs, to monitor and manage data for our ongoing preclinical studies and clinical trials. If our CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. We rely on these CROs for execution of our preclinical studies and clinical trials, and we control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on the vendors and CROs does not relieve us of our regulatory responsibilities. We and our CROs and other vendors are required to comply with good clinical practice (“GCP”), current good manufacturing practices (“cGMP”), the Helsinki Declaration, the International Conference on Harmonization Guideline for Good Clinical Practice, applicable European Commission Directives on Clinical Trials, laws and regulations applicable to clinical trials conducted in other territories, and good laboratory practices (“GLP”), which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area (the “EEA”), and comparable foreign regulatory authorities for all of our product candidates in clinical development. Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors. If we or any of our CROs or vendors fail to comply with applicable regulations, including GCP and cGMP regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, European Medicines Agency (“EMA”), or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

If any of our relationships with these third-party CROs or vendors terminate, we may not be able to enter into arrangements with alternative CROs or vendors or do so on commercially reasonable terms. In addition, our CROs are not our employees, and, except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. CROs may also generate higher costs than anticipated, which could adversely affect our results of operations and the commercial prospects for our product candidates, increase our costs and delay our ability to generate revenue.

Replacing or finding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, we may encounter similar challenges or delays in the future, which could have a material adverse impact on our business, financial condition and prospects.

 Independent clinical investigators and CROs that we will engage to conduct our clinical trials may not devote sufficient time or attention to our clinical trials or be able to repeat their past success.

We will depend on third parties, including independent clinical investigators and CROs, to conduct our clinical trials. CROs may also assist us in the collection and analysis of data. There is a limited number of third-party service providers and vendors that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs.

These investigators and CROs will not be our employees and we will not be able to control, other than through contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of any product candidates that we develop. Further, the performance of our CROs may also be interrupted by the ongoing COVID-19 pandemic, including due to travel or quarantine policies, heightened exposure of CRO staff who are healthcare providers to COVID-19 patients or prioritization of resources toward the COVID-19 pandemic.

Investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or other regulatory authorities. The FDA or other regulatory authorities may conclude that a financial relationship between us and an investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA or other regulatory authorities may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval or rejection of our marketing applications by the FDA or other regulatory authorities, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. Further, the FDA and other regulatory authorities require that we comply with standards, commonly referred to as GCP, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. Failure of clinical investigators or CROs to meet their obligations to us or comply with GCP procedures could adversely affect the clinical data, the outcome of the clinical studies or the development of our product candidates and harm our business.

We rely on third parties to manufacture the raw materials that we use to create our product candidates. Our business could be harmed if existing and prospective third parties fail to provide us with sufficient quantities of these materials and products or fail to do so at acceptable quality levels or prices.

We rely on third party suppliers for certain raw materials necessary to manufacture our product candidates for our preclinical studies and clinical trials. We do not have any control over the availability of raw materials. If we or our manufacturers are unable to purchase these raw materials on acceptable terms, at sufficient quality levels, or in adequate quantities, if at all, the development and commercialization of our product candidates or any future product candidates, would be delayed or there would be a shortage in supply, which would impair our ability to meet our development objectives for our product candidates or generate revenues from the sale of any approved products.

We intend to rely on third party suppliers for these raw materials, which will continue to expose us to manufacturing risks including:

●	reduced control for certain aspects of manufacturing activities;

●	termination or nonrenewal of manufacturing and service agreements with third parties in a manner or at a time that is costly or damaging to us; and

●	disruptions to the operations of our third-party manufacturers and service providers caused by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or service provider.

We require materials from suppliers that are cGMP compliant. All of our raw material suppliers are cGMP-compliant at the present. If these suppliers do not successfully carry out their contractual duties or manufacture our raw materials in accordance with regulatory requirements, we will not be able to submit our new drug application as planned or complete, or may be delayed in completing, the clinical trials required for approval of our Gelrin platform product candidates. In such instances, we may need to locate an appropriate replacement third-party relationship, which may not be readily available or on acceptable terms, which would cause additional delay or increased expense prior to the approval of our Gelrin platform product candidates and would thereby have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Our Intellectual Property

Our reliance on third parties requires us to share our trade secrets and intellectual property, which increases the possibility that a competitor will discover them or that our trade secrets and intellectual property will be misappropriated or disclosed.

Because we rely on third parties to provide us with the materials and services that we use to develop and, if appropriate in the future, manufacture our product candidates or approved products, we may, at times, share trade secrets and intellectual property with such third parties. We seek to protect our technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements, or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets and intellectual property. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business. In addition, certain of our officers are also engaged by third parties, including our Chief Operating Officer and our Chief Financial Officer, the latter of which provides his services to us through a third party service firm. See “Regentis Executive Compensation—Engagement Agreements with Executive Officers” for additional information.

Despite our efforts to protect our trade secrets and knowhow, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets by third parties. A competitor’s discovery of our trade secrets and knowhow would impair our competitive position and have an adverse impact on our business, financial condition, results of operations and prospects.

If we are unable to obtain significant patent protection for our products, or if our patents and other intellectual property rights do not adequately protect our products, we may be unable to gain significant market share and be unable to operate our business profitably.

We will rely on patents, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our products. These legal means, however, afford only limited protection and may not completely protect our rights.

As of December 19, 2022, our exclusively owned patent portfolio includes forty-six (46) issued patents, of which eleven (11) are U.S. patents and thirty-four (34) are foreign patents, with twenty-eight (28) of the thirty-four (34) foreign patents being nationally validated in certain European extension/validation states). We cannot assure you that our intellectual property position will not be challenged or that all patents for which we have applied will be granted. The validity and breadth of claims in patents involve complex legal and factual questions and, therefore, may be highly uncertain. Uncertainties and risks that we face include the following:

●	our pending or future patent applications may not result in the issuance of patents;

●	the scope of any existing or future patent protection may not exclude competitors or provide competitive advantages to us;

●	our patents may not be held valid or enforceable if subsequently challenged;

●	other parties may claim that our products and designs infringe the proprietary rights of others—even if we are successful in defending our patents and proprietary rights, the cost of such litigation may adversely affect our business; and

●	other parties may develop similar products, duplicate our products, or design around our patents.

The patent prosecution process is expensive and time-consuming, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner, or in all jurisdictions. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that we will fail to identify patentable aspects of our developments before it is too late to obtain patent protection.

In addition, the laws of foreign jurisdictions may not protect our rights to the same extent as the laws of the United States. For example, most countries outside of the United States do not allow patents for methods of treating the human body. This may preclude us from obtaining method patents outside of the United States having similar scope to those we have obtained or may obtain in the future in the United States. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the U.S. Patent and Trademark Office (“USPTO”) or patent offices in foreign jurisdictions, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology and compete directly with us, without payment to us.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical products and techniques, or limit the duration of the patent protection of our technology.

While we are aware of several third-party patents of interests, we do not believe that any of our products infringe any valid claims of patents or other proprietary rights held by others. However, there can be no assurances that we do not infringe any patents or other proprietary rights held by third parties. If our products were found to infringe any proprietary right of another party, we could be required to pay significant damages or license fees to such party and/or cease production, marketing and distribution of those products. Litigation may also be necessary to defend infringement claims of third parties or to enforce patent rights we hold or to protect trade secrets or techniques we own.

We also rely on trade secrets and other unpatented proprietary technology. There can be no assurances that we can meaningfully protect our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our proprietary technology. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with employees and consultants that include customary intellectual property assignment obligations. There can be no assurances, however, that the agreements will not be breached, adequate remedies for any breach would be available or competitors will not discover our trade secrets or independently develop comparable intellectual property.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees, renewal fees, annuity fees and various other government fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent and/or applications and any patent rights we may obtain in the future. While an unintentional lapse of a patent or patent application can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our products, we may not be able to stop a competitor from marketing products that are the same as or similar to our products, which would have a material adverse effect on our business.

Although we are not presently a party to lawsuits or administrative proceedings involving patents or other intellectual property, the possibility exists that we may be in the future. If we were to lose any future intellectual property lawsuits, a court could require us to pay significant damages and/or prevent us from selling our products.

Although we are not presently a party to lawsuits or administrative proceedings involving patents or other intellectual property, including interference proceedings, post grant review and inter partes review before the USPTO or the equivalent foreign patent authority, the possibility exists that we may be in the future. A legal proceeding, regardless of the outcome, could drain our financial resources and divert the time and effort of our management. Protracted litigation to defend or prosecute our intellectual property rights could result in our customers or potential customers deferring or limiting their purchase or use of the affected products until resolution of the litigation.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue selling, developing and marketing our products and techniques. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. Intellectual property litigation may lead to unfavorable publicity that harms our reputation and causes the market price of our securities to decline.

Because competition in our industry is intense, competitors may infringe or otherwise violate our issued patents, patents of our licensors or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming, and could distract our technical and management personnel from their normal responsibilities. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims or file administrative actions against us alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding or administrative action could put one or more of our patents at risk of being invalidated or interpreted narrowly. Our competitors may assert invalidity on various grounds, including lack of novelty, obviousness or that we were not the first applicant to file a patent application related to our product. We may elect to enter into license agreements in order to settle patent infringement claims or to resolve disputes before litigation, and any such license agreements may require us to pay royalties and other fees that could be significant. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure.

Our competitors, many of which have made substantial investments in patent portfolios, trade secrets, trademarks and competing technologies, may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that may prevent, limit or otherwise interfere with our ability to make, use, sell and/or export our products or to use our technologies or product names. Moreover, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” purchase patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that our products and business operations infringe or violate the intellectual property rights of others. The defense of these matters can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses or make substantial payments.

If we fail to execute invention assignment agreements with our employees and contractors involved in the development of intellectual property or are unable to protect the confidentiality of our trade secrets, the value of our products and our business and competitive position could be harmed.

In addition to patent protection, we also rely on protection of copyright, trade secrets, know-how and confidential and proprietary information. We generally enter into confidentiality and invention assignment agreements with our employees, consultants and third parties upon their commencement of a relationship with us. However, we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property. In addition, these agreements may not provide meaningful protection against the unauthorized use or disclosure of our trade secrets or other confidential information, and adequate remedies may not exist if unauthorized use or disclosure were to occur. The exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our business, financial condition and results of operations. In particular, a failure to protect our proprietary rights may allow competitors to copy our products and procedures, which could adversely affect our pricing and market share. Further, other parties may independently develop substantially equivalent know-how and technology.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. While we have agreements with our employees, consultants and third parties that obligate them to assign their inventions to us, these agreements may not be self-executing, not all employees or consultants may enter into such agreements, or employees or consultants may breach or violate the terms of these agreements, and we may not have adequate remedies for any such breach or violation. If any of our intellectual property or confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, it could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed.

We rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. There can be no assurance that our trademark applications will be approved. Third parties may also oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, there can be no assurance that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. We also license third parties to use our trademarks. In an effort to preserve our trademark rights, we enter into license agreements with these third parties, which govern the use of our trademarks and require our licensees to abide by quality control standards with respect to the goods and services that they provide under our trademarks. Although we make efforts to monitor the use of our trademarks by our licensees, there can be no assurance that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, our trademark rights could be diluted. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

Patent terms may not be sufficient to effectively protect our products and business for an adequate period of time.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after its first effective non-provisional filing date. Although various extensions may be available, the term of a patent, and the protection it affords, is limited. Even if patents covering our technologies and their uses are obtained, once the patent has expired, we may be open to competition. In addition, although upon issuance in the United States a patent’s term can be extended based on certain delays caused by the USPTO, this extension can be reduced or eliminated based on certain delays caused by the patent applicant during patent prosecution. Given the amount of time required for the development, testing and regulatory review of new products, patents protecting such products might expire before or shortly after such products are commercialized. If we do not have sufficient patent terms to protect our products, technologies and their uses, our business would be seriously harmed.

For example, our “basic patent estate” described below (see “Business—Intellectual Property—GelrinC”) (patent family derived from WO 2005/061018) has expiration dates that range between 2024 and 2025. While we have attempted to develop a patent portfolio that includes pending patent applications covering subsequent improvements in our products and processes, we cannot be sure if these patent applications will result in any issued patents. Accordingly, we are not currently able to assess to what extent the expiration of the basic patents will expose us to competition. If we are not able to implement subsequent sufficient patents to protect our products, technologies and their uses, we may not be able to stop a competitor from marketing products that are the same as or similar to our product candidates, which would have a material adverse effect on our business.

Changes in U.S. patent laws may limit our ability to obtain, defend and/or enforce our patents.

Patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith America Invents Act (the “Leahy-Smith Act”) includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and also affect patent litigation. The USPTO has developed regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, which became effective on March 16, 2013. The first to file provisions limit the rights of an inventor to patent an invention if not the first to file an application for patenting that invention, even if such invention was the first invention. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business.

However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the enforcement and defense of our issued patents. For example, the Leahy-Smith Act provides that an administrative tribunal known as the Patent Trial and Appeals Board (“PTAB”), provides a venue for challenging the validity of patents at a cost that is much lower than district court litigation and on timelines that are much faster. Although it is not clear what, if any, long-term impact the PTAB proceedings will have on the operation of our business, the initial results of patent challenge proceedings before the PTAB since its inception in 2013 have resulted in the invalidation of many U.S. patent claims. The availability of the PTAB as a lower-cost, faster and potentially more potent tribunal for challenging patents could increase the likelihood that our own patents will be challenged, thereby increasing the uncertainties and costs of maintaining and enforcing them.

We may be unable to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our intellectual property.

We may be subject to claims that we or our employees have misappropriated the intellectual property of a third party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors and third parties may claim an ownership interest in intellectual property we regard as our own.

Many of our employees and consultants were previously employed at or engaged by other medical device companies, including our competitors or potential competitors. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, misappropriated the intellectual property or disclosed the alleged trade secrets or other proprietary information, of these former employers, competitors or other third parties. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that our agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. Litigation may be necessary to defend against claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages or a settlement payment, a court could prohibit us from using technologies, features or other intellectual property that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate technologies, features or other intellectual property that are important or essential to our products could have a material adverse effect on our business and competitive position and may prevent us from selling our products. In addition, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could materially and adversely affect our business, financial condition, operating results, cash flows and prospects.

Risks Related to Government Regulation

Our product candidates and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business

GelrinC and possibly other future products we develop will be regulated by the FDA and the EU Notified Bodies as medical devices. Our product candidate is subject to extensive regulation in the United States and elsewhere, including by the FDA and its foreign counterparts, the U.S. Department of Justice (“DOJ”), and the U.S. Health and Human Services-Office of the Inspector General (“HHS”). The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use and storage; clinical trials; product safety; establishment registration and device listing; marketing, sales and distribution; pre-market clearance and approval; conformity assessment procedures; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to occur, could lead to death or serious injury; post-market approval studies; and product import and export.

The regulations our product candidate is subject to are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales for any approved product. Failure to comply with applicable regulations could jeopardize our ability to sell our future products, if cleared or approved, and result in enforcement actions such as: warning or untitled letters; fines; injunctions; consent decrees; civil penalties; customer notifications; termination of distribution; recalls or seizures of products; administrative detention of medical devices believed to be adulterated or misbranded; delays in the introduction of products into the market; operating restrictions; total or partial suspension of production; refusal to grant future clearances or approvals for new products, new intended uses or modifications to our products; withdrawals or suspensions of current approvals, resulting in prohibitions on sales of our products; and in the most serious cases, criminal prosecution or penalties.

The occurrence of any of these events would have a material adverse effect on our business, financial condition and results of operations and could result in stockholders losing their entire investment.

We may not receive, or may be delayed in receiving, the necessary clearances or approvals for our future products, and failure to timely obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.

In the United States, before we can market a new medical device, or a new use of, new claim for or signification modification to an existing product, we must first receive premarket approval (“PMA”) from the FDA. Clinical data are sometimes required to support substantial equivalence. In the process of obtaining PMA approval, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including, but not limited to, technical, pre-clinical, clinical trial data, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices.

Modifications to products that are approved through a PMA application generally require FDA approval. The PMA approval can be expensive, lengthy and uncertain. The process of obtaining a PMA is costly and uncertain and generally takes from one to three years, or even longer, from the time the application is submitted to the FDA. In addition, a PMA generally requires the performance of one or more clinical trials. Despite the time, effort and cost, a device may not be approved or cleared by the FDA. Any delay or failure to obtain necessary regulatory clearances or approvals could harm our business.

Furthermore, even if we are granted regulatory clearances or approvals, they may include significant limitations on the indicated uses for the device or other restrictions or requirements, which may limit the market for the device.

The FDA can delay, limit or deny clearance or approval of a medical device for many reasons, including:

●	our inability to demonstrate to the satisfaction of the FDA or the applicable regulatory entity or notified body that our product candidates are safe or effective for their intended uses;

●	the disagreement of the FDA or the applicable foreign regulatory body with the design or implementation of our clinical trials or the interpretation of data from pre-clinical studies or clinical trials;

●	serious and unexpected adverse effects experienced by participants in our clinical trials;

●	the data from our pre-clinical studies and clinical trials may be insufficient to support clearance or approval, where required;

●	our inability to demonstrate that the clinical and other benefits of the device outweigh the risks;

●	the manufacturing process or facilities we use may not meet applicable requirements; and

●	the potential for approval policies or regulations of the FDA or applicable foreign regulatory bodies to change significantly in a manner rendering our clinical data or regulatory filings insufficient for clearance or approval.

In order to sell our products in member countries of the European Economic Area (“EEA”), our products must comply with the essential requirements of the EU Medical Devices Directive (Council Directive 93/42/EEC). Compliance with these requirements is a prerequisite to be able to affix the CE mark to our products, without which they cannot be sold or marketed in the EEA. To demonstrate compliance with the essential requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can issue a European Community (“EC”), Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the EU Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a Notified Body. Depending on the relevant conformity assessment procedure, the Notified Body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The Notified Body issues a certificate of conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. If we fail to remain in compliance with applicable European laws and directives, we would be unable to continue to affix the CE mark to our products, which would prevent us from selling them within the EEA.

Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.

If we receive regulatory clearance or approval of the GelrinC or other future products, we will remain subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration, and listing of devices. For example, we will be required to submit periodic reports to the FDA as a condition of PMA approval. These reports include information about failures and certain adverse events associated with the device after its clearance. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.

The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, higher than anticipated costs, or lower than anticipated sales. Even after we have obtained the proper regulatory clearance to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:

●	untitled letters or warning letters;

●	fines, injunctions, consent decrees and civil penalties;

●	recalls, termination of distribution, administrative detention, or seizure of our products;

●	customer notifications or repair, replacement or refunds;

●	operating restrictions or partial suspension or total shutdown of production;

●	delays in or refusal to grant our requests for future clearances or approvals or foreign marketing authorization of new products, new intended uses, or modifications to existing products;

●	withdrawals or suspensions of product clearances or approvals, resulting in prohibitions on sales of our products;

●	FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

●	criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.

In addition, the FDA or state or foreign authorities may change their clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay clearance or approval of our future products under development on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain any approvals we are able to obtain. Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after clearance or approval is obtained.

Our products must be manufactured in accordance with federal, state and foreign regulations, and we could be forced to recall our devices or terminate production if we fail to comply with these regulations.

The methods used in, and the facilities used for, the manufacture of our products must comply with the Quality System Regulation (“QSR”), which is a complex regulatory scheme that covers the procedures and documentation of the design, testing, production, process controls, quality assurance, labeling, packaging, handling, storage, distribution, installation, servicing and shipping of medical devices.

Furthermore, we are required to verify that our suppliers maintain facilities, procedures and operations that comply with our quality standards and applicable regulatory requirements. The FDA enforces the QSR through periodic announced or unannounced inspections of medical device manufacturing facilities, which may include the facilities of subcontractors. Our products are also subject to similar state regulations and various laws and regulations of foreign countries governing manufacturing.

Our third-party manufacturers may not take the necessary steps to comply with applicable regulations, which could cause delays in the delivery of our products. In addition, failure to comply with applicable FDA or state or foreign requirements or later discovery of previously unknown problems with our products or manufacturing processes could result in, among other things: warning letters or untitled letters; fines, injunctions or civil penalties; suspension or withdrawal of approvals; seizures or recalls of our products; total or partial suspension of production or distribution; administrative or judicially imposed sanctions; the FDA’s refusal to grant pending or future clearances or approvals for our products; clinical holds; refusal to permit the import or export of our products; and criminal prosecution of us, our suppliers or our employees.

Any of these actions could significantly and negatively affect supply of our products. If any of these events occurs, our reputation could be harmed, we could be exposed to product liability claims and we could lose customers and experience reduced sales and increased costs.

The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

Advertising and promotion of our future products that obtains approval in the United States may be heavily scrutinized by the FDA, the DOJ, the HHS, state attorneys general, members of Congress, and the public. In addition, advertising and promotion of any future product that obtains approval outside of the United States will be heavily scrutinized by comparable foreign regulatory authorities.

We expect that, if cleared or approved, our products, including the GelrinC, will be cleared by the requisite regulatory authorities for specific indications. We expect to train our marketing personnel and direct sales force to not promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our devices off-label, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our devices off-label. Furthermore, the use of our devices for indications other than those approved by the FDA or approved by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among healthcare providers and patients.

If the FDA or any state or foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. We may become subject to such actions and, if we are not successful in defending against such actions, those actions may have a material adverse effect on our business, financial condition and results of operations. Equivalent laws and potential consequences exist in foreign jurisdictions.

In addition, if our products are cleared or approved, healthcare providers may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.

Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.

If GelrinC or our other future products receive clearance or approval, we will be subject to the FDA’s medical device reporting regulations and similar foreign regulations, which require us to report to the FDA when we receive or become aware of information that reasonably suggests that one or more of our products may have caused or contributed to a death or serious injury or malfunctioned in a way that, if the malfunction were to recur, it could cause or contribute to a death or serious injury. The timing of our obligation to report is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of the product. If we fail to comply with our reporting obligations, the FDA or other regulatory bodies could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.

The FDA and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.

Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Physicians, other healthcare providers, and third-party payors will play a primary role with respect to any future products for which we obtain marketing approval. Our arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product.

Restrictions under applicable federal and state healthcare laws and regulations include the following:

●	The U.S. federal healthcare program Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under federal healthcare programs such as Medicare and Medicaid. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration to those who prescribe, purchase, or recommend medical devices, including certain discounts, or engaging consultants as speakers or consultants, may be subject to scrutiny if they do not fit squarely within the exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti- kickback liability. Moreover, there are no safe harbors for many common practices, such as educational and research grants. Liability may be established without a person or entity having actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws, including, without limitation, our proposed Subscription Model, and our advisory, consulting and royalty agreements with certain physicians who receive compensation, in part, in the form of stock or stock options.

●	The federal civil False Claims Act prohibits, among other things, any person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment of government funds, or knowingly making, using, or causing to be made or used, a false record or statement material to an obligation to pay money to the government or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. In recent years, several healthcare companies have faced enforcement actions under the federal False Claims Act for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product or causing false claims to be submitted because of the company’s marketing the product for unapproved, and thus non-reimbursable, uses. False Claims Act liability is potentially significant in the healthcare industry because the statute provides for treble damages and mandatory penalties of tens of thousands of dollars per false claim or statement. Healthcare companies also are subject to other federal false claims laws, including, among others, federal criminal healthcare fraud and false statement statutes that extend to non-government health benefit programs.

●	The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), imposes criminal and civil liability for knowingly and willfully executing a scheme to defraud any healthcare benefit program, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services. In addition, HIPAA, as amended by HITECH, and their respective implementing regulations impose obligations, including mandatory contractual terms, on covered healthcare providers, health plans, as well as their business associates, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

●	The Physician Payment Sunshine Act, implemented as the Open Payments program, requires manufacturers of certain products reimbursed by Medicare, Medicaid, or the Children’s Health Insurance Program to track and report to the federal government payments and transfers of value that they make to physicians and teaching hospitals, certain other healthcare professionals beginning in 2022, group purchasing organizations, and ownership interests held by physicians and their families, and provides for public disclosures of these data. Manufacturers are required to submit annual reports to the government and failure to do so may result in civil monetary penalties for all payments, transfers of value and ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws and regulations.

●	Many states have adopted laws and regulations analogous to the federal laws cited above, including state anti-kickback and false claims laws, which may apply to items or services reimbursed under Medicaid and other state programs or, in several states, regardless of the payer. Several states have enacted legislation requiring medical device companies to, among other things, establish marketing compliance programs; file periodic reports with the state, including reports on gifts and payments to individual health care providers; make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities; and/or register their sales representatives. Some states prohibit specified sales and marketing practices, including the provision of gifts, meals, or other items to certain health care providers.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations involve substantial costs. Additionally, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. Exclusion, suspension and debarment from government funded healthcare programs would significantly impact our ability to commercialize, sell or distribute any product. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Changes in laws or regulations relating to data protection, or any actual or perceived failure by us to comply with such laws and regulations or our privacy policies, could materially and adversely affect our business or could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

We expect to receive health information and other highly sensitive or confidential information and data of patients and other third parties (e.g., healthcare providers who refer GelrinC to patients), which we expect to compile and analyze. Collection and use of this data might raise privacy and data protection concerns, which could negatively impact our business. There are numerous federal, state and international laws and regulations regarding privacy, data protection, information security, and the collection, storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other data, and the scope of such laws and regulations may change, be subject to differing interpretations, and may be inconsistent among countries and regions we intend to operate in (e.g., the United States, the European Union and Israel), or conflict with other laws and regulations. The regulatory framework for privacy and data protection worldwide is, and is likely to remain for the foreseeable future, uncertain and complex, and this or other actual or alleged obligations may be interpreted and applied in a manner that we may not anticipate or that is inconsistent from one jurisdiction to another and may conflict with other rules or practices including ours. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, or disclosure of data, or their interpretation, or any changes regarding the manner in which the consent of relevant users for the collection, use, retention, or disclosure of such data must be obtained, could increase our costs and require us to modify our services and candidate products, possibly in a material manner, which we may be unable to complete, and may limit our ability to store and process patients’ data or develop new services and features.

In particular, we will be subject to U.S. data protection laws and regulations (i.e., laws and regulations that address privacy and data security) at both the federal and state levels. The legislative and regulatory landscape for data protection continues to evolve, and in recent years there has been an increasing focus on privacy and data security issues. Numerous federal and state laws, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws, govern the collection, use, and disclosure of health-related and other personal information. Failure to comply with such laws and regulations could result in government enforcement actions and create liability for us (including the imposition of significant civil or criminal penalties), private litigation and/or adverse publicity that could negatively affect our business. For instance, California enacted the California Consumer Privacy Act (“CCPA”), on June 28, 2018, which took effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states.

In addition, we expect to obtain health information that are subject to privacy and security requirements under HITECH and its implementing regulations. The Privacy Standards and Security Standards under HIPAA establish a set of standards for the protection of individually identifiable health information by health plans, health care clearinghouses and certain health care providers, referred to as Covered Entities, and the business associates with whom Covered Entities enter into service relationships pursuant to which individually identifiable health information may be exchanged. Notably, whereas HIPAA previously directly regulated only Covered Entities, HITECH makes certain of HIPAA’s privacy and security standards also directly applicable to Covered Entities’ business associates. As a result, both Covered Entities and business associates are now subject to significant civil and criminal penalties for failure to comply with Privacy Standards and Security Standards. As part of our normal operations, we expect to collect, process and retain personal identifying information regarding patients, including as a business associate of Covered Entities, so we expect to be subject to HIPAA, including changes implemented through HITECH, and we could be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information in a manner that is not authorized or permitted by HIPAA. A data breach affecting sensitive personal information, including health information, also could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

HIPAA requires Covered Entities (like many of our potential customers) and business associates, like us, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information HITECH expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides for civil monetary penalties for HIPAA violations. HITECH also increased the civil and criminal penalties that may be imposed against Covered Entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and its implementing regulations and seek attorney’s fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

Internationally, many jurisdictions have or are considering enacting privacy or data protection laws or regulations relating to the collection, use, storage, transfer, disclosure and/or other processing of personal data, as well as certification requirements for the hosting of health data specifically. Such laws and regulations may include data hosting, data residency or data localization requirements (which generally require that certain types of data collected within a certain country be stored and processed within that country), data export restrictions, international transfer laws (which prohibit or impose conditions upon the transfer of such data from one country to another), or may require companies to implement privacy or data protection and security policies, enable users to access, correct and delete personal data stored or maintained by such companies, inform individuals of security breaches that affect their personal data or obtain individuals’ consent to use their personal data. For example, European legislators adopted the European Union’s General Data Protection Regulation (2016/679) (“GDPR”), which became effective on May 25, 2018, and are now in the process of finalizing the ePrivacy Regulation to replace the European ePrivacy Directive (Directive 2002/58/EC as amended by Directive 2009/136/EC). The GDPR, supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, imposes more stringent European Union data protection requirements and provides for significant penalties for noncompliance.

Further, the United Kingdom’s initiating a process to leave the European Union has created uncertainty with regard to the regulation of data protection in the United Kingdom. In particular, the United Kingdom has brought the GDPR into domestic law with the Data Protection Act 2018 which will remain in force, even if and when the United Kingdom leaves the European Union.

Virtually every jurisdiction in which we expect to operate has established its own data security and privacy legal framework with which we must, and our target customers will need to, comply, including the rules and regulation mentioned above. We may also need to comply with varying and possibly conflicting privacy laws and regulations in other jurisdictions. As a result, we could face regulatory actions, including significant fines or penalties, adverse publicity and possible loss of business.

While we are preparing to implement various measures intended to enable us to comply with applicable privacy or data protection laws, regulations and contractual obligations, these measures may not always be effective and do not guarantee compliance. Any failure or perceived failure by us to comply with our contractual or legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our customers or partners may limit the adoption and use of, and reduce the overall demand for, our products and services. Additionally, if third parties we work with violate applicable laws, regulations, or agreements, such violations may put the data we have received at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims, or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers, partners or patients to lose trust in us, and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

If we do not obtain and maintain international regulatory registrations, clearances or approvals for our products, we will be unable to market and sell our products outside of the United States.

Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. Approval procedures vary among countries and can involve additional testing.

The time required to obtain approval outside of the United States may differ substantially from that required to obtain FDA approval. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the clearance or approval of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations, clearances or approvals, can be expensive and time-consuming, and we may not receive regulatory clearances or approvals in each country in which we plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations, clearances or approvals, if required by other countries, may be longer than that required for FDA clearance or approval, and requirements for such registrations, clearances or approvals may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory clearances or approvals before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country.

Regulatory clearance or approval by the FDA does not ensure registration, clearance or approval by regulatory authorities in other countries, and registration, clearance or approval by one or more foreign regulatory authorities does not ensure registration, clearance or approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining registration or regulatory clearance or approval in one country may have a negative effect on the regulatory process in others.

Legislative or regulatory reforms in the United States or the EU may make it more difficult and costly for us to obtain regulatory clearances or approvals for our products or to manufacture, market or distribute our products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulation of medical devices. In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay approval or clearance of our future products under development or impact our ability to modify our currently cleared products on a timely basis.

In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.

The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our future products. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. It is difficult to predict how these executive actions will be implemented, and the extent to which they will impact the FDA’s ability to exercise its regulatory authority. If these executive actions impose restrictions on the FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval or clearance that we may have obtained and we may not achieve or sustain profitability.

On April 5, 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the EU Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member states, the regulations would be directly applicable, i.e., without the need for adoption of EEA member state laws implementing them, in all EEA member states and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The Medical Devices Regulation became applicable on May 26, 2021.

Among other things, the Medical Devices Regulation:

●	strengthens the rules on placing devices on the market and reinforce surveillance once they are available;

●	establishes explicit provisions on manufacturers’ responsibilities for follow-up regarding the quality, performance and safety of devices placed on the market;

●	improves the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

●	sets up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

●	provides strengthened rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

These modifications may have an effect on the way we conduct our business in the EEA.

Healthcare reform laws could adversely affect our products and financial condition.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

●	changes to manufacturing methods;

●	change in protocol design;

●	additional treatment arm (control);

●	recall, replacement, or discontinuance of one or more of our products; and

●	additional recordkeeping.

In addition, in the United States, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. There have been executive, judicial and Congressional challenges to certain aspects of the Affordable Care Act (“ACA”). Concurrently, Congress considered legislation to repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, several bills affecting the implementation of certain taxes under the ACA have been enacted. The Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. In addition, the 2020 federal spending package permanently eliminated, effective January 1, 2020, the ACA-mandated “Cadillac” tax on high-cost employer-sponsored health coverage and medical device tax and, effective January 1, 2021, also eliminated the health insurer tax. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Act. Additionally, on December 18, 2019, the U.S. Court of Appeals for the 5th Circuit upheld the District Court ruling that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. The United States Supreme Court is currently reviewing this case, but it is unknown when a decision will be reached. Although the Supreme Court has not yet ruled on the constitutionality of the ACA, on January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the Supreme Court ruling, other such litigation and the healthcare reform measures of the Biden administration will impact the ACA and our business.

Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, COVID-19 relief legislation suspended the 2% Medicare sequester from May 1, 2020 through March 31, 2021.

Some of the provisions of the ACA have yet to be fully implemented, and certain provisions have been subject to judicial and Congressional challenges. For example, the Tax Cuts and Jobs Act enacted on December 22, 2017, eliminated the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code of 1986, commonly referred to as the “individual mandate,” effective January 1, 2019. It is unclear how litigation, including all future hearings and appeals, and other efforts to challenge, repeal or replace the ACA, or portions thereof, will affect our future products or our business. It is possible that the ACA, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future, could have an adverse effect on our industry generally and on our ability to commercialize our future products and achieve profitability.

Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.

The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory, and policy changes, the FDA’s ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new medical devices or modifications to cleared or approved medical devices to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.

Separately, in response to the COVID-19 pandemic, on March 10, 2020 the FDA announced its intention to postpone most inspections of foreign manufacturing facilities, and on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020 the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk-based prioritization system. The FDA intends to use this risk-based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Regentis has identified a material weakness in its entity level control components relating to documenting its financial reporting process, and the Post-Closing Company’s management will be required to devote substantial time to maintaining and improving its disclosure controls and procedures and internal controls over financial reporting, which may, among other things, strain its resources, divert management’s attention and affect its ability to accurately report its financial results and prevent fraud.

After the Business Combination, the Post-Closing Company will continue to carry out Regentis’ business and will be subject to the reporting requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the Nasdaq. Regentis expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on its personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that the Post-Closing Company maintain effective disclosure controls and procedures and internal control over financial reporting. Regentis is continuing to develop and refine its disclosure controls, internal control over financial reporting and other procedures that are designed to ensure that information required to be disclosed by the Post-Closing Company in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to the Post-Closing Company’s principal executive and financial officers.

Regentis has identified a material weakness in its entity level control components relating to documenting its financial reporting process. Following the completion of the Business Combination, the Post-Closing Company expects to take a number of measures to address the material weakness that has been identified. In this regard, the Post-Closing Company will need to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal controls over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls over financial reporting. Regentis currently has limited accounting personnel and has begun the process of evaluating the adequacy of its accounting personnel staffing level and other matters related to its internal control over financial reporting. Despite these efforts, there is a risk that the Post-Closing Company will not be able to conclude, within the prescribed timeframe or at all, that its internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act.

Regentis’ current controls and any new controls that the Post-Closing Company develops may become inadequate because of changes in conditions in its business. Further, additional weaknesses in the Post-Closing Company’s internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could adversely affect the Post-Closing Company’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations. Since the Post-Closing Company is expected to qualify as an “emerging growth company,” as defined in the Securities Act, as modified by the JOBS Act, it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in the Post-Closing Company’s reported financial and other information.

In order to maintain and improve the effectiveness of its disclosure controls and procedures and internal control over financial reporting, Regentis has expended and anticipates that it will continue to expend significant resources, including accounting-related costs, and provide significant management oversight. Any failure to maintain the adequacy of its disclosure controls and procedures and internal controls, or consequent inability to produce accurate financial statements on a timely basis, could increase the Post-Closing Company’s operating costs and could materially and adversely affect its ability to operate its business. In the event that the Post-Closing Company’s disclosure controls and procedures or internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in the Post-Closing Company’s operating results and the stock price of the Post-Closing Company may decline. In addition, if the Post-Closing Company is unable to continue to meet these requirements, it may not be able to obtain or maintain listing on Nasdaq.

The Post-Closing Company’s independent registered public accounting firm is not required to attest to the effectiveness of its internal control over financial reporting until after the Post-Closing Company is no longer an emerging growth company, although management will be required to report on the effectiveness of the Post Closing Company’s internal control over financial reporting in certain future periodic reports filed under the Exchange Act. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the Post-Closing Company’s business and operating results.

Risks Related to Israeli Law and Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our headquarters, members of our management team and our research and development facilities are located, may adversely affect our results of operations.

Our executive offices, research and development laboratories are located in Or-Akiva, Israel. In addition, the majority of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and groups in its neighboring countries, Hamas (an Islamist militia and political group that has historically controlled the Gaza Strip) and Hezbollah (an Islamist militia and political group based in Lebanon). In addition, several countries, principally in the Middle East, restrict doing business with Israel, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. Any hostilities involving Israel, terrorist activities, political instability or violence in the region or the interruption or curtailment of trade or transport between Israel and its trading partners could adversely affect our operations and results of operations.

On October 7, 2023, Hamas militants and members of other terrorist organizations infiltrated Israel’s southern border from the Gaza Strip and conducted a series of terror attacks on civilian and military targets, followed by extensive rocket attacks on the Israeli population and industrial centers located along the Israeli border with the Gaza Strip. These attacks have resulted in thousands of deaths and injuries. Shortly following the attack, Israel declared war against Hamas.

The intensity and duration of the war against Hamas, and the economic implications on the Post Closing Company’s business and operations and on Israel’s economy in general, are difficult to predict. These events may imply wider macroeconomic indications of a deterioration of Israel’s economic standing, which may have a material adverse effect on Regentis, the Post-Closing Company and the ability to effectively conduct business, operations and affairs.

It is possible that other terrorist organizations will join the hostilities as well, including Hezbollah in Lebanon (which has launched guided rockets and artillery into Israel, with Israel returning fire) and Palestinian military organizations in the West Bank. Our headquarters and research and development facilities are located in Israel, and therefore may be affected by rocket attacks from these locations. In the event that our facilities are damaged as a result of hostile action or hostilities otherwise disrupt the ongoing operation of our facilities, our operations and ability to conduct our business could be materially and adversely affected.

Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although the Israeli government is currently committed to covering the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations.

Further, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older for certain reservists) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. As a result of the Israeli security cabinet’s decision to declare war against Hamas, several hundred thousand Israeli reservists were called up to perform immediate military service. Certain of our service providers and consultants in Israel, in addition to employees of our service providers located in Israel, have been called for service in the current war with Hamas as of the date of this proxy statement/prospectus, and such persons may be absent for an extended period of time. As a result, our operations may be disrupted by such absences, which could materially adversely affect our business, prospects, financial condition and results of operations.

Furthermore, the Israeli government is currently pursuing extensive changes to Israel’s judicial system. In response to the foregoing developments, certain leading international financial institutions, including investment banks, investors and key economists, have indicated several causes for concern, including that such proposed changes, if adopted, may cause a downgrade to Israel’s sovereign credit rating and Israel’s international standing, which would adversely affect the macroeconomic condition in which we operate, and also potentially deter foreign investment into Israel or Israeli companies, which may, among other things, hinder our ability to raise additional funds, if deemed necessary by our management and board of directors.

The termination or reduction of tax and other incentives that the Israeli government provides to Israeli companies may increase our costs and taxes.

The Israeli government currently provides tax and capital investment incentives to Israeli companies, as well as grant and loan programs relating to research and development and marketing and export activities. In recent years, the Israeli government has reduced the benefits available under these programs and the Israeli governmental authorities may in the future further reduce or eliminate the benefits of these programs. We may take advantage of these benefits and programs in the future; however, there can be no assurance that such benefits and programs will be available to us. If we qualify for such benefits and programs and fail to meet the conditions thereof, the benefits could be canceled and we could be required to refund any benefits we might already have enjoyed and become subject to penalties. Additionally, if we qualify for such benefits and programs and they are subsequently terminated or reduced, it could have an adverse effect on our financial condition and results of operations.

We may be required to pay monetary remuneration to our Israeli employees for their inventions, even if the rights to such inventions have been duly assigned to us.

We enter into agreements with our Israeli employees pursuant to which such individuals agree that any inventions created in the scope of their employment are either owned exclusively by us or are assigned to us, depending on the jurisdiction, without the employee retaining any rights. A portion of our intellectual property has been developed by our Israeli employees during their employment for us. Under the Israeli Patent Law, 5727-1967 (“Israeli Patent Law”), inventions conceived by an employee during the course of his or her employment and within the scope of said employment are considered “service inventions”. Service inventions belong to the employer by default, absent a specific agreement between the employee and employer otherwise. Israeli Patent Law also provides that if there is no agreement regarding the remuneration for the service inventions, even if the ownership rights were assigned to the employer, the Israeli Compensation and Royalties Committee, or the Committee, a body constituted under Israeli Patent Law, shall determine whether the employee is entitled to remuneration for these inventions. The Committee has not yet determined the method for calculating this Committee-enforced remuneration. While it has previously been held that an employee may waive his or her rights to remuneration in writing, orally or by conduct, litigation is pending in the Israeli labor court is questioning whether such waiver under an employment agreement is enforceable. Although our Israeli employees have agreed that we exclusively own any rights related to their inventions, we may face claims demanding remuneration in consideration for employees’ service inventions. As a result, we could be required to pay additional remuneration or royalties to our current and/or former employees, or be forced to litigate such claims, which could negatively affect our business.

We received Israeli government grants for certain of our research and development activities, the terms of which may require us to pay royalties and to satisfy specified conditions in order to manufacture products and transfer technologies outside of Israel.

Our research and development efforts have been financed in part through royalty-bearing grants in an aggregate amount of $2.62 million (including interest at the amount of $270,000) that we received from the IIA as of today. With respect to the royalty-bearing grants we are committed to pay royalties at a rate between 3% and 4.5% on sales proceeds from our products that were developed under IIA programs up to the total amount of grants received, linked to the U.S. dollar and bearing interest at an annual rate of LIBOR applicable to U.S. dollar deposits. Due to the accrual of interest, the total amount of the grants that will be repaid through royalties will increase until repayments begin. We are further required to comply with the requirements of the Innovation Law, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the Research Law restrict the transfer or license of such know-how, and the transfer of manufacturing or manufacturing rights of such products, technologies or know-how outside of Israel, without the prior approval of the IIA. Therefore, the discretionary approval of an IIA committee would be required for any transfer or license to third parties inside or outside of Israel of know how or for the transfer outside of Israel of manufacturing or manufacturing rights related to those aspects of such technologies. We may not receive those approvals. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development.

The transfer or license of IIA-supported technology or know-how outside of Israel and the transfer of manufacturing of IIA-supported products, technology or know-how outside of Israel may involve the payment of significant amounts, depending upon the value of the transferred or licensed technology or know-how, our research and development expenses, the amount of IIA support, the time of completion of the IIA-supported research project and other factors. These restrictions and requirements for payment may impair our ability to sell, license or otherwise transfer our technology assets outside of Israel or to outsource or transfer development or manufacturing activities with respect to any product or technology outside of Israel. Furthermore, the consideration available to our shareholders in a transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA. The terms and conditions of the IIA grants may require that a company which ceases the development of know-how, technology or products using IIA grants not due to a failure of such development activities, be required to repay such amount of grants, which in our case, amount to $2.62 million (including interest).

We may not be able to enforce covenants not-to-compete under current Israeli law that might result in added competition for our products.

We have non-competition agreements with all of our employees, all of which are governed by Israeli law. These agreements prohibit our employees from competing with or working for our competitors, generally during their employment and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas, and only when the employee has obtained unique value to the employer specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

General Risk Factors

We will continue to incur significant increased costs as a result of operating as a public company in the United States, and our management will be required to devote substantial time to new compliance initiatives.

As a public company whose securities are listed in the United States, we are subject to an extensive regulatory regime, requiring us, among other things, to maintain various internal controls and facilities and to prepare and file periodic and current reports and statements, including reports on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Complying with these requirements will be costly and time consuming. We will need to retain additional employees to supplement our current finance staff, and we may not be able to do so in a timely manner, or at all. In addition, currently we do not have a full-time Chief Operating Officer; our Chief Operating Officer will devote approximately 50% of his time to the Company upon the completion of the Business Combination. As a result, we may be prevented from adequately executing our business strategy. Additionally, in the event that we are unable to demonstrate compliance with our obligations as a public company in a timely manner, or are unable to produce timely or accurate financial statements, we may be subject to sanctions or investigations by regulatory authorities, such as the SEC or The Nasdaq Global Market, and investors may lose confidence in our operating results and the price of our securities could decline.

Our independent registered public accounting firm was not engaged to perform an audit of our internal control over financial reporting, and as long as we remain an emerging growth company, as such term is defined in the JOBS Act, we will be exempt from the requirement to have an independent registered public accounting firm perform such audit. Accordingly, no such opinion was expressed or will be expressed any during any such period. Once we cease to qualify as an emerging growth company our independent registered public accounting firm will be required to attest to our management’s annual assessment of the effectiveness of our internal controls over financial reporting, which will entail additional costs and expenses.  We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the OTEC IPO, (b) in which the Post-Closing Company has total annual gross revenue of at least $1.235 billion, or (c) in which Post-Closing Company is deemed to be a large accelerated filer, which means the market value of Post-Closing Company common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Post-Closing Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Certain of our directors, consultants and advisors are not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time and business opportunities between our operations and those of other businesses.

Certain of our directors and officers are not obligated to commit their time and attention exclusively to our business and, accordingly, they may encounter conflicts of interest in allocating their own time, or any business opportunities which they may encounter, between our operations and those of other businesses. Our Chief Operating Officer will continue to work as an independent consultant for other high-tech companies upon the Closing. Moreover, our Chairman will continue to be employed by Medica Venture Partners upon the Closing. If our directors’ and other officers’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to execute our business plan. Our services agreements with our directors and officers who also engage in providing services to other companies include provisions whereby such director or officer is not permitted to engage in outside services to the extent a conflict of interest with us would arise or such services are provided to one of our competitors. See “Regentis Executive Compensation—Engagement Agreements with Executive Officers” for additional information.

We also currently rely on consultants for clinical operations, statistical support, and preclinical development. Our consultants and advisors may have other clients or projects that grow in scope or they may acquire new clients and projects that require more of their time that may come at our expense. If the execution of our business plan demands more time than is currently committed by any of our officers, directors, consultants or advisors, they will be under no obligation to commit such additional time, and their failure to do so may adversely affect our ability to carry on our business and successfully execute our business plan.

Additionally, all of our officers and directors, in the course of their other business activities, may become aware of investments, business opportunities, or information which may be appropriate for presentation to us as well as to other entities to which they owe a fiduciary duty. They may also in the future become affiliated with entities that are engaged in business or other activities similar to those we intend to conduct. As a result, they may have conflicts of interest in determining to which entity particular opportunities or information should be presented. If, as a result of such conflict, we are deprived of investment, business or information, the execution of our business plan and our ability to effectively compete in the marketplace may be adversely affected.

The JOBS Act, allows us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of the Post-Closing Company Common Stock.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

●	the provisions of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

●	Section 107 of the JOBS Act, which provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies; and

●	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We intend to take advantage of these exemptions until we are no longer an “emerging growth company.” We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the OTEC IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Post-Closing Company Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find the Post-Closing Company Common Stock less attractive because we may rely on these exemptions. If some investors find the Post-Closing Company Common Stock less attractive as a result, there may be a less active trading market for such securities, and the market prices of the Post-Closing Company Common Stock may be more volatile and may decline.

We have broad discretion to determine how to use the funds raised in the Transactions, and may use them in ways that may not enhance our operating results or the price of the Post-Closing Company Common Stock and warrants.

Our management will have broad discretion over the use of proceeds from the Transactions, and we could spend the proceeds from the Transactions in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use the net proceeds of the Transactions, together with our existing cash and cash equivalents, to expand our sales force and operations, train additional physicians, develop new products, expand direct to patient education and outreach, conduct or sponsor clinical studies and trials, grow our marketing program and provide for working capital and other general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds from the Transactions in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our share price to decline.

Risks Related to OTEC and the Business Combination

OTEC may not have sufficient funds to consummate the Business Combination.

As of June 30, 2023, OTEC had approximately $203,480 available to it outside the Trust Account to fund its working capital requirements. If OTEC is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to OTEC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to OTEC upon completion of the Business Combination. If OTEC is unable to consummate the Business Combination because it does not have sufficient funds available, OTEC will be forced to cease operations and liquidate the Trust Account. Consequently, OTEC’s public stockholders may receive less than $10.10 per share and their warrants will expire worthless.

If OTEC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their OTEC Common Stock into a pro rata portion of the Trust Account.

OTEC stockholders holding public shares may demand that OTEC convert their public shares into a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the special meeting. To demand redemption rights, OTEC stockholders must deliver their shares (either physically or electronically) to OTEC’s transfer agent no later than two (2) business days prior to the special meeting. Any stockholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its shares into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus titled “Special Meeting of OTEC Stockholders—Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

The Business Combination remains subject to conditions that OTEC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The Business Combination is subject to a number of conditions, including the condition that OTEC have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) either immediately prior to or upon consummation of the Business Combination, that there is no legal prohibition against consummation of the Business Combination, that the OTEC Class A Common Stock be approved for listing on the Nasdaq subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, receipt of securityholder approvals, continued effectiveness of the registration statement of which this proxy statement/prospectus is a part, the truth and accuracy of OTEC’s and Regentis’ representations and warranties made in the Agreement and Plan of Merger, the non-termination of the Agreement and Plan of Merger and consummation of certain ancillary agreements, and receipt of the 103K Tax Ruling, unless such conditions are waived. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected, or otherwise waived by the applicable party.

If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), either OTEC or Regentis may, subject to the terms and conditions of the Agreement and Plan of Merger, terminate the Agreement and Plan of Merger. Under the Agreement and Plan of Merger, all conditions are subject to waiver by the applicable party to the extent permitted by each of the parties’ organizational documents and applicable laws. See the section of this proxy statement/prospectus titled “The Agreement and Plan of Merger—Termination.”

The parties to the Merger Agreement may waive one or more of the conditions to the Business Combination by writing.

The parties to the Merger Agreement may agree to waive, in whole or in part, the conditions to each obligation to complete the Business Combination, to the extent permitted by each of the parties’ organizational documents and applicable laws. For example, the Closing Cash Condition states that the Available Closing OTEC Cash must be equal to or greater than an aggregate amount equal to $6,000,000 after the payment of expenses set forth in Section 7.3 of the Merger Agreement. Such condition may be waived by Regentis. The conditions that Regentis shall have delivered to OTEC the 103K Tax Ruling, and Regentis must have, at least fourteen days prior to the Closing, submitted to the IIA the IIA Notice may be waived by OTEC. The condition that OTEC’s listing application with Nasdaq in connection with the Transactions must be approved and the Merger Consideration must be listed on Nasdaq subject to official notice of issuance may be waived upon agreement by OTEC and Regentis. However, while both OTEC and Regentis could agree to waive the condition that stockholders of each approve the Business Combination, under applicable law and each parties’ organizational documents, the parties are not able to waive such condition.

The exercise of OTEC’s directors’ and officers’ discretion in agreeing to changes to, or waivers of, the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in OTEC’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Agreement and Plan of Merger, would require OTEC to agree to amend the Agreement and Plan of Merger, to consent to certain actions taken by Regentis or to waive rights that OTEC is entitled to under the Agreement and Plan of Merger. Waivers may arise because of changes in the course of Regentis’ business, a request by Regentis to undertake actions that would otherwise be prohibited by the terms of the Agreement and Plan of Merger or the occurrence of other events that would have a material adverse effect on Regentis’ business and would entitle OTEC to terminate the Agreement and Plan of Merger. In any of such circumstances, it would be at OTEC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors and officers described in the following risk factors may result in a conflict of interest on the part of one or more of the directors or officers between what he or they may believe is best for OTEC and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, OTEC does not believe there will be any changes or waivers that OTEC’s directors and officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, OTEC will circulate a new or amended proxy statement/prospectus and resolicit OTEC’s stockholders if changes to the terms of the Business Combination that would have a material impact on its stockholders or represent a fundamental change in the proposals being voted upon.

The Existing OTEC Charter waives the doctrine of corporate opportunity.

Article X of the Existing OTEC Charter provides that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to OTEC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Existing OTEC Charter or in the future, and OTEC renounces any expectancy that any of the directors or officers of OTEC will offer any such corporate opportunity of which he or she may become aware to OTEC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of OTEC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of OTEC and (i) such opportunity is one OTEC is legally and contractually permitted to undertake and would otherwise be reasonable for OTEC to pursue and (ii) the director or officer is permitted to refer that opportunity to OTEC without violating any legal obligation. OTEC cannot assure you that this provision did not impact its search for a business combination target.

The exercise of OTEC warrants for shares of OTEC Class A Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to stockholders of OTEC. Such dilution will increase if more shares of OTEC Class A Common Stock are redeemed.

As of the record date, OTEC had warrants to purchase an aggregate of 16,543,700 shares of OTEC Class A Common Stock outstanding, which includes 10,326,000 underlying public warrants, 4,668,800 underlying Private Placement Warrants and 1,548,900 extension warrants (expected to be issued by Closing). These OTEC warrants will become exercisable commencing 30 days after the completion of the Business Combination. The likelihood that these OTEC warrants will be exercised increases if the trading price of OTEC Common Stock exceeds the exercise price of the warrants, which is $11.50 per share.

Based on the closing price of $[●] per warrant on Nasdaq on [●], 2023, the most recent practicable date prior to the date of this proxy statement/prospectus, the public warrants and the Private Placement Warrants have an aggregate market value of approximately $[●] million. However, there is no guarantee that the OTEC warrants will ever be in the money after they become exercisable and prior to their expiration, and as such, the warrants may expire worthless. Warrants that become exercisable for Post-Closing Company Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to Post-Closing Company stockholders.

To the extent the OTEC warrants are exercised, additional OTEC Class A Common Stock will be issued, which will result in dilution to the holders of OTEC Class A Common Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the OTEC warrants will increase if a large number of holders of OTEC Class A Common Stock elect to redeem their shares in connection with the Business Combination. Holders of OTEC warrants do not have a right to redeem the warrants. Further, the redemption of OTEC Class A Common Stock without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of the warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of OTEC Class A Common Stock.

Holders who redeem their public shares of OTEC Class A Common Stock may continue to hold any OTEC warrants that they own, which results in additional dilution to non-redeeming holders upon exercise of the OTEC warrants.

Public stockholders who redeem their shares of OTEC Class A Common Stock may continue to hold any OTEC warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such OTEC warrants. Assuming the maximum redemption of the shares of OTEC Class A Common Stock held by the redeeming holders of OTEC public shares, up to 10,326,000 publicly traded OTEC warrants would be retained by redeeming holders of OTEC public shares (assuming all such holders elected not to exercise their warrants) with an aggregate market value of $[●], based on the market price of $[●] per OTEC warrant as of [●], 2023. As a result, the redeeming holders of OTEC public shares would recoup their entire investment and continue to hold public warrants with an aggregate market value of up to $[●], while non-redeeming holders of OTEC public shares would suffer additional dilution in their percentage ownership and voting interest of the Post-Closing Company if the Business Combination is consummated, upon exercise of OTEC warrants by redeeming holders of OTEC public shares. However, if redemptions exceed the amount allowable for consummation of the Business Combination, or the Business Combination is otherwise not consummated, the OTEC warrants will not be exercisable and expire worthless.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in the OTEC IPO. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by the investors in the OTEC IPO, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in the OTEC IPO. If any of the above should occur, our shareholders, including investors who purchased common stock in the OTEC IPO, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

Exercise of warrants, and issuance of incentive share grants will increase the number of shares outstanding, and could negatively impact the price of our common stock.

To the extent that any of the outstanding warrants and options are exercised, dilution to the interests of our shareholders may occur. For the life of such warrants and options, the holders will have the opportunity to profit from a rise in the price of the common stock with a resulting dilution in the interest of the other holders of common stock. The existence of such warrants and options may adversely affect the market price of our common stock and the terms on which we can obtain additional financing, and the holders of such warrants and options can be expected to exercise them at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued capital shares on terms more favorable to us than those provided by such warrants and options.

The Post-Closing Company will issue Post-Closing Company Common Stock as consideration for the Business Combination, which may cause OTEC stockholders to experience immediate dilution, and the Post-Closing Company may issue additional Post-Closing Company Common Stock or other equity or convertible debt securities, including the Equity Incentive Plan, without approval of the holders of the Post-Closing Company Common Stock, which would dilute existing ownership interests and may depress the market price of Post-Closing Company Common Stock. Having a minority share position may reduce the influence that OTEC’s current stockholders have on the management of the Post-Closing Company.

The table below illustrates the varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination. The maximum redemption scenario represents the maximum number of shares of Post-Closing Company Common Stock that may be redeemed while still satisfying the Closing Cash Condition (unless waived).

		Share Ownership in Post-Closing Company
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions***
Percentage Share Ownership in Post-Closing Company
OTEC Public Stockholders	7.6%	7.3%	6.9%	6.6%	6.2%
Sponsor Stockholders	21.5%	21.6%	21.7%	21.8%	21.9%
Regentis Shareholders	64.6%	64.8%	65.1%	65.3%	65.6%
Loan Grant Shares*	6.3%	6.3%	6.3%	6.3%	6.3%
Value of the Shares Owned by Non-Redeeming Shareholders**	$8,956,119	$8,451,802	$7,947,484	$7,433,167	$6,938,849
Total Shares Outstanding Excluding Warrants**	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Equity Value Post-Redemptions**	$132,172,547	$131,668,229	$131,163,912	$130,659,594	$130,155,276
Non-redeeming Shareholders Value per Share	$11.02	$11.02	$11.02	$11.02	$11.02
Effective Underwriting Fee	40.4%	42.8%	45.5%	48.6%	52.1%

*	This assumes the shares issuable to a third party in relation to a working capital bridge loan have been issued.
**	The total equity value of the Post-Closing Company was determined by multiplying the OTEC Common Stock closing price of $11.02 per share on October 30, 2023 by the number of outstanding shares at the Closing of the Business Combination in each of the five redemption scenarios.
***	Under the maximum redemption scenario, it is assumed that $7.0 million remains in the Trust Account to settle the OTEC Transaction Expenses and the Regentis Transaction Expenses. Under this assumption, 629,660 public shares are not redeemed which indicates that 21.7% of the public shares currently outstanding are redeemed. For sake of clarity, more shareholders may redeem than as set forth under any of these scenarios.

In addition, the following table illustrates varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the private placement warrants, and (ii) any outstanding securities of the Post-Closing Company.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming 100% Redemption
	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Additional Dilution Sources
Earnout Shares*	1,750,000	5.4%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%
Extension Warrants	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%
Public Warrants	10,326,000	32.1%	10,326,000	32.2%	10,326,000	32.2%	10,326,000	32.3%	10,326,000	32.3%
Private Placement Warrants	4,668,800	14.5%	4,668,800	14.5%	4,668,800	14.6%	4,668,800	14.6%	4,668,800	14.6%
Assumed Options	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%
New RSUs	958,161	3.0%	958,161	3.0%	958,161	3.0%	958.161	3.0%	958,161	3.0%
Regentis Warrants Converted to OTEC Warrants	721,808	2.2%	721,808	2.2%	721,808	2.3%	721,808	2.3%	721,808	2.3%
Equity Incentive Plan
Total Additional Dilution Sources	20,147,296	62.7%	20,147,296	62.8%	20,147,296	62.9%	20,147,296	63.0%	20,147,296	63.0%
OTEC Public Stockholders	915,975	2.9%	870,211	2.7%	824,447	2.6%	778,683	2.5%	732,920	2.3%
Regentis’ Ownership Interest Assuming Exercise of RSUs, Options and Warrants*	9,600,000	29.9%	9,600,000	29.9%	9,600,000	30.0%	9,600,000	30.0%	9,600,000	30.0%
Sponsor’s Ownership Interest Assuming Exercise of all Warrants and Earnout Shares**	8,202,500	25.5%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.7%
Total Fully Diluted Shares	32,141,175		32,095,411		32,049,647		32,003,883		31,958,120
Fully Diluted Value/Share	$4.11		$4.12		$4.12		$4.13		$4.14

* Includes 7,746,404 shares owned by current Regentis shareholders and as excerpted above, 173,627 shares pursuant to assumed options, 958,161 shares pursuant to new Regentis RSUs, and 721,808 shares pursuant to Regentis warrants converted to OTEC warrants.

** Includes 2,581,500 shares currently outstanding and as excerpted above, 1,750,000 Earnout Shares and 3,871,000 of the Private Placement Warrants.

As indicated above, the percentage of the total number of outstanding shares of Post-Closing Company Common Stock that will be owned by OTEC’s public stockholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Post-Closing Company Common Stock issued in any PIPE Investment. The tables above illustrate varying ownership levels in the Post-Closing Company, as well as possible sources and extents of dilution for non-redeeming public stockholders, excluding such PIPE Investment. As such, all of the scenarios assume that no additional capital is contributed and that the Trust Account funds are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by OTEC’s existing stockholders in the Post-Closing Company will be different.

The Post-Closing Company may continue to require capital investment to support its business or engage in a variety of transactions, including acquisitions. The Post-Closing Company may issue additional Post-Closing Company Common Stock or securities convertible into Post-Closing Company Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of the Post-Closing Company Common Stock in certain of circumstances, including but not limited to the public and private warrants, extension warrants, earnout shares, RSUs, options, Regentis Warrants Converted to OTEC Warrants,  and loan grant shares, which may have the following effects: (i) OTEC’s existing stockholders’ proportionate ownership interest may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative economic and voting rights and power of previously outstanding common stock or existing stockholders may be diminished; and (iv) the market price of such common stock may decline.

Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of the Post-Closing Company Common Stock. The Post-Closing Company’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, existing stockholders of OTEC may bear the risk that future offerings or issuances of additional shares may reduce the per share market price of Post-Closing Company Common Stock and significantly dilute their percentage ownership or ownership interests.

Furthermore, persons who will be employees, directors, and consultants of the Post-Closing Company will be granted, equity awards under the Equity Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for Post-Closing Company Common Stock.

Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Post-Closing Company is estimated as shown above. (See the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

OTEC’s public warrants differ from the Private Placement Warrants, and related risks may apply to any holders of OTEC’s public warrants following the Business Combination.

The Private Placement Warrants are identical to OTEC’s public warrants in all material respects, except that the Private Placement Warrants and any warrants underlying units issued to the Sponsor, officers and directors or their affiliates in payment of working capital loans made to OTEC or any permitted transferees, will not be redeemable by the Post-Closing Company and will be exercisable on a cashless basis, in each case so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If such warrants are held by other holders, such warrants will be redeemable by the Post-Closing Company in all redemption scenarios and exercisable by the holders on the same basis as OTEC’s public warrants.

Following the Business Combination, the Post-Closing Company may redeem OTEC’s public warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. The Post-Closing Company will have the ability to redeem outstanding OTEC public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Post-Closing Company Common Stock equals or exceeds $18.00 per share (subject to adjustment for share sub-divisions, share dividends, reorganizations and recapitalizations as set forth in the Warrant Agreement) on each of twenty (20) trading days within the thirty (30) trading day period ending on the third trading day prior to the date on which a notice of redemption given to the warrant holders and upon not less than 30 days’ prior written notice of redemption to each warrant holder (and provided that there is an effective registration statement covering the shares of Post-Closing Company Common Stock issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the thirty (30) days prior to the date that the Post-Closing Company elects to redeem all of the warrants, or the Post-Closing Company has elected to require the exercise of the warrants on a “cashless basis” pursuant to the Warrant Agreement; provided, however, that if and when the public warrants become redeemable by the Post-Closing Company, the Post-Closing Company may not exercise such redemption right if the issuance of shares of Post-Closing Company Common Stock upon exercise of the public warrants is not exempt from registration or qualification under applicable state blue sky laws or the Post-Closing Company is unable to effect such registration or qualification). The Post-Closing Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to the Post-Closing Company Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If and when the public warrants become redeemable by the Post-Closing Company, if the Post-Closing Company has elected to require the exercise of public warrants on a cashless basis, the Post-Closing Company may not exercise its redemption right if the issuance of the Post-Closing Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. The Post-Closing Company will use its best efforts to register or qualify such Post-Closing Company Common Stock under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the OTEC IPO. Redemption of the outstanding public warrants could force you (i) to exercise your public warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your public warrants at the then-current market price when you might otherwise wish to hold your public warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of your public warrants.

In the event the Post-Closing Company determines to redeem the public warrants, holders of redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that the Post-Closing Company elects to redeem all of the redeemable warrants as described above, the Post-Closing Company will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by the Post-Closing Company not less than 30 days prior to such fixed redemption date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via the Post-Closing Company’s posting of the redemption notice to the Depository Trust Company. In each case, the Post-Closing Company may only call the Post-Closing Company public warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Post-Closing Company public warrants prior to the time of redemption and, at the Post-Closing Company’s election, any such exercise may be required to be on a cashless basis.

The closing price for the OTEC Class A Ordinary Shares as of August 30, 2023 was $11.12 and has never exceeded the $18.00 threshold that would trigger the right to redeem the public warrants following the Closing.

OTEC and Regentis will incur significant transaction and transition costs in connection with the Business Combination.

OTEC and Regentis have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Transactions and operating as a public company following the consummation of the Transactions. Unless otherwise provided for in Agreement and Plan of Merger, the fees and expenses incurred in connection with the Agreement and Plan of Merger and the Ancillary Documents, and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by OTEC; provided that if (i) the OTEC Transaction Expenses exceed the OTEC Transaction Expenses Cap (such excess, the “Excess OTEC Expenses”), then OTEC will cause Sponsor to pay such Excess OTEC Expenses; (ii) the Regentis Transaction Expenses exceed the Regentis Transaction Expenses Cap (the “Excess Regentis Expenses”), then such Excess Regentis Expenses shall be paid by Regentis’ shareholders on a pro rata basis.

Subsequent to the completion of the Business Combination, the Post-Closing Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and its stock price, which could cause you to lose some or all of your investment.

Although OTEC has conducted extensive due diligence on Regentis, there is no assurance that this diligence surfaced all material issues that may be present in Regentis’ business, that it has uncovered all material issues through a customary amount of due diligence, or that factors outside of Regentis’ business and outside of its control will not later arise. As a result of these factors, the Post-Closing Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in its reporting losses. Even if OTEC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with OTEC’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on the Post-Closing Company’s liquidity, the fact that the Post-Closing Company reports charges of this nature could contribute to negative market perceptions of it or its securities. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

OTEC’s stockholders will have a reduced ownership and voting interest after consummation of the Business Combination and will exercise less influence over management.

After the completion of the Business Combination and Transactions, OTEC’s stockholders will own a smaller percentage than they currently own of OTEC. Consequently, OTEC’s stockholders, as a group, will have reduced ownership and voting power in the Post-Closing Company compared to their ownership and voting power in OTEC.

The percentage of the total number of outstanding shares of Post-Closing Company Common Stock that will be owned by OTEC’s public stockholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Post-Closing Company Common Stock issued in any PIPE Investment.

The Post-Closing Company may issue additional shares of Post-Closing Company Common Stock or other equity securities without seeking approval of the Post-Closing Company stockholders, which would dilute your ownership interests and may depress the market price of the Post-Closing Company Common Stock.

Upon consummation of the Business Combination, the Post-Closing Company will have warrants outstanding to purchase up to an aggregate of 16,543,700 shares of common stock. Further, the Post-Closing Company may choose to seek third party financing to provide additional working capital for the Post-Closing Company’s business, in which event the Post-Closing Company may issue additional equity securities. Following the consummation of the Business Combination, the Post-Closing Company may also issue additional shares of Post-Closing Company Common Stock or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares of Post-Closing Company Common Stock or other equity securities of equal or senior rank would have the following effects:

●	OTEC’s existing stockholders’ proportionate ownership interest in the Post-Closing Company will decrease;

●	the amount of cash available per share, including for payment of dividends in the future, may decrease;

●	the relative voting strength of each previously outstanding shares of OTEC Common Stock may be diminished; and

●	the market price of the Post-Closing Company Common Stock may decline.

OTEC’s Sponsor and current directors’ and executive officers’ affiliates own shares of OTEC Common Stock and Private Placement Warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

If the Business Combination or another business combination is not consummated by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), OTEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the Sponsor beneficially owns and is entitled to vote an aggregate of 2,581,500 shares of OTEC Common Stock or approximately 58.3% of the outstanding OTEC Common Stock. The Sponsor will have spent $25,000 to purchase the 2,581,500 shares of OTEC Common Stock, which would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Further, the Sponsor purchased an aggregate of 5,869,880 Private Placement Warrants at a price of $1.00. The Private Placement Warrants will become worthless if OTEC does not consummate a business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). Such shares and warrants had an aggregate market value of $[●] and $[●], respectively, based upon the closing price of $[●] per share and $[●] per warrant on the Nasdaq on [●], 20[●].

These financial interests may have influenced the decision of OTEC’s directors and officers to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of OTEC’s board of directors to vote for the Business Combination Proposal and other proposals, its stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination.”

The Sponsor, an affiliate of current officers and directors of OTEC, is liable to ensure that proceeds of the Trust Account are not reduced by vendor claims in the event the Business Combination is not consummated. Such liability may have influenced OTEC’s board of directors’ decision to pursue the Business Combination and OTEC’s board of directors’ decision to approve it.

If the Business Combination or another Business Combination is not consummated by OTEC on or before June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), the Sponsor, an affiliate of current officers and directors of OTEC, will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or for products sold to OTEC, but only if such a vendor or target business has not executed a waiver agreement. If OTEC consummates a business combination, on the other hand, OTEC will be liable for all such claims. OTEC has no reason to believe that the Sponsor will not be able to fulfill its indemnity obligations to OTEC.

These obligations of the Sponsor may have influenced OTEC’s board of directors’ decision to pursue the Business Combination with Regentis or OTEC’s board of directors’ decision to approve the Business Combination. In considering the recommendations of OTEC’s board of directors to vote for the Business Combination Proposal and other proposals, stockholders should consider these interests. See the section of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination.”

OTEC’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to OTEC’s public stockholders in the event a Business Combination is not consummated.

If proceeds in the Trust Account are reduced below $10.10 per public share and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, OTEC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While OTEC currently expects that its independent directors would take legal action on OTEC’s behalf against the Sponsor to enforce the Sponsor’s indemnification obligations, it is possible that OTEC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If OTEC’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to OTEC’s public stockholders may be reduced below $10.10 per share.

Activities taken by existing OTEC stockholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on the OTEC Common Stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding OTEC or its securities, OTEC, the Sponsor, OTEC’s officers and directors, Regentis, and Regentis’ officers and directors and/or their respective affiliates may purchase OTEC Common Stock from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of OTEC Common Stock or vote their shares of OTEC Common Stock in favor of the Business Combination Proposal. The purpose of such purchases and other transactions would be to increase the likelihood of approval of the Business Combination Proposal by the holders of a majority of the outstanding shares of OTEC Common Stock and ensure that OTEC has in excess of $5,000,001 of net assets (as determined in accordance with Rule 3a51-5(g)(1) of the Exchange Act) to consummate the Business Combination where it appears that such requirement would otherwise not be met or waived. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares owned by the Sponsor for nominal value. Entering into any such arrangements may have a depressive effect on the OTEC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares of OTEC Common Stock at a price lower than market and may therefore be more likely to sell the OTEC Common Stock he owns, either prior to or immediately after the special meeting.

In addition, if such purchases are made, the public “float” of the OTEC Class A Common Stock following the Business Combination and the number of beneficial holders of OTEC securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of OTEC securities on the Nasdaq or another national securities exchange or reducing the liquidity of the trading market for the OTEC Class A Common Stock.

Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our Sponsor, directors, officers, advisors or their affiliates were to purchase shares or rights from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

● our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from public stockholders outside the redemption process, along with the purpose of such purchases;

● if our Sponsor, directors, officers, advisors or any of their affiliates were to purchase shares or rights from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

● our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our Sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

● our Sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

● we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

○ the amount of our securities purchased outside of the redemption offer by our Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

○ the purpose of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates;

○ the impact, if any, of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

○ the identities of our security holders who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates; and

○ the number of our securities for which we have received redemption requests pursuant to our redemption offer.

See “Proposal One — The Business Combination Proposal” and “Proposal Five — The Equity Incentive Plan Proposal” of this proxy statement/prospectus for additional information on shares to be issued.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either OTEC or Regentis may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Agreement and Plan of Merger and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Regentis or OTEC, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

●	changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which the party does business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war whether or not declared (including the Russia-Ukraine war) or acts of terrorism (including cyberterrorism) or the effects of the recent global interest rate increases, and the effects thereof on the entire high-tech industry;
●	changes (including changes in law) or general conditions in the industry in which the party operates;
●	changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which the party principally operates;
●	conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics (COVID-19 variations included) or any COVID-19 actions or COVID-19 measures, or any change in such COVID 19 measures or the interpretation or enforcement thereof;
●	any failure in and of itself by the party to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein);
●	with respect to OTEC, the consummation and effects of the redemption of public shares;
●	the execution, delivery, announcement or pendency of the Agreement and Plan of Merger and the Transactions (including as a result of the identities of the parties and including the loss (or threatened loss) of any employee, other than certain key employees of Regentis, supplier, distributor or customer or other commercial relationship resulting therefrom);
●	any action or failure to act required or prohibited to be taken by a party pursuant to the terms of the Agreement and Plan of Merger or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other party; or
●	any change or proposed change in any Law or the interpretation thereof (including any COVID-19 Measures).

Furthermore, OTEC or Regentis may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the OTEC Class A Common Stock and warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying or otherwise waiving the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, OTEC expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that OTEC expects to achieve from the Business Combination.

Regentis has a limited operating history, Regentis and OTEC have no prior history as a combined entity, and their operations have not been previously managed on a combined basis. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of OTEC and Regentis, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of OTEC following the Business Combination. Certain adjustments and assumptions have been made regarding OTEC after giving effect to the Business Combination. Regentis and OTEC believe these assumptions are reasonable, however, the information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect OTEC’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma condensed combined financial information included in this proxy statement/prospectus does not necessarily reflect Regentis’ results of operations and financial condition and the actual financial condition and results of operations of Regentis following the Business Combination may not be consistent with, or evident from, this pro forma financial information. Accordingly, you have limited financial information on which to evaluate Regentis and your investment decision.

The projections and forecasts presented in this proxy statement/prospectus may not be an indication of the actual results of the transaction or Regentis’ future results.

This proxy statement/prospectus contains projections and forecasts prepared by Regentis. None of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Regentis and OTEC and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of Regentis’ operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: client demand for Regentis’ products, an evolving competitive landscape, rapid technological change, margin shifts in the industry, regulation changes in a highly regulated environment, successful management and retention of key personnel, unexpected expenses and general economic conditions. As such, these projections and forecasts may be inaccurate and should not be relied upon as an indicator of actual past or future results.

If OTEC is unable to complete the Business Combination or another Business Combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), OTEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, OTEC public stockholders may only receive $10 per share (or less than such amount in certain circumstances) and OTEC warrants will expire worthless.

If OTEC is unable to complete the Business Combination or another Business Combination within the required time period, OTEC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to OTEC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding OTEC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OTEC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to OTEC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, OTEC public stockholders may only receive $10.10 per share, and OTEC warrants will expire worthless. In certain circumstances, OTEC public stockholders may receive less than $10.10 per share on the redemption of their shares.

If the Business Combination is not completed, potential target businesses may have leverage over OTEC in negotiating an initial business combination, OTEC’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for OTEC stockholders.

Any potential target business with which OTEC enters into negotiations concerning an initial business combination will be aware that, unless OTEC amends the Existing OTEC Charter to extend its life and amend certain other agreements it has entered into, then OTEC must complete its initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). Consequently, if OTEC is unable to complete this Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if OTEC does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as OTEC gets closer to the deadline described above. In addition, OTEC may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, OTEC may have insufficient working capital to continue efforts to pursue a business combination.

In the event of liquidation by OTEC, third parties may bring claims against OTEC and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.10 per share.

Under the terms of the Existing OTEC Charter, OTEC must complete the Business Combination or another business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended) or OTEC must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against OTEC. Although OTEC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of OTEC’s public stockholders. If OTEC is unable to complete a Business Combination within the required time period, the Sponsor has agreed that it will indemnify and hold harmless OTEC against any and all loss, liability, claim, damage and expense whatsoever to which OTEC may become subject as a result of any claim by (i) any third party for services rendered or products sold to OTEC or (ii) any prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or agreement and plan of merger ; provided, however, that such indemnification of OTEC by the Sponsor shall (x) apply only to the extent necessary to ensure that such claims by a third party or a target business do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per public share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) not apply to any claims by a third party or a target business which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) not apply to any claims under OTEC’s indemnity of the OTEC IPO underwriters against certain liabilities, including liabilities under the Securities Act. OTEC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, the Sponsor may not be able to satisfy those obligations. OTEC has not asked the Sponsor to reserve for such eventuality. Therefore, the per-share distribution from the Trust Account in such a situation may be less than the $8,814,443.50 estimated to be in the Trust Account as of two business days prior to the special meeting date, due to such claims.

OTEC’s stockholders may be held liable for claims by third parties against OTEC to the extent of distributions received by them.

If OTEC is unable to complete the Business Combination or another Business Combination within the required time period, OTEC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to OTEC to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding OTEC public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OTEC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to OTEC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. OTEC cannot assure you that it will properly assess all claims that may be potentially brought against OTEC. As a result, OTEC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, OTEC cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by OTEC.

OTEC may be subject to the risk of bankruptcy, potentially making stockholders who are receiving distributions from OTEC liable for claims by third parties against OTEC to the extent of such distributions or the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be reduced.

If OTEC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if OTEC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law and may be included in its bankruptcy and/or any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.”

As a result, a bankruptcy court could seek to recover all amounts received by OTEC’s stockholders. Because OTEC intends to distribute the proceeds held in the Trust Account to its public stockholders promptly after the expiration of the time period to complete a Business Combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, OTEC’s board of directors may be viewed as having breached their fiduciary duties to OTEC’s creditors and/or may be viewed as having acted in bad faith, and thereby exposing itself and OTEC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. OTEC cannot assure you that claims will not be brought against it for these reasons.

OTEC may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into Agreement and Plan of Mergers or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on OTEC’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Transactions, then that injunction may delay or prevent the Transactions from being completed. Currently, OTEC is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Transactions.

The Business Combination and the other transactions contemplated thereby are or could constitute taxable events in Israel.

The Business Combination is a taxable event in Israel. Generally, the exchange of Regentis shares and options for the Merger Consideration would be treated as a sale and subject to Israeli tax for both Israeli and non-Israeli resident shareholders of Regentis and for holders of options of Regentis. OTEC, Merger Sub, Regentis or any other person making a payment on their behalf under the Merger Agreement will be required to deduct and withhold from the consideration payable thereunder any amount required to be deducted and withheld with respect to the making of such payment under applicable legal requirements. However, certain relief and/or exemptions may be available under Israeli law or under applicable tax treaties. Regentis has submitted an application for tax ruling from the ITA, to which we sometime refer to as the 103K Tax Ruling, addressing the Israeli tax consequences arising from the Business Combination, all subject to the conditions to be detailed in such rulings.

No assurance can be given that the 103K Tax Ruling, which is one of the conditions to the Business Combination, will be obtained or waived or that the ITA will not treat the Business Combination as a taxable event. The tax consequences of the Business Combination are complex and will depend on each stockholder’s particular circumstances. For a more detailed discussion, see the section of this proxy statement/prospectus entitled “Material Israeli Tax Considerations.”

The market price of the Post-Closing Company Common Stock after the Business Combination may be affected by factors different from those currently affecting the prices of OTEC Class A Common Stock.

Upon completion of the Business Combination, holders of Regentis ordinary shares will become holders of the Post-Closing Company Common Stock. Prior to the Business Combination, OTEC has had limited operations. Upon completion of the Business Combination, the Post-Closing Company’s results of operations will depend upon the performance of the Post-Closing Company’s businesses, which are affected by factors that are different from those currently affecting the results of operations of OTEC.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled or waived in order to complete the Business Combination. Those conditions include: approval of the proposals required to effect the Business Combination by OTEC stockholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the Post-Closing Company Common Stock to be issued to Regentis’ shareholders for listing on Nasdaq, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement), the satisfaction of the Closing Cash Condition, the performance by both parties of their covenants and agreements, and the receipt of the 103K Tax Ruling. These transactions or the other conditions to the closing of the Business Combination may not be fulfilled or waived in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after stockholder approval, or OTEC or Regentis may elect to terminate the Merger Agreement in certain other circumstances. See “Proposal One — The Business Combination Proposal” of this proxy statement/prospectus for additional information.

The Sponsor and some of OTEC’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether Regentis is appropriate for OTEC’s initial business combination.

The personal and financial interests of the Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of the Post-Closing Company following the Business Combination. The Sponsor owns holders Founder Shares, and OTEC’s directors and officers have pecuniary interests in the Founder Shares held by the Sponsor through their ownership interest in the Sponsor. Such shares (assuming conversion into shares of OTEC Class A Common Stock) had an aggregate market value of approximately $[●] based upon the closing price of $[●] per share of OTEC Class A Common Stock on Nasdaq on [●], 2023. As a result, the Sponsor may receive a positive return on its Founder Shares, even if public stockholders experience a negative return on their investment after consummation of the Business Combination. In addition, the Sponsor holds the Private Placement Warrants which were purchased by the Initial Sponsor simultaneously with OTEC IPO. The proceeds from the Private Placement Warrants were added to the proceeds from the OTEC IPO to be held in the Trust Account. Such OTEC Private Placement Warrants had an aggregate market value of $[●] based upon the closing price of $[●] per public warrant on Nasdaq on [●], 2023. If OTEC does not consummate an initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants held by the Sponsor will be worthless. As a result, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to OTEC stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor and officers/directors may have a conflict of interest in determining whether Regentis is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that OTEC’s directors and officers may have financial interests in the Business Combination that may be different from, or in addition to, the interests of OTEC stockholders, including as a result of their ownership interests in the Sponsor.

The personal and financial interests of OTEC’s officers and directors may have influenced their motivation in identifying and selecting Regentis, and completing an initial business combination with Regentis and may influence their operation of the Post-Closing Company following the Business Combination. This risk may become more acute as the deadline of June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended) for completing an initial business combination nears.

The OTEC board of directors was aware of and considered these interests, among other matters, in reaching the determination that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable and in the best interests of, OTEC and its stockholders.

See the section entitled “Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” of this proxy statement/prospectus for a detailed discussion of the special interests that the Sponsor and OTEC directors and officers may have in the Business Combination.

OTEC’s initial stockholders hold a significant number of OTEC Common Stock. They will lose their entire investment if OTEC does not complete an initial business combination.

The OTEC Common Stock held will be worthless if OTEC does not complete an initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). The OTEC Class B Common Stock are identical to the OTEC Class A Common Stock included in the Units, except that (1) the OTEC Class B Common Stock and the OTEC Class A Common Stock which the OTEC Class B Common Stock convert into upon an initial business combination are subject to certain transfer restrictions, (2) certain of the OTEC initial shareholders have entered into a Letter Agreement, pursuant to which they have agreed (a) to waive their redemption rights with respect to their OTEC Common Stock owned in connection with the completion of an initial business combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their OTEC Common Stock if OTEC fails to complete an initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), although they will be entitled to redemption and liquidation with respect to any public shares they hold if OTEC fails to complete an initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended) and (3) the OTEC Class B Common Stock are automatically convertible into the Post-Closing Company Common Stock at the time of an initial business combination, as described herein.

Termination of the Merger Agreement could negatively impact OTEC and Regentis.

If the Business Combination is not completed for any reason, including as a result of OTEC’s stockholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of OTEC and Regentis may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, OTEC and Regentis would be subject to a number of risks, including the following:

●	each may experience negative reactions from the financial markets, including negative impacts on OTEC’s Common Stock price (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

●	Regentis may experience negative reactions from its customers, vendors and service providers;

●	each will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

●	since the Merger Agreement restricts the conduct of the businesses prior to completion of the Business Combination, each may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available. (See the section entitled “Proposal One — The Business Combination Proposal” of this proxy statement/prospectus for a description of the restrictive covenants applicable.)

If the Merger Agreement is terminated and the OTEC board of directors seeks another merger or business combination, OTEC stockholders cannot be certain that OTEC will be able to find another acquisition target that would constitute a business combination or that such other merger or business combination will be completed. See the section entitled “Proposal One — The Business Combination Proposal” of this proxy statement/prospectus for additional information.

OTEC and Regentis will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on service providers, vendors and customers may have an adverse effect on OTEC and consequently on Regentis. These uncertainties may impair Regentis’ ability to attract, retain and motivate key service providers until the Business Combination is completed, and could cause customers and others that deal with Regentis to seek to change existing business relationships with Regentis. In addition, the Business Combination agreement restricts Regentis from taking specified actions without the consent of OTEC until the Business Combination occurs. These restrictions may prevent Regentis from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination. See the section entitled “Proposal One — The Business Combination Proposal” of this proxy statement/prospectus for additional information.

If OTEC is deemed to be an investment company for purposes of the Investment Company Act, OTEC would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, OTEC may abandon its efforts to consummate the Business Combination and liquidate.

On March 30, 2022, the SEC issued proposed rules relating to certain activities of SPACs (the “SPAC Rule Proposals”), relating to, among other things, circumstances in which SPACs could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for an initial business combination no later than 18 months after the effective date of its registration statement for its IPO (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC. It is possible that a claim could be made that OTEC has been operating as an unregistered investment company. This risk may be increased if OTEC continues to hold the funds in the Trust Account in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, rather than instructing the trustee to liquidate the securities in the Trust Account and hold the funds in the Trust Account in cash.

If OTEC is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, OTEC would be subject to burdensome compliance requirements. OTEC does not believe that its principal activities will subject OTEC to regulation as an investment company under the Investment Company Act. However, if OTEC is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, OTEC would be subject to additional regulatory burdens and expenses for which OTEC has not allotted funds. As a result, unless OTEC can modify its activities so that it would not be deemed an investment company, OTEC would expect to abandon its efforts to complete the Business Combination and instead to liquidate. If OTEC is required to liquidate, its shareholders would not be able to realize the benefits of owning stock in the Post-Closing Company, including the potential appreciation in the value of its stock and warrants following the Business Combination, and its warrants would expire worthless.

The Committee on Foreign Investment in the United States may delay, prevent, or impose conditions on the Business Combination.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review certain direct or indirect foreign investments in U.S. businesses. CFIUS is authorized to require certain foreign investors to make mandatory filings in regards to foreign direct and indirect investments in U.S. where the investment is deemed a “covered transaction”, defined as one which includes (i) the foreign person is acquiring a “substantial interest” in a U.S. business in which the foreign government of the acquiror has a “substantial interest”; and, (ii) the U.S. business produces, designs, tests, manufactures, fabricates, or develops one or more critical technologies for which a U.S. export authorization would be required for the export, reexport, transfer (in-country), or retransfer of such critical technology to a foreign “investor.”

The regulation also allows such investors to voluntarily file a declaration which subjects the investment to a national security review where it is unclear if such a review is otherwise mandatory per the regulation. With respect to transactions that CFIUS considers to present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures, and/or recommend that the President block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Where a foreign investment is made without a CFIUS review and it develops the transaction should have been declared or notified to the CFIUS administration under the mandatory review regulations, the investor may be retroactively adversely affected under the regulation.

Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business engaged in U.S. regulated technologies, critical infrastructure projects or management of personal data (TIDs), the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’ jurisdiction. CFIUS’ expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations further includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” that is, a U.S. business that: (i) produces, designs, tests, manufactures, fabricates, or develops “critical technologies”; (ii) owns or operates certain “critical infrastructure”; and/or (iii) maintains or collects “sensitive personal data,” all as defined in the CFIUS regulations.

We do not believe the current Sponsor is a “foreign person” under CFIUS’ regulations as it is controlled by Surendra Ajjarapu, a citizen of the U.S.; however, because the Initial Sponsor may have been considered a “foreign person” under CFIUS’ regulations, there is a risk that the Business Combination may become subject to CFIUS. The Initial Sponsor is a Delaware limited liability company, but it was formed by and is controlled by Joseph Adir, who is a citizen of the United Kingdom.

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof is within its jurisdiction, it might request that the parties submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination, and, if CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the Business Combination, recommend that the President of the United States prohibit the Business Combination, or, if the Closing has occurred, recommend that the President of the United States order OTEC or the Sponsor to divest all or a portion of the shares related to the Initial Sponsor acquired without first obtaining CFIUS approval. Moreover, should CFIUS determine that any party to the Business Combination was required to make a filing with CFIUS but failed to do so, CFIUS could impose on such party the greater of a civil penalty not to exceed $250,000 or the value of the relevant transaction.

The time necessary for CFIUS review of the Business Combination or a decision by CFIUS to prohibit the Business Combination may also prevent the Business Combination from occurring prior to the deadline in the Existing OTEC Charter for OTEC to complete its initial business combination. These risks may limit the attractiveness of, and/or delay or prevent OTEC from pursuing the Business Combination or, should the Business Combination not be completed, another business combination with certain target companies that OTEC believes would otherwise be attractive to its and its shareholders.

If OTEC is unable to consummate the Business Combination, or another business combination within such deadline, OTEC will be required to wind up, redeem its public shares, and liquidate. In such event, OTEC’s shareholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to the OTEC warrants, which will expire worthless in the event of OTEC winding up.

Additionally, if within such deadline, if OTEC became subject to additional regulatory burdens and expenses for which OTEC has not allotted funds, unless OTEC can modify its activities or those of Initial Sponsor, OTEC would expect to abandon its efforts to complete the Business Combination and instead to liquidate. If OTEC is required to liquidate, its shareholders would not be able to realize the benefits of owning stock in the Post-Closing Company, including the potential appreciation in the value of its stock and warrants following the Business Combination, and its warrants would expire worthless.

In addition, depending on the ultimate share ownership following the Business Combination and other factors, the Initial Sponsor may be deemed to be a foreign person under CFIUS’ regulations. If a future particular proposed investment by Initial Sponsor in a U.S. business falls within CFIUS’ jurisdiction, the Initial Sponsor or OTEC may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis or, if a filing is not mandatory, Initial Sponsor or OTEC may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment. Additionally, CFIUS may ultimately prohibit the transactions contemplated.

If OTEC instructs the trustee to liquidate the securities held in the Trust Account and instead to hold the funds in the Trust Account in cash in order to seek to mitigate the risk that OTEC could be deemed to be an investment company for purposes of the Investment Company Act, OTEC would likely receive minimal interest, if any, on the funds held in the Trust Account, which would reduce the dollar amount the public stockholders would receive upon any redemption or liquidation of OTEC.

The funds in the Trust Account have, since the OTEC IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of OTEC being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, OTEC may, at any time, instruct the trustee with respect to the Trust Account to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash until the earlier of consummation of the Business Combination or liquidation of OTEC. Following such liquidation of the securities held in the Trust Account, OTEC would likely receive minimal interest, if any, on the funds held in the Trust Account. However, interest previously earned on the funds held in the Trust Account still may be released to OTEC to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the securities held in the Trust Account and thereafter to hold all funds in the Trust Account in cash would reduce the dollar amount the public stockholders would receive upon any redemption or liquidation of OTEC. As of the date of this proxy statement/prospectus, OTEC has not yet made any such determination to liquidate the securities held in the Trust Account.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that OTEC may be considered an unregistered investment company, in which case OTEC may be required to liquidate. Accordingly, OTEC may determine, in its discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in cash, which would further reduce the dollar amount the public stockholders would receive upon any redemption or liquidation of OTEC. As of the date of this proxy statement/prospectus, OTEC is currently holding the funds in its Trust Account in money market funds.

OTEC may not be able to consummate the Business Combination or an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem public shares and liquidate, in which case the public shareholders may only receive $[●] per share of OTEC Common Stock, or less than such amount in certain circumstances, and the warrants will expire worthless.

If OTEC is unable to complete an initial business combination before June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), OTEC will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest income to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of OTEC’s remaining stockholders and the OTEC board of directors, liquidate and dissolve, subject to applicable law. There will be no redemption rights or liquidating distributions with respect to OTEC’s warrants, which will expire worthless if OTEC fails to complete its initial business combination.

Neither OTEC nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration in the event that any of the representations and warranties made by Regentis in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.

The representations and warranties made by OTEC and Regentis to each other in the Merger Agreement will not all survive the consummation of the Business Combination. As a result, OTEC and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total Business Combination consideration if any representation or warranty made by Regentis in the Merger Agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, OTEC would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

OTEC may not have sufficient funds to satisfy indemnification claims of its directors and officers.

OTEC has agreed to indemnify its directors and officers to the fullest extent permitted by law. However, OTEC’s directors and officers have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by OTEC only if (1) OTEC has sufficient funds outside of the Trust Account or (2) OTEC consummates an initial business combination. OTEC’s obligation to indemnify its directors and officers may discourage shareholders from bringing a lawsuit against its directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against OTEC’s directors and officers, even though such an action, if successful, might otherwise benefit OTEC and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent OTEC pays the costs of settlement and damage awards against its directors and officers pursuant to these indemnification provisions.

OTEC may amend the terms of its warrants in a manner that may be adverse to holders of warrants with the approval by the holders of at least 50% of the then outstanding warrants. As a result, the exercise price of the warrants could be increased, the exercise period could be shortened and the number of OTEC Class A Common Stock purchasable upon exercise of a warrant could be decreased, all without your approval.

The OTEC warrants were issued in registered form under the Warrant Agreement, which provides that the terms of OTEC’s warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding shares of OTEC Common Stock, then the holder of a warrant may be entitled to receive alternative issuance, and make any change that adversely affects the interests of the registered holders of the warrants. Accordingly, OTEC may amend the terms of the warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding OTEC Common Stock to approve of such amendment. Although OTEC’s ability to amend the terms of the warrants with the consent of at least 50% of the then outstanding OTEC Common Stock is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or shares, shorten the exercise period or decrease the number of OTEC Class A Common Stock purchasable upon exercise of a warrant.

The Post-Closing Company’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could harm its business.

Regentis is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement, the Post-Closing Company will be required to provide management’s attestation on internal controls commencing with the Post-Closing Company’s annual report in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Regentis as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If the Post-Closing Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

The future exercise of registration rights may adversely affect the market price of the Post-Closing Company Common Stock.

Certain of the Post-Closing Company stockholders will have registration rights for restricted securities. In connection with the consummation of the Business Combination, The Post-Closing Company will enter into the Registration Rights Agreement with the Sponsor and certain other shareholders of the Post-Closing Company, which will provide for customary “demand” and “piggyback” registration rights for certain stockholders. Sales of a substantial number of the Post-Closing Company Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Post-Closing Company Common Stock.

Warrants will become exercisable for the Post-Closing Company Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to the Post-Closing Company stockholders.

Outstanding warrants to purchase Post-Closing Company Common Stock will become exercisable in accordance with the Warrant Agreement. Each warrant entitles the holder thereof to purchase one Post-Closing Company Common Stock at a price of $11.50 per whole share, subject to adjustment. Warrants may be exercised only for a whole number of Post-Closing Company Common Stock. To the extent such warrants are exercised, additional Post-Closing Company Common Stock will be issued, which will result in dilution to the then existing holders of the Post-Closing Company Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the Post-Closing Company Common Stock.

OTEC’s ability to successfully effect the Business Combination and the Post-Closing Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Regentis whom OTEC expects to stay with the Post-Closing Company following the consummation of the Business Combination. Any loss of such key personnel could negatively impact the operations and financial results of the Post-Closing Company’s business.

OTEC’s ability to successfully effect the Business Combination and the Post-Closing Company’s ability to successfully operate the business following the consummation of the Business Combination is dependent upon the efforts of certain key personnel of Regentis. Although OTEC expects key personnel to remain with the Post-Closing Company following the consummation of the Business Combination, there can be no assurance that they will do so. It is possible that Regentis will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Post-Closing Company. Furthermore, following the consummation of the Business Combination, certain of the key personnel of Regentis may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Post-Closing Company to have to expend time and resources helping them become familiar with such requirements.

Becoming a public company through a merger rather than an underwritten offering presents risks to unaffiliated investors. Subsequent to the completion of the Business Combination, the Post-Closing Company may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of the Post-Closing Company’s securities, which could cause the Post-Closing Company stockholders to lose some or all of their investment.

Becoming a public company through a merger rather than an underwritten offering, as Regentis is seeking to do, presents risks to unaffiliated investors. Such risks include the absence of a due diligence investigation conducted by an underwriter that would be subject to liability for any material misstatements or omissions in a registration statement. As a result, the Post-Closing Company may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in it reporting losses. Additionally, unexpected risks may arise and previously known risks may materialize. Even though these charges may be non-cash items and not have an immediate impact on the Post-Closing Company’s liquidity, the fact that the Post-Closing Company reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause the Post-Closing Company to be unable to obtain future financing on favorable terms or at all.

OTEC is currently operating in a period of economic uncertainty and capital markets disruption, which has been significantly impacted by geopolitical instability due to the ongoing military conflict between Russia and Ukraine. OTEC’s search for a business combination, and any target business with which it ultimately consummates a business combination, may be materially adversely affected by any negative impact on the global economy and capital markets resulting from the conflict in Ukraine or any other geopolitical tensions.

U.S. and global markets are experiencing volatility and disruption following the escalation of geopolitical tensions and the start of the military conflict between Russia and Ukraine. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. OTEC is continuing to monitor the situation in Ukraine and globally and assessing its potential impact on OTEC’s business. Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S. denominated banknotes to Russia or persons locates there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Any of the abovementioned factors could affect OTEC’s ability to search for a target and consummate a business combination. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this proxy statement/prospectus.

Even if OTEC consummates the Business Combination, there is no guarantee that OTEC warrants will ever be in the money, and they may expire worthless.

Upon consummation of the Business Combination, each OTEC warrant will become one Post-Closing Company warrant, exercisable to purchase one Post-Closing Company Common Stock at an exercise price of $11.50 per share. There is no guarantee that such Post-Closing Company warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the Post-Closing Company warrants may expire worthless.

Because Regentis is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of Regentis’ business, operations or financial condition, or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11 of the Securities Act, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements and background checks on key personnel, among other investigations.

Because Regentis intends to become publicly traded through a business combination with a special purpose acquisition company rather through an underwritten offering of its ordinary shares, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Regentis in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Recent increases in inflation and interest rates in the United States and elsewhere could make it more difficult for OTEC to consummate an initial business combination.

Recent increases in inflation and interest rates in the United States and elsewhere may lead to increased price volatility for publicly traded securities, including OTEC’s securities, and may lead to other national, regional and international economic disruptions, any of which could make it more difficult for OTEC to consummate an initial business combination.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, OTEC’s board of directors will not have the ability to adjourn the special meeting to a later date.

If, at the special meeting, the chairman presiding over the special meeting determines that it would be in the best interests of OTEC to adjourn the special meeting to give OTEC more time to consummate the Business Combination for whatever reason (such as if the Business Combination Proposal is not approved, or if OTEC would have net tangible assets of less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) (unless waived) either immediately prior to or upon the consummation of the Transactions, or if additional time is needed to fulfil or waive other closing conditions), the chairman presiding over the special meeting will seek approval to adjourn the special meeting to a later date or dates. If the Adjournment Proposal is not approved, the chairman will not have the ability to adjourn the special meeting to a later date in order to solicit further votes. In such event, the Business Combination would not be completed.

Risks Related to Redemption

The ability of OTEC public stockholders to exercise redemption rights with respect to a large number of OTEC Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem OTEC stock.

The Existing OTEC Charter provides that OTEC will only redeem public shares so long as (after such redemption), OTEC’s net tangible assets, or of any entity that succeeds OTEC as a public company, will be at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Therefore, the Business Combination will not be consummated unless this condition is met or waived.

If the Business Combination is not consummated, you would not receive your pro rata portion of the Trust Account until the Trust Account is liquidated. If you are in need of immediate liquidity, you could attempt to sell your OTEC shares in the open market; however, at such time OTEC Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with OTEC’s redemption until OTEC liquidates or you are able to sell your OTEC shares in the open market.

Public stockholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares.

A public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, if you hold more than 15% of the public shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. OTEC cannot assure you that the value of such excess shares will appreciate over time following a Business Combination or that the market price of OTEC shares will exceed the per-share redemption price.

There is no guarantee that a OTEC stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

There is no assurance as to the price at which an OTEC stockholder may be able to sell its OTEC Class A Common Stock in the future following the completion of the Transactions or shares with respect to any alternative Business Combination. Certain events following the consummation of any initial Business Combination, including the Transactions, may cause an increase in the share price, and may result in a lower value realized now than a stockholder of OTEC might realize in the future had the stockholder not redeemed his, her or its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If public shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their OTEC Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

To exercise their redemption rights, holders of OTEC Class A Common Stock are required to deliver their shares, either physically or electronically using Depository Trust Company’s DWAC System, to OTEC’s transfer agent prior to the vote at the special meeting. If a public shareholder fails to properly seek redemption as described in this proxy statement/prospectus and the Business Combination with Regentis is consummated, such holder will not be entitled to redeem these shares for a pro rata portion of funds deposited in the Trust Account. See the section entitled “Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination” of this proxy statement/prospectus for additional information on how to exercise your redemption rights.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public OTEC Common Stock and/or public warrants, potentially at a loss.

Public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (1) the completion of the Business Combination (or an alternative initial business combination if the Business Combination is not consummated for any reason), and then only in connection with those public shares that such stockholder properly elected to redeem; (2) the redemption of any public OTEC Common Stock properly tendered in connection with a stockholder vote to amend the Existing OTEC Charter (a) to modify the substance or timing of OTEC’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the public shares if OTEC does not complete an initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended) or (b) with respect to any other provision relating to stockholder’s rights or pre-initial business combination activity; and (3) the redemption of public OTEC Common Stock if OTEC has not completed an initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). Public stockholders who redeem their public OTEC Common Stock in connection with a stockholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if OTEC has not completed the Business Combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), with respect to such public OTEC Common Stock so redeemed. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Holders of public warrants will not have any right to the proceeds held in the Trust Account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public OTEC Common Stock and/or public warrants, potentially at a loss.

A new 1% U.S. federal excise tax is expected to be imposed on OTEC in connection with redemptions of OTEC Class A Common Stock

On August 16, 2022 the Inflation Reduction Act of 2022 (the “IR Act”) became law, which, among other things, imposes a 1% excise tax on the fair market value of certain repurchases (including certain redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign (i.e., non-U.S.) corporations. The excise tax will apply to stock repurchases occurring in 2023 and beyond. The amount of the excise tax is generally 1% of the fair market value of the shares of stock repurchased at the time of the repurchase. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of, the excise tax; however, no guidance has been issued to date. While not free from doubt, absent such guidance, we currently expect that OTEC (whose securities are currently traded on the Nasdaq Global Market) will be subject to the excise tax with respect to any redemptions of its OTEC Class A Common Stock in connection with the Business Combination that are treated as repurchases for this purpose. The extent of the excise tax that may be incurred would depend on a number of factors, including the fair market value of the OTEC Class A Common Stock redeemed, the extent such redemptions could be treated as dividends and not repurchases, and the content of any regulations and other guidance from the U.S. Department of the Treasury that may be issued and applicable to the redemptions. In addition, issuances of stock by a repurchasing corporation in a year in which such corporation repurchases stock may reduce the amount of excise tax imposed with respect to such repurchase. The excise tax is imposed on the repurchasing corporation itself, not the shareholders from whom shares are repurchased and ultimately may cause the remaining shareholders to bear the economic impact of the excise tax.

Risks Related to Ownership of Post-Closing Company’s Securities Following the Business Combination

An active market for the Post-Closing Company’s securities may not develop, which would adversely affect the liquidity and price of the Post-Closing Company’s securities.

The price of the Post-Closing Company’s securities may vary significantly due to factors specific to the Post-Closing Company as well as to general market or economic conditions. Furthermore, an active trading market for the Post-Closing Company’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Nasdaq may delist the Post-Closing Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Post-Closing Company’s securities and subject the Post-Closing Company to additional trading restrictions.

OTEC’s securities are currently listed on Nasdaq and it is anticipated that, following the Business Combination, the Post-Closing Company’s securities will be listed on Nasdaq. However, OTEC cannot assure you that the Post-Closing Company’s securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, the Post-Closing Company must maintain certain financial, distribution and stock price levels. Generally, the Post-Closing Company must maintain a minimum number of holders of its securities. Additionally, in connection with the Business Combination, The Post-Closing Company will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. OTEC cannot assure you that the Post-Closing Company will be able to meet those initial listing requirements at that time.

If Nasdaq delists the Post-Closing Company’s securities from trading on its exchange and the Post-Closing Company is not able to list its securities on another national securities exchange, OTEC expects the Post-Closing Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Post-Closing Company could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that the Post-Closing Company Common Stock is a “penny stock” which will require brokers trading in the stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Post-Closing Company’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of the Post-Closing Company Common Stock may decline as a result of the Business Combination.

The market price of the Post-Closing Company Common Stock may decline as a result of the Business Combination for a number of reasons including if:

●	investors react negatively to the prospects of the Post-Closing Company’s business and the prospects of the Business Combination;

●	the effect of the Business Combination on the Post-Closing Company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	the Post-Closing Company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Because there are no current plans to pay cash dividends on the Post-Closing Company Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Post-Closing Company Common Stock at a price greater than what you paid for it.

The Post-Closing Company intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Post-Closing Company Common Stock will be at the sole discretion of the Post-Closing Company’s board of directors. The Post-Closing Company’s board of directors may take into account general and economic conditions, the Post-Closing Company’s financial condition and results of operations, the Post-Closing Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by the Post-Closing Company to its shareholders or by its subsidiaries to it and such other factors as the Post-Closing Company’s board of directors may deem relevant. As a result, you may not receive any return on an investment in the Post-Closing Company Common Stock unless you sell your Post-Closing Company Common Stock for a price greater than that which you paid for it.

Post-Closing Company stockholders may experience dilution in the future.

The percentage of Post-Closing Company Common Stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the Post-Closing Company may grant to its directors, officers and employees, exercise of the Post-Closing Company’s warrants. Such issuances may have a dilutive effect on the Post-Closing Company’s earnings per share, which could adversely affect the market price of the Post-Closing Company Common Stock.

If securities or industry analysts do not publish research or reports about the Post-Closing Company’s business, if they change their recommendations regarding the Post-Closing Company Common Stock or if the Post-Closing Company’s operating results do not meet their expectations, the Post-Closing Company Common Stock price and trading volume could decline.

The trading market for the Post-Closing Company Common Stock will depend in part on the research and reports that securities or industry analysts publish about the Post-Closing Company or its businesses. If no securities or industry analysts commence coverage of the Post-Closing Company, the trading price for the Post-Closing Company Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Post-Closing Company downgrade its securities or publish unfavorable research about its businesses, or if the Post-Closing Company’s operating results do not meet analyst expectations, the trading price of the Post-Closing Company Common Stock would likely decline. If one or more of these analysts cease coverage of the Post-Closing Company or fail to publish reports on the Post-Closing Company regularly, demand for the Post-Closing Company Common Stock could decrease, which might cause the Post-Closing Company Common Stock price and trading volume to decline.

Future sales, or the perception of future sales, by the Post-Closing Company or its stockholders in the public market following the Business Combination could cause the market price for the Post-Closing Company Common Stock to decline.

The sale of the Post-Closing Company Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Post-Closing Company Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Post-Closing Company to sell equity securities in the future at a time and at a price that it deems appropriate.

It is anticipated that, upon the Closing, assuming no redemptions, OTEC’s public shareholders will retain an ownership interest of approximately 7.6% of the outstanding capital stock of the Post-Closing Company, the Sponsor will retain an ownership interest of approximately 21.5% of the outstanding capital stock of the Post-Closing Company and the Regentis securityholders will own approximately 64.6% of the outstanding capital stock of the Post-Closing Company. The foregoing ownership percentages with respect to the Post-Closing Company following the Business Combination exclude any outstanding warrants and assume that there are no redemptions of any shares by OTEC’s public stockholders in connection with the Business Combination. All shares currently held by OTEC’s public stockholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than the Post-Closing Company’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including the Post-Closing Company’s directors, executive officers and other affiliates.

In connection with the Business Combination, certain existing Regentis securityholders, who are expected to own 64.6% shares of Post-Closing Company Common Stock following the Business Combination (based on the above assumptions and assuming no redemptions, and Regentis’ current shareholdings), have agreed with OTEC, subject to certain exceptions, not to dispose of or hedge any of their shares of the Post-Closing Company Common Stock or securities convertible into or exchangeable for shares of Post-Closing Company Common Stock during the period from the date of the Closing continuing through the earliest of: (x) the date that is 180 days after the date of the Closing, (y) the date on which the closing price of the OTEC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing 150 days after the Closing, and (z) the date after the Closing on which a liquidation, merger, capital stock exchange, reorganization or other similar transaction is consummated that results in all of Regentis’ shareholders having the right to exchange their OTEC Class A Common Stock for cash, securities or other property. See the section entitled “Lock-up Agreement”.

In addition, the shares of Post-Closing Company Common Stock reserved for future issuance under the Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing [●]% of the fully diluted, and as converted, outstanding shares of Post-Closing Company Common Stock immediately following consummation of the merger are expected to be reserved for future issuance under the Equity Incentive Plan. The Post-Closing Company is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Post-Closing Company Common Stock or securities convertible into or exchangeable for shares of Post-Closing Company Common Stock issued pursuant to the Equity Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, the Post-Closing Company may also issue its securities in connection with investments or acquisitions. The amount of shares of Post-Closing Company Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Post-Closing Company Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Post-Closing Company stockholders.

The Post-Closing Company may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous for OTEC warrant holders.

The Post-Closing Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Post-Closing Company Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing once the warrants become exercisable and ending on the third trading day prior to the date on which The Post-Closing Company gives proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by the Post-Closing Company, the Post-Closing Company may not exercise its redemption right if the issuance of the Post-Closing Company Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or it is unable to effect such registration or qualification. The Post-Closing Company will use its best efforts to register or qualify such Post-Closing Company Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered. Redemption of the outstanding warrants could force you (1) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (3) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

The trading price of the Post-Closing Company Common Stock may be volatile, which could result in substantial losses to investors.

The trading price of The Post-Closing Company Common Stock may be volatile and could fluctuate widely due to factors beyond its control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations. In addition to market and industry factors, the price and trading volume for the Post-Closing Company Common Stock may be volatile for factors specific to the Post-Closing Company’s operations, including the following:

●	variations in its revenues, earnings and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by it or its competitors;

●	announcements of new offerings, solutions and expansions by it or its competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about it, its products or its industry;

●	announcements of new regulations, rules or policies relevant for its business;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on its outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Post-Closing Company Common Stock will trade.

In the past, stockholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If the Post-Closing Company was to be involved in a class action suit, it could divert a significant amount of its management’s attention and other resources from its business and operations and require it to incur significant expenses to defend the suit, which could harm its results of operations. Any such class action suit, whether or not successful, could harm its reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against the Post-Closing Company, it may be required to pay significant damages, which could have a material adverse effect on its financial condition and results of operations.

Techniques employed by short sellers may drive down the market price of the Post-Closing Company Common Stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on the Post-Closing Company. If it were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, the Post-Closing Company could have to expend a significant amount of resources to investigate such allegations and/or defend itself. While the Post-Closing Company would strongly defend against any such short seller attacks, it may be constrained in the manner in which it can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract the Post-Closing Company management from growing its business. Even if such allegations are ultimately proven to be groundless, allegations against the Post-Closing Company could severely impact its business operations, and any investment in its stock could be greatly reduced or even rendered worthless.

Because the Post-Closing Company does not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of its Post-Closing Company Common Stock for a return on your investment.

The Post-Closing Company currently intends to retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business. As a result, the Post-Closing Company does not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Post-Closing Company Common Stock as a source for any future dividend income.

The Post-Closing Company’s board of directors has discretion as to whether to distribute dividends, subject to certain requirements under applicable law. Even if its board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the Post-Closing Company’s future results of operations and cash flow, its capital requirements and surplus, the amount of distributions, if any, received by it from its subsidiaries, its financial condition, contractual restrictions (including under the terms of any agreements governing indebtedness of the Post-Closing Company) and other factors deemed relevant by its board of directors. Accordingly, the return on your investment in the Post-Closing Company Common Stock will likely depend entirely upon any future price appreciation, and there is no guarantee that the Post-Closing Company Common Stock will appreciate in value. You may not realize a return on your investment in the Post-Closing Company Common Stock and you may even lose your entire investment in the Post-Closing Company Common Stock.

The Post-Closing Company will incur significantly increased costs and devote substantial management time as a result of operating as a public company, particularly after it is no longer an “emerging growth company.”

After consummation of the Business Combination, the Post-Closing Company will incur significant legal, accounting and other expenses that Regentis did not incur as a private company and OTEC did not incur as a blank check company. For example, it will be required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. The Post-Closing Company expects that compliance with these requirements with respect to Regentis’ business and operations will increase its legal and financial compliance costs and will make some activities more time consuming and costly. In addition, the Post-Closing Company expects that its management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, it expects to incur significant expenses and devote substantial management effort towards ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. Regentis is still in the process of compiling the system and processing documentation needed to comply with such requirements. The Post-Closing Company may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In that regard, the Post-Closing Company anticipates that it will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

However, for as long as the Post-Closing Company remains an “emerging growth company” as defined in the JOBS Act, it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Post-Closing Company expects to continue OTEC’s election to accept this exemption from new or revised accounting standards and, therefore, will not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

After the Post-Closing Company is no longer an “emerging growth company,” it expects to incur additional management time and cost to comply with the more stringent reporting requirements, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

The Post-Closing Company cannot predict or estimate the amount of additional costs it may incur as a result of becoming a public company or the timing of such costs.

The Post-Closing Company’s corporate actions will be substantially controlled by its chairman of the board, who will have the ability to exert significant influence over important corporate matters that require approval of stockholders, which may deprive you of an opportunity to receive a premium for your Post-Closing Company Common Stock and materially reduce the value of your investment.

Upon consummation of the Business Combination, the Post-Closing Company’s chairman of the board, will beneficially own as much as [●]% of the issued and outstanding Post-Closing Company Common Stock, depending on the number of shares redeemed by OTEC’s public shareholders in the Business Combination. As a result, he will have substantial influence over the Post-Closing Company’s business, including significant corporate actions such as mergers, consolidations, sales of all or substantially all of its assets, election of directors and other significant corporate actions. He may take actions that are not in the best interest of the Post-Closing Company’s other stockholders.

These actions may be taken even if they are opposed by the Post-Closing Company’s other stockholders, including the holders of the Post-Closing Company Common Stock. Furthermore, this concentration of ownership may also discourage, delay or prevent a change in control of the Post-Closing Company, which could have the dual effect of depriving its stockholders of an opportunity to receive a premium for their shares as part of a sale of the Post-Closing Company and reducing the price of the Post-Closing Company Common Stock. As a result of the foregoing, the value of your investment could be materially reduced. For more information regarding the Post-Closing Company’s principal shareholders and their affiliated entities, see the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

We have not registered the shares of Post-Closing Company Common Stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise public warrants, thus precluding such investor from being able to exercise its public warrants except on a cashless basis and potentially causing such public warrants to expire worthless.

We have not registered the shares of Post-Closing Company Common Stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Post-Closing Company Common Stock issuable upon exercise of the warrants, to cause the same to become effective within 60 business days following the Closing and to maintain a current prospectus relating to the Post-Closing Company Common Stock issuable upon exercise of the public warrants, until the expiration of the public warrants in accordance with the provisions of the Warrant Agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the public warrants are not registered under the Securities Act, we will be required to permit holders to exercise their public warrants on a cashless basis. However, no public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. However, if the Post-Closing Company Common Stock is at the time of any exercise of a public warrant not listed on a national securities exchange, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If the issuance of the shares upon exercise of the public warrants is not so registered or qualified or exempt from registration or qualification, the holder of such public warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their public warrants as part of a purchase of public units will have paid the full unit purchase price solely for the shares of common stock included in the public units. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of Post-Closing Company Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the OTEC IPO. However, there may be instances in which holders of our public warrants may be unable to exercise such public warrants but holders of our private warrants may be able to exercise such private warrants.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of public warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with the Post-Closing Company.

The Warrant Agreement provides that any action, proceeding or claim against it arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Post-Closing Company will irrevocably submit to such jurisdiction. The Post-Closing Company will waive any objection to such jurisdiction and that such courts represent an inconvenient forum. However, this will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum, and unless OTEC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in the public warrants will be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any public warrant holder, such warrant holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a public warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Post-Closing Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Post-Closing Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Post-Closing Company business, financial condition and results of operations and result in a diversion of the time and resources of the Post-Closing Company’s management and board of directors.

In addition, the validity, interpretation, and performance of the Warrant Agreement and of the public warrants will be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

The Restated OTEC Charter requires, to the fullest extent permitted by law, that derivative actions be brought in the Post-Closing Company’s name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against OTEC’s or Post-Closing Company’s directors, officers, other employees or stockholders, as applicable.

Pursuant to the Restated OTEC Charter, as will be in effect upon the Closing, unless the Post-Closing Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any state law claims for: (i) any derivative action or proceeding brought on behalf of the Post-Closing Company; (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of the Post-Closing Company’s directors, officers, employees or agents to the Post-Closing Company or its stockholders; (iii) any action asserting a claim against the Post-Closing Company arising pursuant to any provision of the DGCL, the Restated OTEC Charter the Post-Closing Company bylaws; (iv) any action to interpret, apply, enforce or determine the validity of the Restated OTEC Charter or the Post-Closing Company bylaws; or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein, or the Delaware forum provision. This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless the Post-Closing Company consents in writing to the selection of an alternate forum, the United States District Courts will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “federal forum provision”). In addition, the Restated OTEC Charter, as will be in effect upon the Closing, provides that any person or entity purchasing or otherwise acquiring any interest in shares of Post-Closing Company Common Stock is deemed to have notice of and consented to the Delaware forum provision and the federal forum provision. However, stockholders cannot and will not be deemed to have waived the Post-Closing Company’s compliance with the federal securities laws and the rules and regulations thereunder.

The Delaware forum provision and the federal forum provision may impose additional litigation costs on stockholders who assert the provision is not enforceable and may impose more general additional litigation costs in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. In addition, these forum selection clauses in the Restated OTEC Charter may limit the Post-Closing Company’s stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with the Post-Closing Company or its directors, officers or employees, which may discourage such lawsuits against it and its directors, officers and employees even though an action, if successful, might benefit its stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the federal forum provision. If the federal forum provision is found to be unenforceable, the Post-Closing Company may incur additional costs associated with resolving such matters. The federal forum provision may also impose additional litigation costs on stockholders who assert the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than the Post-Closing Company’s stockholders.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Restated OTEC Charter provides that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Due to the concurrent jurisdiction for federal and state courts created by Section 22 of the Securities Act over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce the exclusive forum provision. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this proxy statement/prospectus, including statements regarding Regentis’, OTEC’s or the Post-Closing Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, Regentis’ or OTEC’s expectations concerning the outlook for their or the Post Closing Company’s business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations of the Post-Closing Company as set forth in the sections of this proxy statement/prospectus titled “Proposal One—The Business Combination Proposal—OTEC’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors.” Forward-looking statements also include statements regarding the expected benefits of the proposed Business Combination between Regentis and OTEC.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger;

●	the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of the securities;

●	the risk that the Business Combination may not be completed by OTEC’s Business Combination Deadline;

●	the inability to complete the Business Combination, including but not limited to due to the failure to obtain approval of the stockholders of OTEC or Regentis for the Agreement and Plan of Merger, to satisfy the minimum net tangible assets and minimum cash at closing requirements, to receive certain governmental, regulatory and third party approvals or to satisfy or waive other conditions to closing in the Agreement and Plan of Merger;

●	the failure to achieve the minimum amount of cash available following any redemptions by OTEC’s stockholders;

●	the inability to obtain or maintain the listing of OTEC’s Common Stock on Nasdaq following the Business Combination, including but not limited to redemptions exceeding anticipated levels or the failure to meet Nasdaq’s initial listing standards in connection with the consummation of the Business Combination;

●	the effect of the announcement or pendency of the Business Combination on Regentis’ business relationships, operating results, and business generally;

●	risks that the Business Combination disrupts current plans and operations of Regentis;

●	the inability to realize the anticipated benefits of the Business Combination and to realize estimated pro forma results and underlying assumptions, including but not limited to with respect to estimated stockholder redemptions and costs related to the Business Combination;

●	the possibility that OTEC or Regentis may be adversely affected by other economic or business factors;

●	changes in the markets in which Regentis competes, including but not limited to with respect to its competitive landscape, technology evolution, or regulatory changes;

●	changes in domestic and global general economic conditions;

●	risk that Regentis may not be able to execute its growth strategies;

●	the risk that Regentis experiences difficulties in managing its growth and expanding operations after the Business Combination;

●	the risk that the parties will need to raise additional capital to execute the business plan, which may not be available on acceptable terms or at all;

●	the ability to recognize the anticipated benefits of the Business Combination to achieve its commercialization and development plans, and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of Regentis to grow and manage growth economically and hire and retain key employees;

●	risk that Regentis may not be able to develop and maintain effective internal controls;

●	the risk that Regentis may fail to keep pace with rapid technological developments to provide new and innovative products and services, or may make substantial investments in unsuccessful new products and services;

●	the ability to develop, license or acquire new products and services;

●	the risk that Regentis is unable to secure or protect its intellectual property;

●	the risk of product liability or regulatory lawsuits or proceedings relating to Regentis’ business;

●	the risk of cyber security or foreign exchange losses;

●	changes in applicable laws or regulations;

●	the outcome of any legal proceedings that may be instituted against the parties related to the Agreement and Plan of Merger or the Business Combination;

●	if Regentis fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand;

●	disruptions in relationships with any one of Regentis’ key customers;

●	any difficulty selling Regentis’ products if customers do not design Regentis’ products into their product offerings;

●	Regentis’ dependence on winning selection processes;

●	even if Regentis succeeds in winning selection processes for its products, Regentis may not generate timely or sufficient net sales or margins from those wins;

●	sustained yield problems or other delays in the manufacturing process of products;

●	If OTEC’s stockholders fail to properly demand redemption rights, they will not be entitled to convert their OTEC Common Stock into a pro rata portion of the Trust Account;

●	The financial and other interests of OTEC’s board of directors may have influenced OTEC’s board of directors’ decision to approve the Business Combination;

●	the impact of the global COVID-19 pandemic and response on any of the foregoing risks, including but not limited to supply chain disruptions; and

●	other risks and uncertainties to be identified in the Registration Statement, including those under “Risk Factors” therein, and in other filings with the SEC made by OTEC; you should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of OTEC’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed by OTEC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

The foregoing list of factors is not exhaustive, are provided for illustrative purposes only, and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Forward-looking statements speak only as of the date they are made. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither OTEC nor Regentis presently know or that OTEC and Regentis currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. OTEC and Regentis anticipate that subsequent events and developments will cause OTEC’s and Regentis’ assessments to change. However, while OTEC and Regentis may elect to update these forward-looking statements at some point in the future, OTEC and Regentis specifically disclaim any obligation to do so. Neither OTEC nor Regentis gives any assurance that OTEC or Regentis, or the Post-Closing Company, will achieve its expectations. Accordingly, undue reliance should not be placed upon the forward-looking statements, and they should not be relied upon as representing OTEC and Regentis’ assessments as of any date subsequent to the date hereof.

In addition, the Business Combination is subject to the satisfaction or waiver of the conditions to the completion of the Business Combination set forth in the Agreement and Plan of Merger and the absence of events that could give rise to the termination of the Agreement and Plan of Merger, the possibility that the Business Combination does not close, and risks that the proposed Business Combination disrupts current plans and operations and business relationships, or poses difficulties in attracting or retaining employees for Regentis.

Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, up to the consummation of the Business Combination, in OTEC’s public filings with the SEC or, upon and following the consummation of the Business Combination, in Regentis’ public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this proxy statement/prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of Regentis’ management, which in turn are based upon Regentis’ management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Regentis is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Regentis’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

SPECIAL MEETING OF OTEC STOCKHOLDERS

General

OTEC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by its board of directors for use at the special meeting of OTEC stockholders and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of OTEC’s Stockholders

The special meeting will be held on [●], 2023, at [●] a.m., Eastern Time, solely over the Internet by means of a live audio webcast. You may attend the special meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth on your proxy card.

Purpose of the OTEC Special Meeting

At the special meeting, OTEC is asking its stockholders:

1.

Proposal One — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex A and the transactions contemplated therein, including the Business Combination whereby Merger Sub, will merge with and into Regentis, with Regentis surviving the merger as a wholly-owned subsidiary of OTEC, and approve the transactions contemplated thereby, subject to the terms and conditions set forth in the Agreement and Plan of Merger, among other matters:

(a)   Changes to OTEC Common Stock – the outstanding shares of OTEC Class A Common Stock, including any shares of Class B Common Stock that are converted into OTEC Class A Common Stock in accordance with the Restated OTEC Charter, will be redesignated as Post-Closing Company Common Stock common stock, par value $0.0001 per share; and

(b)   Changes to Regentis’ Shares – upon consummation of the Business Combination, all of the issued and outstanding capital stock of Regentis, par value NIS 0.01, immediately prior to the Effective Time will no longer be outstanding and will automatically be cancelled and cease to exist in exchange for the right for each of Regentis’ shareholders to receive its Pro Rata Share of the Merger Consideration, and all of the stock options of Regentis will be cancelled and will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OTEC and converted into an option to purchase shares of OTEC common stock, par value $0.0001, with its price and number of shares equitably adjusted based on the conversion ratio of the shares of Regentis Ordinary Shares into the Merger Consideration, as provided in the Merger Agreement and as more particularly described in the notice that follows this page and elsewhere in this proxy statement/prospectus.

2.	Proposal Two — The Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the issued and outstanding OTEC Common Stock in connection with the Business Combination, including the issuance of the Merger Consideration, the Converted Options from the Regentis Equity Plan, shares for the Sponsor’s contribution to the Trust Account as part of each Extension Option, the Earnout Shares and shares in the PIPE Investment, and the resulting change in control in connection with the Business Combination.

3.

Proposal Three — The Restated OTEC Charter Proposal — to consider and vote upon a proposal to amend, immediately following and in connection with the closing of the Business Combination, as follows:

(a)   Name Change – to provide that the name of OTEC shall be changed post-Business Combination from “OceanTech Acquisitions I Corp.” to “Regentis Biomaterials Corp.”;

(b)   Amendment of Blank Check Provisions — to remove and change certain provisions in the Existing OTEC Charter related to OTEC’s status as a special purpose acquisition company and blank check company, and to make the Post-Closing Company’s corporate existence perpetual upon consummation of the Business Combination;

(c)   Changes to Authorized Capital Stock – to increase the total number of authorized shares of all classes of capital stock of OTEC from 111,000,000 shares consisting of (i) 100,000,000 shares of OTEC Class A Common Stock, (ii) 10,000,000 shares of OTEC Class B Common Stock and (iii) 1,000,000 shares of preferred stock, to 111,000,000 shares of the Post-Closing Company capital stock, consisting of (a) 110,000,000 shares of Post-Closing Company Common Stock and (b) 1,000,000 shares of preferred stock of the Post-Closing Company; and

(d)   Amendment and Restatement of the Existing OTEC Charter — conditioned upon the approval of (A) and (B), to approve and adopt the amendment and restatement of the Existing OTEC Charter, to such proposed form set forth as Annex D hereto as the Restated OTEC Charter, which includes the approval of all other changes in the Restated OTEC Charter in connection with replacing the Existing OTEC Charter as of the Effective Time.

4.	Proposal Four – The Governance Proposals – to consider and vote upon, on a non-binding advisory basis, the material differences between the Restated OTEC Charter and the Existing OTEC Charter as separate proposals in accordance with SEC requirements.

5.	Proposal Five — The Equity Incentive Plan Proposal — to approve and adopt the current Equity Incentive Plan, a copy of which is attached hereto as Annex C.
6.	Proposal Six — The Election of Directors Proposal — to consider and vote to elect seven directors to serve staggered terms on the Post-Closing Company board of directors until the first, second and third annual meetings of stockholders following the Closing, as applicable, and until their respective successors are duly elected and qualified.

7.	Proposal Seven — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, if the parties are not able to consummate the Business Combination.

Recommendation of OTEC’s Board of Directors

OTEC’s board of directors has determined that each of the proposals outlined above is fair to and in the best interests of OTEC and its stockholders and recommended that OTEC stockholders vote “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Restated OTEC Charter Proposal, “FOR” the Governance Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” the Election of Directors Proposal, and “FOR” the Adjournment Proposal, if presented.

Record Date; Persons Entitled to Vote

OTEC Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of OTEC Common Stock at the close of business on [●], 2023, which is the Record Date for the special meeting. Stockholders will have one vote for each share of OTEC Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. OTEC’s warrants do not have voting rights. On the Record Date, there were [●] shares of OTEC Common Stock outstanding, of which [●] were public shares.

Quorum

A quorum is the minimum number of shares of OTEC Common Stock that must be present to hold a valid meeting. A quorum will be present at the OTEC special meeting if a majority of the voting power of the issued and outstanding shares of OTEC Common Stock entitled to vote at the meeting are represented at the virtual special meeting or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

Vote Required

The proposals to be presented at the special meeting will require the following votes:

Business Combination Proposal — Approval of the Business Combination Proposal will require the affirmative vote of holders of a majority of the shares of OTEC Class A Common Stock outstanding on the Record Date. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Business Combination Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor Parties (as defined therein) agreed to vote, or cause to be voted, all of their OTEC securities, including the OTEC Class B Common Stock and Founder Shares, in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) at the OTEC Special Meeting and any meeting of the stockholders of OTEC. See section entitled “Sponsor Support Agreement.” The Business Combination Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Business Combination Proposal is conditioned upon the approval and adoption of each of the Nasdaq Proposal, the Restated OTEC Charter Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

Nasdaq Proposal — Approval of the Nasdaq Proposal will require the affirmative vote of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Restated OTEC Charter Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

Restated OTEC Charter Proposal — Approval of the Restated OTEC Charter Proposal will require the affirmative vote of (i) the holders of a majority of the Founder Shares then outstanding and entitled to vote thereon, voting separately as a single class, (ii) the holders of a majority of the OTEC Class A Common Stock then outstanding and entitled to vote thereon, voting separately as a single class and (iii) the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock then outstanding and entitled to vote thereon, voting together as a single class. Abstentions will have the effect of votes against the Restated OTEC Charter Proposal. Brokers are not entitled to vote shares on the Restated OTEC Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Restated OTEC Charter Proposal. The Restated OTEC Charter Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Restated OTEC Charter Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

Governance Proposals – Approval of the Governance Proposals (on a nonbinding advisory basis) will require the affirmative vote of a majority of the votes cast by holders of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, is required to approve the Governance Proposals. Accordingly, a stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposals, will have no effect on the Governance Proposals. The Business Combination is not conditioned on the approval of the Governance Proposals. If the Business Combination Proposal is not approved, the Governance Proposals will not be presented to the stockholders for a vote and is not conditioned upon adoption of any of the other proposals.

Equity Incentive Plan Proposal — Approval of the Equity Incentive Plan Proposal will require the affirmative vote of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class. Abstentions and broker non-votes will have no effect on approval of the Equity Incentive Plan Proposal. The Equity Incentive Plan Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Equity Incentive Plan Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

Election of Directors Proposal — Approval of the Election of Directors Proposal will require, the holders of a plurality of the outstanding OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, subject to the rights of the holders of any preferred stock, voting separately by class or series, to elect directors pursuant to the terms thereof. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Abstentions and broker non-votes will have no effect on approval of the Election of Directors Proposal. The Election of Directors Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Election of Directors Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Nasdaq Proposal, Restated OTEC Charter Proposal and the Equity Incentive Plan Proposal– unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

Adjournment Proposal — Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class for Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

Cross-Conditioned Proposals. The Closing of the Business Combination is conditioned on approval of the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal, which we refer to collectively as the Condition Precedent Proposals, at the Special Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Conditions Precedent Proposal – none of the Condition Precedent Proposals shall be adopted unless all of them are adopted. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Voting Your Shares

If you are a holder of record of OTEC Common Stock, there are two ways to vote your shares of OTEC Common Stock at the special meeting:

●	By Mail. You may vote by proxy by completing the enclosed proxy card and returning it in the postage-paid return envelope. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted “FOR” all of the proposals in accordance with the recommendation of OTEC’s board of directors. Proxy cards received after a matter has been voted upon at the special meeting will not be counted.

●	In Person. You may attend the special meeting webcast and vote electronically using the ballot provided to you during the webcast. You may attend the special meeting webcast by accessing the web portal located at https://[●] and following the instructions set forth on your proxy card. See “Questions and Answers about the Business Combination and the Special Meeting —When and where will the special meeting take place?” for more information.

Revoking Your Proxy

If you are a holder of record of OTEC Common Stock and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card to OTEC’s secretary with a later date so that it is received prior to the vote at the special meeting or attend the live webcast of the special meeting and vote electronically;

●	you may notify OTEC’s secretary in writing, prior to the vote at the special meeting, that you have revoked your proxy; or

●	you may attend the live webcast of the special meeting and vote electronically or revoke your proxy electronically, although your attendance alone will not revoke any proxy that you have previously given.

If you hold your OTEC Common Stock in “street name,” you may submit new instructions on how to vote your shares by contacting your broker, bank or other nominee.

Who Can Answer Your Questions About Voting Your Shares

If you are a OTEC stockholder and have any questions about how to vote or direct a vote in respect of your shares of OTEC Common Stock, you may call [●], OTEC’s proxy solicitor, at [●].

Redemption Rights

Holders of public shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any stockholder holding public shares may demand that OTEC redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was $[●] per share as of [●], 20[●], the special meeting Record Date), calculated as of two (2) business days prior to the anticipated consummation of the merger. If a holder properly seeks redemption as described in this section and the merger between Merger Sub and Regentis is consummated, OTEC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the merger.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the public shares. Accordingly, all public shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash.

The Existing OTEC Charter provides that OTEC will only redeem public shares so long as (after such redemption), OTEC’s net tangible assets, or of any entity that succeeds OTEC as a public company, will be at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Therefore, the Business Combination will not be consummated unless this condition is met or waived.

Pursuant to the Sponsor Letter, OTEC’s Initial Sponsor, directors and executive officers have waived their right to redeem any shares of OTEC Common Stock that they own in connection with OTEC stockholder approval of the Business Combination, any proposed amendment to the Existing OTEC Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any OTEC public shares that they own or may acquire in OTEC fails to consummate a Business Combination within the time frame required by the Existing OTEC Charter).

Pursuant to the Sponsor Support Agreement, the Sponsor Parties agreed to vote, or cause to be voted, all of their OTEC securities in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) at the OTEC Special Meeting and any meeting of the stockholders of OTEC, and in any action by written consent of the stockholders of OTEC in favor of the approval of the Transactions and certain other matters being presented to the stockholders of OTEC in connection therewith, including in favor of the approval and adoption of the Equity Incentive Plan, and for the appointment and designation of the post-Closing OTEC board of directors. The Sponsor Parties also agreed not to transfer (subject to limited exceptions), grant a proxy over or otherwise encumber their OTEC’s securities, and to waive their redemption and anti-dilution rights and any other right it may hold to convert all or any portion of any outstanding loan advanced to OTEC (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option) at any time prior to or at the Closing into OTEC Common Stock or into OTEC private warrants. Additionally, the Sponsor agreed to use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to the stockholders of OTEC in connection with any redemption by public stockholders of their public shares, including utilizing the Sponsor’s OTEC Class B Common Stock and the Sponsor’s Private Placement Warrants in connection with such effort by transferring or forfeiting such shares and/or warrants. Sponsor also agreed to use its reasonable best efforts to raise the PIPE Investment and assist OTEC and Regentis as required and necessary with creative strategies to raise the PIPE Investment. Furthermore, in the event OTEC’s Transaction Expenses exceed the OTEC Transaction Expenses Cap, Sponsor agreed to pay to OTEC an amount of cash equal to such excess. In accordance with the Merger Agreement, Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option. The parties agreed that any such deposit made by Sponsor would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing. Additionally, each Sponsor Party agreed to comply with its obligations, covenants, and agreements set forth in that certain Letter Agreement, dated as of May 27, 2021. The Sponsor also has a contingent right to receive the Earnout Shares, as additional consideration from OTEC based on the post-Closing performance of the OTEC Class A Common Stock. (See the section entitled “Sponsor Support Agreement.”)

Holders may demand redemption by delivering their stock, either physically or electronically using the Depository Trust Company’s DWAC System, to OTEC’s transfer agent prior to the vote at the Special Meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

OTEC’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company

1 State Street — 30th Floor

New York, New York 10004

Attn: Francis Wolf

Email: fwolf@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then OTEC’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, OTEC will promptly return any shares delivered by public holders.

The closing price of OTEC Common Stock on [●], 20[●], the special meeting Record Date, was $[●]. The cash held in the Trust Account on such date was approximately $[●] million ($[●] per public share). Prior to exercising redemption rights, stockholders should verify the market price of OTEC Common Stock as they may receive higher proceeds from the sale of their securities in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. OTEC cannot assure its stockholders that they will be able to sell their shares of OTEC Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of public shares exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of OTEC Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than two business days prior to the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to OTEC’s transfer agent prior to the vote at the Special Meeting, and the merger is consummated.

For a detailed discussion of the material U.S. federal income tax considerations for stockholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — U.S. Holders Exercising Redemption Rights with Respect to OTEC Common Stock”. The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

OTEC warrant holders do not have redemption rights with respect to such securities.

Appraisal Rights

OTEC stockholders and holders of OTEC warrants do not have appraisal rights in connection with the Transactions under the DGCL.

Proxy Solicitation Costs

OTEC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. OTEC and its directors, officers and employees may also solicit proxies online. OTEC will file with the SEC all scripts and other electronic communications as proxy soliciting materials. OTEC will bear the cost of the solicitation.

OTEC has hired Laurel Hill to assist in the proxy solicitation process. OTEC will pay to a fee of $13,000, plus disbursements.

OTEC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. OTEC will reimburse them for their reasonable expenses.

Other Matters

As of the date of this proxy statement/prospectus, OTEC’s board of directors does not know of any business to be presented at the special meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the special meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of OTEC’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and OTEC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of OTEC’s stockholders generally. In particular:

●	Sponsor was formed by, and is controlled by, Surendra Ajjarapu, OTEC’s Chief Executive Officer, as member and manager.

●	The Sponsor and certain officers and directors of OTEC agreed to vote all of their OTEC securities in favor of the approval of the Transactions and certain other matters being presented to the stockholders of OTEC in connection therewith, agreed not to transfer (subject to limited exceptions) their OTEC’s securities, and agreed to waive their redemption and anti-dilution rights and any other right it may hold to convert all or any portion of any outstanding loan advanced to OTEC (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option) at any time prior to or at the Closing into OTEC Common Stock or into OTEC private warrants. Additionally, the Sponsor agreed to use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to the stockholders of OTEC in connection with any redemption by public stockholders of their public shares, including utilizing the Sponsor’s OTEC Class B Common Stock and the Sponsor’s OTEC Private Placement Warrants in connection with such effort by transferring or forfeiting such shares and/or warrants.

●	Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option, which deposit would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing.

●	Pursuant to the Sponsor Support Agreement, the Sponsor has a contingent right to receive the Earnout Shares depending on the performance of the Post-Closing Company Common Stock following the Closing.

●	At Closing, OTEC, Sponsor and certain shareholders of Regentis will enter into the Registration Rights Agreement (as defined below) pursuant to which, among other things, the Sponsor will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Post-Closing Company Common Stock.

●	Upon Closing, Sponsor agreed to pay Initial Sponsor $1 (one dollar) and to convey 250,000 shares of Class B Common Stock to the Initial Sponsor Equity Holders as of March 13, 2023 (the date of the PSA) pro rata based on the Initial Sponsor Equity Holders’ underlying interest in the shares of Class B Common Stock as of March 13, 2023. These shares will not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision. Sponsor also agreed to convey 250,000 Private Placement Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in the Private Placement Warrants as of March 13, 2023. The Private Placement Warrants will not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision.

●	The Founder Shares had an aggregate value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●] and the Private Placement Warrants had an aggregate market value of $[●] million based upon the closing price of $[●] per Warrant on the Nasdaq on [●], 20[●]. If OTEC does not consummate a Business Combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), the Founder Shares (held by the Sponsor after being acquired from the Initial Sponsor) and the Private Placement Warrants will become worthless (as the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares having waived the rights to such redemption or distribution, without consideration therefor, in connection with the OTEC IPO) and OTEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and OTEC’s board of directors, dissolving and liquidating. If the proposed Business Combination with Regentis is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the Business Combination.

●	If OTEC is unable to consummate a Business Combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or products sold to OTEC. On the other hand, if OTEC does consummate a Business Combination within the required time period, OTEC will be liable for such claims up to the OTEC Transaction Expenses Cap. In the event the OTEC Transaction Expenses exceed the OTEC Transaction Expenses Cap, then Sponsor will pay the Excess OTEC Expenses.

●	The Sponsor and OTEC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on OTEC’s behalf, such as identifying and investigating possible business targets and Business Combinations. However, if OTEC fails to consummate a Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, OTEC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). As of the Record Date, the Sponsor and OTEC’s officers and directors and their affiliates had incurred approximately $314,039 of unpaid reimbursable expenses.

●	The Agreement and Plan of Merger provides for the continued indemnification of OTEC’s current directors and officers and the continuation of directors and officers liability insurance covering OTEC’s current directors and officers.

●	OTEC’s Initial Sponsor, Sponsor, officers and directors (or their affiliates) have and may make loans from time to time, such as the Working Capital Loans, to OTEC to fund certain capital requirements. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the Post-Closing Company, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Initial Sponsor. As of June 30, 2023, no such Working Capital Loans were outstanding, except from Sponsor to OTEC in the amount of $448,039. OTEC obtained an additional loan from an unrelated party with $401,500 outstanding. In connection with that loan, OTEC agreed to issue to the lender 95,000 shares of OTEC common stock.

To date, OTEC’s Initial Sponsor (a) paid $25,000 to cover certain offering costs in consideration for 2,875,000 OTEC Class B Common Stock as the Founder Shares, and (b) agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the OTEC IPO as a non-interest bearing, unsecured and was due at the closing of the OTEC IPO.

To date, OTEC’s Sponsor has (a) paid Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period, (b) deposited $125,000 into the Trust Account in connection with each Extension Option exercised on March 31, 2023 and May 3, 2023, and (c) made a non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for the Extension Payment 2 in connection with the Extension Meeting 2. In connection with that loan, OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan.

●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other stockholders. The Sponsor will lose substantially all of its investment in OTEC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not completed prior to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). Thus, if the proposed Business Combination with Regentis is not consummated, OTEC may seek to complete a business combination with a less favorable target company or on terms less favorable to OTEC stockholders rather than choose to dissolve and liquidate.

●	Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Post-Closing Company is estimated as shown below. (See the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

The table below illustrates the varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination. The maximum redemption scenario represents the maximum number of shares of Post-Closing Company Common Stock that may be redeemed while still satisfying the Closing Cash Condition (unless waived).

		Share Ownership in Post-Closing Company
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions***
Percentage Share Ownership in Post-Closing Company
OTEC Public Stockholders	7.6%	7.3%	6.9%	6.6%	6.2%
Sponsor Stockholders	21.5%	21.6%	21.7%	21.8%	21.9%
Regentis Shareholders	64.6%	64.8%	65.1%	65.3%	65.6%
Loan Grant Shares*	6.3%	6.3%	6.3%	6.3%	6.3%
Value of the Shares Owned by Non-Redeeming Shareholders**	$8,956,119	$8,451,802	$7,947,484	$7,433,167	$6,938,849
Total Shares Outstanding Excluding Warrants**	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Equity Value Post-Redemptions**	$132,172,547	$131,668,229	$131,163,912	$130,659,594	$130,155,276
Non-redeeming Shareholders Value per Share	$11.02	$11.02	$11.02	$11.02	$11.02
Effective Underwriting Fee	40.4%	42.8%	45.5%	48.6%	52.1%

*	This assumes the shares issuable to a third party in relation to a working capital bridge loan have been issued.
**	The total equity value of the Post-Closing Company was determined by multiplying the OTEC Common Stock closing price of $11.02 per share on October 30, 2023 by the number of outstanding shares at the Closing of the Business Combination in each of the five redemption scenarios.
***	Under the maximum redemption scenario, it is assumed that $7.0 million remains in the Trust Account to settle the OTEC Transaction Expenses and the Regentis Transaction Expenses. Under this assumption, 629,660 public shares are not redeemed which indicates that 21.7% of the public shares currently outstanding are redeemed. For sake of clarity, more shareholders may redeem than as set forth under any of these scenarios.

In addition, the following table illustrates varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the private placement warrants, and (ii) any outstanding securities of the Post-Closing Company.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming 100% Redemption
	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Additional Dilution Sources
Earnout Shares*	1,750,000	5.4%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%
Extension Warrants	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%
Public Warrants	10,326,000	32.1%	10,326,000	32.2%	10,326,000	32.2%	10,326,000	32.3%	10,326,000	32.3%
Private Placement Warrants	4,668,800	14.5%	4,668,800	14.5%	4,668,800	14.6%	4,668,800	14.6%	4,668,800	14.6%
Assumed Options	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%
New RSUs	958,161	3.0%	958,161	3.0%	958,161	3.0%	958.161	3.0%	958,161	3.0%
Regentis Warrants Converted to OTEC Warrants	721,808	2.2%	721,808	2.2%	721,808	2.3%	721,808	2.3%	721,808	2.3%
Equity Incentive Plan
Total Additional Dilution Sources	20,147,296	62.7%	20,147,296	62.8%	20,147,296	62.9%	20,147,296	63.0%	20,147,296	63.0%
OTEC Public Stockholders	915,975	2.9%	870,211	2.7%	824,447	2.6%	778,683	2.5%	732,920	2.3%
Regentis’ Ownership Interest Assuming Exercise of RSUs, Options and Warrants*	9,600,000	29.9%	9,600,000	29.9%	9,600,000	30.0%	9,600,000	30.0%	9,600,000	30.0%
Sponsor’s Ownership Interest Assuming Exercise of all Warrants and Earnout Shares**	8,202,500	25.5%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.7%
Total Fully Diluted Shares	32,141,175		32,095,411		32,049,647		32,003,883		31,958,120
Fully Diluted Value/Share	$4.11		$4.12		$4.12		$4.13		$4.14

* Includes 7,746,404 shares owned by current Regentis shareholders and as excerpted above, 173,627 shares pursuant to assumed options, 958,161 shares pursuant to new Regentis RSUs, and 721,808 shares pursuant to Regentis warrants converted to OTEC warrants.

** Includes 2,581,500 shares currently outstanding and as excerpted above, 1,750,000 Earnout Shares and 3,871,000 of the Private Placement Warrants.

As indicated above, the percentage of the total number of outstanding shares of Post-Closing Company Common Stock that will be owned by OTEC’s public stockholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Post-Closing Company Common Stock issued in any PIPE Investment. The tables above illustrate varying ownership levels in the Post-Closing Company. As such, all of the scenarios assume that no additional capital is contributed and that the Trust Account funds are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by OTEC’s existing stockholders in the Post-Closing Company will be different.

In addition to the interests described above, the Sponsor and some of OTEC’s officers and directors may have the following additional interests:

●	None of OTEC’s officers and directors is required to commit their full time to OTEC’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	Each of OTEC’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. OTEC does not believe, however, that the pre-existing fiduciary duties or contractual obligations of its officers and directors will materially undermine its ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect its search for an acquisition target.

●	It is anticipated that upon completion of the Business Combination and assuming no redemptions by OTEC public shareholders, the Sponsor will own approximately 21.5% of the Post-Closing Company. This level of ownership interest: (a) assumes that no OTEC’s public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in OTEC’s Trust Account and (b) assumes no exercise of OTEC public warrants and OTEC Private Placement Warrants.

●

Surendra Ajjarapu, OTEC’s Chief Executive Officer, will become a director of the Post-Closing Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Post-Closing Company’s board of directors determines to pay to its executive and non-executive directors.

●	If OTEC is unable to complete an initial business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or products sold to OTEC. If OTEC consummates an initial business combination, on the other hand, OTEC will be liable such claims up to the Transaction Expenses Cap. In the event OTEC’s Transaction Expenses exceed the OTEC Transaction Expenses Cap, Sponsor agreed to pay to OTEC an amount of cash equal to such excess. In accordance with the Merger Agreement and Sponsor Support Agreement, Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option. The parties agreed that any such deposit made by Sponsor would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing.

●	OTEC’s officers and directors, and their affiliates, may be entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on OTEC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if OTEC fails to consummate an initial business combination within the completion window, they may not have any claim against the Trust Account for reimbursement. Accordingly, OTEC may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed within the completion window.

The existence of financial and personal interests of one or more of the Sponsor’s or OTEC’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of OTEC and its stockholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that stockholders vote for the proposals. See the section entitled “Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

Purchases of OTEC Shares

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding OTEC or its securities, the Sponsor, OTEC’s officers and directors, Regentis, Regentis shareholders and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of OTEC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with OTEC’s consent, the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on the price of OTEC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other proposals and would likely increase the chances that such proposals would be approved. No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsor, OTEC officers and directors, Regentis, Regentis shareholders or any of their respective affiliates. OTEC will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the satisfaction or waiver of any closing conditions. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. Additionally, in the event our Sponsor, directors, officers, advisors or their affiliates were to purchase shares or rights from public shareholders, such purchases would be structured in compliance with the requirements of Rule 14e-5 under the Exchange Act including, in pertinent part, through adherence to the following:

● our registration statement/proxy statement filed for our business combination transaction would disclose the possibility that our Sponsor, directors, officers, advisors or any of their affiliates may purchase shares or rights from public stockholders outside the redemption process, along with the purpose of such purchases;

● if our Sponsor, directors, officers, advisors or any of their affiliates were to purchase shares or rights from public stockholders, they would do so at a price no higher than the price offered through our redemption process;

● our registration statement/proxy statement filed for our business combination transaction would include a representation that any of our securities purchased by our Sponsor, directors, officers, advisors or any of their affiliates would not be voted in favor of approving the business combination transaction;

● our Sponsor, directors, officers, advisors or any of their affiliates would not possess any redemption rights with respect to our securities or, if they do acquire and possess redemption rights, they would waive such rights; and

● we would disclose in a Form 8-K, before our security holder meeting to approve the business combination transaction, the following material items:

○ the amount of our securities purchased outside of the redemption offer by our Sponsor, directors, executive officers, advisors or any of their affiliates, along with the purchase price;

○ the purpose of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates;

○ the impact, if any, of the purchases by our Sponsor, directors, executive officers, advisors or any of their affiliates on the likelihood that the business combination transaction will be approved;

○ the identities of our security holders who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates (if not purchased on the open market) or the nature of our security holders (e.g., 5% security holders) who sold to our Sponsor, directors, executive officers, advisors or any of their affiliates; and

○ the number of our securities for which we have received redemption requests pursuant to our redemption offer.

See “Proposal One — The Business Combination Proposal” and “Proposal Five — The Equity Incentive Plan Proposal” of this proxy statement/prospectus for additional information on shares to be issued.

PROPOSAL ONE — THE BUSINESS COMBINATION PROPOSAL

The following is a discussion of the proposed Business Combination and the Agreement and Plan of Merger. This is a summary only and may not contain all of the information that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Agreement and Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex A. OTEC stockholders are urged to read this entire proxy statement/prospectus carefully, including the section entitled “The Agreement and Plan of Merger,” for a more complete understanding of the Business Combination.

A discussion of specific terms of the Agreement and Plan of Merger are contained below in the section entitled “The Agreement and Plan of Merger”.

General

Transaction Structure

The Agreement and Plan of Merger provides for the merger of Merger Sub with and into Regentis, with Regentis surviving the Business Combination as a wholly-owned subsidiary of OTEC.

Pro Forma Capitalization

The pro forma equity valuation of the Post-Closing Company upon consummation of the Transactions is estimated to be approximately $133,491,873, assuming no redemptions.

Merger Consideration

The Agreement and Plan of Merger provides that all of the issued and outstanding capital stock of Regentis, par value NIS 0.01, immediately prior to the Effective Time will no longer be outstanding and will automatically be cancelled and cease to exist in exchange for the right for each of Regentis’ shareholders to receive its Pro Rata Share of the Merger Consideration, and all of the stock options of Regentis will be cancelled and will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OTEC and converted into an option to purchase shares of OTEC Common Stock, par value $0.0001, without interest, upon delivery of the Transmittal Documents in accordance with the Agreement and Plan of Merger. As of the Effective Time, each shareholder of Regentis shall cease to have any other rights in and to Regentis or the Post-Closing Company. Additionally, Sponsor will be entitled to receive from OTEC, one share of OTEC Common Stock for each dollar that Sponsor contributes to the Trust Account as part of the Extension Option.

Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Post-Closing Company and sources of dilution are estimated as shown in the tables in the section entitled “Summary– The Agreement and Plan of Merger – Merger Consideration”. (See the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the Agreement and Plan of Merger and a brief description of the background of the negotiations resulting in the Business Combination. It does not purport to catalogue every conversation among, or meetings of, the parties, their respective management or members of the boards of directors and other parties. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to OTEC before the Business Combination.

OTEC is a blank check company, incorporated in Delaware on February 3, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination with Regentis is the result of an extensive search for a potential transaction drawing upon the network and investing experience of OTEC’s management team and the OTEC Board.

Pursuant to the Sponsor Letter, dated as of May 27, 2021, by and between OTEC and its Sponsor, and OTEC’s directors and executive officers, each as an Insider, OTEC’s Sponsor Parties have waived their right to redeem any shares of OTEC Common Stock that they own in connection with OTEC stockholder approval of the Business Combination, and any proposed amendment to the Existing OTEC Charter prior to the consummation of the Business Combination (although they are entitled to redemption and liquidation rights with respect to any OTEC public shares that they own or may acquire if OTEC fails to consummate a Business Combination within the time frame required by the Existing OTEC Charter). Such Sponsor Parties (as defined herein) entered into the Sponsor Letter in order to induce OTEC and Maxim (i) to enter into the Underwriting Agreement, by and between OTEC and Maxim (as representative of the several underwriters) and (ii) to proceed with the OTEC IPO. Such Sponsor Parties agreed that if OTEC seeks stockholder approval of a proposed business combination, then in connection with such proposed business combination, such Sponsor Parties would (i) vote any shares of OTEC Common Stock and Founder Shares owned by such Sponsor Parties in favor of any proposed business combination, and (ii) not redeem any shares of OTEC Common Stock owned by such Sponsor Parties in connection with such stockholder approval; if OTEC engages in a tender offer in connection with any proposed business combination, the Sponsor Parties agreed not to seek to sell its, his or her shares of OTEC Common Stock or Founder Shares to the Company in connection with such tender offer. The waiver of redemption rights was a condition to the acquisition of the OTEC Common Stock and no additional consideration was paid for such waiver. The Founder Shares are currently OTEC Class B Common Stock and do not have redemption rights.

Prior to the consummation of the OTEC IPO on June 2, 2021, neither OTEC, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with OTEC. The OTEC IPO and the proceeds of private placements that closed on June 2, 2021 and June 17, 2021 respectively, netted a total $104,292,600, which was deposited in OTEC’s Trust Account.

After the OTEC IPO, OTEC’s officers and directors commenced an active search for prospective businesses and assets to acquire. In connection with the evaluating potential business combinations, members of OTEC’s management contacted and were contacted by, a number of individuals, entities, investment banks and private equity funds with respect to potential business combination opportunities.

Between June 2, 2021 and May 2, 2023, the date OTEC entered into a business combination agreement with Regentis, representatives of OTEC considered 23 potential acquisition targets in a variety of industries and sectors, including yachting and super yachting industries, biotechnology, bitcoin mining, and software, and executed non-disclosure agreements (“NDAs”) with 19 companies. OTEC conducted additional due diligence and held detailed discussions with the management teams and delivered 13 non-binding offers (“NBOs”) or indications of interest with potential acquisition targets. 4 NBOs were fully executed by both parties. With each company with whom an NBO was submitted, OTEC had generally reviewed preliminary diligence materials regarding the potential target, including available financial statements, any investor presentation and information regarding the nature of the company and where management believed the growth in the company would come from. Not every target had all of the materials and in many cases the materials were incomplete. Since the transactions were generally abandoned prior to execution, as indicated below when valuation could not be agreed, OTEC did not conduct exhaustive diligence on such companies. With respect to the companies with which an NBO was executed, OTEC conducted more extensive diligence prior to either executing a business combination agreement or abandoning the potential transaction.

On June 3, 2021, Fulvio Dodich, former independent director of OTEC, and Company A, a luxury yacht producing company, discussed the advantages of a potential business combination transaction with OTEC and provided an overview of the SPAC process.

On June 6, 2021, Mr. Dodich visited Company B, a shipyard, to learn more about the company and to introduce OTEC. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On June 8, 2021, Mr. Dodich had a call and multiple email exchanges with Company C, a shipbuilding company, to introduce OTEC. OTEC ultimately did not pursue this target due to a difference of opinion in valuation, required cash component, and reluctance regarding the Nasdaq listing.

On June 10, 2021, Mr. Dodich had a call and multiple email exchanges with Company D, a yacht company, to learn more about the company, introduce OTEC, and discuss the advantages of a potential business combination transaction with OTEC. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On June 10, 2021, Mr. Joseph Adir, OTEC’s then-CEO, Mr. Charles Baumgartner, OTEC’s then-CFO, and Michael Payne, former independent director and chairman of OTEC, Sheriff, Bratt, attended a kick-off call with Company A to meet the team members, become more familiar with the company, and to discuss next steps.

On June 15, 2021, Mr. Adir and Ofer Oz, OTEC’s then-CTO, reviewed an investor deck presented by Company E, an information and operational technology systems company, to learn more about the company. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On June 15, 2021, Mr. Adir and Mr. Baumgartner received and reviewed a presentation from Company F, a luxury custom yacht and catamaran company.

On June 23, 2021, Messrs. Adir, Payne and Baumgartner, Pilat, and Philippe Franchet, former independent director of OTEC, met with Company G virtually to discuss key transaction considerations. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On June 29, 2022, Messrs. Adir, Payne, Semenzato, Barago, and Dodich met with Company H, a luxury yacht company, for an introduction and to discuss the NDA. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance for unknown territory with Nasdaq listing.

On July 4, 2021, Mr. Adir, Sheriff, and Heidecorn met with Company A to discuss the draft letter of intent and to identity any possible issues.

On July 8, 2021, Messrs. Adir and Oz met with Company F to review the investor slide deck and to continue learning about the company.

On July 21, 2021, Mr. Adir received an executed NDA from Company F with respect to any confidential information discussed.

On July 26, 2021, Messrs. Adir and Oz met with Company F to review the deck and discuss the potential business combination transaction and to identify any possible issues.

On August 3, 2021, Mr. Adir met with Company F to discuss and analyze the growth plan of the company. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On August 8, 2021, Mr. Adir and Mr. Sheriff met with Company A to review NBO issues. The main issue was the cash component that was asked by the target and PIPE commitment. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On August 27, 2021, Mr. Baumgartner met with Company I, a yachting company, to learn about the company and analyze a potential de-SPAC transaction.

On September 2, 2021, Mr. Baumgartner met with Company I to continue discussing a potential de-SPAC transaction. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On September 28, 2021, Mr. Baumgartner met with Company H to analyze a potential transaction.

On October 10, 2021, Mr. Adir and Mr. Ben-Zur met with Company J, a super-yacht marina company, to review their initial investor deck and to introduce OTEC.

On October 22, 2021, Messrs. Baumgartner and Adir met with Company K, a digital mining company, for an introduction to the company. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On November 11, 2021, Mr. Adir met with Company L, a water purifying company, to introduce OTEC and learn more about Company L’s business and a potential business combination opportunity.

On November 22, 2021, Mr. Adir and Mr. Makmul met with Company M, a company that owns and operates marinas, to discuss a potential business combination. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On December 2, 2021, Mr. Baumgartner met with Company J, a super-yacht marina company, to discuss the potential business combination. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On December 29, 2021, Mr. Adir met with Company L to review the potential business combination with Company L’s management and investment bankers.

On January 13, 2022, Mr. Adir met with Company N, a marine engine producing company, over a virtual meeting to introduce OTEC and the de-SPAC process. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On February 14, 2022, Mr. Adir met with Company O, a cloud solutions company, for a virtual meeting introduction to evaluate the potential opportunity for a business combination. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On February 15, 2022, Mr. Adir met with Company L to discuss the way in which Company L would be presented to the OTEC stockholders. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

On April 1, 2022, Mr. Adir met with Company P, a cloud service device, for an initial virtual meeting introduction. OTEC ultimately did not pursue this target due to the valuation, required cash component, and reluctance regarding the Nasdaq listing.

These potential targets were all considered not ready to become public for various reasons, including valuation, lack of an identified and growing market, excess competition in a market, a lack of demonstrable success in developing a product and bringing it to market or through regulatory approval, lack of depth in the management team as well as the targets not possessing audited or current financials or being unprepared for the rigors of being a public company. For all of the companies noted above, OTEC only signed NBOs with Company F and Company P. For these two companies specifically, OTEC conducted legal and financial due diligence as well as diligence regarding each product, market and licenses for such products. During such due diligence periods, neither Company F nor Company P provided required information, and OTEC was not able to meet either of their minimum cash needs. For each of Company F and Company P, given the stage of the products, the current arrangements with the management teams, and the lack of public company readiness for items such as having PCAOB audits in place for two years for closing a potential business combination within the timeframe OTEC planned, OTEC decided to not move forward with either. As further detailed below, OTEC also entered into NBOs with two other companies, Captura (as defined below) and Majic Wheels (as defined below), which have previously been publicly disclosed.

On April 19, 2022, Mr. Adir, Mr. Ajjarapu, representatives from Nelson Mullins Riley & Scarborough LLP (“Nelson Mullins”), U.S. counsel to OTEC which was initially engaged in April 2022, and Mitchell Gordon, former independent director of OTEC, attended an initial meeting with the Captura Biopharma, Inc. (“Captura”) CEO. On April 21, 2022, an NDA was executed by OTEC and Captura. On August 10, 2022, the business combination agreement and ancillary agreements were executed by the parties, and OTEC issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the business combination agreement and certain ancillary agreements.

The OTEC board of directors determined it was in the best interest of OTEC to terminate the business combination agreement with Captura due to the lack of receipt of FDA approval and audited financials, appearing too early stage as a pre-clinical company and not ready to become a public company. On October 13, 2022, OTEC and Captura entered into a mutual termination agreement by which the parties terminated the business combination agreement and the transactions contemplated thereby, with no specific penalties or liabilities incurred. OTEC issued a press release and filed a Current Report on Form 8-K with the SEC announcing the termination of the business combination agreement and certain ancillary agreements.

On October 20, 2022, Mr. Adir, Mr. Ajjarapu, representatives from Nelson Mullins, and Mr. Gordon attended an initial meeting with management of Majic Wheels Corp. (“Majic Wheels”). At this meeting Majic Wheels’ management presented on its business, financials and market opportunity. After the call, Mr. Adir and Mr. Ajjarapu decided to continue to pursue the business combination opportunity in addition to continuing to look at other ongoing and potential opportunities. On October 19, 2022, an NBO was executed by OTEC and Majic Wheels. On November 15, 2022, the business combination agreement and ancillary agreements were executed by the parties, and on November 21,2022, OTEC issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the business combination agreement and certain ancillary agreements.

In a special meeting held on November 29, 2022, stockholders approved the First Charter Amendment, which allowed OTEC to extend the date by which we must either consummate a business combination or liquidate by up to six one-month extensions to June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended). To obtain each 1-month extension, our Sponsor or any of their affiliates or designees must deposit into the Trust Account $125,000 for each such one-month extension. In connection with the approval of the First Charter Amendment on November 29, 2022, holders of 8,477,497 of our public shares exercised their right to redeem those shares for a pro rata portion of the funds in the Trust Account for cash at an approximate price of $10.32 per share, for an aggregate of approximately $87.54 million, leaving 1,848,503 of our public shares outstanding after the November 29, 2022 stockholders meeting. Each such extension has been exercised. See “OTEC’s Business—Significant Activities Since Inception—Charter Amendments” for additional details.

The OTEC Board determined it was in the best interest of OTEC to terminate the business combination agreement with Majic Wheels Corp because of valuation concerns as well as adverse developments in the crypto-mining and crypto trading industries. On February 3, 2023, OTEC and Majic Wheels Corp entered into a mutual termination agreement by which the parties terminated the business combination agreement and the transactions contemplated thereby, with no specific penalties or liabilities incurred. OTEC issued a press release and filed a Current Report on Form 8-K with the SEC announcing the termination of the business combination agreement and certain ancillary agreements.

Immediately after the termination of the business combination agreement with Majic Wheels Corp, OTEC started identifying other targets, and received Regentis’ information from Maxim. On February 3, 2023, Maxim introduced Regentis to Mr. Adir and Mr. Ajjarapu. When the Regentis opportunity was presented to OTEC, it was aware, and considered, that Maxim, as Regentis’ financial advisor, would receive a success fee from Regentis if the Business Combination was consummated in addition to the deferred underwriting fees it would receive from OTEC for its role as OTEC IPO underwriter. OTEC confirmed its understanding of Maxim’s role in the Business Combination and deemed it to be not material with regards to conflict of interest as the OTEC IPO had already been consummated on June 2, 2021 pursuant to the Underwriting Agreement, Maxim exercised its over-allotment option limited to 326,000 Units on June 17, 2021 with the remaining over-allotment option terminating on June 22, 2021, and Maxim had waived its right of first refusal in exchange for a cash payment of $2 million on December 15, 2021. Given that Maxim had not been advising OTEC since that time, both Maxim and OTEC considered the previous arrangement between them to have terminated or otherwise expired and there was not an ongoing relationship, other than remaining deferred underwriting fees to be paid as such compensation had already been earned.

On February 4, 2023, OTEC and Regentis executed an NDA, following which Mr. Adir, Mr. Ajjarapu, representatives from Maxim, and representatives from Doron Tikotsky Kantor Gutman Nass & Amit Gross (“DTKGG”), Israeli counsel to Regentis which was initially engaged in February 2019, attended an initial meeting with management of Regentis. At this meeting, Regentis’ management team presented and provided additional information and details on their technology, roadmap, regulatory process, financial statements and projections, market opportunity and business strategy.

After the meeting on February 4, 2023, the data room for Regentis was opened, following which, members of OTEC’s management, representatives of Nelson Mullins and later, Goldfarb Gross Seligman & Co., Israeli counsel to OTEC, which was initially engaged in March 2023, began reviewing the contents of the data room. From such time and until the execution of the Merger Agreement, OTEC and its representatives and advisors conducted or caused to be conducted, business, financial, accounting, tax, commercial and labor due diligence review, including representatives of Nelson Mullins and Goldfarb Gross Seligman & Co., reviewing certain legal due diligence of Regentis. OTEC held meetings and had various discussions with members of Regentis’ management and its advisors and representatives on such due diligence matters. Particularly, out of all of the potential targets that management reviewed, Regentis appeared most ready to become public within a reasonable timeline as Regentis already completed a two-year audit, and had developed a product marketable in Europe, with the OTEC Board determining that approval in the U.S. seemed likely. The OTEC Board also obtained the Fairness Opinion supporting the valuation of Regentis, as further discussed herein.

Additionally, in the weeks following the execution of the NDA by OTEC and Regentis on February 4, 2023, and prior to the execution of the LOI (as defined below) by OTEC and Regentis on February 28, 2023, Mr. Ajjarapu, Mr. Adir and Mr. Peterson held telephonic conferences and virtual meetings to discuss commercial and legal due diligence on Regentis’ business to assist OTEC and its advisors in understanding Regentis’ financial position and business prospects. Representatives of OTEC and Regentis discussed the terms of the Business Combination between the parties, including valuation, valuation methodology and financial and operating projections, subject to OTEC and its advisors further reviewing due diligence of Regentis and its business operations. Key aspects that were considered throughout these negotiations include:

•	Unmet medical need for Regentis’ products in U.S. markets, Europe, India and other parts of the world and resulting demand for such products;
•	FDA approval process in the U.S.;
•	Stage of the FDA approval in the U.S.;
•	Timeframe for the FDA to approve Regentis’ products in the U.S.;
•	Cost benefit analysis of the current treatment options available versus Regentis’ products providing a solution;
•	Pricing and manufacturing aspects of Regentis’ products in the US;
•	Market size of Regentis’ products in the U.S.;
•	Details regarding approval of Regentis’ products for use in Europe;
•	Strategy for how to commercialize Regentis’ products in Europe while waiting on FDA approval in the U.S.;
•	Pricing and manufacturing aspects regarding the launch of Regentis’ products in Europe;
•	Market size of Regentis’ products in Europe;
•	Timeframe for Regentis to commercialize its products in Europe quickly and effectively;
•	Details regarding approval of Regentis’ products for use in markets for the rest of the world, including India;
•	Strategy for how to commercialize Regentis’ products in the rest of the world, including India;
•	Pricing and manufacturing aspects regarding the launch of Regentis’ products in India and other parts of the world;
•	Market size of Regentis’ products in in the rest of the world, specifically the market in India;
•	Timeframe for Regentis to commercialize its products in India and potentially other parts of the world quickly and effectively;
•	Stage of existing financial audits in place; and
•	Auditors engaged and quality of such financial audits.

OTEC arrived at a valuation proposal of $75 million based on DCF models, WACC models, and EBITDA multiples models. This valuation was presented to the OTEC board of directors verbally and to the Maxim team verbally, who presented such valuation to Regentis. Regentis came back with a valuation expectation of $125 million. The discussions on valuation between OTEC and Regentis continued with topics described above being argued and weighed by both parties in their valuation proposals in numerous conference calls and electronic mail communications between the business management teams of Regentis and OTEC. As the discussions continued, both sides made valuation proposals that narrowed their differences of the valuation of Regentis. Regentis advocated that with a swift, more aggressive timeline to consummate the Business Combination and bring its products to market, Regentis would be worth more, while OTEC advocated for a lower valuation given the uncertainty regarding the timeline to bring Regentis’ products to the market. Given the multiple factors that were considered in the negotiations and the multiple proposals made by both sides, the weighting of the various factors by each party in agreeing to the valuation may reflect different views on any factor by both parties. Ultimately, after several rounds of discussions with Regentis, Maxim, and the OTEC Board, the valuation was initially agreed to be $95 million, approximately $20 million higher than OTEC’s original proposal and approximately $30 million lower than Regentis’ original expectation based on each party’s evaluation of the factors that affected the valuation.

After the data room review, Mr. Adir, Mr. Ajjarapu and other members of the OTEC management team prepared a draft letter of intent (the “LOI”). It was presented, and following discussions, approved by the OTEC board of directors on February 16, 2023.

After approval of the OTEC board of directors, the draft LOI was sent to Regentis on February 16, 2023, outlining the terms of a prospective business combination.

While the LOI was being negotiated, OTEC continued to pursue other potential opportunities.

On February 28, 2023, OTEC held a board meeting during with management and the board of directors discussed extension capital funding options, and in an effort to protect investors in OTEC, OTEC’s board of directors considered whether it would be more effective to facilitate a change in OTEC’s sponsor from the Initial Sponsor to Sponsor to see the completion of an initial business combination, with Sponsor’s understanding of the then-current market for special purpose acquisition companies in the United States. Mr. Ajjarapu was a board member of the Initial Sponsor located in the United States, where OTEC is based, while many of the other board members of the Initial Sponsor were located in Spain and other parts of Europe. OTEC’s board of directors believed that Mr. Ajjarapu had the expertise to complete an initial business combination based on his knowledge of the market for special purpose acquisition companies in the United States, ability to raise cash for any minimum cash requirement and prior experience with mergers and acquisitions. At that time, the Initial Sponsor had not been able to complete a business combination with Captura or Majic Wheels, and was open to Sponsor assuming its obligations in exchange for the terms noted below. It was determined, and the OTEC board of directors approved, the sale of the OTEC securities held by the Initial Sponsor to Sponsor, controlled by Mr. Ajjarapu (who was also on the board of directors of the Initial Sponsor, and is currently the chief executive officer of OTEC and controls the Sponsor), with Sponsor assuming certain obligations of Initial Sponsor and acquiring the OTEC Class B Common Stock of Initial Sponsor upon the following terms: (i) Sponsor will pay Initial Sponsor $1 (one dollar); (ii) Sponsor will convey 250,000 shares of OTEC Class B Common Stock as the Closing Shares to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in shares of OTEC Class B Common Stock as of March 13, 2023 (such Closing Shares shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision); (iii) Sponsor will convey 250,000 Private Placement Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in Private Placement Warrants as of March 13, 2023 (such Private Placement Warrants shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision); and (iv) Sponsor paid the former Chief Financial Officer of OTEC, Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period. Such PSA was designed in order to provide a return on capital to the holders of such OTEC Class B Common Stock upon the closing of the Business Combination and reimburse the Initial Sponsor for expenses incurred such that Initial Sponsor could recover from its investments in OTEC up until this point, while also agreeing to terms suggested by members of OTEC and presented by Sponsor to avoid an initial business combination not being consummated, which would result in Initial Sponsor losing capital. Sponsor required the terms noted above in order to move forward with consummating an initial business combination and investing its capital in OTEC.  Also on February 28, 2023, Sponsor acquired the Founder Shares held by Initial Sponsor and set up a new board and replaced the Chief Executive Officer and Chief Financial Officer.

Also on February 28, 2023, the new management of OTEC had a meeting with Regentis during which the LOI was negotiated. These negotiations focused principally on the Closing Cash Condition and the need for an earn-out. The new management of OTEC wanted no Closing Cash Condition while Regentis sought a higher amount. Given that Mr. Ajjarapu had been involved in the negotiation of the valuation for Regentis, the parties did not renegotiate the valuation. Ultimately, the parties settled at the $6 million after payment of expenses. OTEC believed this amount would be obtainable in current market conditions and Regentis believed that this was the minimum amount necessary to achieve its immediate financing needs. With respect to the earn-out, Regentis wanted all of the consideration to be provided at Closing, essentially increasing the valuation, while OTEC insisted on more of the consideration to be performance based over a three-year period. OTEC ultimately agreed to the earn-out so that if Regentis were to deliver on what it believed it was capable of, the Regentis shareholders would benefit and that OTEC stockholders were not unduly at risk with an in appropriately high valuation at closing. Thus, both sides stockholders share the execution risk. Ultimately, the parties agreed on the earn-out terms described elsewhere in this proxy statement/prospectus.

Following the negotiations between OTEC and Regentis, the Regentis board of directors approved the execution of the LOI with OTEC.

Also on February 28, 2023, the LOI was executed by OTEC and Regentis.

On March 7, 2023, OTEC and Regentis held a meeting and negotiated the terms of the LOI, reviewed diligence and discussed milestones and other items necessary to effect the Business Combination.

On March 12, 2023, Goldfarb Gross Seligman & Co., Israeli counsel to OTEC was formally engaged.

On March 13, 2023, Sponsor assumed certain obligations of the Initial Sponsor and acquired the shares of Initial Sponsor. Mr. Ajjarapu, the sole member of Sponsor, replaced Mr. Adir as Chief Executive Officer of OTEC. Mr. Knuettel II, an unrelated party, replaced Mr. Baumgartner as Chief Financial Officer of OTEC.

On March 14, 2023, OTEC and Regentis held a meeting and continued negotiations regarding the terms of the LOI and reviewed additional diligence.

On March 16, 2023, the parties and counsel began discussions regarding consequences to Israeli shareholders resulting from the Business Combination.

On March 17, 2023, the parties began discussing clearance from the Israeli tax authority, and decided to change the structure of the transaction to minimize tax consequences.

On March 21, 2023, OTEC and Regentis held a meeting and continued negotiations regarding the terms of the Merger Agreement and reviewed additional diligence.

On March 27, 2023, the parties discussed the merger process and tax consequences with Israeli tax counsel, whereby several drafts of the Merger Agreement were updated.

On March 28, 2023, OTEC and Regentis held a meeting and continued negotiations regarding the terms of the Merger Agreement and reviewed additional diligence.

On April 12, 2023, Israeli counsel provided material negotiations on the Merger Agreement.

On April 18, 2023, the accounting and auditing teams of each of OTEC and Regentis held a meeting and reviewed additional diligence, audit status and relevant terms of the Merger Agreement.

Also on April 18, 2023, OTEC and Regentis held a meeting and continued negotiations regarding the terms of the Merger Agreement and reviewed additional diligence. The parties finalized the structure to be approved by the Israeli tax authority.

On April 18, 2023, the parties discussed obtaining a fairness opinion, and OTEC entered into an engagement letter with Mentor.

On April 20, 2023, the accounting and auditing teams of each of OTEC and Regentis held a meeting and reviewed additional diligence, audit status and relevant terms of the Merger Agreement. The parties further negotiated representations and warranties in the Merger Agreement.

On April 23, 2023, OTEC began setting up the Merger Sub. The parties discussed finalizing the Ancillary Documents and disclosure schedules.

On April 25, 2023, the accounting and auditing teams of each of OTEC and Regentis held a meeting and reviewed additional diligence, audit status and relevant terms of the Merger Agreement.

On April 27, 2023, the accounting and auditing teams of each of OTEC and Regentis held a meeting and reviewed additional diligence, audit status and relevant terms of the Merger Agreement.

On April 27, 2023, OTEC and Regentis held a meeting and continued negotiations regarding the terms of the Merger Agreement and reviewed additional diligence. The parties began negotiating the arrangement for the Earnout Shares.

On April 28, 2023, OTEC and Regentis held a meeting and continued negotiations regarding the terms of the Merger Agreement and reviewed additional diligence. OTEC received an initial draft of the fairness opinion regarding the valuation of Regentis.

On April 30, 2023, the parties resumed discussions around Israeli tax consequences of the Business Combination.

Specifically, regarding the negotiations surrounding the Ancillary Documents, Earnout Shares and the Closing Cash Condition, OTEC and Regentis focused on the following:

•	OTEC considered details regarding Regentis’ product and available markets;
•	After such discussion regarding the product and markets, Regentis centered on the cash needed for the FDA clinical trials in the U.S. and for the launch of the product in Europe;
•	The parties considered the amount of funds required to be available in the Trust Account, market conditions in the U.S., Europe, India and the rest of the world, and the current trend for redemptions occurring to other special purpose acquisition companies;
•	Upon these discussions, both Regentis and OTEC determined it would be possible to have 100% redemptions and if such were to occur, decided to maintain a minimum amount of cash to run the operations and decided upon the Closing Cash Condition;
•	Regentis and OTEC discussed alternative options to fund the Post-Closing Company at Closing, such as forward purchase agreements, non-redemption agreements, PIPE Investments and convertible notes;
•	Sponsor agreed to work with Maxim and other advisors to negotiate various soft terms before signing any binding agreements for funding;
•	OTEC and Regentis continued to review market conditions, specifically for PIPE Investments, and discuss soft terms, including terms for the non-redemption agreements and convertible notes, and the tasks to be completed by the Sponsor to prepare for the Closing of the Business Combination;
•	The Sponsor Earnout Shares were proposed to pledge and fund OTEC in an effort to raise capital after discussing typical terms for such financing with several parties and to compensate the Sponsor for tasks completed and investment in the Transactions; and
•	The parties also agreed to enter into the Sponsor Support Agreement in an effort to raise the funds for the Closing Condition.

On May 2, 2023, OTEC and Regentis held a meeting and continued negotiations regarding the terms of the Merger Agreement and reviewed additional diligence.

Also on May 2, 2023, OTEC and Regentis executed the Merger Agreement and Ancillary Documents.

On May 3, 2023, OTEC issued a press release and filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement and Ancillary Documents.

In a special meeting held on May 30, 2023, stockholders approved the Second Amendment to the Amended and Restated Certificate of Incorporation, which allowed OTEC to extend the date by which we must either consummate a business combination or liquidate by up to twelve one-month extensions to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). To obtain each 1-month extension, our Sponsor or any of their affiliates or designees must deposit into the Trust Account $30,000 for each such one-month extension (pursuant to non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for such payment and in connection with that loan, OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan). In connection with the approval of the Second Amendment to the Amended and Restated Certificate of Incorporation on May 30, 2023, holders of 1,035,788 of our public shares exercised their right to redeem those shares for a pro rata portion of the funds in the Trust Account for cash at an approximate price of $10.84 per share, for an aggregate of $11,233,820.94, leaving 812,715 of our public shares outstanding after the May 30, 2023 stockholders meeting. See “OTEC’s Business—Significant Activities Since Inception—Charter Amendments” for additional details.

On July 5, 2023, Regentis formally engaged Maxim to serve as its financial advisor to provide general financial advisory and investment banking services to Regentis in connection with the Business Combination. Maxim will be entitled to a fee for those services equal to a number of Regentis ordinary shares that would convert into 172,800 shares of the Post-Closing Company Common Stock, contingent upon the Closing. Maxim and its affiliates may provide additional investment banking services to Regentis and its affiliates or the Post-Closing Company in the future, for which it would expect to receive customary compensation. Maxim had been previously engaged by Regentis in June 2021 to serve as underwriter in connection with Regentis’ prior initial public offering process that did not move forward.

On July 7, 2023, OTEC and Regentis executed Amendment No. 1 to Agreement and Plan of Merger to increase the merger consideration to $96 million from $95 million to account, in part, for the issuance of Regentis ordinary shares to Maxim (or its designees) pre-Closing for the fee to which it would be entitled upon consummation of the Business Combination.

OTEC’s Board of Directors’ Reasons for the Business Combination and Recommendation of the Board of Directors

Management Assessment

OTEC’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Agreement and Plan of Merger and the Transactions. In light of the range and wide variety of factors considered in connection with its evaluation of the Business Combination, the OTEC board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The OTEC board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of OTEC’s board of directors’ reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

Consistent with our strategy, we have identified the following general criteria and guidelines which we believe are important in evaluating prospective target businesses. We intend to acquire Regentis based on the following factors:

●	Benefits from a Public Currency and Access to Public Equity Markets. OTEC expects that Regentis will require additional capital to execute its business plan and access to the public equity markets could allow Regentis to utilize additional forms of capital, more easily raise additional capital as necessary to bring its products to market, pursue high-return capital projects, and/or strengthen its balance sheet and recruit and retain key employees through the use of publicly-traded equity compensation. This should hasten its growth and benefit OTEC stockholders in the Post-Closing Company. Thus providing a long-term benefit to the Post-Closing Company stockholders and increase returns to the OTEC stockholders. In addition to the benefits of lower cost of capital, many distributors, manufacturers and other strategic partners prefer to deal with public companies rather than smaller private companies. Becoming a public company should allow the Post-Closing Company to capitalize on this.

●	Has a Strong Competitive Position. We seek to invest in Regentis as we believe Regentis possesses a unique clinical product with a sustainable competitive advantage and strong technology protected by a robust patent portfolio in a large and growing market, but at its current valuation, will provide good growth prospects equity investors. Unlike many of the potential targets considered by OTEC, Regentis had the strongest intellectual property portfolio, supported by regulatory approval in Europe, and a strategy to capitalize on that portfolio. OTEC believed this defensible position would enhance the long-term growth prospects of Regentis as well as provide downside protection to OTEC stockholders.

●	Operated by a Talented and Incentivized Management Team. We focused on companies with strong and experienced management teams that desire a significant equity stake in the post-business combination company. We seek to partner with Regentis as it possesses an experienced and highly capable management team capable of bringing its products to market, with regulatory approval already obtained in Europe. The team is also well-incentivized and aligned with the stockholders in the Post-Closing Company in an effort to create stockholder value through their equity ownership in Regentis.

●	Benefits from Our Ability to Uniquely Structure Transaction to Unlock and Maximize Value. We looked for situations where our extensive experience and creativity can architect a win-win solution for both sides of the transaction, and believe that both OTEC and Regentis will benefit from the Business Combination. The win-win solution in this case is identifying a company that will benefit from being public, and providing it with sufficient capital to fund its near-term growth and needs as well as positioning it to grow further in the future creating long-term value for all stockholders in the Post-Closing Company. OTEC has already introduced Regentis to some of its manufacturing and distribution contacts in India, which should help the Post-Closing Company grow faster than it would have in the absence of these efforts.

●	Valuation. We obtained an independent financial due diligence review and Fairness Opinion (as defined herein), a summary of which is set forth in Annex B of this proxy statement/prospectus. The board of directors and management of OTEC are of the view that The Mentor Group, Inc.’s financial review and valuation analysis provide further confirmation of the reasonableness of the approach and valuation agreed with Regentis for the Business Combination. See the section entitled “OTEC’s valuation of Regentis” for a discussion of the selection of valuation metrics, arms-length negotiations with Regentis and validation of Regentis transaction value.

Other factors include, but are not limited to:

●	Market Potential. Size and forecast growth rates of the applicable markets for Regentis’ product. Given the aging population and the increase in physical activities, the OTEC Board felt that there would be sufficient demand to support the growth projections that Regentis provided.

●	Product Quality. Technical quality of Regentis’ product and unique characteristics and price points. The OTEC Board considered that the Regentis’ product represented new technology that could disrupt the field in treatment of damaged tissue. Given the existing approvals of the product in Europe and the likelihood of approval in the US, the Board felt there was a strong growth rate possible.

●	Forecast Financial Performance. The forecast revenue and profit growth for Regentis, which is supported by due diligence and the above noted factors. While short-term variances from forecasts may occur with market conditions, based on its diligence on Regentis’ products and markets, OTEC felt comfortable with the long-term forecasts for Regentis earnings and profit.

●	Attractive Valuation. OTEC’s board of directors believes Regentis’ implied valuation following the Business Combination relative to the current valuations experienced by comparable publicly traded companies in the biotechnology sector is favorable for OTEC stockholders.

●	Experienced Leadership Team with a Proven Track Record. Regentis is led by an experienced management team in Regentis’ industry and has a cohesive support team that has worked together for a considerable period of time.

●	Stockholder Liquidity. The obligation in the Merger Agreement to have the Post-Closing Company Common Stock issued as consideration listed on the Nasdaq, a major U.S. stock exchange, which OTEC’s board of directors believes has the potential to offer stockholders greater liquidity.

●	Due Diligence. OTEC’s due diligence examinations of Regentis and discussions with Regentis’ management and financial and legal advisors.

●	Other Alternatives. OTEC’s board of directors believes, after a thorough review of other Business Combination opportunities reasonably available to OTEC, that the Business Combination represents the best potential business combination for OTEC and the most attractive opportunity for OTEC’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential combination targets, and OTEC’s board of directors’ belief that such process has not presented a better alternative.

●	Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between OTEC and Regentis.

●	Leadership Position. Companies that had a leadership position in their industry or a defensible niche within a target market as a result of differentiated technology or other competitive advantages.

●	Expectation of Post-Acquisition Growth. A target OTEC believed would experience substantial organic growth.

●

Enterprise Value. A current total enterprise value of approximately $96 million. In arriving at the valuation, the Board considered the factors above, and compared valuations of comparable early stage companies in the medical device space. The Board considered execution risk as well as the possibility of approvals, timing of approvals and the ability of Regentis to create market acceptance for their treatment.

●	Public Company Readiness. Companies that had a public company infrastructure substantially in place, in terms of corporate governance, audited financial statements, depth of finance team and investor relations, as well as ready availability of key legal and financial documentation and supportive due diligence information. Additionally, we looked for a company that would benefit from additional visibility that a public company provides, bringing access for its product to customers and partners that would not otherwise invest in a private company, to enable strategic partnerships worldwide.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant.  Particularly, out of all of the potential targets that management reviewed, Regentis appeared most ready to become public within a reasonable timeline as Regentis already completed a two-year audit, and had developed a product marketable in Europe, with the OTEC Board determining that approval in the U.S. seemed likely. The OTEC Board also obtained the Fairness Opinion supporting the valuation of Regentis, as further discussed herein.

OTEC’s board of directors, in evaluating the Business Combination, consulted with OTEC’s management and financial and legal advisors. In reaching their respective unanimous resolutions (i) that the Agreement and Plan of Merger and the Transactions are advisable and in the best interests of OTEC and its stockholders and (ii) to recommend that the stockholders adopt the Agreement and Plan of Merger and approve the Business Combination and the Transactions, the board of directors considered a range of factors, including, but not limited to, the due diligence results outlined above and the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of OTEC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data.”

In approving the Business Combination, the board of directors relied on a Fairness Opinion issued by Mentor dated July 7, 2023, and other due diligence reports. The officers and directors of OTEC also have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background and sector expertise enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, OTEC’s officers and directors have substantial experience with mergers and acquisitions.

The board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

●	Supply & Demand Issues. If Regentis fails to adjust its supply chain volume due to changing market conditions or fails to estimate its customers’ demand.

●	Regulatory Approvals. The need for Regentis to obtain regulatory approvals for its product in the United States and in order to begin marketing its products in the United States.

●	Customer Relationships. Disruptions in relationships with customers.

●	Manufacturing Delays. Sustained yield problems or other delays in the manufacturing process of products.

●	Limited Operating History. Regentis’ limited operating history makes evaluating its business and future prospects difficult.

●	Systems Update. The need to update Regentis’ financial systems and operations necessary for a public company.

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the Post-Closing Company’s revenues.

●	Benefits Not Achieved. The risk and costs that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

●	Redemption Risk. The potential that a significant number of OTEC stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing OTEC Charter, which would potentially make the Business Combination more difficult or impossible to complete.

●	Stockholder Vote. The risk that OTEC’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

●	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within OTEC’s control (to the extent not waived by the parties), and OTEC may not have enough cash at closing to meet the closing requirements of the Merger Agreement, including the Closing Cash Condition (unless waived).

●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

●	Liquidation of OTEC. The risks and costs to OTEC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in OTEC being unable to effect such business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended).

●	OTEC Stockholders Receiving Minority Position. The fact that existing OTEC stockholders will hold a minority position in the Post-Closing Company.

●	Fees and Expenses. The significant fees and expenses associated with completing the Business Combination, effort of management required to complete the Business Combination and the substantial expense and human resources necessary to operate a public company.

●	Operations. The announcement of the Business Combination and potential diversion of management and employee attention may adversely affect operations.

●	Service Providers. Certain key service providers might not choose to remain with the Post-Closing Company.

●	Foreign Operations. Regentis conducts substantially all its business operations in Israel.

●	Valuation. The board of directors may not have properly valued the business.

●	Industry. The risks associated with the biotechnology and healthcare industries in general.

●	Intellectual Property. The risks related to intellectual property as Regentis’ success depends in part on its ability to protect its intellectual property, proprietary rights and technology, which is difficult and costly to protect and may not be able to ensure such protection.

●	Laws and Regulations. The risk associated with laws and regulations, including but not limited to foreign, federal and state healthcare laws, information privacy and security laws, which could give rise to substantial penalties.

●	Competition. The risk of competition in the industry, including the potential for new entrants with different or similar technology.

 In addition to considering the factors described above, the board of directors also considered other factors including, without limitation:

●	Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination. Some officers and directors of OTEC may have interests in the Business Combination. See the section titled “Proposal One — The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination”; and

●	Other Risks. Various other risks associated with Regentis’ business, as described in the section entitled “Risk Factors” appearing above in this proxy statement/prospectus.

The board of directors concluded that the potential benefits that they expected OTEC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the board of directors unanimously determined that the Agreement and Plan of Merger, and Transactions and the Business Combination contemplated therein were advisable, fair to and in the best interests of OTEC and its stockholders. Particularly, out of all of the potential targets that management reviewed, Regentis appeared most ready to become public within a reasonable timeline as Regentis already completed a two-year audit, and had developed a product marketable in Europe, with the OTEC Board determining that approval in the U.S. seemed likely. The OTEC Board also obtained the Fairness Opinion supporting the valuation of Regentis, as further discussed herein.

OTEC’s management and OTEC’s board of directors, in consultation with OTEC’s business and financial advisors, determined that the other alternative business combination targets with which discussions with OTEC’s management progressed to the level of negotiating a letter of intent, were less attractive than Regentis when taking into account the factors described above and the various targets’ respective management teams, strategies, business prospects, valuations and likelihood of execution. Ultimately, OTEC determined to abandon other potential acquisition opportunities, as further described in more detail below, either because (i) OTEC concluded that the alternative target companies or the terms of a potential business combination with such alternative target companies would not be suitable for OTEC, particularly in comparison to the opportunity for a business combination with Regentis, or (ii) the alternative target companies did not have, or could not quickly and easily prepare, SEC-compliant financial statements on a schedule consistent with OTEC’s timing limitations, or posed extensive structuring, regulatory or other considerations that likely would delay a transaction or create uncertainty that was not acceptable to the OTEC board of directors.

The existence of financial and personal interests of one or more of the Sponsor’s or OTEC’s directors and officers may result in a conflict of interest on the part of each such director or officer between what such director or officer may believe is in the best interests of OTEC and its stockholders and what such director or officer may believe in the best interests of such director or officer in determining to recommend that stockholders vote for the proposals. See the section entitled “Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

Unaudited Prospective Financial Information of Regentis

Regentis does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Regentis has prepared the prospective financial information set forth below to present key elements to the forecasts to OTEC, which provided such information to Mentor in connection with its fairness opinion described in this proxy statement/prospectus under “—Opinion of The Mentor Group, Inc.” The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Regentis’ management, was prepared on a reasonable basis, based on their judgment and assumptions regarding the future financial performance of Regentis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Regentis. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. The inclusion of the below information should not be regarded as an indication that Regentis or any other recipient of this information considered—or now considers—it to be necessarily predictive of actual future results.

The unaudited prospective financial information presented below is based on projections for Regentis’ GelrinC product and does not take into account any potential revenue from Regentis’ other product candidates. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after April 19, 2023, the date they were prepared.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. The unaudited prospective financial information covers a period spanning ten years. As such, the risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased by the length of time over which these assumptions apply. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes subject to greater uncertainty and is less predictive with each successive year. The failure to achieve assumptions and projections in early periods could have a compounding effect on the projections shown for the later periods. Thus, any such failure of an assumption or projection to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.   In addition, various assumptions underlying the forecasts may prove to not have been accurate, in which case the forecasts may not be realized, and actual results may be significantly higher or lower than projected in the forecasts. The forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. Further, the unaudited prospective financial information assumes that Regentis will receive U.S. regulatory approval and marketing authorization from the FDA for GelrinC in the period between the fourth quarter of 2025 and mid-2026. There is no guarantee that GelrinC will receive FDA approval by this timeframe or at all or that any of Regentis’ product candidates will receive FDA approval. In the event that GelrinC does not receive FDA approval, the unaudited prospective financial information set forth below will differ significantly from actual results. As a result, the inclusion of the forecasts in this proxy statement/prospectus should not be relied on as “guidance” or otherwise predictive of actual future events, and actual results may differ materially from the forecasts.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Regentis management, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors.”

The projections are forward-looking statements that are based on assumptions and estimates that are inherently uncertain and, though considered reasonable by Regentis’ management as of the date of its preparation, given the information they had at the time, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, those risks and uncertainties set forth in the sections entitled “Risk Factors,” and “Regentis’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to the Regentis business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change.

Neither Regentis’ independent registered public accounting firm, Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a firm in the Deloitte Global Network (“Brightman Almagor Zohar”), nor any other independent accountants, has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Brightman Almagor Zohar report included in this proxy statement/prospectus relates to Regentis’ historical audited financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR REGENTIS, EACH OF OTEC AND REGENTIS UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT THE INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF REGENTIS, OTEC NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY REGENTIS SHAREHOLDER, OTEC STOCKHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Regentis may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with the financial advisor rendering an opinion on a Business Combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of such financial measures. The financial projections were requested by, and disclosed to, OTEC for use as a component in its overall evaluation of Regentis and for use by Mentor, in connection with its fairness opinion, and are included in this proxy statement/prospectus on those accounts.

Regentis is a clinical stage development company that has not recognized any revenue to date. Forecasting the future cash flows associated with the development and commercialization of products in the clinical and early commercialization stages is a highly speculative endeavor. Although the prospective financial information is presented with numerical specificity, they reflect numerous variables, estimates as to future events and assumptions. The key assumptions were made with the available information and estimates at the time of preparation, including, but not limited to:

●	the commercialization of Regentis’ GelrinC product and the sustained growth, year over year, of Regentis’ sales;

●	the receipt of regulatory approval of GelrinC in United States and the timing of that approval; and

●	the cost of goods.

Inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as a representation by Regentis, OTEC or any other person that the results contained in the prospective financial information will be achieved, and should not be regarded as an indication that OTEC, the OTEC board of directors, or their respective affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, or any part of the transactions contemplated by it, as the projections may be materially different than actual results. Regentis will not refer back to the financial projections in its future periodic reports filed under the Exchange Act.

Regentis does not expect to generally publish its business plans and strategies or make external disclosures of its anticipated financial position or operating results in the manner provided to OTEC in connection with the Business Combination. Accordingly, Regentis does not intend to update or otherwise revise the projected financial information provided to OTEC to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Regentis does not intend to update or revise the projected financial information provided to OTEC to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below. See “Risk Factors” for a discussion of various factors that could materially affect the Post-Closing Company’s financial condition, operating results, business, prospects and the price of such Post-Closing Company Common Stock following the consummation of the Business Combination.

The material elements of the projections provided by management of Regentis to OTEC are summarized in the table below:

Base scenario

	2023	2024	2025	2026	2027
	US dollars in thousands
Revenues	$ —	$ —	$ 26,250	$ 73,500	$166,500
Total operating expenses(1)	$ (1,796)	$ (3,434)	$ (22,907)	$ (56,707)	$ (124,237)
Net profit (loss) before tax and finance expenses (EBITDA)	$ (1,796)	$ (3,434)	$ 3,343	$ 16,793	$ 42,263

	2028	2029	2030	2031	2032	2033
US dollars in thousands
Revenues	$ 336,000	$ 498,000	$ 633,000	$ 798,000	$ 990,000	$ 1,125,000
Total operating expenses(1)	$ (244,067)	$ (361,720)	$ (438,270)	$ (545,470)	$ (663,975)	$ (754,312)
Net profit (loss) before tax and finance expenses (EBITDA)	$ 91,933	$ 136,280	$ 194,730	$ 252,530	$ 326,025	$ 370,688

Conservative scenario

	2023	2024	2025	2026	2027
US dollars in thousands
Revenues	$ —	$ —	$ 26,250	$ 73,500	$ 94,500
Total operating expenses(1)	$ (1,796)	$ (3,434)	$ (22,907)	$ (56,707)	$ (70,957)
Net profit (loss) before tax and finance expenses (EBITDA)	$ (1,796)	$ (3,434)	$ 3,343	$ 16,793	$ 23,543

	2028	2029	2030	2031	2032	2033
US dollars in thousands
Revenues	$ 240,000	$ 378,000	$ 561,000	$ 798,000	$ 990,000	$ 1,125,000
Total operating expenses(1)	$ (174,627)	$ (274,920)	$ (388,590)	$ (545,470)	$ (663,975)	$ (754,312)
Net profit (loss) before tax and finance expenses (EBITDA)	$ 65,373	$ 103,080	$ 172,410	$ 252,530	$ 326,025	$ 370,688

Optimistic scenario

	2023	2024	2025	2026	2027
US dollars in thousands
Revenues	$ —	$ —	$ 26,250	$ 73,500	$ 199,800
Total operating expenses(1)	$ (1,796)	$ (3,434)	$ (22,907)	$ (56,707)	$ (148,879)
Net profit (loss) before tax and finance expenses (EBITDA)	$ (1,796)	$ (3,434)	$ 3,343	$ 16,793	$ 50,921

	2028	2029	2030	2031	2032	2033
US dollars in thousands
Revenues	$ 403,200	$ 597,600	$ 759,600	$ 957,600	$ 1,188,000	$ 1,350,000
Total operating expenses(1)	$ (292,675)	$ (433,764)	$ (525,624)	$ (654,264)	$ (796,470)	$ (904,875)
Net profit (loss) before tax and finance expenses (EBITDA)	$ 110,525	$ 163,836	$ 233,976	$ 303,336	$ 391,530	$ 445,125

(1) Total operating expenses include cost of goods sold, research and development, general administrative and sales and marketing expenses.

Note: The difference between the prospective financial information in the base, conservative and optimistic scenarios is the result of different assumptions regarding the level and timing of U.S. and European market penetration. See the assumptions below for additional detail.

As noted above, the prospective financial information was requested by, and disclosed to, OTEC’s board of directors for use as a component in its overall evaluation of the Business Combination and requested by, and disclosed to, OTEC’s fairness opinion provider, Mentor Group, Inc., in connection with its rendering of its opinion, and is included in this proxy statement/prospectus for that reason. OTEC reviewed the projections in light of various factors, including the stage of development, market size, growth plans, intellectual property protection, forecast penetration rates, benefits over existing treatment options, and accessible geography. As part of this, OTEC noted that Regentis has already obtained approval in Europe for its GelrinC product and is in advanced stages of approval in the United States, and has a well-defined sales program, which lends credence as to the timing of the initiation of revenue. In addition, OTEC is aware that a number of large countries, for example India, queue off of U.S. FDA decisions as part of their approval process, providing insight to the total addressable market. Further, based on its diligence, OTEC believes that the Regentis approach is considerably cheaper, less invasive, more efficient and patent protected, so OTEC considered that the penetration rates over time were reasonable.

The Regentis prospective financial information was prepared using several further assumptions, including the following assumptions that Regentis management believed to be material:

●	Regentis’ clinical trials will be completed as anticipated and that Regentis will be able to receive regulatory approval and marketing authorization for its GelrinC product on its expected timelines, with GelrinC assumed to receive U.S. regulatory approval and marketing authorization from the FDA in the period between the fourth quarter of 2025 and mid-2026.

●	Regentis will be able to source services (such as manufacturing, clinical, regulatory) required for the FDA regulatory submission of GelrinC while commercialization services will be provided by strategic partner.

●	Regentis will be able to obtain sufficient funding to complete its clinical trials on schedule, with assumed spending of approximately $10 million to complete GelrinC studies and support the advancement of other products’ development.

●	Regentis will begin earning revenues in European markets during 2025 and in the United States by 2026.

●	Regentis will obtain its envisioned market penetration as follows:

o	In the base scenario, 12% and 10% market share in the United States and European markets, respectively, by 2029 (with market penetration in the United States starting in 2027), 17.5% and 18% market share in the United States and European markets, respectively, by 2031, and 25% market share in the United States and European markets by the end of 2033.

o	In the conservative scenario, 7% and 10% market share in the United States and European markets, respectively, by 2029 (with market penetration in the United States starting in 2028), 17.5% and 18% market share in the United States and European markets, respectively, by 2031, and 25% market share in the United States and European markets by the end of 2033.

o	In the optimistic scenario, 14.4% and 12% market share in the United States and European markets, respectively, by 2029 (with market penetration in the United States starting in 2027), respectively, 21% and 21.6% market share in the United States and European markets, respectively, by 2031, and 30% market share in the United States and European markets by the end of 2033.

●	The total market size is considered to be 400,000 cases/year in the U.S. and 350,000 cases/year in Europe.

●	Regentis will be able to sell its products at the assumed price of $6,000 per GelrinC kit.

●	Regentis will be able to produce its products at expected cost, with the cost per GelrinC kit starting at $600 and going down to $175 per kit by 2033.

Regentis’ management did not make any specific assumptions with respect to macroeconomic factors, such as low interest rates, as it did not believe they would have a material impact on Regentis’ expected revenues or expenses and, given the number of years presented in the estimates, would be subject to greater uncertainty and become less predictive with each successive year. In formulating its market penetration and pricing estimates, Regentis’ management considered the impact of competition from existing solutions and potential known new market entrants and their competing solutions to address Regentis’ target market. Regentis believes that GelrinC will provide physicians with an easier to use solution, require a shorter medical procedure and be an effective solution to cartilage damage at a far more cost-effective price point compared to the competing solutions, and management took into consideration all of these attributes from a macroeconomic perspective when formulating the estimates and assumptions.

The estimates and assumptions reflected in the prospective financial information were developed by Regentis’ management based primarily on:

●	the biomedical industry expertise of Regentis’ management;

●	feedback from physicians and patients participating in GelrinC’s clinical trials; and

●	analysis by management and third party market study.

OTEC’s Valuation of Regentis

The OTEC Board and Management chose to focus on reviewing different valuations. Set forth below is a summary of how the OTEC Board and OTEC’s management determined the value of Regentis.

Selection of Valuation Metrics

In estimating the Total Enterprise Value (“TEV”) of Regentis, OTEC relied on the results from the following methods:

1.	Discounted Cash Flow Method. The Discounted Cash Flow (“DCF”) method estimates the future debt-free cash flows that the business is expected to generate. These future cash flows are converted to their present value equivalents using an estimated discount rate (or required rate of return). The required rate of return is based on an after-tax weighted average cost of capital (“WACC”), which incorporates an after-tax required rate of return to equity, debt, and a blend of both, based on assuming a reasonable capital structure.

2.	Guideline Merged & Acquired Company Method. This method is also part of the Market Approach. This method is similar to the Guideline Public Company method, but the valuation data comes from mergers and acquisitions. Value derived is predicated on the valuation multiples of transactions involving companies with similar characteristics.

In reviewing these market comparables, OTEC also looked at the potential long-term value growth if these multiples were applied to future forecast earnings. The OTEC Board concluded that this pricing provided substantial potential upside potential in share price, if Regentis achieved its forecast objectives.

Arms-Length Negotiations with Regentis

Having undertaken the preliminary analysis of values based on market comparables and TEV, OTEC entered into arms-length negotiations with Regentis beginning in February, 2023.

After substantive discussions on the proposed transaction and our analysis above, the parties agreed on a compromise valuation for Regentis’ outstanding shares of US $95.0 million, which was within the range of values resulting from OTEC’s TEV analysis described above and resulted in enterprise value to Revenue and enterprise value to EBITDA multiples that were well below the averages and medians for the comparable companies we selected as shown in the charts above. This led to the execution of the LOI between OTEC and Regentis dated March 1, 2023. On July 7, 2023, the parties agreed to increase the merger consideration to US$96.0 million from $95 million to account, in part, for the issuance of Regentis ordinary shares to Maxim (or its designees) pre-Closing for the fee to which it would be entitled upon consummation of the Business Combination.

Validation of Regentis Transaction Value

As noted, the OTEC board of directors elected to have an independent financial due diligence review and Fairness Opinion to be undertaken on our behalf by Mentor. Mentor presented the results of their review and Fairness Opinion to the board of directors on July 7, 2023. A summary of their report is set forth immediately below and a copy of their Fairness Opinion is set forth in Annex B to this proxy statement/prospectus. The board of directors and Management of OTEC are of the view that Mentor’s financial review and Fairness Opinion provide further confirmation of the reasonableness of the approach and valuation agreed with Regentis for the Business Combination.

The Fairness Opinion Report provided by Mentor contains forecast financial performance of Regentis (the “FFP”). The FFP includes Adjusted Revenues in the Discounted Cashflow Summary table for the 2023-2033 calendar years. The Adjusted Revenues contained therein were based on the expected revenues of Regentis should the Business Combination have been completed as initially expected in the third or fourth quarter of 2023, providing Regentis with the post-Business Combination capital to execute the Post-Closing Company’s business plans.

Satisfaction of 80% Test

It is a requirement under the Existing OTEC Charter and the Nasdaq rules that any business acquired by OTEC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of the execution of a definitive agreement for an initial Business Combination. The balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable) at the time of the execution of the Agreement and Plan of Merger with Regentis was approximately $16.5 million and 80% thereof represents approximately $13.2 million. In determining whether the 80% requirement was met, rather than relying on any one factor, OTEC’s board of directors concluded that it was appropriate to base such valuation all of the qualitative factors described in this section and the section of this proxy statement/prospectus entitled “OTEC’s Board of Directors’ Reasons for the Business Combination and Recommendation of Its Board of Directors” as well as quantitative factors, such as the value ascribed to the outstanding ordinary shares and options of Regentis prior to the transaction being $95.0 million and the anticipated implied equity value of the Post-Closing Company being approximately $115.0 million, assuming no redemptions, with no material debt expected to be outstanding. Based on the qualitative and quantitative information used to approve the Business Combination described herein, OTEC’s board of directors determined that the 80% fair market value requirement was met. OTEC’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition met the 80% requirement.

Opinion of The Mentor Group, Inc.

OTEC’s board of directors retained Mentor in connection with determining the fairness of the value ascribed by OTEC to Regentis in the Business Combination. The OTEC board of directors selected Mentor to provide the Fairness Opinion after obtaining competitive bids from two other investment banking firms with an international reputation for providing fairness opinions in connection with public company business combinations. Mentor was selected based on its reputation, the quality of its proposal, price and its familiarity with the biotechnology industry. Except as described, neither Mentor nor any of its affiliates or representatives have any prior relationship with OTEC, Regentis or any of their directors, officers or affiliates, and neither OTEC nor Regentis have any current intention of retaining Mentor or any of its affiliates to provide services to the Post-Closing Company after Closing. Mentor has previously been engaged to provide a fairness opinion for another transaction in which Mr. Ajjarapu also served as Chief Executive Officer and of which a majority of the OTEC independent directors were also independent directors. OTEC paid Mentor a fee of $80,000 for the Fairness Opinion.

In connection with this engagement, the OTEC board requested that Mentor evaluate the fairness, from a financial point of view, of the Transactions and the value ascribed by the OTEC board to Regentis based on the OTEC board’s prior analysis of, and arms-length negotiations with, Regentis described above. Mentor rendered to the OTEC board a valuation of Regentis, which contained an overview of Regentis, an overview of the market, financial statements, a fairness opinion and a summary of findings, all relating to Regentis (the “Fairness Opinion Report”). This Fairness Opinion Report was later confirmed by delivery of the written Fairness Opinion dated July 7, 2023, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be paid by OTEC was fair, from a financial point of view, to OTEC and its stockholders.

The full text of Mentor’s written opinion, dated July 7, 2023 is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. The description of Mentor’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Mentor’s opinion. Mentor’s opinion was directed and addressed to the OTEC board (in its capacity as such) in connection with its consideration of the Transactions. Mentor’s opinion did not address the underlying business decision to enter into the Transactions and pursue the acquisition or the relative merits of the Transactions, the effect of any other transaction in which OTEC might engage, the terms of any of the related agreements or transactions entered into or consummated by the parties, or the non-financial terms of the Transactions. Mentor’s opinion also did not address the amount or nature of any compensation to any officers, directors, or employees of any party to the Transactions or the fairness of such compensation.

For purposes of its opinion, Mentor:

●	Reviewed the following documents:

1.	Letter of intent from OTEC to Regentis dated March 1, 2023;
2.	Audited financial statements of Regentis for the fiscal years 2017-2021;

3.	Unaudited financial statements of Regentis for the fiscal year 2022;

4.	Three forecasts for Regentis for three different financial performance scenarios through 2033 from Regentis’ management prepared by Eli Hazum, dated April 19, 2023;

5.	Regentis Corporate Presentation dated February 2023;

6.	GelrinC (SvH) Stability Report;

7.	Legal Opinion, dated February 2022, regarding dispute with CSL Behring GmbH on minimum purchase commitments resulting from the Framework Supply Proposal;

8.	Competitive Repair Competitive Landscape prepared by Livnat Ben-Zur dated September 10, 2019;

9.	Independent research assessment of the market for Gelrin-C and knee articular cartilage repair products prepared by Market Modelers dated July 23, 2012;

10.	Minutes of the Meeting of the Board of Directors of Regentis dated February 9, 2015;

11.	Convertible Loan Proposal as of September 8, 2021;

12.	Convertible Loan Proposal as of August 6, 2020;

13.	Convertible Bridge Financing Proposal dated March 1, 2015;

14.	Warrant to Purchase Shares of Regentis dated March 1, 2015; and

15.	Vericel Corporate Presentation dated March 2022.

●	Discussed the information referred to above and the background and other elements of the Transactions with the management of OTEC and Regentis;

●	Compared the financial and operating performance of Regentis with that of other public companies in the same industry segment that were deemed to be relevant;

●	Compared the financial and operating performance of Regentis with that of acquired companies in the same industry segment as Regentis that were deemed to be relevant;

●	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, analysis of selected public companies that Mentor deemed relevant, and an analysis of selected transactions that Mentor deemed relevant; and

●	Conducted such other financial studies, analyses, and inquiries and considered such other information and factors as Mentor deemed appropriate.

In conducting its review and arriving at its opinion, Mentor, with OTEC’s consent, relied upon (i) the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including OTEC and Regentis management, and did not independently verify such information and (ii) the fact that OTEC’s board of directors and OTEC have been advised by counsel as to all legal matters with respect to the Transactions, including whether all procedures required by law to be taken in connection with the Transactions have been duly, validly, and timely taken.

In addition, for purposes of rendering this opinion and also with OTEC’s consent, Mentor assumed that (i) without independent verification, the accuracy and completeness of all data, material other information furnished or otherwise made available to Mentor, discussed with or reviewed by Mentor, or publicly available, the Regentis forecasts reviewed by Mentor were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management as the future financial results and condition of Regentis and the other matters covered thereby, no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Regentis since the respective dates of the most recent financial statements and other information provided that would be material to the analyses or the Fairness Opinion, and no information or facts that would make the information reviewed by Mentor incomplete or misleading, (ii) the representations and warranties made by OTEC and Regentis as identified and all other related documents and instruments that are referred to therein are true and correct, (iii) all conditions to the consummation of the Transactions will be satisfied without waiver thereof, (iv) the Transactions will be consummated in a timely manner in accordance with the terms described and other related documents and instruments; (iv) the Transactions will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (v) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transactions will be obtained and no delay, limitation, restrictions or conditions will be imposed or amendments, modifications or waivers are made that would have an effect on the Transactions or Regentis that would be material to the analyses or the Fairness Opinion.

To the extent that any of the foregoing assumptions or any of the facts on which Mentor’s Fairness Opinion is based prove to be untrue in any material respect, Mentor’s Fairness Opinion cannot and should not be relied upon. Furthermore, in Mentor’s analysis and in connection with the preparation of its Fairness Opinion, Mentor made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transactions.

Mentor prepared its Fairness Opinion effective as of the date thereof, July 7, 2023. Mentor’s opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of the date thereof, and Mentor disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Mentor after the date thereof.

Mentor has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transactions, the assets, businesses or operations of OTEC or Regentis, or any alternatives to the Transactions, (ii) negotiate the terms of the Transactions, and therefore, Mentor has assumed that such terms are the most beneficial terms, from OTEC’s perspective, that could, under the circumstances, be negotiated among the parties to the Agreement and Plan of Merger and the Transactions, or (iii) advise OTEC’s board of directors or any other party with respect to alternatives to the Transactions.

Mentor is not expressing any opinion as to the market price or value of OTEC’s Common Stock or Regentis’ Ordinary Shares (or anything else) after the announcement or the consummation of the Transactions. Mentor’s Fairness Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of OTEC’s or Regentis’ credit worthiness, as tax advice, or as accounting advice. Mentor has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its Fairness Opinion, Mentor did not express any opinion with respect to the amount or nature of any compensation to any of OTEC’s or Regentis’ officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public stockholders of OTEC or Regentis in the Transactions, or with respect to the fairness of any such compensation.

The following is a summary of the material financial analyses provided to OTEC’s board of directors in connection with Mentor’s Fairness Opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Mentor’s financial analyses, the tables must be read together with the text of each summary. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Mentor’s financial analyses.

In preparing its Fairness Opinion, Mentor performed a variety of financial analyses, including those described below. This summary of the analyses is not a complete description of Mentor’s opinion or the analyses underlying, and factors considered in connection with, Mentor’s opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Mentor arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Mentor believes that its analyses must be considered as a whole and selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

Valuation Summary

Mentor determined a range of estimated equity values of Regentis using the Income Approach, Discounted Cash Flow (“DCF”) Method and the Market Approach, Guideline Transaction Method, as described below.

Income Approach, DCF Method

Mentor performed three discounted cash flow analyses based on three financial projections of Regentis: a “base” case, a “conservative” case, and an “optimistic” case. Using a discount rate of 35%, the weighted average cost of capital (“WACC”), as shown in the chart below, Mentor calculated: (i) the estimated present values of the three projected debt-free cash flows of Regentis from fiscal years 2023-2033, and (ii) estimates of the present values of the implied terminal values for each of the three forecasts using the Gordon Growth Model by applying a long-term growth rate of 3.10 percent to Regentis 2033 forecast revenue.

The formula for free cash flow (“FCF”), in its simplest form, is equal to cash flow from operations minus capital expenditures: FCF = cash from operations – capital expenditures. Cash from operations is equal to net income plus non-cash expenses minus increase in non-cash net working capital. Calculation of net income (“NI”) would include payment to debtors as interest payments. Debt-free cash flow (“DFCF”) is calculated from FCF by eliminating the interest expense before adjusting for taxes (i.e., it adds back interest expense less the estimated tax on the interest). This adjustment shows how much of the cash flow is being used up by the interest expense on the financed debt of the company. In the DCF analyses performed by Mentor (Schedules 2 – 4), Mentor first calculated after-tax operating profit (NI), after which Mentor added back forecasted interest expense less the estimated tax on that interest expense. The result was “debt-free cash flow to enterprise value,” which includes the cash flow to both equity and debt holders of Regentis.

The WACC was calculated using the Capital Asset Pricing Model (the “CAPM”), using a group of comparable public companies in the biotechnology and pharmaceuticals industries, as shown below. Mentor selected comparable companies according to the following criteria:

●	Industry classification: Biotechnology, Pharmaceuticals;
●	Total last twelve months revenue (low or zero);
●	Latest market capitalization;
●	A business description containing keywords pharmaceutical, joint, apparatus, procedure; and
●	Traded on the NasdaqGS, NasdaqCM or NYSEAM stock market exchanges.

Weighted Average Cost of Capital – CAPM:

Guideline Company	Observed Beta (1)	Book Debt as % of Market Value of Equity	Book Debt as % of (Book Debt + Market Value of Equity)	Effective Tax Rate	Unlevered Beta	Re-Levered Beta
Quince Therapeutics, Inc.	NM	0.8%	0.8%	0.0%	NM	NM
BioRestorative Therapies, Inc.	1.72	2.4%	2.3%	0.0%	1.68	1.69
Creative Medical Technology Holdings, Inc.	0.80	0.2%	0.2%	0.0%	0.80	0.80
Bone Biologics Corporation	0.96	0.0%	0.0%	0.0%	0.96	0.96
Ampio Pharmaceuticals, Inc.	0.88	17.4%	14.9%	0.0%	0.75	0.75
ContraFect Corporation	0.99	100.5%	50.1%	0.0%	0.50	0.50

Companies Range	0.80 – 1.72	0.0 – 100.5%	0.0 – 50.1%	0.0%	0.50 – 1.68	0.50 – 1.69
Maximum	1.72	100.5%	50.1%	0.0%	1.68	1.69
Average	1.07	20.2%	11.4%	0.0%	0.94	0.94
Median	0.96	1.6%	1.5%	0.0%	0.80	0.80
Harmonic Mean	1.00	0.7%	0.7%	NMF	0.80	0.80
Minimum	0.80	0.0%	0.0%	0.0%	0.50	0.50
Selected		1.6%	0.7%	23.0%	0.80	0.80

Cost of Equity (KE)

Risk Free Rate (2)	+	Beta (3)	X	Equity Risk Premium (4)	+	Size Premium (5)	+	Specific Premium (6)	+	Country Risk Premium(7)	=	Cost of Equity
3.81%		0.80		7.16%		6.37%		18.5%		0.49%		34.9%

After-Tax Cost of Debt (KD)					Weighted Average Cost of Capital

Pre-Tax Cost of Debt (8)	X	(1 – Tax Rate)	=	After-Tax Cost of Debt		Capital Structure(9)	Cost of Capital		Contribution
5.59%		77.0%		4.3%	Debt	0.7%	4.3%		0.0%
					Equity	99.3%	34.9%		34.6%

							WACC (Rounded)	=	35.0%

Guideline Companies’ Business Descriptions:

Source: Capital IQ

Quince Therapeutics, Inc. (NasdaqGS:QNCX)

Primary Industry: Biotechnology

Quince Therapeutics, Inc., a preclinical stage biopharmaceutical company, develops precision therapeutics for debilitating and rare diseases. Its lead compound is NOV004, a systemically administered bone anabolic peptide engineered to target and concentrate at bone fracture sites. The company was formerly known as Cortexyme, Inc. and changed its name to Quince Therapeutics, Inc. in August 2022. Quince Therapeutics, Inc. was incorporated in 2012 and is headquartered in South San Francisco, California.

BioRestorative Therapies, Inc. (NasdaqCM:BRTX)

Primary Industry: Biotechnology

BioRestorative Therapies, Inc., a life sciences company, focuses on the development of regenerative medicine products and therapies using cell and tissue protocols primarily involving adult stem cells. The company’s two core developmental programs relate to the treatment of disc/spine disease and metabolic disorders. Its disc/spine program (brtxDisc) includes a lead cell therapy candidate, BRTX-100, a product candidate formulated from autologous cultured mesenchymal stem cells collected from the patient’s bone marrow, which has completed Phase 1 clinical trials for use in the non-surgical treatment of painful lumbosacral disc disorders. The company is also developing Metabolic Program (ThermoStem), a cell-based therapy candidate that is in preclinical stage to target obesity and metabolic disorders using brown adipose derived stem cells to generate brown adipose tissue. In addition, it provides investigational curved needle device designed to deliver cells and/or other therapeutic products or material to the spine and discs. BioRestorative Therapies, Inc. has a research and development agreement with Rohto Pharmaceutical Co., Ltd.; a research agreement with Pfizer, Inc.; and a research collaboration agreement with the University of Pennsylvania. The company was formerly known as Stem Cell Assurance, Inc. and changed its name to BioRestorative Therapies, Inc. in August 2011. The company was incorporated in 1997 and is based in Melville, New York.

Creative Medical Technology Holdings, Inc. (NasdaqCM:CELZ)

Primary Industry: Biotechnology

Creative Medical Technology Holdings, Inc., a biotechnology company, focuses on immunology, urology, orthopedics, and neurology using adult stem cell treatments. The company offers CaverStem to treat erectile dysfunction; FemCelz for the treatment of loss of genital sensitivity and dryness; StemSpine to treat chronic lower back pain; ImmCelz for the treatment of stroke patients; and OvaStem for treatment of female infertility. Creative Medical Technology Holdings, Inc. is based in Phoenix, Arizona.

Bone Biologics Corporation (NasdaqCM:BBLG)

Primary Industry: Biotechnology

Bone Biologics Corporation, a medical device company, focuses on bone regeneration in spinal fusion using the recombinant human protein. The company’s NELL-1/DBX is a combination product, which is an osteostimulative recombinant protein that provides target specific control over bone regeneration. It is developing NELL-1/DBX Fusion Device for spinal fusion procedures in skeletally mature patients with degenerative disc disease at one level from L4-S1. The company’s platform technology has application in delivering enhanced outcomes in the surgical specialties of spinal, orthopedic, general orthopedic, plastic reconstruction, neurosurgery, interventional radiology, and sports medicine. It has a license agreement with the UCLA Technology Development Group to develop and commercialize NELL-1 for spinal fusion applications. The company was founded in 2004 and is headquartered in Burlington, Massachusetts.

Ampio Pharmaceuticals, Inc. (NYSEAM:AMPE)

Primary Industry: Pharmaceuticals

Ampio Pharmaceuticals, Inc., a biopharmaceutical company, develops therapies for the treatment of osteoarthritis-related pain. It focuses on the preclinical development of AR-300, a novel proprietary, small molecule formulation for the treatment of osteoarthritis of the knee. The company is headquartered in Englewood, Colorado.

ContraFect Corporation (NasdaqCM:CFRX)

Primary Industry: Biotechnology

ContraFect Corporation, a clinical-stage biotechnology company, discovers and develops therapeutic protein and antibody products for the treatment of life-threatening and drug-resistant infectious diseases in the United States. Its lead program includes Exebacase, a lysin, which is in Phase III clinical trials for the treatment of staphylococcus aureus bacteremia. The company also develops CF-296, an engineered lysin, used for treatment of the invasive infections caused by staphylococcus aureus including biofilm-related infections in prosthetic joints and indwelling devices and osteomyelitis; and CF-370, an investigational anti-bacterial therapeutic candidate, which is in Phase 1 clinical trials to treat pseudomonas aeruginosa infections, such as ventilator associated pneumonia, blood stream infections, complicated urinary tract infections, and surgery carry infections. It also initiated an expanded access program to provide Exebacase for the treatment of persistent bacteremia caused by methicillin-resistant staphylococcus aureus in COVID-19 patients. The company has a license agreement with The Rockefeller University to identify novel lysin therapeutic candidates targeting gram-negative pathogens. ContraFect Corporation was incorporated in 2008 and is headquartered in Yonkers, New York.

The perpetuity growth rate was estimated by Mentor based on the long-term average rate of inflation of 3.10 percent in the U.S. economy from 1913 through 2020 from inflationdata.com.

Having calculated the ranges of implied equity value of Regentis using the two methodologies, to determine a final range of values, Mentor took a simple average of the low and high values of implied equity. For the low value estimate of $94,641.35, Mentor averaged the equity values from the DCF Base and Conservative Cases and the two guideline merged and acquired company estimates. For the high value estimate of $319,818.02, Mentor averaged all five values (DCF Base, Conservative, and Optimistic Cases estimates and the three and five-year merged and acquired company estimates).

Market Approach, Guideline Transaction Method

Mentor reviewed transactions of companies that Mentor deemed relevant based on the acquired companies’ operations that may in certain respects and based on Mentor’s professional judgment and experience, be considered similar to those of Regentis. Mentor calculated historical equity multiples of revenue, EBITDA, EBIT and NI. Mentor’s search criteria include the following: 1) SIC Codes 2834 (pharmaceutical preparations) and 8731 (commercial and physical biological research); 2) a transaction date after April 1, 2018; and 3) a transaction price (MVIC (as defined below)) between $20 - $200 million.

In reviewing each company description, Mentor focused on companies that actually pursued drug development activities as can be gleaned from the chart below listing each target name and target business description of such companies. Note the terms, “develops,” “development,” “developer,” “research and development,” “discovers” throughout the descriptions. Mentor attempted as much as possible to only include companies involved in the development, certification and manufacturing of prescription medicines. Mentor also reviewed numerous websites and financial statements of the acquiring companies to confirm, to the extent possible, that the business model of the acquirors was the development and commercialization of prescription medicine. From the initial screening until the delivery of the Fairness Opinion, Mentor was able to narrow down the relevant companies, removing eight transactions.

| Target Name | Target Business Description |
| --- | --- |
| La Jolla Pharmaceutical Company | Biopharmaceutical Company that Develops and Commercializes Innovative Therapies that Improves the Lives of the Patients Suffering from Life Threatening Diseases |
| Strongbridge Biopharma plc | Biopharmaceutical Company Focused on the Development and Commercialization of Therapies for Rare Diseases |
| Aralez Pharmaceuticals Canada Inc. and Pozen Assets (division of Aralez Pharmaceuticals Inc. ) | Certain Pharmaceutical Operations and Rights of Aralez Pharmaceuticals Inc. |
| Juniper Pharmaceuticals, Inc. | Provides Pharmaceutical Delivery Technologies and Development Solutions |
| Acacia Pharma Group plc | Biopharmaceutical Company that Focuses on Developing and Commercializing Novel Products to Improve the Care of Patients Undergoing Medical Treatments Such as Surgery, Invasive Procedures or Chemotherapy |
| MyoScience, Inc. | Manufacturer of Non-Opioid Pain Treatment |
| Marker Therapeutics, Inc. | Develops T Cell Therapy for Treatment of Cancer |
| Oncoceutics, Inc. | Develops Therapies for the Treatment of Cancers |
| QPhoton, Inc. | Develops and Commercializes Powerful Quantum Nanophotonic Technology and Systems |
| TxCell S.A. | Biotechnology Company |
| Correvio Pharma Corp. | Specialty Pharmaceutical Company |
| CVie Therapeutics Company Limited | Develops, Manufactures, and Markets Pharmaceutical Products for Treating Heart Failure |
| Orexigen Therapeutics, Inc. | Biopharmaceutical Company |
| Rhofade, product of Allergan plc | Prescription Medicine For Skin Care |
| Grace Therapeutics Inc. | Biopharmaceutical Company that Focuses on Developing Innovative Drug Delivery Technologies for the Treatment of Rare and Orphan Diseases |
| Intermolecular, Inc. | Develops Proprietary Technology and Provides Outsourced R&D for the Semiconductor and Clean-Energy Industries |
| OncoMed Pharmaceuticals, Inc. | Developer of Clinical Stage Biopharmaceuticals Focused on Cancer Growth, Resistance, Recurrence and Metastasis |
| Kuur Therapeutics Inc. | Developer of Allogeneic Therapy Products Designed for the Treatment of Solid and Hematological Cancers |
| Trigr Therapeutics, Inc. | Biotechnology Company Focused on Multi-Targeted Cancer Therapies |
| Impact BioMedical Inc. | Research and Development of Bio-Pharmaceuticals |
| Neoleukin Therapeutics, Inc. | Biopharmaceutical Company Focusing in De Novo Protein Design |
| Tetraphase Pharmaceuticals, Inc. | Development and Commercialization of Antibiotics |
| Elusys Therapeutics, Inc. | Biophamaceutical Company Developing Antibody Therapeutics Designed for the Treatment of Infectious Disease |
| Cend Therapeutics, Inc. | Biopharmaceutical Company that Develops a Tumor-Targeted Tissue Penetration Drug Intended to Treat Solid Tumor Cancers |
| VIBATIV® Product Line Of Theravance Biopharma, Inc. | Antibiotic Product Line |
| Fibrocell Science, Inc. | Researcher of Autologus Cell and Gene Therapies |
| Tarus Therapeutics, Inc. | Biotechnology Company Focused on Nucleotide Metabolism for Cancer Therapy |
| EFX Laboratories Inc. | Biotech Company Focused on Medical Cannabis Applications and Treatments for Pain Control |
| Pediatrics Product Portfolio (of Cerecor, Inc.) | Manufacturer of Pediatric Pharmaceuticals |
| Acenzia Inc. | Provides Nutraceutical Health Solutions |
| Bioniz Therapeutics, Inc. | Discovers and Develops Peptide Therapeutics that Inhibit Multiple Cytokines to Treat Immuno-Inflammatory Diseases and Cancer |
| Zikani Therapeutics, Inc | Developer of a Process for the Total Synthesis of Macrolides |

A variety of statistics were calculated to determine appropriate equity multiples to apply to the corresponding financial performance measures of Regentis. As the acquired companies were all EBITDA negative, it was only possible to use equity multiples of revenue. Mentor performed two regression analyses on acquired company equity versus revenue for the years 2020 – 2023 and 2018 – 2023, as shown below, to determine the strength of the relationship between revenue and market value of invested capital (“MVIC”) for the two sets of data. In regression analysis, the most important statistic is “R-squared,” otherwise known as “goodness of fit.” Based on the value of R-squared for the two regressions, the relationship for acquired company revenues for the years 2020 – 2023 was determined to be stronger than the relationship between MVIC and acquired company revenues for the years 2018 – 2023. For both regression analyses, R-squared was lower than would indicate a strong relationship between revenue and MVIC for both datasets. The R-squared for the 2020 – 2023 transactions was 27.4%, while the R-squared for the 2018 – 2023 transactions was 16.8%, indicating that the relationship between revenue and MVIC was stronger for the more recent transactions than for the entire set of transactions.

For both sets of data Mentor selected the median and first quartile of the acquired company revenue multiples of acquired company equity to apply to the 2027 forecast revenue of Regentis and determined a range of implied equity values for Regentis. The implied forecast equity values were then discounted to present value using the industry-derived WACC.

Mentor used the 2027 and 2028 revenue forecasts that were provided to the Company as standalone annual revenue. Mentor chose 2027 and 2028 as representative of expected Regentis performance subsequent to the commercial introduction of their drugs under development at the time of the Business Combination. Mentor selected the first quartile and median multiples as being the more conservative multiples to apply to the Regentis forecast revenue. After applying the multiples to forecast revenue, the results were discounted to present value.

Guideline Merged & Acquired Company Method – 3 Years:

												Implied Enterprise Value as a Multiple of:
Source	Target	Acquiror	Closing Date	Market Value of	Target Company Trailing Twelve Month
				Equity (1)	Revenue	EBITDA	EBITDA %	EBIT	EBIT %	NI	NI %	TTM Revenue	TTM EBITDA	TTM EBIT	TTM NI
BVResources:	Tarus Therapeutics, Inc.	Portage Biotech Inc.	2/13/2023	28.7		—		-4.3		-4.8				(6.68) x	(6.04) x
Dealstats
BVResources:	QPhoton, Inc.	Quantum Computing Inc.	12/23/2022	83.1		(1.05)		-1.1		-1.4			(78.79) x	(78.14) x	(58.96) x
Dealstats
BVResources:	Cend Therapeutics, Inc.	Lisata Therapeutics, Inc.	12/20/2022	35.7	14.8	—		3.9	26.4%	3.7	25.3%	2.42 x		9.15 x	9.55 x
Dealstats		(formerly Caladrius Biosciences, Inc.)
BVResources:	Acacia Pharma Group plc	Eagle Pharmaceuticals, Inc.	12/12/2022	100.4	1.2	—		-66.3	-5697.2%	-67.1	-5767.3%	86.29 x		(1.51) x	(1.50) x
Dealstats
BVResources:	La Jolla Pharmaceutical Company	Innoviva, Inc.	10/11/2022	$155.4	$75.7	23.49	31.0%	21.8	28.8%	$19.7	26.0%	2.05 x	6.61 x	7.12 x	7.90 x
Dealstats
BVResources:	Elusys Therapeutics, Inc.	NightHawk Biosciences, Inc.	6/14/2022	36.0	53.4	32.00	59.9%	32.0	59.9%	25.0	46.8%	0.67 x	1.12 x	1.13 x	1.44 x
Dealstats		(formerly Heat Biologics, Inc.)
BVResources:	Bioniz Therapeutics, Inc.	Equillium, Inc.	5/11/2022	22.5		(8.37)		-8.4		-7.7			(2.69) x	(2.69) x	(2.91) x
Dealstats
BVResources:	Strongbridge Biopharma plc	Xeris Biopharma Holdings,	4/18/2022	146.5	30.7	(38.06)	-123.8%	-43.2	-140.5%	-45.1	-146.7%	4.77 x	(3.85) x	(3.39) x	(3.25) x
Dealstats		Inc.
BVResources:	Grace Therapeutics Inc.	Acasti Pharma Inc.	11/26/2021	60.8		(2.71)		-2.7		-2.5			(22.44) x	(22.39) x	(24.27) x
Dealstats
BVResources:	Kuur Therapeutics Inc.	Athenex, Inc.	11/1/2021	52.8	1.1	—	0.0%	0.5	50.0%	-14.6	-1391.0%	50.27 x		100.54 x	(3.61) x
Dealstats
BVResources:	Acenzia Inc.	Novo Integrated Sciences,	9/20/2021	25.0	6.1	1.08	17.9%	0.8	13.7%	0.4	6.0%	4.12 x	23.05 x	30.05 x	68.60 x
Dealstats		Inc.
BVResources:	Trigr Therapeutics, Inc.	Compass Therapeutics, Inc.	9/1/2021	50.3		(3.51)		-3.5		-2.1			(14.35) x	(14.34) x	(23.83) x
Dealstats
BVResources:	Zikani Therapeutics, Inc	Eloxx Pharmaceuticals, Inc	7/29/2021	22.3	0.5	(7.57)	-1587.6%	-8.0	-1680.8%	-8.4	-1753.3%	46.84 x	(2.95) x	(2.79) x	(2.67) x
Dealstats
BVResources:	Oncoceutics, Inc.	Chimerix, Inc.	2/1/2021	85.7	5.2	(3.93)	-75.4%	-3.9	-75.5%	-3.7	-70.6%	16.44 x	(21.81) x	(21.78) x	(23.28) x
Dealstats
BVResources:	Tetraphase Pharmaceuticals, Inc.	La Jolla Pharmaceutical	12/1/2020	43.0	7.4	(66.90)	-907.0%	-67.5	-915.6%	-70.1	-950.2%	5.83 x	(0.64) x	(0.64) x	(0.61) x
Dealstats		Company
BVResources:	Correvio Pharma Corp.	ADVANZ PHARMA Corp.	10/29/2020	76.0	32.6	(23.51)	-72.0%	-27.5	-84.1%	-35.2	-107.8%	2.33 x	(3.23) x	(2.77) x	(2.16) x
Dealstats
BVResources:	Impact BioMedical Inc.	Document Security	6/15/2020	50.0		(0.52)		-0.5		-0.7			(95.57) x	(95.57) x	(76.45) x
Dealstats		Systems, Inc.

	Market Value of Equity (1)	Revenue	EBITDA	EBITDA %	EBIT	EBIT %	NI	NI %	TTM Revenue	TTM EBITDA	TTM EBIT	TTM NI

Maximum	$155.4	$75.7	$32.0	59.9%	$32.0	60%	$25.0	46.8%	86.29 x	23.05 x	100.55 x	68.60 x
Third Quartile	83.1	31.7	0.0	8.9%	0.5	28%	-0.7	15.6%	31.64 x	(0.64) x	1.13 x	(0.61) x
Average	63.2	20.8	(5.9)	-241.6%	-10.5	-765%	-12.6	-916.6%	20.18 x	(16.58) x	(6.16) x	(8.36) x
Median	50.3	7.4	(1.1)	0.0%	-3.5	-76%	-3.7	-107.8%	4.77 x	(3.23) x	(2.77) x	(2.91) x
First Quartile	35.7	3.2	(7.6)	-99.6%	-8.4	-528%	-14.6	-1170.6%	2.37 x	(21.81) x	(14.34) x	(23.28) x
Minimum	22.3	0.5	(66.9)	-1587.6%	-67.5	-5697%	-70.1	-5767.3%	0.67 x	(95.57) x	(95.57) x	(76.45) x
Harmonic Mean (2)	50.0	5.9							1.98 x
Coefficient of Variance									186.0%	-23.0%	-68.0%	-51.0%

Guideline Merged & Acquired Company Method – 4 Years:

												Implied Equity Value as a Multiple of:
Source	Target	Acquiror	Closing Date	Market Value of	Target Company Trailing Twelve Month
				Equity (1)	Revenue	EBITDA	EBITDA %	EBIT	EBIT %	NI	NI %	TTM Revenue	TTM EBITDA	TTM EBIT	TTM NI
BVResources:	Tarus Therapeutics, Inc.	Portage Biotech Inc.	2/13/2023	28.7		—		-4.3		-4.8				(6.68) x	(6.04) x
Dealstats
BVResources:	QPhoton, Inc.	Quantum Computing Inc.	12/23/2022	83.1		(1.05)		-1.1		-1.4			(78.79) x	(78.14) x	(58.96) x
Dealstats
BVResources:	Cend Therapeutics, Inc.	Lisata Therapeutics, Inc.	12/20/2022	35.7	14.8	—		3.9	26.4%	3.7	25.3%	2.42 x		9.15 x	9.55 x
Dealstats		(formerly Caladrius Biosciences, Inc.)
BVResources:	Acacia Pharma Group plc	Eagle Pharmaceuticals, Inc.	12/12/2022	100.4	1.2	—		-66.3	-5697.2%	-67.1	-5767.3%	86.29 x		(1.51) x	(1.50) x
Dealstats
BVResources:	La Jolla Pharmaceutical Company	Innoviva, Inc.	10/11/2022	$155.4	$75.7	23.49	31.0%	21.8	28.8%	$19.7	26.0%	2.05 x	6.61 x	7.12 x	7.90 x
Dealstats
BVResources:	Elusys Therapeutics, Inc.	NightHawk Biosciences, Inc.	6/14/2022	36.0	53.4	32.00	59.9%	32.0	59.9%	25.0	46.8%	0.67 x	1.12 x	1.13 x	1.44 x
Dealstats		(formerly Heat Biologics, Inc.)
BVResources:	Bioniz Therapeutics, Inc.	Equillium, Inc.	5/11/2022	22.5		(8.37)		-8.4		-7.7			(2.69) x	(2.69) x	(2.91) x
Dealstats
BVResources:	Strongbridge Biopharma plc	Xeris Biopharma Holdings, Inc.	4/18/2022	146.5	30.7	(38.06)	-123.8%	-43.2	-140.5%	-45.1	-146.7%	4.77 x	(3.85) x	(3.39) x	(3.25) x
Dealstats
BVResources:	Grace Therapeutics Inc.	Acasti Pharma Inc.	11/26/2021	60.8		(2.71)		-2.7		-2.5			(22.44) x	(22.39) x	(24.27) x
Dealstats
BVResources:	Kuur Therapeutics Inc.	Athenex, Inc.	11/1/2021	52.8	1.1	—	0.0%	0.5	50.0%	-14.6	-1391.0%	50.27 x		100.54 x	(3.61) x
Dealstats
BVResources:	Acenzia Inc.	Novo Integrated Sciences, Inc.	9/20/2021	25.0	6.1	1.08	17.9%	0.8	13.7%	0.4	6.0%	4.12 x	23.05 x	30.05 x	68.60 x
Dealstats
BVResources:	Trigr Therapeutics, Inc.	Compass Therapeutics, Inc.	9/1/2021	50.3		(3.51)		-3.5		-2.1			(14.35) x	(14.34) x	(23.83) x
Dealstats
BVResources:	Zikani Therapeutics, Inc	Eloxx Pharmaceuticals, Inc	7/29/2021	22.3	0.5	(7.57)	-1587.6%	-8.0	-1680.8%	-8.4	-1753.3%	46.84 x	(2.95) x	(2.79) x	(2.67) x
Dealstats
BVResources:	Oncoceutics, Inc.	Chimerix, Inc.	2/1/2021	85.7	5.2	(3.93)	-75.4%	-3.9	-75.5%	-3.7	-70.6%	16.44 x	(21.81) x	(21.78) x	(23.28) x
Dealstats
BVResources:	Tetraphase Pharmaceuticals, Inc.	La Jolla Pharmaceutical	12/1/2020	43.0	7.4	(66.90)	-907.0%	-67.5	-915.6%	-70.1	-950.2%	5.83 x	(0.64) x	(0.64) x	(0.61) x
Dealstats		Company
BVResources:	Correvio Pharma Corp.	ADVANZ PHARMA Corp.	10/29/2020	76.0	32.6	(23.51)	-72.0%	-27.5	-84.1%	-35.2	-107.8%	2.33 x	(3.23) x	(2.77) x	(2.16) x
Dealstats
BVResources:	Impact BioMedical Inc.	Document Security Systems, Inc.	6/15/2020	50.0		(0.52)		-0.5		-0.7			(95.57) x	(95.57) x	(76.45) x
Dealstats
BVResources:	Fibrocell Science, Inc.	Castle Creek Pharmaceutical	2/26/2020	29.7		(12.00)		-12.4		-10.3			(2.48) x	(2.40) x	(2.89) x
Dealstats		Holdings, Inc.
BVResources:	Pediatrics Product Portfolio (of Cerecor,	Aytu BioScience, Inc.	1/13/2020	10.1	11.3	—		-3.9	-34.8%	-3.9	-34.8%	0.89 x		(2.56) x	(2.56) x
Dealstats	Inc.)
BVResources:	Intermolecular, Inc.	Merck KGaA, Darmstadt,	11/22/2019	59.7	33.7	—		-4.3	-12.9%	-3.4	-10.1%	1.77 x		(13.73) x	(17.51) x
Dealstats		Germany
BVResources:	Aralez Pharmaceuticals Canada Inc. and	Nuvo Pharmaceuticals Inc.	11/7/2019	145.9	53.9	21.20	39.3%	11.9	22.0%	7.2	13.4%	2.71 x	6.88 x	12.30 x	20.15 x
Dealstats	Pozen Assets (division of Aralez
BVResources:	EFX Laboratories Inc.	Viridium Pacific Group Ltd.	11/5/2019	26.1		(2.42)		-2.4		6.4			(10.78) x	(10.77) x	4.05 x
Dealstats
BVResources:	Neoleukin Therapeutics, Inc.	Aquinox Pharmaceuticals, Inc.	10/14/2019	48.5		(0.04)							NMF
Dealstats
BVResources:	OncoMed Pharmaceuticals, Inc.	Mereo BioPharma Group plc	8/26/2019	52.9	44.4	(8.35)	-18.8%	-10.0	-22.6%	-8.1	-18.2%	1.19 x	(6.34) x	(5.27) x	(6.53) x
Dealstats
BVResources:	Juniper Pharmaceuticals, Inc.	Catalent Pharma Solutions, Inc.,	7/18/2019	127.5	50.0	(1.61)	-3.2%	-3.9	-7.7%	-2.1	-4.1%	2.55 x	(79.19) x	(33.01) x	(61.89) x
Dealstats		Catalent, Inc.
BVResources:	MyoScience, Inc.	Pacira BioSciences, Inc.	7/11/2019	120.0	5.5	(14.47)	-265.1%	-14.9	-272.8%	-18.1	-332.1%	21.99 x	(8.30) x	(8.06) x	(6.62) x
Dealstats
BVResources:	CVie Therapeutics Company Limited	Windtree Therapeutics, Inc.	5/7/2019	67.5		—		-9.8		-9.8				(6.88) x	(6.88) x
Dealstats
BVResources:	VIBATIV® Product Line Of Theravance	Cumberland Pharmaceuticals	4/4/2019	31.3	14.9	—		-59.5	-397.8%	-59.5	-397.8%	2.09 x		(0.53) x	(0.53) x
Dealstats	Biopharma, Inc.	Inc.
BVResources:	Rhofade, product of Allergan plc	Aclaris Therapeutics, Inc.	3/28/2019	66.1	12.3	—		-74.7	-606.7%	-5.2	-42.1%	5.36 x		(0.88) x	(12.75) x
Dealstats
BVResources:	TxCell S.A.		2/22/2019	81.8	2.5	—		-11.9	-469.9%	-12.3	-488.3%	32.39 x		(6.89) x	(6.63) x
Dealstats
BVResources:	Marker Therapeutics, Inc.	TapImmune Inc.	1/23/2019	116.0		—		-0.3		-0.3				NMF	(418.33) x
Dealstats
BVResources:	Orexigen Therapeutics, Inc.	Pernix Therapeutics Holdings,	12/11/2018	73.5	88.6	(136.23)	-153.8%	-144.6	-163.2%	-39.5	-44.6%	0.83 x	(0.54) x	(0.51) x	(1.86) x
Dealstats		Inc.

	Market Value of Equity	Revenue	EBITDA	EBITDA %	EBIT	EBIT %	NI	NI%	TTM Revenue	TTM EBITDA	TTM EBIT	TTM NI
Maximum	$155.4	$88.6	$32.0	59.9%	$32.0	60%	$25.0	46.8%	86.29 x	23.05 x	100.55 x	68.60 x
Third Quartile	83.7	44.4	0.0	0.0%	-0.8	14%	-1.0	-4.1%	16.44 x	(0.62) x	(0.55) x	(1.06) x
Average	66.6	26.0	(7.9)	-145.7%	-16.7	-494%	-12.0	-544.8%	13.99 x	(15.81) x	(6.13) x	(21.38) x
Median	56.3	14.8	(0.3)	0.0%	-4.3	-76%	-4.8	-44.6%	2.71 x	(3.54) x	(2.78) x	(3.25) x
First Quartile	34.6	5.5	(7.8)	-75.4%	-13.6	-398%	-13.5	-397.8%	2.05 x	(16.21) x	(10.09) x	(15.13) x
Minimum	10.1	0.5	(136.2)	-1587.6%	-144.6	-5697%	-70.1	-5767.3%	0.67 x	(95.57) x	(95.57) x	(418.33) x
Harmonic Mean (2)	47.3	5.9	27.1		9.0		NM		1.98 x
Coefficient of Variance									268.0%	-25.0%	-68.0%	-20.0%

Based upon and subject to the foregoing, Mentor was of the opinion that as of the date of its Fairness Opinion, the value to be ascribed by OTEC to Regentis in the Transactions is fair to the public stockholders of OTEC from a financial point of view.

Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of OTEC’s board of directors to vote in favor of approval of the Business Combination Proposal, stockholders should keep in mind that the Sponsor and OTEC’s directors and executive officers have interests in such proposals that are different from, or in addition to, those of OTEC’s stockholders generally. In particular:

●	Sponsor was formed by, and is controlled by, Surendra Ajjarapu, OTEC’s Chief Executive Officer, as member and manager.

●	The Sponsor and certain officers and directors of OTEC agreed to vote all of their OTEC securities in favor of the approval of the Transactions and certain other matters being presented to the stockholders of OTEC in connection therewith, agreed not to transfer (subject to limited exceptions) their OTEC’s securities, and agreed to waive their redemption and anti-dilution rights and any other right it may hold to convert all or any portion of any outstanding loan advanced to OTEC (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option) at any time prior to or at the Closing into OTEC Common Stock or into OTEC private warrants. Additionally, the Sponsor agreed to use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to the stockholders of OTEC in connection with any redemption by public stockholders of their public shares, including utilizing the Sponsor’s OTEC Class B Common Stock and the Sponsor’s OTEC Private Placement Warrants in connection with such effort by transferring or forfeiting such shares and/or warrants.

●	Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option, which deposit would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing.

●	Pursuant to the Sponsor Support Agreement, the Sponsor has a contingent right to receive the Earnout Shares depending on the performance of the Post-Closing Company Common Stock following the Closing.

●	At Closing, OTEC, Sponsor and certain shareholders of Regentis will enter into the Registration Rights Agreement (as defined below) pursuant to which, among other things, the Sponsor will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Post-Closing Company Common Stock.

●	Upon Closing, Sponsor agreed to pay Initial Sponsor $1 (one dollar) and to convey 250,000 shares of OTEC Class B Common Stock to the Initial Sponsor Equity Holders as of March 13, 2023 (the date of the PSA) pro rata based on the Initial Sponsor Equity Holders’ underlying interest in the shares of OTEC Class B Common Stock as of March 13, 2023. These shares will not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision. Sponsor also agreed to convey 250,000 Private Placement Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in the Private Placement Warrants as of March 13, 2023. The Private Placement Warrants will not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision.

●	The Founder Shares had an aggregate value of $[●] million based upon the closing price of $[●] per share on the Nasdaq on [●], 20[●] and the Private Placement Warrants had an aggregate market value of $[●] million based upon the closing price of $[●] per Warrant on the Nasdaq on [●], 20[●]. If OTEC does not consummate a Business Combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), the Founder Shares (held by the Sponsor after being acquired from the Initial Sponsor) and the Private Placement Warrants will become worthless (as the holders are not entitled to participate in any redemption or liquidating distribution with respect to such shares having waived the rights to such redemption or distribution, without consideration therefor, in connection with the OTEC IPO) and OTEC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and OTEC’s board of directors, dissolving and liquidating. If the proposed Business Combination with Regentis is consummated, the Sponsor may still earn a positive rate of return on its investment, even if other stockholders experience a negative rate of return following the Business Combination.

●	If OTEC is unable to consummate a Business Combination within the required time period, the Sponsor will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or products sold to OTEC. On the other hand, if OTEC does consummate a Business Combination within the required time period, OTEC will be liable for such claims up to the OTEC Transaction Expenses Cap. In the event the OTEC Transaction Expenses exceed the OTEC Transaction Expenses Cap, then Sponsor will pay the Excess OTEC Expenses.

●	The Sponsor and OTEC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on OTEC’s behalf, such as identifying and investigating possible business targets and Business Combinations. However, if OTEC fails to consummate a Business Combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, OTEC may not be able to reimburse these expenses if the Business Combination or another business combination is not completed by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). As of the Record Date, the Sponsor and OTEC’s officers and directors and their affiliates had incurred approximately $314,039 of unpaid reimbursable expenses.

●	The Agreement and Plan of Merger provides for the continued indemnification of OTEC’s current directors and officers and the continuation of directors and officers liability insurance covering OTEC’s current directors and officers.

●

OTEC’s Initial Sponsor, Sponsor, officers and directors (or their affiliates) have and may make loans from time to time, such as the Working Capital Loans, to OTEC to fund certain capital requirements. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the Post-Closing Company, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Initial Sponsor. As of June 30, 2023, no such Working Capital Loans were outstanding, except from Sponsor to OTEC in the amount of $448,039. OTEC obtained an additional loan from an unrelated party with $401,500 outstanding. In connection with that loan, OTEC agreed to issue to the lender 95,000 shares of OTEC common stock.

To date, OTEC’s Initial Sponsor (a) paid $25,000 to cover certain offering costs in consideration for 2,875,000 OTEC Class B Common Stock as the Founder Shares, and (b) agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the OTEC IPO as a non-interest bearing, unsecured and was due at the closing of the OTEC IPO.

To date, OTEC’s Sponsor has (a) paid Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period, (b) deposited $125,000 into the Trust Account in connection with each Extension Option exercised on March 31, 2023 and May 3, 2023, and (c) made a non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for the Extension Payment 2 in connection with the Extension Meeting 2. In connection with that loan, OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan.

●	The Sponsor will benefit financially from the completion of any business combination even if the stock price declines after the Business Combination, generating a negative return for other stockholders. The Sponsor will lose substantially all of its investment in OTEC and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not completed prior to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). Thus, if the proposed Business Combination with Regentis is not consummated, OTEC may seek to complete a business combination with a less favorable target company or on terms less favorable to OTEC stockholders rather than choose to dissolve and liquidate.

●

Assuming the exercise and conversion of all of the securities following the consummation of the Business Combination, the Sponsor and its affiliates’ total potential ownership in the Post-Closing Company is estimated as shown below. (See the section entitled “Security Ownership of Certain Beneficial Owners and Management” for more information).

The table below illustrates the varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination. The maximum redemption scenario represents the maximum number of shares of Post-Closing Company Common Stock that may be redeemed while still satisfying the Closing Cash Condition (unless waived).

		Share Ownership in Post-Closing Company
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions***
Percentage Share Ownership in Post-Closing Company
OTEC Public Stockholders	7.6%	7.3%	6.9%	6.6%	6.2%
Sponsor Stockholders	21.5%	21.6%	21.7%	21.8%	21.9%
Regentis Shareholders	64.6%	64.8%	65.1%	65.3%	65.6%
Loan Grant Shares*	6.3%	6.3%	6.3%	6.3%	6.3%
Value of the Shares Owned by Non-Redeeming Shareholders**	$8,956,119	$8,451,802	$7,947,484	$7,433,167	$6,938,849
Total Shares Outstanding Excluding Warrants**	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Equity Value Post-Redemptions**	$132,172,547	$131,668,229	$131,163,912	$130,659,594	$130,155,276
Non-redeeming Shareholders Value per Share	$11.02	$11.02	$11.02	$11.02	$11.02
Effective Underwriting Fee	40.4%	42.8%	45.5%	48.6%	52.1%

*	This assumes the shares issuable to a third party in relation to a working capital bridge loan have been issued.
**	The total equity value of the Post-Closing Company was determined by multiplying the OTEC Common Stock closing price of $11.02 per share on October 30, 2023 by the number of outstanding shares at the Closing of the Business Combination in each of the five redemption scenarios.
***	Under the maximum redemption scenario, it is assumed that $7.0 million remains in the Trust Account to settle the OTEC Transaction Expenses and the Regentis Transaction Expenses. Under this assumption, 629,660 public shares are not redeemed which indicates that 21.7% of the public shares currently outstanding are redeemed. For sake of clarity, more shareholders may redeem than as set forth under any of these scenarios.

In addition, the following table illustrates varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the private placement warrants, and (ii) any outstanding securities of the Post-Closing Company.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming 100% Redemption
	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Additional Dilution Sources
Earnout Shares*	1,750,000	5.4%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%
Extension Warrants	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%
Public Warrants	10,326,000	32.1%	10,326,000	32.2%	10,326,000	32.2%	10,326,000	32.3%	10,326,000	32.3%
Private Placement Warrants	4,668,800	14.5%	4,668,800	14.5%	4,668,800	14.6%	4,668,800	14.6%	4,668,800	14.6%
Assumed Options	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%
New RSUs	958,161	3.0%	958,161	3.0%	958,161	3.0%	958.161	3.0%	958,161	3.0%
Regentis Warrants Converted to OTEC Warrants	721,808	2.2%	721,808	2.2%	721,808	2.3%	721,808	2.3%	721,808	2.3%
Equity Incentive Plan
Total Additional Dilution Sources	20,147,296	62.7%	20,147,296	62.8%	20,147,296	62.9%	20,147,296	63.0%	20,147,296	63.0%
OTEC Public Stockholders	915,975	2.9%	870,211	2.7%	824,447	2.6%	778,683	2.5%	732,920	2.3%
Regentis’ Ownership Interest Assuming Exercise of RSUs, Options and Warrants*	9,600,000	29.9%	9,600,000	29.9%	9,600,000	30.0%	9,600,000	30.0%	9,600,000	30.0%
Sponsor’s Ownership Interest Assuming Exercise of all Warrants and Earnout Shares**	8,202,500	25.5%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.7%
Total Fully Diluted Shares	32,141,175		32,095,411		32,049,647		32,003,883		31,958,120
Fully Diluted Value/Share	$4.11		$4.12		$4.12		$4.13		$4.14

* Includes 7,746,404 shares owned by current Regentis shareholders and as excerpted above, 173,627 shares pursuant to assumed options, 958,161 shares pursuant to new Regentis RSUs, and 721,808 shares pursuant to Regentis warrants converted to OTEC warrants.

** Includes 2,581,500 shares currently outstanding and as excerpted above, 1,750,000 Earnout Shares and 3,871,000 of the Private Placement Warrants.

As indicated above, the percentage of the total number of outstanding shares of Post-Closing Company Common Stock that will be owned by OTEC’s public stockholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Post-Closing Company Common Stock issued in any PIPE Investment. The tables above illustrate varying ownership levels in the Post-Closing Company. As such, all of the scenarios assume that no additional capital is contributed and that the Trust Account funds are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by OTEC’s existing stockholders in the Post-Closing Company will be different.

In addition to the interests described above, the Sponsor and some of OTEC’s officers and directors may have the following additional interests:

●	None of OTEC’s officers and directors is required to commit their full time to OTEC’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

●	Each of OTEC’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. OTEC does not believe, however, that the pre-existing fiduciary duties or contractual obligations of its officers and directors will materially undermine its ability to complete the Business Combination, and such pre-existing fiduciary duties and contractual obligations did not materially affect its search for an acquisition target.

●	It is anticipated that upon completion of the Business Combination and assuming no redemptions by OTEC public shareholders, the Sponsor will own approximately 21.5% of the Post-Closing Company. This level of ownership interest: (a) assumes that no OTEC’s public shareholder exercises redemption rights with respect to its shares for a pro rata portion of the funds in OTEC’s Trust Account and (b) assumes no exercise of OTEC public warrants and OTEC Private Placement Warrants.

●	Surendra Ajjarapu, OTEC’s Chief Executive Officer, will become a director of the Post-Closing Company after the Closing. As such, in the future he may receive any cash fees, stock options or stock awards that the Post-Closing Company’s board of directors determines to pay to its executive and non-executive directors.

●	If OTEC is unable to complete an initial business combination within the completion window, the Sponsor will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by OTEC for services rendered or contracted for or products sold to OTEC. If OTEC consummates an initial business combination, on the other hand, OTEC will be liable such claims up to the Transaction Expenses Cap. In the event OTEC’s Transaction Expenses exceed the OTEC Transaction Expenses Cap, Sponsor agreed to pay to OTEC an amount of cash equal to such excess. In accordance with the Merger Agreement and Sponsor Support Agreement, Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option. The parties agreed that any such deposit made by Sponsor would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing.

●	OTEC’s officers and directors, and their affiliates, may be entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on OTEC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if OTEC fails to consummate an initial business combination within the completion window, they may not have any claim against the Trust Account for reimbursement. Accordingly, OTEC may not be able to reimburse these expenses if the Business Combination or another initial business combination is not completed within the completion window.

Anticipated Accounting Treatment

While the legal acquirer in the Merger Agreement is OTEC, for financial accounting and reporting purposes under U.S. GAAP, Regentis will be the accounting acquirer and the Business Combination will be accounted for as a “reverse merger and reversed recapitalization.” A reverse merger and reversed recapitalization do not result in a new basis of accounting, and the financial statements of the Post-Closing Company represent the continuation of the financial statements of Regentis in many respects. Under this method of accounting, OTEC will be treated as the “acquired” company for financial reporting purposes, Regentis will be deemed to be the accounting “acquirer” in the Transactions and, consequently, the Transactions will be treated as a recapitalization of Regentis. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Regentis issuing stock for the net assets of OTEC, accompanied by a recapitalization. The net assets of Regentis will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regentis has been determined to be the accounting “acquirer” based on evaluation of the following facts and circumstances under all of the redemption scenarios, including both the minimum and maximum redemption scenarios:

●	Regentis’ existing shareholders will have the greatest voting interest in the Post-Closing Company;

●	Regentis’ existing shareholders will have the ability to control decisions with the majority of the relative voting rights of the Post-Closing Company;

●	Regentis will comprise the ongoing operations of the Post-Closing Company; and

●	Regentis’ comprising a majority of the board of directors of the Post-Closing Company and senior management of Regentis comprising the senior management of the Post-Closing Company.

Vote Required for Approval

Approval of the Business Combination Proposal will require a vote of a majority of the outstanding shares of OTEC common stock voting as a single class. Abstentions will have the effect of votes against the Business Combination Proposal. Brokers are not entitled to vote shares on the Business Combination Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against each Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor Parties (as defined therein) agreed to vote, or cause to be voted, all of their OTEC securities, including the OTEC Class B Common Stock and Founder Shares, in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) in favor of all of the Proposals at the OTEC Special Meeting and any meeting of the stockholders of OTEC. See section entitled “Sponsor Support Agreement.”

Resolution

“RESOLVED, that OTEC’s entry into and the performance of its obligations under the Agreement and Plan of Merger, dated as of May 2, 2023, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of July 7, 2023, by and among OTEC, Regentis, and Merger Sub, an Israeli company and a wholly-owned subsidiary of OTEC, a copy of which is attached to this proxy statement/prospectus as Annex A, pursuant to which, among other things, the merger of Merger Sub with and into Regentis, with Regentis surviving the merger as a wholly-owned subsidiary of OTEC, in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger and the Transactions contemplated therein, be approved, ratified and confirmed in all respects.”

Recommendation of OTEC’s Board of Directors

OTEC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OTEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of OTEC’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of OTEC and its stockholders and what such director(s) may believe is best for themselves in determining to recommend that stockholders vote for the Condition Precedent Proposals. In addition, OTEC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See “The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

No Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of OTEC Common Stock will not have appraisal rights in connection with the Business Combination.

Resale of OTEC Common Stock

The OTEC Common Stock to be issued in connection with the Business Combination will be freely transferable under the Securities Act except for shares issued to any stockholder who may be deemed for purposes of Rule 144 under the Securities Act an “affiliate” of OTEC immediately prior to the Effective Time or an “affiliate” of Regentis following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Regentis or OTEC (as appropriate) and may include the executive officers, directors and significant stockholders of Regentis or OTEC (as appropriate).

Stock Exchange Listing of Post-Closing Company Common Stock

Prior to the Effective Time, the parties intend to apply to continue the listing of the Post-Closing Company Common Stock and warrants issuable pursuant to the Agreement and Plan of Merger on the Nasdaq under the symbols “RGNT” and “RGNTW”, respectively, subject to official notice of issuance. The Units will be separated into their component parts and will cease to exist. Approval of the listing on the Nasdaq of the Post-Closing Company Common Stock and warrants (subject to official notice of issuance) is a condition to each party’s obligation to complete the Business Combination (unless waived).

Post-Closing Company Status as an Emerging Growth Company under U.S. Federal Securities Laws and Related Implications, and Smaller Reporting Company Status

OTEC is and following the Business Combination, the Post-Closing Company is expected to be, an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, the Post-Closing Company will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find OTEC’s securities less attractive as a result, there may be a less active trading market for OTEC’s securities and the prices of OTEC’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Post-Closing Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Post-Closing Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the OTEC IPO, (b) in which the Post-Closing Company has total annual gross revenue of at least $1.235 billion, or (c) in which Post-Closing Company is deemed to be a large accelerated filer, which means the market value of Post-Closing Company common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which Post-Closing Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

In addition, we are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting Post-Closing Company Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Post-Closing Company Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

PROPOSAL TWO — THE NASDAQ PROPOSAL

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing) the issuance of up to 10,261,886 shares of OTEC Common Stock in connection with the Business Combination, including the issuance of the Merger Consideration, the Converted Options (as defined below), shares for the Sponsor’s contribution to the Trust Account, the Earnout Shares and shares for the PIPE Investment.

Why OTEC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if such securities are not issued in a public offering for cash and: (i) the common stock has or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such common stock (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

In connection with the Business Combination, at the Closing, the shareholders of Regentis collectively shall be entitled to receive from OTEC, in the aggregate, a number of shares of OTEC Common Stock with an aggregate value equal to $96,000,000 with each such share valued at $10.00 per share. Such Merger Consideration will be allocated among the shareholders of Regentis in accordance with their respective Pro Rata Share.

The Sponsor will be entitled to receive from OTEC one share of OTEC Common Stock for each dollar that Sponsor contributes to the Trust Account as part of each Extension Option. Sponsor also has a contingent right to receive up to an aggregate maximum of 1,750,000 shares of OTEC Class A Common Stock, subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, referred to as the Earnout Shares, as additional consideration from OTEC based on the post-Closing performance of the OTEC Class A Common Stock, as follows: (a) If VWAP of the OTEC Class A Common Stock equals or exceeds $15.00 per share for 20 out of any 30 consecutive trading days during the period beginning on the Closing Date and ending on the 12-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 750,000 Earnout Shares; (b) If the VWAP of the OTEC Class A Common Stock equals or exceeds $17.50 per share for 20 out of any 30 consecutive trading days during the period beginning the day following the 12-month anniversary of the Closing Date and ending on the 24-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares; and (c) If the VWAP of the OTEC Class A Common Stock equals or exceeds $20.00 per share for 20 out of any 30 consecutive Trading Days during the period beginning the day following the 24-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares.

OTEC will also issue shares of OTEC Class A Common Stock to PIPE Investors in the PIPE Investment, as set forth in a proposed PIPE Investment subscription. As of the date of this proxy statement/prospectus, neither OTEC nor Regentis have received any PIPE Investment subscriptions.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, upon Closing, we will issue up to [•] shares of OTEC Common Stock as Merger Consideration, [•] Converted Options exercisable for up to [•] shares of OTEC Common Stock from the Regentis Equity Plan, [•] shares of OTEC Common Stock with an aggregate value equal to the amount that Sponsor contributes to the Trust Account as part of each Extension Option with each share of such OTEC Common Stock valued at $10.00, up to 1,750,000 shares of OTEC Class A Common Stock as Earnout Shares in the future, and [•] shares of OTEC Common Stock in connection with the PIPE Investment.

The issuances of the shares of OTEC Class A Common Stock described above would result in significant dilution to OTEC stockholders and result in OTEC stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of OTEC.

Required Vote

Approval of the Nasdaq Proposal will require the affirmative vote of holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class. Abstentions and broker non-votes will have no effect on approval of the Nasdaq Proposal. The Nasdaq Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Nasdaq Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Restated OTEC Charter Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

Resolution

“RESOLVED, that OTEC’s issuance of up to [•] shares of OTEC Common Stock from the Merger Consideration, [•] Converted Options exercisable for up to [•] shares of OTEC Common Stock from the Regentis Equity Plan, [•] shares of OTEC Common Stock with an aggregate value equal to the amount that Sponsor contributes to the Trust Account as part of each Extension Option with each share of such OTEC Common Stock valued at $10.00, up to 1,750,000 shares of OTEC Class A Common Stock as Earnout Shares in the future, and [•] shares of OTEC Common stock in connection with the PIPE Investment as contemplated in the Agreement and Plan of Merger, dated as of May 2, 2023, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of July 7, 2023, by and among OTEC, Regentis, and Merger Sub, an Israeli company and a wholly-owned subsidiary of OTEC, a copy of which is attached to this proxy statement/prospectus as Annex A, be approved, ratified and confirmed in all respects.”

Recommendation of OTEC’s Board of Directors

OTEC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OTEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of one or more of OTEC’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of OTEC and its stockholders and what such director(s) may believe is best for themselves in determining to recommend that stockholders vote for the Condition Precedent Proposals. In addition, OTEC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See “The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL THREE — THE RESTATED OTEC CHARTER PROPOSAL

Assuming the Business Combination Proposal is approved, OTEC stockholders are being asked to adopt the Restated OTEC Charter by approving the Restated OTEC Charter Proposal. The Restated OTEC Charter Proposal, if approved, will provide that OTEC will amend and restate the Existing OTEC Charter to change the corporate name of OTEC from “OceanTech Acquisitions I Corp.” to “Regentis Biomaterials Corp.”, to change the authorized capital stock to 111,000,000 shares consisting of 110,000,000 shares of the Post-Closing Company Common Stock and 1,000,000 shares of preferred stock of the Post-Closing Company, and to otherwise restate the Existing OTEC Charter to a certificate of incorporation as appropriate.

A copy of the Restated OTEC Charter, as will be in effect upon consummation of the Business Combination, is attached as Annex D to this proxy statement/prospectus.

The following table sets forth a summary of the differences between the Existing OTEC Charter and the Restated OTEC Charter:

Provision	Existing OTEC Charter	Restated OTEC Charter
Removal of Directors

Subject to Section 5.5 of the Existing OTEC Charter, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of OTEC entitled to vote generally in the election of directors, voting together as a single class.

See Article V, Section 5.4 of the Existing OTEC Charter.

The Restated OTEC Charter provides that, except for any class or series of directors, for so long as the Post-Closing Company board of directors is classified, any or all directors may be removed from office at any time, but only for cause and by the affirmative vote of the holders of at least 66⅔% in voting power of all of the then outstanding shares of capital stock of the Post-Closing Company entitled to vote generally in the election of directors, voting together as a single class.

these Article Third of the Restated OTEC Charter.

Stockholder Actions

Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of OTEC may be called only by the Chairman of the Board, the Chief Executive Officer of OTEC, or the Board pursuant to a resolution adopted by a majority of the Board. The stockholders of OTEC may not call a special meeting. Except as provided in the foregoing sentence, special meetings of stockholders of OTEC may not be called by another person or persons. Any action required or permitted to be taken by the stockholders of OTEC must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to OTEC Class B Common Stock with respect to which action may be taken by written consent.

See Article VII of the Existing OTEC Charter.

 Except as otherwise provided by or pursuant to the provisions of the Restated OTEC Charter, special meetings of stockholders may be called only by the Chairperson of the Post-Closing Company board of directors, the Chief Executive Officer or a majority of the board. Special meetings of stockholders may not be called by any other person or persons, including stockholders. Except as otherwise provided by or pursuant to the provisions of the Restated OTEC Charter, no action that is required or permitted to be taken by the stockholders of the Post-Closing Company at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

See Article Sixth of the Restated OTEC Charter.

Charter Amendments

OTEC may amend the Existing OTEC Charter as authorized by the Existing OTEC Charter and the DGCL. However, OTEC may not amend the Existing OTEC Charter, without the prior vote or written consent of the holders of a majority of the shares of OTEC Class B Common Stock, if such amendment, alteration or repeal would alter or change the powers, preferences or relative, participating, optional or other or special rights of the OTEC Class B Common Stock. Additionally OTEC may not make an amendment to the Existing OTEC Charter relating to a “Business Combination” without the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of OTEC Common Stock.

See Articles IX and XI of the Existing OTEC Charter.

The Post-Closing Company may amend the Restated Charter at any time as authorized by the Restated Charter and the DGCL. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Therefore, any amendment to the Restated Charter will require the affirmative vote of a majority of the outstanding shares of the Post-Closing Company Common Stock entitled to vote on such amendment.

See Article Eighth of the Restated OTEC Charter.

Name of the Company	OceanTech Acquisitions I Corp. See Article I of the Existing OTEC Charter.	Regentis Biomaterials Corp. See Article First of the Restated OTEC Charter.
Provisions Specific to a Blank Check Corporation and Variation of Rights of Shares Prior to a Business Combination

The Existing OTEC Charter contains provisions in Article IX in connection with the mechanics and logistics relating to a Business Combination, and such provisions cannot be amended without the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of OTEC Common Stock.

See Article IX of the Existing OTEC Charter.

The Restated OTEC Charter does not include blank check corporation provisions or other provisions applicable prior to a Business Combination, such as Article IX of the Existing OTEC Charter, because, upon consummation of the Business Combination, OTEC will cease to be a blank check corporation.

No corresponding provisions in the Restated OTEC Charter.

Common Stock; Preferred Stock

The Existing OTEC Charter authorizes 111,000,000 shares consisting of (i) 100,000,000 shares of OTEC Class A Common Stock, (ii) 10,000,000 shares of OTEC Class B Common Stock and (iii) 1,000,000 shares of preferred stock.

See Article IV of the Existing OTEC Charter.

The Restated OTEC Charter will provide for authorized capital stock of 111,000,000 shares consisting of (i) 110,000,000 shares of Post-Closing Company Common Stock and (ii) 1,000,000 shares of preferred stock of the Post-Closing Company.

See Article Fourth of the Restated OTEC Charter.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. OTEC’s board of directors’ reasons for proposing each of these amendments to the Existing OTEC Charter are set forth below.

Changes to Authorized Capital Stock

Our Existing OTEC Charter authorizes 111,000,000 shares consisting of (i) 100,000,000 shares of Class A Common Stock, (ii) 10,000,000 shares of Class B Common Stock and (iii) 1,000,000 shares of preferred stock. The Restated OTEC Charter will provide for authorized capital stock of 111,000,000 shares consisting of (i) 110,000,000 shares of Post-Closing Company Common Stock and (ii) 1,000,000 shares of preferred stock of the Post-Closing Company.

This amendment increases the authorized number of shares because the OTEC board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Business Combination and the other transactions contemplated by this proxy statement/prospectus, and for any other proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The OTEC board of directors believes that these additional shares will provide us with the flexibility needed to issue shares in the future in a timely manner and under circumstances considered favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Increased Vote Required for Removal of Directors for Cause

Both the Existing OTEC Charter and the Restated OTEC Charter provide that directors may only be removed from office for cause and, in the case of the Existing OTEC Charter, only by the affirmative vote of holders of a majority of the voting power, and in the case of the Restated OTEC Charter will require, only by the affirmative vote of holders of at least 66⅔% of the voting power.

The OTEC board of directors believes that providing for a higher threshold for the removal of directors will, in conjunction with the classified nature of the Post-Closing Company board of directors, increase board continuity and the likelihood that experienced board members with familiarity of the Post-Closing Company’s business operations would serve on the Post-Closing Company board at any given time. Requiring a higher vote threshold for directors to be removed for cause may make it more difficult or expensive for a third party to acquire control of the Post-Closing Company without the approval of its board of directors.

Corporate Name Change

Under our Existing OTEC Charter, our name is “OceanTech Acquisitions I Corp.” The Restated OTEC Charter provides that the Post-Closing Company’s name will be “Regentis Biomaterials Corp.”. We believe that changing the Post-Closing Company’s name is desirable to reflect the Business Combination and to clearly identify the Post-Closing Company as the publicly traded entity.

Removal of Blank Check Company Provisions

Our Existing OTEC Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Post-Closing Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Post-Closing Company following the Business Combination. In addition, certain other provisions in our Existing OTEC Charter require that proceeds from the OTEC IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Restated OTEC Charter Proposal will not be presented at the special meeting. The Restated OTEC Charter Proposal will be approved and adopted only if: (i) the holders of a majority of the Founder Shares then outstanding, voting separately as a single class, (ii) the holders of a majority of the OTEC Class A Common Stock then outstanding, voting separately as a single class and (iii) the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock then outstanding, voting together as a single class vote “FOR” the Restated OTEC Charter Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Restated OTEC Charter Proposal.

The Business Combination is conditioned upon the approval of the Restated OTEC Charter Proposal (or the waiver thereof in accordance with the terms of the Merger Agreement). Notwithstanding the approval of the Restated OTEC Charter Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Restated OTEC Charter Proposal will not be effected. The OTEC board of directors will abandon the Restated OTEC Charter Proposal in the event the Business Combination is not consummated.

A copy of the Restated OTEC Charter, as will be in effect assuming approval of the Restated OTEC Charter Proposal and upon consummation of the Business Combination and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex D.

The Sponsor has agreed to vote the Founder Shares and any public shares owned by it in favor of the Restated OTEC Charter Proposal. See the section entitled “Sponsor Support Agreement” for more information.

Brokers are not entitled to vote shares on the Restated OTEC Charter Proposal absent voting instructions from the beneficial owner of those shares and, consequently, broker non-votes will have the effect of votes against the Restated OTEC Charter Proposal.

The Restated OTEC Charter Proposal is one of the Condition Precedent Proposals and, therefore, adoption of the Restated OTEC Charter Proposal is conditioned upon the approval and adoption of each of the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal and the Election of Directors Proposal – unless all five Condition Precedent Proposals are adopted, none of them will be adopted.

Resolution

“RESOLVED, that, subject to the occurrence of the Closing contemplated in the Agreement and Plan of Merger, dated as of May 2, 2023, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of July 7, 2023, by and among OTEC, Regentis, and Merger Sub, an Israeli company and a wholly-owned subsidiary of OTEC, a copy of which is attached to this proxy statement/prospectus as Annex A, the amendment and restatement of the Existing OTEC Charter as the Restated OTEC Charter attached as Annex D to this proxy statement/prospectus be approved, ratified and confirmed in all respects.”

Recommendation of OTEC’s Board of Directors

OTEC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OTEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESTATED OTEC CHARTER PROPOSAL.

The existence of financial and personal interests of one or more of OTEC’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of OTEC and its stockholders and what such director(s) may believe is best for themselves in determining to recommend that stockholders vote for the Condition Precedent Proposals. In addition, OTEC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See “The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL FOUR – THE GOVERNANCE PROPOSALS

Overview

Our stockholders are also being asked to vote on separate proposals in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis with respect to certain governance provisions in the Restated OTEC Charter, which is separately being presented. In the judgment of the OTEC board of directors, these provisions are necessary to adequately address the needs of the Post-Closing Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, OTEC and Regentis intend that the Restated OTEC Charter in the form set forth on Annex D will take effect at consummation of the Business Combination, assuming adoption of the Restated OTEC Charter Proposal.

(a)       Changes to Authorized Capital Stock

See “Proposal Three—The Restated OTEC Charter Proposal—Changes to Authorized Capital Stock” for a description and reasons for the amendment.

(b)       Increased Vote Required for Removal of Directors for Cause

See “Proposal Three—The Restated OTEC Charter Proposal—Increased Vote Required for Removal of Directors for Cause” for a description and reasons for the amendment.

(c)       Corporate Name Change

See “Proposal Three—The Restated OTEC Charter Proposal—Corporate Name Change” for a description and reasons for the amendment.

(d)       Removal of Blank Check Company Provisions

See “Proposal Three—The Restated OTEC Charter Proposal—Removal of Blank Check Company Provisions” for a description and reasons for the amendment.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Governance Proposals will not be presented at the special meeting. The approval of the Governance Proposals (on a nonbinding advisory basis) require the majority of the votes cast by the stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the special meeting.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, abstentions and broker non-votes will have no effect on the Governance Proposals.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on OTEC, Regentis or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, OTEC and Regentis intend that the Restated OTEC Charter, in the form set forth on Annex D and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Restated OTEC Charter Proposal.

The Sponsor has agreed to vote the Founder Shares and any public shares owned by it in favor of the Governance Proposals. See the section entitled “Sponsor Support Agreement” for more information.

Recommendation of the OTEC board of directors

THE OTEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE OTEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSALS.

The existence of financial and personal interests of one or more of OTEC’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of OTEC and its stockholders and what such director(s) may believe is best for themselves in determining to recommend that stockholders vote for the Condition Precedent Proposals. In addition, OTEC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See “The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL FIVE — THE EQUITY INCENTIVE PLAN PROPOSAL

General

Assuming the Business Combination Proposal, the Nasdaq Proposal and the Restated OTEC Charter Proposal and the Election of Directors Proposal are approved, stockholders are being asked to approve the Equity Incentive Plan attached hereto as Annex C. Up to [●] shares of Post-Closing Company Common Stock will initially be reserved for issuance under such Equity Incentive Plan, and additional shares will become available for issuance as described below under “Shares Subject to the Equity Incentive Plan.” The OTEC board of directors has approved the Equity Incentive Plan, subject to stockholder approval at the special meeting. Furthermore, the OTEC board of directors has adopted an Israeli Sub-Plan (designed to be qualified under the Israeli Income Tax Ordinance [New Version,] 1961, as amended, and the rules and regulations promulgated thereunder (collectively, the “Ordinance”) (“Israeli Sub-Plan”) under the Equity Incentive Plan for the grant of Awards (defined below) to participants who are Israeli Participants (as defined therein).

The Equity Incentive Plan is intended to replace Regentis’ 2009 Plan (as defined herein). We believe that stock-based Awards focus Participants (defined below) on the objective of creating stockholder value and promoting the success of the Post-Closing Company, and that incentive compensation plans like the proposed Equity Incentive Plan are an important attraction, retention and motivation tool for Participants in the plan. Therefore, the OTEC board of directors recommends that our stockholders approve the Equity Incentive Plan.

The principal terms of the Equity Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the Equity Incentive Plan, which appears as Annex C to this proxy statement/prospectus.

Purpose. The purpose of the Equity Incentive Plan is to promote the success of the Post-Closing Company by providing an additional means for us to attract, motivate, retain and reward eligible Participants through the grant of Awards. Such equity-based Awards are also intended to further align the interests of Award recipients and stockholders.

Eligibility. Employees, directors and independent contractors that provide services to the Post-Closing Company are eligible to participate in the Equity Incentive Plan (collectively, “Participants”). However, only employees of the Post-Closing Company or its subsidiaries (including upon the Closing, Regentis) will be eligible to receive incentive stock options. Approximately [●] employees and [●] directors would be eligible to participate in the Equity Incentive Plan.

Administration. Subject to applicable law, the Post-Closing Company’s Board of Directors or one or more committees appointed by the Board of Directors will administer the Equity Incentive Plan. The appropriate acting body, be it the Board of Directors or a committee is referred to in this proposal as the “Administrator”. The Administrator will have full authority to grant Awards under the Equity Incentive Plan and determine the terms of such Awards, including the persons to whom Awards are to be granted, the type and number of Awards to be granted and the number of shares of the Post-Closing Company Common Stock to be covered by each Award. Our Administrator will also have full authority to specify the time(s) that which Awards will be exercisable or settled.

Shares Subject to the Equity Incentive Plan.

Subject to approval, the Equity Incentive Plan will authorize up to [●] shares of the Post-Closing Company Common Stock for issuance pursuant to the terms of the Equity Incentive Plan. If and to the extent Awards granted under the Equity Incentive Plan terminate, expire, cancel, or are forfeited without being exercised and/or delivered, the shares subject to such Awards again will be available for grant under the Equity Incentive Plan. Additionally, to the extent any shares subject to an Award are tendered and/or withheld in settlement of any exercise price and/or any tax withholding obligation associated with that Award, those shares will not be available again for grant under the Equity Incentive Plan.

In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution to stockholders of the Post-Closing Company in the nature of a liquidating distribution or a distribution pursuant to a plan of dissolution, the Administrator has the discretion to make a proportionate adjustment to each outstanding Award that the Administrator considers appropriate, and the Administrator has the authority to adjust: (i) the number and kind of securities that may be received in respect of any Award under the Equity Incentive Plan; (ii) the number and kind of securities subject to outstanding Awards; (iii) the exercise price of outstanding options; and (iv) the fair market value of the common stock and other value determinations applicable to outstanding Awards, in each case in a manner that reflects equitably the effects of such event or transaction.

Awards. Awards granted under the Equity Incentive Plan may consist of incentive stock options, non-qualified stock options, stock appreciation rights (SARs), stock awards, stock units, performance shares, performance units or cash awards. Each Award is subject to the terms and conditions set forth in the Equity Incentive Plan and to those other terms and conditions specified by the Administrator (defined below) and memorialized in a written award agreement.

Stock Options

General. The Administrator may grant options qualifying as incentive stock options (“ISO”) within the meaning of Section 422 of the U.S. Internal Revenue Code (the “Code”) and/or Non-Qualified Stock Options (“NQSO”) in accordance with the terms and conditions set forth in the Equity Incentive Plan.

Term, Purchase Price, Vesting and Method of Exercise of Options. The Administrator shall specify the exercise price of any stock option granted under the Equity Incentive Plan; provided, however, that the exercise price shall not be less than the fair market value of the Post-Closing Company Common Stock on the date the option is granted.

The Administrator may determine the option exercise period for each option, subject to any limitations set forth in the Equity Incentive Plan. Vesting for each option will also be determined by the Administrator.

Generally, payment of the option price may be made (i) in cash, (ii) if permitted by the Administrator, in shares or other securities then owned by the Participant, subject to the option via net-share settlement whereby the cost to exercise the option is satisfied by share withholding, (iii) by a combination of the methods in (i) and (ii), (iv) by delivery of a properly executed exercise notice to the Post-Closing Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Post-Closing Company the amount of sale proceeds to pay the exercise price, or (v) by such other method as the Administrator may approve. The Participant must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of the Post-Closing Company Common Stock will not be issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid.

SARs

The Administrator is authorized to grant stock appreciation rights (“SARs”) pursuant to the terms of the Equity Incentive Plan. Upon exercise of a SAR, the participant is entitled to receive an amount equal to the excess of (x) the fair market value of the shares of the Post-Closing Company Common Stock or other specified valuation of a specified number of shares of common stock on the date the SAR is exercised over (y) the fair market value of the shares of the Post-Closing Company Common Stock or other specified valuation (which shall be no less than the fair market value of the common stock) of such shares of common stock on the date the SAR is granted. Such amount may be paid in cash, shares of the Post-Closing Company Common Stock or a combination of both as determined by the Administrator.

Stock Awards

The Administrator is authorized to grant awards of stock pursuant to the terms of the Equity Incentive Plan as additional compensation or in lieu of other compensation for services to the Post-Closing Company. With respect to the shares of common stock subject to a stock Award, the Participant will have all of the rights of a holder of shares of common stock, including the right to receive dividends and to vote the shares, unless the Administrator determines otherwise on the date of grant.

Stock Units

The Administrator is authorized to issue stock units pursuant to the terms of the Equity Incentive Plan. A stock unit is a hypothetical share of common stock represented by a notional account established and maintained (or caused to be established and maintained) by the Post-Closing Company for the Participant who receives a grant of stock units. A stock unit granted by the Administrator will provide for payment in shares of common stock at such time or times as the award agreement shall specify.

Performance Awards

The Equity Incentive Plan provides for performance based awards, the grant or vesting of which is dependent upon attainment of objective performance targets relative to certain performance measures. The Administrator may use the following performance measures (either individually or in any combination) to set performance goals with respect to such performance based awards: net sales; pretax income before allocation of corporate overhead and bonus; budget; cash flow; earnings per share; net income; financial goals; return on stockholders’ equity; return on assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly-traded securities of the Post-Closing Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; and/or reductions in costs.

Cash Awards

The Administrator is authorized to grant cash awards pursuant to the terms of the Equity Incentive Plan as additional compensation or in lieu of other compensation for services to the Post-Closing Company.

Amendment and Termination of the Equity Incentive Plan

The Administrator may amend, alter or discontinue the Equity Incentive Plan at any time. However, any suspension or termination that would result in a reduction of the amount of any outstanding Award or adversely change the terms and conditions thereof and any amendment that may adversely affect the rights of any Participant under any outstanding Award will require the Participant’s consent. Moreover, any amendment that requires stockholder approval to comply with any applicable law or the rules of any national securities exchange or other market system on which the Post-Closing Company’s securities are then traded and any amendment that increases the maximum number of shares issuable under the Equity Incentive Plan will be subject to approval by the Post-Closing Company stockholders. No Award may be granted after the date which is ten years from the effective date of the Equity Incentive Plan. Thereafter, the Equity Incentive Plan will remain in effect for the purposes of outstanding Awards until all such Awards have been satisfied or are terminated under the terms of the Equity Incentive Plan or the applicable award agreement.

Accelerated Vesting Upon a Change in Control

Notwithstanding any other provision of the Equity Incentive Plan to the contrary, and without limiting the powers of the Administrator under the Equity Incentive Plan, if there is a Change in Control of the Post-Closing Company, the vesting date and/or payout of each outstanding Award will be accelerated so that each such award will, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such Award. “Change in Control of the Post-Closing Company” or “Change in Control” means the occurrence of any of the following events:

(a)	any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, or any successor section thereto, (other than (i) the Post-Closing Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Post-Closing Company, (iii) any subsidiaries of the Post-Closing Company, or (iv) any company owned, directly or indirectly, by the stockholders of the Post-Closing Company in substantially the same proportions as their ownership of stock of the Post-Closing Company becomes, either alone or together with such Person’s Affiliates and Associates (each as defined in the Equity Incentive Plan), the Beneficial Owner (as defined in the Equity Incentive Plan), directly or indirectly, of securities of the Post-Closing Company representing 50% or more of the combined voting power of the Post-Closing Company’s then-outstanding securities;

(b)	during any period of 24 months, individuals who at the beginning of such period constitute the Post-Closing Company board of directors, and any new directors whose election by such board of directors or nomination for election by the Post-Closing Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)	the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Post-Closing Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Post-Closing Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Post-Closing Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)	the stockholders of the Post-Closing Company approve a plan of complete liquidation of the Post-Closing Company or an agreement for the sale or disposition by the Post-Closing Company of all or substantially all of the Company’s assets.

Upon the consummation of any Change in Control, all outstanding awards under the Equity Incentive Plan will, to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof.

New Plan Benefits

As discussed in the sections entitled “Management Following the Business Combination—Post-Combination Company Director Compensation and —Executive Chairman Compensation Arrangement,” each non-employee director will be entitled to receive an initial award of stock options under the Equity Incentive Plan to purchase 75,000 shares of Post-Closing Company Common Stock for an aggregate of [●] shares, and the Executive Chairman is expected to be issued 958,161 restricted stock units (“RSUs”) to be vested and settled into Post-Closing Company Common Stock. Furthermore, because other future Awards under the Equity Incentive Plan will be granted at the discretion of the Administrator, the dollar value and number of any additional plan benefits, which will be received by or allocated to any of the Post-Closing Company’s executive officers, directors or employees cannot be determined at this time.

Interest of Certain Persons in the Adoption of the Equity Incentive Plan

Regentis’ current directors and executive officers and the director nominees have an interest in the proposal to adopt the Equity Incentive Plan Amendment, as each is eligible to receive Awards under the Equity Incentive Plan. Other than as described above, the benefits that will be received by or allocated to eligible persons under the Equity Incentive Plan, including each of the current directors, executive officers and employees are discretionary and are not determinable at this time.

Other terms

Pursuant to the Israeli Sub-Plan, the Post-Closing Company may make Awards pursuant to Section 102 of the Ordinance and section 3(I) of the Ordinance, based on entitlement and compliance with the terms for receiving options under these sections of the Ordinance. Section 102 of the Ordinance provides to employees, directors and officers who are not controlling shareholders (i.e., such persons are not deemed to hold 10% of the Post-Closing Company’s capital stock, or to be entitled to 10% of the Post-Closing Company’s profits or to appoint a director to the Post-Closing Company board of directors) and are Israeli residents, favorable tax treatment for compensation in the form of shares or options issued or granted, as applicable, to a trustee under the “capital gains track” for the benefit of the applicable employee, director or officer and are (or were) to be held by the trustee for at least two years after the date of grant. Awards granted under Section 102 of the Ordinance will be deposited with a trustee appointed by the Post-Closing Company in accordance with Section 102 of the Ordinance and the relevant income tax regulations and guidelines.

Options granted under the Israeli Sub-Plan are subject to applicable vesting schedules and generally expire 10 years from the grant date.

U.S. Federal Income Tax Consequences of Awards under the Equity Incentive Plan

Set forth below is a general description of the U.S. federal income tax consequences relating to Awards granted under the Equity Incentive Plan. Participants are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

NQSOs. There are no U.S. federal income tax consequences to participants or to the Post-Closing Company upon the grant of a NQSO. Upon the exercise of a NQSO, Participants will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO and the Post-Closing Company generally will be entitled to a corresponding federal income tax deduction at that time. Upon the sale of shares acquired by exercise of a NQSO, a Participant will have a capital gain or loss (long-term or short-term depending upon the length of time the shares were held) in an amount equal to the difference between the amount realized upon the sale and the Participant’s adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the Participant at the time of exercise of the NQSO).

ISOs. Participants will not be subject to U.S. federal income taxation upon the grant or exercise of an ISO and the Post-Closing Company will not be entitled to a federal income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option exercise price is an item of tax preference subject to the alternative minimum tax. A sale of shares acquired by exercise of an ISO that does not occur within one year after the exercise or within two years after the grant of the ISO generally will result in the recognition of long-term capital gain or loss equal to the difference between the amount realized on the sale and the option exercise price and we will not be entitled to any tax deduction in connection therewith.

If such sale occurs within one year from the date of exercise of the ISO or within two years from the date of grant, also known as a disqualifying disposition, the Participant generally will recognize ordinary income equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the exercise price, or the excess of the amount realized on the sale of the shares over the exercise price. The Post-Closing Company generally will be entitled to a tax deduction on a disqualifying disposition corresponding to the ordinary compensation income recognized by the Participant.

SARs. The Participant will not recognize any U.S. taxable income upon the grant of a SAR. Upon the exercise of a SAR, the Participant will recognize ordinary compensation income equal to the value of the shares of the Post-Closing Company Common Stock and/or cash received upon such exercise, and the Post-Closing Company will be entitled to a corresponding deduction. Shares received in connection with the exercise of a SAR will have a tax basis equal to their fair market value on the date of transfer, and the holding period of the shares will commence on that date for purposes of determining whether a subsequent disposition of the shares will result in long-term or short-term capital gain or loss.

Restricted Stock. A Participant normally will not recognize U.S. taxable income upon the award of restricted stock, and the Post-Closing Company will not be entitled to a deduction, until such stock is transferable by the Participant or is no longer subject to a substantial risk of forfeiture for federal tax purposes, whichever occurs earlier. When the shares of common stock are either transferable or is no longer subject to a substantial risk of forfeiture, the Participant will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the shares of common stock subject to the Award at that time and the amount paid by the Participant for the shares, if any. The Post-Closing Company will be entitled to a deduction equal to the income recognized by the Participant.

A Participant may, however, elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the difference between the fair market value of the shares of common stock subject to the Award at that time, determined without regard to any restrictions, and the amount paid by the Participant for the shares, if any.

In this event, the Post-Closing Company will be entitled to a deduction equal to the amount recognized as compensation by the Participant in the same year. In addition, in this event, the Participant will not be required to recognize any taxable income upon vesting of the shares. Any gain or loss recognized by the Participant upon subsequent disposition of the shares of common stock will be capital gain or loss (long-term or short-term, depending on how long the shares were held). If, after making the election, any share of common stock subject to an award is forfeited, the Participant will not be entitled to any tax deduction or tax refund.

RSUs. A Participant will not recognize U.S. taxable income upon the grant of a RSU Award, and the Post-Closing Company will not be entitled to a deduction, until the shares and/or cash with respect to the Award are transferred to the Participant, generally at the end of the vesting period. At the time of transfer, the Participant will recognize ordinary income equal to the value of the shares of common stock and/or cash. The Post-Closing Company will be entitled to a deduction equal to the income recognized by the Participant. The subsequent disposition of shares acquired pursuant to a RSU Award will result in capital gain or loss (based upon the difference between the price received upon disposition and the Participant’s basis in those shares— i.e., generally, the market value of the shares at the time of their distribution).

Compliance with Section 409A of the Code

Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes requirements applicable to “nonqualified deferred compensation plans,” including rules relating to the timing of deferral elections and elections with regard to the form and timing of benefit distributions, prohibitions against the acceleration of the timing of distributions, and the times when distributions may be made, as well as rules that generally prohibit the funding of nonqualified deferred compensation plans in offshore trusts or upon the occurrence of a change in the employer’s financial health. If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the plan is or becomes immediately taxable to the extent that it is not subject to a substantial risk of forfeiture and was not previously taxable. The tax imposed as a result of these rules would be increased by interest at a rate equal to the rate imposed upon tax underpayments plus one percentage point, and an additional tax equal to 20% of the compensation required to be included in income. Some of the Awards to be granted under the Equity Incentive Plan may constitute deferred compensation subject to the Section 409A requirements, including, without limitation, deferred stock. It is intended that any Award agreement that will govern awards subject to Section 409A will comply with these rules.

Vote Required for Approval of the Equity Incentive Plan

The approval of the Equity Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the OTEC Class A common stock and OTEC class B common stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class represented “in person” or by proxy, assuming that a quorum is present. Abstentions will have no effect on the Equity Incentive Plan Proposal. Broker non-votes will have no effect with respect to the approval of Equity Incentive Plan Proposal.

The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal and the Election of Directors Proposal.

Recommendation of OTEC’s Board of Directors

OTEC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OTEC STOCKHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of OTEC’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of OTEC and its stockholders and what such director(s) may believe is best for themselves in determining to recommend that stockholders vote for the Condition Precedent Proposals. In addition, OTEC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See “The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

 PROPOSAL SIX — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Currently, the OTEC Board of Directors consists of five members, namely: Surendra Ajjarapu, Michael Peterson, Donald Fell, Venkatesh Srinivasan, and Siva Saravanan, appointed on March 13, 2023.

Assuming the Condition Precedent Proposals are approved and adopted, stockholders are being asked to elect, effective as of the Effective Time, seven directors to serve staggered terms on the Post-Closing Company board of directors in accordance with the Restated OTEC Charter until the first, second and third annual meetings of stockholders following the Closing, as applicable, and until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

Pursuant to the Agreement and Plan of Merger, the Parties agreed to take all necessary action to designate and appoint to the Post-Closing Company board of directors as follows:

(i)	six directors to be designated prior to the Closing by Regentis, the majority of whom must be considered “independent” under Nasdaq requirements;

(ii)	one director to be designated prior to the Closing by OTEC, who must be considered “independent” under Nasdaq requirements;

(iii)	comply with the diversity standards then-applicable to directors of companies listed on Nasdaq; and

(iv)	allocate into classes on any classified board of directors mutually acceptable to Regentis and OTEC, which composition will at all times comply with all rules, regulations and requirements (including but not limited to all director independence and corporate governance rules) of each of the Israeli Companies Law and Nasdaq.

Consistent with the aforesaid provisions of the Agreement and Plan of Merger (including Regentis’ notice of designation to us), the OTEC Board of Directors has nominated the following to serve as directors: Class I: Surendra Ajjarapu, Pini Ben Elazar and Susan Alpert, Class II: [●]  and Keith Valentine, and Class III: Ehud Geller and Jeff Dykan. Information for each nominee is set forth in the sections entitled “Management Following the Business Combination”.

Vote Required for Approval

Under the Existing OTEC Charter, the election of directors under the Election of Directors Proposal requires the election of directors to be determined by the holders of a plurality of the outstanding OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class, subject to the rights of the holders of any preferred stock, voting separately by class or series, to elect directors pursuant to the terms thereof. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Abstentions will have no effect on the Election of Directors Proposal. Broker non-votes will have no effect with respect to the approval of the Election of Directors Proposal.

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal, the Restated OTEC Charter Proposal and the Equity Incentive Plan Proposal.

Recommendation of OTEC’s Board of Directors

OTEC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OTEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ELECTION OF DIRECTORS PROPOSAL.

The existence of financial and personal interests of one or more of OTEC’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of OTEC and its stockholders and what such director(s) may believe is best for themselves in determining to recommend that stockholders vote for the Condition Precedent Proposals. In addition, OTEC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See “The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

PROPOSAL SEVEN — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow OTEC’s board of directors to adjourn the special meeting to a later date or dates, if necessary. In no event will OTEC solicit proxies to adjourn the special meeting or consummate the Transactions beyond the date by which it may properly do so under the Existing OTEC Charter and Delaware law. The purpose of the Adjournment Proposal is to provide more time to meet the requirements that are necessary to consummate the Transactions. See the section titled “Proposal One — The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination.”

Consequences If the Adjournment Proposal Is Not Approved

If the Adjournment Proposal is presented to the meeting and is not approved by the stockholders, OTEC’s board of directors may not be able to adjourn the special meeting to a later date or dates. In such event, the Transactions would not be completed.

Required Vote

Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the OTEC Class A Common Stock and OTEC Class B Common Stock entitled to vote and actually cast thereon at the special meeting, voting together as a single class. Abstentions and broker non-votes will have no effect on approval of the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon adoption of any of the other proposals.

Recommendation of OTEC’s Board of Directors

OTEC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OTEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of OTEC’s directors may result in a conflict of interest on the part of such director(s) between what such director(s) may believe is in the best interests of OTEC and its stockholders and what such director(s) may believe is best for themselves in determining to recommend that stockholders vote for the Condition Precedent Proposals. In addition, OTEC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See “The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” for a further discussion of these considerations.

THE AGREEMENT AND PLAN OF MERGER

For a discussion of the Business Combination structure and merger consideration provisions of the Agreement and Plan of Merger, see the section entitled “Proposal One – The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Agreement and Plan of Merger is qualified by reference to the complete text of the Agreement and Plan of Merger, a copy of which is attached as Annex A to this proxy statement/prospectus. All OTEC stockholders are encouraged to read the Agreement and Plan of Merger in its entirety for a more complete description of the terms and conditions of the Business Combination.

The Agreement and Plan of Merger summary below is included in this proxy statement/prospectus only to provide you with information regarding the terms and conditions of the Agreement and Plan of Merger and not to provide any other factual information regarding OTEC, Regentis or their respective businesses. Accordingly, the representations and warranties and other provisions of the Agreement and Plan of Merger should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus.

Closing and Effective Time of the Transactions

Subject to the satisfaction and waiver of the Closing conditions set forth in the Agreement and Plan of Merger, the Closing will take place electronically by the mutual exchange of signatures, as promptly as practicable, but in no event later than the third business day following the satisfaction of (or, to the extent permitted by law, the waiver of) the Closing conditions set forth in the Agreement and Plan of Merger (the “Closing Date”) and summarized below under the subsection entitled “The Agreement and Plan of Merger—Conditions to Closing of the Transactions,” unless OTEC and Regentis agree in writing to another time or unless the Agreement and Plan of Merger is terminated pursuant to its terms. The Transactions are expected to be consummated promptly after the special meeting of OTEC’s stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Agreement and Plan of Merger contains representations and warranties of OTEC relating, among other things, to:

●	organization and standing;
●	authorization, delivery and enforceability of the Agreement and Plan of Merger and the Ancillary Documents;
●	governmental approvals;
●	no conflicts;
●	capitalization;
●	subsidiaries;
●	SEC filings and OTEC financial statements;
●	absence of certain changes;
●	compliance with laws;
●	Actions, orders and permits;
●	taxes and returns;
●	employees and employee benefit plans;
●	properties;
●	material contracts;
●	transactions with affiliates;
●	Investment Company Act;
●	ownership of Merger Consideration;
●	opinion of financial advisor;
●	finders and brokers;
●	certain business practices;
●	insurance;
●	information supplied;
●	independent investigation; and
●	Trust Account.

Particularly, given that Regentis is an Israeli company, OTEC provided a representation and warranty that no consent of or with any governmental authority on the part of OTEC or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by OTEC or Merger Sub of the Merger Agreement and each Ancillary Document to which it is a party, or will be a party, or the consummation by OTEC or Merger Sub of the Transactions, other than (a) pursuant to consents to be obtained pursuant to the Antitrust Laws, (b) such other filings expressly contemplated by the Merger Agreement, including the IIA Undertaking, (c) any filings required to be made with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of OTEC or Merger Sub to consummate the Transactions.

The Agreement and Plan of Merger contains representations and warranties of Regentis and its subsidiaries relating, among other things, to:

●	organization and standing;
●	authorization, delivery and enforceability of the Agreement and Plan of Merger and the Ancillary Documents;
●	Capitalization
●	subsidiaries;
●	governmental approvals;
●	no conflicts;
●	absence of certain changes;
●	compliances with laws;
●	company permits;
●	litigation;
●	material contracts;
●	intellectual property;
●	privacy and data security;
●	taxes and returns;
●	real property;
●	personal property;
●	employee matters;
●	healthcare matters;
●	benefit plans;
●	environmental matters;
●	transactions with related persons;
●	insurance;
●	books and records;
●	top customers and vendors;
●	certain business practices;
●	Investment Company Act;
●	finders and brokers;
●	information supplied; and
●	independent investigation.

Particularly, given that Regentis is an Israeli company, Regentis provided the following representations and warranties, except as otherwise disclosed to OTEC:

●	With respect to governmental approvals, no consent of any governmental authority on the part of Regentis is required to be obtained or made in connection with the execution, delivery or performance by Regentis of the Merger Agreement or any Ancillary Documents or the consummation by Regentis of the Transactions other than (a) such consents expressly contemplated by the Merger Agreement, including the IIA Notice, (b) pursuant to consents to be obtained pursuant to the antitrust laws expressly contemplated by the Merger Agreement and (c) those consents or approvals the absence of which would not prevent, materially delay or materially impair the ability of Regentis to consummate the Transactions.
●	With respect to compliance with laws, except as otherwise disclosed, Regentis is not in material conflict or material non-compliance with, or in material default or material violation of, any applicable laws by which it or any of its properties, assets, officers or directors (solely in their capacity as representatives of Regentis), employees or consultants, business or operations are or were bound or affected. Regentis has adhered, in all material respects, with all reporting and other obligations vis-à-vis the Israel Innovation Authority (previously known as the Office of the Chief Scientist at the Israeli Ministry of Economy) and has not materially breached any obligations it may have vis-à-vis the IIA, inter-alia, pursuant to the Innovation Law.
●	Regentis has not been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.
●	Regentis, as required to be registered for purposes of Israeli value added tax is duly registered and has materially complied with all requirements concerning Israeli value added tax;.
●	Regentis is not benefiting (or has benefited) from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959, and has not retained earnings that would be subject to Israeli corporate tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA) in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.
●	Regentis has not performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance, a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign tax law, and including with respect to VAT.
●	Regentis currently complies and has always complied in the past with all the relevant requirements of Section 102 of the Ordinance (including the relevant sub-section of Section 102 and the requirements and guidance of ITA), with respect to any option issued pursuant to the provisions of such section.
●	Regentis is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of such Part E2 or otherwise.
●	With respect to each Regentis benefit plan: (i) such plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable laws; (ii) no breach of fiduciary duty has occurred; (iii) no action is pending or threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments required to be made with respect to a plan have been timely and fully made; (v) each of Regentis’ liability towards employees regarding pension arrangements, severance pay, accrued vacation, recreation pay and contributions to all pension plans and/or benefit plan are fully funded or, solely with respect to accrued vacation, recreation pay, in case that such are not fully funded, are adequately reserved in accordance with GAAP and are reflected on Regentis’ financials; (vi) Section 14 of the Israel Severance–Pay Law – 1963 (“Section 14 Arrangement”) was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding mandatory pension arrangement regarding all Regentis’ employees; and (vii) no plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. Regentis has not incurred any obligation in connection with the termination of, or withdrawal from, any benefit plan.

Covenants

Each party agreed in the Agreement and Plan of Merger to use its reasonable best efforts to cooperate with the other parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate the Business Combination and to comply as promptly as practicable with all requirements of governmental authorities applicable to the Transactions.

The Agreement and Plan of Merger also contains certain customary covenants by each of the parties during the period between the signing of the Agreement and Plan of Merger and the earlier of the Closing or the termination of the Agreement and Plan of Merger in accordance with its terms (the “Interim Period”), including, among other things, those relating to: (i) providing access to their properties, books and personnel (subject to certain exceptions); (ii) delivery by Regentis to OTEC of final audited financial statements and unaudited interim financial statements; (iii) timely filing of OTEC’s public filings with the SEC and compliance with the applicable securities laws; (iv) utilizing reasonable best efforts to minimize the amount of funds the Trust Account paid to OTEC’s stockholders in connection with any redemption by public stockholders of their public shares; (v) no insider trading; (vi) notifications of certain breaches, consent requirements and other matters; (vii) further assurances; (viii) the preparation and filing of the Registration Statement as described in more detail below, (ix) public announcements; and (x) confidentiality obligations. Each party also agreed during the Interim Period not to solicit or enter into any inquiry, proposal or offer, or any indication of interest in making an offer or proposal for an alternative competing transactions, to notify the others as promptly as practicable in writing of the receipt of any inquiries, proposals or offers, requests for information or requests relating to an alternative competing transaction or any requests for non-public information relating to such transaction, and to keep the other party informed of the status of any such inquiries, proposals, offers or requests for information.

OTEC and Regentis have also agreed to use commercially reasonable efforts to (i) conduct their respective businesses, in all material respects, in the ordinary course of business, (ii) comply with all laws applicable to each party and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations.

OTEC and Regentis have agreed that, unless otherwise contemplated under the Agreement and Plan of Merger or any Ancillary Document or required by applicable law, and subject to certain disclosed exceptions, neither Regentis nor its subsidiaries will take the following actions during the Interim Period, among others, except as consented to in writing by OTEC (such consent, not to be unreasonably withheld, conditioned or delayed), and except for COVID-19 actions which in the reasonable judgment of Regentis (after consultation with OTEC) are required to be taken or implemented by Regentis or any of its subsidiaries:

●	amend, waive or otherwise change, in any respect, its organizational documents;
●

except in connection with the exercise, adjustment or replacement of options outstanding as of the date of the Agreement and Plan of Merger or the grant of options to employees in the ordinary course of business consistent with past practices, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

●

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	other than in the ordinary course of business, incur, create, assume, prepay or otherwise become liable for any indebtedness;
●

other than in the ordinary course of business, (A) increase the wages, salaries or compensation of its employees, or (B) materially increase other benefits of employees generally, or (C) enter into, establish, materially amend or terminate any benefit plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of the Agreement and Plan of Merger, in each case, other than as required by applicable law, pursuant to the terms of any benefit plans;

●

except in the ordinary course of business, (i) make or rescind any material election relating to taxes; (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes; (iii) file any amended tax return or claim for refund; (iv) make any material change in its accounting or tax policies or procedures; or (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of taxes may be issued (other than any extension pursuant to an extension to file any tax return); in each case except as required by applicable law or in compliance with GAAP or otherwise;

●

terminate (other than expiration in accordance with its terms), waive or assign to any person that is not a target company any material right under any material contract or enter into any contract that would be a material contract, in any case outside of the ordinary course of business;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

●	enter into any new line of business;
●

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

●	revalue any of its assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or applicable laws and after consulting with such party’s outside auditors;

●

waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Agreement and Plan of Merger or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such party or its affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Regentis’ financials;

●	close or materially reduce its activities;
●

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of Business Combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
●

other than in the ordinary course of business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (other than Permitted Liens (as defined in the Agreement and Plan of Merger));

●	enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any target company;
●

enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any related person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business); or

●	authorize or agree to do any of the foregoing actions.

OTEC and Regentis have agreed that, unless otherwise contemplated under the Agreement and Plan of Merger or any Ancillary Document or required by applicable law, and subject to certain disclosed exceptions, OTEC and Merger Sub will not take the following actions during the interim period from the date of the Agreement and Plan of Merger through the earlier of the Closing or the valid termination of the Agreement and Plan of Merger pursuant to its terms, among others, except as consented to in writing by Regentis (such consent not to be unreasonably withheld, conditioned or delayed):

●	amend, waive or otherwise change, in any respect, its organizational documents, except to exercise the Extension Option (as set forth in the Agreement and Plan of Merger);

●

authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

●

split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

●	incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) other than Working Capital Loans;
●

make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

●	amend, waive or otherwise change the Trust Agreement in any manner;
●	terminate, waive or assign any material right under any material contract of OTEC or enter into any contract that would be a material contract of OTEC, in any case outside of the ordinary course of business consistent with past practice;

●	fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
●	establish any subsidiary or enter into any new line of business;
●

fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

●	revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting OTEC’s outside auditors;
●

waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Agreement and Plan of Merger or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, OTEC or its Subsidiary), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in OTEC financials;

●

acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of Business Combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

●	make capital expenditures;
●

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Agreement and Plan of Merger);

●

voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding for the avoidance of doubt, incurring any OTEC Transaction Expenses) other than pursuant to the terms of a contract in existence as of the date of the Agreement and Plan of Merger or entered into in the ordinary course of business or in accordance with the terms of the Agreement and Plan of Merger during the Interim Period;

●

sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

●	enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

●

take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Agreement and Plan of Merger; or

●	authorize or agree to do any of the foregoing actions.

In addition, OTEC and Regentis agreed that OTEC will prepare with the reasonable assistance of Regentis, and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including this proxy statement/prospectus (the “Registration Statement”) in connection with the registration under the Securities Act of OTEC Class A Common Stock to be issued under the Agreement and Plan of Merger as the Merger Consideration.

Subject to the ICL, Regentis and the Merger Sub will (and OTEC will cause Merger Sub to), as applicable, take the following actions within the applicable timeframes set forth in the Merger Agreement:

●	as promptly as practicable following the date of the Merger Agreement, cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to OTEC and Regentis (the “Merger Proposal”) to be executed in accordance with the ICL;

●	within three days after calling of the Regentis Shareholders’ Meeting in accordance with the terms of the Merger Agreement, deliver and file the Merger Proposal with the Companies Registrar in accordance with the ICL;

●	following the date on which the Merger Proposal is submitted to the Companies Registrar (the “Merger Proposal Submission Date”), to the extent applicable with respect to each of Regentis and Merger Sub:

○	publish a notice to their respective creditors with respect to the Merger Proposal;

○	within three days after the Merger Proposal Submission Date, cause a copy of the Merger Proposal to be delivered to their respective secured creditors, if any;

○	within three business days after the Merger Proposal Submission Date, send to Regentis’ and Merger Sub’s “employees committee” (Va’ad Ovdim), if any, or display a copy of the published notice in a prominent place at Regentis’ and, if applicable, Merger Sub’s, premises; and

○	within four business days after the Merger Proposal Submission Date, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that Regentis or Merger Sub, as applicable, is aware of, which shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal;

●	promptly after Regentis and Merger Sub, as applicable, shall have complied with the preceding steps, but in any event no more than three days following the date on which the notice referred to above was sent to their respective secured creditors, if any, Regentis and Merger Sub shall inform the Companies Registrar that notice was given to such respective creditors, if any, under the ICL;

●	not later than three days after (A) the date on which the Required Company Shareholder Approval (as defined in the Merger Agreement) is received, Regentis shall inform the Companies Registrar of such approval, and (B) the date on which the sole shareholder of Merger Sub approves the Merger, Merger Sub shall inform the Companies Registrar of such approval;

●	in accordance with the customary practice of the Companies Registrar, Regentis and Merger Sub shall (and OTEC shall cause Merger Sub to) deliver to the Companies Registrar the notice of the contemplated Merger and the proposed date of the Closing and the subsequent notice of the occurrence of the Closing, including affidavits stating that no shareholder or creditor of Regentis or Merger Sub, as applicable, nor any antitrust authority has objected to the Merger; and

●	no later than three days after the date of approval of the Merger by the sole shareholder of Merger Sub, Merger Sub shall inform the Companies Registrar of such approval in accordance with the Merger Agreement.

Conditions to Closing of the Transactions

Conditions to Each Party’s Obligations

The respective obligations of each party to the Agreement and Plan of Merger to consummate the transactions contemplated by the Agreement and Plan of Merger are subject to the satisfaction of the following mutual conditions (each of which can be waived if permitted by applicable law and waived by both OTEC and Regentis in writing):

●	any waiting period (and any extension thereof) applicable to the consummation of the Agreement and Plan of Merger under any applicable antitrust laws shall have expired or been terminated;
●	all consents required to be obtained from or made with any governmental authority in order to consummate the Transactions shall have been obtained or made;
●	the requisite approval of Regentis’ shareholders shall have been obtained;
●	the requisite approval of OTEC’s stockholders shall have been obtained;
●	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and which has the effect of making the transactions or agreements contemplated by the Agreement and Plan of Merger illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by the Agreement and Plan of Merger;
●	the Company shall have obtained the 103K Tax Ruling;
●	the members of the post-Closing OTEC board of directors shall have been elected or appointed as of the Closing in accordance with the Agreement and Plan of Merger;
●	the Registration Statement shall have been declared effective and no stop order or similar order shall be in effect with respect to the Registration Statement;
●	OTEC’s listing application with Nasdaq in connection with the Business Combination and the Merger Consideration shall have been approved, subject to official notice of issuance; and
●	50 days will have elapsed after the filing of the Business Combination with the Israel Companies Registrar and 30 days will have elapsed after the approval of the Business Combination by Regentis’ shareholders at the Regentis shareholders’ meeting.

Other Conditions to the Obligations of OTEC and Merger Sub

The obligations of OTEC and Merger Sub to consummate the Transactions are subject to the satisfaction of the following further conditions (each of which can be waived by OTEC in writing):

●	the representations and warranties of Regentis set forth in the Agreement and Plan of Merger regarding capitalization being true and correct in all respects as of the date of the Agreement and Plan of Merger and, except for the issuance of securities to the PIPE Investors (if any) pursuant to their Subscription Agreements, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis;

●	the representations contained in the Agreement and Plan of Merger regarding absence of certain changes being true and correct in all respects as of the date of the Agreement and Plan of Merger and as of the Closing Date, as though made as of such time;
●	the other representations and warranties of Regentis set forth in the Agreement and Plan of Merger being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth in the Agreement and Plan of Merger) in all respects as of the Closing Date (or, if given as of an earlier date, as of such earlier date, in which case such representation and warranty shall be true and correct in all respects), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect;
●	Regentis having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Agreement and Plan of Merger prior to the Closing;
●	since the date of the Agreement and Plan of Merger, no material adverse effect with respect to Regentis or any of its subsidiaries shall have occurred;
●	the Company shall have, at least 14 days prior to the Closing, submitted to the IIA the IIA Notice;
●	OTEC having received a certificate executed by an authorized officer of Regentis confirming that certain conditions specified in the Agreement and Plan of Merger have been satisfied;
●	OTEC having received a certificate of the secretary or equivalent officer of Regentis certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of Regentis authorizing the execution, delivery, and performance of the Agreement and Plan of Merger and the Transactions, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the Transactions;
●	OTEC shall have received a good standing certificate for Regentis and each of its subsidiaries;
●	the Registration Rights Agreement shall be in full force and effect in accordance with the terms set forth in Exhibit D to Annex A and duly executed by Regentis’ shareholders party thereto; and
●	the Lock-Up Agreement shall be in full force and effect and in accordance with the terms set forth in Exhibit B of Annex A and duly executed by Regentis and the Regentis shareholders party thereto.

Other Conditions to the Obligations of Regentis

The obligations of each of Regentis to consummate the Transactions are subject to the satisfaction of the following further conditions (each of which can be waived by Regentis in writing):

●	the representations and warranties of OTEC set forth in the Agreement and Plan of Merger regarding capitalization being true and correct in all respects as of the date of the Agreement and Plan of Merger and, except for the issuance of securities to the PIPE Investors (if any) pursuant to their Subscription Agreements and any redemptions, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis;
●	the representations contained of OTEC set forth in the Agreement and Plan of Merger regarding absence of certain changes being true and correct in all respects as of the date of the Agreement and Plan of Merger and as of the Closing Date, as though made as of such time;
●	the representations and warranties of OTEC set forth in the Agreement and Plan of Merger, regarding organization and standing, authorization and finders and brokers, respectively, being true and correct in all material respects as of the as of the date of the Agreement and Plan of Merger and as of the Closing Date, as though made as of such time;
●	all of the other representations and warranties of OTEC set forth in the Agreement and Plan of Merger shall be true and correct on and as of the Closing Date as if made on the Closing Date, except where failure of such representations and warranties to be true and correct, taken as a whole, does not cause a material adverse effect with respect to OTEC;
●	OTEC having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Agreement and Plan of Merger prior to the Closing;
●	since the date of the Agreement and Plan of Merger, no Material Adverse Effect has occurred that is continuing with respect to OTEC;
●	the directors and officers of OTEC shall have resigned or otherwise been removed, effective as of or prior to the Closing;

●	the Available Closing OTEC Cash shall be equal or greater than an aggregate amount equal to or greater than $6,000,000 (after payment of expenses);
●	OTEC shall have submitted to the IIA the IIA Undertaking;
●	Regentis having received a certificate executed by an authorized officer of OTEC confirming that certain conditions specified in the Agreement and Plan of Merger have been satisfied or waived;
●	the Registration Rights Agreement shall be in full force and effect in accordance with the terms set forth in Exhibit D to Annex A and duly executed by Sponsor; and
●	the Lock-Up Agreement shall be in full force and effect and in accordance with the terms set forth in Exhibit B of Annex A and duly executed by OTEC.

Regentis and OTEC expect that any mutually acceptable adjustment to the Closing Cash Condition would be based upon their assessment of a series of factors which include (although none has a particular predefined assigned weight): the amount of expected redemptions of OTEC’s publicly held shares in connection with the Closing, the amount of funds raised by Regentis prior to Closing, the amount of funds expected to be raised by OTEC from PIPE Investments, the post-Closing cash needs of the Post-Closing Company and the Post-Closing Company’s prospects of raising additional capital after Closing. Regentis and OTEC have no plans to adjust the Closing Cash Condition as of the date of this proxy statement/prospectus.

Termination Provisions

The Agreement and Plan of Merger may be terminated at any time prior to the Closing of the Business Combination, as follows:

●	by mutual written consent of OTEC and Regentis;

●	by written notice by OTEC or Regentis if any of the conditions to Closing summarized above have not been satisfied or waived by the Outside Date; provided, however, that the right to terminate the Agreement and Plan of Merger shall not be available to a party if the breach or violation by such party or its affiliates of any representation, warranty, covenant or obligation under the Agreement and Plan of Merger was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

●	by written notice by either OTEC or Regentis if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable;

●	by written notice by Regentis to OTEC, if (i) there has been a breach by OTEC of any of its representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger, or if any representation or warranty of OTEC shall have become untrue or inaccurate, in any case, which would result in a failure of a Closing condition by OTEC set forth in the Agreement and Plan of Merger to be satisfied (treating the Closing Date for such purposes as the date of the Agreement and Plan of Merger or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within 20 days after written notice of such breach or inaccuracy is provided to OTEC by Regentis;

●

by written notice by OTEC to Regentis, if (x)(i) there has been a breach by Regentis of any of their respective representations, warranties, covenants or agreements contained in the Agreement and Plan of Merger, or if any representation or warranty of Regentis shall have become untrue or inaccurate, in any case, which would result in a failure of a Closing condition by Regentis set forth in the Agreement and Plan of Merger to be satisfied (treating the Closing Date for such purposes as the date of the Agreement and Plan of Merger or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within 20 days after written notice of such breach or inaccuracy is provided to Regentis by OTEC, or (y) in the reasonable opinion of OTEC, acting in good faith, there is a material adverse difference in Regentis’ consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the audited financials and those set forth on the draft audited financials or (ii) between those set forth on the interim financials and those set forth on the draft interim financials;

●	by written notice by OTEC to Regentis, if there shall have been a material adverse effect on Regentis or its subsidiaries on a consolidated basis following the date of the Agreement and Plan of Merger; or

●	by written notice by either OTEC or Regentis to the other party if the required OTEC stockholder approval or Regentis shareholder approval was not obtained.

Fees and Expenses

Unless otherwise provided for in Agreement and Plan of Merger, the fees and expenses incurred in connection with the Agreement and Plan of Merger and the Ancillary Documents, and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by OTEC; provided, that if (i) the OTEC Transaction Expenses exceed the OTEC Transaction Expenses Cap (such excess, the “Excess OTEC Expenses”), then OTEC will cause Sponsor to pay such Excess OTEC Expenses; (ii) the Regentis Transaction Expenses exceed the Regentis Transaction Expenses Cap (the “Excess Regentis Expenses”), then such Excess Regentis Expenses shall be paid by Regentis’ shareholders on a pro rata basis.

Amendments

The Agreement and Plan of Merger may be amended, supplemented or modified in whole or in part, only by a duly authorized agreement in writing executed by Regentis, Merger Sub and OTEC.

Governing Law

The Agreement and Plan of Merger, and all claims or causes of action based upon, arising out of, or related to the Agreement and Plan of Merger or the Transactions, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York; provided, however, that (i) the internal affairs of the Post-Closing Company and any provisions of the Agreement and Plan of Merger that are expressly or otherwise required to be governed by Israeli Companies Law, shall be governed by the laws of Israel (without giving effect to choice of law principles thereof) and (ii) the merger of Merger Sub into Regentis shall be governed by the laws of Israel (without giving effect to choice of law principles thereof).

AGREEMENTS ENTERED INTO IN CONNECTION WITH
THE AGREEMENT AND PLAN OF MERGER

This section describes the material provisions of certain additional agreements and Ancillary Documents entered into or to be entered into pursuant to the Agreement and Plan of Merger but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Documents, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Restated OTEC Charter

Effective upon the Effective Time, the Existing OTEC Charter will be amended and restated as the Restated OTEC Charter. Pursuant to the Restated OTEC Charter, the total number of authorized shares of the Post-Closing Company Common Stock will be 110,000,000, with each outstanding Regentis Ordinary Share converted into shares of the Post-Closing Company Common Stock, each with a par value of $0.0001 per share. For additional information on the Restated OTEC Charter, see, “Proposal Three – The Restated OTEC Charter Proposal” above.

Lock-Up Agreements

As promptly as practicable after the execution and delivery of the Agreement and Plan of Merger, Regentis, OTEC and certain shareholders of Regentis agreed to enter into a lock-up agreement in substantially the form attached as Exhibit B to Annex A hereto pursuant to which, among other things, the Regentis shareholders party thereto have agreed during the lock-up period specified therein not to engage in any of the following activities: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers set forth in the Lock-Up Agreement). The lock-up period specified in such Lock-Up Agreements extends from the Closing Date until the earlier of (x) the date that is 180 days after the date of the Closing, (y) the date on which the closing price of the OTEC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing 150 days after the Closing, and (z) the date after the Closing on which Regentis consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Regentis’ shareholders having the right to exchange their OTEC Class A Common Stock for cash, securities or other property.

Registration Rights Agreement

At Closing, OTEC, Sponsor and certain shareholders of Regentis will enter into the Registration Rights Agreement in substantially the form attached as Exhibit D to Annex A hereto, pursuant to which, among other things, OTEC will be obligated to file a registration statement to register the resale, pursuant to Rule 415 under the Securities Act, of certain securities of the Post-Closing Company held by the parties thereto. The Registration Rights Agreement will also provide certain shareholders of Regentis and the Sponsor with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Sponsor and such holders will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Post-Closing Company Common Stock. In particular, the Registration Rights Agreement provides, among other things, for the following registration rights:

●	Shelf registration rights. The Post-Closing Company is required to use commercially reasonable efforts to file within 30 days after the Closing Date but in any event within 60 days after the Closing Date, a shelf registration statement on Form S-1 or Form S-3, covering the resale of all registrable securities and use commercially reasonable best efforts to cause such registration statement to be declared effective as soon as possible after the initial filing thereof, but in no event later than the earlier of 60 business days after the initial filing date (or 150 days after the initial filing thereof if the SEC notifies the Post-Closing Company that it will review the filing) and three business days after the SEC notifies the Post-Closing Company that it will not review such shelf registration, if applicable.

●	Demand registration rights. Subject to certain exceptions, at any time an effective shelf registration statement is on file with the SEC, one or more holders may request to sell all or any portion of its registrable securities in an underwritten offering that is registered pursuant to the shelf registration, subject to a minimum offering price (including piggyback securities and before deduction of underwriting discounts) of $50.0 million, subject to reduction under certain circumstances. The Post-Closing Company will have the right to select the underwriters, subject to the prior approval of the applicable holders requesting the registration not to be unreasonably withheld, conditioned or delayed. The holders may request a maximum of two underwritten shelf takedowns in any 12-month period.

●	Piggyback registration rights. At any time after the Closing Date, if the Post-Closing Company or any holder proposes to conduct a registered offering of the Post-Closing Company’s securities or if the Post-Closing Company proposes to file a registration statement to register any of its securities under the Securities Act, either for its own account or for the account of the stockholders of the Post-Closing Company, subject to certain exceptions, then the holders of registrable securities will be entitled to include their registrable securities in such registration statement.

●	Block Trade. At any time an effective shelf registration is on file with the SEC, if a demanding holder wishes to engage in an underwritten registered offering not involving a “roadshow,” with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50.0 million or (y) all remaining registrable securities held by the demanding holder, then the Post-Closing Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such block trade.

●	Expenses. All registration expenses of such registrations will be borne by the Post-Closing Company. Incremental selling expenses, such as underwriting commissions and discounts, brokerage fees, underwriter marketing costs, reasonable fees and expenses of legal counsel representing holders will be borne by the holders of the securities being registered.

●	Indemnification. The Registration Rights Agreement contains customary cross-indemnification provisions, under which the Post-Closing Company is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement, unless caused by or contained in any information furnished in writing to the Post-Closing Company by such holder expressly for use therein.

Voting Agreement

Concurrently with the execution and delivery of the Merger Agreement, OTEC, Regentis and certain shareholders of Regentis entered into the Voting Agreement, substantially in the form of attached as Exhibit C to Annex A hereto, pursuant to which, among other things, such shareholders of Regentis agreed to (i) vote, in person or by proxy, at any meeting of the shareholders of Regentis (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of Regentis, their shares (a) in favor of the approval and adoption of the Merger Agreement, the Transactions, and any Ancillary Document requiring shareholders’ approval, the forms for which are attached as exhibits to the Merger Agreement; and (b) against any acquisition proposal and any and all other proposals that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Regentis under the Agreement and Plan of Merger; and (ii) not to transfer, assign, or sell their respective shares, except to certain permitted transferees, prior to the consummation of the Transactions.

Sponsor Support Agreement

As of May 2, 2023, (a) Sponsor owned beneficially and of record 5,869,880 Private Placement Warrants and 2,581,500 shares of OTEC Class B Common Stock (all such shares of OTEC Common Stock (i) underlying the Private Placement Warrants, (ii) currently owned of record and/or (iii) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of the Sponsor Support Agreement (as defined below) being referred to therein as the “Sponsor Shares”), and (b) certain officers and directors of OTEC (the “Insiders” and together with the Sponsor, the “Sponsor Parties”) who owned beneficially and of record shares of OTEC Common Stock set forth opposite such Insider’s name on Exhibit A of the Sponsor Support Agreement.

To induce Regentis and OTEC to enter into the Merger Agreement, Sponsor, Insiders and OTEC, concurrently with the execution of the Merger Agreement, entered into the Sponsor Support Agreement in the form of Exhibit A to Annex A whereby, among other things, Sponsor and Insiders agreed to vote, or cause to be voted, all of their OTEC securities in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) at the OTEC Special Meeting and any meeting of the stockholders of OTEC, and in any action by written consent of the stockholders of OTEC in favor of the approval of the Transactions and certain other matters being presented to the stockholders of OTEC in connection therewith, including in favor of the approval and adoption of the Equity Incentive Plan, and for the appointment and designation of the post-Closing OTEC board of directors. The Sponsor Parties also agreed not to transfer (subject to limited exceptions), grant a proxy over or otherwise encumber their OTEC’s securities, and to waive their redemption and anti-dilution rights and any other right it may hold to convert all or any portion of any outstanding loan advanced to OTEC (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option) at any time prior to or at the Closing into OTEC Common Stock or into OTEC private warrants. Additionally, the Sponsor agreed to use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to the stockholders of OTEC in connection with any redemption by public stockholders of their public shares, including utilizing the Sponsor’s OTEC Class B Common Stock and the Sponsor’s Private Placement Warrants in connection with such effort by transferring or forfeiting such shares and/or warrants. Sponsor also agreed to use its reasonable best efforts to raise the PIPE Investment and assist OTEC and Regentis as required and necessary with creative strategies to raise the PIPE Investment.

Furthermore, in the event OTEC’s Transaction Expenses exceed the OTEC Transaction Expenses Cap, Sponsor agreed to pay to OTEC an amount of cash equal to such excess. In accordance with the Merger Agreement, Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option. The parties agreed that any such deposit made by Sponsor would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing. Additionally, each Sponsor Party agreed to comply with its obligations, covenants, and agreements set forth in that certain Letter Agreement, dated as of May 27, 2021.

In addition, pursuant to the Sponsor Support Agreement, the Sponsor also has a contingent right to receive up to an aggregate maximum of 1,750,000 shares of OTEC Class A Common Stock, subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted (the “Earnout Shares”), as additional consideration from OTEC based on the post-Closing performance of the OTEC Class A Common Stock, as follows:

(a)	If the VWAP of the OTEC Class A Common Stock equals or exceeds $15.00 per share for 20 out of any 30 consecutive trading days during the period beginning on the Closing Date and ending on the 12-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 750,000 Earnout Shares.

(b)	If the VWAP of the OTEC Class A Common Stock equals or exceeds $17.50 per share for 20 out of any 30 consecutive trading days during the period beginning the day following the 12-month anniversary of the Closing Date and ending on the 24-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares.

(c)	If the VWAP of the OTEC Class A Common Stock equals or exceeds $20.00 per share for 20 out of any 30 consecutive Trading Days during the period beginning the day following the 24-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares.

PIPE Subscription Agreements

The Agreement and Plan of Merger permits OTEC and Regentis to enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to OTEC and Regentis (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either OTEC or Regentis or both OTEC and Regentis in connection with one or more private placements in OTEC and/or Regentis, to purchase Regentis ordinary shares and/or OTEC Class A Common Stock, in each instance, to be consummated immediately prior to the Effective Time subject to the condition that the Closing occurs (a “PIPE Investment”). OTEC shall cause Sponsor to use its reasonable best efforts to raise the PIPE Investment, including causing Sponsor to utilize its shares of OTEC Class B Common Stock and/or OTEC private warrants held by Sponsor in connection with such effort, and assist as required and necessary with creative strategies to raise the PIPE Investment, including providing downward price protection to the PIPE Investors in connection with the PIPE Investment.

As of the date of this proxy statement/prospectus, neither OTEC nor Regentis has received any PIPE Investment subscriptions.

INFORMATION ABOUT THE COMPANIES

OceanTech Acquisitions I Corp.

OTEC was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar Business Combination with one or more businesses or entities. OTEC was incorporated under the laws of the State of Delaware on February 3, 2021 and amended and restated on May 27, 2021.

On June 2, 2021, OTEC consummated the OTEC IPO of Units, with each Unit consisting of one share of its OTEC Class A Common Stock and one OTEC warrant, raising total gross proceeds of approximately $100,000,000. Simultaneously with the closing of the OTEC IPO, OTEC consummated the sale of 4,571,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement to its Initial Sponsor and Maxim, generating gross proceeds of $4,571,000. Approximately $101.0 million of the net proceeds of the OTEC IPO and sale of Private Placement Warrants in the aggregate, were placed in a Trust Account (the “Trust Account”) established for the benefit of OTEC’s public stockholders. On June 17, 2021, Maxim partially exercised the over-allotment option and purchased an addition 326,000 Units and OTEC simultaneously consummated a private sale of an additional 97,800 Private Placement Warrants, as a result of which an additional $3,292,600 of the net proceeds was deposited in the Trust Account.

On November 29, 2022, OTEC held the Extension Meeting 1, at which stockholders voted upon, among other items, an extension proposal, approving the Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial Business Combination from December 2, 2022 to June 2, 2023 (or such earlier date as determined by OTEC’s Board of Directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms. In connection with such Extension Meeting 1, stockholders redeemed 8,477,497 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in approximately $87,541,321.66 (approximately $10.32 per share) being removed from the Trust Account to pay such holders. On December 1, 2022, OTEC issued a press release announcing the extension, and filed a Current Report on Form 8-K with the SEC.

Following such Extension Redemption 1, OTEC had approximately $20 million left in its Trust Account. In no event will OTEC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Agreement and Plan of Merger. Following the Extension Redemption 1, OTEC’s remaining shares of OTEC Class A Common Stock outstanding were 1,848,503.

On March 13, 2023, Sponsor, OTEC, and Initial Sponsor entered into the PSA. Pursuant to the PSA, Sponsor agreed to purchase 2,581,500 shares of OTEC Class B Common Stock, par value $0.0001 per share, and 5,869,880 Private Placement Warrants to acquire one share of OTEC Class A Common Stock, par value $0.0001 per share, for an aggregate purchase price of $1.00 as the SPAC Securities, payable at the time OTEC effects a merger, share exchange, asset acquisition, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or business combination. Initial Sponsor transferred, delivered, and assigned the SPAC Securities to Sponsor, free and clear of all liens and encumbrances; and (B) OTEC recorded such transfer. Pursuant to the PSA, upon the closing of the Business Combination: (i) Sponsor will pay Initial Sponsor $1 (one dollar); (ii) Sponsor will convey 250,000 shares of OTEC Class B Common Stock as the Closing Shares to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in shares of OTEC Class B Common Stock as of March 13, 2023 (such Closing Shares shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision); (iii) Sponsor will convey 250,000 Private Placement Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in Private Placement Warrants as of March 13, 2023 (such Private Placement Warrants shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision); and (iv) Sponsor paid the former Chief Financial Officer of OTEC, Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period. Sponsor assumed the obligations to cause OTEC to make all of its public company reporting requirements, and all other obligations of Initial Sponsor related to OTEC. To the extent OTEC’s duration is extended for more than two years from the date of the prospectus dated May 27, 2021 for the OTEC IPO, Sponsor agreed to purchase an extension of directors’ and officers’ insurance substantially equivalent to such existing insurance for the duration of OTEC, which insurance coverage terms and insurance provider shall be substantially comparable to the directors’ and officers’ insurance policy currently in effect and will continue to cover the existing directors and officers for actions taken during their service as a director or officer of OTEC. OTEC acknowledged and agreed that Sponsor will have the right to replace OTEC’s current directors with any such directors as Sponsor may select in its sole discretion, and concurrently, with the execution of the PSA, OTEC’s officers submitted resignation letters.

On May 30, 2023, OTEC held the Extension Meeting 2, at which stockholders voted upon, among other items, an extension proposal, approving the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial business combination or merger from June 2, 2023 to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms. In connection with such Extension Meeting 2, the Extension Payment 2 was agreed upon and stockholders redeemed 1,035,788 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in approximately $11,233,820.94 (approximately $10.84 per share) being removed from the Trust Account to pay such holders. On May 30, 2023, OTEC issued a press release announcing the extension, and filed a Current Report on Form 8-K with the SEC.

Following such Extension Redemption 2, OTEC had approximately $8,814,443.50 left in its Trust Account. In no event will OTEC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Agreement and Plan of Merger. Following the Extension Redemption 2, OTEC’s remaining shares of OTEC Class A Common Stock outstanding were 812,715.

As of the Record Date, there was approximately $[●] held in the Trust Account.

The OTEC IPO was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-255151) that became effective on May 27, 2021. OTEC’s Units, the OTEC Common Stock and the OTEC warrants are listed on the Nasdaq Capital Market under the symbols OTECU, OTEC and OTECW, respectively.

The mailing address of OTEC’s principal executive office is OceanTech Acquisitions I Corp., 515 Madison Avenue, 8th Floor – Suite 8133, New York, New York 10022, and its telephone number is (929) 412-1272. After the consummation of the Business Combination, OTEC’s principal executive office will be that of Regentis.

R.B. Merger Sub Ltd.

R.B. Merger Sub Ltd. is a newly formed Israeli company and a wholly-owned subsidiary of OTEC. Merger Sub was formed solely for the purpose of effecting the Transactions and has not carried on any activities other than those in connection with the Transactions. The address and telephone number for Merger Sub’s principal executive offices are the same as those for OTEC.

Regentis Biomaterials Ltd.

Regentis a regenerative medicine, clinical stage development company dedicated to developing innovative tissue repair solutions that seek to restore the health and enhance the quality of the life of patients. Regentis’ current efforts are focused on orthopedic treatments using our Gelrin platform based on degradable hydrogel implants to regenerate damaged or diseased tissue. Gelrin is a unique hydrogel matrix of polyethylene glycol diacrylate (a polymer involved in tissue engineering) and denatured fibrinogen (a biologically inactivated protein that normally has a role in blood clotting). Regentis’ lead product candidate is GelrinC, a cell-free, off-the-shelf hydrogel that is cured into an implant in the knee for the treatment of painful injuries to articular knee cartilage. GelrinC was approved as a device, with a Conformité Européene, or CE, mark in Europe, in 2017 following a European clinical study carried out on 56 patients. Using its European approval, Regentis plans to identify strategic partners in Europe to bring its product to market. While Regentis currently does not have any strategic partners in place in Europe, Regentis plans to engage strategic partners in Europe in the future.

Before Regentis can market GelrinC in the United States, it must first receive premarket approval from the FDA. Based on the results of Regentis’ pilot study in Northern Europe, the FDA has granted Regentis an investigational device exemption for its pivotal trial, permitting premarket approval submission with two-year follow up data of 80 patients, with an additional 40 patients to be treated thereafter. The pivotal trial currently being conducted in the United States and Europe under the FDA sanctioned protocol, is an open label study, with one arm only (treatment), using Regentis’ own historical control (microfracture). So far, Regentis has treated 47 patients out of the 80 initial patients, and Regentis is seeking funding to complete the pivotal trial for the remaining patients in order to submit its premarketing approval submission for FDA approval. The patients already treated have completed their required two-year follow up. Regentis annually reports to the FDA for the study status under the investigational device exemption.

With GelrinC, Regentis aims to bring to market a product for the therapy of an unmet need for the large market of cartilage injuries in the knee. Because GelrinC serves as an impenetrable barrier that stops cells from migrating away from the wound’s edges, Regentis believes that its product is the only product that helps to regenerate cartilage inwards from the edges of the cell walls. Creating new contiguous tissue is not the natural, lowest energy, alternative for cartilage cells. If such cells were left alone, they would tend to migrate and either not create new cartilage tissue or create cartilage tissue that is fibrotic (containing an excessive deposition of extracellular matrix, leading gradually to the disturbance and finally to loss of the original tissue architecture and function). By GelrinC creating such impenetrable barrier and thereby preventing the migration of the cells, the cells are forced to take a different route of creating aggregate and contiguous tissue. Unlike GelrinC, cellular products used by competing companies require a plug of two layers of which the lower layer is a mineral scaffold, which is a foreign body material that has been engineered to be inserted into the bone tissue even though the bone is often healthy. Additionally, GelrinC does not have any biological activity. As a result, Regentis believes that its product offers an effective, simple and economic procedure, which Regentis believes will allow patients to recover quickly with potentially long-term efficacy outcomes.

Regentis has incurred losses from operations since its inception in 2004, resulting in an accumulated deficit of approximately $45.9 million as of June 30, 2023. Regentis anticipates that it will continue to incur net losses for the foreseeable future as its operating expenses and capital expenditures increase substantially due to its continued investment in its research and development activities and as it hires additional employees over the coming years and as a result of the additional costs associated with operating as a public company.

The mailing address of Regentis’ principal executive office is Regentis Biomaterials Ltd, 12 Ha’ilan Street, Northern Industrial Zone, P.O. Box 260, Or-Akiva 3060000, Israel, and its telephone number is +972.4.6265502.

OTEC’S BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to OTEC before the Business Combination.

Introduction

We are a blank check corporation incorporated in the State of Delaware on February 3, 2021 and amended and restated on May 27, 2021, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses, which we refer to as our initial Business Combination. We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies. We focused on industries that complement our management team’s background, and to capitalize on the ability of our management team.

Significant Activities Since Inception

OTEC IPO

The registration statement for the OTEC IPO, with the initial sponsor as OceanTech Acquisitions I Sponsors LLC, a Delaware limited liability company, was declared effective on May 27, 2021. On June 2, 2021, OTEC consummated the OTEC IPO of 10,000,000 Units, at $10.00 per unit, generating gross proceeds of $100,000,000, incurring offering costs (inclusive of the partial exercise of the underwriter’s over-allotment option on June 17, 2021) of approximately $7.4 million, inclusive of $2.1 million of underwriting discount and $3.6 million in deferred underwriting commissions. OTEC granted the underwriter a 45-day option to purchase up to an additional 1,500,000 Units at the OTEC IPO price to cover over-allotments, if any, at $10.00 per unit.

Simultaneously with the consummation of the closing of the OTEC IPO, OTEC consummated the private placement of an aggregate of 4,571,000 warrants, of which 3,871,000 private placement warrants were purchased by the Initial Sponsor and 700,000 private placement warrants were purchased by Maxim, each exercisable to purchase one share of OTEC Class A Common Stock at $11.50 per share, at a price of $1.00 per private placement warrant, generating total proceeds of $4,571,000 (the “Private Placement”).

In connection with the partial exercise of the underwriter’s over-allotment option, we sold an additional 97,800 private placement warrants, of which 74,980 private placement warrants were purchased by our Initial Sponsor and 22,820 private placement warrants were purchased by Maxim, at a price of $1.00 per private placement warrant, generating additional gross proceeds of $0.1 million.

On June 17, 2021, the underwriter partially exercised their over-allotment option to purchase an additional 326,000 Units (the “Over-Allotment Option Units”), resulting in incremental gross proceeds of approximately $3.3 million. The underwriter waived its right to exercise the remaining over-allotment option on June 21, 2021. Simultaneously with the sale of the Over-Allotment Option Units, OTEC consummated the private sale of an additional 97,800 private placement warrants, generating gross proceeds of $97,800. The private placement warrants were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

Upon the closing of the OTEC IPO and the Private Placement (including the additional Units and additional private placement warrants sold in connection with the partial exercise of the underwriter’s over-allotment option), $104,292,600 ($10.10 per Unit) of the net proceeds (net of the underwriting commissions, discounts, and offering expenses) of the sale of the Units in the OTEC IPO and the Private Placement were placed in the Trust Account, established for the benefit of OTEC’s public stockholders.

On July 19, 2021, the OTEC Class A Common Stock and public warrants included in the Units began separate trading.

Extension of Deadline to Complete the Company’s Initial Business Combination Prior to Charter Amendment

On June 2, 2022, OTEC extended the Business Combination Deadline to complete its initial business combination by six months from June 2, 2022 to December 2, 2022. The extension is permitted under OTEC’s governing documents. In connection with the extension, OTEC caused to be deposited into the Trust Account $1,548,900 for the extension.

Merger Agreement with Captura Biopharma, Inc.

On August 10, 2022, OTEC, the Initial Sponsor, and OceanTech Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of OTEC entered into a definitive Agreement and Plan of Merger (the “Merger Agreement 1”) with Captura Biopharma, Inc., a Delaware corporation (“Captura”) and Michael Geranen, as seller representative (“Geranen”). Pursuant to the Merger Agreement 1, upon the closing of the transactions contemplated by the Merger Agreement 1, the Company, the Initial Sponsor, OceanTech Merger Sub, Inc., and Captura would effect the merger of OceanTech Merger Sub, Inc. with and into Captura, with Captura continuing as the surviving entity. In connection with entry into the Merger Agreement 1, the parties entered into a voting agreement and sponsor support agreement.

Termination of Merger Agreement with Captura Biopharma, Inc.

On October 13, 2022, OTEC and Captura entered into Mutual Termination Agreement pursuant to which OTEC and Captura mutually agreed to terminate the Merger Agreement 1. The termination of the Merger Agreement 1 also terminated and made void the related voting agreement and sponsor support agreement.

Merger Agreement with Majic Wheels Corp.

On November 15, 2022, OTEC, OceanTech Merger Sub, Inc., OceanTech Merger Sub 2, LLC, a Wyoming limited liability company and a wholly-owned subsidiary of OTEC, and the Initial Sponsor entered into a definitive Agreement and Plan of Merger (the “Merger Agreement 2”) with Majic Wheels Corp., a Wyoming corporation (“Majic”). Pursuant to the Merger Agreement 2, upon the closing of the transactions contemplated by the Merger Agreement 2, OTEC, OceanTech Merger Sub, Inc., OceanTech Merger Sub 2, LLC, the Initial Sponsor, and Majic would (i) effect the merger of OceanTech Merger Sub, Inc. with and into Majic, with Majic continuing as the surviving entity and a wholly-owned subsidiary of OTEC (the “First Majic Merger”), and (ii) immediately following the First Majic Merger, effect the merger of Majic, as the surviving entity of the First Majic Merger with and into OceanTech Merger Sub 2, LLC, with OceanTech Merger Sub 2, LLC continuing as the surviving entity. In connection with entry into the Merger Agreement 2, the parties entered into voting agreements and a purchaser support agreement.

Termination of Merger Agreement with Majic Wheels Corp.

On February 3, 2023, the Company and Majic entered into Mutual Termination Agreement pursuant to which OTEC and Majic mutually agreed to terminate the Merger Agreement 2. The termination of the Merger Agreement 2 also terminated and made void the related voting agreement and purchaser support agreement.

Charter Amendments

In a special meeting held on November 29, 2022, OTEC’s stockholders approved the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation (the “First Charter Amendment”), changing the structure and cost of our right to extend the date (the “Termination Date”) by which we must either (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving OTEC and one or more businesses, or else (ii)(a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (c) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the meeting, OTEC’s stockholders further approved an amendment to the Company’s Trust Agreement, allowing the Company to extend the Business Combination Deadline.

The First Charter Amendment allowed OTEC to extend the Termination Date by each Extension to the Business Combination Deadline. To obtain each 1-month extension, our sponsor or any of their affiliates or designees must deposit into our Trust Account $125,000 for each such one-month extension until June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended) and the procedure relating to any such extension, as set forth in the Trust Agreement, must be complied with. In connection with the approval of the First Charter Amendment on November 29, 2022, holders of 8,477,497 of our public shares exercised their right to redeem those shares for a pro rata portion of the funds in the Trust Account for cash at an approximate price of $10.32 per share, for an aggregate of approximately $87.54 million, leaving 1,848,503 of our public shares outstanding after the November 29, 2022 stockholders meeting.

In a special meeting held on May 30, 2023, OTEC’s stockholders approved the Second Amendment to the Amended and Restated Certificate of Incorporation (the “Second Charter Amendment”), changing the structure and cost of our right to extend the Termination Date.

The Second Charter Amendment allowed OTEC to extend the Termination Date by each Extension to the Business Combination Deadline. To obtain each 1-month extension, our sponsor or any of their affiliates or designees must deposit into our Trust Account $30,000 for each such one-month extension (pursuant to non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for such payment and in connection with that loan, OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan) until June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended) and the procedure relating to any such extension, as set forth in the Trust Agreement, must be complied with. In connection with the approval of the Second Charter Amendment on May 30, 2023, holders of 1,035,788 of our public shares exercised their right to redeem those shares for a pro rata portion of the funds in the Trust Account for cash at an approximate price of $10.84 per share, for an aggregate of approximately $11,233,820.94, leaving 812,715 of our public shares outstanding after the May 30, 2023 stockholders meeting.

Extension of Deadline to Complete the Company’s Initial Business Combination

As of the date of this Annual Report, the Company has exercised its right to extend the Business Combination Deadline to complete its initial business combination six times by depositing or causing to be deposited into the Trust Account $125,000 for each of the six extensions.

On December 1, 2022, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into or Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from December 2, 2022 to January 2, 2023.

On December 30, 2022, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into our Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from January 2, 2023, to February 2, 2023.

On February 2, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from February 2, 2023, to March 2, 2023.

On March 2, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from March 2, 2023, to April 2, 2023.

On March 31, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from April 2, 2023, to May 2, 2023.

On May 3, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from May 2, 2023, to June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On May 9, 2023, OTEC filed its definitive proxy statement on Schedule 14A dated May 10, 2023 (the “Extension Proxy”) with the SEC regarding notice of a special meeting of OTEC’s stockholders to be held on May 26, 2023, regarding the following proposals:

●	a proposal to amend the Existing OTEC Charter to extend the date by which OTEC must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses, which we refer to as a “business combination,” (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of OTEC’s Class A Common Stock included as part of the Units sold in the OTEC IPO, from June 2, 2023 to June 2, 2024, upon the payment of $30,000 each month, commencing June 2, 2023, unless the closing of OTEC’s initial business combination shall have occurred, provided that the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with;

●	a proposal to amend the Trust Agreement, allowing OTEC to extend the termination date for an additional 12 months until June 2, 2024; and
●	a proposal to approve the adjournment of such special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of above proposals, only to be presented at the special meeting if there are not sufficient votes to approve the above proposals.

In connection with the redemption of OTEC’s Class A Common Stock as set forth in the Extension Proxy, the approximate price per share paid for redemptions will be $10.83 per share.

The current Business Combination Deadline is June 2, 2024. On May 30, 2023, OTEC held the Extension Meeting 2, at which the Company’s stockholders voted upon, among other items, an extension proposal, approving the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial business combination or merger from June 2, 2023 to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), subject to the approval of the Board of Directors of the Company, provided the Sponsor or its designees deposit into the Trust Account an amount equal to $0.037 per share for each public share or $30,000 (pursuant to non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for such payment and in connection with that loan, OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan), prior to the commencement of each extension period.

On June 1, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from June 2, 2023 to July 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On June 27, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from July 2, 2023 to August 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On July 7, 2023, OTEC and Regentis executed Amendment No. 1 to Agreement and Plan of Merger to increase the merger consideration to $96 million from $95 million to account, in part, for the issuance of Regentis ordinary shares to Maxim (or its designees) pre-Closing for the fee to which it would be entitled upon consummation of the Business Combination.

On July 28, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account, for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from August 2, 2023 to September 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On August 31, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account, for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from September 2, 2023 to October 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On September 27, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from October 2, 2023 to November 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On October 27, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from November 2, 2023 to December 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

Sponsor Purchase Agreement

On March 13, 2023, Sponsor, OTEC, and Initial Sponsor entered into the PSA. Pursuant to the PSA, Sponsor agreed to purchase 2,581,500 shares of OTEC Class B Common Stock, par value $0.0001 per share, and 5,869,880 Private Placement Warrants to acquire one share of OTEC Class A Common Stock, par value $0.0001 per share, for an aggregate purchase price of $1.00 as the SPAC Securities, payable at the time OTEC effects a merger, share exchange, asset acquisition, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or business combination. Initial Sponsor transferred, delivered, and assigned the SPAC Securities to Sponsor, free and clear of all liens and encumbrances; and (B) OTEC recorded such transfer. Pursuant to the PSA, upon the closing of the Business Combination: (i) Sponsor will pay Initial Sponsor $1 (one dollar); (ii) Sponsor will convey 250,000 shares of OTEC Class B Common Stock as the Closing Shares to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in shares of OTEC Class B Common Stock as of March 13, 2023 (such Closing Shares shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision); (iii) Sponsor will convey 250,000 Private Placement Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in Private Placement Warrants as of March 13, 2023 (such Private Placement Warrants shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision); and (iv) Sponsor paid the former Chief Financial Officer of OTEC, Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period. Sponsor assumed the obligations to cause OTEC to make all of its public company reporting requirements, and all other obligations of Initial Sponsor related to OTEC. To the extent OTEC’s duration is extended for more than two years from the date of the prospectus dated May 27, 2021 for the OTEC IPO, Sponsor agreed to purchase an extension of directors’ and officers’ insurance substantially equivalent to such existing insurance for the duration of OTEC, which insurance coverage terms and insurance provider shall be substantially comparable to the directors’ and officers’ insurance policy currently in effect and will continue to cover the existing directors and officers for actions taken during their service as a director or officer of OTEC. OTEC acknowledged and agreed that Sponsor will have the right to replace OTEC’s current directors with any such directors as Sponsor may select in its sole discretion, and concurrently, with the execution of the PSA, OTEC’s officers submitted resignation letters.

On May 30, 2023, OTEC held the Extension Meeting 2, at which stockholders voted upon, among other items, an extension proposal, approving the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial business combination or merger from June 2, 2023 to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), and the amendment to the Trust Agreement to correspondingly extend the Business Combination Deadline and update certain defined terms. In connection with such Extension Meeting 2, the Extension Payment 2 was agreed upon and stockholders redeemed 1,035,788 shares of OTEC Common Stock for a pro rata portion of the funds in the Trust Account, resulting in approximately $11,233,820.94 (approximately $10.84 per share) being removed from the Trust Account to pay such holders. On May 30, 2023, OTEC issued a press release announcing the extension, and filed a Current Report on Form 8-K with the SEC.

Following such Extension Redemption 2, OTEC had approximately $8,814,443.50 left in its Trust Account. In no event will OTEC redeem public shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the transactions contemplated by the Agreement and Plan of Merger. Following the Extension Redemption 2, OTEC’s remaining shares of OTEC Class A Common Stock outstanding were 812,715.

Compliance with Nasdaq’s minimum Market Value of Listed Securities

On January 24, 2023, the Company received written notice (the “Notification Letter”) from the Listing Qualifications Department of The Nasdaq Stock Market (the “Nasdaq”) stating that OTEC’s Market Value of Listed Securities (the “MVLS”) for the last 30 consecutive business days (from November 29, 2022 to January 23, 2023) was below the required minimum of $35 million for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), OTEC has 180 calendar days (the “Compliance Period”) (or until July 24, 2023) to regain compliance. The Notification Letter states that Nasdaq will close the matter and provide written confirmation that the Company has achieved compliance with rule 5550(b)(2) if at any time before July 24, 2023, the Company’s MVLS closes at $35 million or more for a minimum of ten consecutive business days. The Company’s business operations are not affected by the receipt of the Notification Letter and the Company fully intends to regain compliance with Nasdaq listing rules. The Company continued to monitor its Nasdaq listing between the initial filing of the Form S-4 on July 10, 2023, and July 24, 2023, and to evaluate its available options to regain compliance with Nasdaq’s minimum MVLS rule within the Compliance Period.

On July 24, 2023, OTEC submitted a Plan to Regain Compliance with Nasdaq Listing Rule 5550(b)(2) for continued listing on Nasdaq, stating OTEC is working with its investment bankers and financial advisors to ensure that it will have a MVLS of at least $35 million for continued listing on Nasdaq as required, in connection with the Closing of the Business Combination.

On July 25, 2023, OTEC received written notice (the “Delisting Letter”) from Nasdaq that OTEC had not regained compliance with Nasdaq Listing Rule 5550(b)(2) for the MVLS within the Compliance Period in accordance with Nasdaq Listing Rule 5810(c)(3)(C), and, unless OTEC requested an appeal of this determination, its securities would be delisted from Nasdaq, trading of its common stock would be suspended at the opening of business on August 3, 2023, and a Form 25-NSE would be filed with the Securities and Exchange Commission to remove its securities from listing and registration on Nasdaq.

On July 27, 2023, OTEC requested such hearing, and wired the $20,000 fee to Nasdaq for such hearing, prior to 4:00 p.m. Eastern Time on August 1, 2023, as required in the Delisting Letter, to begin the process to appeal such determination, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series to stay the suspension of OTEC’s securities and the filing of the Form 25-NSE pending the panel’s decision.

On July 28, 2023, OTEC received a letter from Nasdaq in which Nasdaq provided a hearing date of September 21, 2023, and written instructions prior to the hearing. On August 30, 2023, OTEC sent its written submission prior to the deadline of noon on September 1, 2023, in compliance with such instructions, detailing its updated plan to regain compliance and including other information requested.

To address the deficiency, OTEC filed a Definitive Proxy Statement on Schedule 14A on August 23, 2023, providing notice of a special meeting of stockholders to be held on September 5, 2023 to propose to amend the Existing OTEC Charter, to provide for the right of the holders of the OTEC Class B Common Stock to convert such shares into shares of the OTEC Class A Common Stock on a one-to-one basis at the election of such holders (the “Founder Share Amendment Proposal”), rather than upon the closing of an initial business combination, in order to authorize OTEC to regain compliance with the MVLS rule of Nasdaq. OTEC notes that on August 23, 2023, the current holders of the OTEC Class B Common Stock held 2,581,500 shares (held by the Sponsor, and anticipated to be voted for the Founder Share Amendment Proposal), whereas the holders of the remaining OTEC Class A Common Stock held 915,975 shares. Therefore, with the Sponsor holding the majority of voting shares, the Founder Share Amendment Proposal was approved on September 5, 2023, and with conversion of the OTEC Class B Common Stock to OTEC Class A Common Stock, resulted in OTEC’s market value of securities increasing approximately $28,706,280 in addition to OTEC’s then-current market value of securities being approximately $10,185,642, based on calculations utilizing the OTEC Common Stock closing price of $11.12 per share on August 28, 2023. OTEC anticipated the market value of securities of OTEC Common Stock to total approximately $38,891,922, above the required $35 million. The following ten consecutive business days after September 5, 2023, ended ahead of the hearing held on September 21, 2023, which OTEC believed would bring it into compliance and cure its deficiency with the MVLS rule of Nasdaq prior to such hearing.

After the hearing with Nasdaq, OTEC provided a chart listing each of the initial listing requirements and noted how it planned to meet each requirement, as requested by Nasdaq at the hearing. On October 12, 2023, following the hearing, OTEC received a letter from Nasdaq stating that the Company regained compliance under the MVLS requirement. As such, this deficiency has been cured and OTEC is in compliance with Nasdaq’s MVLS requirement.

However, as previously disclosed in a Form 8-K filed September 14, 2023, on September 13, 2023, OTEC received written notice from Nasdaq stating that OTEC currently does not meet the required minimum of 300 public holders for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(3) (the “Public Holder Rule”), and further stated that Nasdaq’s panel would consider this matter in rendering a determination regarding OTEC’s continued listing on Nasdaq at the hearing already scheduled on September 21, 2023. At the hearing, OTEC discussed its anticipated compliance with the Public Holder Rule upon the closing of the Business Combination pursuant to the Merger Agreement with Regentis and the Merger Sub. As noted above, following the hearing, OTEC submitted a chart listing each of the initial listing requirements and noted how it planned to meet each requirement, as requested by Nasdaq at the hearing. On October 9, 2023, the Company received a letter from Nasdaq stating that the panel granted OTEC’s request for an exception until January 2, 2024, subject to the following:

(1)	On or before October 20, 2023, OTEC shall demonstrate compliance with MVLS requirement, and

(2)       On or before January 2, 2024, OTEC shall complete the Business Combination, and establish compliance with Listing Rule 5505.

On October 10, 2023, the Company further demonstrated compliance with the MVLS requirement and received the confirmation from Nasdaq noted above on October 12, 2023, confirming that OTEC had regained compliance with the MVLS requirement. OTEC anticipates completing the Business Combination pursuant to the Merger Agreement with Regentis and Merger Sub by the end of 2023, and upon such completion, expects to establish compliance with Listing Rule 5505 and the Public Holder Rule. OTEC does not anticipate that its business operations will be affected and fully intends to regain compliance with the Public Holder Rule. OTEC will monitor its Nasdaq listing and evaluate its available options to regain compliance with Nasdaq.

Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations other than the completion of our initial business combination. We intend to complete the Business Combination using remaining cash in our Trust Account after the redemption of our Public Shares from all of our public stockholders who properly request redemption as described below under the heading “Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination” and the proceeds from the PIPE Investment.

OTEC’s Amended and Restated Certificate of Incorporation filed on May 27, 2021, as amended on December 1, 2022 and May 30, 2023, provides that we have up to 12 months from June 2, 2023, provided that (i) the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account $30,000 for each such one-month extension until June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), unless the Closing of OTEC’s initial business combination shall have occurred for such extension and (ii) the procedures relating to any such extension, as set forth in the Trust Agreement, shall have been complied with.

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors will make the determination as to the fair market value of our initial business combination. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

Corporate Opportunities

Article X of the Existing OTEC Charter provides that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to OTEC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Existing OTEC Charter or in the future, and OTEC renounces any expectancy that any of the directors or officers of OTEC will offer any such corporate opportunity of which he or she may become aware to OTEC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of OTEC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of OTEC and (i) such opportunity is one OTEC is legally and contractually permitted to undertake and would otherwise be reasonable for OTEC to pursue and (ii) the director or officer is permitted to refer that opportunity to OTEC without violating any legal obligation.

Although the provisions of Article X of the Existing OTEC Charter exempt OTEC and its officers and directors from appliable corporate opportunity doctrines, OTEC and its officers and directors have nonetheless acted within the parameters of such applicable doctrines since OTEC’s inception, including during all activities related to the OTEC IPO and the Business Combination. Further, OTEC’s officers and directors do not hold positions nor devote their time to any other special purpose acquisition companies that would have competing interests with those of OTEC. OTEC cannot assure you that this provision did not impact its search for a business combination target.

Status as a Public Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the OTEC IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Post-Closing Company Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Post-Closing Company Common Stock held by non-affiliates equals or exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our Post-Closing Company Common Stock held by non-affiliates exceeds $700 million as of the prior June 30th.

Permitted Purchases of our Securities

Because we are seeking stockholder approval of our initial business combination and are not conducting redemptions in connection with our initial business combination pursuant to the tender offer rules, our Sponsor, initial stockholders, directors, officers, or their affiliates may purchase public shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares our initial stockholders, directors, officers or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the Trust Account will be used to purchase shares or public warrants in such transactions prior to completion of our initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination or to satisfy the closing condition in the Agreement and Plan of Merger that requires us to have a minimum amount of $6,000,000 of cash at closing after the payment of OTEC Transaction Expenses and Regentis Transaction Expenses, where it appears that such requirement would otherwise not be met or waived. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our shares of OTEC Class A Common Stock or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our Sponsor, officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against our initial business combination, whether or not such stockholder has already submitted a proxy with respect to our initial business combination. Our Sponsor, officers, directors or their affiliates will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of OTEC Class A Common Stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. As of [●], 2023, the amount in the Trust Account was approximately $[●] per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and any public shares held by them in connection with the completion of our initial business combination.

We will complete our initial business combination only if a majority of the outstanding shares of OTEC Common Stock voted are voted in favor of the initial business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. Our initial stockholders will count toward this quorum and pursuant to the letter agreement, our Sponsor, officers and directors have agreed to vote their Founder Shares and any public shares purchased during or after our initial public offering (including in open market and privately negotiated transactions) in favor of our initial business combination. Each public stockholder may elect to redeem its public shares irrespective of whether they vote for or against the proposed transaction.

The Existing OTEC Charter provides that we will only redeem public shares so long as (after such redemption), OTEC’s net tangible assets, or of any entity that succeeds us as a public company, will be at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Therefore, the Business Combination will not be consummated unless this condition is met or waived.

Because we are seeking stockholder approval of our initial business combination instead of conducting a tender offer, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our initial public offering, which we refer to as the “Excess Shares.” Such restriction shall also be applicable to our affiliates. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed initial business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 15% of the shares sold in our initial public offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash, unless waived. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Tendering Stock Certificates in Connection with Redemption Rights

We may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the initial business combination, or to deliver their shares to the transfer agent electronically using the DWAC System, at the holder’s option. Accordingly, a public stockholder would have up to two days prior to the vote on the initial business combination to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short exercise period, it is advisable for stockholders to use electronic delivery of their public shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date of the stockholder meeting. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our public shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

Redemption of Public Shares and Liquidation if no Initial Business Combination

If we are unable to complete our Business Combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended).

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[●] held outside the Trust Account as of [●], 20[●], although we cannot assure you that there will be sufficient funds for such purpose.

We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $[●]. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $[●]. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Marcum, our independent registered public accounting firm, and the underwriters of our initial public offering, have not executed agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, and claims by vendors.

In the event that the proceeds in the Trust Account are reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our Sponsor to reserve for such indemnification obligations and we cannot assure you that our Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10 per public share.

We seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor is also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We have access to the amounts held outside the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended) may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. It is our intention to redeem our public shares as soon as reasonably possible following [●] and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check corporation, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.10 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.10 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any public shares properly tendered in connection with a stockholder vote to amend any provisions of our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our public shares if we do not complete our initial business combination by June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination, subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.

Employees

We have two officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time our officers devote in any time period varies based on the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

Directors and Executive Officers

OTEC’s current directors and executive officers are as follows:

Name	Position
Surendra Ajjarapu	Chief Executive Officer and Chairman
Francis Knuettel II	Chief Financial Officer
Michael Peterson	Independent Director
Donald Fell	Independent Director
Venkatesh Srinivasan	Independent Director
Siva Saravanan	Independent Director

Surendra Ajjarapu

Since March 2021, Mr. Ajjarapu has served on the board of directors of OTEC. Mr. Ajjarapu has served Trxade Health, Inc. (NASDAQ:MEDS) as Chairman of the Board, Chief Executive Officer and Secretary since its acquisition of Trxade Group, Inc., a Nevada corporation (“Trxade Nevada”) on January 8, 2014, and as the Chairman of the Board, Chief Executive Officer and Secretary of Trxade Nevada since its inception. Mr. Ajjarapu is currently serving as a director and as Chief Executive Officer and Chairman of Semper Paratus Acquisition Corporation (NASDAQ:LGST), as a director of Ocean Biomedical Inc. (NASDAQ: OCEA) (f.k.a. Aesther Healthcare Acquisition Corp.), and as Chairman of the Board of Kernel Group Holdings, Inc., a special purpose acquisition company (NASDAQ: KRNL). Mr. Ajjarapu has served on the Board of Directors of Kano Energy, Inc which is involved in developing renewable natural gas sites in USA since 2018. Mr. Ajjarapu has also served as Chairman of the Board of Directors of Feeder Creek Group, Inc., since March 2018. Feeder Creek Group, Inc. is a company involved in developing renewable natural gas sites in Iowa. Mr. Ajjarapu was a Founder, CEO and Chairman of Sansur Renewable Energy, Inc., a company involved in developing wind power sites in the Midwest, United States, from 2009 to 2012. Mr. Ajjarapu was a Founder, President and Director of Aemetis, Inc., a biofuels company (AMTX.OB) and a Founder, Chairman and Chief Executive Officer of International Biofuels, a subsidiary of Aemetis, Inc., from 2006 to 2009. Mr. Ajjarapu was Co-Founder, COO, and Director Global Information Technology, Inc., an IT outsourcing and systems design company, headquartered in Tampa, Florida with major operations in India from 1995 to 2006. Mr. Ajjarapu holds an MS in Environmental engineering from South Dakota State University, Brookings, South Dakota, and an MBA from the University of South Florida, specializing in International Finance and Management. Mr. Ajjarapu is also a graduate of the Venture Capital and Private Equity program at Harvard University.

Francis Knuettel II

Mr. Knuettel began serving as Chief Financial Officer of OTEC on March 10, 2023. Mr. Knuettel has over 25 years of management experience in venture and private-equity backed public companies, and has advised public and private companies on financial management and controls, mergers and acquisitions, capital markets transactions and operating and financial restructurings. Mr. Knuettel is also currently serving as Chief Financial Officer of Semper Paratus Acquisition Corporation (NASDAQ:LGST). Mr. Knuettel served as the Chief Executive Officer and director of Unrivaled Brands (OTCQX:UNRV) (f/k/a Terra Tech Corp. (OTCQX:TRTC)), a vertically integrated company focused on the cannabis sector with operations in California and Nevada, from December 2020 to April 2022. Mr. Knuettel was formerly Director of Capital and Advisory at Viridian Capital Advisors, a position he held from June 2020 to January 2021, following the sale but prior to the close of the acquisition of One Cannabis Group, Inc. (“OCG”) by an OTCQX listed company. At OCG, Mr. Knuettel served from June 2019 to January 2021 as Chief Financial Officer of the company, a leading cannabis dispensary franchisor, with over thirty cannabis dispensaries across seven states. Prior to joining OCG, Mr. Knuettel was Chief Financial Officer at MJardin Group, Inc. (“MJardin”) (August 2018 to January 2019), a Denver-based cannabis cultivation and dispensary management company, where he led the company’s IPO on the Canadian Securities Exchange. Following the IPO, Mr. Knuettel managed the merger with GrowForce, a Toronto-based cannabis cultivator, after which he moved over to the Chief Strategy Role (January 2019 to June 2019). In his role as CSO, he managed the acquisition of several private companies before recommending and executing the consolidation of management and other operations to Toronto and the closure of the executive office in Denver. From April to August 2018, Mr. Knuettel served as Chief Financial Officer of Aqua Metals, Inc. (NASDAQ:AQMS), an advanced materials firm that developed technology in battery recycling. Prior to that, from April 2014 to April, 2018, Mr. Knuettel served as Chief Financial Officer at Marathon Patent Group, Inc. (NASDAQ:MARA), a patent enforcement and licensing company. Before that, Mr. Knuettel held numerous CFO and CEO positions at early-stage companies where he had significant experience both building and restructuring businesses. Mr. Knuettel also holds numerous board positions, at both public and private companies, including 180 Life Sciences (Nasdaq:ATNF) (July 2021 to present), ECOM Medical, Murphy Canyon Acquisition Corp. (Nasdaq:MURF) (February 2022 to present) and Relativity Acquisition Corp. (Nasdaq RACY) (February 2022 to present). Mr. Knuettel graduated cum laude from Tufts University with a B.A. degree in Economics and from The Wharton School at the University of Pennsylvania with an M.B.A. in Finance and Entrepreneurial Management.

Michael Peterson

Since March 2023, Mr. Peterson has also served as a director of OTEC. Mr. Peterson commenced serving as a director of Kernel Group Holdings, Inc. (Nasdaq:KRNL) in December 2022. Mr. Peterson has been serving as President, Chief Executive Officer and as a member of the Board of Directors of Lafayette Energy Corp. since April 2022.  Beginning in September 2021, Mr. Peterson served as a member of the Board of Directors, Audit Committee (Chair), Compensation Committee and Nominating and Corporate Governance Committee of Aesther Healthcare Acquisition Corp. (NASDAQ: AEHA), a special purpose acquisition company that consummated a Business Combination in February 2023 and merged with Ocean Biomedical, Inc (NASDAQ: OCEA) (f.k.a Aesther Healthcare Acquisition Corp.) and continues to serve as an independent director of the merged company. Since December 2022, Mr. Peterson has also served as a director of Kernel Group Holdings, Inc., a special purpose acquisition company (NASDAQ: KRNL). Mr. Peterson has served as the president of Nevo Motors, Inc. since December 2020, which was established to commercialize a range extender generator technology for the heavy-duty electric vehicle market but is currently non-operational. Since May 2022, Mr. Peterson has served as a member of the Board of Directors and as the Chairperson of the Audit Committee of Trio Petroleum Corp., an oil and gas exploration and development company which is in the process of going public, since February 2021. Mr. Peterson has served on the board of directors and as the Chairman of the Audit Committee of Indonesia Energy Corporation Limited (NYSE American: INDO). Mr. Peterson previously served as the president of the Taipei Taiwan Mission of The Church of Jesus Christ of Latter-day Saints, in Taipei, Taiwan from June 2018 to June 2021. Mr. Peterson served as an independent member of the Board of Directors of TRxADE HEALTH, Inc. (formerly Trxade Group, Inc.) from August 2016 to May 2021 (Nasdaq:MEDS). Mr. Peterson served as the Chief Executive Officer of PEDEVCO Corp. (NYSE American:PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the US from May 2016 to May 2018. Mr. Peterson served as Chief Financial Officer of PEDEVCO between July 2012 and May 2016, and as Executive Vice President of Pacific Energy Development (PEDEVCO’s predecessor) from July 2012 to October 2014, and as PEDEVCO’s President from October 2014 to May 2018. Mr. Peterson joined Pacific Energy Development as its Executive Vice President in September 2011, assumed the additional office of Chief Financial Officer in June 2012, and served as a member of its board of directors from July 2012 to September 2013. Mr. Peterson formerly served as Interim President and CEO (from June 2009 to December 2011) and as director (from May 2008 to December 2011) of Pacific Energy Development, as a director (from May 2006 to July 2012) of Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company (NASDAQ:AMTX), and as Chairman and Chief Executive Officer of Nevo Energy, Inc. (NEVE) (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form in December 2008 (from December 2008 to July 2012). From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high-net-worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President. Mr. Peterson received his MBA at the Marriott School of Management and a BS in statistics/computer science from Brigham Young University.

Donald Fell

Mr. Donald G. Fell, brings along a wealth of experience in the field of economics and business. Since March 2023, Mr. Fell has served as a director of OTEC. He is presently Professor and Institute Director for the Davis, California-based Foundation for Teaching Economics and adjunct professor of economics for the University of Colorado, Colorado, Springs. Mr. Fell also served as a director of Aesther Healthcare Acquisition Corp. (n/k/a Ocean Biomedical Inc. (Nasdaq:OCEA)) from 2021 to February 2023. From December 2022, Mr. Fell has served as a director of Kernel Group Holdings, Inc., a special purpose acquisition company (NASDAQ: KRNL) and TRxADE HEALTH, INC since January 2014, as well as a director of Trxade Nevada since December 2013. From 1995 – 2012, Mr. Fell held positions with the University of South Florida as a member of the Executive MBA faculty, Director of Executive and Professional Education and Senior Fellow of the Public Policy Institute. He has also served as visiting professor of economics at the University of LaRochelle, France, and as adjunct professor of economics at both Illinois State University and The Ohio State University. Mr. Fell holds undergraduate and graduate degrees in economics from Indiana State University and is all but dissertation (ABD) in economics from Illinois State University. Through his work with the Foundation for Teaching Economics and the University of Colorado, Colorado Springs he has conducted graduate institutes on economic policy and environmental economics in 44 states, throughout Canada, the Islands and Eastern Europe.

Venkatesh Srinivasan

Mr. Venkatesh Srinivasan has a tremendous amount of experience in the pharmaceutical industry. Mr. Venkatesh Srinivasan has served as an independent director of Kernel Group Holdings, Inc. (Nasdaq:KRNL) since December 2022. He currently serves as President of Micro Labs USA and previously served as President of Rising Pharma, USA and as President and CEO of Ascend Laboratories, USA where he grew the business, building a new team and strengthening processes and systems. In addition, Mr. Srinivasan served as a Director at Pfizer India. Mr. Srinivasan served as an independent director of Aesther Healthcare Acquisition Corp., a special purpose acquisition company, (n/k/a Ocean Biomedical Inc. (Nasdaq:OCEA)) from 2021 until it consummated its initial business combination in February 2023.

Siva Saravanan

Mr. Saravanan has more than 20 years of experience steering digital strategies and technology solutions for businesses. Mr. Saravanan has served as an independent director of Kernel Group Holdings, Inc. (Nasdaq:KRNL) since December 2022. Mr. Saravanan served as an independent director of Aesther Healthcare Acquisition Corp., a special purpose acquisition company, from 2021 until it consummated its initial business combination in February 2023. Additionally, Mr. Saravanan is the Chief Digital Officer at Wavestone US, helping Fortune 1000 business and technology leaders accelerate digital transformation. Prior to joining Wavestone US, Siva was Chief Information Officer and SVP of Business Operations at Reviver, an exciting IoT start-up that creates connected digital license plates to enable true autonomous driving. He designed customer digital experiences, unified commerce, supply chain, field service operations and the digital agenda for Reviver. Siva was also VP for IT Digital Transformation and Program Delivery at Aristocrat Technologies. While at Aristocrat Technologies, he led the transformation of business systems for a leading high-tech gaming manufacturer. Siva spent many years at Verifone as a Senior Director supporting technology operations in 40+ countries and also taking on delivery responsibilities. At VeriFone, he built a world-class global integrated supply chain network for agility and efficiency. Mr. Saravanan holds a M.S. in Systems Engineering from Tennessee State University and B.S in Mechanical Engineering from Annamalai University in Chidambaram, India. He is also on the Advisory Board of NishTech Inc., a digital commerce company and the Advisory Council of George Washington University School of Business Digital Program. Siva is a member of Forbes Technology Council contributing regularly.

Committee Appointments

The Company already has an audit committee and compensation committee. As a result of recent departures from the board and the new appointments, the committees of the board of directors currently consists of the following members:

Audit Committee:

●	Michael Peterson in his capacity as Chairman;

●	Donald Fell in his capacity as a member; and

●	Siva Saravanan in his capacity as a member.

Compensation Committee:

●	Donald Fell in his capacity as Chairman;

●	Michael Peterson in his capacity as a member; and

●	Siva Saravanan in his capacity as a member.

Nasdaq listing standards require that a majority of the Company’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Company’s board of directors has determined that Michael Peterson, Donald Fell, Venkatesh Srinivasan, and Siva Saravanan are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Other Transactions by Certain Members of the OTEC Board and Officers

TRXADE Health, Inc. (NASDAQ: MEDS): Suren Ajjarapu, Michael Peterson, Donald Fell

On July 14, 2023, TRxADE HEALTH, Inc., a Delaware corporation (“MEDS”) entered into a certain Amended and Restated Agreement and Plan of Merger with Superlatus, Inc., a U.S.-based holding company of food products and distribution capabilities (“Superlatus”) and Foods Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of MEDS (“Foods Merger Sub”). On July 31, 2023, MEDS completed its acquisition of Superlatus in accordance with such terms and conditions, pursuant to which MEDS acquired Superlatus by way of a merger of the Food Merger Sub with and into Superlatus, with Superlatus being a wholly owned subsidiary of MEDS and the surviving entity in the merger. At this closing, shareholders of Superlatus received in aggregate 136,441 shares of common stock of MEDS, representing 19.9% of the total issued and outstanding common stock of MEDS after the consummation of the merger and 306,855 shares of MEDS’ Series B Preferred Stock, par value $0.00001 per share, with a conversion ratio of 100 to one.

Semper Paratus Acquisition Corporation (NASDAQ: LGST): Surendra Ajjarapu, Michael Peterson, Donald Fell, Francis Knuettel II

On June 28, 2023, Semper Paratus Acquisition Corporation, a Cayman Island exempted company (“Semper Paratus”) entered into an Agreement and Plan of Merger by and among Semper Paratus, Semper Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Semper Paratus, SSVK Associates, LLC, Semper Paratus’ sponsor, in its capacity as purchaser representative, Tevogen Bio Inc, a Delaware corporation (“Tevogen Bio”), and Ryan Saadi, in his capacity as seller representative, pursuant to which, among other things, the parties will effect the merger of Merger Sub with and into Tevogen Bio, with Tevogen Bio continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of Tevogen Bio shall be exchanged for shares of Class A common stock, par value $0.0001 per share, of Semper Paratus (the “Semper Share Exchange”) subject to the conditions set forth in such merger agreement, with Tevogen Bio surviving the Semper Share Exchange as a wholly owned subsidiary of Semper Paratus. The parties to that transaction have not yet filed a registration statement relating to that transaction, and are expected to do so in September 2023.

Kernel Group Holdings, Inc. (NASDAQ: KRNLU), Surendra Ajjarapu, Michael Peterson, Donald Fell, Venkatesh Srinivas, Siva Srinivasan

On March 3, 2023, Kernel Group Holdings, Inc., a Cayman Island exempted company (“Kernel”) entered into a business combination agreement by and among Kernel, AIRO Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Kernel (“Kernel ParentCo”), Kernel Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Kernel ParentCo, AIRO Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Kernel ParentCo, VKSS Capital, LLC, a Delaware limited liability company and also in the capacity as Kernel’s Sponsor, Dr. Chirinjeev Kathuria, in the capacity as the representative for the company stockholders, and AIRO Group Holdings, Inc., a Delaware corporation. Kernel recently approved an extension of up to six (6) one-month extensions to February 5, 2024 as to the date by which Kernel must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses, (ii) cease its operations if it fails to complete such business combination, and (iii) redeem or repurchase 100% of the Company’s Class A ordinary shares included as part of the units sold in the Company’s initial public offering that closed on February 5, 2021.

Aesther Healthcare Acquisition Corp. (NASDAQ: AHAC, OCEA): Suren Ajjarapu, Michael Peterson, Venkatesh Srinivasan, Siva Saravanan, Donald Fell

On August 31, 2022, Aesther Healthcare Acquisition Corp., a Delaware corporation (“Aesther”) entered into an Agreement and Plan of Merger by and among Aesther, AHAC Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Aesther, Aesther Healthcare Sponsor, LLC, Aesther’s sponsor, in its capacity as purchaser representative, Ocean Biomedical, Inc., a Delaware corporation (“Ocean Biomedical”), and Dr. Chirinjeev Kathuria, in his capacity as seller representative, pursuant to which, among other things, the parties effected the merger of Merger Sub with and into Ocean Biomedical, with Ocean Biomedical continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of Ocean Biomedical was exchanged for shares of Class A common stock, par value $0.0001 per share, of Aesther (the “Aesther Share Exchange”) subject to the conditions set forth in such merger agreement, with Ocean Biomedical surviving the Aesther Share Exchange as a wholly owned subsidiary of Aesther. Aesther’s units automatically separated into their component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security. In connection with the closing of the Business Combination, the company changed its name from “Aesther Healthcare Acquisition Corp.” to “Ocean Biomedical, Inc.” On February 15, 2023, such company’s common stock and warrants began trading on Nasdaq under the trading symbols “OCEA” and “OCEAW,” respectively. Prior the closing, each unit of Aesther sold in its IPO consisted of one public share of Class A common stock and one public warrant which entitled the holder thereof to purchase one share of Class A common stock at an exercise price of $11.50 per share. Upon the closing, Aesther’s certificate of incorporation, as amended, was replaced with an amended certificate, which, among other things, reclassified all shares of Class A common stock as common stock. Immediately after giving effect to the business combination, there were 34,756,339 shares of common stock and warrants to purchase 11,275,054 shares of common stock of the company issued and outstanding.

Murphy Canyon Acquisition Corp. (NASDAQ: MURF): Francis Knuettel II

Murphy Canyon Acquisition Corp. (“Murphy Canyon”), a blank-check special purpose acquisition company, announced that its proxy statement/registration statement on Form S-4 filed with the SEC on May 12, 2023, as amended, was declared effective by the SEC on August 11, 2023 in connection with the proposed business combination between Murphy Canyon and Conduit Pharmaceuticals Limited (“Conduit”) previously announced on November 8, 2022. Murphy Canyon has scheduled a special meeting of its stockholders for September 7, 2023 at 10:00 a.m., Eastern time, to approve such business combination and has commenced mailing the proxy statement and prospectus to its stockholders of record as of the close of business on August 2, 2023.

Relativity Acquisition Corp. (NASDAQ: RACY): Francis Knuettel II

Relativity Acquisition Corp., a Delaware corporation (“Relativity”) entered into a business combination agreement on February 13, 2023, as amended, with SVES GO, LLC, SVES LLC, SVES CP LLC, and SVES Apparel LLC (together, “SVES”) and the other parties thereto. On August 15, 2023, Relativity issued a press release announcing that a confidential draft of a Registration Statement on Form S-4 was submitted to the SEC, for receipt by the SEC on August 14, 2023, with respect to such proposed business combination with SVES.

REGENTIS’ BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to Regentis as of the date of this proxy statement/prospectus and to the Post-Closing Company immediately following the consummation of the Business Combination. See page 10 for a glossary of certain terms used throughout this section. You should review the sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following description of Regentis’ business.

Overview

Regentis Biomaterials Ltd is a regenerative medicine, clinical stage development company dedicated to developing innovative tissue repair solutions that restore the health and enhance quality of life of patients. Our current efforts are focused on orthopedic treatments using our Gelrin platform based on degradable hydrogel implants to regenerate damaged or diseased tissue (inflamed cartilage and bone tissue). Gelrin is a unique hydrogel matrix of polyethylene glycol diacrylate (a polymer involved in tissue engineering) and denatured fibrinogen (a biologically inactivated protein that normally has a role in blood clotting). Our lead product is GelrinC, a cell-free, off-the-shelf hydrogel that is cured into an implant in the knee for the treatment of painful injuries to articular knee cartilage. There is currently no approved off-the-shelf product in the United States for the cartilage repair market. GelrinC potentially offers a solution that gives surgeons a cost-effective product and a simple-to-perform procedure providing patients with sustained pain relief and functional improvement. GelrinC is already approved as a device with a CE mark in Europe, and we plan to look for strategic partners in Europe in connection therewith. With GelrinC, we aim to develop a product for the treatment of an unmet need for the market of cartilage injuries in the knee. We believe our product offers a simple, effective and economic procedure, allowing patients for a comparatively quick recovery with potential for long-term efficacy outcomes. In addition, we have 46 granted patents and 8 pending patent applications covering, in a large number of countries, compositions, delivery device, surgical and manufacturing features.

In a pilot study completed by Regentis in Northern Europe, 56 patients were treated with GelrinC for articular cartilage injuries. The improvements observed in the Knee injury and Osteoarthritis Outcome Score (“KOOS”) and visual analog scale (“VAS”) pain measurement scores taken over two years were superior (100% greater improvement) to those seen with the traditional microfracture (the current “gold” standard) procedure. Additionally, patients continued to report further improvement and greater pain reduction of their knee and associated problems using GelrinC for four years.

Based on these results, the FDA has granted Regentis an IDE for our pivotal trial, permitting PMA submission with two-year follow up data of 80 patients, with an additional 40 patients to be treated thereafter. The pivotal trial currently being conducted in the United States and Europe, and so far we have treated 47 patients out of the 80 initial patients, under the FDA sanctioned protocol, is an open label study, with one arm only (treatment), using our own historical control (microfracture).

Our Market and Opportunity

Knee cartilage injuries can be caused either by acute or repetitive trauma due to daily function, including those caused by sports activity. Knee cartilage does not usually heal by itself when injured. Without treatment, cartilage injuries may progress and cause degeneration of joints, osteoarthritis, and possibly require total knee replacement. The cartilage repair market in general, is a large sector of orthopedic medicine today and currently represents an estimated overall market opportunity in excess of 980,000 arthroscopic knee procedures in the United States per year, as of 2006, with an estimated 400,000 procedures being attributed to focal articular cartilage defects.

Currently, the standard of care procedure for cartilage injuries is microfracture surgery, which involves cleanup of the wound and creation of tiny punctures in the underlying bone. Because the cartilage produced from microfracture surgery tends to be fibrous, the cartilage is more prone to deterioration after a short period of time, with such relief from microfracture surgery lasting on average between eight to fourteen months. Unlike microfracture surgery, treatment using GelrinC does not produce fibrous cartilage, but instead has been shown to grow hyalin cartilage, which is the autologous natural cartilage of the patient. Beyond microfracture surgery, current commercial therapies for cartilage repair generally involve the use of autologous cells harvested from the patient’s own healthy tissue. This approach has numerous disadvantages including the need for expensive cell expansion facilities and the requirement for two surgical procedures. The price for such autologous procedures is approximately $40,000 in the United States. There are also allogeneic cartilage products (BioCartilage and Neo) sourced from cadavers, which, based on our experience, are not preferred by surgeons except for in unique cases. Due to the complexity, source and cost of alternatives, orthopedic surgeons with whom we have consulted have expressed a strong preference for a simple, ‘off-the-shelf’ product that can be delivered through a single open or minimally invasive approach. There is also another technology, CartiHeal’s Agili-C, which was recently approved by the FDA, that utilizes pre-formed implants that consist of a two layer plug, of which the lower layer is a mineral scaffold, a foreign body material that has been engineered to be inserted into the bone tissue, which scaffold is used to merge with the bone cells, and the upper layer is a scaffold intended to serve as a growth host for the cartilage cells. This pre-formed implant requires special fitting into the injury lesion and in order to accommodate the lower layer of the implant (the scaffold), the surgeon must drill down into the underlying bone even though the bone is often healthy.

We believe that GelrinC will offer a cost effective, off-the-shelf product that is simple to use, requiring a 10-minute procedure and from the Company’s experience with patients who have been treated thus far, an average two week recovery period.

Our Strategy

We aim to provide patients with safe, effective, simple, lasting treatments that are cost effective. With our lead product, GelrinC, patients may be treated for cartilage injuries in the knee with an off-the-shelf product by a short and simple procedure that is highly cost effective.

Our first priority is to complete patient enrollment and required follow-up of our GelrinC pivotal trial on the critical path to FDA approval. Following the Closing, we plan to continue our pivotal clinical trial, as we move toward FDA approval.

●	We aim to complete our GelrinC pivotal trial, and if successful, we plan to apply for PMA marketing approval.

●	If and when approved for commercial sale, we intend to capitalize on the opportunity and carry out post-approval trials in a number of additional injuries including elbow, wrist and ankle, in an effort to become the cartilage leader in this market.

●	We have obtained a CE mark for marketing approval for GelrinC in Europe and plan to look for a strategic partner in connection therewith. In parallel to seeking FDA approval.

●	We plan to build on our Gelrin platform technology to broaden our product base. Our Gelrin family of products is a unique one that can be used for other injuries and we intend to develop a pipeline of products that can be used for additional tissue regeneration opportunities.

Our Solution

Gelrin is a family of hydrogels that derive their unique physical and chemical properties from polymer chains crosslinked with trace quantities of denatured protein. In the body, Gelrin is eroded and resorbed over time through a pre-programmed and controlled gradual surface degradation process, meaning that the GelrinC implant covers the entire wound, so the cells that naturally want to migrate to the damaged tissue in situations where there is nothing holding them back or preventing them from migration, are unable to migrate due to the GelrinC implant and are controlled, which allows for the receding implant to allow the surrounding cells to regenerate the cartilage in a controlled and synchronous process. The body of this receding mass acts to stimulate the body’s natural healing process, by guiding the migration and organization of cells involved in tissue repair doing so in a gradual process over time. Gelrin is applied in liquid form allowing it to completely fill the entire tissue defect and is then cured into a rubbery implant by the use of ultraviolet, or UV, light. It can be introduced into narrow bone crevices or large spaces, open or closed.

GelrinC is specifically designed for the repair of articular cartilage defects in the knee caused by acute trauma or repetitive use. It is delivered directly to fill the injury site using a delivery device, Stelar, which seals the lesion during the procedure, and through which the GelrinC liquid is delivered, and from which the curing UV light is projected. Once the liquid GelrinC has filled the defect, it is cured in place into an elastomeric implant by photo-curing under UV light for 90 seconds. The implant then starts eroding in conjunction with the advancing cartilage tissue from the outside edges of the lesion inward. Following a period of approximately six to nine months, the implant is completely eroded, resorbed and the injury’s surface is covered by newly formed hyaline cartilage produced by one’s own body. The primary mode of action of GelrinC is the presenting of a smooth, impenetrable, neutral surface to the reproduced cartilage cells. The enabling surface erosion completes this mechanism with a receding implant in a planned synchrony with the newly formed cartilage tissue.

Mode of Action of GelrinC:

1. Stelar delivery device membrane covers cartilage lesion. Using a syringe GelrinC is introduced into the lesion.	2. Upon filing of the lesion, UV beam cures GelrinC into a soft rubbery implant.

3. As GelrinC implant recedes and resorbs, the cartilage lesion rim creates aggregates and new cartilage tissue filling up the void created by the retreating implant.	4. At the end of 6-9 months with functioning knee, GelrinC implant is resorbed and new cartilage covers the treated lesion.

As demonstrated in the pilot study, the advantages of GelrinC include:

●	An off-the-shelf product for cartilage repair;

●	A new class of a-cellular product solution;

●	Polyethylene glycol (“PEG”), implant preventing cellular migration as a primary mode of action and further aided by denatured fibrinogen controlled erosion for the regeneration of hyaline-like cartilage;

●	Initial state as liquid form provides for complete and optimal defect filling and subsequent curing hardens it into a more solid body, and holding it in place;

●	Single, 10 minute surgical procedure;

●	Implantable via open or minimally-invasive surgical techniques;

●	Manufacturing process allows for low cost of goods and scalability; and

●	Intended for the repair of focal defects in cartilage and/or osteochondral defects.

All of these advantages were demonstrated in the EU pilot study where the recovery of the patient took approximately two weeks of non-weight bearing activity, and led to a full recovery within three to six months. Additionally, 100% of the participants who were followed up with in the EU pilot study reported no pain in their recovery through at least four years thereafter.

Future Products; Additional Applications

Based on similarity of mechanism of action for cartilage and based on animal studies performed by Regentis for osteoarthritis, we believe that our Gelrin technology platform may also provide a solution to osteoarthritis and other cartilage injuries related to the ankle, wrist, and elbow.

●	GelrinP – a paste form of GelrinC, which is cured with UV light, developed for treatment of injuries in smaller joints like the ankle, wrist, and elbow.

●	GelrinV – Novel intra-articular injectable gel, long-lasting with pro-healing capabilities. It is a thermo-responsive, hydrophobic polymer, which is injected as a thin liquid, and turns into a thick gel at body temperature. Targeted for treatment of moderate osteoarthritis.

Clinical Development of GelrinC

Completed Pilot Study

In medical devices, the efficacy trial first tested on larger groups of patients is called a pilot study. We carried out a pilot study on 56 patients that were treated with GelrinC and followed up for up to four years in multiple sites in Northern Europe and Israel. The primary efficacy endpoints were changes from baseline for overall KOOS scores and KOOS pain subscale at 18 months and the primary efficacy end points were met. No serious adverse events were observed in the completed pilot study. In addition to pre-clinical studies we conducted for GelrinC, the pilot study we carried out was the sole study we used in order to obtain approval of GelrinC as a medical device in Europe in 2017. The near and long-term improvements in KOOS and VAS scores which are the commonly used scales with which pain is measured and the imaging diagnostic measurements of magnetic resonance imaging (“MRI”) and MRI criteria (“MOCART”) taken, were superior to those seen with the traditional microfracture procedures, which microfracture results were used in both the pilot study and current ongoing pivotal trial (referenced below), and these results continued to improve over the four year follow up period. Presented hereunder are the main findings from these trials. At two years, the resultant KOOS score for GelrinC provided an improvement of about 100% greater pain reduction than that of historical microfracture procedure data, as seen in EU Pilot Study Data figure chart below where we received a KOOS score of about 28 for GelrinC at two years, with microfracture having a KOOS score of about 14 at two years. Microfracture is considered the gold standard among the various commonly used procedures for the treatment of these patients. Based on MRI images, the MOCART qualitative score for GelrinC has reached a score over 80, within 24 months. After two years, the resultant KOOS score for GelrinC continued to show improvement over the course of an additional 24 months (so far, 44 patients out of the 56 patients followed up at 18 months and 42 out of 56 patients followed up at 24 months; about 80% and 75% of the initial 56 patients, respectively).

The KOOS is a patient-reported outcome measurement instrument, developed to assess the patient’s opinion about their knee and associated problems. The KOOS evaluates both short-term and long-term consequences of knee injury and also consequences of primary osteoarthritis, or OA. It holds 42 items in five separately scored subscales: KOOS Pain, KOOS Symptoms, Function in daily living, or KOOS ADL, Function in Sport and Recreation, or KOOS Sport/Rec, and knee-related Quality of Life, or KOOS QOL (Roos and Lohmander 2003). The score above is in percentage.

The MOCART score is a 9-part and 29-item scoring system, also resulting in a final cartilage repair tissue score between 0 and 100 points; 0 points represents the worst imaginable score, 100 points represent the best imaginable score. When patients measure pain, they sometimes fill out reports with subjective answers, so we also use MOCART to measure pain, which provides an objective pain score response calculation. A P-value is a statistical measurement used to validate a hypothesis against observed data. A P-value measures the probability of obtaining the observed results, assuming that the null hypothesis is true. The lower the P-value, the greater the statistical significance of the observed difference. A P-value of P<0.05 is deemed statistically significant, as there is less than a 5% probability the results are random.

Ongoing Pivotal Trial

To obtain marketing approval in the United States, we are currently carrying out a pivotal clinical trial for PMA in the United States and Europe under an FDA approved IDE. The number of patients, with 24 months follow-up, required for PMA submission is 80, with an additional 40 patients to be treated afterward. Currently, the Company is midway in enrolling patients in this trial which was initiated in November 2017. The FDA has allowed the Company the use of microfracture historical data, licensed by the Company from TiGenix NV, or TiGenix, as historical control for the study, thus allowing for a more efficient and less costly trial, which may ultimately lead to a shorter time to market. See Data “Intellectual Property— Agreement with TiGenix” below.

TiGenix’s study was a Phase III, multicenter, open-label, randomized controlled trial of its intended product, ChondroCelect® in an Autologous Chondrocyte Implantation procedure compared to the procedure of microfracture in the repair of symptomatic cartilage lesions of the knee. In that study, 51 participants were treated with characterized chondrocyte (cell) implantation, or CCI, and 61 participants were treated with microfracture as the control. The primary end points in that study were histology and KOOS. Historical data is commonly used by agreement of the FDA and is so identified in the Code of Federal Regulations. The FDA agreed to allow the Company to use this data in our Phase III study after reviewing the TiGenix data and after observing that other companies were abstaining from doing cartilage repair clinical trials due to recruitment difficulties. Patients who complain about knee pain may suffer from any one, or multiple, knee pathologies (e.g., ACL, meniscus or cartilage lesions), a fact making recruitment very difficult in search of patients who have only cartilage lesions and thus requiring recruitment and screening of many patients in order to remain with the required number of patients who have just the one cartilage injury. In our unique trial design, GelrinC efficacy is compared to historical microfracture (the current “gold” standard) procedure efficacy data. The FDA agreed that the data of 80 patients with two-year follow-up data is sufficient for PMA submission for approval. The primary endpoints are KOOS pain scores and Function in Daily Living, or ADL, scores at 24 months, with secondary endpoints being, overall KOOS scores and modified MOCART scores at 24 months. To date, the company has treated 47 patients of the 80 required for submission. We expect to complete the pivotal trial within 2.5 years, consisting of six months for the recruitment and treatment of the remaining 33 patients and two years of follow-up from the treatment of the last patient. We believe we will be in position to recruit the remaining required 33 patients across multiple centers within this time frame, subject to funding from the Transactions. Our expected timeline takes into consideration that we have already built the study infrastructure, recruited the sites, and finalized agreements with hospitals and institutional review boards. Now that most of this is done and the sites are more available having done the two-year follow up, we believe they will be able to more efficiently rejoin the recruitment process.

The primary objectives for the pivotal trial are to evaluate the 12-month post-treatment safety of GelrinC and to evaluate the efficacy of GelrinC at 18 months post-treatment. The secondary objectives are to evaluate the 24-month post-treatment safety of GelrinC, evaluate the performance of the GelrinC procedure and to evaluate the efficacy of GelrinC with additional parameters at various time points.

The patient profile of the pivotal trial’s first 47 patients is highly matched with the control patients’ profile and with the patient population of the pilot study. A third-party biostatistics analysis of the two patient populations demonstrated a higher level of matching between historical control patients and those treated so far in the pivotal study, when compared to the pilot study, which led them to claim a higher likelihood of success in the outcome for the pivotal trial.

The advantages gained with the GelrinC IDE:

●	Fewer patients to screen and enroll, creating a faster, more efficient trial;

●	Microfracture (control) results already known;

●	Confidence based on same product, same clinical protocol, and the same control as the 56 patient pilot study compared to the 80 patients required for the pivotal trial for PMA submission;

●	47 of the 80 patients in the pivotal trial have already been treated to-date; and

●	The enrollment profile of the first 47 patients in the pivotal trial is highly matched with the control patients’ profile, which we believe indicates a high likelihood of success in the outcome for the pivotal trial.

We have recruited and treated 47 patients for the pivotal study (out of the 80 needed). We intend to recruit the remaining patients subject to financing. We are now performing follow-up testing of the treated patients. No serious adverse events have been observed in the pivotal trial.

Research and Development

Having grown out of research from The Technion Israel Institute of Technology, our commitment to research and innovation is best witnessed by the development we carried out on GelrinC to-date from the underlying science and our close relationship with our founder Professor Dror Seliktar of The Technion. We believe we have the expertise onboard to continue to build our product lines, including advancing future products and additional applications (such as GelrinP).

Intellectual Property

Our success will depend in part on obtaining and maintaining patents, trade secrets and other intellectual property and protection of our technology, current and future product candidates and methods used to develop and manufacture them. We cannot be sure that any of our currently pending patent applications or with respect to any patent applications that we file in the future will be granted, nor can we be sure that our existing patents or any patents that may be granted to us in the future will be sufficient to protect our technology or will not be challenged, invalidated or circumvented. Our success also depends on our ability to operate our business without infringing, misappropriating or otherwise violating any patents and other intellectual property or proprietary rights of third parties.

The scope of patent protection for the major products that are already approved for marketing and/or in development by the Company include granted/issued patents. The main composition of matter patents claim protein-polymer conjugates of an extracellular matrix protein (e.g., fibrinogen) or a serum protein, (e.g., albumin) covalently bound to a synthetic polymer (e.g., polyethylene glycol, poloxamer), as well as uses of these compositions for treating cartilage injuries or osteoarthritis and scaffolds formed from these conjugates. Additionally, there is a family of patents claiming a unique device for effective administration of the compositions to the patient and supplies a source of ultraviolet wavelength range (315-400 nm) (“UVA”) irradiation that initiates the crosslinking to form the scaffolds.

The scope of the claims of the granted/issued patents covers both GelrinC and GelrinP, including their uses and processes for making them, as well as supplementary protection for a specific device for administration of the compositions. In addition, there are additional pending families of applications that may provide supplementary levels of protection for improvements in the products and the processes of manufacture.

Specifically, while the basic patent estate (patent family derived from WO 2005/061018) has expiration dates that range between 2024 and 2025, additional patent families of the Company, have later expiration dates, and cover improvements as detailed herein. In particular, while the basic patent estate is directed to the specific ingredients of GelrinC, the latest family of patents and patent applications (derived from WO 2017/103924) is instead directed to a final product; however, the latest patent applications derived from WO 2017/103924 have only been granted in China and the other patent applications may not mature into actual patents. The final product uses a ready – for – use formulation technology and the process of manufacture of the final product avoids the use of acetone, which may become forbidden under advanced guidelines for products introduced into the body. Therefore, we believe that upon approval in different territories, additional patents could provide us with sufficient protection from completion even after the expiration dates of the basic patent estate.

GelrinC

GelrinC utilizes a conjugate of denatured fibrinogen and polyethylene glycol and the intended clinical use of this product is to treat focal cartilage injuries. These specific conjugate molecules are disclosed and claimed in the earliest patent family of Regentis derived from WO 2005/061018, which are nominally due to expire in December 2024. In various countries, patent term extension or supplementary protection certificates are available upon receipt of marketing approval to prolong the period of exclusivity of a new medical product. The earliest patent family of Regentis derived from WO 2005/061018 includes patents Nos. US 7,842,667, US 8,007,774, US 8,858,925, US 9,120,872, US 9,474,830, US 9,700,600 and EP 1870115, which are detailed in the table below.

While the first family of patents form the “basic patent estate” covering the current products of Regentis, diligent efforts have been made by Regentis to cover improvements and alternatives. Our “basic patent estate” has expiration dates that range between 2024 and 2025. Although the patents included in this “basic patent estate” are close to expiring, such patents only cover certain components in our products. Our additional subsequently granted patents provide supplementary protection, as well as the latest pending patent applications which cover subsequent improvements in the Company’s products and processes. Furthermore, regulatory approval, when obtained, will yield certain types of non-patent exclusivities that can maintain our advantage even after expiration of the earlier “basic patent estate.”

We also have additional subsequent patents that we believe could prevent competitors from entering the market when patents directed to the specific conjugate molecules expire. The additional patents are directed to manufacturing processes, formulations and other important technologies and serve to support and extend patent protection beyond the earliest patents. While it is a fact that the earliest patent families are due to expire in the next few years, we believe that the newest patent applications will provide protection to the updated products and processes for their manufacture. The latest patent applications, some of which have matured to patents, are designed to protect various improvements to the earliest filed patents, including improvements to the process of production, and ready to use formulations that may be administered from pre-filled syringes and do not require addition of activators prior to use.

The latest family of patent applications is derived from WO 2017/103924 (filed in China and in other territories), and the objectives Regentis aims to achieve with these applications are to seek to obtain patent protection to cover improved compositions which are being used or which may be used by Regentis in the future. The improved compositions that we aim to protect with these applications relate to other hydrogels that are formed using GelrinC’s conjugates of polyethylene glycol and denatured fibrinogen, which conjugates have enhanced biocompatibility, increased safety and a decrease in likelihood of eliciting adverse reactions. In particular, the conjugates are generated using an improved process that avoids the use of potentially harmful polar organic solvents. The family of patent applications derived from WO 2017/103924 includes patent application Nos. US 17/554720, EP 3389736, CA 3006695, HK 1260187, IN 201827024148, JP 2021-181190 and IL 259891, which are detailed in the table below. A patent in China, CN 108472413, was recently granted, whereas the other patents in this family are still in different stages of examination. These other patent applications may not mature into actual granted patents. Thus, there is a risk that if any one or more family members are not granted, the improved compositions will not be patent protected in their respective territory.

GelrinP

A second “pipeline product” of Regentis is designated as GelrinP and it is a product using a conjugate of fibrinogen with a poloxamer (Pluronic) for the treatment of osteoarthritis. The product exhibits thermo-reversible gelation, is water-immiscible and can be delivered using a minimally invasive application. It is designed to form of a paste in the cavity upon UVA irradiation.

This product is more viscous and better suited for the intended purpose of providing relief from chronic conditions including osteoarthritis. This second potential product is described by the third family of patents derived from WO 2011/07399, which was filed December 16, 2010. Patents from this family are nominally due to expire in December 2030 and include patents Nos. US 8,846,020, EP 2513294, CN 102762715 and IL 220343, which are detailed in the table below.

Additional families of patents

Family #2 derived from WO 2008/126092 that was filed April 16, 2008 claims conjugates of the serum protein albumin with PEG. This patent may be useful to supplement the protection of GelrinC which may contain albumin as well as fibrinogen. The family of patent applications derived from WO 2008/126092 includes patents Nos. US 9,624,259 and EP 2497505, which are detailed in the table below.

Family # 4 derived from WO 2014/207749 filed June 24, 2014 claims an injectable curable paste that can be shaped to fill defects requiring treatment. The family of patent applications derived from WO 2014/207749 includes patents Nos. US 10,434,215, EP 3013377 and CN 105407933, which are detailed in the table below.

Family #6 derived from WO 2015/052708 filed January 24, 2014 claim an apparatus for treatment of cavities in a human body. The family of patent applications derived from WO 2015/052708 includes patents Nos. US 9,895,519, US 9,872,705, EP 2874546, CN 106232023 and IL 235270, which are detailed in the table below.

The patent portfolio includes granted patents that cover the products currently in development and additional families of patents that may provide supplementary protection for those products and further products.

Patents

As of December 19, 2022, our exclusively owned patent portfolio includes forty-five (45) issued patents, of which eleven (11) are U.S. patents and thirty-four (34) are foreign patents, with twenty-eight (28) of the thirty-four (34) foreign patents being nationally validated in certain European extension/validation states). In addition, one U.S. patent application and seven foreign patent applications are pending. The claims of these owned patents and patent applications are directed toward various aspects of our family of products, methods of their manufacturing, delivery device and research programs.

Effective Filing Date	Patent No.	Title	Country	Product	Type of patent protection	Expiry date
Dec. 15, 2004	US 7,842,667	Matrix composed of a naturally-occurring protein backbone cross linked by a synthetic polymer and methods of generating and using same	USA	GelrinC	Utility patent	Dec. 15, 2024
Dec. 15, 2004	US 8,007,774	Matrix composed of a naturally-occurring protein backbone cross linked by a synthetic polymer and methods of generating and using same	USA	GelrinC	Utility patent	Dec. 31, 2025
Dec. 15, 2004	US 9,120,872	Matrix composed of a naturally-occurring protein backbone cross linked by a synthetic polymer and methods of generating and using same	USA	GelrinC	Utility patent	Dec. 15, 2024
Dec. 15, 2004	US 8,858,925	Pegylated fibrinogen precursor molecule	USA	GelrinC	Utility patent	Jun. 28, 2025
Dec. 15, 2004	US 9,474,830	Pegylated fibrinogen precursor molecule	USA	GelrinC	Utility patent	Dec. 15, 2024
Dec. 15, 2004	US 9,700,600	Matrix composed of a naturally-occurring protein backbone cross linked by a synthetic polymer and methods of generating and using same	USA	GelrinC	Utility patent	Dec. 15, 2024
Jun. 21, 2007	EP 1870115	Immediate release compositions for treating tissue damages	Germany, Spain, France, United Kingdom, Italy	GelrinC	Utility patent	Jun. 6, 2027
Apr. 16, 2008	US 9,624,259	Compositions and methods for scaffold formation	USA	PEG-albumin	Utility patent	Aug. 11, 2029
Apr. 16, 2008	EP 2497505	Compositions and methods for scaffold formation	Germany, Spain, France, United Kingdom, Italy	PEG-albumin	Utility patent	Apr. 16, 2028
Dec. 16, 2010	US 8,846,020	Scaffolds formed from polymer-protein conjugates, methods of generating same and uses thereof	USA	GelrinP	Utility patent	Dec. 16, 2030

Dec. 16, 2010	EP 2513294	Scaffolds formed from polymer-protein conjugates, methods of generating same and uses thereof	Germany, Spain, France, United Kingdom, Italy	GelrinP	Utility patent	Dec. 16, 2030
Dec. 16, 2010	CN 102762715	Scaffolds formed from polymer-protein conjugates, methods of generating same and uses thereof	China	GelrinP	Utility patent	Dec. 16, 2030
Dec. 16, 2010	IL 220343	Scaffolds formed from polymer-protein conjugates, methods of generating same and uses thereof	Israel	GelrinP	Utility patent	Dec. 16, 2030
Jun. 26, 2014	US 10,434,215	Compositions comprising a polymer-protein conjugate and an environmentally-responsive polymer and uses thereof	USA	Injectable curable paste	Utility patents	Jun. 26, 2034
Jun. 26, 2014	EP 3013377	Compositions comprising a polymer-protein conjugate and an environmentally-responsive polymer and uses thereof	Switzerland, Germany, Spain, France, United Kingdom, Italy, Liechtenstein	Injectable curable paste	Utility patents	Jun. 26, 2034
Jun. 26, 2014	CN 105407933	Compositions comprising a polymer-protein conjugate and an environmentally-responsive polymer and uses thereof	China	Injectable curable paste	Utility patents	Jun. 26, 2034
Oct. 6, 2014	US 9,895,519	Treatment of cavities in a human body	USA	Delivery device	Utility patent	Apr. 16, 2036
Oct. 6, 2014	US 9,872,705	Treatment of cavities in a human body	USA	Delivery device	Utility patent	Jun. 24, 2035
Oct. 6, 2014	EP 2874546	Apparatus for treatment of cavities in a human body	Belgium, Germany, Denmark, France, United Kingdom, Netherlands	Delivery device	Utility patent	Oct. 6, 2034
Oct. 6, 2014	CN 106232023	Apparatus for treatment of cavities in a human body	China	Delivery device	Utility patent	Oct. 6, 2034
Oct. 6, 2014	IL 235270	Apparatus for treatment of cavities in a human body	Israel	Delivery device	Utility patent	Oct. 6, 2034
Dec. 14, 2016	CN 108472413	Organic solvent free compositions comprising protein-polymer conjugates and uses thereof	China	Ready for use acetone-free product	Utility patent	Dec. 14, 2036

Patent applications (pending):

Filing Date	Application Publication No.	Title	Country	Product	Type of application protection	Projected expiry date[1]
Dec. 14, 2016	US /554720	Organic solvent free compositions comprising protein-polymer conjugates and uses thereof	USA	Ready for use acetone-free product	Utility patent	Dec. 14, 2036
Dec. 14, 2016	EP 3389736	Organic solvent free compositions comprising protein-polymer conjugates and uses thereof	Europe	Ready for use acetone-free product	Utility patent	Dec. 14, 2036
Dec. 14, 2016	CA 3006695	Organic solvent free compositions comprising protein-polymer conjugates and uses thereof	Canada	Ready for use acetone-free product	Utility patent	Dec. 14, 2036
Dec. 14, 2016	HK 1260187	Organic solvent free compositions comprising protein- polymer conjugates and uses thereof	Hong Kong	Ready for use acetone-free product	Utility patent	Dec. 14, 2036
Dec. 14, 2016	IN 201827024148	Organic solvent free compositions comprising protein-polymer conjugates and uses thereof	India	Ready for use acetone-free product	Utility patent	Dec. 14, 2036
Dec. 14, 2016	JP 2021-181190	Organic solvent free compositions comprising protein-polymer conjugates and uses thereof	Japan	Ready for use acetone-free product	Utility patent	Dec. 14, 2036
Dec. 14, 2016	IL 259891	Organic solvent free compositions comprising protein-polymer conjugates and uses thereof	Israel	Ready for use acetone-free product	Utility patent	Dec. 14, 2036
[1]	Nominal expiration date based on earliest effective filing date. Not including any possible future patent term extensions or adjustments.

Data Agreement with TiGenix

We entered into a data agreement with TiGenix dated July 20, 2015, or the TiGenix Data Agreement, pursuant to which we licensed microfracture historical data that TiGenix compiled in a study that TiGenix conducted in 2011. The FDA has allowed us to use the licensed data as control data for our pivotal clinical trial for PMA.

The TiGenix Data Agreement grants Regentis the right to use the control data on a non-royalty-bearing, paid-up, worldwide and non-exclusive basis for any purpose, including for use in connection with regulatory filings for Regentis’ products, for a term for 30 years unless earlier terminated by Regentis upon 30 days’ written notice, with or without cause. TiGenix is only permitted to early terminate the TiGenix Data Agreement if Regentis fails to cure a material breach of the TiGenix Data Agreement within 60 days after receiving written notice of such material breach from TiGenix. Under the TiGenix Data Agreement, Regentis paid TiGenix $400,000 upon execution of the TiGenix Data Agreement and has agreed to pay TiGenix an additional $400,000 upon Regentis’ first submission to the FDA for a pre-market approval submission incorporating the control data for approval of a product. The TiGenix Data Agreement also provides that Regentis may not use the control data for the approval of a product that competes or is likely to compete, directly or indirectly, with the TiGenix product ChondroCelect®, indicated for the repair of knee cartilage lesions, in certain countries listed in the TiGenix Data Agreement, and such list does not include the United States.

Manufacturing and Supply

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of GelrinC. We rely on one from an expanding group of contract manufacturing organizations (“CMOs”), who are cGMP compliant and relevant technology qualified. The batches we used for the pivotal trial to-date were manufactured and filled at an Israeli CMO. We intend to add North American and European CMOs when we progress to additional scale-up and commercial launch needs. We currently have commercial supply agreements with our more strategic suppliers in the U.S. and Europe and continue to seek additional suppliers for strategically essential materials as well.

Some of the critical materials and components used in manufacturing GelrinC are sourced from two single suppliers, one of which we purchase “off the shelf” components from and the other of which creates a custom made component for us. To our knowledge, both of our single source suppliers are GMP compliant.

The following are summary descriptions of our two single source supplier agreements to which we are a party.

Baxter and Teva Supply Agreement

On July 15, 2008, we entered into a Supply Agreement with Baxter Healthcare Corporation, or Baxter, and Teva Medical (Marketing) Ltd., or Teva, which was amended and restated on January 6, 2009, pursuant to which we agreed to purchase Tisseel VHSD fibrin sealant Kit, or Tisseel, from Teva, with Teva being Baxter’s exclusive distribution agent in Israel for Tisseel, for manufacture of GelrinC. The Supply Agreement was amended and restated. The Supply Agreement provides for up to 1,000 kits of Tisseel of the 2 ml Tisseel kit, or 500 kits of Tisseel of the 4 ml Tisseel kit, or 200 kits of Tisseel the 10 ml Tisseel kits per year at a fixed purchase price of $136 per unit. The payments under the Supply Agreement are due 30 days from the date of invoice and we are subject to a service charge of 1% per month, 12% per year, on all amounts past due.

The Supply Agreement had an initial term of 3 years which ended on April 1, 2011; however, the Supply Agreement has an ever-green clause and is automatically renewable for consecutive 1 year terms unless either party gives notice of termination at least 3 months prior to the then current term. The Supply Agreement may be terminated without cause by Baxter upon 90 days’ prior written notice to the other parties. In addition, either party may terminate the Supply Agreement in the event of an uncured material breach or insolvency.

Baxter Services Agreement

On February 27, 2018, we entered into a Services Agreement with Baxter, pursuant to which we agreed to purchase certain services from Baxter in connection with Teva’s supply of Tisseel under the Supply Agreement for GelrinC. In April 2022, we amended the Services Agreement with Baxter to replace Teva as the supplier of Tisseel under the Supply Agreement for GelrinC with Baxter Healthcare Distribution Ltd as Teva ceased to distribute Tisseel in the territory of Israel.

Under the Services Agreement, Baxter provides us with quality, regulatory and technical support, for up to a maximum aggregate of 40 man-hours per year for all such support. In consideration for receiving such support, we pay Baxter $60,000 per year until we receive FDA approval to market GelrinC in the United States. Following FDA approval to market GelrinC in the United States, we shall pay Baxter $200,000 per year during the term of this Services Agreement; however, the year we receive FDA approval to market GelrinC in the United States, we must pay the $140,000 balance for that year within 30 days after receiving such approval. In addition, any quality, regulatory or technical support provided by Baxter beyond the 40 man-hours in any calendar year will result in additional charges of $2,500 per man-hour.

The Services Agreement has an initial term of 5 years and is automatically renewable for consecutive 5 year terms unless either party gives notice of termination at least 2 years prior to the then current term. The Services Agreement may be terminated by either party 30 days after written notice to the other party of a material breach under the Services Agreement by such other party, unless such breach is cured within such 30 day period.

Competition

We are currently unaware of any off-the-shelf product solutions in the market for cartilage knee repair. There are two main procedures available and already discussed: (i) microfracture, which is non-proprietary, and (ii) MACI, an autologous cellular (patient’s own cells) treatment procedures available from Vericel Corp., or Vericel, which is the only commercial offering in the U.S. market. If approved, GelrinC will compete in this market based on its already outlined advantages as an off-the-shelf highly cost-effective product. There are also “modified human tissue” products that are based on allogeneic cartilage matter – BioCartilage, from Arthrex GmbH, which is a paste mixed with PRP (platelet rich plasma or minced cartilage tissue) and Revaflex, a diced cadaver cartilage from ISTO Technologies Inc. These products are often dependent on cadaver tissue and are not frequently used across the patient population. While Vericel, Arthrex GmbH and Revaflex will present us with competition, these competitors do not hold a significant market share in cartilage repair which is calculated based on their revenue, amount of procedures they perform annually and the amount of cartilage repair cases currently in the market. Other potential competitors, although not yet approved for marketing, may succeed in developing products that could directly compete with GelrinC for market share in cartilage repair, but these other remaining potential competitors are too premature, in terms of research and development, in order to determine or evaluate what their potential market share significance could be. An additional product named Agili-C, which was developed by CartiHeal, has recently been approved by the FDA. However, to the best of our knowledge, Agili-C has not yet been launched for commercialization.

If our product is approved in the United States, we will face competition from Vericel. Vericel’s MACI utilizes a cellular procedure requiring two surgeries; one for the biopsy taking out a piece of health cartilage for cellular expansion, and a second which occurs approximately 10 – 12 weeks thereafter for reimplantation of the expanded cell population. This procedure costs approximately $40,000, with a reported recovery period of six weeks. This is a long, complex procedure especially compared to the approximately 10-minute procedure for the delivery of GelrinC, which only involves one surgery.

Research Grants

Grants under the Israeli Encouragement of Industrial and Development Law

Our research and development efforts have been financed in part through royalty-bearing and non-royalty-bearing grants in an aggregate amount of $2.34 million that we received from the IIA as of June 30, 2023. With respect to the royalty-bearing grants we are committed to pay royalties at a rate between 3% and 4.5% on sales proceeds from our products that were developed under IIA programs up to the total amount of grants received, linked to the U.S. dollar and bearing interest at an annual rate of LIBOR applicable to U.S. dollar deposits.

Grant from the European Commission

We received a grant from the European Union through the European Commission Executive Agency for Small and Medium-sized Enterprises of approximately 1,857,411 EUR as part of the Horizon 2020 Research and Innovation Framework Programme.

Government Regulation

Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in foreign jurisdictions. Our products are subject to regulation as medical devices in the United States under the Federal Food, Drug, and Cosmetic Act (“FDCA”), as implemented and enforced by the FDA.

United States Regulation

The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, or approval of a PMA. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.

While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed. We are in the process of pursuing approval of one of our product candidates under a PMA.

510(k) Clearance Marketing Pathway

To obtain 510(k) clearance, an applicant must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a legally marketed predicate device. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed before May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but may take longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, FDA collects user fees for certain medical device submissions and annual fees for medical device establishments. For fiscal year 2021, the standard user fee for a 510(k) premarket notification application is $12,432.

If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo classification or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance, approval of a PMA, or issuance of a de novo classification. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.

PMA Approval Pathway

Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR. PMA applications are also subject to the payment of user fees, which for fiscal year 2021 includes a standard application fee of $365,657.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness. FDA may not approve a modification described in a PMA supplement, in which case the modified device cannot be marketed.

Clinical Trials

Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”) regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective before commencing human clinical trials. If the device under evaluation does not present a significant risk to human health, then the device sponsor is not required to submit an IDE application to the FDA before initiating human clinical trials, but must still comply with abbreviated IDE requirements when conducting such trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.

Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board (“IRB”), for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-Market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

●	labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of “off-label” uses of cleared or approved products;

●	requirements related to promotional activities;

●	clearance or approval of product modifications to PMA approved devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of certain modifications to PMA-approved devices;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Manufacturing processes for medical devices are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, we are subject to periodic scheduled or unscheduled inspections by the FDA. Failure to maintain compliance with the QSR requirements could result in the shut-down of, or restrictions on, manufacturing operations and the recall or seizure of marketed products. The discovery of previously unknown problems with any marketed products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that a manufacturer has failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

●	recalls, withdrawals, or administrative detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for PMA approvals of new products or modified products;

●	withdrawing PMA approvals that have already been granted;

●	refusal to grant export approvals for our products; or

●	criminal prosecution.

Coverage and Reimbursement

In the United States, our currently approved products are commonly treated as general supplies utilized in orthopedic surgery and if covered by third-party payors, are paid for as part of the surgical procedure. Outside of the United States, there are many reimbursement programs through private payors as well as government programs. In some countries, government reimbursement is the predominant program available to patients and hospitals. Our commercial success depends in part on the extent to which governmental authorities, private health insurers and other third-party payors provide coverage for and establish adequate reimbursement levels for the procedures during which our products are used. Failure by physicians, hospitals, ambulatory surgery centers and other users of our products to obtain sufficient coverage and reimbursement from third-party payors for procedures in which our products are used, or adverse changes in government and private third-party payors’ coverage and reimbursement policies could materially adversely affect our business, financial condition, results of operations and prospects.

Based on our experience to date, third-party payors generally reimburse for the surgical procedures in which our products are used only if the patient meets the established medical necessity criteria for surgery. Some payors are moving toward a managed care system and control their health care costs by limiting authorizations for surgical procedures, including elective procedures using our devices. Although no uniform policy of coverage and reimbursement among payors in the United States exists and coverage and reimbursement for procedures can differ significantly from payor to payor, reimbursement decisions by particular third-party payors may depend upon a number of factors, including the payor’s determination that use of a product is:

●	a covered benefit under its health plan;

●	appropriate and medically necessary for the specific indication;

●	cost effective; and

●	neither experimental nor investigational.

Third-party payors are increasingly auditing and challenging the prices charged for medical products and services with concern for upcoding, miscoding, using inappropriate modifiers, or billing for inappropriate care settings. Some third-party payors must approve coverage for new or innovative devices or procedures before they will reimburse health care providers who use the products or therapies. Even though a new product may have been cleared for commercial distribution by the FDA, we may find limited demand for the product unless and until reimbursement approval has been obtained from governmental and private third-party payors.

A key component in ensuring whether the appropriate payment amount is received for physician and other services, including those procedures using our products, is the existence of a Current Procedural Terminology (“CPT”), code, to describe the procedure in which the product is used. To receive payment, health care practitioners must submit claims to insurers using these codes for payment for medical services. CPT codes are assigned, maintained and annually updated by the American Medical Association and its CPT Editorial Board. If the CPT codes that apply to the procedures performed using our products are changed or deleted, reimbursement for performances of these procedures may be adversely affected.

In the United States, some insured individuals enroll in managed care programs, which monitor and often require pre-approval of the services that a member will receive. Some managed care programs pay their providers on a per capita (patient) basis, which puts the providers at financial risk for the services provided to their patients by paying these providers a predetermined payment per member per month and, consequently, may limit the willingness of these providers to use our products.

We believe the overall escalating cost of medical products and services being paid for by the government and private health insurance has led to, and will continue to lead to, increased pressures on the health care and medical device industry to reduce the costs of products and services. All third-party reimbursement programs are developing increasingly sophisticated methods of controlling health care costs through prospective reimbursement and capitation programs, group purchasing, redesign of benefits, requiring second opinions before major surgery, careful review of bills, encouragement of healthier lifestyles and other preventative services and exploration of more cost-effective methods of delivering health care.

In addition to uncertainties surrounding coverage policies, there are periodic changes to reimbursement levels. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes routine updates to payments to physicians, hospitals and ambulatory surgery centers for procedures during which our products are used. These updates could directly impact the demand for our products.

Health Care Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in health care systems with the stated goals of containing health care costs, improving quality or expanding access. Current and future legislative proposals to further reform health care or reduce health care costs may limit coverage of or lower reimbursement for the procedures associated with the use of our products. The cost containment measures that payors and providers are instituting and the effect of any health care reform initiative implemented in the future could impact our revenue from the sale of our products.

In the United States, the implementation of the ACA for example, has changed health care financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The ACA, among other things, provided incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain health care services through bundled payment models. Additionally, the ACA expanded eligibility criteria for Medicaid programs and created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA. By way of example, in 2017, the Tax Cuts and Jobs Act was signed into law, which eliminated the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the Fifth Circuit ruled that the individual mandate was unconstitutional and remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. The U.S. Supreme Court is currently reviewing the case, although it is unclear how the Supreme Court will rule. Although the U.S. Supreme Court has not yet ruled on the constitutionality of the ACA, on January 28, 2021, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through May 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructs certain governmental agencies to review and reconsider their existing policies and rules that limit access to health care, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how the U.S. Supreme Court ruling, other such litigation, and the health care reform measures of the Biden administration will impact the ACA.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. For example, the Budget Control Act of 2011, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through March 31, 2021, unless additional Congressional action is taken. Additionally, the American Taxpayer Relief Act of 2012, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Medicare Access and CHIP Reauthorization Act of 2015 (“CHIP”) repealed the formula by which Medicare made annual payment adjustments to physicians and replaced the former formula with fixed annual updates and a new system of incentive payments that are based on various performance measures and physicians’ participation in alternative payment models, such as accountable care organizations.

We expect additional state and federal health care reform measures to be adopted in the future, particularly in light of the new presidential administration, some of which could limit the amounts that federal and state governments will pay for health care products and services, which could result in reduced demand for our products or additional pricing pressure.

European Union Regulation

In order to sell our products in member states of the European Union, or the EU, our products must comply with the general safety and performance requirements of the EU Medical Devices Regulation, or Regulation (EU) No 2017/745), which repeals and replaces the EU Medical Devices Directive (Council Directive 93/42/EEC) and the Active Implantable Medical Devices Directive (Council Directive 90/385/EEC).

Compliance with these requirements is a prerequisite to be able to affix the European Conformity, or CE, mark to our products, without which they cannot be sold or marketed in the EU. All medical devices placed on the market in the EU must meet the general safety and performance requirements laid down in Annex I to the EU Medical Devices Regulation including the requirement that a medical device must be designed and manufactured in such a way that, during normal conditions of use, it is suitable for its intended purpose. Medical devices must be safe and effective and must not compromise the clinical condition or safety of patients, or the safety and health of users and – where applicable – other persons, provided that any risks which may be associated with their use constitute acceptable risks when weighed against the benefits to the patient and are compatible with a high level of protection of health and safety, taking into account the generally acknowledged state of the art. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the general safety and performance requirements as a practical matter, as it creates a rebuttable presumption that the device satisfies the general safety and performance requirements.

To demonstrate compliance with the general safety and performance requirements we must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. As a general rule, demonstration of conformity of medical devices and their manufacturers with the general safety and performance requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. Except for low-risk medical devices (Class I), where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the general safety and performance requirements (except for any parts which relate to sterility, metrology or reuse aspects), a conformity assessment procedure requires the intervention of an organization accredited or designated by a member state of the EU to conduct conformity assessments, or a notified body. Depending on the relevant conformity assessment procedure, the notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU. If we fail to comply with applicable EU laws and regulations, and corresponding EU member state laws, we would be unable to affix the CE mark to our products, which would prevent us from selling them within the EU.

The aforementioned EU rules are generally applicable in the EEA, which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland. Non-compliance with the above requirements would also prevent us from selling our products in these three countries.

Federal, State and Foreign Fraud and Abuse and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to health care providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal health care programs. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The majority of states also have anti-kickback laws which establish similar prohibitions and in some cases may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit.

HIPAA also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to health care professionals or entities. The federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or CHIP for payments and other transfers of value provided by them, directly or indirectly, to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain other health care providers beginning in 2022, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Beginning in 2022, such obligations will include payments and other transfers of value provided in the previous year to physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, anesthesiologist assistants and certified nurse midwives. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation and other remuneration to health care professionals and entities.

Penalties for violation of any of the health care laws described above or any other governmental regulations that apply to us include, without limitation, civil, criminal and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government programs, such as Medicare and Medicaid, injunctions, refusal to allow us to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of an entity’s operations.

Employees

As of June 30, 2023, we had four members of our senior management that are engaged as service providers. In addition, we have three part-time personnel engaged in research and development. We are not bound by any collective bargaining agreements. We consider the relationship with our employees to be good. We also use outside consultants and contractors with special expertise and skills for limited engagements, including manufacturing and quality assurance. We plan to contract with a contract research organization that is knowledgeable and experienced in developing, testing and commercializing medical solutions.

Facilities

We do not have manufacturing. We operate out of our office in Or-Akiva, Israel for a minimum monthly rental fee of approximately $500. The rent agreement is in place until December 2023. We expect to lease additional space as we expand the team following the Closing.

Legal Proceedings

CSL Behring GmbH Payment Dispute

On January 14, 2020, we received a termination letter (“CSL Termination Letter”), from CSL Behring GmbH (“CSL”), regarding our Framework Supply Agreement, dated as of March 8, 2016, or Framework Supply Agreement, by and between us and CSL, whereby CSL agreed to supply us with fibrinogen. In the CSL Termination Letter, CSL demanded a total amount of $820,000 claiming it was owed the minimum purchase commitment amounts under the Framework Supply Agreement not paid by the Company in 2018 and 2019. In subsequent correspondence, CSL additionally demanded interest and damages for lost profit, with an aggregate demand amount of $1,476,382.36. The Company has disputed CSL’s payment demand and contends that CSL’s demands are baseless under the Framework Supply Agreement, as the minimum purchase commitment under the Framework Supply Agreement is conditional upon first obtaining approval of the FDA and the European Medicines Evaluation Agency (“EMEA”), and that the commercialization of the Company’s products is with CSL’s fibrinogen, none of which has occurred. To the best of our knowledge, no lawsuit has been filed in any jurisdiction in connection with CSL’s claims.

We are not currently a party to any material legal proceedings. We may, however, in the ordinary course of business face various claims brought by third parties and we may, from time to time, make claims or take legal actions to assert our rights, including intellectual property rights as well as claims relating to employment matters and the safety or efficacy of our products. Any of these claims could subject us to costly litigation and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage, may be inadequately capitalized to pay on valid claims, or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on our operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage our reputation and business.

OTEC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

References to the “Company,” “us,” “our” or “we” refer to OTEC in this section. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements, any consolidated financial statements, and related notes included herein. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

All statements other than statements of historical fact included in this proxy statement/prospectus including, without limitation, statements under “OTEC Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or the Company’s management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in our filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company’s behalf are qualified in their entirety by this paragraph.

Overview

We are a blank check company incorporated in Delaware on February 3, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more. We are an emerging growth company and, as such, are subject to all the risks associated with emerging growth companies.

Our Initial Sponsor was OceanTech Acquisitions I Corp., a Delaware limited liability company. The registration statement for the OTEC IPO was declared effective on May 27, 2021. On June 2, 2021, we consummated the OTEC IPO of 10,000,000 Units, at $10.00 per Unit, generating gross proceeds of $100 million, and incurring offering costs (inclusive of the partial exercise of the underwriter’s over-allotment option on June 17, 2021) of approximately $7.4 million, inclusive of $2.1 million of underwriting discount and $3.6 million in deferred underwriting commissions. The underwriter was granted a 45-day option from the date of the final prospectus relating to the OTEC IPO to purchase up to 1,500,000 additional Units (the “Over-Allotment Units”) to cover over-allotments, if any, at $10.00 per Unit. On June 17, 2021, the underwriter partially exercised their over-allotment option to purchase an additional 326,000 Units, resulting in incremental gross proceeds of approximately $3.3 million. The underwriter waived its right to exercise the remaining over-allotment option on June 21, 2021.

Simultaneously with the closing of the OTEC IPO, we consummated the private placement of 4,571,000 warrants, of which 3,871,000 private placement warrants were purchased by our Initial Sponsor and 700,000 private placement warrants were purchased by Maxim, each exercisable to purchase one share of OTEC Class A Common Stock at $11.50 per share, at a price of $1.00 per private placement warrant, generating gross proceeds to us of approximately $4.6 million.

In connection with the partial exercise of the underwriter’s over-allotment option, we sold an additional 97,800 private placement warrants, of which 74,980 private placement warrants were purchased by our Initial Sponsor and 22,820 private placement warrants were purchased by Maxim, at a price of $1.00 per private placement warrant, generating additional gross proceeds of $0.1 million.

Upon the closing of the OTEC IPO and the Private Placement (including the additional Units and additional private placement warrants sold in connection with the partial exercise of the underwriter’s over-allotment option), $104,292,600 ($10.10 per Unit) of the net proceeds of the sale of the Units in the OTEC IPO and the Private Placement were placed in the Trust Account.

If we are unable to complete an initial business combination until June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of OTEC Common Stock, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On June 2, 2022, as Sponsor’s designee and as funded by Sponsor, OTEC caused to be deposited $1,548,900 into the Company’s Trust account for its public stockholders, representing $0.15 per public share, allowing OTEC to extend the period of time it has to consummate its initial business combination by six months from June 2, 2022, to December 2, 2022. Such extension is permitted under OTEC’s governing documents.

On August 10, 2022, we, OceanTech Merger Sub, Inc., and our Initial Sponsor entered into Merger Agreement 1 with Captura and Geranen. Pursuant to the Merger Agreement 1, upon the closing of the business combination, we would effect the merger of OceanTech Merger Sub, Inc. with and into Captura, with Captura continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of the Captura would be exchanged for shares of OTEC Class A Common Stock with an aggregate value equal to $200,000,000, subject to certain adjustments.

On October 13, 2022, parties to the Merger Agreement 1 mutually terminated it pursuant to the terms thereof, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement 1.

On November 15, 2022, we, OceanTech Merger Sub, Inc., OceanTech Merger Sub 2, LLC, and our Initial Sponsor entered into a Merger Agreement 2 with a second target, Majic. Pursuant to the Merger Agreement 2, upon the closing of the business combination, we would effect the merger of OceanTech Merger Sub, Inc. with and into Majic, with Majic continuing as the surviving entity and a wholly-owned subsidiary of OTEC, and immediately following such, effect the merger of Majic, as the surviving entity with and into OceanTech Merger Sub 2, LLC, with OceanTech Merger Sub 2, LLC continuing as the surviving entity. As a result of these mergers, (a) all of the issued and outstanding capital stock of Majic would be exchanged for shares of OTEC Class A Common Stock in the aggregate amounts of 20,000,000 shares as the closing merger consideration, subject to certain adjustments, and subject to certain adjustments, up to 20,000,000 shares of OTEC Class A Common Stock as the earnout merger consideration, (b) subject to certain adjustments, certain management members of Majic would receive up to 16,000,000 shares of OTEC Class A Common Stock as bonus shares if the financial metrics of the post-merger company achieved certain such financial targets as the management earnout merger consideration, and (c) subject to certain adjustments, the Initial Sponsor would be entitled to 4,000,000 shares of OTEC Class A Common Stock as the Initial Sponsor’s earnout merger consideration.

On February 3, 2023, parties to the Merger Agreement 2 mutually terminated it pursuant to the terms thereof, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement 2.

On November 29, 2022, we held the Extension Meeting 1. At the Extension Meeting 1, the Company’s stockholders approved the First Charter Amendment, which extends the date by which the Company must consummate its initial business combination from December 2, 2022 to June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended), subject to the approval of the Board of Directors of the Company, provided the Sponsor or its designees deposit into the Trust Account an amount equal to $0.067 per share for each public share or $125,000, prior to the commencement of each extension period. In connection with the extension stockholders holding 8,477,497 shares of OTEC Common Stock exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $87,541,322 (approximately $10.32 per share) was removed from the Trust Account to pay such holders, leaving $19,088,228 post redemption.

On December 1, 2022, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into or Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from December 2, 2022 to January 2, 2023.

On December 30, 2022, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into our Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from January 2, 2023, to February 2, 2023.

On February 2, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from February 2, 2023, to March 2, 2023.

On March 2, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from March 2, 2023, to April 2, 2023.

On March 31, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from April 2, 2023, to May 2, 2023.

On May 2, 2023, we, OTEC, and Merger Sub entered into the Merger Agreement with a third target, Regentis. Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the Closing of the Business Combination, we will effect the merger of Merger Sub with and into Regentis, with Regentis continuing as the surviving entity and a wholly-owned subsidiary of OTEC. Immediately prior to the Effective Time of the Business Combination, all of the issued and outstanding capital stock of Regentis, par value NIS 0.01, will no longer be outstanding and will automatically be cancelled and cease to exist, in exchange for the right for each of Regentis’ shareholders to receive their Pro Rata Share of the Merger Consideration, and all of the stock options of Regentis will be cancelled and will, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OTEC and converted into an option to purchase shares of OTEC Common Stock, par value $0.0001, all upon the terms and subject to the conditions set forth in the Merger Agreement.

On May 3, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from May 2, 2023, to June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On May 30, 2023, OTEC held the Extension Meeting 2, at which the Company’s stockholders voted upon, among other items, an extension proposal, approving the Second Amendment to the Amended and Restated Certificate of Incorporation to extend the date by which OTEC must consummate the initial business combination or merger from June 2, 2023 to June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), subject to the approval of the Board of Directors of the Company, provided the Sponsor or its designees deposit into the Trust Account an amount equal to $0.037 per share for each public share or $30,000 (pursuant to non-interest bearing, unsecured loan to OTEC in the aggregate of $360,000 for such payment and in connection with that loan, OTEC agreed to, at Sponsor’s option, repay the unsecured loan in cash or issue such lender up to an additional 36,000 shares of OTEC common stock, depending on the aggregate total of the unsecured loan), prior to the commencement of each extension period. In connection with the Extension Meeting 2, stockholders holding 1,035,788 shares of OTEC Common Stock exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $11,233,820.94 (approximately $10.84 per share) was removed from the Trust Account to pay such holders, leaving $8,814,443.50 post redemption.

On June 1, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from June 2, 2023 to July 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On June 27, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from July 2, 2023 to August 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On July 7, 2023, OTEC and Regentis executed Amendment No. 1 to Agreement and Plan of Merger to increase the merger consideration to $96 million from $95 million to account, in part, for the issuance of Regentis ordinary shares to Maxim (or its designees) pre-Closing for the fee to which it would be entitled upon consummation of the Business Combination.

On July 28, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from August 2, 2023 to September 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On August 31, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from September 2, 2023 to October 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On September 27, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from October 2, 2023 to November 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

On October 27, 2023, as Sponsor’s designee and as funded by Sponsor, the Company caused to be deposited $30,000 into its Trust Account for its public stockholders, representing $0.037 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from November 2, 2023 to December 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended).

Additionally, Sponsor also has a contingent right to receive the Earnout Shares, as additional consideration from OTEC based on the post-Closing performance of the OTEC Class A Common Stock, as follows:

(a)	If the VWAP of the OTEC Class A Common Stock equals or exceeds $15.00 per share for 20 out of any 30 consecutive trading days during the period beginning on the Closing Date and ending on the 12-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 750,000 Earnout Shares.

(b)	If the VWAP of the OTEC Class A Common Stock equals or exceeds $17.50 per share for 20 out of any 30 consecutive trading days during the period beginning the day following the 12-month anniversary of the Closing Date and ending on the 24-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares.

(c)	If the VWAP of the OTEC Class A Common Stock equals or exceeds $20.00 per share for 20 out of any 30 consecutive Trading Days during the period beginning the day following the 24-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date, then OTEC will issue to the Sponsor 500,000 Earnout Shares.

The obligations of the parties to consummate the business combination is subject to the satisfaction or waiver of certain customary Closing conditions of the respective Parties. See the section entitled “Summary – Conditions to Consummation of the Business Combination.”

Results of Operations

Our entire activity since inception was in preparation for the OTEC IPO, and since the OTEC IPO, our activity has been limited to the search for a prospective initial business combination. We will not generate any operating revenues until the closing and completion of our initial business combination, at the earliest.

For the three months ended June 30, 2023, we had net loss of $537,579, largely driven by the formation and operating costs of $1,008,654, provision for income taxes of $38,812 and interest expense of $13,604, offset by interest income of $192,618 and change in fair value of warrant liabilities of $330,873.

For the three months ended June 30, 2022, we had net loss of $3,233,687, largely driven by decrease of warrant liability of $635,439 and interest income of $77,719 offset by $346,845 in formation and operating costs and $3,600,000 of costs allocated to warrants.

For the six months ended June 30, 2023, we had net loss of $1,589,771, largely driven by the formation and operating costs of $1,472,708, finance costs related to transfer of Original Sponsor shares to Aspire of $464,670, provision for income taxes of $38,812 and interest expense of $13,604, offset by interest income of $400,023.

For the six months ended June 30, 2022, we had net income of $1,215,349, largely driven by decrease of warrant liability of $5,489,801 and interest income of $79,176 offset by $753,628 in formation and operating costs and $3,600,000 of costs allocated to warrants.

For the year ended December 31, 2022, we had net income of $1,964,948, largely driven by change in fair value of warrant liabilities of $6,668,954 and interest on investments in trust of $1,251,889 offset by $2,355,895 in general and administrative expenses and $3,600,000 of extension offering costs allocated to warrants.

For the period from February 3, 2021 (inception) through December 31, 2021, we had net income of $2,866,217, largely driven by change in fair value of warrant liabilities of $6,359,028 and interest on investments in trust of $3,348 offset by $2,805,647 in general and administrative expenses and $690,542 of offering costs allocated to warrants.

Liquidity and Going Concern

On June 30, 2023, we had cash of $203,480 and a working capital deficit of $4,178,853.

Our liquidity needs up to June 30, 2023 were satisfied through the proceeds of $25,000 from the sale of the Founder Shares, loans from related party and outside investors totaling $1,256,043 and $323,039 as of June 30, 2023 and December 31, 2022, respectively, and from the net proceeds from the consummation of the OTEC IPO and the Private Placement held outside of the Trust Account.

As of June 30, 2023, we had cash in the Trust Account of $8,934,699. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions) to complete the Business Combination. We may withdraw interest to pay taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination.

Until the consummation of a business combination, we will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the business combination. We will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. Our Sponsor, officers and directors may, but are not obligated to, loan our funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, the Company has until June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended), to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these consolidated financial statements. Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 2, 2024 (or such earlier date as determined by OTEC’s board of directors unless extended). The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

Registration Rights

The holders of Founder Shares (as defined below), Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of OTEC Common Stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), are entitled to certain registration rights pursuant to a registration rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement and Amendment

The underwriter was entitled to an underwriting discount of $0.20 per Unit, or $2,065,200 in the aggregate (reflecting the partial exercise by the underwriter of its over-allotment option), paid at the closing of the OTEC IPO. $3,614,100 in the aggregate (reflecting the partial exercise by the underwriter of its over-allotment option), will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

On December 15, 2021, in order to resolve certain issues and concerns that have arisen between Maxim and the Company, with the Company contemplating a transaction with another target prior to the Business Combination with Regentis, which target sought to use another bank unless certain terms were agreed upon, both parties agreed to amend the Underwriting Agreement as follows: (i) the Company and Maxim mutually agreed that the rights of first refusal be deleted and as if no further force and effect, such that, Maxim shall have no right of first refusal to act as an underwriter in any future financing event; (ii) as consideration for the waiver of the right of first refusal, if the Company consummates a business combination, the Company shall remit to Maxim a one-time cash payment of $2,000,000 at the closing of such business combination as a mergers and acquisition advisory fee; (iii) the Company and Maxim agreed that the over-allotment option has been limited to 326,000 Units and that the over-allotment option has terminated as of June 22, 2021; and (iv) the Company and Maxim agreed that the Company shall not be responsible for any additional reimbursements, out of pocket expenses, or disbursements of Maxim. For the sake of clarity, all right and obligations relating to underwriting fees (including but not limited to deferred underwriting commissions) shall not be amended or affected by this amendment. The $2,000,000 is recorded as other long-term liabilities in the accompanying consolidated balance sheets at December 31, 2022 and 2021.

Critical Accounting Policies

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We have identified the following as our critical accounting policies:

Offering Costs

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the OTEC IPO. Offering costs are allocated to the separable financial instruments issued in the OTEC IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with the issuance of OTEC Class A Common Stock subject to possible redemption were charged to temporary equity upon the completion of the OTEC IPO. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

In connection with the Extension payment on June 2, 2022, the Initial Sponsor transferred 1,200,000 shares of previously issued OTEC Class B Common Stock to the investors who participated in the offering. The fair value of such shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and 5T. Accordingly, the offering cost was be allocated to the only financial instruments issued, which were private placement warrants. Offering costs allocated to derivative warrant liabilities are expensed as incurred in the statement of operations.

Net Income Per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as OTEC Class A Common Stock and OTEC Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income per common stock is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the OTEC IPO and the private placement warrants to purchase an aggregate of 16,543,700 shares for the year ended December 31, 2022 and 14,994,800 shares for the period from February 3, 2021 (inception) through December 31, 2021 of OTEC Class A Common Stock in the calculation of diluted income per share, because they are contingent on future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the year ended December 31, 2022 and for the period from February 3, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable OTEC Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Related Party Transactions

Founder Shares

In February 2021, the Initial Sponsor paid $25,000 to cover certain offering costs in consideration for 2,875,000 OTEC Class B Common Stock as the Founder Shares. The number of Founder Shares outstanding was determined based on the expectation that the total size of the OTEC IPO would be a maximum of 11,500,000 Units if the underwriter’s over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the OTEC IPO. Thus, up to 375,000 of the Founder Shares were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. On June 21, 2021, the underwriter partially exercised its over-allotment option, purchasing an additional 326,000 Units. On June 21, 2021, the underwriter forfeited the right to purchase the remaining Units of the over-allotment option, and hence 293,500 Founder Shares were subsequently forfeited, resulting in 2,581,500 outstanding Founder Shares.

Concurrently with the issuance of the Private Placement Warrants on June 2, 2022, the Initial Sponsor committed to transfer 1,200,000 shares of OTEC Class B Common Stock previously issued and outstanding as additional incentive to participants in the extension offering. The Company accounted for the Initial Sponsor shares transferred to the participants in the extension offering at fair value as a charge directly to stockholders’ equity. The Company estimated the fair value of these shares to be $3,600,000 or $3 per share.

The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of OTEC Class A Common Stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the shares of OTEC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing 150 days after the initial business combination, the Founder Shares will no longer be subject to such transfer restrictions.

Promissory Note—Related Party

On February 14, 2021, the Initial Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the OTEC IPO. This loan is non-interest bearing, unsecured and was due at the closing of the OTEC IPO.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor, an affiliate of the Sponsor or certain of the Company’s officers and directors may, but is not obligated to, loan the Company funds as may be required as the Working Capital Loans. If the Company completes an initial business combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Initial Sponsor. As of December 31, 2022 and 2021, no such Working Capital Loans were outstanding.

Administrative Support Agreement

The Company has agreed to pay our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The administrative support agreement began on the day the Company first listed on Nasdaq and continue monthly until the completion of the Company’s initial business combination or liquidation of the Company. As of December 31, 2022 and 2021, the Company owed $307,667 and $62,667 under the administrative support agreement, respectively. For the year ended December 31, 2022, the Company incurred $120,000 in administrative support fees. For the period from February 3, 2021 (inception) through December 31, 2021, the Company incurred $71,667 in administrative support fees.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our OTEC IPO or until we are no longer an “emerging growth company,” whichever is earlier.

REGENTIS’ MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Regentis’ management believes is relevant to an assessment and understanding of Regentis’ results of operations and financial condition. This discussion and analysis should be read together with the audited historical consolidated financial statements and related notes that are included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with Regentis’ pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. For more information about forward-looking statements, see the section entitled “Cautionary Note Regarding Forward-Looking Statements”. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this proxy statement/prospectus.

Certain figures, including interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Regentis’ consolidated financial statements or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Unless the context otherwise requires all references in this section to “Regentis,” the “Company,” “we,” “us” and “our” refer to Regentis Biomaterials Ltd.

Overview

We are developing our lead product candidate, GelrinC, and our Gelrin proprietary hydrogel platform for the local repair of damaged cartilage and bone.

We have experienced net losses in every period since our inception in 2004. We incurred net losses of $3.25 million and $0.43 million for the six month periods ended June 30, 2023 and 2022, respectively, and $1.38 million and $5.14 million for the year ended December 31, 2022 and the year ended December 31, 2021, respectively. As of June 30, 2023, we had an accumulated deficit of $45.9 million. We anticipate that we will continue to incur significant losses for the foreseeable future as our operating expenses and capital expenditures increase substantially due to our continued investment in our research and development activities and as we hire additional employees over the coming years. Furthermore, following the Closing, we expect to incur additional expenses associated with operating as a public company on the Nasdaq, including significant legal, accounting, investor relations and other expenses.

For further information regarding our business and operations, see “Regentis’ Business”.

Components of Operating Results

Revenues

We have not recognized any revenue to date and we do not expect to generate revenue from the sale of products in the near future.

Research and Development Expenses

Research and development activities are our primary focus. We do not believe that it is possible at this time to accurately project total expenses required for us to reach the point at which we will be ready to out-license our technologies. Development timelines, the probability of success and development costs can differ materially from expectations. In addition, we cannot forecast whether and when collaboration arrangements will be entered into, if at all, and to what degree such arrangements would affect our development plans and capital requirements. We expect our research and development expenses to increase over the next several years as our development program progresses. We would also expect to incur increased research and development expenses if we were to identify and develop additional technologies.

Research and development expenses include the following:

●	employee-related expenses, such as salaries and share-based compensation;

●	expenses relating to outsourced and contracted services, such as consulting, research and advisory services;

●	supply and development costs;

●	expenses incurred in operating our small-scale equipment; and

●	costs associated with regulatory compliance.

We recognize research and development expenses as we incur them.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, facility costs and maintenance expenses, and external professional service costs, including legal, accounting, audit, finance, business development, investor relations and human resource services, and other consulting fees.

We anticipate that our general and administrative expenses will increase in the future as we increase our administrative headcount and infrastructure to support our continued research and development programs and the potential commercialization of our products. We also anticipate that we will incur increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance premiums, director compensation, and other costs associated with being a public company.

Finance Expenses, Net

Our net financing expenses consist primarily of accrued interest on convertible notes, change in fair value of derivative warrant liability, bank management fees and commissions and exchange rate differences expenses.

Income Taxes

We have yet to generate taxable income in Israel. As of June 30, 2023, our operating tax loss carryforwards were approximately $39.1 million. We anticipate that we will continue to generate tax losses for the foreseeable future and that we will be able to carry forward these tax losses indefinitely to future taxable years. Accordingly, we do not expect to pay taxes in Israel until we have taxable income after the full utilization of our carry forward tax losses.

Results of Operations

Our results of operations have varied in the past and can be expected to vary in the future due to numerous factors. We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

Our results of operations for the years ended December 31, 2022 and 2021 and the six months ended June 30, 2023 and 2022 were as follows:

	Year Ended December 31,		Six Months Ended June 30,
(in thousands of USD, except share and per share data)	2022	2021	2023	2022
Statements of Comprehensive Loss Data:
Research and development expenses	971	337	437	385
General and administrative expenses	370	331	735	329
Operating loss	1,341	668	1,172	714
Finance expenses (income), net	42	4,474	2,081	(276)

Net loss	1,383	5,142	3,253	438
Basic and diluted loss per share	(22.07)	(79.99)	(50.55)	(7.11)
Weighted average number of shares outstanding used in computing basic and diluted loss per share	64,879	64,879	86,560	64,879

 Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

Research and development expenses

Research and development expenses increased by approximately $52 thousand or 13.5%, to approximately $437 thousand for the six-month period ended June 30, 2023, compared to $385 thousand for the six month period ended June 30, 2022. The increase resulted mainly from an increase in subcontractors expenses associated with Regentis’ progress in its development activity. As Regentis operates mainly through subcontractors, research and development expenses mainly consist of subcontractors’ cost which relates to Regentis’ expenses associated with the Company’s development of GelrinC.

General and administrative expenses

General and administrative expenses increased by approximately $406 thousand, or 123.4%, to approximately $735 thousand for the six-month period ended June 30, 2023, compared to $329 thousand for the six-month period ended June 30, 2022. The increase resulted mainly from an increase in professional fees with respect to the Company’s recognition of prepaid issuance costs associated with its former IPO process following the entry into the Business Combination Agreement with OTEC during the second quarter of 2023.

Finance expense, net

Finance income decreased by approximately $2,357 thousand to a finance expense of approximately $2,081 thousand for the six-month period ended June 30, 2023, compared to finance income, net, of $276 thousand for the six-month period ended June 30, 2022. The decrease resulted mainly from an increase in fair value revaluation expenses of convertible notes and warrants which was offset by a decrease in exchange rate differences income. The significant increase in fair value revaluation expenses was mainly due to the increase in fair value of the 2020 CLAs which was mainly due an increase in the Company’s assumption regarding the probability of completing the Business Combination used in the third party’s fair value valuation.

Net loss

Net loss increased by approximately $2,815 thousand to approximately $3,253 thousand for the six-month period ended June 30, 2023, compared to $438 thousand for the six months period ended June 30, 2022. The increase was mainly the result of an increase in finance expenses and general and administrative expenses.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Research and development expenses

Research and development expenses increased by approximately $634 thousand or 188.1%, to approximately $971 thousand for the year ended December 31, 2022, compared to $337 thousand for the year ended December 31, 2021. The increase resulted mainly from an increase in subcontractors and material expenses associated with Regentis’ progress in its development activity mainly due to COVID-19 pandemic which caused the Company to partially hold its development activity in 2021. As Regentis operates mainly through subcontractors, research and development expenses mainly consist of subcontractors’ cost which relates to Regentis’ expenses associated with the Company’s development of GelrinC, such as consulting fees, materials expenses, patent registration and maintenance fees and laboratory fees.

General and administrative expenses

General and administrative expenses increased by approximately $39 thousand, or 11.8%, to approximately $370 thousand for the year ended December 31, 2022, compared to approximately $331 thousand for the year ended December 31, 2021. The increase resulted mainly from an increase in professional fees and fees paid to certain service providers.

Finance expenses

Finance expenses, net decreased by approximately $4,432 thousand, or 99.1%, to approximately $42 thousand for the year ended December 31, 2022, compared to approximately $4,474 thousand for the year ended December 31, 2021.

Finance expenses of $4,474 thousand for the year ended December 31, 2021 mainly consisted of $4,461 thousand which related to the revaluation of Regentis’ convertible notes. Revaluation of convertible notes expense was $397 thousand in the year ended December 31, 2022 compared to $4,461 thousands in the year ended December 31, 2021. The significant increase in the value of Regentis’ convertible notes during 2021 was mainly due to the change in the terms of the 2020 Notes during October 2021, which resulted from an agreement signed between Regentis and 2020 Note holders according to which, in connection with the raising of the 2021 Notes, the 2020 Notes shall be converted into ordinary shares of Regentis upon the occurrence of an exit event (including an IPO or merger) based on a price per share equal to 80% at a pre money valuation of $5,150 thousand.

The decrease in finance expenses between 2022 and 2021 resulted mainly from a fair value revaluation of Regentis’ convertible notes as discussed above.

Net loss

Net loss decreased by approximately $3,759 thousand to approximately $1,383 thousand for the year ended December 31, 2022, compared to $5,142 thousand for the year ended December 31, 2021. The decrease was mainly the result of a decrease in our finance expenses, net which was offset by an increase in our research and development expenses and general administrative expenses.

Critical Accounting Policies

We prepare our financial statements in accordance with GAAP. In preparing these financial statements, management has made judgments, estimates and assumptions that affect the application of our accounting policies and the reported amounts recognized in the financial statements. On a periodic basis, we evaluate our estimates, including those related to share-based compensation and derivatives. We base our estimates on historical experience, authoritative pronouncements and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Our significant accounting policies are integral to understanding the results reported. Our accounting policies are described in detail in Note 2: Significant Accounting Policies to the audited consolidated financial statements included elsewhere in this proxy statement/prospectus. We believe that of our significant accounting policies, the following items may involve a higher degree of judgment and complexity:

Convertible Notes

We estimate the fair value of our convertible loan agreements using the Probability-Weighted Expected Return Method (PWERM). The fair value measurement is based on significant inputs that are unobservable in the market, with significant unobservable inputs including applicable discount rates, implied volatility, the likelihood and projected timing of repayment or conversion, and the estimated enterprise value of Regentis. Significant changes in these assumptions could result in a significantly higher or lower fair value. Holding other inputs constant, a 5.0% decrease/increase in discount rate would increase/decrease the fair value of the 2020 Notes in June 30, 2023 by $0.07 million.

A 5.0% decrease/increase in discount rate would increase/decrease the fair value of the 2020 Notes and 2021 Notes in December 31, 2022 by $0.13 million.

Recently-Issued Accounting Pronouncements

Certain recently-issued accounting pronouncements are discussed in Note 2, Significant Accounting Policies, to the financial statements included in elsewhere in this registration statement, regarding the impact of the GAAP (as defined herein) standards as issued by the Financial Accounting Standards Board (“FASB”) that we will adopt in future periods in our financial statements.

Emerging Growth Company Status and Smaller Reporting Company Status

Following the Business Combination, we expect to qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to present only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

●	(i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

●	an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of the OTEC IPO. We may choose to take advantage of some but not all of these exemptions. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. The Post-Closing Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Post-Closing Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Upon losing emerging growth company status, if we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we may not detect errors timely, our consolidated financial statements could be misstated, and we could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm our business and adversely affect the market price of the Post-Closing Company Common Stock. Upon losing emerging growth company status, we will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

In addition, following the Business Combination, we expect to also qualify as a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) our voting and non-voting Post-Closing Company Common Stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting Post-Closing Company Common Stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Liquidity and Capital Resources

Since our inception, we have incurred losses and negative cash flows from our operations. For the year ended December 31, 2022, we incurred a net loss of $1.4 million. For the six months ended June 30, 2023, we incurred a net loss of $3.2 million while net cash of $0.8 million was used in our operating activities. As of June 30, 2023 and December 31, 2022, we had a negative working capital of $1.9 million and $0.7 million, respectively, and an accumulated deficit of approximately $45.9 million and $42.6 million, respectively. As of June 30, 2023, our cash and cash equivalents totaled approximately $0.5 million. We believe that after the completion of the Transactions, our cash and cash equivalents will enable us to fund our operations for at least the next 12 months.

Through June 30, 2023, we have financed our operations primarily through private placements and convertible loans. Total invested capital as of June 30, 2023 was $35.7 million, which included ordinary shares, preferred shares and warrants to purchase preferred shares.

The following table summarizes our statement of cash flows for the years ended December 31, 2022 and 2021:

	For the Years Ended December 31,		For the Six Months Ended June 30,
(U.S. dollars in thousands except share and per share data)	2022	2021	2023	2022
Net cash provided by (used in) operating activities	$(1,504)	130	(755)	(686)
Net cash used in investing activities	—	—	—	—
Net cash provided by financing activities	—	1,235	—	—
(Decrease) Increase in cash and cash equivalents	$(1,504)	1,365	(755)	(686)

Net cash used in operating activities

Net cash provided by (used in) operating activities

Net cash used in operating activities was $0.8 million for the six months ended June 30, 2023 compared with $0.7 million for the six months ended June 30, 2022. The increase resulted mainly from an increase in subcontractors’ expenses associated with Regentis’ progress in its development activity.

Net cash used in operating activities decreased by $1.6 million, to approximately $1.5 million for the year ended December 31, 2022 compared to net cash provided by operating activities of approximately $0.1 million for the year ended December 31, 2021. This decrease in net cash provided by operating activities was mainly due to an increase in our operating activity due to an increase in expenses to subcontractors and materials.

Net cash used in investing activities

There were no net cash used in investing activities during the six months ended June 30, 2023 or 2022, or either of the fiscal years ended December 31, 2022 and 2021.

Net cash provided by financing activities

There were no net cash provided by financing activities during the six months ended June 30, 2023 or 2022. Net cash provided by financing activities decreased by $1.2 million, to nil for the year ended December 31, 2022 compared to $1.2 million for the year ended December 31, 2021. This decrease was due to proceeds from issuance of convertible notes in 2021 with no such proceeds in 2022.

Funding Requirements

We have incurred losses from operations since the inception, resulting in an accumulated deficit of approximately $45.9 million and $42.6 million as of June 30, 2023 and December 31, 2022, respectively. We anticipate that we will continue to incur net losses for the foreseeable future. To meet future capital needs, we would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be on favorable terms or even available to us. Our failure to obtain sufficient funds on commercially acceptable terms when needed would have a material adverse effect on our business, results of operations and financial condition. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and the actual amount of our expenses could vary materially and adversely as a result of a number of factors. We have based our estimates on assumptions that may prove to be wrong, and our expenses could prove to be significantly higher than we currently anticipate.

Our future capital requirements will depend on many factors, including, but not limited to:

●	the progress and costs of our research and development activities;

●	the costs of development and expansion of our operational infrastructure;

●	our ability, or that of our collaborators, to achieve development milestones and other events or developments under potential future licensing agreements;

●	the amount of revenues and contributions we receive under future licensing, collaboration, development and commercialization arrangements with respect to our technologies;

●	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

●	the costs of contracting with third parties to provide sales and marketing capabilities for us or establishing such capabilities ourselves, once our technologies are developed and ready for commercialization;

●	the costs of acquiring or undertaking development and commercialization efforts for any future products or technology;

●	the magnitude of our general and administrative expenses; and

●	any additional costs that we may incur under future in- and out-licensing arrangements relating to our technologies and futures products.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through capital raising or by out-licensing and/or co-developing applications of one or more of our product candidates. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available on favorable terms, or at all, we may be required to delay, reduce the scope of or eliminate research or development efforts or plans for commercialization with respect to our technologies and make necessary change to our operations to reduce the level of our expenditures in line with available resources.

We are a development-stage technology company and it is not possible for us to predict with any degree of accuracy the outcome of our research and development efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net loss, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are described herein.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various risks in relation to financial instruments. The main types of risks are foreign currency risk and interest rate risk. While we may enter into hedging contracts from time to time, any change in the fair value of the contracts could be offset by changes in the underlying value of the transactions being hedged. Furthermore, we do not have foreign-exchange hedging contracts in place with respect to all currencies in which we do business.

Foreign Currency Exchange Risk

Currency fluctuations could affect us through increased or decreased costs, mainly for goods and services acquired outside of Israel. Currency fluctuations had a material effect on our results of operations during the six months ended June 30, 2023 and the year ended December 31, 2022 and no material effect during the year ended December 31, 2021.

Interest Rates Risk

We do not believe that changes in interest rate pose a material risk to our operations.

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting the obligations associated with our financial liabilities that are settled in cash. Cash flow forecasting is performed in our operating entities and aggregated at a consolidated level. We monitor forecasts of our liquidity requirements to ensure we have sufficient cash to meet operational needs. We may be reliant on our ability to raise additional investment capital from the issuance of both debt and equity securities to fund our business operating plans and future obligations.

Credit risk

Credit risk is the risk of financial loss to us if a debtor or counterparty to a financial instrument fails to meet its contractual obligations, and arises mainly from our receivables.

We restrict exposure to credit risk in the course of our operations by investing only in bank deposits.

Equity price risk

As we have not invested in securities riskier than short-term bank deposits, we do not believe that changes in equity prices pose a material risk to our holdings. However, decreases in the market price of the Post-Closing Company Common Stock could make it more difficult for us to raise additional funds in the future or require us to raise funds at terms unfavorable to us.

Inflation risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations in the reporting period. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through hedging transactions. Our inability or failure to do so could harm our business, financial condition and results of operations.

Material Contractual Obligations and Commitments

Other than the commitments and contingencies disclosed in this discussion and analysis, our consolidated financial statements included elsewhere in this proxy statement/prospectus and the costs related to the transactions described under “Unaudited Pro Forma Condensed Combined Financial Information,” we did not have material contractual commitments or contingencies for payments of cash as of the date of this proxy statement/prospectus.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Seasonality

We do not believe that demand for our products and services is seasonal. As an early stage company, most of our revenue to date has been generated as a result of direct sell to our customers. Accordingly, our revenue and results of operations may fluctuate from period to period based on the number of customer or projects or the achievement of key milestones under our customer contracts.

REGENTIS EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for Regentis’ executive officers who are named in the “Summary Compensation Table” below. Following the Business Combination, it is expected that the Post-Closing Company would be an “emerging growth company” as defined in Rule 405 under the Securities Act and a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and complies with the executive compensation disclosure rules applicable to smaller reporting companies. These rules require compensation disclosure for Regentis’ principal executive officer and two most highly compensated executive officers other than its principal executive officer. These three executive officers are referred to as Regentis’ named executive officers.

For 2022, Regentis’ named executive officers and their positions are as follows:

●	Dr. Eli Hazum, Chief Executive Officer
●	Arie Gordashnikov, Chief Financial Officer
●	Noam Band, Chief Operating Officer

Summary Compensation Table

The following table provides information regarding the compensation of Regentis’ named executive officers for 2022 and 2021. Compensation of the named executive officers from the Post-Closing Company following the Closing can be expected to differ from the historical compensation disclosure provided below.

Name and Principal Position	Fiscal Year	Salary ($)	Total ($)
Dr. Eli Hazum	2022	$144,000	$144,000
Chief Executive Officer	2021	$36,000	$36,000
Arie Gordashnikov	2022	$58,000	$58,000
Chief Financial Officer	2021	$—	$—
Noam Band	2022	$—	$—
Chief Operating Officer	2021	$60,000	$60,000

Narrative Disclosure to Summary Compensation Table

Engagement Agreements with Executive Officers

Regentis has entered into written engagement agreements with certain of its executive officers, including its Chief Executive officer, Dr. Eli Hazum, and its Chief Operating Officer, Mr. Noam.  These agreements are terminable by either party upon 60 days’ prior written notice. All of these agreements contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. None of such agreements contain any terms providing for severance benefits. However, the enforceability of the noncompetition provisions may be limited under applicable law. In addition, the Post-Closing Company is expected to enter into indemnification agreements, subject to the Closing, with each executive officer and director pursuant to which it will indemnify each of them up to a certain amount and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

Regentis has also entered into a Chief Financial Officer Services Agreement, or the CFO Services Agreement, dated December 5, 2022, with Shimony, pursuant to which Regentis retains CFO services from Shimony that are provided by Mr. Arie Gordashnikov. Mr. Gordashnikov, who has been employed by Regentis since October 1, 2022, serves as the Chief Financial Officer of Regentis and devotes all of the time and effort required for its business and activities on a full-time basis. Pursuant to the CFO Services Agreement, Regentis will pay Shimony $3,000 per month plus value-added tax for Mr. Gordashnikov’s services from such time as Regentis completes an IPO. The CFO Services Agreement may be terminated by either Regentis or Shimony upon 60 days’ prior written notice. The CFO Services Agreement further provides that Mr. Gordashnikov shall not provide CFO services to any third party and shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with Regentis. The CFO Services Agreement also includes standard non-compete, non-solicitation and confidentiality provisions. In addition, Mr. Gordashnikov will enter into a standard indemnification agreement with Regentis.

Regentis has also entered into a Chief Operating Officer Services Agreement, or the COO Agreement, dated December 5, 2022, with Mr. Noam Band, pursuant to which Regentis retains COO services that are provided by Mr. Band. Mr. Band, who has been employed by Regentis since March 31, 2022, serves as the Chief Operating Officer of Regentis and will devote approximately 50% of his time to Regentis upon the Closing as he is also currently employed as an independent consultant for other high-tech companies. Pursuant to the COO Services Agreement, Regentis will pay Mr. Band $6,000 per month plus value-added tax from such time as Regentis completes an IPO. The term of the COO Services Agreement may be terminated by either Regentis or Mr. Band upon 60 days’ prior written notice. The COO Services Agreement further provides that Mr. Band may be engaged to provide services to other companies, but not to the extent that such other company is a competitor of Regentis. The COO Services Agreement also includes standard non-compete, non-solicitation and confidentiality provisions. In addition, Mr. Band will enter into a standard indemnification agreement with Regentis.

2009 Equity Incentive Plan

Regentis adopted its 2009 Share Incentive Plan (“2009 Plan”), in January 2009 and it is scheduled to expire in December 2029. The 2009 Plan provides for the grant of options to Regentis’ directors, officers, employees, consultants, advisers and service providers. As of December 31, 2022, options to purchase 31,716 Regentis Ordinary Shares were outstanding and 63,570 additional Regentis Ordinary Shares were available for future issuance. Of such outstanding options, options to purchase 31,716 Ordinary Shares were vested as of December 31, 2022, with an exercise price of $9.933 per share.

The 2009 Plan provides for options to be granted at the determination of the Regentis board of directors (which is entitled to delegate its powers under the 2009 Plan to its compensation committee) subject to applicable laws. Upon termination of employment for any reason, other than in the event of death or disability or for cause, all unvested options will expire and all vested options at time of termination will generally be exercisable for 90 days following termination, subject to the terms of the 2009 Plan and the governing option agreement. If Regentis terminates a grantee’s employment or engagement for cause (as defined in the 2009 Plan) the grantee’s right to exercise all vested and unvested the options granted to him or her will expire immediately. Upon termination of employment due to death or disability, all the vested options at the time of termination will be exercisable for 12 months after date of termination, subject to the terms of the 2009 Plan and the governing option agreement.

Pursuant to the 2009 Plan, Regentis may award options pursuant to Section 102 of the Israeli Income Tax Ordinance [New Version], 5721-1961, or the Ordinance, and section 3(I) of the Ordinance, based on entitlement and compliance with the terms for receiving options under these sections of the Ordinance. Section 102 of the Ordinance provides to employees, directors and officers who are not controlling shareholders (i.e., such persons are not deemed to hold 10% of our share capital, or to be entitled to 10% of Regentis’ profits or to appoint a director to our board of directors) and are Israeli residents, favorable tax treatment for compensation in the form of shares or options issued or granted, as applicable, to a trustee under the “capital gains track” for the benefit of the applicable employee, director or officer and are (or were) to be held by the trustee for at least two years after the date of grant. Options granted under Section 102 of the Ordinance will be deposited with a trustee appointed by Regentis in accordance with Section 102 of the Ordinance and the relevant income tax regulations and guidelines.

Options granted under the 2009 Plan are subject to applicable vesting schedules and generally expire 10 years from the grant date.

In the event that options allocated under the 2009 Plan expire or otherwise terminate in accordance with the provisions of the 2009 Plan, such expired or terminated options will become available for future grant awards and allocations under the 2009 Plan.

REGENTIS DIRECTOR COMPENSATION

None of Regentis’ directors received compensation in connection with their service on the Regentis board of directors during 2022.

As of December 31, 2022, options to purchase 15,000 Regentis ordinary shares granted in September 2015 to one of our directors were outstanding under the 2009 Plan at an exercise price of $9.933 per share. The following table sets forth the aggregate number of unexercised options to purchase Regentis ordinary shares outstanding at December 31, 2022 for each director who holds such options.

Name	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2022
Keith Valentine	15,000

Directors’ Service Contracts

Other than with respect to our directors that are also executive officers, we do not have written agreements with any director providing for benefits upon the termination of his services to Regentis.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. Unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to the Post-Closing Company following the Closing Date, references to “Regentis” refer to Regentis Biomaterials Ltd at or prior to the Closing Date, and references to “OTEC” refer to OceanTech Acquisitions I Corp. and its subsidiaries at or prior to the Closing Date.

The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the accounting for the Business Combination.

The Unaudited Pro Forma Condensed Combined Financial Statements

Management has made preliminary estimates and assumptions in its determination of the unaudited pro forma transaction accounting adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and assumptions, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.

The transaction accounting adjustments reflecting the accounting of the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the unaudited pro forma transaction accounting adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Closing Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial information is qualified in its entirety by reference to, and should be read together with Regentis’ and OTEC’s audited and unaudited financial statements and related notes, included in this proxy statement/prospectus, as well as “Regentis’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “OTEC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this proxy statement/prospectus.

Description of the Business Combination

OTEC, Regentis and Merger Sub entered into the Agreement and Plan of Merger on May 2, 2023, and amended such by that certain Amendment No. 1 to Agreement and Plan of Merger on July 7, 2023. Pursuant to the terms of the Agreement and Plan of Merger, Merger Sub will merge with and into Regentis (which we refer to as the Business Combination), following which the separate corporate existence of Merger Sub shall cease and Regentis shall continue as the surviving entity and a wholly-owned subsidiary of OTEC.

In connection with the Closing, (a) OTEC will change its name from “OceanTech Acquisitions I Corp.” to “Regentis Biomaterials Corp.”, (b) each Regentis Ordinary Share outstanding immediately prior to the Effective Time will be exchanged for one share of OTEC Common Stock, and (c) each OTEC Warrant entitling the holder to purchase one share of OTEC Common Stock per warrant at a price of $11.50 per whole share outstanding immediately prior to the Effective Time will entitle the holder to purchase one share of OTEC Common Stock at a price of $11.50 per share, subject to adjustment in certain circumstances.

Basis of Pro Forma Presentation

Pursuant to the Existing OTEC Charter, OTEC’s public stockholders may demand that OTEC redeem their shares of Class A common stock for cash if the Business Combination is consummated, irrespective of whether they vote for or against the Business Combination. If a public stockholder properly demands redemption of their shares, OTEC will redeem each share for cash equal to the public stockholder’s pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming alternative levels of cash redemptions of OTEC’s common stock as follows:

●	Scenario 1 Assuming No Redemptions: This presentation assumes that no OTEC public stockholders exercise redemption rights with respect to their public shares.

●	Scenario 2 Assuming Low Redemptions: This presentation assumes that 25% of OTEC public stockholders holding 43,996 public shares will exercise their redemption rights for $0.5 million of cash held in OTEC’s Trust Account.

●	Scenario 3 Assuming Medium Redemptions: This presentation assumes that 50% of OTEC public stockholders holding 87,992 public shares will exercise their redemption rights for $1.0 million of cash held in OTEC’s Trust Account.

●	Scenario 4 Assuming Medium Redemptions: This presentation assumes that 75% of OTEC public stockholders holding 131,988 public shares will exercise their redemption rights for $1.5 million of cash held in OTEC’s Trust Account.

●	Scenario 5 Assuming Maximum Redemptions: This presentation assumes that OTEC stockholders holding 175,983 public shares will exercise their redemption rights for $1.9 million of cash held in OTEC’s Trust Account, leaving 629,660 shares remaining at the close of the Transaction. This leaves the minimum cash available to settle the OTEC Transaction Expenses subject to the cap of $5 million and the Regentis Transaction Expenses subject to the cap of $2 million, both as set forth in the Agreement and Plan of Merger.

In addition, the unaudited pro forma condensed combined financial information reflects the caps on expenses as set forth in the Agreement and Plan of Merger. The OTEC Transaction Expense Cap is $5 million, and the Regentis Transaction Expense Cap is $2 million. Any amounts in excess of these caps will be either negotiated down or addressed by each of the New Sponsor or the Regentis shareholders, respectively. As currently presented in this proxy statement/prospectus, the Transactions would not close under each Scenario 1 through Scenario 5, and the Transactions will require PIPE Investments before the Closing.

The following table shows the outstanding shares of the Post-Closing Company after giving effect to the Business Combination:

The total number of pro-forma shares are calculated as follows:	Scenario 1	Scenario 2	Scenario 3	Scenario 4	Scenario 5
OTEC Class A common shares – existing	103,260	103,260	103,260	103,260	103,260
Loan grant shares	750,000	750,000	750,000	750,000	750,000
Post-Closing Company Class A common shares – issued to Regentis convertible notes, warrant liability and debt and equity shareholders (1)	7,746,404	7,746,404	7,746,404	7,746,404	7,746,404
OTEC Class A Common Stock held by Sponsor, converted from OTEC Class B Common Stock (3)	2,581,500	2,581,500	2,581,500	2,581,500	2,581,500
OTEC Redeemable Common Stock remaining after redemption (2)	183,055	137,292	91,528	45,764	0
OTEC Redeemable Common Stock Class A (2)	629,660	629,660	629,660	629,660	629,660
Total Post-Closing Company Class A common shares	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824

(1) This amount assumes fully diluted Regentis shares.

(2) Assumes 629,660 shares can’t be redeemed under any scenario as this number of shares represents the minimum cash in trust to satisfy the OTEC Transaction Expense Cap of $5.0 million and the Regentis Transaction Expense Cap of $2.0 million, for a total of $7.0 million.

(3) As of September 5, 2023, the OTEC stockholders voted to approve an amendment to the Existing OTEC Charter to allow the conversion of shares of OTEC Class B Common Stock into shares of OTEC Class A Common Stock, on a one-to-one basis at the election of such holders in order to authorize OTEC to regain compliance with Nasdaq. As of such conversion, such shares will not be entitled to receive funds from the Trust Account through redemptions or otherwise, and certain executive officers that have beneficial interests in the Sponsor have waived their rights to liquidating distributions from the Trust Account with respect to these securities, which would expire worthless if an initial business combination is not consummated. In the event of a liquidation, a liquidating distribution will be made only with respect to the public shares, and our Sponsor will not receive any monies held in the Trust Account as a result of its ownership of 2,581,500 Founder Shares that were issued to the Sponsor prior to the OTEC IPO and 3,871,000 Private Placement Warrants that were purchased by the Sponsor in a private placement which occurred simultaneously with the completion of the IPO, though such persons may earn a positive rate of return on their overall investment in the Post-Closing Company after the Business Combination, even if other holders of OTEC Common Stock experience a negative rate of return, due to having initially purchased the Founder Shares for an aggregate of $25,000.

		Share Ownership in Post-Closing Company
	Assuming No Redemptions	Assuming 25% Redemptions	Assuming 50% Redemptions	Assuming 75% Redemptions	Assuming Maximum Redemptions***
Percentage Share Ownership in Post-Closing Company
OTEC Public Stockholders	7.6%	7.3%	6.9%	6.6%	6.2%
Sponsor Stockholders	21.5%	21.6%	21.7%	21.8%	21.9%
Regentis Shareholders	64.6%	64.8%	65.1%	65.3%	65.6%
Loan Grant Shares*	6.3%	6.3%	6.3%	6.3%	6.3%
Value of the Shares Owned by Non-Redeeming Shareholders**	$8,956,119	$8,451,802	$7,947,484	$7,433,167	$6,938,849
Total Shares Outstanding Excluding Warrants**	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Equity Value Post-Redemptions**	$132,172,547	$131,668,229	$131,163,912	$130,659,594	$130,155,276
Non-redeeming Shareholders Value per Share	$11.02	$11.02	$11.02	$11.02	$11.02
Effective Underwriting Fee	40.4%	42.8%	45.5%	48.6%	52.1%

*	This assumes the shares issuable to a third party in relation to a working capital bridge loan have been issued.
**	The total equity value of the Post-Closing Company was determined by multiplying the OTEC Common Stock closing price of $11.02 per share on October 30, 2023 by the number of outstanding shares at the Closing of the Business Combination in each of the five redemption scenarios.
***	Under the maximum redemption scenario, it is assumed that $7.0 million remains in the Trust Account to settle the OTEC Transaction Expenses and the Regentis Transaction Expenses. Under this assumption, 629,660 public shares are not redeemed which indicates that 21.7% of the public shares currently outstanding are redeemed. For sake of clarity, more shareholders may redeem than as set forth under any of these scenarios.

In addition, the following table illustrates varying ownership levels in the Post-Closing Company Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders, on a fully diluted basis, showing full exercise and conversion of all securities expected to be outstanding as of the Closing of the Business Combination, including (i) public warrants and the private placement warrants, and (ii) any outstanding securities of the Post-Closing Company.

	Assuming No Redemption		Assuming 25% Redemption		Assuming 50% Redemption		Assuming 75% Redemption		Assuming 100% Redemption
	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Additional Dilution Sources
Earnout Shares*	1,750,000	5.4%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%	1,750,000	5.5%
Extension Warrants	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%	1,548,900	4.8%
Public Warrants	10,326,000	32.1%	10,326,000	32.2%	10,326,000	32.2%	10,326,000	32.3%	10,326,000	32.3%
Private Placement Warrants	4,668,800	14.5%	4,668,800	14.5%	4,668,800	14.6%	4,668,800	14.6%	4,668,800	14.6%
Assumed Options	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%	173,627	0.5%
New RSUs	958,161	3.0%	958,161	3.0%	958,161	3.0%	958.161	3.0%	958,161	3.0%
Regentis Warrants Converted to OTEC Warrants	721,808	2.2%	721,808	2.2%	721,808	2.3%	721,808	2.3%	721,808	2.3%
Equity Incentive Plan
Total Additional Dilution Sources	20,147,296	62.7%	20,147,296	62.8%	20,147,296	62.9%	20,147,296	63.0%	20,147,296	63.0%
OTEC Public Stockholders	915,975	2.9%	870,211	2.7%	824,447	2.6%	778,683	2.5%	732,920	2.3%
Regentis’ Ownership Interest Assuming Exercise of RSUs, Options and Warrants*	9,600,000	29.9%	9,600,000	29.9%	9,600,000	30.0%	9,600,000	30.0%	9,600,000	30.0%
Sponsor’s Ownership Interest Assuming Exercise of all Warrants and Earnout Shares**	8,202,500	25.5%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.6%	8,202,500	25.7%
Total Fully Diluted Shares	32,141,175		32,095,411		32,049,647		32,003,883		31,958,120
Fully Diluted Value/Share	$4.11		$4.12		$4.12		$4.13		$4.14

* Includes 7,746,404 shares owned by current Regentis shareholders and as excerpted above, 173,627 shares pursuant to assumed options, 958,161 shares pursuant to new Regentis RSUs, and 721,808 shares pursuant to Regentis warrants converted to OTEC warrants.

** Includes 2,581,500 shares currently outstanding and as excerpted above, 1,750,000 Earnout Shares and 3,871,000 of the Private Placement Warrants.

As indicated above, the percentage of the total number of outstanding shares of Post-Closing Company Common Stock that will be owned by OTEC’s public stockholders as a group and by the other holders presented in the tables will vary based on the number of public shares for which the holders thereof request redemption in connection with the Business Combination and the number of shares of Post-Closing Company Common Stock issued in any PIPE Investment. The tables above illustrate varying ownership levels in the Post-Closing Company, as well as possible sources and extents of dilution for non-redeeming public stockholders, excluding such PIPE Investment. As such, all of the scenarios assume that no additional capital is contributed and that the Trust Account funds are the only source of capital. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by OTEC’s existing stockholders in the Post-Closing Company will be different.

Anticipated Accounting Treatment (page 149)

While the legal acquirer in the Agreement and Plan of Merger is OTEC, for financial accounting and reporting purposes under U.S. GAAP, Regentis will be the accounting acquirer and the Business Combination will be accounted for as a “reverse merger and reversed recapitalization.” A reverse merger and reversed recapitalization do not result in a new basis of accounting, and the financial statements of the Post-Closing Company represent the continuation of the financial statements of Regentis in many respects. Under this method of accounting, OTEC will be treated as the “acquired” company for financial reporting purposes, Regentis will be deemed to be the accounting “acquirer” in the Transactions and, consequently, the Transactions will be treated as a recapitalization of Regentis. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Regentis issuing stock for the net assets of OTEC, accompanied by a recapitalization. The net assets of Regentis will be stated at historical cost, with no goodwill or other intangible assets recorded.

Regentis has been determined to be the accounting “acquirer” based on evaluation of the following facts and circumstances under the five redemption scenarios set forth below under Basis for Pro Forma Presentation:

●	Regentis’ existing shareholders will have the greatest voting interest in the Post-Closing Company;

●	Regentis’ existing shareholders will have the ability to control decisions with the majority of the relative voting rights of the Post-Closing Company;

●	Regentis will comprise the ongoing operations of the Post-Closing Company; and

●	Regentis’ comprising a majority of the board of directors of the Post-Closing Company and senior management of Regentis comprising the senior management of the Post-Closing Company.

Accounting Policies and Reclassifications

Based on management’s initial analysis of the accounting policies of Regentis and OTEC, there were no significant differences identified that would have an impact on or that would require adjustment to the unaudited pro forma condensed combined financial information. Currently, management is performing a comprehensive review of the accounting policies of Regentis and OTEC. As a result of the comprehensive review, management may identify differences between the accounting policies of these entities, which, when conformed, could have a material impact on the financial statements of the Post-Closing Company.

The following unaudited pro forma condensed combined balance sheet is based on the historical financial statements of OTEC and Regentis.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2023

(thousands)

			Scenario 1			Scenario 2			Scenario 3			Scenario 4			Scenario 5
															Assuming Maximum
			Assuming No Redemption into Cash			Assuming 25% Redemption into Cash			Assuming 50% Redemption into Cash			Assuming 75% Redemption into Cash			Redemption into Cash

			Pro forma			Pro forma			Pro forma			Pro forma			Pro forma
	OTEC (A)	Regentis (B)	Transaction Accounting Adjustments	Notes	Balance Sheet	Transaction Accounting Adjustments	Notes	Balance Sheet	Transaction Accounting Adjustments	Notes	Balance Sheet	Transaction Accounting Adjustments	Notes	Balance Sheet	Transaction Accounting Adjustments	Notes	Balance Sheet
ASSETS
Current assets
Cash	$203	$485	$9,035	(1)	$2,957	$8,526	(1)	$2,449	$8,018	(1)	$1,942	$7,509	(1)	$1,433	$7,000	(1)	$922
			250	(2)		250	(2)		250	(2)		250	(2)		250	(2)
			(2,000)	(4a)		(2,000)	(4a)	—	(2,000)	(4a)		(2,000)	(4a)		(2,000)	(4a)
			(2,918)	(6)		(2,918)	(6)	—	(2,918)	(6)		(2,918)	(6)		(2,919)	(6)
			(808)	(7)		(808)	(7)	—	(808)	(7)		(808)	(7)		(808)	(7)
			(448)	(8)		(448)	(8)		(448)	(8)		(448)	(8)		(448)	(8)
			(368)	(9)		(368)	(9)		(368)	(9)		(368)	(9)		(368)	(9)
			(60)	(10)		(60)	(10)		(60)	(10)		(60)	(10)		(60)	(10)
			(113)	(11)		(113)	(11)		(113)	(11)		(113)	(11)		(113)	(11)
			(300)	(20)		(300)	(20)		(300)	(20)		(300)	(20)		(300)	(20)
Other current assets	158	21	—		179	—		179	—		179	—		179	—		179

Total current assets	362	506	2,271		3,137	1,762		2,629	1,253		2,121	744		1,612	235		1,102

Investments held in Trust Account	9,035	—	(9,035)	(1)	—	(9,035)	(1)	—	(9,035)	(1)	—	(9,035)	(1)	—	(9,035)	(1)	—

TOTAL ASSETS	$9,397	$506	$(6,764)		$3,137	$(7,273)		$2,629	$(7,782)		$2,121	$(8,291)		$1,612	$(8,800)		$1,102

LIABILITIES, EQUITY AND STOCKHOLDERS’ DEFICIT:
Current liabilities
Accounts payable and accrued expenses	$2,918	$215	$(2,918)	(6)	$215	$(2,918)	(6)	$215	$(2,918)	(6)	$215	$(2,918)	(6)	$215	$(2,918)	(6)	$215
			(2,000)	(4a)		(2,000)	(4a)		(2,000)	(4a)		(2,000)	(4a)		(2,000)	(4a)
			2,000	(4b)		2,000	(4b)		2,000	(4b)		2,000	(4b)		2,000	(4b)
Subscription loan			250	(2)	250	250	(2)	250	250	(2)	250	250	(2)	250	250	(2)	250
Promissory notes	808	—	(808)	(7)	—	(808)	(7)	—	(808)	(7)	—	(808)	(7)	—	(808)	(7)	—
Promissory notes - related party	448	—	(448)	(8)	—	(448)	(8)	—	(448)	(8)	—	(448)	(8)	—	(448)	(8)	—
Due to related parties	368	—	(368)	(9)	—	(368)	(9)	—	(368)	(9)	—	(368)	(9)	—	(368)	(9)	—
Other accounts payable	—	2,184	—		2,184	—		2,184	—		2,184	—		2,184	—		2,184

Total current liabilities	4,541	2,399	(4,291)		2,649	(4,291)		2,649	(4,291)		2,649	(4,291)		2,649	(4,291)		2,649

Other long-term liabilities	2,000	—	(2,000)	(10)	—	(2,000)	(10)	—	(2,000)	(10)	—	(2,000)	(10)	—	(2,000)	(10)	—
Deferred underwriting commissions	3,614	—	(3,614)	(11)	—	(3,614)	(11)	—	(3,614)	(11)	—	(3,614)	(11)	—	(3,614)	(11)	—
Warrant liabilities*	662	625	(625)	(3)	662	(625)	(3)	662	(625)	(3)	662	(625)	(3)	662	(625)	(3)	662
Convertible notes	—	7,500	(7,500)	(5)	—	(7,500)	(5)	—	(7,500)	(5)	—	(7,500)	(5)	—	(7,500)	(5)	—

Total Liabilities	$10,817	$10,524	$(18,030)		$3,311	$(18,030)		$3,311	$(18,030)		$3,311	$(18,030)		$3,311	$(18,030)		$3,311

Commitments and Contingencies
Redeemable Common Stock
Class A Common Stock subject to possible redemption, 812,715 shares (at redemption value) at June 30, 2023	9,035	—	(9,035)	(14)	—	(9,035)	(14)	—	(9,035)	(14)	—	(9,035)	(14)	—	(9,035)	(14)	—
Stockholders' Equity:
Preferred stock, $0.0001 par value; Authorized: 1,000,000 shares; Issued and Outstanding: no shares	—	—	—		—	—		—	—		—	—		—	—		—
Class A common stock, $0.0001 par value; Authorized: 100,000,000 shares; Issued and Outstanding at June 30, 2023: 103,260 shares	—	—	1	(13)	—	1	(13)	1	1	(13)	1	1	(13)	1	1	(13)	1
Class B common stock, $0.0001 par value; Authorized: 10,000,000 shares; Issued and Outstanding at June 30, 2023: 2,581,500 shares	—	—	—	(15)	—	—	(15)	—	—	(15)	—	—	(15)	—	—	(15)	—
Temporary Equity
Convertible Preferred A Shares, NIS $.01 par value; Authorized 50,000 Shares, Issued and outstanding; 47,868 shares; Aggregate liquidation preference $1,411,000	—	598	(598)	(12)	—	(598)	(12)	—	(598)	(12)	—	(598)	(12)	—	(598)	(12)	—
Convertible preferred B shares, NIS 0.01 par value; Authorized: 275,000 shares; Issued and Outstanding: 270,503 shares; Aggregate liquidation preference $7,575,000	—	7,575	(7,575)	(12)	—	(7,575)	(12)	—	(7,575)	(12)	—	(7,575)	(12)	—	(7,575)	(12)	—
Convertible Preferred C Shares; Authorized: 369,464; Issued and Outstanding; 369,464 shares; Aggregate liquidation preference $10,616,000	—	10,616	(10,616)	(12)	—	(10,616)	(12)	—	(10,616)	(12)	—	(10,616)	(12)	—	(10,616)	(12)	—
Convertible preferred D-1 shares, NIS 0.01 par value; Authorized: 295,971 shares; Issued and Outstanding: 246,643 shares; Aggregate liquidation preference $12,500,000	—	12,500	(12,500)	(12)	—	(12,500)	(12)	—	(12,500)	(12)	—	(12,500)	(12)	—	(12,500)	(12)	—
Convertible preferred D-2 shares, NIS 0.01 par value; Authorized: 138,574 shares; Issued and Outstanding: 71,628 shares; Aggregate liquidation preference $2,723,000	—	3,809	(3,809)	(12)	—	(3,809)	(12	—	(3,809)	(12	—	(3,809)	(12	—	(3,809)	(12	—
Total Temporary Equity	—	35,098	(35,098)		—	(35,098)		—	(35,098)		—	(35,098)		—	(35,098)
Shareholders' Deficit:																513
Ordinary shares, NIS 0.01 par value; Authorized: 1,870,991 shares; Issued and Outstanding: 64,879 shares	—	**	—		—	—		—	—		—	—		—	—		—
Additional paid-in capital	1,858	754	—		51,518			51,013			50,504			49,996			49,483
			45	(2)		45	(2)		45	(2)		45	(2)		45	(2)
			625	(3)		625	(3)		625	(3)		625	(3)		625	(3)
			(1,015)	(4b)		(1,015)	(4b)		(1,015)	(4b)		(1,015)	(4b)		(1,015)	(4b)
			35,098	(12)		35,098	(12)		35,098	(12)		35,098	(12)		35,098	(12)
			9,034	(13, 14, 15)		8,525	(13, 14, 15)		8,016	(13, 14, 15)		7,508	(13, 14, 15)		7,000	(13, 14, 15)
			7,500	(5)		7,500	(5)		7,500	(5)		7,500	(5)		7,500	(5)
			1,728	(18)		1,732	(18)		1,732	(18)		1,732	(18)		1,728	(18)
			(1,728)	(18)		(1,728)	(18)		(1,728)	(18)		(1,728)	(18)		(1,728)	(18)
			9,582	(19)	—	9,582	(19)		9,582	(19)		9,582	(19)		9,582	(19)
			(300)	(20)		(300)	(20)		(300)	(20)		(300)	(20)		(300)	(20)
			(12,313)	(17)		(12,313)	(17)		(12,313)	(17)		(12,313)	(17)		(12,313)	(17)
			650	(21)		650	(21)		650	(21)		650	(21)		650	(21)
Accumulated deficit	(12,313)	(45,870)	12,313	(17)	(51,692)	12,313	(17)	(51,692)	12,313	(17)	(51,692)	12,313	(17)	(51,692)	12,313	(17)	(51,692)
			(45)	(2)		(45)	(2)		(45)	(2)		(45)	(2)		(45)	(2)
			(989)	(4b)		(989)	(4b)	—	(989)	(4b)		(989)	(4b)	—	(989)	(4b)	—
			5,444	(10, 11,20)		5,444	(10, 11,20)	—	5,444	(10, 11,20)		5,444	(10, 11,20)	—	5,444	(10, 11,20)	—
			(9,582)	(19)		(9,582)	(19)		(9,582)	(19)		(9,582)	(19)		(9,582)	(19)
			(650)	(21)		(650)	(21)		(650)	(21)		(650)	(21)		(650)	(21)

Total Stockholders' Deficit	(10,455)	(45,116)	55,397		(174)	54,890		(682)	54,382		(1,189)	53,873		(1,698)	53,363		(2,209)
TOTAL LIABILITIES, EQUITY AND STOCKHOLDERS' DEFICIT	$9,397	$506	$(6,764)		$3,137	$(7,273)		$2,629	$(7,782)		$2,121	$(8,291)		$1,613	$(8,801)		$1,102

	$0	$—	$(0)		$0	$0		$0	$0		$0	$0		$0	$(0)		$0

Notes:

(A) Obtained from the unaudited OceanTech Acquisitions I Corp. Condensed Balance Sheet dated as of June 30, 2023.

(B) Obtained from the unaudited Regentis Biomaterials Ltd Balance Sheet dated as of June 30, 2023.

(*) The Regentis convertible notes' warrants are being exchanged for OTEC warrants.

(**) Represents amount less than $1.

(***) In any scenario where the net tangible assets are below $5,000,001, OTEC would not be able to close the Transactions without either simultaneously closing a PIPE Investment or entering into non-redemption agreements with existing public stockholders of OTEC. As of the date of this proxy statement/prospectus, there are no PIPE Investment or non-redemption agreements negotiated.  If such investment or agreements are executed, they will be described in this proxy statement/prospectus and reflected in the pro forma financial information.  Depending on the nature of the PIPE Investment and the shares not redeemed, there would be changes to the assets, liabilities, shares outstanding and the percentage of ownership of the various stockholder groups shown in the tables.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year to Date Ended June 30, 2023

(thousands)

			Scenario 1			Scenario 2			Scenario 3			Scenario 4			Scenario 5
	OTEC (A)	Regentis (B)	Transaction Accounting Adjustments (Assuming No Redemption)	Notes	Pro Forma (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming 25% Redemption)	Notes	Pro Forma (Assuming 25% Redemption)	Transaction Accounting Adjustments (Assuming 50% Redemption)	Notes	Pro Forma (Assuming 50% Redemption)	Transaction Accounting Adjustments (Assuming 75% Redemption)	Notes	Pro Forma (Assuming 75% Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Notes	Pro Forma (Assuming Maximum Redemption)
Operating Expenses
General and administrative expenses	$1,473	$735			$2,208	$—		$2,208	$—		$2,208	—		$2,208	$—		$2,208

Research and development expenses	—	437	—		437			437			437			437			437

Loss from operations	(1,473)	(1,172)	—		(2,645)	—		(2,645)	—		(2,645)	—		(2,645)	—		(2,645)

Other (Expense) Income
Interest Income	400	—	(400)	(aa)	—	(400)	(aa)	—	(400)	(aa)	—	(400)	(aa)	—	(400)	(aa)	—
Interest Expense	(14)	—	14	(gg)	—	14	(gg)	—	14	(gg)	—	14	(gg)	—	14	(gg)	—
Finance transaction costs	(465)	(27)	(45)	(hh)	(537)	(45)	(hh)	(537)	(45)	(hh)	(537)	(45)	(hh)	(537)	(45)	(hh)	(537)
Change in fair value of warrants, convertible debt	—	(2,054)	2,054	(ff)	—	460	(ff)	—	460	(ff)	—	460	(ff)	—	460	(ff)	—

Total Other (Expense) Income	(78)	(2,081)	1,623		(537)	29		(537)	29		(537)	29		(537)	29		(537)
Income Tax Expense	(39)	—
Net Loss	$(1,590)	$(3,253)	$1,623		$(3,181)	$29		$(3,181)	$29		$(3,181)	$29		$(3,181)	$29		$(3,181)

Allocation of net loss	$(610)				$(3,181)			$(3,181)			$(3,181)			$(3,181)			$(3,181)
Basic and diluted net loss per ordinary share		$(50.55)
Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share		64,879
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	1,671,103
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 103,260 (excluding 1,848,503 shares subject to possible redemption) shares issued and outstanding at March 31, 2023 (*)	103,260				11,993,879	45,764		11,948,115	45,764		11,902,351	45,764		11,856,587	45,764		11,810,824
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,581,500 shares issued and outstanding at March 31, 2023	2,581,500
Basic and diluted net (loss) income per common stock, Class A subject to possible redemption currently and pro-forma based on Redemption % (*)	$(0.36)				$(0.27)			$(0.27)			$(0.27)			$(0.27)			$(0.27)
Allocation of net income <loss>	$(980)
Weighted average shares outstanding of non-redeemable common stock, basic and diluted	2,684,760
Basic and diluted net (loss) income per non-redeemable common stock	$(0.36)

Notes:

(A) Obtained from the unaudited OceanTech Acquisitions I Corp. Statement of Operations for the quarter ended June 30, 2023.

(B) Obtained from the unaudited Regentis Biomaterials Ltd Statement of Operations for the quarter ended June 30, 2023.

(*) The pro-forma number of shares outstanding for all scenarios, does not include 1,794,568 and 16,543,700 in Regentis options and warrants and OTEC warrants, respectively, as they are anti-dilutive.

The total number of shares outstanding for all scenarios does include the 812,715 shares of OTEC Redeemable Class A Common Stock.

The total number of pro-forma shares are calculated as follows:	Scenario 1	Scenario 2	Scenario 3	Scenario 4	Scenario 5
OTEC Class A common shares – existing	103,260	103,260	103,260	103,260	103,260
Loan grant shares	750,000	750,000	750,000	750,000	750,000
OTEC Class A common shares – issued to Regentis debt and equity shareholders (1)	7,746,404	7,746,404	7,746,404	7,746,404	7,746,404
OTEC Class A Common Stock held by Sponsor, converted from OTEC Class B Common Stock (3)	2,581,500	2,581,500	2,581,500	2,581,500	2,581,500
OTEC Redeemable Common Stock convertible into OTEC Class A common shares not available to redeem or convert (“Reserve”) (2)	629,660	629,660	629,660	629,660	629,660
OTEC Redeemable Common Stock convertible into OTEC Class A common shares (2)	183,055	137,292	91,528	45,764	—
Total Post-Closing Company Class A common stock	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Regentis fully diluted eligible to convert to OTEC Class A Common	9,600,000	9,600,000	9,600,000	9,600,000	9,600,000
Less:
Options – existing	173,627	173,267	173,267	173,267	173,267
RSUs to be issued post-Closing	958,161	958,161	958,161	958,161	958,161
Regentis Warrants converted to OTEC Warrants	721,808	721,808	721,808	721,808	721,808
Regentis debt, equity converted to OTEC Class A Common shares	7,746,404	7,746,404	7,746,404	7,746,404	7,746,404
Total not converting to OTEC Class A Common shares	1,853,596	1,853,596	1,853,596	1,853,596	1,853,596

(1) This amount assumes fully diluted Regentis shares.

(2) This assumes 629,660 shares cannot be redeemed under any scenario, referred to as the “Reserve”.

(3) As of September 5, 2023, the OTEC stockholders voted to approve an amendment to the Existing OTEC Charter to allow the conversion of shares of OTEC Class B Common Stock into shares of OTEC Class A Common Stock, on a one-to-one basis at the election of such holders in order to authorize OTEC to regain compliance with Nasdaq. As of such conversion, such shares will not be entitled to receive funds from the Trust Account through redemptions or otherwise, and certain executive officers that have beneficial interests in the Sponsor have waived their rights to liquidating distributions from the Trust Account with respect to these securities, which would expire worthless if an initial business combination is not consummated. In the event of a liquidation, a liquidating distribution will be made only with respect to the public shares, and our Sponsor will not receive any monies held in the Trust Account as a result of its ownership of 2,581,500 Founder Shares that were issued to the Sponsor prior to the OTEC IPO and 3,871,000 Private Placement Warrants that were purchased by the Sponsor in a private placement which occurred simultaneously with the completion of the IPO, though such persons may earn a positive rate of return on their overall investment in the Post-Closing Company after the Business Combination, even if other holders of OTEC Common Stock experience a negative rate of return, due to having initially purchased the Founder Shares for an aggregate of $25,000.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(thousands)

			Scenario 1			Scenario 2			Scenario 3			Scenario 4			Scenario 5
	OTEC (A)	Regentis (B)	Transaction Accounting Adjustments (Assuming No Redemption)	Notes	Pro Forma (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming 25% Redemption)	Notes	Pro Forma (Assuming 25% Redemption)	Transaction Accounting Adjustments (Assuming 50% Redemption)	Notes	Pro Forma (Assuming 50% Redemption)	Transaction Accounting Adjustments (Assuming 75% Redemption)	Notes	Pro Forma (Assuming 75% Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)	Notes	Pro Forma (Assuming Maximum Redemption)
Operating Expenses
General and administrative expenses	$2,356	$370	$553	(bb)	$14,500	$553	(bb)	$14,500	$553	(bb)	$14,500	553	(bb)	$14,500	$553	(bb)	$14,500
	—	—	989	(cc)		989	(cc)		989	(cc)		989	(cc)		989	(cc)
			9,582	(dd)		9,582	(dd)		9,582	(dd)		9,582	(dd)		9,582	(dd)
			650	(21)		650	(21)		650	(21)		650	(21)		650	(21)
Research and development expenses	—	971	—		971	—		971	—		971	—		971	—		971

Loss from operations	(2,356)	(1,341)	(11,774)		(15,471)	(11,774)		(15,471)	(11,774)		(15,471)	(11,774)		(15,471)	(11,774)		(15,471)

Other (Expense) Income
Interest income	1,252	—	(1,252)	(aa)	—	(1,252)	(aa)	—	(1,252)	(aa)	—	(1,252)	(aa)	—	(1,252)	(aa)	—
Interest expense	—	—	—		—	—		—	—		—	—		—	—		—
Finance transaction costs	(3,600)	255	3,979	(ee)	589	3,979	(ee)	589	3,979	(ee)	589	3,979	(ee)	589	3,979	(ee)	589
			(45)	(hh)		(45)	(hh)		(45)	(hh)		(45)	(hh)		(45)	(hh)
Change in fair value of warrants, convertible debt	6,669	(297)	297	(ff)	6,669	297	(ff)	6,669	297	(ff)	6,669	297	(ff)	6,669	297	(ff)	6,669

Total Other (Expense) Income	4,321	(42)	2,979		7,258	2,979		7,258	2,979		7,258	2,979		7,258	2,979		7,258
Net (Loss) Income	$1,965	$(1,383)	$(8,795)		$(8,213)	$(8,795)		$(8,213)	$(8,795)		$(8,213)	$(8,795)		$(8,213)	$(8,795)		$(8,213)

Allocation of net income / (loss)	$1,535				$(8,213)			$(8,213)			$(8,213)			$(8,213)			$(8,213)
Basic and diluted net loss per ordinary share		$(22.07)
Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share		64,879
Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	9,582,767
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 103,260 (excluding 1,848,503 shares subject to possible redemption) shares issued and outstanding at December 31, 2022 (*)	103,260				11,993,879	45,764		11,948,115	45,764		11,902,351	45,764		11,856,587	45,764		11,810,824
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,581,500 shares issued and outstanding at December 31, 2022	2,581,500
Basic and diluted net (loss) income per common stock, Class A subject to possible redemption (*)	$0.16				$(0.68)			$(0.69)			$(0.69)			$(0.69)			$(0.70)
Allocation of net income <loss>	$430
Weighted average shares outstanding of Non-redeemable common stock, basic and diluted	2,684,760
Basic and diluted net (loss) income per non-redeemable common stock	$0.16

Notes:

(A) Obtained from the audited OceanTech Acquisitions I Corp. Statement of Operations for the year ended December 31, 2022.

(B) Obtained from the audited Regentis Biomaterials Ltd Statement of Operations for the year ended December 31, 2022.

(*) The pro-forma number of shares outstanding for all scenarios, does not include 1,794,568 and 16,543,700 in Regentis options and warrants and OTEC warrants, respectively, as they are anti-dilutive.

The total number of shares outstanding for all scenarios does include the 1,848,503 shares of OTEC Redeemable Class A Common Stock.

The total number of pro-forma shares are calculated as follows:	Scenario 1	Scenario 2	Scenario 3	Scenario 4	Scenario 5
OTEC Class A common shares – existing	103,260	103,260	103,260	103,260	103,260
OTEC Class A common shares – issued to Regentis debt and equity shareholders (1)	7,746,404	7,746,404	7,746,404	7,746,404	7,746,404
Loan grant shares	750,000	750,000	750,000	750,000	750,000
OTEC Class A Common Stock held by Sponsor, converted from OTEC Class B Common Stock (3)	2,581,500	2,581,500	2,581,500	2,581,500	2,581,500
OTEC Redeemable Common Stock convertible into OTEC Class A common shares not available to redeem or convert (“Reserve”) (2)	629,660	629,660	629,660	629,660	629,660
OTEC Redeemable Common Stock convertible into OTEC Class A common shares (2)	183,055	137,292	91,528	45,764	—
Total Post-Closing Company Class A common stock	11,993,879	11,948,115	11,902,351	11,856,587	11,810,824
Total Regentis fully diluted eligible to convert to OTEC Class A Common	9,600,000	9,600,000	9,600,000	9,600,000	9,600,000
Less:
Options – existing	173,627	173,267	173,267	173,267	173,267
RSUs to be issued post-Closing	958,161	958,161	958,161	958,161	958,161
Regentis Warrants converted to OTEC Warrants	721,808	721,808	721,808	721,808	721,808
Regentis debt, equity converted to OTEC Class A Common shares	7,746,404	7,746,404	7,746,404	7,746,404	7,746,404
Total not converting to OTEC Class A Common shares	1,853,596	1,853,596	1,853,596	1,853,596	1,853,596

(1) This amount assumes fully diluted Regentis shares.

(2) This assumes 629,660 shares cannot be redeemed under any scenario, referred to as the “Reserve”.
(3) As of September 5, 2023, the OTEC stockholders voted to approve an amendment to the Existing OTEC Charter to allow the conversion of shares of OTEC Class B Common Stock into shares of OTEC Class A Common Stock, on a one-to-one basis at the election of such holders in order to authorize OTEC to regain compliance with Nasdaq. As of such conversion, such shares will not be entitled to receive funds from the Trust Account through redemptions or otherwise, and certain executive officers that have beneficial interests in the Sponsor have waived their rights to liquidating distributions from the Trust Account with respect to these securities, which would expire worthless if an initial business combination is not consummated. In the event of a liquidation, a liquidating distribution will be made only with respect to the public shares, and our Sponsor will not receive any monies held in the Trust Account as a result of its ownership of 2,581,500 Founder Shares that were issued to the Sponsor prior to the OTEC IPO and 3,871,000 Private Placement Warrants that were purchased by the Sponsor in a private placement which occurred simultaneously with the completion of the IPO, though such persons may earn a positive rate of return on their overall investment in the Post-Closing Company after the Business Combination, even if other holders of OTEC Common Stock experience a negative rate of return, due to having initially purchased the Founder Shares for an aggregate of $25,000.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”).

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. OTEC and Regentis have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. There were no intercompany balances or transactions between OTEC and Regentis as of the dates and for the periods of these unaudited pro forma condensed combined financial statements. OTEC and Regentis have not had any historical relationship prior to the Agreement and Plan of Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Closing Company filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not necessarily reflect the deferred taxes of the Post-Closing Company as a result of the Business Combination. Upon Closing of the Business Combination, it is likely that the Post-Closing Company will record a valuation allowance against the total U.S. and state deferred tax assets given the history of net operating losses and valuation allowance of Regentis as the recoverability of the tax assets is not more likely than not.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Post-Closing Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet (in thousands):

(1)	Reflects the redemption of shares under the different scenarios and the ensuing reduction in cash in OTEC’s Trust Account.

(2)	Reflects issuance of 250,000 shares under the October 2023 subscription loan agreement.

(3)	Reflects the reclassification of Regentis’ warrant liability to equity given the conversion of the Regentis warrants to OTEC warrants with a fixed exercise price and number of shares of OTEC Class A common stock.

(4)	Reflects items related to Regentis Transaction Expense Cap pursuant to the Agreement and Plan of Merger:

a.	Reflects the payment of Regentis’ transaction expenses up to the Regentis Transaction Expense Cap in the amount of $2,000 pursuant to the Agreement and Plan of Merger.

b.	Reflects the accrual of Regentis’ transaction expenses at the amount of $2,004 wherein the expenses which are deemed as offering costs at the amount of $1,015 are charged to equity and the remainder at the amount of $989 which are not deemed as offering costs will be charged to expense.

(5)	Reflects the conversion of Regentis Convertible Notes to the Post-Closing Company Class A Common Stock and Warrants pursuant to the Agreement and Plan of Merger. The amount set forth reflects the fair value determination of the convertible note and warrant liability as set forth in further detail in Footnote 5 of the Regentis financial statements.

Notes 6 through 11, 20, and 22 reflect adjustments to the pro forma Unaudited Condensed Balance Sheet subject to a cap on the reimbursement of OTEC expenses in the amount of $5,000 pursuant to the Agreement and Plan or Merger. Outstanding obligations of OTEC as of June 30, 2023 are set forth below and the pro forma balance sheet assumes reimbursement of accounts payable and accrued expenses first, repayment of promissory notes second and then other liabilities, with the amount in excess reducing the accumulated deficit.

Accounts payable and accrued expenses (Note 6)	$2,918
Promissory notes (Note 7)	$902
Promissory notes – related party (Note 8)	$448
Due to related parties (Note 9)	$368
Transaction expense accrual (Note 20)	$300
Other long-term liabilities (Note 10)	$2,000
Deferred underwriting commissions (Note 11)	$3,614
Total Transaction Expenses	$10,550
Less: Cap	($5,000)
Reduction in Accumulated Deficit (Notes 6-11,20)	$5,550

(6)	Reflects the decision by OTEC management to reimburse in full of OTEC accounts payable and accrued expenses in the amount of $2,918, noting that this account, while not subject to the OTEC Transaction Expense Account as set forth herein, may be subject to the cap on reimbursable expenses of $5,000 as set forth in the Agreement of Plan and Merger in the future depending on additional transaction expenses. This is reflected in the determination of a reduction in the accumulated deficit in the amount of $5,550 as set forth above.

(7)	Reflects the repayment of promissory notes in full in the amount of $902, as set forth in the promissory note agreements, noting that this account, while not subject to the OTEC Transaction Expense Account as set forth herein, may be subject to the cap on reimbursable expenses of $5,000 as set forth in the Agreement of Plan and Merger in the future depending on additional transaction expenses. This is reflected in the determination of a reduction in the accumulated deficit in the amount of $5,550 as set forth above.

(8)	Reflects the repayment of promissory notes to related parties in full in the amount of $448, as set forth in the promissory note agreements, noting that this account, while not subject to the OTEC Transaction Expense Account as set forth herein, may be subject to the cap on reimbursable expenses of $5,000 as set forth in the Agreement of Plan and Merger in the future depending on additional transaction expenses. This is reflected in the determination of a reduction in the accumulated deficit in the amount of $5,550 as set forth above.

(9)	Reflects the repayment of an advance from a related party in the amount of $368, pursuant to the purchase by the New Sponsor of the Initial Sponsor’s Class B Common Stock, noting that this account, while not subject to the OTEC Transaction Expense Account as set forth herein, may be subject to the cap on reimbursable expenses of $5,000 as set forth in the Agreement of Plan and Merger in the future depending on additional transaction expenses. This is reflected in the determination of a reduction in the accumulated deficit in the amount of $5,550 as set forth above.

(10)	Reflects the pro rata (along with the deferred underwriter’s commission as set forth in footnote 11 below) repayment of other long-term liabilities in the gross amount of $2,000. Based on OTEC transaction expenses as of the date of these unaudited pro forma condensed combined financial statements and the OTEC Transaction Expense Cap, $57 out of the $2,000 is available for repayment and the balance of $1,943 is reflected in a reduction in the accumulated deficit in the amount of $5,550 as set forth above.

(11)	Reflects the pro rata (along with the other long-term liabilities as set forth in footnote 10 above) repayment of deferred underwriting commission in the amount of $3,512. Based on OTEC transaction expenses as of the date of these unaudited pro forma condensed combined financial statements and the OTEC Transaction Expense Cap, $102 out of the $3,614 is available for repayment and the balance of $3,512 is reflected in a reduction in the accumulated deficit in the amount of $5,550 as set forth above.

(12)	Reflects the conversion of Regentis’ convertible preferred shares into OTEC’s Class A common stock pursuant to the Agreement and Plan of Merger which is included in the issuance of the 7,746,404 shares for Regentis convertible notes, warrant liabilities, and debt and equity shareholders as set forth in the following table (thousands):

Conversion of Convertible Class A Preferred Shares	$598
Conversion of Convertible Class B Preferred Shares	$7,575
Conversion of Convertible Class C Preferred Shares	$10,616
Conversion of Convertible Class D-1 Preferred Shares	$12,500
Conversion of Convertible Class D-2 Preferred Shares	$2,723
Conversion of Ordinary Shares*	$—
Total	$34,012

* Represents an amount less than $1.

(13)

Reflects the additional APIC resulting from the conversion of the OTEC Class B Common Stock to the OTEC Class A Common Stock and the conversion of the Regentis equity ownership and Convertible notes, and reflects the conversion of Regentis’ ordinary shares and convertible preferred shares into OTEC’s Class A common stock pursuant to the Agreement and Plan of Merger which is included in the issuance of the 7,746,404 shares for Regentis convertible notes, warrant liabilities, and debt and equity shareholders as set forth in the following table:

Regentis debt and equity converted to OTEC Class A Common Shares	$781
OTEC Class A Common Shares – existing	$10
OTEC Class B Common Shares converted to OTEC Class Common Shares	$259
OTEC Redeemable Class A Shares to OTEC Common Class A Shares*	$81
Total*	$1,131

*	The total listed is for Scenario 1. The par value adjustment includes the par value associated with the conversion of the Redeemable OTEC Class A Common Stock is reduced from $15 to $77, $72, $68 and $64 for the 25%, 50%, 75% and 100% redemption scenarios, respectively, but the par value on the balance sheet is not impacted by these reductions.

(14)	Reflects an adjustment in the “Common stock subject to possible redemption” (or to “redeemable shares”), associated with either the redemption or conversion to operating cash at the close of the Agreement and Plan of Merger.

(15)	Reflects the adjustment to par value associated with the conversion of OTEC Class B Common Stock to Class A Common Stock pursuant to the Agreement and Plan of Merger.

(16)	Reflects the additional APIC resulting from the conversion of the OTEC Class B Common Stock to the OTEC Class A Common Stock and the conversion of the Regentis equity ownership and convertible notes.

(17)	Reflects the elimination of the OTEC accumulated deficit.

(18)	Reflects the issuance of 31,565 of Regentis Ordinary shares which converts into 172,800 OTEC Class A Common Shares, as part of the Regentis agreement with Maxim for the issuance of Regentis’ shares equals to 1.8% of Regentis’ share capital immediately prior to the Transaction. The value of $1,728 is based on determination of a value of $10 per OTEC Class A Common share.

(19)	Reflects the issuance of 958,161 OTEC RSUs. These RSUs vest quarterly over a 12-month period issued at the close of the Transaction.

(20)	Reflects the accrual of transaction expenses in OTEC incurred post June 30, 2023.

(21)	Reflects the issuance of 11,874 Regentis warrants in August 2023 to Regentis’ lenders. These warrants are fully vested and exercisable for a period of 3 years at an exercise price equal to NIS 0.01. These warrants will be converted into approximately 65,000 OTEC warrants (immediately post-Closing) exercisable for 65,000 shares of Post-Closing Company common stock.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations (in thousands except per share data):

(aa) Reflects the elimination of OTEC interest income earned on the investments held in the Company’s trust account for the year ended December 31, 2022 and six months ended June 30, 2023, respectively.

(bb) Reflects the reversal of deferred offering costs resulting in an increase in general and administrative expenses. Upon signing the Agreement and Plan of Merger, prepaid issuance costs which had been previously accrued pursuant to the earlier plan by Regentis to become a publicly traded company on a US exchange, were allocated to expense.

(cc) Reflects the recognition of Regentis’ portion of transaction expenses which deemed as accounting issuance expenses resulting in an increase in general and administrative expenses, refer also to Note 4b.

(dd) Reflects the issuance of 958,161 OTEC RSUs. These RSUs vest quarterly over a 12-month period issued at the close of the Transaction.

(ee) Reflects the expense reduction of the OTEC transaction expense in excess of the OTEC Transaction Expense Cap that is to be repaid as described in footnotes 10-11 and 20 set forth above.

(ff) Reflects the elimination of fair value revaluation expenses of Regentis’ Convertible Notes and Warrant Liability as these Unaudited Pro Forma Condensed Combined Statement of Operations assume that the Transaction occurred at the beginning of the reporting period, eliminating any subsequent revaluation expense.

(gg) Reflects the elimination of $13,604 in debt discount.

(hh) Reflects issuance of 250,000 shares under the October 2023 subscription loan agreement.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

In accordance with the terms of the Restated OTEC Charter and Post-Closing Company bylaws, the Post-Closing Company board will be divided into three staggered classes of directors and each director will be assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a 3-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the first annual meeting of stockholders following the Closing for Class I directors, the second annual meeting of stockholders following the Closing for Class II directors and the third annual meeting of stockholders following the Closing for Class III directors. Subject to any rights applicable to any then outstanding preferred stock, any vacancies on the Post-Closing Company’s board of directors may be filled only by the affirmative vote of a majority of the directors then in office. The Post-Closing Company’s directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of Post-Closing Company’s voting securities. Initially, the Post-Closing Company board of directors will consist of Class I: Surendra Ajjarapu, Pini Ben Elazar and Susan Alpert, Class II: [●] and Keith Valentine, and Class III: Ehud Geller and Jeff Dykan.

Pursuant to the Merger Agreement, the Parties agreed to take all necessary action, including causing the then-serving OTEC directors to resign, so that effective as of the Effective Time, the Post-Closing Company’s board of directors, subject to the Restated OTEC Charter, will consist of seven directors, consisting of (i) six directors designated prior to the Closing by Regentis, the majority of whom must be considered “independent” under Nasdaq requirements, and (ii) one director designated prior to the Closing by OTEC, who must be considered “independent” under Nasdaq requirements. The Post-Closing Company Board of Directors must also comply with the diversity standards then-applicable to directors of companies listed on Nasdaq and, will be allocated into classes on any classified board of directors mutually acceptable to Regentis and OTEC, which composition will at all times comply with all rules, regulations and requirements (including but not limited to all director independence and corporate governance rules) of each of the Israeli Companies Law and Nasdaq. Each of Ms. Alpert and Messrs. Ajjarapu, Ben-Elazar and Valentine qualify as independent directors under Nasdaq requirements.

Executive Officers and Directors after the Business Combination

Upon the consummation of the Business Combination, the business and affairs of the Post-Closing Company will be managed by or under the direction of the Post-Closing Company board of directors.

The following table sets forth information regarding the individual who are expected to serve as executive officers and directors of the Post-Closing Company upon the Effective Time, including their ages as of the date of this proxy statement/prospectus:

Name	Age	Position
Dr. Ehud Geller	75	Director Nominee, Chairman

Mr. Jeff Dykan	63	Director Nominee

Mr. Keith Valentine	54	Director Nominee (1) (2)

Dr. Eli Hazum	74	Chief Executive Officer

Mr. Arie Gordashnikov	39	Chief Financial Officer

Mr. Noam Band	52	Chief Operating Officer

Mr. Pini Ben-Elazar	52	Director Nominee (1) (2) (3)

Dr. Susan Alpert	76	Director Nominee (1) (2) (3)

Mr. Surendra Ajjarapu	52	Director (1)

(1)	Indicates an Independent Director and a member of our Audit Committee and Compensation Committee.

(2)	Indicates a member of our Nominating and Corporate Governance Committee.

(3)	To be appointed subject to the Closing.

Director Qualification

The Post-Closing Company’s officers and board of directors following the Business Combination are well qualified as leaders. In their prior positions they have gained experience in core management skills, such as strategic and financial planning, financial reporting, compliance, risk management, and leadership development. The Post-Closing Company’s officers and directors following the Business Combination also have experience serving on boards of directors and board committees of other public companies and/or private companies and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, certain officers and directors have other experience that makes them valuable, such as prior experience in mergers and acquisitions, in financial services, managing and investing in assets.

We believe that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide the Post-Closing Company with a diverse range of perspectives and judgment necessary to facilitate its goals and be good stewards of capital.

Dr. Ehud Geller, Executive Chairman of the Board of Directors, Director Nominee

Dr. Ehud Geller has served as the Chairman of the Regentis Board of Directors since 2007 and will be appointed to the Post-Closing Company Board of Directors subject to the completion of the Closing. Since 1995, Dr. Geller has served as the General Partner of Medica Venture Partners.  Between 1979 and 1985, Dr. Geller was President of the Pharmaceutical Division of Teva Pharmaceutical Industries Ltd. (NYSE:TEVA) and Executive VP of the Teva Group. At Teva, he led the acquisition of Ikapharm Ltd. He served as the President and CEO of Interpharm Laboratories, Ltd. from 1985 to 1990. During these years he also served as head of the Israeli Pharmaceutical Manufacturers Association and as a Board Member on the Tel Aviv Stock Exchange. Dr. Geller has a B.Sc. degree in Chemical Engineering, an MBA degree from Columbia University/Drexel Institute and a Ph.D. degree in Pharmaceutical/Chemical Engineering from Drexel Institute, Philadelphia. Since 1995, he has been the General Partner of Medica Venture Partners.  Mr. Geller was selected to serve on the board of directors as Chairman due to his significant experience leading and growing companies in the pharmaceutical industry and his significant leadership experience. His experience leading the Company’s management and the depth of his knowledge of our business enable him to provide valuable leadership on complex business matters that we face on an ongoing basis. Dr. Geller will devote approximately 50% of his time to the Company, as an Executive Chairman, upon the Closing as he also is currently employed by Medica Venture Partners.

Dr. Eli Hazum, Chief Executive Officer

Dr. Eli Hazum has served as Regentis’ Chief Executive Officer since October 2021. He has been a partner and Chief Security Officer of Medica Venture Partners since 1995. Prior to joining Medica, Prof. Hazum spent five years at Glaxo Inc. as Head of the Department of Receptor Research and Metabolic Diseases and as a member of the Corporate Committee for New Technology Identification in osteoporosis, worldwide. Mr. Hazum received his Ph.D. degree in the field of hormone biochemistry from the Weizmann Institute of Science, B.Sc and M.Sc degrees in Chemistry from Tel Aviv University and an executive MBA degree from Humberside University in the UK. Upon the Closing, Mr. Hazum will be engaged as the full-time CEO of the Post-Closing Company.

Mr. Arie Gordashnikov, CPA, Chief Financial Officer

Mr. Arie Gordashnikov has been Regentis’ Chief Financial Officer since October 2022. He has served as Head of IPO & M&A Department at Shimony Yosef Certified Public Accountant (Isr.), or Shimony, since 2018. Mr. Gordashnikov has over 13 years’ experience in accounting, auditing and finance of Hi-Tech and biotechnology companies. Before joining Shimony, Mr. Gordashnikov was an audit manager at Ernst & Young Israel. Mr. Gordashnikov holds an MBA degree from Tel Aviv University in financial management, a B.A. in Accounting and Economics from Hebrew University of Jerusalem, and has been a licensed CPA since 2012. Upon the closing, Mr. Gordashnikov will remain in the position of Chief Financial Officer of the Post-Closing Company.

Mr. Noam Band, Chief Operating Officer

Mr. Band has served as Regentis’ Chief Operating Officer since October 2021. Mr. Band served as the Chairman and CEO of Gix Internet Ltd. (formerly Algomizer Ltd.) from 2013 to 2020, (TASE:GIX) and as a Chairman of Viewbix (OTCMKTS: VBIX) from 2018 to 2020. Additionally, Mr. Band served as CEO of Timest, Mobillion, and Dotomi (acquired by ValueClick for $295 million). He holds an MBA, and a B.A. in Economics from The Hebrew University of Jerusalem. Mr. Band is also the vicechair for the non-profit Global Entrepreneurship Network (Israeli chapter), a judge in start-up competitions (Mass-Challenge, Get in The Ring, Start-up Open, Entrepreneur of The Year Award, Creative Business cup) and represents Israel in international conferences as a valuated member of the Start-up Nation. Mr. Band will devote approximately 50% of his time to the Post-Closing Company upon the Closing as he is also currently employed as an independent consultant for other high-tech companies.

Mr. Jeff Dykan, CPA, Director Nominee

Mr. Jeff Dykan has served on the Regentis Board of Directors since 2005 and will be appointed to the Post-Closing Company Board of Directors subject to the completion of the Closing. He was appointed by Regentis’ shareholder SCP Vitalife. Since 2002, Mr. Dykan has been a director of Vitalife Partners Management LP, the general partner of Vitalife, and since 2007, has been a director of its successor fund, SCP Vitalife GP, the corporate general partner of the common general partner of SCP Vitalife Partners II L.P. and its affiliate SCP Vitalife Partners (Israel) II L.P. He has also served as a managing member of SCP Vitalife Management Company, LLC and SCP Vitalife Management Israel Ltd., which by contract provides certain management services to the common general partner of SCP Vitalife. Prior to joining Vitalife, from 2001 to 2002, Mr. Dykan was the Chairman and Chief Executive Officer of BitBand Inc., formerly a provider of content management and delivery systems, specializing in video on demand for IPTV. Mr. Dykan serves currently as Chairman of ReWalk Robotics and was a member of the American Institute of Certified Public Accountants from 1982 through 2021 and holds a B.Sc. in accounting and management and an M.B.A. in computer applications, both from New York University.

Mr. Keith Valentine, Director Nominee

Mr. Keith Valentine has served on the Regentis Board of Directors since 2015 and will be appointed to the Post-Closing Company Board of Directors subject to the completion of the Closing. Mr. Valentine currently serves as President, Chief Executive Officer and as a director of SeaSpine since 2015. Prior to joining SeaSpine, Mr. Valentine served as President and Chief Operating Officer of NuVasive, Inc., from 2007 to 2015 and as President from 2004 to 2007, prior to which he served in various senior executive roles in Marketing, Development and Operations since joining the company in 2001. Previously, Mr. Valentine was Vice President of Marketing at ORATEC Interventions, Inc., which was acquired by Smith & Nephew PLC, and spent eight years in various roles with Medtronic Sofamor Danek including Vice President of Marketing for the Thoracolumbar Division and Group Director for the BMP Biologics program, the Interbody Sales Development Effort, and International Sales and Marketing. Mr. Valentine received a B.B.A. in Management and Biomedical Sciences from Western Michigan University.

Mr. Pini Ben-Elazar, Director Nominee

Mr. Ben-Elazar will be appointed to the Post-Closing Company Board of Directors subject to the completion of the Closing. Mr. ben-Elazar is a very experienced executive as a CEO and as a director with over 25 years of successful experience in the healthcare industry. He is a change and growth leader providing fiscal, strategic and operations leadership in uniquely challenging situations, and is a professional negotiator harnessing effective and creative thinking and communicating skills. Mr. Ben-Elazar currently serves as the CEO of Mor Research Applications, Tech Transfer Office of Clalit Health Services in Israel since 2003. He is also a director in numerous healthcare companies among them: Ceretrieve, Enox, DreamMed Diabetes, Data2Life, NGS, APX ophthalmology, Zebra Medical Vision, and Galil Ofek. Mr. Ben-Elazar holds an MBA from Johnson & Wales University, Providence, RI since 1996, a B.Sc in Hospitality Management, Johnson & Wales University, Providence, RI, and completed the studies of the 8400 Health Network Leadership Program, Harvard Business School, in 2019.

Dr. Susan Alpert, Director Nominee

Dr. Susan Alpert will be appointed to the Post-Closing Company Board of Directors subject to the completion of the Closing. Dr. Alpert is currently the principal of SFADC LLC (aka SFA Regulatory, LLC) since 2019, a one person firm focused on the strategies needed to place medical devices and other medical products into the global market. She was a Corporate Senior Vice President for Global Regulatory at Medtronic, Inc. and prior to that VP Regulatory Science at C.R. Bard, Inc. She previously worked at the U.S. FDA where she held a variety of management positions in the centers dealing with drugs, devices and radiological health, and foods. She was Director of the Office of Device Evaluation from 1993-1999. Dr. Alpert is a microbiologist and pediatrician with a specialty in infectious diseases. She completed her undergraduate degree at Barnard College, Columbia University in New York City, holds a master’s degree and Ph.D. in Biomedical Sciences from New York University and a medical degree from the University of Miami (Florida). Dr. Alpert is a member of several non-profit and for-profit boards.

Mr. Surendra Ajjarapu, Director

See the section entitled “OTEC’s Business – Directors and Executive Officers – Surendra Ajjarapu” for this biography. Mr. Surendra Ajjarapu will be appointed to the Post-Closing Company Board of Directors subject to the completion of the Closing.

Corporate Governance Guidelines and Code of Business Conduct

The Post-Closing Company’s board of directors will adopt corporate governance guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Post-Closing Company’s board of directors will adopt a code of business conduct and ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of such corporate governance guidelines and its code of business conduct and ethics will be posted on the “Corporate Governance” portion of our website along with any amendments or waivers thereto.

Board of Directors Leadership Structure

Upon the consummation of the Business Combination, the Post-Closing Company’s bylaws will not require separating the roles of Chair of the Board and Chief Executive Officer, as combining these roles will help to promote unified leadership and direction for both the board of directors and management.

In connection with the expected appointment of Dr. Geller as Chair of the Post-Closing Company’s board of directors, the board is also expected to create the position of [●] upon the consummation of the Business Combination and appoint [●] to serve in that role.

Director Independence

Upon the consummation of the Business Combination, the Post-Closing Company’s board of directors is expected to determine that Ms. Alpert and Messrs. Ajjarapu, Ben-Elazar and Valentine will qualify as independent directors, as defined under the listing rules of Nasdaq, and will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the Post-Closing Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.  [●] will be the Post-Closing Company’s lead independent director under the Nasdaq rules.

Role of the Post-Closing Company’s Board of Directors in Risk Oversight

Upon the consummation of the Business Combination, one of the key functions of the Post-Closing Company’s board of directors will be informed oversight of its risk management process. The Post-Closing Company’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the board of directors as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, the Post-Closing Company’s board of directors will be responsible for monitoring and assessing strategic risk exposure and its audit committee will have the responsibility of considering and discussing major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The compensation committee will assess and monitor whether its compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective upon the consummation of the Business Combination, the Post-Closing Company’s board of directors will have three standing committees—an audit committee, a compensation committee, and a nominating and corporate governance committee. The Post-Closing Company’s board of directors will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq rules. The Post-Closing Company intends to comply with future requirements to the extent they will be applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of the Post-Closing Company’s website.

Audit Committee

The audit committee will consist of Ms. Alpert and Messrs. Ajjarapu, Ben-Elazar and Valentine. The Post-Closing Company’s board of directors will determine that each of the members of the audit committee will satisfy the independence requirements of the Nasdaq and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with the Nasdaq audit committee requirements. In arriving at this determination, the Post-Closing Company’s board of directors will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

[●] will serve as the chair of the audit committee. The Post-Closing Company’s board of directors determined that [●] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, it considered [●]’s previous experience in management and financial roles. Both the Post-Closing Company’s independent registered public accounting firm and management will periodically meet privately with the Post-Closing Company’s audit committee.

The functions of this committee are expected to include, among other things:

•	evaluating the performance, independence and qualifications of independent auditors and determining whether to retain existing independent auditors or engage new independent auditors;

•	monitoring the integrity of financial statements and compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the integrity, adequacy and effectiveness of internal control policies and procedures;

•	preparing the audit committee report required by the SEC to be included in the annual proxy statement;

•	discussing the scope and results of the audit with independent auditors, and reviewing with management and independent auditors interim and year-end operating results;

•	establishing and overseeing procedures for employees to submit concerns anonymously about questionable accounting or auditing matters;

•	reviewing guidelines and policies on risk assessment and risk management;

•	reviewing and approving related party transactions;

•	obtaining and reviewing a report by independent auditors at least annually that describes independent auditors internal quality control procedures, any material issues raised by review under such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by independent auditors.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. The Post-Closing Company will comply with future requirements to the extent they become applicable.

Compensation Committee

The Post-Closing Company’s compensation committee will consist of Ms. Alpert and Messrs. Ajjarapu, Ben-Elazar and Valentine will serve as the chair of the compensation committee. The Post-Closing Company’s board of directors will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee are expected to include, among other things:

•	approving the retention of compensation consultants and outside service providers and advisors;

•	reviewing and approving, or recommending that the board of directors approve, the compensation of executive officers, including annual base salary, annual incentive bonuses, specific performance goals relevant to their compensation, equity compensation and employment;

•	reviewing and recommending to the Post-Closing Company’s board of directors the compensation of directors;

•	administering and determining any award grants under equity and non-equity incentive plans;

•	reviewing and evaluating succession plans for the executive officers;

•	preparing the compensation committee report required by the SEC to be included in the annual proxy statement; and

•	periodically reviewing practices and policies of employee compensation as they relate to risk management and risk-taking incentives.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and Nasdaq listing rules. The Post-Closing Company will comply with future requirements to the extent they become applicable.

Nominating and Corporate Governance Committee

The Post-Closing Company’s nominating and corporate governance committee will consist of Ms. Alpert and Messrs. Ben-Elazar and Valentine. The Post-Closing Company’s board of directors will determine that each of the members of the nominating and corporate governance committee will satisfy the independence requirements of the Nasdaq.

[●] will serve as the chair of the nominating and corporate governance committee. The functions of this committee are expected to include, among other things:

•	identifying, evaluating, and recommending individuals qualified to become members of the Post-Closing Company’s board of directors and its committees;

•	evaluating the performance of the Post-Closing Company’s board of directors and of individual directors;

•	reviewing the environmental and social responsibility policies and practices;

•	developing and recommending corporate governance guidelines to the Post-Closing Company’s board of directors; and

•	overseeing an annual evaluation of the Post-Closing Company’s board of directors and management.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations and Nasdaq listing rules. The Post-Closing Company will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the compensation committee has ever been an executive officer or employee of the Post-Closing Company. None of the Post-Closing Company’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Post-Closing Company’s board of directors or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Restated OTEC Charter which will be effective upon Closing limits the Post-Closing Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Post-Closing Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Post-Closing Company’s bylaws provide that the Post-Closing Company will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the Post-Closing Company will enter into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Post-Closing Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at the Post-Closing Company’s request.

The Post-Closing Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Post-Closing Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Post-Closing Company believes these provisions in the Restated OTEC Charter and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Post-Closing Company Director Compensation

In connection with the consummation of the Business Combination, the Post-Closing Company board of directors is expected to adopt a new director compensation policy that will become effective upon the Closing.

Specifically, the new policy is expected to provide for an annual cash retainer for non-employee directors equal to US$20,000, which will be payable quarterly in arrears and pro-rated for partial quarters of service (including for the partial quarter of service performed following the Closing). Non-employee directors will also be entitled to receive an additional US$1,000 per meeting attended and US$500 for each written action in lieu of a meeting.

In addition, non-employee directors of the Post-Closing Company will also be entitled to receive, following the Closing, an initial award of stock options under the Equity Incentive Plan to purchase 75,000 shares of Post-Closing Company Common Stock, which stock options will vest quarterly over a three year period following the grant date, subject to such non-employee director’s continuous service through the applicable vesting date.

The Post-Closing Company’s Executive Chairman will be entitled to receive an annual cash retainer equal to US$250,000 (plus applicable value-added taxes), which will be payable quarterly in arrears and pro-rated for partial quarters of service (including for the partial quarter of service performed following the Closing).

The Post-Closing Company board of directors will have discretion to make changes to the director compensation policy at any time. The Post-Closing Company will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending board and committee meetings.

Executive Chairman Compensation Arrangement

In recognition of his services to Regentis to date and his agreement to serve as the Executive Chairman of the Post-Closing Company, the Regentis board of directors has agreed to award to Dr. Ehud Geller, Regentis’ current Chairman who will serve as the Post-Closing Company’s Executive Chairman, the following:

●	a sign-on cash bonus amount equal to US$400,000 (plus applicable value-added taxes), payable upon the Closing; and

●	an annual cash retainer of US$250,000 (plus applicable value-added taxes), to be paid by the Post-Closing Company, as described above.

In addition, as soon as practicable pursuant to applicable law following the Closing, it is expected that the Post-Closing Company board of directors will approve the issuance of 958,161 RSUs to be vested and settled into shares of Post-Closing Company Common Stock on the following terms and conditions:  (i) the RSUs shall vest over a twelve month period on a quarterly basis commencing as of the Effective Time of the Merger; (ii) the RSUs shall be subject to taxation pursuant to Section 102 of the Israeli Tax Ordinance – 1961; and (iii) upon termination of Mr. Geller’s employment by the Post-Closing Company (other than for cause) or upon termination of Mr. Geller’s employment as the Chairman for adverse change made by the Post-Closing Company in his terms of engagement or upon death or disability of Mr. Geller, any unvested RSUs shall immediately vest and settle into shares of Post-Closing Company Common Stock. The RSUs expected to be issued to the Mr. Geller is based on 9.98% on a fully diluted basis immediately prior to the Merger which represents 175,025 Ordinary Shares of Regentis allocable to Mr. Geller as part of the Merger Consideration.

Post-Closing Company Executive Compensation

Following the Closing, the Post-Closing Company intends to develop an executive compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling the Post-Closing Company to attract, motivate and retain individuals who contribute to its long-term success.

Decisions on the executive compensation program will be made by the compensation committee of the Post-Closing board of directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Described below are any transactions occurring since January 1, 2020 and any currently proposed transactions to which either OTEC or Regentis was a party and in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of OTEC’s or Regentis’ total assets, as applicable, at year-end for the last two completed fiscal years; and

•	a director, executive officer, holder of more than 5% of the outstanding capital stock of OTEC or Regentis, or any member of such person’s immediate family had or will have a direct or indirect material interest.

In addition to the transactions described below, please see the compensation agreements and other arrangements described under the sections titled “Proposal One — The Business Combination Proposal — Interests of OTEC’s Sponsor, Directors and Officers in the Business Combination” and “Regentis Executive Compensation”.

OTEC Related Party Transactions

Founder Shares

On February 14, 2021, OTEC issued an aggregate of 2,875,000 Founder Shares to the Initial Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.009 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the OTEC IPO (not including the shares of OTEC Class A Common Stock issuable to Maxim). Thus, up to 375,000 of the Founder Shares were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. On June 21, 2021, the underwriter partially exercised its over-allotment option, purchasing an additional 326,000 Units. On June 21, 2021, the underwriter forfeited the right to purchase the remaining Units of the over-allotment option, and hence 293,500 Founder Shares were subsequently forfeited, resulting in 2,581,500 outstanding Founder Shares.

Private Placement Warrants

The Initial Sponsor, and Maxim and/or its designees purchased an aggregate of 4,571,000 private placement warrants at a price of $1.00 per private warrant, for an aggregate purchase price of $4,571,000, of which 3,871,000 private placement warrants were purchased by the Initial Sponsor and 700,000 private placement warrants were purchased by Maxim and/or its designees on May 27, 2021. Initial Sponsor and Maxim agreed that if the over-allotment option was exercised by the underwriters, they would purchase at a price of $1.00 per private warrant an additional number of private placement warrants (up to a maximum of 450,000 additional private placement warrants), of which Initial Sponsor would purchase up to 345,000 additional private placement warrants and Maxim Group and/or its designees, would purchase up to 105,000 additional private placement warrants, in the aggregate amount of $450,000. Sponsor acquired from the Initial Sponsor certain private placement warrants and as of the date hereof, the Private Placement Warrants (as defined herein) are outstanding.

Concurrently with the issuance of the Private Placement Warrants on June 2, 2022, the Initial Sponsor committed to transfer 1,200,000 shares of OTEC Class B Common Stock previously issued and outstanding as additional incentive to participants in the extension offering. The Company accounted for the Initial Sponsor shares transferred to the participants in the extension offering at fair value as a charge directly to stockholders’ equity. The Company estimated the fair value of these shares to be $3,600,000 or $3 per share. The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of OTEC Class A Common Stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the shares of OTEC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing 150 days after the initial business combination, the Founder Shares will no longer be subject to such transfer restrictions.

Financing

As of June 30, 2023, no such Working Capital Loans were outstanding, except from Sponsor to OTEC in the amount of $448,039. OTEC obtained an additional loan from an unrelated party with $401,500 outstanding. In connection with that loan, OTEC agreed to issue to the lender 95,000 shares of OTEC common stock.

On February 14, 2021, the Initial Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the OTEC IPO. This loan is non-interest bearing, unsecured and was due at the closing of the OTEC IPO and the Initial Sponsor has not demanded payment of the note through the date of this filing. As of June 30, 2023 and December 31, 2022, $448,039 and $323,039 were outstanding under the promissory note.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such working capital loans may be convertible into private placement-equivalent warrants at a price of $1.00 per warrant (which, for example, would result in the holders being issued warrants to purchase 1,500,000 shares if $1,500,000 of notes were so converted), at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our sponsor or its affiliates, or our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

Administrative Support

OTEC has agreed to pay our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The administrative support agreement began on the day OTEC first listed on Nasdaq and continue monthly until the completion of the Company’s initial business combination or liquidation of the Company. As of June 30, 2023 and December 31, 2022, the Company owed $367,667 and $307,667 under the administrative support agreement, respectively. For the six months ended June 30, 2023 and the three months ended March 31, 2023, the Company incurred $60,000 and $30,000 in administrative support fees, respectively. For the year ended December 31, 2022, the Company incurred $120,000 in administrative support fees and for the period from February 3, 2021 (inception) through December 31, 2021, the Company incurred $71,667 in administrative support fees.

Sponsor Support Agreement

In connection with the Sponsor Support Agreement, Sponsor Parties agreed to vote, or cause to be voted, all of their OTEC securities in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) at the OTEC Special Meeting and any meeting of the stockholders of OTEC, and in any action by written consent of the stockholders of OTEC in favor of the approval of the Transactions and certain other matters being presented to the stockholders of OTEC in connection therewith, including in favor of the approval and adoption of the Equity Incentive Plan, and for the appointment and designation of the post-Closing OTEC board of directors. The Sponsor Parties also agreed not to transfer (subject to limited exceptions), grant a proxy over or otherwise encumber their OTEC’s securities, and to waive their redemption and anti-dilution rights and any other right it may hold to convert all or any portion of any outstanding loan advanced to OTEC (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option) at any time prior to or at the Closing into OTEC Common Stock or into OTEC private warrants. Additionally, the Sponsor agreed to use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to the stockholders of OTEC in connection with any redemption by public stockholders of their public shares, including utilizing the Sponsor’s OTEC Class B Common Stock and the Sponsor’s Private Placement Warrants in connection with such effort by transferring or forfeiting such shares and/or warrants. Sponsor also agreed to use its reasonable best efforts to raise the PIPE Investment and assist OTEC and Regentis as required and necessary with creative strategies to raise the PIPE Investment. Furthermore, in the event OTEC’s Transaction Expenses exceed the OTEC Transaction Expenses Cap, Sponsor agreed to pay to OTEC an amount of cash equal to such excess. In accordance with the Merger Agreement, Sponsor will be entitled to receive one share of OTEC Common Stock for each dollar deposited into the Trust Account in connection with the exercise of any Extension Option. The parties agreed that any such deposit made by Sponsor would be considered as a loan to Regentis, as the surviving company after the Business Combination, and any such loans will be interest bearing and payable by Regentis, as the surviving company after the Business Combination, at Closing. Additionally, each Sponsor Party agreed to comply with its obligations, covenants, and agreements set forth in that certain Letter Agreement, dated as of May 27, 2021. In addition, pursuant to the Sponsor Support Agreement, the Sponsor also has a contingent right to receive certain Earnout Shares (as defined below) depending on the performance of the OTEC Common Stock post-Closing. (See the section entitled “Sponsor Support Agreement”.)

Registration Rights Agreement

At Closing, OTEC, Sponsor and certain shareholders of Regentis will enter into the Registration Rights Agreement pursuant to which, among other things, the Sponsor will be granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of the Post-Closing Company Common Stock. (See the section entitled “Registration Rights Agreement”.)

Sponsor Expenses

In accordance with the PSA, on consummation of the Business Combination, the Sponsor will reimburse Joseph Adir $25,000 (twenty-five thousand dollars), and has paid to the former Chief Financial Officer of OTEC, Charles Baumgartner, $5,000 (five-thousand dollars) directly per month during the transition period.

Upon Closing, Sponsor shall pay Initial Sponsor $1 (one dollar). Sponsor shall convey the Closing Shares to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in OTEC Class B Common Stock as of March 13, 2023 (the date of the PSA). The Closing Shares shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision. Sponsor shall convey 250,000 (two hundred and fifty thousand) Warrants to the Initial Sponsor Equity Holders pro rata based on the Initial Sponsor Equity Holders’ underlying interest in Warrants as of March 13, 2023. The Warrants shall not be subject in any respect to any forfeiture, earnout, clawback, reduction or similar restrictive provision.

Other Compensation

After this Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the Post-Closing Company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, Initial Sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, Initial Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Fiduciary Obligations

If any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Regentis Related Party Transactions

Convertible Loans

Between August 2020 and February 2021, Regentis entered into convertible loan agreements (the “2020 CLAs”), pursuant to which Regentis obtained a convertible loan in the aggregate amount of $900,000. The 2020 CLAs were extended until June 30, 2022 and would automatically convert into such number of shares of the Regentis’ most senior securities, based on a price per share equal to 80% of the lowest price per share attributed to issue in connection with an initial public offering of Regentis. In October 2021, Regentis and the lenders under the 2020 CLAs reached an agreement pursuant to which the 2020 CLAs would be converted into Regentis ordinary shares upon the occurrence of certain events (including an initial public offering or merger) based on a price per share equal to 80% of the price per share paid in such initial public offering at a pre money valuation of $5.15 million. In June 2022, Regentis and the 2020 CLA lenders reached an agreement pursuant to which the maturity date of the 2020 CLAs would be extended to December 31, 2022. The 2020 CLAs will convert in connection with the Business Combination and the CLA Lenders will be entitled to receive an aggregate of approximately 1,517,043 shares of OTEC Common Stock, which amount is included in the aggregate amount of Merger Consideration payable to Regentis shareholders at Closing.  Pini Ben-Elazar, one of the director nominees, participated in the 2020 CLAs.

Arrangement for Use of Facilities with Medica Venture Partners

Regentis operates out of its office in Or-Akiva, Israel that is being provided by Medica Venture Partners, Regentis’ principal shareholder, for a minimum monthly rental fee of approximately $500. The rent agreement is in place until December 2023.

The Chairman of the Regentis board of directors, Dr. Geller, is the General Partner of Medica Venture Partners. In addition, Dr. Hazum, Regentis’ Chief Executive Officer, is a partner and the Chief Security Officer of Medica Venture Partners.

Investors’ Rights Agreement

On February 5, 2016, Regentis entered into an Investors’ Rights Agreement (the “2016 IRA”), with several of its shareholders, pursuant to which the holders of a total of 946,392 of Regentis ordinary shares were to have certain registration rights. The 2016 IRA will be terminated in connection with the Closing.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Exhibit 8.1 attached hereto is a short-form opinion, meaning the tax disclosure noted within this section of the proxy statement/prospectus serves as the tax opinion, and the opinion filed as Exhibit 8.1 to the proxy statement/prospectus confirms this. The following disclosure is the opinion of Nelson Mullins.

The following discussion is a summary of the material U.S. federal income tax considerations for holders of OTEC Common Stock and OTEC warrants (collectively, the “OTEC securities”) as a consequence of (i) the Business Combination, and (ii) an election to have their OTEC Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to the OTEC securities that are held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the Business Combination, the redemptions of OTEC Common Stock or the ownership and disposal of OTEC securities. The effects of and consequences under other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum tax or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. Neither OTEC nor Regentis has sought nor will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address the tax treatment of OTEC Common Stock or OTEC warrants to be issued to Regentis shareholders in connection with the Business Combination. This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;
●	regulated investment companies and real estate investment trusts;
●	brokers, dealers or traders in securities that use a mark to market method of accounting;
●	tax-exempt organizations or governmental organizations;
●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding OTEC securities as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to OTEC securities being taken into account in an applicable financial statement;
●	persons that actually or constructively own 5% or more (by vote or value) of the outstanding OTEC Common Stock;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
●	U.S. Holders having a functional currency other than the U.S. dollar;
●	persons who hold or received OTEC securities pursuant to the exercise of any employee stock option or otherwise as compensation; and
●	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of OTEC securities that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds OTEC securities, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the owner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT TO HOLDERS OF OTEC SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION TO ANY PARTICULAR HOLDER WILL DEPEND ON THE HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OTEC SECURITIES.

The Business Combination

Holders of OTEC securities who do not exercise their redemption rights will not be selling, exchanging or otherwise transferring their OTEC securities in the Business Combination. Therefore, the Business Combination will not constitute a taxable transaction to such holders of OTEC securities for U.S. federal income tax purposes.

U.S. Holders

U.S. Holders Exercising Redemption Rights with Respect to OTEC Common Stock

In the event that a U.S. Holder’s shares of OTEC Common Stock are redeemed for cash pursuant to the redemption provisions described herein, the treatment of such redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of stock under Section 302 of the Code. Whether a redemption qualifies as a sale of stock under Section 302 of the Code will depend largely on the total number of shares of OTEC Common Stock treated as held by the U.S. Holder relative to all of the shares of OTEC Common Stock outstanding, both before and after the redemption.

The redemption of OTEC Common Stock generally will be treated as a sale of stock under Section 302 of the Code (rather than a distribution) if the redemption (i) results in a “complete termination” of the U.S. Holder’s interest in OTEC, (ii) is “substantially disproportionate” with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests (determined immediately after the Business Combination) are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally should take into account not only OTEC Common Stock actually owned by such U.S. Holder but also OTEC Common Stock constructively owned by it. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include OTEC Common Stock that could be directly or constructively acquired pursuant to the exercise of OTEC warrants.

There will be a complete termination of a U.S. Holder’s interest if either (i) all of the OTEC Common Stock actually and constructively owned by the U.S. Holder is redeemed or (ii) all of the OTEC Common Stock actually owned by the U.S. Holder is redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules set forth in the Code and Treasury regulations, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares (including any shares constructively owned by the U.S. Holder as a result of owning warrants). In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. Holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. Holder immediately prior to the redemption and such U.S. Holder immediately following the redemption actually and constructively owned less than 50 percent of the total combined voting power of OTEC Common Stock. The redemption of the OTEC Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in OTEC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in OTEC will depend on such U.S. Holder’s particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of OTEC Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such U.S. Holder’s OTEC Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from OTEC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s OTEC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the OTEC Common Stock. After the application of these rules, any remaining tax basis of the U.S. Holder in the redeemed OTEC Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining OTEC Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its OTEC warrants or possibly in other shares of common stock constructively owned by it.

Non-U.S. Holders

The section applies to Non-U.S. Holders of OTEC Common Stock and OTEC warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of OTEC Common Stock or OTEC warrants that is not a U.S. Holder, and is:

●	a nonresident alien individual, other than certain former citizens and residents of the United States;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder.

Non-U.S. Holders Exercising Redemption Rights with Respect to OTEC Common Stock

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s OTEC Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s OTEC Common Stock, as described above under “—U.S. Holders Exercising Redemption Rights with Respect to OTEC Common Stock.” If the redemption is treated as a sale of a Non-U.S. Holder’s OTEC Common Stock, such Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “—U.S. Federal Income Tax Consequences of the Ownership and Disposition of OTEC Common Stock and OTEC Warrants to Non-U.S. Holders” applies in respect of gain from the disposition of OTEC Common Stock. However, redeeming Non-U.S. Holders may be subject to U.S. federal income tax on any gain recognized as a result of the redemption if OTEC Common Stock constitutes a U.S. real property interest by reason of OTEC’s status as a U.S. real property holding corporation for U.S. federal income tax purposes. OTEC believes that it is not and has not been at any time since its formation a U.S. real property holding corporation.

If a Non-U.S. Holder receives cash for OTEC Common Stock, and the redemption is treated as a distribution (rather than a sale of stock under Section 302 of the Code), the Non-U.S. Holder will be subject to a 30% withholding tax (unless otherwise reduced by an applicable income tax treaty) on dividends to the extent the distribution is paid from current or accumulated earnings and profits of OTEC, as determined under U.S. federal income tax principles, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States.

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale of OTEC Common Stock or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, OTEC or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a divided for U.S. federal income tax purposes. Therefore, OTEC or the applicable withholding agent will likely withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. Holder in redemption of such non-U.S. holder’s OTEC Common Stock, unless (i) OTEC or the applicable withholding agent has established special procedures allowing Non-U.S. Holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. Holders certify that they meet the requirements of such exemption (e.g., because such Non-U.S. Holders are not treated as receiving a divided under the Section 302 tests described under “—U.S. Holders Exercising Redemption Rights with Respect to OTEC Common Stock” above). However, there can be no assurances that OTEC or any applicable withholding agent will establish such special certification procedures. If OTEC or an applicable withholding agent withholds excess amounts from the amount payable to a Non-U.S. Holder, such Non-U.S. Holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.

Foreign Account Tax Compliance Act

The United States Foreign Account Tax Compliance Act, or FATCA, imposes a reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-U.S. financial institutions that fail to comply with certain information reporting, account identification, withholding, certification and other FATCA related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the IRS regarding the holders of OTEC Common Stock and to withhold on a portion of payments with respect to our ordinary shares to certain holders that fail to comply with the relevant information reporting requirements (or that hold our ordinary shares directly or indirectly through certain non-compliant intermediaries). This withholding tax made with respect to OTEC Common Stock will not apply to payments made before the date that is two years after the date of publication of final regulations defining the term “foreign passthru payment.” An intergovernmental agreement between the United States and another country may also modify these requirements. FATCA is particularly complex and its application is uncertain at this time. Holders of our ordinary shares should consult their tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of OTEC Common Stock, dividends received by U.S. Holders of OTEC Common Stock, and the proceeds received on sale or other taxable the disposition of OTEC securities effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to OTEC Common Stock and proceeds from the sale, exchange or other disposition of OTEC securities may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s disposition of OTEC Common Stock or OTEC warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Dividends paid with respect to OTEC Common Stock and proceeds from the sale of other disposition of OTEC securities received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

MATERIAL ISRAELI TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all material tax consequences relating to the acquisition, ownership and disposition of Regentis’ Ordinary Shares in the Business Combination, including the material Israeli tax consequences following the Business Combination applicable to holders of OTEC shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations

The following is a brief summary of the material Israeli tax laws applicable to the acquisition, ownership and disposition of Regentis’ shares as part of the Business Combination, including the material Israeli tax consequences following the Business Combination applicable to holders of OTEC Common Stock. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities, trusts or foundations, partnerships, controlled foreign corporations and any other type of taxpayer that are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.

Taxation of the stockholders of the Post-Closing Company

Capital gains taxes applicable to Israeli and non-Israeli resident shareholders.

Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets by non-Israeli residents, if those assets are either (i) located in Israel, (ii) are shares or a right to a share in an Israeli resident corporation, or (iii) represent, directly or indirectly, rights to assets located in Israel, including shares in a non-Israeli corporation, the majority of whose assets are located in Israel, unless a specific exemption is available or unless a tax treaty between Israel and the stockholder’s country of residence provides otherwise (see below). The majority of OTEC assets may be located in Israel following the Business Combination and therefore a disposition of shares may impose Israeli capital gains tax on the holder of OTEC shares. If the majority of OTEC assets is located in Israel, Israeli capital gains tax may apply only to the portion of any Real Capital Gain which equals the percentage of our assets, out of our total assets, which are located in Israel at such time.

Israeli tax law distinguishes between a “Real Capital Gain” and an “Inflationary Surplus.” Inflationary Surplus is computed generally on the basis of the increase in the Israeli Consumer Price Index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of disposition. Inflationary Surplus is not subject to tax in Israel. Real Capital Gain is the excess of the total capital gain over the Inflationary Surplus. Generally, a Real Capital Gain accrued by individuals on the sale of our Shares will be taxed at the rate of 25%. However, if the individual stockholder is a “substantial stockholder” at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. A “substantial stockholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Real Capital Gain derived by corporations from the sale of OTEC shares will generally be subject to a corporate tax rate of 23% (in 2023). However, the foregoing tax rates will not apply to: (i) dealers in securities; and (ii) in some cases, stockholders who received their shares through the exercise of employee stock options, restricted stock units or otherwise as compensation.

Non-Israeli residents should generally be exempt from capital gains tax on the sale of their shares, provided that such stockholders did not acquire their shares prior to January 1, 2009 and that the gains are not attributed to a permanent establishment of such stockholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of shares of an Israeli resident corporation by a person who (i) holds their shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, shares representing 10.0% or more of the voting power of said corporation during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel Tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits. Such provision, although referring to disposition of shares of an Israeli resident corporation, might also apply to Israeli capital gains derived from the disposition of shares in a non-Israeli corporation, the majority of whose assets are shares in an Israeli company, which may apply to our shares.

Certain Withholding Tax Consequences of the Business Combination

Generally, the exchange of Regentis shares and options for the Merger Consideration would be treated as a sale and subject to Israeli tax for both Israeli and non-Israeli resident shareholders and for holders of options of Regentis. OTEC, Merger Sub, Regentis or any other person making a payment on their behalf under the Merger Agreement will be required to deduct and withhold from the consideration payable thereunder any amount required to be deducted and withheld with respect to the making of such payment under applicable legal requirements. However, certain relief and/or exemptions may be available under Israeli law or under applicable tax treaties.

Regentis has submitted an application to the ITA for (a) a tax ruling confirming the Business Combination, for Israeli tax purposes, as a tax free merger pursuant to Section 103K of the Ordinance, subject to statutory or customary conditions regularly associated with such a ruling to be included within the ruling, to which we sometime refer as the 103K Tax Ruling, (b) a tax ruling in relation to the tax treatment of shares and options that are subject to tax pursuant to Section 102 and 3(i) of the Ordinance, to which we sometime refer as the 102 Tax Ruling, and (c) in connection with these tax rulings, that no tax withholding is required, all subject to the conditions to be detailed in such rulings. Obtaining the 103K Tax Ruling is a closing condition to the consummation of the Merger, unless waived. No assurance can be given that the aforesaid 103K Tax Ruling, if obtained, will cover the subject matter of the 102 Tax Ruling and in such case, a separate application for the 102 Tax Ruling will be required.

With respect to non-Israeli resident holders of Regentis options, which holders were granted such awards in consideration for work or services performed outside of Israel and that were engaged by Regentis or a non-Israeli affiliate of Regentis, unless the aforesaid tax ruling cover such holders, to avoid Israeli tax withholding such holders will be required to provide a validly executed declaration, in reasonably satisfactory form to each of the Regentis and OTEC, regarding their non-Israeli residence and confirmation that they were granted such awards in consideration for work or services performed outside of Israel for Regentis or a non-Israeli affiliate thereof, prior to the payment of the consideration payable at the Closing.

To the extent the 103K Tax Ruling does not address the tax treatment with respect to shares and options that are subject to tax pursuant to Section 102 and 3(i) of the Ordinance, Regentis agreed to instruct its legal counsel, advisors and accountants to prepare and file with the ITA an application for a separate 102 Tax Ruling by the ITA confirming, among other things, that (i) the assumption and exchange of options subject to tax in accordance with Section 3(i) of the Ordinance, and the exchange of 102 Shares for shares of OTEC Common Stock will not constitute a taxable event and tax continuity will apply to the converted options and shares of OTEC (which ruling may be subject to customary conditions regularly associated with such a ruling), and (ii) that no tax withholding is required, all subject to the conditions to be detailed in such ruling.

No assurance can be given that the tax rulings will be obtained or that the ITA will exempt OTEC and anyone acting on its behalf from any obligation to withhold Israeli tax. In the event that the parties elect to proceed with the Business Combination and such tax rulings are not obtained prior to the payment of such consideration, Israeli tax withholding may be required with respect to payments made to certain Regentis shareholders and holders of Regentis options who do not obtain an exemption certificate from the ITA or provide such tax declaration, at least three business days prior to the date that is 180 days following the date of the closing of the Business Combination.

The 103K Tax Ruling, if obtained, is subject to Regentis, OTEC and their equity holders’ compliance with certain requirements under Section 103K of the Ordinance, which include, among others, a requirement that the equity holders of Regentis and OTEC immediately after the consummation of the merger that are deemed to be “controlling” shareholders (generally holding 5% or more of the rights) of Regentis or OTEC under Section 103K of the Ordinance prior to the merger, continue to hold as a group rights in OTEC which constitute at least 25% of the total rights in OTEC during the two year period commencing on the closing of the merger (the “25% Requirement”). In the event that either OTEC, Regentis or their equity holders fail to comply with the conditions of the 103K Tax Ruling, including the 25% Requirement, then the exchange of the Regentis shares for the Merger Consideration shall be deemed a taxable event to all the shareholders of Regentis as of the date of the consummation of the merger, unless such shareholders are otherwise exempt from tax under Israeli law or an applicable tax treaty. No assurance can be given that the 25% Requirement or other conditions under the 103K Tax Ruling will be otherwise complied with. It should be noted that obtaining the 103K Tax Ruling is a closing condition to the consummation of the Business Combination, unless waived.

DESCRIPTION OF OTEC SECURITIES

For a description of the differences between the Existing OTEC Charter and the Restated OTEC Charter, see the section entitled “Proposal Three — The Restated OTEC Charter Proposal.”

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

Pursuant to the Restated OTEC Charter, the Post-Closing Company’s authorized capital stock consists of 110,000,000 shares of Common Stock, $0.0001 par value, and 1,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the capital stock of the Post-Closing Company after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you. You are encouraged to read the Restated OTEC Charter and the Post-Closing Company bylaws in their entirety, which are attached as Annex D and Annex E to this proxy statement/prospectus, respectively, along with the applicable provisions of Delaware law, for a complete description of the rights and preferences of the Post-Closing Company’s securities following the Business Combination.

Common Stock

It is anticipated that, immediately after the Closing of the Business Combination, the Post-Closing Company will have a total of [●] shares of the Post-Closing Company Common Stock issued and outstanding. The foregoing excludes any outstanding warrants and assumes that (i) there are no redemptions of any shares by OTEC’s public stockholders in connection with the Business Combination; (ii) no awards are issued under the Equity Incentive Plan; and (iii) OTEC does not engage in any kind of additional equity financing prior to the Closing. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the OTEC’s existing stockholders and the other parties described above in the Post-Closing Company will be different.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Restated OTEC Charter or the Post-Closing Company’s bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of the Post-Closing Company Common Stock that are voted is required to approve any such matter voted on by our stockholders.

The Post-Closing Company board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Restated OTEC Charter to be filed immediately prior to the Closing of the Business Combination, the Post-Closing Company board of directors will consist of three classes of directors, with each director initially serving a one (1)-year term and such term effective from the Closing. Directors will not be able to be removed during their term except for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of the outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

All of the outstanding shares of OTEC Common Stock will convert into shares of the Post-Closing Company Common Stock at the Closing of the Business Combination. With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our initial stockholders, each of whom will be subject to the same transfer restrictions) until the six-month anniversary of the Closing.

Preferred Stock

The Restated OTEC Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Post-Closing Company Board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Post-Closing Company board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Post-Closing Company board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Post-Closing Company or the removal of existing management. Although the Post-Closing Company will not have any preferred stock outstanding at or prior to the date of the Closing of the Business Combination and does not currently intend to issue any shares of preferred stock in connection with the Business Combination, the Post-Closing Company cannot assure you that it will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Redeemable Warrants

Public Warrants

Each warrant will entitle the holder thereof to purchase one share of Post-Closing Company Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing of the Business Combination. The warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Post-Closing Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Post-Closing Company Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Post-Closing Company Common Stock upon exercise of a warrant unless the Post-Closing Company Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Post-Closing Company Common Stock underlying such unit.

The shares of Post-Closing Company Common Stock issuable upon exercise of the warrants are not registered at this time. However, the Post-Closing Company has agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the Business Combination, the Post-Closing Company will use its best efforts to file with the SEC a registration statement covering the shares of Post-Closing Company Common Stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the Warrant Agreement. If a registration statement covering the shares of Post-Closing Company Common Stock issuable upon exercise of the warrants is not effective by the 52nd day after the Closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Post-Closing Company Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption (excluding the private placement warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Post-Closing Company, the Post-Closing Company may not exercise the redemption right if the issuance of shares of Post-Closing Company Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. The Post-Closing Company will use its best efforts to register or qualify such shares of Post-Closing Company Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by the Post-Closing Company.

The Post-Closing Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and the Post-Closing Company issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Post-Closing Company Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If the Post-Closing Company calls the warrants for redemption as described above, the Post-Closing Company’s management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Post-Closing Company Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Post-Closing Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Post-Closing Company Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Post-Closing Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing of the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Post-Closing Company Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Post-Closing Company Common Stock is increased by a stock dividend payable in shares of Post-Closing Company Common Stock, or by a split-up of shares of Post-Closing Company Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Post-Closing Company Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Post-Closing Company Common Stock. A rights offering to holders of Post-Closing Company Common Stock entitling holders to purchase shares of Post-Closing Company Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Post-Closing Company Common Stock equal to the product of (i) the number of shares of Post-Closing Company Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Post-Closing Company Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Post-Closing Company Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Post-Closing Company common stock, in determining the price payable for Post-Closing Company Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Post-Closing Company Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Post-Closing Company Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of Post-Closing Company Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Post-Closing Company Common Stock in connection with the Closing of the Business Combination, or (d) to satisfy the redemption rights of the holders of Post-Closing Company Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation with respect to any other provision relating to stockholders’ rights.

If the number of outstanding shares of Post-Closing Company Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Post-Closing Company Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Post-Closing Company Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Post-Closing Company Common Stock.

Whenever the number of shares of Post-Closing Company Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Post-Closing Company Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Post-Closing Company Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Post-Closing Company Common Stock (other than those described above or that solely affects the par value of such shares of Post-Closing Company Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of the Post-Closing Company Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Post-Closing Company Common Stock in such a transaction is payable in the form of Post-Closing Company Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Post-Closing Company Common Stock and any voting rights until they exercise their warrants and receive shares of Post-Closing Company Common Stock. After the issuance of shares of Post-Closing Company Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Post-Closing Company Common Stock to be issued to the warrant holder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors”. Our Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. In addition, the Warrant Agreement provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

In addition, if (x) we issue additional shares of Post-Closing Company Common Stock or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at a newly issued price of less than $9.20 per share of Post-Closing Company Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, and (z) the market value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price.

Private Placement Warrants

The private placement warrants (including the Post-Closing Company Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Closing of the Business Combination (except, among other limited exceptions to our officers and directors and other persons or entities affiliated with our sponsor or the underwriters) and they will not be redeemable by us so long as they are held by Sponsor, the underwriters or their permitted transferees. Sponsor, the underwriters and their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than Sponsor, the underwriters or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the OTEC IPO.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Post-Closing Company Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Post-Closing Company Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by Sponsor, the underwriters or their permitted transferees is because it is not known at this time whether they will be affiliated with us following the Closing of the Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Post-Closing Company Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In addition, holders of our private placement warrants are entitled to certain registration rights.

Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the underlying securities and the common stock issuable upon exercise of any of the private placement warrants) until the date that is 30 days after the date we complete the Closing of the Business Combination, except for limited exceptions made to our officers and directors and other persons or entities affiliated with Sponsor.

Dividends

The Post-Closing Company does not intend to pay cash dividends on its Common Stock. The payment of cash dividends will be dependent upon the Post-Closing Company’s revenues and earnings, if any, capital requirements and general financial conditions. The payment of any cash dividends will be within the discretion of the Post-Closing Company board of directors at such time. Further, the Post-Closing Company’s ability to declare dividends may be limited by restrictive covenants contained in the agreements governing the Post-Closing Company’s indebtedness.

Our Transfer Agent

The transfer agent for the Post-Closing Company Common Stock will be Continental Stock Transfer & Trust Company. The Post-Closing Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the Restated OTEC Charter and the Post-Closing Company Bylaws

The Post-Closing Company will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of the Post-Closing Company’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of the Post-Closing Company’s assets with a market value of 10% or more of its aggregate market value of all of its assets or of all of its outstanding stock. However, the above provisions of Section 203 do not apply if:

•	the Post-Closing Company board of directors approves the transaction that made the stockholder an “interested stockholder” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the Post-Closing Company’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•	on or subsequent to the date of the transaction, the initial business combination is approved by the Post-Closing Company board of directors and authorized at a meeting of the Post-Closing Company’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Post-Closing Company for a three-year period. This provision may encourage companies interested in acquiring the Post-Closing Company to negotiate in advance with the Post-Closing Company board of directors because the stockholder approval requirement would be avoided if the Post-Closing Company board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Post-Closing Company board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Restated OTEC Charter provides that the Post-Closing Company board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the Post-Closing Company board of directors only by successfully engaging in a proxy contest at two or more annual meetings.

Authorized But Unissued Shares

The Post-Closing Company’s authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Post-Closing Company by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Forum for Certain Lawsuits

The Restated OTEC Charter requires, to the fullest extent permitted by law, that derivative actions brought in the Post-Closing Company’s name, actions against any current or former directors, officers, employees, or stockholders of the Post-Closing Company for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, or if such court does not have subject matter jurisdiction, the federal district court of the State of Delaware. The Restated OTEC Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against the Post-Closing Company’s directors and officers, although the Post-Closing Company stockholders will not be deemed to have waived the Post-Closing Company’s compliance with federal securities laws and the rules and regulations thereunder.

Special Meeting of Stockholders

The Post-Closing Company’s bylaws provide that special meetings of our stockholders may be called only by a resolution adopted by the Post-Closing Company’s board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Post-Closing Company’s bylaws provide that stockholders seeking to bring business before the Post-Closing Company’s annual meeting of stockholders, or to nominate candidates for election as directors at the Post-Closing Company’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at the Post-Closing Company’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in the Post-Closing Company’s annual proxy statement must comply with the notice periods contained therein. The Post-Closing Company’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Post-Closing Company’s stockholders from bringing matters before the Post-Closing Company’s annual meeting of stockholders or from making nominations for directors at the Post-Closing Company’s annual meeting of stockholders.

Action by Written Consent

Any action required or permitted to be taken at any annual and special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance of the DGCL and may not be taken by written consent of the stockholders without a meeting.

Listing of The Post-Closing Company Securities

It is anticipated that the Post-Closing Company Common Stock and warrants will be traded on the Nasdaq Stock Market under the symbols “RGNT” and “RGNTW”, respectively, following the closing of the Business Combination.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of the Post-Closing Company’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Post-Closing Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares for at least six months but who are Post-Closing Company affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Post-Closing Company Common Stock then outstanding; or

●	the average weekly reported trading volume of shares of Post-Closing Company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by the Post-Closing Company’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the Post-Closing Company.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares and Private Placement Warrants (including component securities contained therein), as applicable, pursuant to Rule 144 without registration one year after the Closing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the beneficial ownership of OTEC Common Stock as of [●], 2023 and (ii) the expected beneficial ownership of Post-Closing Company Common Stock immediately following the Closing, assuming the no redemption scenario, and alternatively the maximum redemption scenario (the scenario whereby 629,660 shares remain in the trust to settle the OTEC Transaction Expenses and the Regentis Transaction Expenses), by:

●	each person known by OTEC who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of OTEC Common Stock or Post-Closing Company Common Stock;
●	each of OTEC’s current executive officers and directors; and
●	each person who is expected to become an executive officer or director of the Post-Closing Company after the Business Combination; and
●	all of OTEC’s current executive officers and directors, as a group, and all of the Post-Closing Company’s expected executive officers and directors after the Business Combination, as a group.

The beneficial ownership of shares of OTEC Common Stock pre-Business Combination is based on [●] shares of OTEC Common Stock, of which [●] were shares of OTEC Class A Common Stock and [●] were shares of OTEC Class B Common Stock, issued and outstanding as of [●], 2023.

The expected beneficial ownership of the Post-Closing Company after the Business Combination is based on (a) [●] shares of Post-Closing Company Common Stock outstanding at the Closing, assuming no holders of public shares exercise their redemption rights in connection therewith (no redemption scenario), and (b) [●] shares of Post-Closing Company Common Stock outstanding at the Closing, assuming holders of [●] public shares exercise their redemption rights in connection therewith (maximum redemption scenario), in each case which consists of (i) (x) in the case of the no redemption scenario, [●] shares of OTEC Class A Common Stock that will convert into a like-number of shares of Post-Closing Company Common Stock at the Closing and (y) in the case of the maximum redemption scenario, [●] shares of OTEC Class A Common Stock that will convert into a like-number of shares of Post-Closing Company Common Stock at the Closing; (ii) [●] shares of OTEC Class B Common Stock that will convert into a like-number of shares of Post-Closing Company Common Stock at the Closing; and (iii) [●] shares of Post-Closing Company Common Stock that will be issued at the Closing to the holders of the share capital of Regentis.

Unless otherwise indicated, OTEC believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of Post-Closing Company Common Stock beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Post-Closing Company Common Stock as to which the holder has sole or shared voting power or investment power and also any Post-Closing Company Common Stock which the holder has the right to acquire within 60 days of the date set forth above through the exercise of any option, warrant or any other right. The table does not include the shares of common stock underlying the OTEC warrants prior to the Business Combination because these securities are not exercisable within 60 days following the date set forth above, but it does include shares of Post-Closing Company Common Stock underlying the warrants following the Business Combination as those warrants will be exercisable within 60 days following the Closing.

After the Business Combination
	Before the Business Combination			Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares of OTEC Common Stock Beneficially Owned	%		Number of Shares of Post-Closing Company Common Stock	%		Number of Shares of Post-Closing Company Common Stock	%
Current Directors and Executive Officers of OTEC
Surendra Ajjarapu (2)	2,581,500	[●]	%	[●]	[●]	%	[●]	[●]	%
Francis Knuettel II	—	—		—	—		—	—
Michael Peterson	—	—		—	—		—	—
Donald Fell	—	—		—	—		—	—
Venkatesh Srinivasan	—	—		—	—		—	—
Siva Saravanan	—	—		—	—		—	—
All directors and executive officers of OTEC as a group (6 individuals)	2,581,500	[●]	%	[●]	[●]	%	[●]	[●]	%

Directors and Executive Officers of Post-Closing Company After the Business Combination
Ehud Geller(3)	—	—		[●]	[●]	%	[●]	[●]	%
Jeff Dykan(4)	—	—		[●]	[●]	%	[●]	[●]	%
Keith Valentine	—	—		[●]	[●]	%	[●]	[●]	%
Pini Ben-Elazar	—	—		[●]	[●]	%	[●]	[●]	%
Susan Alpert	—	—		—	—		—	—
Surendra Ajjarapu(2)	2,581,500	[●]	%	[●]	[●]	%	[●]	[●]	%
[Additional Directors]	—	—		—	—		—	—
Eli Hazum	—	—		—	—		—	—
Arie Gordashnikov	—	—		—	—		—	—
Noam Band	—	—		—	—		—	—
All directors and executive officers of Post-Closing Company as a group ([●] individuals)	[●]	[●]	%	[●]	[●]	%	[●]	[●]	%

Five Percent and Greater Holders:
Aspire Acquisition LLC(2)	2,581,500	[●]	%	[●]	[●]	%	[●]	[●]	%
Glazer Capital, LLC(5)	150,000	[●]	%	[●]	[●]	%	[●]	[●]	%
Paul J. Glazer(5)	150,000	[●]	%	[●]	[●]	%	[●]	[●]	%
Owl Creek Asset Management, L.P.(6)	300,925	[●]	%	[●]	[●]	%	[●]	[●]	%
Jeffrey A. Altman(6)	300,925	[●]	%	[●]	[●]	%	[●]	[●]	%
Walleye Capital LLC(7)	313,200	[●]	%	[●]	[●]	%	[●]	[●]	%
SCP Vitalife Partners II, L.P.(8)	—	—		[●]	[●]	%	[●]	[●]	%
Medica III Investments (International) LP(9)	—	—		[●]	[●]	%	[●]	[●]	%
DSM(10)	—	—		[●]	[●]	%	[●]	[●]	%
Ocorian Fund Management S.à r.l acting for and on behalf of Generali Financial Holdings FCP-FIS Sub-Fund 2(11)	—	—		[●]	[●]	%	[●]	[●]	%
HaisThera Scientific Fund I, L.P.(12)	—	—		[●]	[●]	%	[●]	[●]	%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals prior to the Business Combination is c/o OceanTech Acquisitions I Corp., 515 Madison Avenue, Suite 8133, New York, NY 10022, and the business address of each of the entities and individuals after the Business Combination is c/o 12 Ha’ilan Street, Northern Industrial Zone, P.O. Box 260, Or-Akiva 3060000, Israel.
(2)	Represents founder shares, classified as shares of OTEC Class B Common Stock. Such shares are convertible into shares of OTEC Class A Common Stock on a one-for-one basis, subject to adjustment. Such shares are held by OceanTech Acquisitions I Sponsors LLC, the Original Sponsor. Surendra Ajjarapu is the managing member of our New Sponsor and may be deemed to have beneficial ownership of the common stock held directly by the Original Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The table does not include the shares of common stock underlying the Private Placement Warrants held or to be held by the Sponsor in the beneficial ownership prior to the Business Combination because these securities are not exercisable within 60 days following the as-of date for this table, but an aggregate of [●] shares of Post-Closing Company common stock underlying the Private Placement Warrants are included in the beneficial ownership following the Business Combination as those warrants will be exercisable within 60 days following the Closing.
(3)	Consists of shares beneficially owned by Dr. Ehud Geller in (i) [●] shares of Post-Closing Company Common Stock and Post-Closing Company Warrants to purchase [●] shares owned by Medica III Investments (International) L.P, (ii) [●] shares of Post-Closing Company Common Stock and Post-Closing Company warrants to purchase [●] shares owned by Medica III Investments (Israel) LP; (iii) [●] shares of Post-Closing Company Common Stock and Post-Closing Company Warrants to purchase [●] shares owned by Medica III Investments (SF) LP; (iv) [●] shares of Post-Closing Company Common Stock and Post-Closing Company Warrants to purchase [●] shares owned by Medica III Investments (PF) LP; (v) [●] shares of Post-Closing Company Common Stock and Post-Closing Company Warrants to purchase [●] shares owned by Medica III Investments Israel (B) LP; and (vi) [●] shares of Post-Closing Company Common Stock and Post-Closing Company Warrants to purchase [●] shares owned by Poalim Medica III Investments LP. The beneficial owners of 5% or more of Medica Group are: MCP Opportunity Secondary Program III L.P, 10.57%; NYC Police Pension Fund, 8.8%; Quantum Partners LDC, 13.2%; and Migdal Insurance Company Ltd, 8.8%. None of these entities include individuals who hold more than a 5% interest. Medica III Management L.P., an entity held 50% by Dr. Ehud Geller and 50% by Batsheva Elran, is the managing entity of Medica III Fund. The principal business address of Medica III Investment is 60C Medinat Hayehudim, Herzliya, 4676670, Israel.
(4)	Consists of (i) [●] shares of Post-Closing Company Common Stock and Post-Closing Company Warrants to purchase [●] shares held by SCP Vitalife Partners II L.P.; (ii) [●] shares of Post-Closing Company Common Stock and Post-Closing Company Warrants to purchase [●] shares held by SCP Vitalife Partners (Israel) II L.P.; (iii) [●] shares of Post-Closing Company Common Stock held by Vitalife Partners (Overseas) L.P.; (iv) [●] shares of Post-Closing Company Common Stock held by Vitalife Partners (Israel) L.P.; (v) [●] shares of Post-Closing Company Common Stock held by Vitalife Partners (D.C.M) L.P.; and (vi) [●] shares currently held by the Office of the Chief Scientist, or OCS, that Vitalife Partners (Overseas) L.P., Vitalife Partners (Israel) L.P. and Vitalife Partners (D.C.M) L.P. have the right to acquire from OCS. SCP Vitalife II Associates, L.P. is the general partner of the foregoing entities and SCP Vitalife II GP, Ltd. is the general partner of SCP Vitalife II Associates, L.P. Winston J. Churchill, Jeff Dykan, Abraham Ludomirski, and Wayne B. Weisman are the directors of SCP Vitalife II GP, Ltd. and, as such, share voting and dispositive power over the shares held by the foregoing entities. The principal business address of SCP Vitalife Partners II L.P., SCP Vitalife II Associates, L.P., SCP Vitalife II GP, Ltd., and Messrs. Churchill and Weisman is 5 Great Valley Parkway suite 210, Malvern, Pennsylvania 19355. The principal business address of SCP Vitalife Partners (Israel) II L.P., Vitalife Partners (Israel) L.P., Vitalife Partners (Overseas) L.P., Vitalife Partners (D.C.M) L.P., Mr. Dykan and Dr. Ludomirski is 15 Hatidhar, P.O. box 2138 Raanana, Tel Aviv 4366517, Israel.
(5)	According to a Schedule 13G filed with the SEC on February 14, 2023, on behalf of Glazer Capital, LLC, and Paul J. Glazer. The business address of this stockholder is 250 West 55th Street, Suite 30A, New York, NY 10019.
(6)	According to a Schedule 13G filed with the SEC on February 9, 2022, on behalf of Owl Creek Asset Management L.P. and Jeffrey A. Altman. The business address of this stockholder is 640 Fifth Avenue, 20th Floor, New York, NY 10019.
(7)	According to a Schedule 13G filed with the SEC on April 19, 2023, on behalf of Walleye Capital LLC, an investment adviser in accordance with §240.13d-1(b)(1)(ii)(E), by Adil Elamri as Chief Compliance Officer, pursuant to Rule 13d-1(b). The business address of this stockholder is 2800 Niagara Lane N, Plymouth, MN 55447.
(8)	The beneficial owners under SCP Vitalife Partners II, L.P. are: Jeff Dykan and Avi Ludimursky.
(9)	The beneficial owner under Medica III Investments (International) LP is Dr. Ehud Geller.
(10)	The beneficial owner under DSM is DSM Nederland B.V., which is 100% owned by Koninklijke DSM N.V. (or Royal DSM). Koninklijke DSM N.V. is a publicly traded company with ordinary shares listed on NYSE Euronext stock exchange in Amsterdam. Koninklijke DSM N.V. currently has no controlling shareholders. The company is managed by a Managing Board together with an Executive Committee and an independent Supervisory Board. Members of the Managing Board and the Supervisory Board are appointed by the General Meeting of Shareholders. The business address of this stockholder is [●].
(11)	The beneficial owner under Ocorian Fund Management S.à r.l., acting for and on behalf of Generali Financial Holdings FCP-FIS Sub-Fund 2 is Ocorian Holdings (Europe) S.à r.l., which owns 100% of Ocorian Fund Management S.à r.l. Thomas Fahl, Frederic Pierre Jose Michels and Simon Burgess are the acting and controlling managers of Ocorian Fund Management S.à r.l. The acting and controlling managers of Generali Financial Holdings FCP-FIS Sub-Fund 2 are Thomas Fahl, Frederic Pierre Jose Michels and Simon Burgess. The business address of this stockholder is [●].
(12)	The beneficial owners under HaisThera Scientific Fund I, L.P. are: Faith Reliance International Limited (LP) 39%, Waifull Industries Limited (LP) 26%, Haisco Pharmaceutical Co., Limited (LP) 18%, Vista Associates Corporation (LP) 5%, Mooi Management Limited (LP) 5%, MA WEI (LP) 5%. The beneficial owner under Faith Reliance International (LP) is Wang Junmin. The beneficial owner under Waifull Industries Limited (LP) is Fan Xiulian. The beneficial owners under Haisco Pharmaceutical Co., Limited (LP) are Wang Junmin, Fan Xiulian and Zheng Wei. The business address of this stockholder is [●].

SUBMISSION OF STOCKHOLDER PROPOSALS

OTEC’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS AND NOMINATIONS

If the Business Combination is completed, OTEC’s stockholders and Regentis shareholders that will become the Post-Closing Company’s stockholders will be entitled to attend and participate in the Post-Closing Company’s annual meetings of stockholders. The Post-Closing Company will provide notice or otherwise publicly disclose the date on which its annual meeting will be held in accordance with the Post-Closing Company and the DGCL. If the [2023] annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the Post-Closing Company’s Board of Directors for inclusion in the proxy statement for the Post-Closing Company’s [2023] annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

APPRAISAL RIGHTS

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of OTEC Common Stock and OTEC warrants will not have appraisal rights in connection with the Business Combination.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with OTEC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of OceanTech Acquisitions I Corp., 515 Madison Avenue, 8th Floor – Suite 8133, New York, New York 10022. Following the Business Combination, such communications should be sent in care of Regentis Biomaterials Ltd, 12 Ha’ilan Street, Northern Industrial Zone, P.O. Box 260, Or-Akiva 306000, Israel. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all nonmanagement directors.

LEGAL MATTERS

The validity of the OTEC securities offered by this proxy statement/prospectus will be passed upon for OTEC by Nelson Mullins Riley & Scarborough LLP, Washington, D.C. Certain Israeli legal matters will be passed upon for OTEC by Goldfarb Gross Seligman & Co., Tel-Aviv, Israel. Certain Israeli legal matters will be passed upon for Regentis by Doron Tikotsky Kantor Gutman Nass & Amit Gross, Ramat Gan, Israel. Certain legal matters relating to U.S. law will be passed upon for Regentis by Greenberg Traurig LLP.

EXPERTS

The financial statements of Regentis as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this proxy statement/prospectus have been audited by Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a member of the Deloitte Global Network, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of OceanTech Acquisitions I Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from February 3, 2021 (inception) through December 31, 2021 included in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report, thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of OceanTech Acquisitions I Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The fairness of the Business Combination was passed upon for OTEC by The Mentor Group, Inc.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, OTEC and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of OTEC’s proxy statement. Upon written or oral request, OTEC will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of such document was delivered and who wishes to receive separate copies of such document. Stockholders receiving multiple copies of such document may likewise request that OTEC delivers single copies of such document in the future. Stockholders may notify OTEC of their requests by writing OTEC at its principal executive offices at OceanTech Acquisitions I Corp., 515 Madison Avenue, 8th Floor – Suite 8133, New York, New York 10022, or calling its telephone number (929) 412-1272.

TRANSFER AGENT AND REGISTRAR

The transfer agent for OTEC securities will be Continental Stock Transfer & Trust.

WHERE YOU CAN FIND MORE INFORMATION

OTEC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

OTEC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on OTEC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, OTEC’s corporate website at https://oceantechspac.com. OTEC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

If you would like additional copies of this proxy statement/prospectus, if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact via phone or in writing:

OceanTech Acquisitions I Corp.

515 Madison Avenue

8th Floor – Suite 8133

New York, New York 10022

(929) 412-1272

You may also obtain these documents by requesting them in writing or by telephone from OTEC’s proxy solicitation agent at the following telephone number: (855) 414-2266.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting, or no later than [●], 20[●].

All information contained in this proxy statement/prospectus relating to Regentis has been supplied by Regentis, and all such information relating to OTEC has been supplied by OTEC. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a proxy statement of OTEC for the special meeting. OTEC has not authorized anyone to give any information or make any representation about the Business Combination, OTEC or Regentis that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

OCEANTECH ACQUISITIONS I CORP.

Page
Condensed Consolidated Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-1
Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022 (unaudited)	F-2
Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the Three and Six Months Ended June 30, 2023 and 2022 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022 (unaudited)	F-4
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-20
Consolidated Statements of Operations for the Year Ended December 31, 2022 and for the Period from February 3, 2021 (Inception) through December 31, 2021	F-21
Consolidated Statements of Changes in Stockholders’ Deficit for the Year Ended December 31, 2022 and for the Period from February 3, 2021 (Inception) through December 31, 2021	F-22
Consolidated Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from February 3, 2021 (Inception) through December 31, 2021	F-23
Notes to Consolidated Financial Statements	F-24

REGENTIS BIOMATERIALS LTD

OCEANTECH ACQUISITIONS I CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(Unaudited)	(Audited)
ASSETS:
Cash	$203,480	$35,806
Prepaid expense	158,486	179
Total current assets	361,966	35,985
Investments held in Trust Account	9,035,048	19,429,439
TOTAL ASSETS	$9,397,014	$19,465,424

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT:
Accounts payable and accrued expenses	$2,665,610	$1,614,363
Payable to Trust Account	100,349	—
Income tax payable	38,812	—
Excise tax payable	112,338	—
Promissory notes	808,004	—
Promissory notes – related party	448,039	323,039
Due to related parties	367,667	307,667
Total current liabilities	4,540,819	2,245,069
Other long-term liabilities	2,000,000	2,000,000
Deferred underwriting commissions	3,614,100	3,614,100
Warrant liabilities	661,747	661,747
Total Liabilities	10,816,666	8,520,916

Commitments and Contingencies (see Note 8)

Redeemable Common Stock
Class A common stock subject to possible redemption, 812,715 and 1,848,503 shares (at redemption value) at June 30, 2023 and December 31, 2022, respectively	9,035,048	19,419,552
Stockholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 103,260 (excluding 812,715 and 1,848,503 shares subject to possible redemption) shares issued and outstanding at June 30, 2023 and December 31, 2022	10	10
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,581,500 shares issued and outstanding at June 30, 2023 and December 31, 2022	259	259
Additional paid-in capital	1,858,406	2,248,291
Accumulated deficit	(12,313,375)	(10,723,604)
Total Stockholders’ Deficit	(10,454,700)	(8,475,044)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	$9,397,014	$19,465,424

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OCEANTECH ACQUISITIONS I CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022

Operating and formation costs	$1,008,654	$346,845	$1,472,708	$753,628
Loss from operations	(1,008,654)	(346,845)	(1,472,708)	(753,628)

Other income (expense):
Interest income	192,618	77,719	400,023	79,176
Interest expense	(13,604)	—	(13,604)	—
Finance transaction costs	—	—	(464,670)	—
Offering costs allocated to warrants	—	(3,600,000)	—	(3,600,000)
Change in fair value of warrants	330,873	635,439	—	5,489,801
Total other income (expense)	509,887	(2,886,842)	(78,251)	1,968,977
Income (Loss) before taxes	(498,767)	(3,233,687)	(1,550,959)	1,215,349
Provision for income taxes	(38,812)	—	(38,812)	—
Net (loss) income	$(537,579)	$(3,233,687)	$(1,589,771)	$1,215,349

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	1,495,652	10,326,000	1,671,103	10,326,000
Basic and diluted net (loss) income per common stock, Class A subject to possible redemption	$(0.13)	$(0.25)	$(0.36)	$0.09

Weighted average shares outstanding of Non-redeemable common stock, basic and diluted	2,684,760	2,684,760	2,684,760	2,684,760
Basic and diluted net (loss) income per Non-redeemable common stock	$(0.13)	$(0.25)	$(0.36)	$0.09

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OCEANTECH ACQUISITIONS I CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	103,260	$10	2,581,500	$259	$2,248,291	(10,723,604)	$(8,475,044)
Contribution related to financing costs attributed to Aspire Securities Purchase Agreement	—	—	—	—	464,670	—	464,670
Remeasurement of Class A common stock to redemption value	—	—	—	—	(532,405)	—	(532,405)
Net loss	—	—	—	—	—	(1,052,192)	(1,052,192)
Balance as of March 31, 2023	103,260	10	2,581,500	259	2,180,556	(11,775,796)	(9,594,971)
Fair Value of Class A Common Shares to be transferred under Promissory Notes (Note 6)	—	—	—	—	107,100	—	107,100
Recognition of excise liability on trust redemptions	—	—	—	—	(112,338)	—	(112,338)
Remeasurement of Class A common stock to redemption value	—	—	—	—	(316,912)	—	(316,912)
Net loss	—	—	—	—	—	(537,579)	(537,579)
Balance as of June 30, 2023	103,260	$10	2,581,500	$259	$1,858,406	$(12,313,375)	$(10,454,700)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Class A		Class B		Additional		Total
	Common Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	103,260	$10	2,581,500	$259	$—	$(12,688,552)	$(12,688,283)
Net income	—	—	—	—	—	4,449,036	4,449,036
Balance as of March 31, 2022	103,260	10	2,581,500	259	—	(8,239,516)	(8,239,247)
Proceeds in excess of fair value of private placements warrants	—	—	—	—	1,316,565	—	1,316,565
Fair value of Sponsor Shares transferred to extension investors	—	—	—	—	3,600,000	—	3,600,000
Remeasurement of Class A common stock to redemption value	—	—	—	—	(1,548,900)	—	(1,548,900)
Net loss	—	—	—	—	—	(3,233,687)	(3,233,687)
Balance as of June 30, 2022	103,260	$10	2,581,500	$259	$3,367,665	$(11,473,203)	$(8,105,269)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OCEANTECH ACQUISITIONS I CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(1,589,771)	$1,215,349
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on investments in trust	(400,023)	(79,176)
Change in fair value of warrants	—	(5,489,801)
Finance transaction cost	464,670	3,600,000
Accretion of debt discount	13,604
Changes in operating assets and liabilities:
Prepaid assets	(158,307)	227,829
Accounts payable and accrued expenses	1,051,247	110,408
Income tax payable	38,812	—
Due to related party	60,000	60,000
Net cash used in operating activities	(519,768)	(355,391)

Cash Flows from Investing Activities:
Investment of cash in trust account for extensions	(560,000)	(1,548,900)
Cash withdrawn from trust account for taxes	220,942	85,000
Cash withdrawn from trust account in connection with redemptions	11,233,821	—
Receivable from sponsor to fund payable to trust account	(100,349)	—
Payable to trust account	100,349
Net cash provided by (used in) investing activities	10,894,763	(1,463,900)

Cash Flows from Financing Activities:
Proceeds from issuance of promissory notes	901,500	—
Proceeds from issuance of promissory note to related party	125,000	100,000
Proceeds from private placement	—	1,548,900
Redemptions of Class A common stock	(11,233,821)	—
Net cash (used in) provided by financing activities	(10,207,321)	1,648,900

Net Change in Cash	167,674	(170,391)
Cash - Beginning	35,806	322,128
Cash - Ending	$203,480	$151,737

Supplemental Disclosure of Non-cash Financing Activities:
Remeasurement of Class A common stock to redemption value	$849,317	$1,548,900
Recognition of excise tax on share redemptions	$112,338	$—
Debt discount recognized from fair value of Class A Common Shares to be transferred under Promissory Notes (Note 6)	$107,100	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

OCEANTECH ACQUISITIONS I CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 June 30, 2023

(UNAUDITED)

Note 1—Description of Organization and Business Operations

OceanTech Acquisitions I Corp. (the “Company”) is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from February 3, 2021 (inception) through June 30, 2023, relates to the Company’s formation and the public offering consummated on June 2, 2021 (the “Initial Public Offering”), and, since the closing of the Initial Public Offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on both cash from the proceeds derived from the Initial Public Offering and investments held in trust.

The Company’s original sponsor was OceanTech Acquisitions I Sponsors, LLC (the “Original Sponsor”). On March 13, 2023, the Company’s sponsor changed to Aspire Acquisition LLC, a Delaware limited liability company (“Aspire” or the “Sponsor”) when Aspire acquired all of the Class B Common Stock and Private Placement Warrants from the Original Sponsor. As part of this transaction, Aspire assumed ownership of all agreements and obligations of the Original Sponsor, agreed to reimburse the original chief executive officer $25,000, and has agreed to pay the original chief financial officer $5,000 per month during the transition period.

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on May 27, 2021 (the “Effective Date”). On June 2, 2021, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units, the “Common Stock”) at a price of $10.00 per Unit, generating gross proceeds to the Company of $100,000,000, which is discussed in Note 3.

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the private placement sale (“Private Placement”) of an aggregate 4,571,000 warrants (“Private Placement Warrants”), of which 3,871,000 Private Placement Warrants were purchased by the Original Sponsor and 700,000 Private Placement Warrants were purchased by Maxim Group LLC and/or its designees (“Maxim”), at a price of $1.00 per Private Placement Warrant, generating total proceeds of $4,571,000.

Transaction costs of the Initial Public Offering amounted to $7,482,451 consisting of $2,065,200 of underwriting discount, $3,614,100 of deferred underwriting discount, $1,033,633 in fair value of representative shares issued and $769,518 of other offering costs. Of the transaction costs, $690,542 were charged to operations for the portion related to warrants and $6,791,909 were included as offering costs and charged against equity.

The Company granted the underwriter in the Initial Public Offering a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments, if any. On June 17, 2021, the underwriter partially exercised the over-allotment option to purchase 326,000 additional Units (the “Over-Allotment Units”), generating an aggregate of gross proceeds of $3,260,000, and incurred $65,200 in cash underwriting fees.

On June 2, 2022, the Company closed an offering to private investors which included issuance of 1,548,900 Private Warrants at a price of $1.00 per warrant and transfer of 1,200,000 of Original Sponsor’s Class B shares. Proceeds of the offering were deposited in the Company’s Trust Account for its public stockholders, representing $0.15 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination (an “Extension”) by six months from June 2, 2022, to December 2, 2022. The Extension is permitted under the Company’s governing documents.

On August 10, 2022, the Company, OceanTech Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub 1”), and the Original Sponsor, entered into a definitive Agreement and Plan of Merger (the “Captura Merger Agreement”) with Captura Biopharma, Inc., a Delaware corporation (“Captura”) and Michael Geranen, as seller representative (“Geranen”). Pursuant to the Captura Merger Agreement, upon the closing of the business combination, the Company would effect the merger of Merger Sub 1 with and into Captura, with Captura continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of Captura would be exchanged for shares of the Class A Common Stock of the Company upon the terms set forth as follows: Captura’s shareholders collectively shall be entitled to receive from the Company, in the aggregate, a number of Company’s securities with an aggregate value equal to (a) $200,000,000 minus (b) the amount, if any, by which the Captura’s net working capital amount exceeds the net working capital amount (but not less than zero), minus (c) the amount of Closing Net Indebtedness (as defined in the Captura Merger Agreement) minus (d) the amount of any transaction expenses, provided that the merger consideration otherwise payable to the Captura’s shareholders is subject to adjustment after the Closing in accordance with the terms of the Merger Agreement.

The obligations of the parties to consummate such business combination was subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (a) the representations and warranties of the Company, Merger Sub 1 and Captura being true and correct subject to the materiality standards contained in the Captura Merger Agreement; (b) material compliance by such parties of their respective pre-closing covenants and agreements, subject to the standards contained in the Captura Merger Agreement; (c) the approval by the Company’s stockholders of such business combination; (d) the approval by the Captura’s stockholders of such business combination; I the absence of any Material Adverse Effect (as defined in the Captura Merger Agreement) with respect to the Company or with respect to Captura since the effective date of the Captura Merger Agreement that is continuing and uncured; (f) the election of the members of the post-closing board consistent with the provisions of the Captura Merger Agreement, a majority of which are to be independent in accordance with the Nasdaq rules; (g) the Company having at least $5,000,001 in tangible net assets upon the Closing; (h) the entry into certain ancillary agreements as of the Closing; (i) the lack of any notice or communication from, or position of, the SEC requiring the Company to amend or supplement the prospectus and proxy statement; and (j) the receipt of certain closing deliverables.

On October 13, 2022, parties to the Captura Merger Agreement mutually terminated the Captura Merger Agreement pursuant to Section 8.1(a) of the Captura Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Captura Merger Agreement.

On November 15, 2022, the Company entered into a definitive Agreement and Plan of Merger (the “Majic Merger Agreement”) with Merger Sub 1, OceanTech Merger Sub 2, LLC, a Wyoming limited liability company and wholly owned subsidiary of the Company (“Merger Sub 2”), the Original Sponsor in the capacity as the representative for the stockholders of the Company (the “Company Representative”), Majic Wheels Corp., a Wyoming corporation ( “Majic”), and Jeffrey H. Coats, an individual, in the capacity as the representative for the Majic stockholders (the “Majic Representative”).

On November 29, 2022, the Company held a special meeting of stockholders. At the meeting, the Company’s stockholders approved a charter amendment to extend the date by which the Company must consummate its initial business combination from December 2, 2022 to June 2, 2023, subject to the approval of the board of directors of the Company, provided the Original Sponsor or its designees deposit into the Trust Account an amount equal to $0.067 per share for each public share or $125,000, prior to the commencement of each extension period. In connection with the extension stockholders holding 8,477,497 shares of common stock exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $87,541,322 (approximately $10.32 per share) was removed from the Trust Account to pay such holders.

On December 1, 2022, December 30, 2022 and February 2, 2023, the Company deposited $125,000 into its Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination from December 2, 2022 to March 2, 2023.

On February 3, 2023, Majic, the Company, Merger Sub 1 and Merger Sub 2 mutually terminated the Majic Merger Agreement pursuant to Section 8.1(a) of the Majic Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Majic Merger Agreement.

On March 2, 2023, the Company deposited $125,000 into its Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from March 2, 2023, to April 2, 2023.

On March 13, 2023, the Company’s sponsor changed from Original Sponsor to Sponsor when Aspire agreed to acquire all of the 2,581,500 shares of Class B Common Stock and 5,869,880 Private Placement Warrants from the Original Sponsor upon the closing of an initial business combination.

On March 31, 2023 and May 2, 2023, the Company deposited $125,000 into its Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from April 2, 2023, to June 2, 2023.

On May 2, 2023, the Company, R.B. Merger Sub Ltd., an Israeli company and a wholly owned subsidiary of the Company (“Merger Sub”), and Regentis Biomaterials Ltd., an Israeli company (individually, “Regentis” and, together with the Company, Merger Sub, collectively, the “Parties” and each referred to as a “Party”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Regentis (the “Merger” or “Business Combination”), with Regentis continuing as the surviving entity after the Merger, as a result of which Regentis will become a direct, wholly-owned subsidiary of the Company (the “Proposed Transaction”).

On May 18, 2023, the Company and Sponsor, announced that, the Company entered into an unsecured, interest-free promissory note in favor of the Sponsor, pursuant to which the Sponsor will loan the Company $30,000 per month for up to 12, 1-month extensions, up to an aggregate of $360,000. (See below regarding the current extensions exercised.)

On May 30, 2023, the Company held a virtual special meeting of its stockholders, pursuant to due notice in that certain Proxy Statement on Schedule 14(a) filed May 10, 2023 (as amended, the “Extension Proxy”). At such special meeting, the Company stockholders approved the proposal for the Company to adopt and file with the Delaware Secretary of State of the State of Delaware an amended charter (the “Extension Amendment Proposal”), which the Company promptly filed following the stockholders’ approval of the Extension Amendment Proposal. Pursuant to the Company’s amended charter, the Company has the right to extend beyond June 2, 2023 (the “Original Termination Date”) by up to 12, 1-month extensions through June 2, 2024 (the “Outside Date”; each of the 12, 1-month extensions, an “Extension”, and each such extension date a “Deadline Date”, and the latest of such Deadline Dates, the “Extended Deadline”) the date by which the Company must (i) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Company and one or more businesses, (ii) cease its operations if it fails to complete a business combination, and (iii) unless the closing of the Company’s initial business combination shall have occurred, redeem or repurchase 100% of the Company’s Class A common stock included as part of the units sold in the Initial Public Offering. In connection with each Extension, the Company or Sponsor (or its affiliates or permitted designees) is required to deposit into the Trust Account $30,000 (collectively, the “Extension Payments”), and the Sponsor made a non-interest bearing, unsecured loan to the Company in the aggregate of $360,000 for payment of the Extension Payments.

Additionally, at such special meeting, the stockholders of the Company approved the proposal to amend the trust agreement of the Trust Account to extend the termination date for an additional twelve months, until June 2, 2024 (the “Trust Amendment Proposal). Upon approval of the Extension Amendment Proposal and the Trust Amendment Proposal by the Company’s stockholders, the Company and the Trustee of the Trust Account promptly entered into an amendment to the trust agreement to extend the termination date for an additional twelve months, until June 2, 2024.

In connection with the voting on the Extension Amendment Proposal and the Trust Amendment Proposal at this special meeting, holders of 1,035,788 shares of Class A Common Stock (the “Redeeming Stockholder”) exercised the right to redeem such shares. On June 2, 2023, the Company made cash payments to the Redeeming Stockholders totaling $11,233,821, representing approximately $10.84 per share. Following such payments to the Redeeming Stockholders, the Trust Account had a balance of approximately $8,814,443. The Company’s remaining shares of Class A Common Stock outstanding were 812,715.

On June 1, 2023 and June 27, 2023, the Company deposited $30,000, representing $0.037 per public share, into its Trust Account for its public stockholders, allowing the Company to extend the period of time it has to consummate its initial business combination by one month each from June 2, 2023 to August 2, 2023, as the first and second of twelve 1-month extensions permitted under the Company’s governing documents.

On July 7, 2023, the Company and Regentis executed Amendment No. 1 to the Merger Agreement to increase the merger consideration to $96 million from $95 million to account, in part, for the issuance of Regentis ordinary shares to Maxim pre-closing for the fee to which it would be entitled upon consummation of the business combination.

On July 28, 2023, the Company deposited $30,000, representing $0.037 per public share, into its Trust Account for its public stockholders, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from August 2, 2023 to September 2, 2023, as the third of twelve, 1-month extension permitted under the Company’s governing documents.

Liquidity and Going Concern

On June 30, 2023, the Company had cash of $203,480 and a working capital deficit of $4,178,853.

The Company’s liquidity needs up to June 30, 2023 were satisfied through the proceeds of $25,000 from the sale of the Founder Shares (as defined in Note 5), loans from related party and outside investors totaling $1,256,043 and $323,039 as of June 30, 2023 and December 31, 2022, respectively, and from the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

Until the consummation of a business combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, the Company has until September 2, 2023, to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these condensed consolidated financial statements. Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 2, 2024. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the COVID-19 virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these condensed consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these condensed consolidated financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete the Business Combination and in the Company’s ability to complete the Business Combination.

As discussed above, on May 30, 2023, holders of 1,035,788 shares of Common Stock elected to redeem their shares in connection with the Extension. As a result, $11,233,821 was removed from the Company’s Trust Account to pay such holders. Management has evaluated the requirements of the IR Act and the Company’s operations and has determined that a liability of $112,338 should be recorded for the excise tax in connection with the above mentioned redemptions. This liability will be reviewed and remeasured at each subsequent reporting period.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows.

In the opinion of the Company’s management, the unaudited financial statements as of June 30, 2023, and for the three and six months ended June 30, 2023 include all adjustments, which are only of a normal and recurring nature, necessary for a fair statement of the financial position of the Company as of June 30, 2023, and its results of operations and cash flows for the three and six months ended June 30, 2023. The results of operations for the three and six months ended June 30, 2023, are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2023 or any future interim period.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Merger Sub 1 and Merger Sub 2. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of these unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have cash equivalents as of June 30, 2023 and December 31, 2022.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $104.3 million ($10.10 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were held in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended (the “Investment Company Act”), which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of the Business Combination and (ii) the distribution of the Trust Account as described below.

Upon closing of the offering of the Private Warrants on June 2, 2022 (as described above) an additional $1.5 million (or $0.15 per Class A share subject to redemption) was placed in the Trust Account to provide for the Extension as described above.

In connection with the extension vote at the special meeting of stockholders of the Company on November 29, 2022, stockholders holding 8,477,497 shares of common stock exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, $87,541,321 (approximately $10.32 per share) was removed from the Trust Account to pay such holders.

On December 1, 2022, the Company caused to be deposited $125,000 into its Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from December 2, 2022 to January 2, 2023.

On December 30, 2022, The Company caused to be deposited $125,000 into its Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from January 2, 2023, to February 2, 2023.

On February 2, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from February 2, 2023 to March 2, 2023.

On March 2, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from March 2, 2023 to April 2, 2023.

On March 31, 2023, the Company caused to be deposited $125,000 into the Company’s Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from April 2, 2023 to May 2, 2023.

On May 2, 2023, the Company caused to be deposited $125,000 into its Trust Account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from May 2, 2023, to June 2, 2023.

On June 1, 2023, the Company caused to be deposited $30,000, representing $0.037 per public share, into its Trust Account for its public stockholders, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from June 2, 2023 to July 2, 2023, as the first of twelve one-month extensions permitted under the Company’s governing documents.

On June 27, 2023, the Company caused to be deposited $30,000, representing $0.037 per public share, into its Trust Account for its public stockholders, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from July 2, 2023 to August 2, 2023, as the second of twelve, 1-month extensions permitted under the Company’s governing documents.

On July 28, 2023, the Company caused to be deposited $30,000, representing $0.037 per public share, into its Trust Account for its public stockholders, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from August 2, 2023 to September 2, 2023, as the third of twelve, 1-month extension permitted under the Company’s governing documents.

Offering Costs

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the unaudited condensed consolidated statements of operations. Offering costs associated with the issuance of Class A common stock subject to possible redemption were charged to temporary equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

In connection with the Extension payment on June 2, 2022, the Original Sponsor transferred 1,200,000 of previously issued common stock (as defined in Note 9) from the Founder Shares (as defined in Note 5) to the investors who participated in the Initial Public Offering. The fair value of the Founder Shares (as defined in Note 5) was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and 5T. Accordingly, the offering cost was be allocated to the only financial instruments issued, which were private placement warrants. Offering costs allocated to derivative warrant liabilities are expensed as incurred in the statement of operations.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the unaudited condensed consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Net (Loss) Income Per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net (loss) income per common stock is calculated by dividing the net (loss) income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net (loss) income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 16,543,700 shares for the three and six months ended June 30, 2023 and 2022 of Class A common stock subject to possible redemption in the calculation of diluted (loss) income per share, because they are contingent on future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net (loss) income per share is the same as basic net (loss) income per share for the three and six months ended June 30, 2023 and 2022. Remeasurement associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The basic and diluted (loss) income per common stock is calculated as follows:

	For the Three Months Ended
	June 30,
	2023	2022
Common stock subject to possible redemption
Numerator:
Net loss allocable to Class A common stock subject to possible redemption	$(193,333)	$(2,566,418)
Denominator:
Weighted Average Redeemable Class A common stock, basic and diluted	1,495,652	10,326,000
Basic and Diluted net loss per share, redeemable Class A common stock	$(0.13)	$(0.25)

Non-redeemable common stock
Numerator:
Net loss allocable to non-redeemable common stock	$(345,246)	$(667,269)
Denominator:
Weighted Average non-redeemable common stock, basic and diluted	2,684,760	2,684,760
Basic and diluted net loss per share, common stock	$(0.13)	$(0.25)

	For the Six Months Ended
	June 30,
	2023	2022
Common stock subject to possible redemption
Numerator:
Net (loss) income allocable to Class A common stock subject to possible redemption	$(609,907)	$964,563
Denominator:
Weighted Average Redeemable Class A common stock, basic and diluted	1,671,103	10,326,000
Basic and Diluted net (loss) income per share, redeemable Class A common stock	$(0.36)	$0.09

Non-redeemable common stock
Numerator:
Net (loss) income allocable to non-redeemable common stock	$(979,864)	$250,786
Denominator:
Weighted Average non-redeemable common stock, basic and diluted	2,684,760	2,684,760
Basic and diluted net (loss) income per share, common stock	$(0.36)	$0.09

 Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (7.78%) and 0.00% for the three months ended June 30, 2023 and 2022, respectively. Our effective tax rate was (2.50%) and 0.00% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, due to changes in fair value in warrant liability, warrant issuance costs, and the valuation allowance on the deferred tax assets.

While ASC 740 identifies usage of an effective annual tax rate for purposes of an interim provision, it does allow for estimating individual elements in the current period if they are significant, unusual or infrequent. Computing the effective tax rate for the Company is complicated due to the potential impact of the timing of any Business Combination expenses and the actual interest income that will be recognized during the year. The Company has taken a position as to the calculation of income tax expense in a current period based on ASC 740-270-25-3 which states, “If an entity is unable to estimate a part of its ordinary income (or loss) or the related tax (benefit) but is otherwise able to make a reasonable estimate, the tax (or benefit) applicable to the item that cannot be estimated shall be reported in the interim period in which the item is reported.” The Company believes its calculation to be a reliable estimate and allows it to properly take into account the usual elements that can impact its annualized book income and its impact on the effective tax rate. As such, the Company is computing its taxable income (loss) and associated income tax provision based on actual results through June 30, 2023.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Redeemable Share Classification

All of the 10,326,000 Class A Common Stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic 470-20, “Debt – Debt with Conversion and Other Options.”

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit and Class A common stock.

As of June 30, 2023 and December 31, 2022, the Class A Common Stock reflected on the balance sheets are reconciled in the following table:

	June 30, 2023		December 31, 2022
	Shares	Amount	Shares	Amount
As of beginning of the period	1,848,503	$19,419,552	10,326,000	$104,292,600
Less:
Extension redemptions on May 27, 2023 and November 29, 2022, respectively	(1,035,788)	(11,233,821)	(8,477,497)	(87,541,322)
Plus:
Remeasurement of carrying value to redemption value attributable to:
Accretion of carrying value to redemption value	—	849,317	—	2,668,274
Contingently redeemable Class A common stock subject to possible redemption	812,715	$9,035,048	1,848,503	$19,419,552

Receivable from Sponsor and Payable to Trust Account

During the six months ended June 30, 2023, the Company erroneously overdrew from the Trust Account amounts allocated for tax payments. Accordingly, at June 30, 2023, the Company had an amount payable to the Trust Account in the amount of $100,349, which is fully allocable to the contingently redeemable Class A common stock subject to possible redemption. The payable to trust is to be funded by the Sponsor, and corresponding receivable from the Sponsor has been included within the Investments held in Trust Account line on the accompanying condensed balance sheet at June 30, 2023. This amount will be deposited during the following fiscal quarter.

Debt discounts

Debt discounts relate to the issuance costs of the promissory notes to non-related parties (see Note 6), and are included in the condensed consolidated balance sheets as a direct deduction from the face amount of the promissory notes. Debt discounts are amortized over the term of the related promissory notes and included in the interest expense.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

On June 2, 2021, the Company consummated its Initial Public Offering of 10,000,000 Units. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), and one redeemable warrant of the Company (“Warrant”), each Warrant entitling the holder thereof to purchase one Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $100,000,000.

On June 17, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 326,000 Over-Allotment Units. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $3,260,000.

Note 4 — Private Placement

On June 2, 2021, simultaneously with the closing of the Initial Public Offering and the sale of the Units, the Company consummated the Private Placement of an aggregate 4,571,000 Private Placement Warrants, of which 3,871,000 Private Placement Warrants were purchased by the Original Sponsor and 700,000 Private Placement Warrants were purchased by Maxim at a price of $1.00 per Private Placement Warrant, generating total proceeds of $4,571,000.

On June 17, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 326,000 Over-Allotment Units. Simultaneously with the closing of the exercise of the overallotment option, the Company consummated the Private Placement of an aggregate of 97,800 Private Placement Warrants, of which 74,980 Private Placement Warrants were purchased by the Original Sponsor and 22,820 Private Placement Warrants were purchased by Maxim at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $97,800.

On June 2, 2022, the Company closed an offering to private investors which included issuance of 1,548,900 Private Warrants at a price of $1.00 per warrant.

The Private Placement Warrants (and the underlying securities) are identical to the public warrants sold as part of the Units in the Initial Public Offering, except as otherwise disclosed in the Registration Statement. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Note 5 — Related Party Transactions

Founder Shares

In February 2021, the Original Sponsor paid $25,000 to cover certain offering costs in consideration for 2,875,000 Class B shares (the “Founder Shares”). The number of Founder Shares outstanding was determined based on the expectation that the total size of the Initial Public Offering would be a maximum of 11,500,000 Units if the underwriter’s over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering. Thus, up to 375,000 of the Founder Shares were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. On June 21, 2021, the underwriter partially exercised its over-allotment option, purchasing an additional 326,000 Units. On June 21, 2021, the underwriter forfeited the right to purchase the remaining Units of the over-allotment option, and hence 293,500 founder shares of Class B common stock were subsequently forfeited, resulting in 2,581,500 outstanding Founder Shares.

Concurrently with the issuance of Private Warrants on June 2, 2022, the Original Sponsor committed to transfer 1,200,000 of Class B shares previously issued and outstanding as additional incentive to participants in the Extension Offering. The Company accounted for the Original Sponsor shares transferred to the participants in the Extension Offering at Fair Value as a charge directly to stockholder’s equity. The Company estimated the fair value of these shares to be $3,600,000 or $3 per share.

In connection with the change in sponsor to Aspire on March 13, 2023, the Company estimated the aggregate fair value of the 2,581,500 founders’ shares sold to Aspire to be $464,670 or $0.18 per share. The excess of the fair value of the Founder Shares was determined to be a contribution to the Company from the Sponsor in accordance with Staff Accounting Bulletin (“SAB”) Topic 5T. As this   transaction is directly related to the business combination, the costs related to the transaction were included as transaction finance costs in the statement of operations.

Upon the closing of the Initial Business Combination, Sponsor shall also convey (i) 250,000 (two hundred and fifty thousand) shares of Class B Common Stock to the equityholders of the Original Sponsor, as of the Effective Date (the “Original Sponsor Equityholders”), pro rata based on the Original Sponsor Equityholders’ underlying interest in the Company’s Class B Common Stock, and (ii) 250,000 (two hundred and fifty thousand) Private Placement Warrants to the Original Sponsor Equityholders, pro rata based on the Original Sponsor Equityholders’ underlying interest in the Company’s Private Placement Warrants as of the Effective Date.

The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing 150 days after the initial Business Combination, the Founder Shares will no longer be subject to such transfer restrictions.

Promissory Notes—Related Party

On February 14, 2021, the Original Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan is non-interest bearing, unsecured and was due at the closing of the Initial Public Offering and the Original Sponsor has not demanded payment of the note through the date of this filing. As of June 30, 2023 and December 31, 2022, $448,039 and $323,039 were outstanding under the promissory notes, respectively.

Related Party Loans

In order to finance transaction costs in connection with an intended initial Business Combination, the sponsor, an affiliate of the sponsor or certain of the Company’s officers and directors may, but is not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial Business Combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. As of June 30, 2023 and December 31, 2022, no such Working Capital Loans were outstanding.

On May 18, 2023, the Company and the Sponsor, announced that, the Company entered into an unsecured, interest-free promissory note in favor of the Sponsor, pursuant to which the Sponsor will loan the Company $30,000 per month for up to 12, 1-month extension, up to an aggregate of $360,000. No amounts have been drawn under this promissory note as of June 30, 2023.

Administrative Support Agreement

The Company has agreed to pay our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The administrative support agreement began on the day the Company first listed on the Nasdaq Capital Market and continue monthly until the completion of the Company’s initial Business Combination or liquidation of the Company. As of June 30, 2023 and December 31, 2022, the Company owed $367,667 and $307,667 under the administrative support agreement, respectively. For the three and six months ended June 30, 2023, the Company incurred $30,000 and $60,000 in administrative support fees, respectively. For the three and six months ended June 30, 2022, the Company incurred $30,000 and $60,000 in administrative support fees, respectively.

Note 6 – Promissory Notes

In March 2023 the Company entered into five promissory notes with not related investors that provide for a maximum aggregate borrowing amount of up to $626,500. These notes are non-interest bearing and are due at the closing of the business combination. In consideration of these loans the Company or Sponsor will, upon the closing of the initial business combination, assign and transfer, or cause the assignment and transfer, to the investors 95,000 shares of Class A common stock.

On May 23, 2023, the Company or Sponsor entered into a promissory note with Polar Multi-Strategy Master Fund (the “Investor”), pursuant to which the Investor agreed to provide a $500,000 loan to the Company or Sponsor. In consideration of the $500,000 from the Investor (“Initial Capital Contribution”), the Company or Sponsor will, upon the closing of the initial business combination, assign and transfer, or cause the assignment and transfer, to Investor 500,000 shares of Class A common stock (as loan grant shares issuable to a third party in relation to such working capital bridge loan) (“Subscription Shares”) at a rate of one Class A common stock for each $1.00 of Initial Capital Contribution, or the Investor may elect to receive payments in cash. The Subscription Shares, if issued, shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies. The Initial Capital Contribution shall not accrue interest and shall be repaid by the Company, upon the closing of the initial business combination. The Company or Sponsor will pay to the Investor all repayments Sponsor or the Company has received within 5 business days of the closing of the initial business combination.

As of June 30, 2023, $901,500 was drawn and outstanding under the promissory notes.

The Company’s Sponsor transfer of Class A shares to the Investor falls under SAB Topic 5T and thus was recognized in the Company’s records in connection with the funding of the promissory notes as a debt discount totaling $107,100, or approximately $0.18 per share. The debt discount is accreted as interest expense in the Company’s statements of operations over the terms of the respective loans. As of June 30, 2023, the Company had an unamortized debt discount of $93,496.

Note 7 —Derivative Warrant Liabilities

As of both June 30, 2023, and December 31, 2022, there were 10,326,000 public warrants outstanding. As of June 30, 2023 and December 31, 2022 there were 6,217,700 Private Placement Warrants outstanding.

Public Warrants

Each Warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

The Company has not registered the shares of Class A common stock issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective within 90 days after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Private Placement Warrants

The Private Placement Warrants and the underlying securities are identical to the public warrants sold as part of the Units in the Initial Public Offering, except as otherwise disclosed in the Registration Statement. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Note 8 —Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

		Quoted Prices In	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
	June 30, 2023	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$8,934,699	$8,934,699	$—	$—
	$8,934,699	$8,934,699	$—	$—
Liabilities:
Warrant Liability- public	$413,040	$413,040	$—	$—
Warrant Liability- private	248,707	—	—	248,707
Total Warrant Liability	$661,747	$413,040	$—	$248,707

		Quoted Prices In	Significant Other	Significant Other
	December 31,	Active Markets	Observable Inputs	Unobservable Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$19,429,439	$19,429,439	$—	$—
	$19,429,439	$19,429,439	$—	$—
Liabilities:
Warrant Liability- public	$413,040	$413,040	$—	$—
Warrant Liability- private	248,707	—	—	248,707
Total Warrant Liability	$661,747	$413,040	$—	$248,707

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. During the period from February 3, 2021 (inception) through December 31, 2022, the public warrants began trading separately on July 19, 2021 and thus were transferred from Level 3 to Level 1.

Level 1 assets include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

As of both June 30, 2023 and December 31, 2022, the Company’s Warrant liability was valued at $661,747. Under the guidance in ASC 815-40 the Warrants do not meet the criteria for equity treatment. As such, the Warrants must be recorded on the balance sheets at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s unaudited condensed consolidated statements of operations.

The Company’s Warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the public Warrant liability is classified within Level 1 of the fair value hierarchy, as the public warrants are actively traded. The fair value of the private Warrant liability is classified within Level 3 of the fair value hierarchy.

		Private
	Public Warrants	Warrants	Warrant
	Level 1	Level 3	Liabilities
Warrant liabilities at December 31, 2022	$413,040	$248,707	$661,747
Change in Fair Value	206,520	124,353	330,873
Warrant liabilities at March 31, 2023	619,560	373,060	992,620
Change in Fair Value	(206,520)	(124,353)	(330,873)
Warrant liabilities at June 30, 2023	$413,040	$248,707	$661,747

The Company utilized a binomial Monte-Carlo simulation to estimate the fair value of the public warrants at each reporting period for its warrants that are not actively traded.  Inherent in a Monte Carlo simulation are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a modified Black-Scholes model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The key inputs into the modified Black-Scholes model were as follows:

	June 30, 2023	December 31, 2022
Risk-free interest rate	4.04%	3.91%
Expected term (years)	5.09	5.42
Expected volatility	6.40%	5.30%
Stock price	$10.85	$10.54
Strike price	$11.50	$11.50
Dividend yield	0%	0%
Probability of business combination	2.50%	3.00%

Note 9 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed prior to or on the Effective Date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriter had a 45-day option to purchase up to 1,500,000 additional Units to cover any over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 17, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 326,000 Over-Allotment Units, generating an aggregate of gross proceeds of $3,260,000. On June 21, 2021, the underwriter forfeited the right to purchase the remaining 1,174,000 Units of the over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per Unit, or $2,065,200 in the aggregate (reflecting the partial exercise by the underwriter of its over-allotment option), paid at the closing of the Initial Public Offering. Additionally, $3,614,100 in the aggregate (reflecting the partial exercise by the underwriter of its over-allotment option), is payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the Underwriting Agreement dated May 27, 2021 (the “Underwriting Agreement”) by and between the Company and Maxim.

Amendment of Underwriting Agreement

On December 15, 2021, in order to resolve certain issues and concerns that have arisen between Maxim and the Company, both parties agreed to amend the Underwriting Agreement as follows: (i) the Company and Maxim mutually agreed that the rights of first refusal be deleted and as if no further force and effect, and that Maxim shall have no right of first refusal to act as an underwriter in any future financing event; (ii) as consideration for the waiver of the right of first refusal, if the Company consummates a business combination, the Company shall remit to Maxim a one-time cash payment of $2,000,000 at the closing of such business combination as a mergers and acquisition advisory fee; (iii) the Company and Maxim agreed that the over-allotment option has been limited to 326,000 Units and that the over-allotment option has terminated as of June 22, 2021; and (iv) the Company and Maxim agreed that the Company shall not be responsible for any additional reimbursements, out of pocket expenses, or disbursements of Maxim. For the sake of clarity, all rights and obligations relating to underwriting fees (including but not limited to deferred underwriting commissions) were not amended or affected by this amendment. The $2,000,000 is recorded as other long-term liabilities in the accompanying unaudited condensed consolidated balance sheets dated June 30, 2023 and December 31, 2022, respectively.

Representative’s Class A Common Stock

The Company has issued to Maxim and/or its designees, 103,260 shares of Class A common stock upon the consummation of the Initial Public Offering and the partial exercise of the underwriter’s over-allotment. Maxim has agreed not to transfer, assign or sell any such shares until the completion of the initial Business Combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination, and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete the initial Business Combination within 12 months, or up to 18 months if the Company uses the one time option to extend the period of time to consummate a Business Combination from the closing of the Initial Public Offering.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales of the offering pursuant to Rule 5110I(1) of FINRA’s Rules. Pursuant to FINRA Rule 5110the(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the Effective Date of the registration statement of which the prospectus forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales of the offering except as permitted by FINRA Rule 5110(e)(2).

Right of First Refusal

On May 27, 2021, subject to certain conditions, the Company granted Maxim, for a period beginning on the closing of the offering and ending 12 months after the date of the consummation of a business combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for the Company or any of the Company’s successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from the commencement of sales of the Initial Public Offering.

Captura Merger Agreement

On August 10, 2022, the Company, Merger Sub 1, Original Sponsor, Captura and Geranen entered into the Captura Merger Agreement. Pursuant to the Captura Merger Agreement, upon the closing of the business combination, the parties would effect the merger of Merger Sub 1 with and into the Captura, with the Captura continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of the Captura shall be exchanged shares of the Class A Common Stock of the Company upon the terms set forth in the Captura Merger Agreement.

On October 13, 2022, the parties to the Captura Merger Agreement mutually terminated the Captura Merger Agreement pursuant to Section 8.1(a) of the Captura Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Captura Merger Agreement.

Majic Merger Agreement

On November 15, 2022, the Company entered into the Majic Merger Agreement with Merger Sub 1, Merger Sub 2, the Original Sponsor in the capacity as the representative for the stockholders of the Company, Majic, and Jeffrey H. Coats, an individual, in the capacity as the representative for the Majic stockholders.

On February 3, 2023, the parties to the Majic Merger Agreement mutually terminated the Majic Merger Agreement pursuant to Section 8.1(a) of the Majic Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Majic Merger Agreement.

Purchase Agreement

On March 13, 2023, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with the Original Sponsor and Sponsor pursuant to which Sponsor, or an entity designated by the Sponsor, will purchase from the Original Sponsor 2,581,500 shares of Class B common stock of the Company (the “Class B common stock”), par value $0.0001 per share and 5,869,880 Private Placement Warrants, each of which is exercisable to purchase one share of Class A common stock of the Company, par value $0.0001 per share, for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time the Company effects a merger, share exchange, asset acquisition, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or business combination.

Pursuant to the Purchase Agreement, the Sponsor has replaced the Company’s current directors and officers with directors and officers of the Company selected in the Sponsor’s sole discretion. Joseph Adir, Michael Payne, Eric Blair, and Mitchell Gordon resigned as directors of the Company, and Joseph Adir, Charles Baumgartner, Ofer Oz, and Ken Hickling resigned as officers of the Company. Michael Peterson, Donald Fell, Venkatesh Srinivasan, and Siva Saravanan were appointed as directors of the Company. Suren Ajjarapu was appointed Chief Executive Officer and Chairman of the Company, and Francis Knuettel II was appointed as the Company’s Chief Financial Officer.

Upon the closing of the Business Combination, Sponsor shall also convey (i) 250,000 (two hundred and fifty thousand) shares of Class B Common Stock to the equityholders of the Original Sponsor, as of the effective date (the “Original Sponsor Equityholders”), pro rata based on the Original Sponsor Equityholders’ underlying interest in the Company’s Class B Common Stock, and (ii) 250,000 (two hundred and fifty thousand) Private Placement Warrants to the Original Sponsor Equityholders, pro rata based on the Original Sponsor Equityholders’ underlying interest in the Company’s Private Placement Warrants as of the effective date.

The Purchase Agreement and change in Company directors and officers are further described in the Form 8-K, filed by the Company on March 13, 2023.

Merger Agreement

On May 2, 2023, the Company, Merger Sub, and Regentis, entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Regentis, with Regentis continuing as the surviving entity after the Merger, as a result of which Regentis will become a direct, wholly-owned subsidiary of the Company.

Subscription Agreement

On May 23, 2023, the Company, the Investor, and Sponsor, entered into a Subscription Agreement, pursuant to which, the Sponsor was seeking to raise the Initial Capital Contribution which will in turn be utilized by the Company to cover working capital expenses. In consideration for the Initial Capital Contribution, the Company or Sponsor will issue 500,000 shares of Class A Company Stock (as loan grant shares issuable to a third party in relation to such working capital bridge loan) to the Investor at the close of the business combination as Subscription Shares at a rate of one Class A common stock for each $1.00 of Initial Capital Contribution, or the Investor may elect to receive payments in cash. The Subscription Shares, if issued, shall be subject to no transfer restrictions or any other lock-up provisions, earn outs, or other contingencies.

Note 10 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A common stock— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 103,260 shares of Class A common stock issued or outstanding, excluding 812,715 and 1,848,503 shares of Class A common stock subject to possible redemption classified as temporary equity, respectively.

Class B common stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share of common stock. On June 30, 2023 and December 31, 2022, there were 2,581,500 shares of Class B common stock issued and outstanding. On June 17, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 326,000 Over-Allotment Units. On June 21, 2021, the underwriter forfeited the right to purchase the remaining Units of the over-allotment option, and hence 293,500 shares of Class B common stock were subsequently forfeited.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the date of the consummation of the initial Business Combination or (ii) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the initial Business Combination, the Founder Shares will no longer be subject to the lock-up provisions.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the prospectus and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock issuable to Maxim) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination or any private placement-equivalent units issued to the Sponsor, its affiliates or certain of the Company’s officers and directors upon conversion of Working Capital Loans made to the Company).

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements, except as noted below.

On July 7, 2023, the Company and Regentis executed Amendment No. 1 to the Merger Agreement to increase the merger consideration to $96 million from $95 million to account, in part, for the issuance of Regentis ordinary shares to Maxim pre-closing for the fee to which it would be entitled upon consummation of the business combination.

On July 10, 2023, the Company filed the initial Form S-4 with the SEC.

On July 25, 2023, the Company received written notice (the “Delisting Letter”) from the Nasdaq Capital Market (“Nasdaq”) that the Company had not regained compliance within 180 calendar days (or until July 24, 2023) in accordance with Nasdaq Listing Rule 5810(c)(3)(C) for compliance with Nasdaq Listing Rule 5550(b)(2) as the Company’s market value of listed securities for the thirty (30) consecutive business days, was below the required minimum of $35 million for continued listing on Nasdaq (the “MVLS Requirement”).

On July 27, 2023, the Company filed a Current Report on Form 8-K stating that the Company fully intends to appeal such determination by requesting a hearing to the Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series to stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision, and on such date the Company requested the hearing, and wired the $20,000 fee to Nasdaq for the hearing, prior to 4:00 p.m. Eastern Time on August 1, 2023, as required in the Delisting Letter. The current hearing is scheduled to be held on September 21, 2023.

On July 28, 2023, the Company deposited $30,000, representing $0.037 per public share, into its Trust Account for its public stockholders, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from August 2, 2023 to September 2, 2023, as the third of twelve, 1-month extension permitted under the Company’s governing documents. On July 31, 2023, the Company filed the Current Report on Form 8-K disclosing the same.

On August 8, 2023, the Company filed a Preliminary Proxy Statement on Schedule 14(a) for stockholders to approve the founder share amendment proposal to amend the Company’s existing certificate of incorporation dated as of May 27, 2021, as amended on December 1, 2022 by that certain First Amendment to the Amended and Restated Certificate of Incorporation and as further amended on May 30, 2023 by that certain Second Amendment to the Amended and Restated Certificate of Incorporation, as may be further amended (collectively, the “Existing OTEC Charter”), to provide for the right of the holders of Class B common stock of OTEC, par value $0.0001 per share (the “OTEC Class B Common Stock” or “Founder Shares”) to convert such shares of OTEC Class B Common Stock into shares of Class A common stock of OTEC, par value $0.0001 per share (“OTEC Class A Common Stock” and together with the Class B Common Stock, the “OTEC Common Stock”) on a one-to-one basis at the election of such holders (the “Founder Share Amendment Proposal”) in order to authorize OTEC to regain compliance with Nasdaq for purposes of complying with the MVLS Requirement of Listing Rule 5550(b)(2).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR OCEANTECH ACQUISITIONS I CORP.

DECEMBER 31, 2022 AND 2021

To the Stockholders and Board of Directors of

OceanTech Acquisitions I Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of OceanTech Acquisitions I Corp. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 3, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial consolidated statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period February 3, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities. The Company is subject to a mandatory liquidation and subsequent dissolution requirement if it does not complete a business combination by June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended). These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Hartford, CT
March 30, 2023

OCEANTECH ACQUISITIONS I CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2022	2021
ASSETS:
Cash	$35,806	$322,128
Prepaid expense	179	233,209
Total current assets	35,985	555,337
Investments held in Trust Account	19,429,439	104,295,948
TOTAL ASSETS	$19,465,424	$104,851,285

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT:
Accounts payable and accrued expenses	$1,614,363	$308,796
Promissory note – related party	323,039	163,039
Due to related parties	307,667	62,667
Total current liabilities	2,245,069	534,502
Other long-term liabilities	2,000,000	2,000,000
Deferred underwriting commissions	3,614,100	3,614,100
Warrant liabilities	661,747	7,098,366
Total Liabilities	8,520,916	13,246,968

Commitments and Contingencies (see Note 8)

Redeemable Common Stock
Class A common stock subject to possible redemption, 1,848,503 and 10,326,000 shares (at redemption value) at December 31, 2022 and 2021, respectively	19,419,552	104,292,600

Stockholders’ Deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 103,260 (excluding 1,848,503 and 10,326,000 shares subject to possible redemption, respectively) shares issued and outstanding at December 31, 2022 and 2021	10	10
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 2,581,500 shares issued and outstanding at December 31, 2022 and 2021	259	259
Additional paid-in capital	2,248,291	—
Accumulated deficit	(10,723,604)	(12,688,552)
Total Stockholders’ Deficit	(8,475,044)	(12,688,283)
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT	$19,465,424	$104,851,285

The accompanying notes are an integral part of these consolidated financial statements.

OCEANTECH ACQUISITIONS I CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the period from
	For the Year	February 3, 2021
	Ended	(inception) through
	December 31,	December 31,
	2022	2021
General and administrative expenses	$2,355,895	$2,805,647
Loss from operations	(2,355,895)	(2,805,647)
Other income
Offering costs allocated to warrants	(3,600,000)	(690,542)
Interest on investments in trust	1,251,889	3,348
Change in fair value of warrant liabilities	6,668,954	6,359,058
Total other income	4,320,843	5,671,864
Net income	$1,964,948	$2,866,217

Weighted average shares outstanding of Class A common stock subject to possible redemption, basic and diluted	9,582,767	10,326,000
Basic and diluted net income per common stock, Class A subject to possible redemption	$0.16	$0.22
Weighted average shares outstanding of Non-redeemable common stock, basic and diluted	2,684,760	2,613,724
Basic and diluted net income per Non-redeemable common stock	$0.16	$0.22

The accompanying notes are an integral part of these consolidated financial statements.

OCEANTECH ACQUISITIONS I CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM FEBRUARY 3, 2021 (INCEPTION) THROUGH December 31, 2021

					Additional		Total
	Class A Common Stock		Class B Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of February 3, 2021 (Inception)	—	$—	—	$—	$—	$—	$—
Class B common stock issued to sponsor	—	—	2,875,000	288	24,712	—	25,000
Issuance of non-redeemable representative shares	103,260	10	—	—	1,033,623	—	1,033,633
Accretion of Class A common stock subject to possible redemption	—	—	—	—	(1,459,881)	(15,554,769)	(17,014,650)
Proceeds in excess of fair value of private placements warrants	—	—	—	—	401,517	—	401,517
Forfeiture of founder shares	—	—	(293,500)	(29)	29	—	—
Net income	—	—	—	—	—	2,866,217	2,866,217
Balance as of December 31, 2021	103,260	10	2,581,500	259	—	(12,688,552)	(12,688,283)
Accretion of Class A common stock subject to possible redemption	—	—	—	—	(2,668,274)	—	(2,668,274)
Proceeds in excess of fair value of private placements warrants	—	—	—	—	1,316,565	—	1,316,565
Fair value of Original Sponsor Shares transferred to extension investors	—	—	—	—	3,600,000	—	3,600,000
Net income	—	—	—	—	—	1,964,948	1,964,948
Balance as of December 31, 2022	103,260	$10	2,581,500	$259	$2,248,291	(10,723,604)	$(8,475,044)

The accompanying notes are an integral part of these consolidated financial statements.

OCEANTECH ACQUISITIONS I CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the period
		from February 3,
	For the Year	2021 (inception)
	Ended	Through
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$1,964,948	$2,866,217
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Original Sponsor	—	5,564
Offering costs allocated to warrants	3,600,000	690,542
Interest earned on investments in trust	(1,251,889)	(3,348)
Change in fair value of warrant liabilities	(6,668,954)	(6,359,058)
Changes in operating assets and liabilities:
Other long-term liabilities	—	2,000,000
Prepaid assets	233,030	(233,209)
Accounts payable and accrued costs	1,305,567	341,296
Due to related party	245,000	62,667
Net cash used in operating activities	(572,298)	(629,329)

Cash Flows from Investing Activities:
Investment of cash in trust account	(1,798,900)	(104,292,600)
Cash withdrawn from Trust Account for tax and redemptions	87,917,298	—
Net cash provided by (used in) investing activities	86,118,398	(104,292,600)

Cash Flows from Financing Activities:
Proceeds from initial public offering, net of underwriting discount	—	100,909,536
Proceeds from private placement	—	4,668,800
Proceeds from extension offering	1,548,900	—
Trust redemptions	(87,541,322)	—
Proceeds from the issuance of founders’ shares	—	25,000
Proceeds from issuance of promissory note to related party	160,000	124,975
Payment of deferred offering costs	—	(484,254)
Net cash (used in) provided by financing activities	(85,832,422)	105,244,057

Net Change in Cash	(286,322)	322,128
Cash - Beginning	322,128	—
Cash - Ending	$35,806	$322,128

Supplemental Disclosure of Non-cash Financing Activities:
Deferred offering costs paid by Original Sponsor under the promissory note	$—	$32,500
Deferred underwriting commissions payable charged to additional paid-in-capital	$—	$3,614,100
Initial classification of warrant liability	$—	$13,457,424
Accretion of Class A common stock subject to possible redemption	$2,668,274	$—
Fair value of Original Sponsor Shares transferred to extension investors	$1,548,900	$—

The accompanying notes are an integral part of these consolidated financial statements.

OCEANTECH ACQUISITIONS I CORP

Notes to Consolidated Financial Statements for the Years Ended December 31, 2022 and 2021

Note 1— Description of Organization and Business Operations

OceanTech Acquisitions I Corp. (the “Company”) is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 3, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the public offering (the “Initial Public Offering”) as defined below, and, since the closing of the initial public offering, a search for a business combination candidate. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on both cash from the proceeds derived from the Initial Public Offering and investments held in trust.

The Company’s Original Sponsor was OceanTech Acquisitions I Sponsors, LLC (the “Original Sponsor”). As discussed in Note 11, on March 13, 2023 the Company’s sponsor changed to Aspire Acquisition LLC, a Delaware limited liability company (the “New Sponsor”).

Financing

The registration statement for the Company’s Initial Public Offering was declared effective on May 27, 2021 (the “Effective Date”). On June 2, 2021, the Company consummated its Initial Public Offering of 10,000,000 units (the “Units”) at a price of $10.00 per Unit, generating gross proceeds to the Company of $100,000,000, which is discussed in Note 3.

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the private placement sale (“Private Placement”) of an aggregate 4,571,000 warrants (“Private Placement Warrants”), of which 3,871,000 Private Placement Warrants were purchased by the Original Sponsor and 700,000 Private Placement Warrants were purchased by Maxim Group LLC and/or its designees (“Maxim”), at a price of $1.00 per Private Placement Warrant, generating total proceeds of $4,571,000.

Transaction costs of the Initial Public Offering amounted to $7,482,451 consisting of $2,065,200 of underwriting discount, $3,614,100 of deferred underwriting discount, $1,033,633 in fair value of representative shares issued and $769,518 of other offering costs. Of the transaction costs, $690,542 were charged to operations for the portion related to warrants and $6,791,909 were included as offering costs and charged against equity.

The Company granted the underwriter in the Initial Public Offering a 45-day option to purchase up to 1,500,000 additional Units to cover over-allotments, if any. On June 17, 2021, the underwriter partially exercised the over-allotment option to purchase 326,000 additional Units (the “Over-Allotment Units”), generating an aggregate of gross proceeds of $3,260,000, and incurred $65,200 in cash underwriting fees.

On June 2, 2022, the Company closed and offering to private investors which included issuance of 1,548,900 Private Warrants at a price of $1.00 per warrant. Proceeds of the offering were deposited in the Company’s Trust account for its public stockholders, representing $0.15 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by six months from June 2, 2022, to December 2, 2022. The Extension is permitted under the Company’s governing documents.

On August 10, 2022, the Company, OceanTech Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and OceanTech Acquisitions I Sponsors, LLC, the Company’s Original Sponsor, entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Captura Biopharma, Inc., a Delaware corporation (the “Target”, and together with the Company and Merger Sub, the “Parties”) and Michael Geranen, as seller representative (“Geranen”). Pursuant to the Merger Agreement, upon the Closing of the business combination, we would effect the merger of First Merger Sub with and into the Target, with the Target continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of the Target would be exchanged for shares of the Class A Common Stock of the Company upon the terms set forth as follows: the Target’s shareholders collectively shall be entitled to receive from the Company, in the aggregate, a number of Company’s securities with an aggregate value equal to (a) $200,000,000 minus (b) the amount, if any, by which the Target’s net working capital amount exceeds the net working capital amount (but not less than zero), minus (c) the amount of Closing Net Indebtedness (as defined in the Merger Agreement) minus (d) the amount of any transaction expenses, provided that the merger consideration otherwise payable to the Target’s shareholders is subject to adjustment after the Closing in accordance with the terms of the Merger Agreement.

The obligations of the parties to consummate the business combination was subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (a) the representations and warranties of the respective Parties being true and correct subject to the materiality standards contained in the Merger Agreement; (b) material compliance by the Parties of their respective pre-closing covenants and agreements, subject to the standards contained in the Merger Agreement; (c) the approval by the Company’s stockholders of the business combination; (d) the approval by the Target’s stockholders of the business combination; (e) the absence of any Material Adverse Effect (as defined in the Merger Agreement) with respect to the Company or with respect to the Target since the effective date of the Merger Agreement that is continuing and uncured; (f) the election of the members of the post-Closing Board consistent with the provisions of the Merger Agreement, a majority of which are to be independent in accordance with the Nasdaq rules; (g) the Company having at least $5,000,001 in tangible net assets upon the Closing; (h) the entry into certain ancillary agreements as of the Closing; (i) the lack of any notice or communication from, or position of, the SEC requiring the Company to amend or supplement the Prospectus and Proxy Statement; and (j) the receipt of certain closing deliverables.

On October 13, 2022, parties to the Merger Agreement mutually terminated it pursuant to Section 8.1(a) of the Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement.

On November 15, 2022, OceanTech Acquisitions I Corp., a Delaware corporation entered into a definitive business combination agreement with OceanTech Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, OceanTech Merger Sub 2, LLC, a Wyoming limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), OceanTech Acquisitions I Sponsors LLC, a Delaware limited liability company in the capacity as the representative for the stockholders of the Company (the “Company Representative”), Majic Wheels Corp., a Wyoming corporation (the “Target”), and Jeffrey H. Coats, an individual, in the capacity as the representative for the Target stockholders (the “Target Representative”).

On October 13, 2022, Majic and OceanTech mutually terminated the Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement.

On November 29, 2022, OceanTech Acquisitions I Corp. held the Extension Meeting. At the Meeting, the Company’s stockholders approved the Charter Amendment, which extends the date by which the Company must consummate its initial business combination from December 2, 2022 to June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended), subject to the approval of the Board of Directors of the Company, provided the sponsor or its designees deposit into the trust account an amount equal to $0.067 per share for each public share or $125,000, prior to the commencement of each extension period. In connection with the extension stockholders holding 8,477,497 shares of common stock exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $87,541,322 (approximately $10.32 per share) was removed from the Trust Account to pay such holders.

On December 1, 2022, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from December 2, 2022 to January 2, 2023.

On December 30, 2022, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from January 2, 2022, to February 2, 2023.

On February 2, 2023, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from February 2, 2022, to March 2, 2023.

On March 2, 2023, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from March 2, 2022, to April 2, 2023.

Liquidity and Going Concern

At December 31, 2022, the Company had cash of $35,806 and a working capital deficit of $2,209,084.

The Company’s liquidity needs up to December 31, 2022 were satisfied through the proceeds of $25,000 from the sale of the founder shares (Note 5), a loan of $323,039 under an unsecured and noninterest bearing promissory note – related party (Note 5), and from the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the trust account (“Trust Account”) located in the United States at JPMorgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee.

Until the consummation of a business combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the business combination. The Company will need to raise additional capital through loans or additional investments from its New Sponsor, stockholders, officers, directors, or third parties. The Company’s New Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements—Going Concern, the Company has until June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended), to consummate an initial business combination. It is uncertain that the Company will be able to consummate an initial business combination by this time. If an initial business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these consolidated financial statements. Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of these financial statements. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 2, 2023 (or such earlier date as determined by OTEC’s board of directors unless extended). The Company’s sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the COVID-19 virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these consolidated financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these consolidated financial statements.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company and OceanTech Merger Sub 2, LLC, a Wyoming limited liability company and a wholly-owned subsidiary of the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have cash equivalents as of December 31, 2022 and 2021.

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $104.3 million ($10.10 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was held in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act 1940, as amended (the “Investment Company Act”), which will be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

Upon closing of the offering of the Private warrants on June 2, 2022 (as described above) an additional $1.5 million (or $0.15 per Class A share subject to redemption) was placed in the trust account to provide for the Extension as described above.

In connection with the Extension Meeting on November 29, 2022, stockholders holding 8,477,497 shares of common stock exercised their right to redeem their shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $87,541,321.66 (approximately $10.32 per share) was removed from the Trust Account to pay such holders.

On December 1, 2022, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from December 2, 2022 to January 2, 2023.

On December 30, 2022, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from January 2, 2022, to February 2, 2023.

Offering Costs

Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the consolidated statements of operations. Offering costs associated with the issuance of Class A common stock subject to possible redemption were charged to temporary equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

In connection with the Extension payment on June 2, 2022, the Original Sponsor transferred 1,200,000 of previously issued Class B shares (the “Founder Shares”) to the investors who participated in the offering. The fair value of the Founder Shares was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A and 5T. Accordingly, the offering cost was be allocated to the only financial instruments issued, which were private placement warrants. Offering costs allocated to derivative warrant liabilities are expensed as incurred in the consolidated statements of operations.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to its short-term nature.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the consolidated balance sheets as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid to transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Net Income per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per common stock is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the private placement warrants to purchase an aggregate of 16,543,700 shares for the year ended December 31, 2022 and 14,994,800 shares for the period from February 3, 2021 (inception) through December 31, 2021 of Class A common stock subject to possible redemption in the calculation of diluted income per share, because they are contingent on future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income per share is the same as basic net income per share for the year ended December 31, 2022 and for the period from February 3, 2021 (inception) through December 31, 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The basic and diluted income per common stock is calculated as follows:

		For the period
	For the Year	from February 3, 2021
	Ended	(inception) Through
	December 31, 2022	December 31, 2021
Common stock subject to possible redemption
Numerator:
Net income allocable to Class A common stock subject to possible redemption	$1,534,917	$2,287,263
Denominator:
Weighted Average Redeemable Class A common stock, basic and diluted	9,582,767	10,326,000
Basic and Diluted net income per share, redeemable Class A common stock	$0.16	$0.22

Non-redeemable common stock
Numerator:
Net income allocable to non-redeemable common stock	$430,031	$578,954
Denominator:
Weighted Average non-redeemable common stock, basic and diluted	2,684,760	2,613,724
Basic and diluted net income per share, common stock	$0.16	$0.22

Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the consolidated financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s consolidated financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction.

The Company is subject to income tax examinations by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Redeemable Share Classification

All of the 10,326,000 Class A Common Stock sold as part of the Units in the Initial Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the business combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require Common Stock subject to redemption to be classified outside of permanent equity. Given that the Class A common stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic 470-20, “Debt – Debt with Conversion and Other Options.”

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which approximates fair value. The change in the carrying value of Class A common stock subject to possible redemption resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit and Class A common stock.

As of December 31, 2022 and 2021, the Class A Common Stock reflected on the consolidated balance sheets are reconciled in the following table:

	December 31, 2022		December 31, 2021
	Shares	Amount	Shares	Amount
As of beginning of the period	10,326,000	$104,292,600	—	$—
Gross Proceeds	—	—	10,326,000	103,260,000
Less:
Proceeds allocated to public warrants	—	—	—	(9,190,140)
Issuance costs related to Class A common stock subject to possible redemption	—	—	—	(6,791,909)
Extension redemptions on November 29, 2022	(8,477,497)	(87,541,322)	—	—
Plus:
Accretion of carrying value to redemption value	—	2,668,274	—	17,014,649
Contingently redeemable Class A common stock subject to possible redemption	1,848,503	$19,419,552	10,326,000	$104,292,600

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

Note 3 — Initial Public Offering

On June 2, 2021, the Company consummated its Initial Public Offering of 10,000,000 Units. Each Unit consists of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A common stock”), and one redeemable warrant of the Company (“Warrant”), each Warrant entitling the holder thereof to purchase one Class A common stock for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $100,000,000.

On June 17, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 326,000 Over-Allotment Units. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $3,260,000.

Note 4 — Private Placement

On June 2, 2021, simultaneously with the closing of the Initial Public Offering and the sale of the Units, the Company consummated the Private Placement of an aggregate 4,571,000 Private Placement Warrants, of which 3,871,000 Private Placement Warrants were purchased by the Original Sponsor and 700,000 Private Placement Warrants were purchased by Maxim at a price of $1.00 per Private Placement Warrant, generating total proceeds of $4,571,000.

On June 17, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 326,000 Over-Allotment Units. Simultaneously with the closing of the exercise of the overallotment option, the Company consummated the Private Placement of an aggregate of 97,800 Private Placement Warrants, of which 74,980 Private Placement Warrants were purchased by the Original Sponsor and 22,820 Private Placement Warrants were purchased by Maxim at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds of $97,800.

On June 2, 2022, the Company closed an offering to private investors which included issuance of 1,548,900 Private Warrants at a price of $1.00 per warrant.

The Private Placement Warrants (and the underlying securities) are identical to the public warrants sold as part of the Units in the Initial Public Offering, except as otherwise disclosed in the Registration Statement. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Note 5 — Related Party Transactions

Founder Shares

In February 2021, the Original Sponsor paid $25,000 to cover certain offering costs in consideration for 2,875,000 Class B shares (the “Founder Shares”). The number of Founder Shares outstanding was determined based on the expectation that the total size of the Initial Public Offering would be a maximum of 11,500,000 Units if the underwriter’s over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the Initial Public Offering. Thus, up to 375,000 of the Founder Shares were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. On June 21, 2021, the underwriter partially exercised its over-allotment option, purchasing an additional 326,000 Units. On June 21, 2021, the underwriter forfeited the right to purchase the remaining Units of the over-allotment option, and hence 293,500 founder shares of Class B common stock were subsequently forfeited, resulting in 2,581,500 outstanding Founder Shares.

Concurrently with the issuance of Private Warrants on June 2, 2022, the Original Sponsor committed to transfer 1,200,000 of Class B shares previously issued and outstanding as additional incentive to participants in the Extension Offering. The Company accounted for the Original Sponsor shares transferred to the participants in the Extension Offering at Fair Value as a charge directly to stockholders’ equity. The Company estimated the fair value of these shares to be $3,600,000 or $3 per share.

The Company’s initial stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing 150 days after the initial business combination, the Founder Shares will no longer be subject to such transfer restrictions.

Promissory Note—Related Party

On February 14, 2021, the Original Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan is non-interest bearing, unsecured and was due at the closing of the Initial Public Offering and the Original Sponsor has not demanded payment of the note through the date of this filing. As of December 31, 2022 and 2021, $323,039 and $163,039 were outstanding under the promissory note.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the New Sponsor, an affiliate of the New Sponsor or certain of the Company’s officers and directors may, but is not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial business combination, the Company would repay such loaned amounts out of the proceeds of the Trust Account released to the Company. Otherwise, such loans would be repaid only out of funds held outside the Trust Account. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used to repay such loaned amounts. Up to $1,500,000 of such loans may be convertible into Private Placement Warrants of the post Business Combination entity, at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Original Sponsor. As of December 31, 2022 and 2021, no such Working Capital Loans were outstanding.

Administrative Support Agreement

The Company has agreed to pay our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The administrative support agreement began on the day the Company first listed on the Nasdaq Capital Market and continue monthly until the completion of the Company’s initial business combination or liquidation of the Company. As of December 31, 2022 and 2021, the Company owed $307,667 and $62,667 under the administrative support agreement, respectively. For the year ended December 31, 2022, the Company incurred $120,000 in administrative support fees. For the period from February 3, 2021 (inception) through December 31, 2021, the Company incurred $71,667 in administrative support fees.

Note 6 —Derivative Warrant Liabilities

As of both December 31, 2022 and 2021, there were 10,326,000 public warrants outstanding. As of December 31, 2022 and 2021 there were 6,217,700 and 4,668,800 Private Placement Warrants outstanding, respectively.

Public Warrants

Each Warrant entitles the holder to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the New Sponsor or its affiliates, without taking into account any Founder Shares held by the New Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the initial business combination or earlier upon redemption or liquidation. On the exercise of any warrant, the warrant exercise price will be paid directly to the Company and not placed in the Trust Account.

The Company has not registered the shares of Class A common stock issuable upon exercise of the warrants at this time. However, the Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial business combination, the Company will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective within 90 days after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Private Placement Warrants

The Private Placement Warrants and the underlying securities are identical to the public warrants sold as part of the Units in the Initial Public Offering, except as otherwise disclosed in the Registration Statement. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except the Private Placement Warrants):

●	in whole and not in part;
●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
●	if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” the management will consider, among other factors, the cash position, the number of warrants that are outstanding and the dilutive effect on the stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of the warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Note 7 —Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

		Quoted Prices In	Significant Other	Significant Other
	December 31,	Active Markets	Observable Inputs	Unobservable Inputs
	2022	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$19,429,439	$19,429,439	$—	$—
	$19,429,439	$19,429,439	$—	$—
Liabilities:
Warrant Liability- public	$413,040	$413,040	$—	$—
Warrant Liability- private	$248,707	$—	$—	$248,707
Total Warrant Liability	$661,747	$413,040	$—	$248,707

		Quoted Prices In	Significant Other	Significant Other
		Active Markets	Observable Inputs	Unobservable Inputs
	December 31, 2021	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$104,295,948	$104,295,948	$—	$—
	$104,295,948	$104,295,948	$—	$—
Liabilities:
Warrant Liability- public	$4,749,960	$4,749,960	$—	$—
Warrant Liability- private	2,348,406	—	—	2,348,406
Total Warrant Liability	$7,098,366	$4,749,960	$—	$2,348,406

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. During the period from February 3, 2021 (inception) through December 31, 2021, the public warrants began trading separately on July 19, 2021 and thus were transferred from Level 3 to Level 1.

Level 1 assets include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

At December 31, 2022 and 2021, the Company’s Warrant liability was valued at $661,747 and $7,098,366, respectively. Under the guidance in ASC 815-40 the Warrants do not meet the criteria for equity treatment. As such, the Warrants must be recorded on the consolidated balance sheets at fair value. This valuation is subject to re-measurement at each balance sheet date. With each re-measurement, the valuations will be adjusted to fair value, with the change in fair value recognized in the Company’s consolidated statements of operations.

The Company’s Warrant liability is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the public Warrant liability is classified within Level 1 of the fair value hierarchy, as the public warrants are actively traded. The fair value of the private Warrant liability is classified within Level 3 of the fair value hierarchy.

	Public Warrants	Warrants	Warrant
	Level 1	Level 3	Liabilities
Warrant liabilities at February 3, 2021 (inception)	$—	$—	$—
Issuance of public and private placement warrants in connection with IPO	8,900,000	4,177,894	13,077,894
Issuance of public and private placement warrants in connection with partial exercise of overallotment	290,140	89,390	379,530
Change in Fair Value	(4,440,180)	(1,918,878)	(6,359,058)
Warrant liabilities at December 31, 2021	$4,749,960	$2,348,406	$7,098,366
Issuance of Private warrants as part on June 2, 2022	—	232,335	232,335
Change in Fair Value	(4,336,920)	(2,332,034)	(6,668,954)
Warrant liabilities at December 31, 2022	$413,040	$248,707	$661,747

The Company utilized a binomial Monte-Carlo simulation to estimate the fair value of the public warrants at each reporting period for its warrants that are not actively traded. Inherent in a Monte Carlo simulation are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a modified Black-Scholes model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the Warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The key inputs into the modified Black-Scholes model were as follows:

	June 2,	December 31,	December 31,
	2022	2022	2021
Risk-free interest rate	2.89%	3.91%	1.29%
Expected term (years)	5.50	5.42	5.42
Expected volatility	3.8%	5.3%	11.0%
Stock price	$10.08	10.54	$9.98
Strike price	$11.50	11.50	$11.50
Dividend yield	0%	0%	0%
Probability of business combination	30%	3.0%	70%

Note 8 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement signed prior to or on the Effective Date of the Initial Public Offering, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of the initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriter Agreement

The underwriter had a 45-day option to purchase up to 1,500,000 additional Units to cover any over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On June 17, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 326,000 Over-Allotment Units, generating an aggregate of gross proceeds of $3,260,000. On June 21, 2021, the underwriter forfeited the right to purchase the remaining 1,174,000 Units of the over-allotment option.

The underwriter was entitled to an underwriting discount of $0.20 per Unit, or $2,065,200 in the aggregate (reflecting the partial exercise by the underwriter of its over-allotment option), paid at the closing of the Initial Public Offering. Additionally, $3,614,100 in the aggregate (reflecting the partial exercise by the underwriter of its over-allotment option), is payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

Amendment of Underwriting Agreement

On December 15, 2021, in order to resolve certain issues and concerns that have arisen between Maxim and the Company, both parties have agreed to amend the Underwriting Agreement as follows: (i) The Company and Maxim mutually agreed that the rights of first refusal be deleted and as if no further force and effect. As such, Maxim shall have no right of first refusal to act as an underwriter in any future financing event; (ii) As consideration for the waiver of the right of first refusal, if the Company consummates a business combination, the Company shall remit to Maxim a one-time cash payment of $2,000,000 at the closing of such business combination as a mergers and acquisition advisory fee; (iii) The Company and Maxim agreed that the over-allotment option has been limited to 326,000 Units and that the over-allotment option has terminated as of June 22, 2021; and (iv) The Company and Maxim agreed that the Company shall not be responsible for any additional reimbursements, out of pocket expenses, or disbursements of Maxim. For the sake of clarity, all right and obligations relating to underwriting fees (including but not limited to deferred underwriting commissions) shall not be amended or affected by this amendment. The $2,000,000 is recorded as other long-term liabilities in the accompanying consolidated balance sheets at December 31, 2022 and 2021.

Representative’s Class A Common Stock

The Company has issued to Maxim Group LLC and/or its designees, 103,260 shares of Class A common stock upon the consummation of the Initial Public Offering and the partial exercise of the underwriter’s over-allotment. Maxim has agreed not to transfer, assign or sell any such shares until the completion of the initial business combination. In addition, Maxim has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial business combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if we fail to complete the initial business combination within 12 months, or up to 18 months if the Company uses the one time option to extend the period of time to consummate a business combination from the closing of the Initial Public Offering.

The shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the commencement of sales of the offering pursuant to Rule 5110(e)(1) of FINRA’s Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the Effective Date of the registration statement of which the prospectus forms a part, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the commencement of sales of the offering except as permitted by FINRA Rule 5110(e)(2).

Right of First Refusal

On May 27, 2021, subject to certain conditions, the Company granted Maxim, for a period beginning on the closing of the offering and ending 12 months after the date of the consummation of a business combination, a right of first refusal to act as lead left book-running managing underwriter with at least 75% of the economics; or, in the case of a three-handed deal 50% of the economics, for any and all future public and private equity, convertible and debt offerings for the Company or any of the Company’s successors or subsidiaries. In accordance with FINRA Rule 5110(g)(6), such right of first refusal shall not have a duration of more than three years from the commencement of sales of the Initial Public Offering.

Merger Agreement

On August 10, 2022, the Company, OceanTech Merger Sub, Inc., a Delaware corporation, and OceanTech Acquisitions I Sponsors, LLC, the Company’s Original Sponsor, entered into a definitive Agreement and Plan of Merger with Captura Biopharma, Inc., a Delaware corporation (and Michael Geranen, as seller representative. Pursuant to the Merger Agreement, upon the closing of the business combination, the Parties will effect the merger of Merger Sub with and into the Target, with the Target continuing as the surviving entity, as a result of which all of the issued and outstanding capital stock of the Target shall be exchanged shares of the Class A Common Stock of the Company upon the terms set forth in the Merger Agreement.

On October 13, 2022, Captura and OceanTech mutually terminated the Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement.

Business Combination Agreement

On November 15, 2022, OceanTech Acquisitions I Corp., a Delaware corporation entered into a definitive business combination agreement with OceanTech Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, OceanTech Merger Sub 2, LLC, a Wyoming limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub 2” and together with Merger Sub 1, the “Merger Subs”), OceanTech Acquisitions I Sponsors LLC, a Delaware limited liability company in the capacity as the representative for the stockholders of the Company (the “Company Representative”), Majic Wheels Corp., a Wyoming corporation (the “Target”), and Jeffrey H. Coats, an individual, in the capacity as the representative for the Target Stockholders (the “Target Representative”).

On October 13, 2022, Majic and OceanTech mutually terminated the Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement, effective immediately. Neither party was required to pay the other a termination fee as a result of the mutual decision to terminate the Merger Agreement.

Note 9 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A common stock— The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 103,260 shares of Class A common stock issued or outstanding, excluding 1,848,503 shares of Class A common stock subject to possible redemption classified as temporary equity.

Class B common stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Class B common stock are entitled to one vote for each share of common stock. At December 31, 2022 and 2021, there were 2,581,500 shares of Class B common stock issued and outstanding. On June 17, 2021, the underwriter partially exercised the over-allotment option and purchased an additional 326,000 Units. On June 21, 2021, the underwriter forfeited the right to purchase the remaining Units of the over-allotment option, and hence 293,500 shares of Class B common stock were subsequently forfeited.

The Company’s initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (i) one year after the date of the consummation of the initial business combination or (ii) the date on which the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares. Notwithstanding the foregoing, if the closing price of the shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days after the initial business combination, the Founder Shares will no longer be subject to the Lock-up.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the prospectus and related to the closing of the initial business combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering (not including the shares of Class A common stock issuable to Maxim) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial business combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial business combination or any private placement-equivalent units issued to the New Sponsor, its affiliates or certain of the Company’s officers and directors upon conversion of Working Capital Loans made to the Company).

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the Company’s stockholders, with each share of common stock entitling the holder to one vote.

Note 10 – Income Tax

The Company’s net deferred tax assets (liability) at December 31, 2022 and 2021 are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets (liability)
Net operating loss carryforward	$7,840	$37,500
Startup/Organization Expenses	807,889	550,983
Total deferred tax assets (liability)	815,729	588,483
Valuation Allowance	(815,729)	(588,483)
Deferred tax assets (liability)	$—	$—

The income tax provision for the year ended December 31, 2022 and for the period from February 3, 2021 (inception) through December 31, 2021 consists of the following:

	December 31,	December 31,
	2022	2021
Federal
Current	$—	$—
Deferred	(227,246)	(588,483)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	227,246	588,483

Income tax provision	$—	$—

As of December 31, 2022, and 2021, the Company had $37,331 and $178,570 of U.S. federal net operating loss carryovers, respectively, available to offset future taxable income, which do not expire and are subject to 80% of taxable income per annum.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, the change in the valuation allowance was $227,246.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 and 2021 is as follows:

	December 31,	December 31,
	2022	2021
Statutory federal income tax rate	21.00%	21.00%
Change in fair value of warrants	(71.27)%	(46.59)%
Transaction costs allocated to warrants	38.48%	—
Non-deductible expenses	0.23%	—
Warrant issuance costs	0.00%	5.06%
Valuation allowance	11.56%	20.53%
Income tax provision	0.00%	0.00%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to transaction costs related to warrants, change in FV of warrants and the recording of full valuation allowances on deferred tax assets and permanent differences.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities, since inception. The Company considers the U.S. Federal jurisdiction and the State of New York as significant tax jurisdictions.

Additionally, the Company has also incurred $200,000 and $181,918 in Delaware franchise taxes for the year ended December 31, 2022 and for the period ended December 31, 2021, respectively, which is included in formation and operating costs in the accompanying consolidated statements of operations. The full balances for respective years were outstanding at December 31, 2022 and 2021 and included in accounts payable and accrued costs on the accompanying balance sheet.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued.

On February 2, 2023, the Company caused to be deposited $125,000 into its Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from February 2, 2022, to March 2, 2023.

On March 2, 2023, the Company deposited $125,000 into the Company’s Trust account for its public stockholders, representing $0.067 per public share, allowing the Company to extend the period of time it has to consummate its initial business combination by one month from March 2, 2023 to April 2, 2023. This deposit marked the fourth of six monthly extensions permitted under the Company’s governing documents.

On March 13, 2023, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with the Original Sponsor and Aspire Acquisition LLC (the “New Sponsor”) pursuant to which the New Sponsor, or an entity designated by the New Sponsor, will purchase from the Original Sponsor 2,581,500 shares of Class B common stock of the Company (the “Class B common stock”), par value $0.0001 per share and 5,869,800 Private Placement Warrants, each of which is exercisable to purchase one share of Class A common stock of the Company, par value $0.0001 per share, for an aggregate purchase price of $1.00 (the “Purchase Price”) payable at the time the Company effects a merger, share exchange, asset acquisition, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or business combination.

Pursuant to the Purchase Agreement, the New Sponsor has replaced the Company’s current directors and officers with directors and officers of the Company selected in the New Sponsor’s sole discretion. Joseph Adir, Michael Payne, Eric Blair, and Mitchell Gordon resigned as directors of the Company, and Joseph Adir, Charles Baumgartner, Ofer Oz, and Ken Hickling resigned as officers of the Company. Michael Peterson, Donald Fell, Venkatesh Srinivasan, and Siva Saravanan were appointed as directors of the Company. Suren Ajjarapu was appointed Chief Executive Officer and Chairman of the Company, and Francis Knuettel II was appointed as the Company’s Chief Financial Officer.

The Purchase Agreement and change in Company directors and officers are further described in the Form 8-K, filed by the Company on March 13, 2023.

REGENTIS BIOMATERIALS LTD.

INTERIM CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2023

UNAUDITED

U.S. DOLLARS IN THOUSANDS

F-1

REGENTIS BIOMATERIALS LTD.

UNAUDITED INTERIM CONDENSED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

		As of June 30,	As of December 31,
	Note	2023	2022
Assets
Current assets:
Cash and cash equivalents		$485	$1,240
Other current assets	3	21	477

Total assets		$506	$1,717

Liabilities, temporary equity and shareholders’ deficit

Current liabilities:
Trade payables		$215	$206
Other accounts payable	4	2,184	2,205

Total current liabilities		2,399	2,411

Warrant liability	6	625	685
Convertible notes	5	7,500	6,472

Total liabilities		10,524	9,568

Temporary equity:
Convertible preferred A shares, NIS 0.01 par value; Authorized: 50,000 shares; Issued and outstanding: 47,868 shares; As of June 30, 2023, aggregate liquidation preference of $1,483		598	598
Convertible preferred B shares, NIS 0.01 par value; Authorized: 275,000 shares; Issued and outstanding: 270,503 shares; As of June 30, 2023, aggregate liquidation preference of $7,575		7,575	7,575
Convertible preferred C shares, NIS 0.01 par value; Authorized: 369,464 shares; Issued and outstanding: 369,464 shares; As of June 30, 2023, aggregate liquidation preference of $10,616		10,616	10,616
Convertible preferred D-1 shares, NIS 0.01 par value; Authorized: 295,971 shares; Issued and outstanding: 246,643 shares; As of June 30, 2023, aggregate liquidation preference of $12,500		12,500	12,500
Convertible preferred D-2 shares, NIS 0.01 par value; Authorized: 138,574 shares; Issued and outstanding: 106,622 and 71,628 shares as of June 30, 2023 and December 31, 2022, respectively; As of June 30, 2023, aggregate liquidation preference of $3,809		3,809	2,723

Total temporary equity		35,098	34,012

Shareholders’ deficit:
Ordinary shares, NIS 0.01 par value; Authorized: 1,870,991 shares; issued and outstanding: 64,879 shares		(* )	(* )
Additional paid-in capital		754	754
Accumulated deficit		(45,870)	(42,617)

Total shareholders’ deficit		(45,116)	(41,863)

Total liabilities, temporary equity and shareholders’ deficit		$506	$1,717

(*)	Represents amount less than $1

The accompanying notes are an integral part of the condensed financial statements.

F-2

 REGENTIS BIOMATERIALS LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

		Six months ended June 30,
	Note	2023	2022

Operating expenses:
Research and development expenses		$(437)	$(385)
General and administrative expenses		(735)	(329)

Operating loss		(1,172)	(714)

Financial income, net	8	(2,081)	276

Net loss and comprehensive loss		$(3,253)	$(438)

Basic and diluted net loss per share	2d	$(50.55)	$(7.11)

Weighted average number of shares of ordinary share used in computing basic and diluted net loss per share		64,879	64,879

The accompanying notes are an integral part of the condensed financial statements.

F-3

REGENTIS BIOMATERIALS LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF CONVERTIBLE PREFERRED SHARES
AND SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands (except share data)

	Convertible preferred shares		Ordinary shares				Additional paid-in	Accumulated	Total shareholders’
	Number	Amount	Number	Amount			capital	deficit	deficit

Balance as of January 1, 2023	1,006,106	$34,012	64,879	$	(*	)	$754	$(42,617)	$(41,863)

2021 Notes conversion into preferred D-2 shares	35,354	1,086	-		-		-	-	-

Net loss	-	-	-		-		-	(3,253)	(3,253)

Balance as of June 30, 2023	1,041,460	$35,098	64,879		(*	)	754	(45,870)	(45,116)

	Convertible preferred shares		Ordinary shares				Additional paid-in	Accumulated	Total shareholders’
	Number	Amount	Number	Amount			capital	deficit	deficit

Balance as of January 1, 2022	1,006,106	$34,012	64,879	$	(*	)	$754	$(41,234)	$(40,480)

Net loss	-	-	-		-		-	(438)	(438)

Balance as of June 30, 2022	1,006,106	$34,012	64,879		(*	)	754	(41,672)	(40,918)

The accompanying notes are an integral part of the condensed financial statements.

F-4

REGENTIS BIOMATERIALS LTD.

UNAUDITED INTERIM CONDENSED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,
	2023	2022
Cash flows from operating activities

Net loss	$(3,253)	$(438)
Adjustments to reconcile net loss to net cash used in operating activities:
Revaluation of convertible notes	2,114	196
Exchange rate differences on grant liability	37	(280)
Revaluation of warrant liability	(60)	(167)
Change in:
Other current assets	456	(49)
Trade payables	9	31
Other accounts payable	(58)	21

Net cash used in operating activities	(755)	(686)

Change in cash and cash equivalents	(755)	(686)
Cash and cash equivalents at the beginning of the period	1,240	2,744

Cash and cash equivalents at the end of the period	$485	$2,058

Non-cash activities:

2021 Notes conversion into preferred D-2 shares	$1,086	$-

The accompanying notes are an integral part of the condensed unaudited financial statements.

F-5

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:	GENERAL

a.	Regentis Biomaterials Ltd. (the “Company”) commenced operations in September 2004. The Company develops innovative tissue repair solutions that seek to restore the health and enhance the quality of life of patients. The Company’s current efforts are focused on orthopedic treatments using our Gelrin platform based on degradable hydrogel implants to regenerate damaged or diseased tissue. Gelrin is a unique hydrogel matrix of polyethylene glycol diacrylate and denatured fibrinogen. The Company’s lead product candidate is GelrinC, a cell-free, off-the-shelf hydrogel that is cured into an implant in the knee for the treatment of painful injuries to articular knee cartilage.

b.	Going concern and management plans

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Since its inception, the Company has devoted substantially all of its efforts to research and development, clinical trials, and raising capital. The Company is still in its development and clinical stage and has not yet generated revenues. The extent of the Company's future operating losses and the timing of becoming profitable are uncertain. The Company has incurred losses of $3,253 for the six months ended June 30, 2023. As of June 30, 2023, the Company's accumulated deficit was $45,870. The Company has funded its operations to date primarily through equity financing and the issuance of convertible notes.

Additional funding will be required to complete the Company's research and development and clinical trials, to attain regulatory approvals, to begin the commercialization efforts of the Company's product and to achieve a level of sales adequate to support the Company's cost structure.

Such conditions raise substantial doubts about the Company’s ability to continue as a going concern. Management's plans include, but are not limited to, a business combination with publicly traded shell company and/or an initial public offering (the "IPO") in the US. While the Company has been successful in raising financing in the past, there can be no assurance that it will be able to successfully consummate business combination agreement with publicly traded shell company and/or an IPO or obtain additional financing on a timely basis on terms acceptable to the Company, or at all.

Management expects that the Company will continue to generate losses from the development, clinical development and regulatory activities of its product, which will result in negative cash flow from operating activity. This has led management to conclude that substantial doubt about the Company's ability to continue as a going concern exists in the event that the planned business combination agreement or IPO or alternative financing does not occur. In addition, in the event the Company is unable to have its convertible notes converted as planned or their repayment date deferred, the Company will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. If such sufficient financing or payment deferral is not received timely, the Company would then need to pursue a plan to license or sell its assets, seek to be acquired by another entity, cease operations and/or seek bankruptcy protection. The Company's financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

F-6

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES

a.	Unaudited interim condensed financial statements:

The accompanying interim condensed balance sheet as of June 30, 2023, the interim condensed statements of comprehensive loss, convertible preferred shares and shareholders’ deficit, and cash flows for the six months ended June 30, 2023, and 2022, and the related notes to such interim condensed financial statements are unaudited. These unaudited interim condensed financial statements have been prepared in accordance with U.S. GAAP and are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and do not include all disclosures normally required in annual financial statements prepared in accordance with GAAP.

In management’s opinion, the unaudited interim condensed financial statements have been prepared on the same basis as the annual financial statements and reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2023, and the Company’s results of operations and cash flows for the six months ended June 30, 2023, and 2022. The results for the six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the full year ending December 31, 2023, or any other future interim or annual period.

These unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2022. The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2022, are applied consistently in these interim condensed financial statements.

b.	Use of estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of expenses during the reporting period. Management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. Actual results could differ from those estimates.

c.	Significant Accounting Policies:

The significant accounting policies followed in the preparation of these unaudited interim condensed financial statements are applied consistently to the significant accounting policies applied in the latest annual financial statements.

F-7

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

d.	Basic and diluted loss per share:

The loss and the weighted average number of shares used in computing basic and diluted net loss per share is as follows:

	Six months ended June 30,
	2023	2022

Numerator:
Net loss	$(3,253)	$(438)
Interest accrued on convertible preferred shares	(23)	(23)
Net loss attributed to ordinary shares	(3,276)	(461)

Denominator:
Number of ordinary shares used in computing basic and diluted net loss per share	64,879	64,879
Net loss per share of ordinary share, basic and diluted	$(50.55)	$(7.11)

e.	Accounting pronouncements not yet adopted:

As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

NOTE 3:	OTHER CURRENT ASSETS

	June 30, 2023	December 31, 2022

Receivables from governmental authorities	$21	$26
Prepaid expenses	-	451

	$21	$477

F-8

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 4:-	OTHER ACCOUNT PAYABLES

	June 30, 2023	December 31, 2022

Grant liability	$2,017	$1,981
Accrued expenses	163	220
Employee	2	2
Other payables	2	2

	$2,184	$2,205

NOTE 5:-	CONVERTIBLE NOTES

a.	During 2020, the Company entered into various Convertible Loan Agreements (the "2020 CLAs"). As of December 31, 2020, the Company received $500 from the issuance of convertible notes (the “2020 Notes”) under the 2020 CLAs. In 2021, the Company received an additional $400.

The 2020 Notes bears no interest and, unless previously converted (per below), shall become fully due and payable in cash following 1 year from each 2020 CLA issuance date.

The 2020 Notes may be converted into most senior securities of the Company or repaid as follows:

1.	Automatic conversion upon occurrence of a qualified round – upon the closing of a qualified round (transaction or series of related transactions in which shares of the Company having substantially similar rights are issued for an aggregate investment amount of at least $ 3,000), the 2020 Notes shall be automatically be converted into such number of shares of the most senior securities issued in such qualified round, based on a price per share equal to 80% of the lowest price per share actually paid by any investor in the qualified round.

2.	Automatic conversion upon occurrence of a merger and acquisition transaction – upon the closing of merger and acquisition transaction (as defined in the 2020 CLAs), the 2020 Notes shall be automatically converted into Company’s most senior securities, based on a price per share equal to 80% of the lowest price per attributed to such securities in the merger and acquisition transaction.

F-9

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE NOTES (Cont.)

In October 2021, the Company entered into an agreement with the 2020 CLA investors to extend the due dates of the 2020 Notes until June 2022 (which was later extended to June 2023 following an agreement between the Company and the 2020 CLA investors dated December 2022).

In October 2021, the Company and 2020 CLA investors reached an agreement according to which, in connection with the raising of the 2021 Notes, the 2020 Notes shall be converted into ordinary shares of the Company upon the occurrence of an Exit Event (including and IPO or merger) of the Company based on a price per share equal to 80% at a pre money valuation of $5,150.

The Company estimates the fair value of the 2020 Notes using the Probability-Weighted Expected Return Method (PWERM). For the six months period ended June 30, 2023 and 2022, the Company recorded an expense of $2,046 and an income of $113 for the revaluation of such 2020 Notes, within financial income, net in the statements of comprehensive loss.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the fair value of 2020 Notes outstanding are as follows:

	June 30, 2023	December 31, 2022
Principal amount	$900	$900
Discount rate	30%	30%
Term (years)	0.25	0.5
Fair value	7,500	5,454

The Company has performed a sensitivity analysis of the 2020 Notes which are classified as level 3 financial instruments. The Company recalculated the fair value of the 2020 Notes by applying a +/- 5% changes to the discount rate used in PWERM. As of June 30, 2023, a 5.0% decrease in discount rate would increase the fair value of the 2020 Notes to $7,576; a 5.0% increase in discount rate would decrease the fair value of the 2020 Notes to $7,427.

b.	In September 2021, the Company entered into various Convertible Loan Agreements (the “2021 CLA”) for a total consideration of $835 thousand (the “2021 Notes”). Unless previously converted or repaid, the 2021 Notes shall mature and become payable 18 months following September 2021 (the “Maturity Date”).

The 2021 Notes bear no interest until June 30, 2022 (the “Interest Free Period”). From the expiry of the Interest Free Period and until the earlier of (a) conversion of the 2021 Notes, or (b) the Maturity Date, the 2021 Notes shall bear annual interest at a rate of 4% (the “Interest”), such Interest will be added to the principal amount of the 2021 Notes and either converted into securities of the Company upon an IPO or upon maturity.

F-10

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE NOTES (Cont.)

In the event that the Company shall raise a loan after September 2021 on terms which are more advantageous to the 2021 CLA investors (the “Subsequent Loan”), then, the 2021 CLA investors shall have the right to convert the terms and conditions in relation to the 2021 Notes to the terms of the Subsequent Loan.

Conversion upon Maturity

In the event that the 2021 Notes was not converted or repaid prior to the Maturity Date, the 2021 Notes shall be automatically convert, on the Maturity Date, into the Company’s most senior class of securities then issued and outstanding, based on a price per share reflecting a pre money valuation of the Company (determined on a fully diluted basis of the date of the conversion) of $30,000.

Mandatory Conversion

Unless previously converted or repaid, upon consummation by the Company of an IPO, the 2021 Notes shall be automatically converted into such number of securities (ordinary shares and warrants, as may be issued upon the IPO) issued in such IPO, based on a price per share equal to 80% of the price per security paid under the IPO.

The Company accounts for the 2021 Notes as follows: the proceeds were first allocated to the warrant liability (Refer to Note 6b) based on the fair value at the issuance date with the remaining amount allocated to the 2021 Notes. As the conversion feature of the notes is contingent upon a future event (IPO), the Company concluded the conversion feature is not a beneficial conversion feature pursuant to the provisions of ASC 470-20, “Debt with Conversion and Other Options”.

On March 11, 2023, the 2021 Notes reached its maturity date. Since no repayment occurred, the 2021 Notes were converted at that date into 35,354 preferred D-2 shares. In addition, the number of 2021 Warrants and their exercise price was determined (refer to Note 6b).

F-11

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE NOTES (Cont.)

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the 2021 Notes are as follows:

	June 30, 2023	December 31, 2022
Principal amount	$-	835
Discount rate	-	30%
Term (years)	-	0.5
Fair value	-	1,018

The following table presents changes in the fair value of the 2020 Notes and 2021 Notes:

Balance as of December 31, 2021	$6,075

Issuance	-
Changes in fair value	196

Balance as of June 30, 2022	$6,271

Balance as of December 31, 2022	$6,472

Conversion of the 2021 Notes into preferred D-1 shares	(1,086)
Changes in fair value	2,114

Balance as of June 30, 2023	$7,500

F-12

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:	WARRANT LIABILITY

a.	During 2015, the Company issued 66,946 warrants in connection with the issuance of its convertible notes. which are exercisable into convertible preferred D-2 shares. The warrants are exercisable at the earlier of: (i) until March 1, 2025 or (ii) immediately prior to the closing of an IPO or Deemed Liquidation Event, or immediately prior to the occurrence of a Liquidation Event, as described in Company’s Article of Association (the “AOA”).

A Deemed Liquidation Event, as defined in Company’s AOA, includes change of control event in which shareholders of the Company, immediately prior to the event, hold less than 50% of the voting power in the Company (or the surviving entity) after the event, as well as an event in which the Company sells substantially all of its assets. In the occurrence of a Deemed Liquidation Event, all of the Company’s assets legally available for distribution among the shareholders of the Company would be distributed in accordance with the preference described above.

A Liquidation Event, as defined in Company’s AOA, includes any dissolution, winding-up or liquidation of the Company, and any foreclosure by creditors of the Company on substantially all assets of, or equity interests in the Company, all whether voluntarily or involuntarily

The exercise price of each warrant is $38.01.

 The warrants represent a freestanding instrument accounted for at fair value and re-measured at each reporting date. The Company estimates the fair value of the warrant using PWERM. For the six months ended June 30, 2023 and 2022, the Company recorded an income of $56 and an income of $202 for the revaluation of such warrants, within financial income, net in the statements of comprehensive loss.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the fair value of the warrants issued are as follows:

	June 30, 2023	December 31, 2022
Number of warrants	66,946	66,946
Discount rate	30%	30%%
Term (years)	0.25	0.5
Fair value	222	278

F-13

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

The following table presents changes in the fair value of the warrant liability:

NOTE 6:	WARRANT LIABILITY (Cont.)

Balance as of January 1, 2022	$648

Changes in fair value	(202)

Balance as of June 30, 2022	$446

Balance as of January 1, 2023	$278

Changes in fair value	(56)

Balance as of June 30, 2023	$222

The Company has performed a sensitivity analysis of the warrant liability which is classified as level 3 financial instruments. The Company recalculated the value of the warrants by applying a +/- 5% changes to the input variables in PWERM. As of June 30, 2023, a 5.0% decrease in discount rate would increase the fair value of the warrants to $227; a 5.0% increase in discount rate would decrease the fair value of the warrants to $218.

b.	As part of the 2021 CLAs (see note 5b), the Company issued to the 2021 CLA investors additional warrants which will be exercisable, to the most senior class of the securities then issued and outstanding, from the 2021 CLA Maturity Date, March 11, 2023, through September 30, 2023. The number of shares issued upon exercise of the warrant will be calculated by dividing 150% of the principal of the 2021 Notes by the 2021 CLA Conversion Price. The exercise price of each warrant will be 125% of the 2021 CLA Conversion Price.

Upon the occurrence of an Exit Event (IPO or a merger and acquisition), the warrants will be exercisable to the same securities issued to the 2021 Note holders upon conversion of the 2021 Note at the Mandatory conversion (see Note 5b). The number of shares issued upon exercise of the warrant will be calculated by dividing 150% of the 2021 CLA Amount by the 2021 CLA Conversion Price. The exercise price of each warrant will be 125% of the 2021 CLA Conversion price.

On March 11, 2023, following the 2021 Note conversion, the number and the exercise price of the 2021 warrants as determined. The warrants are exercisable into 53,031 preferred D-2 shares and the exercise price of each warrant is $30.4083.

As the warrants do not meet the US GAAP criteria for equity classification, they were classified as liabilities and measured at fair value on the issuance date and as of each reporting date with changes in fair value recognized as finance expenses in the statements of comprehensive loss.

F-14

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:-	WARRANT LIABILITY (Cont.)

The Company estimates the fair value of the warrant using PWERM. For the six months ended June 30, 2023, and 2022, the Company recorded an income of $4 and an expanse of $35 respectively, for the revaluation of such warrants, within financial income, net in the statements of comprehensive loss.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the fair value of the warrants issued are as follows:

	June 30, 2023	December 31, 2022
Discount rate	30%	30%
Term (years)	0.5	0.5
Fair value	403	407

The following table presents changes in the fair value of the warrant liability:

Balance as of January 1, 2022	$137

Changes in fair value	35

Balance as of June 30, 2022	$172

Balance as of January 1, 2023	$407

Changes in fair value	(4)

Balance as of June 30, 2023	$403

The Company has performed a sensitivity analysis of the warrant liability which is classified as level 3 financial instruments. The Company recalculated the value of the warrants by applying a +/- 5% changes to the input variables in PWERM. As of June 30, 2023, a 5.0% decrease in discount rate would increase the fair value of the warrants to $410; a 5.0% increase in discount rate would decrease the fair value of the warrants to $397.

F-15

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:-	SIGNIFICANT EVENTS DURING THE PERIOD

On May 2, 2023, OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech”), R.B. Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of OceanTech (“Merger Sub”), Aspire Acquisition LLC, OceanTech’s sponsor (the “Sponsor”), and the Company jointly issued a press release announcing the execution of a definitive Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of OceanTech (the Merger and the other transactions contemplated by the Merger Agreement, together, the “Proposed Business Combination”).

Upon the closing of the Merger Agreement, the directors of the Company and the lessor of its offices will be paid a special bonus fee at the amount of $119 and $220, respectively.

In March 2023, the 2021 Notes was converted into 35,354 preferred D-2 shares, refer to Note 5b.

In June 2023, the Company and the 2020 CLA investors reached an agreement to extend the due dates of the 2020 Notes until December 2023.

On June 21, 2023, the Board of Directors of the Company adopted the following resolutions:

1.	The reservation, contingent upon the closing of the Merger of 9.98% on a fully diluted basis immediately prior to Merger ordinary shares of the Company in an unallocated ESOP so that following the closing of the Merger and effective immediately thereafter, OceanTech will grant to the Chairman of the Board Restricted Stock Units (the “RSUs”) to be vested over a 12 month period on a quarterly basis commencing as of the Merger. The RSUs shall expire 10 years from date of grant. Upon termination of employment by Company (other than for cause) or upon termination of employment by Chairman for adverse change made by Company in his terms of engagement or upon death or disability of Chairman, any RSUs unvested shall immediately vest and become exercisable. As of the date of these financial statements, 9.98% on a fully diluted basis immediately prior to Merger ordinary shares of the Company represented by 175,025 ordinary shares which will be converted into 958,161 OceanTech’s RSU’s.

2.	A merger closing cash bonus to the Chairman of the Board in an amount of $400 and an annual compensation in an amount of $250 to be paid on a quarterly basis in four equal installments.

3.	To approve and to recommend to the shareholders to vote in favor the approval of the Chief Executive Officer (the “CEO”) Terms of Engagement and Compensation so that upon the consummation of the Merger, CEO shall receive an annual gross salary on the basis of full time capacity in an amount of NIS 432,000 (approximately $115) to be paid in twelve equal monthly installments and the grant, subject to the discretion of OceanTech Board of Directors, the applicable law and the adoption within the Plan of sub-plan for Israeli participants, of 6,000 options to acquire Common Stock of OceanTech.

4.	To approve and to recommend to the shareholders to vote in favor, conditional upon the closing of the Merger, the preferred shares conversion into ordinary shares of the Company on a 1:1 basis so that following such conversion the issued and outstanding share capital of the Company shall consists of a total of 1,070,985 ordinary shares and there would be no issued and outstanding preferred shares.

5.	To approve and to recommend to the shareholders to vote in favor, conditional upon the closing of the Merger, the conversion of 2020 convertible notes into 277,119 ordinary shares of the Company.

F-16

REGENTIS BIOMATERIALS LTD.

NOTES TO THE UNAUDITED INTERIM CONDENSED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:-	Financial income (expense), net

	Six months ended June 30,
	2023	2022

Revaluation of convertible notes	$(2,114)	$(196)
Revaluation of warrant liability	60	167
Bank fees	(2)	(1)
Exchange rate differences	(25)	306

	$(2,081)	$276

NOTE 9:-	SUBSEQUENT EVENTS

The Company evaluated subsequent events through September 12, 2023, the date these financial statements were available to be issued. The Company concluded that no subsequent events have occurred that would require recognition or disclosure in the financial statements, except:

During August 2023, the Company entered into several loan agreements at an aggregate amount of $325 from current shareholders of the Company. According to the loan agreements, the loans will be repaid within 30 days at the earlier of:

1.	Receipt of a grant of 300,000 Euro from the Horizon 2020 Program that the Company is a participant and expecting to receive, or

2.	Consummation of the Merger

In addition, as part of the loan agreements, the Company will issue to each lender warrants exercisable during a period of 3 years from their date of grant, into ordinary shares of the Company, at an exercise price of NIS 0.01

Upon completion of the Merger, for each $10 of the loan amount, the warrant will be converted to warrants in the Surviving Company exercisable into 2 common stocks of the Surviving Company, for the equivalent exercise price.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Regentis Biomaterials Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Regentis Biomaterials Ltd. (the "Company") as of December 31, 2022 and 2021 and the related statements of comprehensive loss, changes in convertible preferred shares and shareholders’ deficit and cash flows for the each of the two years in the period ended December 31, 2022 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the two years in the period ended December 21, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1b to the financial statements, the Company's lack of revenues and accumulated operating losses raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1b. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

July 7, 2023

We have served as the Company's auditor since 2008.

F-1

REGENTIS BIOMATERIALS LTD. FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2022

U.S. DOLLARS IN THOUSANDS

F-2

 REGENTIS BIOMATERIALS LTD.

BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	Note	As of December 31,	As of December 31,
		2022	2021
Assets
Current assets:
Cash and cash equivalents		$1,240	$2,744
Other current assets	3	477	371

Total assets		$1,717	$3,115

Liabilities, temporary equity and shareholders’ deficit

Current liabilities:
Trade payables		$206	$308
Other accounts payable	4	2,205	2,415

Total current liabilities		2,411	2,723

Warrant liability	6	685	785
Convertible notes	5	6,472	6,075

Total liabilities		9,568	9,583

Commitments and contingencies	8

Temporary equity:	9
Convertible preferred A shares, NIS 0.01 par value; Authorized: 50,000 shares; Issued and outstanding: 47,868 shares; Aggregate liquidation preference of $1,459		598	598
Convertible preferred B shares, NIS 0.01 par value; Authorized: 275,000 shares; Issued and outstanding: 270,503 shares; Aggregate liquidation preference of $7,575		7,575	7,575
Convertible preferred C shares, NIS 0.01 par value; Authorized: 369,464 shares; Issued and outstanding: 369,464 shares; Aggregate liquidation preference of $10,616		10,616	10,616
Convertible preferred D-1 shares, NIS 0.01 par value; Authorized: 295,971 shares; Issued and outstanding: 246,643 shares; Aggregate liquidation preference of $12,500		12,500	12,500
Convertible preferred D-2 shares, NIS 0.01 par value; Authorized: 138,574 shares; Issued and outstanding: 71,628 shares; Aggregate liquidation preference of $2,723		2,723	2,723

Total temporary equity		34,012	34,012

Shareholders’ deficit:	10
Ordinary shares, NIS 0.01 par value; Authorized: 1,870,991 shares; Issued and outstanding: 64,879 shares		(*)	(*)
Additional paid-in capital		754	754
Accumulated deficit		(42,617)	(41,234)

Total shareholders’ deficit		(41,863)	(40,480)

Total liabilities, temporary equity and shareholders’ deficit		$1,717	$3,115

(*) Represents amount less than $1

The accompanying notes are an integral part of the financial statements.

F-3

REGENTIS BIOMATERIALS LTD.

STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share and per share data)

	Note	For the Year Ended December 31,
		2022	2021

Operating expenses:
Research and development expenses	11a	$971	$337
General and administrative expenses	11b	370	331

Operating loss		1,341	668

Financial expense, net	11c	42	4,474

Net loss and comprehensive loss		$1,383	$5,142

Basic and diluted net loss per ordinary share	2l	$(22.07)	$(79.99)

Weighted average number of ordinary shares used in computing basic and diluted net loss per ordinary share		64,879	64,879

The accompanying notes are an integral part of the financial statements.

F-4

REGENTIS BIOMATERIALS LTD.

STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT

U.S. dollars in thousands

	Convertible preferred shares		Ordinary shares				Additional paid-in	Accumulated	Total shareholders’
	Number	Amount	Number	Amount			capital	deficit	deficit

Balance as of January 1, 2021	1,006,106	$34,012	64,879	$	(*	)	$754	$(36,092)	$(35,338)

Net loss	—	—	—		—		—	(5,142)	(5,142)

Balance as of December 31, 2021	1,006,106	$34,012	64,879	$	(*	)	$754	$(41,234)	$(40,480)

Net loss	—	—	—		—		—	(1,383)	(1,383)

Balance as of December 31, 2022	1,006,106	$34,012	64,879	$	(*	)	$754	$(42,617)	$(41,863)

(*)       Represents amount less than $1

The accompanying notes are an integral part of the financial statements.

F-5

REGENTIS BIOMATERIALS LTD.

STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	For the Year Ended December 31,
	2022	2021
Cash flows from operating activities

Net loss	$(1,383)	$(5,142)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Revaluation of convertible notes	397	4,461
Exchange rate differences on grant liability	(229)	(36)
Revaluation of warrant liability	(100)	(6)
Change in:
Other current assets	(106)	(364)
Trade payables	(102)	(25)
Other accounts payable	19	1,242

Net cash provided by (used in) operating activities	(1,504)	130

Cash flows from financing activities

Proceeds from issuance of convertible notes	-	1,235

Net cash provided by financing activities	-	1,235

Change in cash and cash equivalents	(1,504)	1,365
Cash and cash equivalents at the beginning of the year	2,744	1,379

Cash and cash equivalents at the end of the year	$1,240	$2,744

The accompanying notes are an integral part of the financial statements.

F-6

 REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 1:-	GENERAL

a.	Regentis Biomaterials Ltd. (the “Company”) commenced operations in September 2004. The Company develops innovative tissue repair solutions that seek to restore the health and enhance the quality of life of patients. The Company’s current efforts are focused on orthopedic treatments using our Gelrin platform based on degradable hydrogel implants to regenerate damaged or diseased tissue. Gelrin is a unique hydrogel matrix of polyethylene glycol diacrylate and denatured fibrinogen. The Company’s lead product candidate is GelrinC, a cell-free, off-the-shelf hydrogel that is cured into an implant in the knee for the treatment of painful injuries to articular knee cartilage.

b.	Going concern and management plans

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Since its inception, the Company has devoted substantially all of its efforts to research and development, clinical trials, and raising capital. The Company is still in its development and clinical stage and has not yet generated revenues. The extent of the Company's future operating losses and the timing of becoming profitable are uncertain. The Company has incurred losses of $1,383 for the year ended December 31, 2022. As of December 31, 2022, the Company's accumulated deficit was $42,617. The Company has funded its operations to date primarily through equity financing and the issuance of convertible notes.

Additional funding will be required to complete the Company's research and development and clinical trials, to attain regulatory approvals, to begin the commercialization efforts of the Company's product and to achieve a level of sales adequate to support the Company's cost structure.

Such conditions raise substantial doubts about the Company’s ability to continue as a going concern. Management's plans include, but are not limited to, a business combination with publicly traded shell company and/or an initial public offering (the "IPO") in the US. While the Company has been successful in raising financing in the past, there can be no assurance that it will be able to successfully consummate business combination agreement with publicly traded shell company and/or an IPO or obtain additional financing on a timely basis on terms acceptable to the Company, or at all.

Management expects that the Company will continue to generate losses from the development, clinical development and regulatory activities of its product, which will result in negative cash flow from operating activity. This has led management to conclude that substantial doubt about the Company's ability to continue as a going concern exists in the event that the planned business combination agreement or IPO or alternative financing does not occur. In addition, in the event the Company is unable to have its convertible notes converted as planned or their repayment date deferred, the Company will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated. If such sufficient financing or payment deferral is not received timely, the Company would then need to pursue a plan to license or sell its assets, seek to be acquired by another entity, cease operations and/or seek bankruptcy protection. The Company's financial statements do not reflect any adjustments that might result from the outcome of this uncertainty.

F-7

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of presentation:

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (the “U.S. GAAP”).

b.	Use of estimate in preparation of financial statements:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

c.	Financial statements in United States dollars:

The functional and reporting currency of the Company is the United States dollar (the “USD” or “U.S dollar”) as the U.S. dollar is the currency of the primary economic environment in which the Company has operated and expects to continue to operate in the foreseeable future.

The Company transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-U.S. dollar transactions and balances have been remeasured to U.S. dollars in accordance with ASC 830 of the Financial Accounting Standards Board (the “FASB”). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-U.S. dollar currencies are reflected in the statements of comprehensive loss as financial income or expenses, as appropriate.

D.	Cash and cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at acquisition.

F-8

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

e.	Fair Value Measurements:

The carrying values of Company’s financial assets and liabilities, including cash and cash equivalents, restricted cash, other current assets, trade payables, other accounts payable approximate their fair value due to the short-term maturity of these instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. Assets and liabilities recorded at fair value in the financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity with the inputs to the valuation of these assets or liabilities as follows:

Level 1 – Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable inputs for similar assets or liabilities. These include quoted prices for identical or similar assets or liabilities in active markets and quoted prices for identical or similar assets of liabilities in markets that are not active;

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s warrant liability and convertible notes are classified within Level 3 of the fair value hierarchy because their fair values are estimated by utilizing valuation models and significant unobservable inputs.

f.	Research and development expenses:

Research and development expenses are charged to the statements of comprehensive loss as incurred.

F-9

 REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

g.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”. ASC 740 prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances in respect of deferred tax assets are provided for, if necessary, to reduce deferred tax assets to amounts more likely than not to be realized. As of December 31, 2022, and 2021, the Company had a full valuation allowance on its deferred tax assets.

The Company implements a two-step approach to recognize and measure uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. As of December 31, 2022, and 2021, no liability for unrecognized tax positions has been recognized.

h.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. Cash and cash equivalents and restricted cash are deposited in a major bank in Israel.

Management believes that the bank that hold the Company’s cash and cash equivalent are financially sound and, accordingly, minimal credit risk exists with respect to these cash and cash equivalent.

j.	Convertible notes:

Proceeds from the issuance of notes with a conversion feature are allocated to equity based on the intrinsic value of such conversion feature (if any) in accordance with ASC 470-20 “Debt with Conversion and Other Options”, with a corresponding discount on the notes recorded in liabilities which is amortized in finance expense over the term of the notes. The proceeds from the issuance of notes with conversion features that are determined to not be beneficial are allocated entirely to liabilities.

F-10

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.	Warrant liability

The warrants, which are freestanding instruments, are considered a liability and measured at fair value as the shares underlying the warrants contain liquidation preferences upon certain “deemed liquidation events” that are not solely within the Company’s control, and which are considered in-substance contingent redemption features (refer to Note 9 for further discussion on the redemption rights of the convertible preferred D-2 shares). The warrants are subject to revaluation at each balance sheet date until settlement, with revaluations recognized in financial expense, net in the statements of comprehensive loss.

k.	Share-based payment transactions:

The Company accounts for share-based compensation in accordance with ASC 718, “Compensation - Stock Compensation” (the “ASC 718”), which requires companies to estimate the fair value of share-based payment awards on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s statements of comprehensive loss.

The Company recognizes compensation expenses for the grant-date fair value of its awards granted based on the vesting attribution approach over the requisite service period of each of the awards, net of estimated forfeitures. The Company estimates forfeitures at the time of grant and revise such estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company estimates the fair value of share options granted using the Black-Scholes option pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected share price volatility and the expected option term. Expected share price volatility was estimated based on volatility of the share price of similar companies in the biotechnology sector. The expected option term represents the period that the Company’s share options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected option term assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

l.	Basic and diluted loss per share:

Basic loss per share is computed by dividing the loss for the period attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

For the years ended December 31, 2022 and 2021, all outstanding share options, convertible notes, and warrants have been excluded from the calculation of the diluted net loss per share as all such securities are anti-dilutive.

F-11

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The loss and the weighted average number of shares used in computing basic and diluted net loss per share is as follows:

	Year ended December 31,
	2022	2021

Numerator:
Net loss	$(1,383)	$(5,142)
Interest accrued on convertible preferred shares	(48)	(48)
Net loss attributed to ordinary shares	(1,431)	(5,190)

Net loss per share of ordinary share, basic and diluted	(22.07)	(79.99)

m.	Accounting pronouncement recently adopted

In February 2016, the FASB issued ASU 2016-02 “Leases” to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. For operating leases, the ASU requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, on its balance sheet. The ASU retains the current accounting for lessors and does not make significant changes to the recognition, measurement, and presentation of expenses and cash flows by a lessee.

Effective January 1, 2022, the Company adopted the new lease accounting standard. The Company elected to apply the practical expedients permitted under the transition guidance within the new standard. As such, there was no impact on the Company's financial statements as a result of adopting ASU 2016-02. See note 8(3) for more details.

n.	Accounting pronouncement not yet adopted

As an “emerging growth company”, the Jumpstart Our Business Startups Act (“JOBS Act”) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measured at amortized cost to be presented at the net amount expected to be collected. The ASU will be effective for the Company beginning January 1, 2023, and interim periods therein. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-13 will have on its financial statements and related disclosures.

F-12

 REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 3:-	OTHER CURRENT ASSETS

	December 31,
	2022	2021

Receivables from governmental authorities	$26	$45
Prepaid expenses	451	326

	$477	$371

NOTE 4:-	OTHER ACCOUNT PAYABLES

	December 31,
	2022	2021

Grant liability (refer to Note 8)	$1,981	$2,210
Accrued expenses	220	202
Employees	2	-
Other payables	2	3

	$2,205	$2,415

NOTE 5:-	CONVERTIBLE NOTES

a.	During 2020, the Company entered into various Convertible Loan Agreements (the "2020 CLAs"). As of December 31, 2020, the Company received $500 from the issuance of convertible notes (the “2020 Notes”) under the 2020 CLAs. In 2021, the Company received an additional $400.

The 2020 Notes bears no interest and, unless previously converted (per below), shall become fully due and payable in cash following 1 year from each 2020 CLA issuance date.

The 2020 Notes may be converted into most senior shares of the Company or repaid as follows:

1.	Automatic conversion upon occurrence of a qualified round – upon the closing of a qualified round (transaction or series of related transactions in which shares of the Company having substantially similar rights are issued for an aggregate investment amount of at least $ 3,000), the 2020 Notes shall be automatically be converted into such number of shares of the most senior securities issued in such qualified round, based on a price per share equal to 80% of the lowest price per share actually paid by any investor in the qualified round.

2.	Automatic conversion upon occurrence of a merger and acquisition transaction – upon the closing of merger and acquisition transaction (as defined in the 2020 CLAs), the 2020 Notes shall be automatically converted into Company’s most senior securities, based on a price per share equal to 80% of the lowest price per attributed to such securities in the merger and acquisition transaction.

F-13

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE NOTES (Cont.)

In October 2021, the Company entered into an agreement with the 2020 CLA investors to extend the due dates of the 2020 Notes until June 2022 (which was later extended to June 2023 following an agreement between the Company and the 2020 CLA investors dated December 2022).

In October 2021, the Company and 2020 CLA investors reached an agreement according to which, in connection with the raising of the 2021 Notes, the 2020 Notes shall be converted into ordinary shares of the Company upon the occurrence of an Exit Event (including and IPO or merger) of the Company based on a price per share equal to 80% at a pre money valuation of $5,150.

The Company estimates the fair value of the 2020 Notes using the Probability-Weighted Expected Return Method (PWERM). For the years ended December 31, 2022, and 2021, the Company recorded an expense of $205 and an expense of $4,376 for the revaluation of such 2020 Notes, within financial expense, net in the statements of comprehensive loss.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the fair value of 2020 Notes outstanding are as follows:

	December 31, 2022	December 31, 2021
Principal amount	$900	$900
Discount rate	30%	30%
Term (years)	0.5	1
Fair value	5,454	5,249

The Company has performed a sensitivity analysis of the 2020 Notes which are classified as level 3 financial instruments. The Company recalculated the fair value of the 2020 Notes by applying a +/- 5% changes to the discount rate used in PWERM. As of December 31, 2022, a 5.0% decrease in discount rate would increase the fair value of the 2020 Notes to $5,566; a 5.0% increase in discount rate would decrease the fair value of the 2020 Notes to $5,349.

b.	In September 2021, the Company entered into various Convertible Loan Agreements (the “2021 CLA”) for a total consideration of $835 thousand (the “2021 Notes”). Unless previously converted or repaid, the 2021 Notes shall mature and become payable 18 months following September 2021 (the “Maturity Date”).

The 2021 Notes bear no interest until June 30, 2022 (the “Interest Free Period”). From the expiry of the Interest Free Period and until the earlier of (a) conversion of the 2021 Notes, or (b) the Maturity Date, the 2021 Notes shall bear annual interest at a rate of 4% (the “Interest”), such Interest will be added to the principal amount of the 2021 Notes and either converted into securities of the Company upon an IPO or upon maturity.

F-14

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE NOTES (Cont.)

In the event that the Company shall raise a loan after September 2021 on terms which are more advantageous to the 2021 CLA investors (the “Subsequent Loan”), then, the 2021 CLA investors shall have the right to convert the terms and conditions in relation to the 2021 Notes to the terms of the Subsequent Loan.

Conversion upon Maturity

In the event that the 2021 Notes was not converted or repaid prior to the Maturity Date, the 2021 Notes shall be automatically convert, on the Maturity Date, into the Company’s most senior class of the securities then issued and outstanding, based on a price per share reflecting a pre money valuation of the Company (determined on a fully diluted basis of the date of the conversion) of $30,000.

Mandatory Conversion

Unless previously converted or repaid, upon consummation by the Company of an IPO, the 2021 Notes shall be automatically converted into such number of securities (ordinary shares and warrants, as may be issued upon the IPO) issued in such IPO, based on a price per share equal to 80% of the price per security paid under the IPO. The proceeds were first allocated to the warrant liability (Refer to Note 6b) based on the fair value at the issuance date with the remaining amount allocated to 2021 Notes. As the conversion feature of the notes is contingent upon a future event (IPO), the Company concluded the conversion feature is not a beneficial conversion feature pursuant to the provisions of ASC 470-20, “Debt with Conversion and Other Options”.

The Company estimates the fair value of the convertible notes using PWERM.

For the years ended December 31, 2022, and 2021, the Company recorded an expense of $192 and $85 for the revaluation of such 2021 Notes, within financial expense, net in the statements of comprehensive loss.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the fair value of the 2021 Notes issued are as follows:

	December 31, 2022	December 31, 2021
Principal amount	$835	835
Discount rate	30%	30%
Term (years)	0.5	1
Fair value	1,018	826

The Company has performed a sensitivity analysis of the convertible notes which are classified as level 3 financial instruments. The Company recalculated the value of the 2021 Notes by applying a +/- 5% changes to the input variables in the PWERM. As of December 31, 2022, a 5.0% decrease in discount rate would increase the fair value of the 2021 Notes to $1,042; a 5.0% increase in discount rate would decrease the fair value of the 2021 Notes to $996.

F-15

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 5:-	CONVERTIBLE NOTES (Cont.)

The following table presents changes in the fair value of the 2020 Notes and 2021 Notes:

Balance as of January 1, 2021	$473

Issuance	1,235
Allocation to warrant liability	(94)
Changes in fair value	4,461

Balance as of December 31, 2021	$6,075

Changes in fair value	397

Balance as of December 31, 2022	$6,472

NOTE 6:-	WARRANT LIABILITY

a.	During 2015, the Company issued 66,946 warrants in connection with the issuance of its convertible notes. which are exercisable into convertible preferred D-2 shares. The warrants are exercisable at the earlier of: (i) until March 1, 2025 or (ii) immediately prior to the closing of an IPO or Deemed Liquidation Event, or immediately prior to the occurrence of a Liquidation Event, as described in Company’s Article of Association (the “AOA”).

A Deemed Liquidation Event, as defined in Company’s AOA, includes change of control event in which shareholders of the Company, immediately prior to the event, hold less than 50% of the voting power in the Company (or the surviving entity) after the event, as well as an event in which the Company sells substantially all of its assets. In the occurrence of a Deemed Liquidation Event, all of the Company’s assets legally available for distribution among the shareholders of the Company would be distributed in accordance with the preference described above.

A Liquidation Event, as defined in Company’s AOA, includes any dissolution, winding-up or liquidation of the Company, and any foreclosure by creditors of the Company on substantially all assets of, or equity interests in the Company, all whether voluntarily or involuntarily

The exercise price of each warrant is $38.01.

F-16

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:-	WARRANT LIABILITY (Cont.)

The warrants represent a freestanding instrument accounted for at fair value and re-measured at each reporting date. The Company estimates the fair value of the warrant using PWERM. For the years ended December 31, 2022 and 2021, the Company recorded income of $370 and $49 for the revaluation of such warrants, within financial expense, net in the statements of comprehensive loss.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the fair value of the warrants issued are as follows:

	December 31, 2022	December 31, 2021
Number of warrants	66,946	66,946
Discount rate	30%	30%
Term (years)	0.5	1
Fair value	278	648

The following table presents changes in the fair value of the warrant liability:

Balance as of January 1, 2021	$697

Changes in fair value	(49)

Balance as of December 31, 2021	$648

Changes in fair value	(370)

Balance as of December 31, 2022	278

The Company has performed a sensitivity analysis of the warrant liability which is classified as level 3 financial instruments. The Company recalculated the value of the warrants by applying a +/- 5% changes to the input variables in PWERM. As of December 31, 2022, a 5.0% decrease in discount rate would increase the fair value of the warrants to $286; a 5.0% increase in discount rate would decrease the fair value of the warrants to $270.

b.	As part of the 2021 CLAs (see note 5b), the Company issued to the 2021 CLA investors additional warrants which will be exercisable, to the most senior class of the securities then issued and outstanding, from the 2021 CLA Maturity Date through September 30, 2023. The number of shares issued upon exercise of the warrant will be calculated by dividing 150% of the principal of the 2021 Notes by the 2021 CLA Conversion Price. The exercise price of each warrant will be 125% of the 2021 CLA Conversion Price.

F-17

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:-	WARRANT LIABILITY (Cont.)

Upon the occurrence of an Exit Event (IPO or a Merger and Acquisition), the warrants will be exercisable to the same securities issued to the 2021 CLA holders upon conversion of the 2021 CLA at the Mandatory conversion (see Note 5b). The number of shares issued upon exercise of the warrant will be calculated by dividing 150% of the 2021 CLA Amount by the 2021 CLA Conversion Price. The exercise price of each warrant will be 125% of the 2021 CLA Conversion price.

As the warrants do not meet the US GAAP criteria for equity classification, they were classified as liabilities and measured at fair value on the issuance date and as of December 31, 2021 with changes in fair value recognized as finance expenses in the statements of comprehensive loss.

The Company estimates the fair value of the warrant using PWERM. For the years ended December 31, 2022 and 2021, the Company recorded an expense of $270 and an expense of $43 for the revaluation of such warrants, within financial expense, net in the statements of comprehensive loss.

A summary of significant unobservable inputs (Level 3 inputs) used in measuring the fair value of the warrants issued are as follows:

	December 31, 2022	December 31, 2021
Discount rate	30%	30%
Term (years)	0.5	1
Fair value	407	137

The following table presents changes in the fair value of the warrant liability:

Balance as of January 1, 2021	-

Issuance of warrants in connection with the 2021 Notes	94
Changes in fair value	43

Balance as of December 31, 2021	$137

Changes in fair value	270

Balance as of December 31, 2022	$407

F-18

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 6:-	WARRANT LIABILITY (Cont.)

The Company has performed a sensitivity analysis of the warrant liability which is classified as level 3 financial instruments. The Company recalculated the value of the warrants by applying a +/- 5% changes to the input variables in PWERM. As of December 31, 2022, a 5.0% decrease in discount rate would increase the fair value of the warrants to $418; a 5.0% increase in discount rate would decrease the fair value of the warrants to $397.

NOTE 7:-	TAXES ON INCOME

a.	Tax rates applicable to the Company:

Taxable income of the Company is subject to the Israeli Corporate tax rate which was 23% for the years ended December 31, 2022, and 2021.

The Company has not recorded an income tax expense due to its history of operating losses.

b.	Net operating loss carry forward:

As of December 31, 2022, the Company had net operating loss carry forwards for Israeli income tax purposes of approximately $39,803.  Net operating loss carry forwards in Israel may be carried forward indefinitely and offset against future taxable income.

c.	As of December 31, 2022, the Company had final tax assessments for tax years prior to and including the tax year ended December 31, 2017.

d.	Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carry forward	$39,803	$39,740

Deferred tax asset before valuation allowance	9,155	9,140
Valuation allowance	(9,155)	(9,140)

Net deferred tax asset	$-	$-

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized.

The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance as of December 31, 2022 and 2021.

F-19

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 7:-	TAXES ON INCOME (Cont.)

e.	Effective tax expense (benefit):

The components of loss before tax and a reconciliation of the Company’s income tax expense to the Company’s theoretical statutory tax benefit is as follows:

	Year Ended December 31,
	2022	2021

Loss before taxes on income	1,383	$5,142
Israeli statutory income tax rate	23%	23%
Theoretical statutory tax benefit	318	1,182
Losses for which a valuation allowance was provided or benefit from loss carryforwards and permanent differences	(318)	(1,182)

Income tax expense	-	-

NOTE 8:-	COMMITMENTS AND CONTINGENCIES

1.	Between September 2004 and December 2015, the Company received funding from the Israeli Innovation Authority (IIA) for its participation in certain research and development activities, based on budgets approved by the IIA, subject to the fulfillment of specified milestones. The Company is committed to pay royalties to the IIA on proceeds from sale of products related to research and development activities of which the IIA participates by way of grants. According to the funding terms, royalties between 3% and 4.5% are payable on sales of developed products funded, up to 100% of the grant received by the Company, linked to US dollar and bearing LIBOR interest rate. In the case of failure of a funded research and development activity, the Company is not obligated to pay any such royalties to the IIA. As of the date of these financial statements, total contingent obligation to IIA is at the amount of $2,613 (including interest at the amount of $270).

2.	In February 2018, the Company entered into a Services Agreement with a third party, pursuant to which the Company agreed to purchase certain services from the third party in connection with GelrinC.

Under the Services Agreement, the third party provides the Company with quality, regulatory and technical support, for up to a maximum aggregate of 40 man-hours per year for all such support. In consideration for receiving such support, the Company pays the third party $60 per year until the Company will receive a Food and Drug Administration (the “FDA”) approval to market GelrinC in the United States. Following FDA approval to market GelrinC in the United States, the Company shall pay the third party $200 per year during the term of this Services Agreement; however, the year the Company will receive an FDA approval to market GelrinC in the United States, the Company must pay the remining $140 balance for that year within 30 days after receiving such approval. The Company incurred expenses under the Services Agreement of $60 in each of the year ended December 31, 2022 and 2021.

F-20

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:-	COMMITMENTS AND CONTINGENCIES (Cont.)

In addition, any quality, regulatory or technical support provided by the third party beyond the 40 man-hours in any calendar year will result in additional charges of $2.5 per man-hour.

The Services Agreement has an initial term of 5 years and is automatically renewable for consecutive 5 year terms unless either party gives notice of termination at least 2 years prior to the then current term. The Services Agreement may be terminated by either party 30 days after written notice to the other party of a material breach under the Services Agreement by such other party, unless such breach is cured within such 30 day period. The contract was renewed during 2021.

3.	In July 2008, the Company entered into a Supply Agreement with Baxter Healthcare Corporation (the “Baxter”) and Teva Medical (Marketing) Ltd. (the “Teva”) which was amended and restated on January 6, 2009, pursuant to which the Company agreed to purchase Tisseel VHSD fibrin sealant Kit (the “Tisseel”), from Teva, with Teva being Baxter’s exclusive distribution agent in Israel for Tisseel, for manufacture of GelrinC. The Supply Agreement was amended and restated. The Supply Agreement provides for up to 1,000 kits of Tisseel of the 2 ml Tisseel kit, or 500 kits of Tisseel of the 4 ml Tisseel kit, or 200 kits of Tisseel the 10 ml Tisseel kits per year at a fixed purchase price of $0.136 per unit. The payments under the Supply Agreement are due 30 days from the date of invoice and the Company is subject to a service charge of 1% per month on all amounts past due. For the years ended December 31, 2022 and 2021, the Company did not purchase from Baxter and Teva under the Supply Agreement.

The Supply Agreement had an initial term of 3 years which ended on April 1, 2011; however, the Supply Agreement has an ever-green clause and is automatically renewable for consecutive 1 year terms unless either party gives notice of termination at least 3 months prior to the then current term. The Supply Agreement may be terminated without cause by Baxter upon 90 days’ prior written notice to the other parties. In addition, either party may terminate the Supply Agreement in the event of an uncured material breach or insolvency.

4.	In March 2019, the Company received approval from European Union through the European Commission Executive Agency for Small and Medium-sized Enterprises (the “EASME”) as part of the Horizon 2020 Research and Innovation Framework Programme for its participation in research and development activities of the Company. Pursuant to such approval, the EASME will fund R&D expenses up to total approved budget of approximately $2,680 (EUR 2,185 thousand), out of which $1,095 (EURO 983 thousand) was received in 2019 and $1,039 (EURO 874 thousand) was received in 2021. As of December 31, 2022, the Company, recorded the amount received as a grant liability under other account payable (see Note 4). The grant liability will be recorded as participation in research and development expenses once the Company receives approval for such expenses.

F-21

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 8:-	COMMITMENTS AND CONTINGENCIES (Cont.)

5.	In December 2019, the Company renewed its facility lease agreement until December 2023. The minimum monthly rental obligations under non-cancellable leases are approximately $0.5 (NIS 1.5 thousand).

As part of the agreement, the Company has provided the landlord with a bank guarantee of approximately of $15 thousand (NIS 56 thousand) which is valid until February 2024.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2022 are as follows:

USD
2023	6
$6

The Company elected to apply the practical expedients permitted under the transition guidance in ASU 2016-02, and the Company also elected not to apply the recognition requirements in ASU 2016-02 to short-term leases (less than 12 months) as of the adoption date. As such, there was no impact on the Company's financial statements as a result of adopting ASU 2016-02.

6.	On January 14, 2020, the Company received a termination letter (the “CSL Termination Letter”) from CSL Behring GmbH (the “CSL”) regarding Company’s Framework Supply Agreement, dated as of March 8, 2016 by and between the Company and CSL, whereby CSL agreed to supply the Company with CSL’s fibrinogen for inclusion in the Company’s GelrinC product. In the CSL Termination Letter, CSL demanded a total amount of $820 claiming it was owed the minimum purchase commitment amounts under the Framework Supply Agreement not paid by the Company in 2018 and 2019. In subsequent correspondence, CSL additionally demanded interest and damages for lost profit, with an aggregate demand amount of $1,476. The Company has disputed CSL’s payment demand and contends that CSL’s demands are baseless under the Framework Supply Agreement, as the minimum purchase commitment under Section 2.5 of the Framework Supply Agreement states that the minimum purchase agreement shall be terminated if the Company’s product (GelrinC) does not meet the acceptance criteria when manufactured with CSL’s fibrinogen, does not get approval from the regulatory bodies (the European Medicines Evaluation Agency, or EMEA and FDA), or if the product’s (GelrinC) clinical trial does not meet its primary endpoint. The Company’s product has yet to be approved by FDA and is still in clinical trials and in any event, is not using CSL’s fibrinogen. To the best of Company’s knowledge, no law suit has been filed in any jurisdiction in connection with CSL’s claims.

F-22

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:-	TEMPORARY EQUITY

The preferred shares shall confer upon their holders all rights accruing to holders of ordinary shares (as detailed below in this Note) in the Company, and, in addition, the rights, preferences and privileges granted to the preferred shares as follows:

A.	Dividends and Other Distributions

The holders of all convertible preferred shares shall be entitled to receive, when and if declared by the board of directors, a noncumulative dividend. Such dividends will be distributed to the holders of the ordinary shares and the preferred shares on a pro-rata basis. No dividends have been declared to date.

Other distributions described in Company’s AOA as follows: If the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights, or if the Company at any time shall pay a dividend payable in additional ordinary shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional ordinary shares, then, in each such case, the holders of preferred shares shall be entitled to receive such distribution in respect of their holdings on an as-converted basis as of the record date for such distribution.

B.	Conversion Rights

Each preferred share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable ordinary shares of the Company at a 1:1 ratio, subject to certain adjustment such as splits and combinations, recapitalization, adjustments for dividend or other distribution as fully described in Company’s AOA.

C.	Automatic and Mandatory Conversion

Each preferred share shall automatically be converted without payment of additional consideration into ordinary shares at the conversion rate (as described above) then in effect: (i) immediately prior to the closing of a QIPO (the closing of an IPO at a pre-money equity valuation of the Company of at least US $120,000, generating minimum net proceeds to the Company of at least US $25,000 (twenty five million U.S. dollars), subject to the consummation of such QIPO; or (ii) at the written request of the holders of at least a qualified majority of the issued preferred shares.

D.	Anti-dilution Protection

If the Company issues or sells, or is deemed by the express provisions of AOA’s subsection to have issued or sold, additional shares for an effective price which is less than the applicable conversion price then in effect for any series of preferred share, then and in each such case, the conversion price then in effect for such preferred shares shall be reduced, concurrently with such issue or sale, for no additional consideration, as described in Company’s AOA.

F-23

 REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:-	TEMPORARY EQUITY (Cont.)

E.	Liquidation Preference

In an Exit Event (IPO, or in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or deemed liquidation event which is a consolidation, merger or reorganization or a sale of all or substantially all of the Company’s assets, or substantially all of the Company’s issued and outstanding share capital of the Company), first the holders of the convertible preferred D shares on a pari passu basis among them shall be entitled to receive from any distribution, prior to and in preference over all other classes of equity securities, an amount per share equal to: (i) the applicable original issue price for each convertible preferred D shares then held; plus (ii) declared but unpaid dividends if any.

Second, following payment of the Series D Preference Amount (the applicable original issue price for each convertible preferred D share then held and declared but unpaid dividends if any) in full, the holders of the convertible preferred B shares and the convertible preferred C shares on a pari passu basis among them, but in priority to the convertible preferred A shares, shall be entitled to receive from any distribution, an amount per each convertible preferred B share or convertible preferred C shares, as applicable, held thereby, prior to and in preference over the convertible preferred A shares, an amount per share equal to: (i) the applicable original issue price for each convertible preferred B share or convertible preferred C shares, as applicable, then held; plus (ii) declared but unpaid dividends if any.

Third, upon completion of the distribution to the convertible preferred D shares, convertible preferred C shares and convertible preferred B shares above, the holders of the convertible preferred A shares shall be entitled to receive, for each convertible preferred A share held thereby, prior to and in preference over all the remaining classes of equity securities, an amount per share equal to: (i) the applicable original issue price for each convertible preferred A share then held; plus (ii) a rate of return equal to 8% annually compounded thereupon, calculated from the applicable original issue date of each such convertible preferred A shares, less any dividends actually paid on such convertible preferred A share.

Upon completion of the distribution as described above, if any of the Company’s assets and funds legally available for distribution remain in the Company, all shareholders of the Company (ordinary and preferred) shall participate in the distribution of such remaining assets and funds of the Company, on a pro-rata basis according to their respective holdings in the Company, calculated on an as-converted basis.

Notwithstanding the foregoing, if the aggregate distribution pursuant to the above, together with their pro rata participation, would not result in the holders of convertible preferred D shares receiving an amount per share of at 2 times the applicable original issue price for each convertible preferred D share, then each holder of convertible preferred D shares shall be entitled to receive in respect of each share held by such holder of convertible preferred D share, interest at a rate of 15% per annum of the applicable original issue price of such convertible preferred D share, compounded annually from the date of the actual payment thereto to the date of distribution, until such time that each holder of convertible preferred D shares receives an aggregate amount of 2 times the respective original issue price for each convertible preferred D share.

In the event of a “Deemed Liquidation” which is a sale of all or substantially all of the assets of the Company (including, the grant of an exclusive license to all or substantially all of the intellectual property rights of the Company), in a single transaction or a series of related transactions, the Company and its shareholders shall take such actions as are required to effect a distribution in accordance with Company’s AOA, unless each of the holders of convertible preferred shares vote collectively against effecting such distribution.

F-24

 REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 9:-	TEMPORARY EQUITY (Cont.)

In the event of an IPO, the conversion price of the preferred shares shall be adjusted to reflect a deemed liquidation distribution to the preferred shares as provided in Company’s AOA, such that the number of ordinary shares issuable upon conversion thereof shall reflect that number of ordinary shares that would have been distributed with respect the preferred shares in a distribution made according to Company’s AOA at the pre-money valuation of the IPO.

Although the convertible preferred shares are not redeemable, in the event of certain “Deemed Liquidation Event” that are not solely within the Company’s control (including merger, acquisition, or sale of all or substantially all of the Company’s assets), the holders of the convertible preferred shares would be entitled to preference amounts paid before distribution to other shareholders (as explained in the previous paragraph) and, hence, effectively redeeming the preference amount. The convertible preferred shares are classified outside of shareholders’ deficit as a result of these in-substance contingent redemption rights.

As of December 31, 2022, the Company did not adjust the carrying values of the preferred shares to the deemed liquidation values of such shares since a liquidation event was not probable of occurring.

NOTE 10:-	SHAREHOLDERS’ DEFICIT

Ordinary Shares:

Ordinary shares confer to holders the right to receive notice to participate and vote in the general meetings of the Company and the right to receive dividends if declared. However, certain ordinary shareholders, who received those shares upon their exercise of options pursuant to the Company's share option plan, have signed an irrevocable proxy appointing the Chairman of the Company's Board of Directors to use the voting rights of their shares in the Company.

In December 2021, the Company and certain preferred shareholders signed a voting agreement according to which all issued and outstanding preferred shares shall vote at any shareholders meeting in order to convert all preferred shares into ordinary shares of the Company effective upon the occurrence of an IPO of the Company prior to June 30, 2022.

Share-based compensation:

As of December 31, 2022, and 2021, there are 31,716 options outstanding to purchase its ordinary shares, at an exercise price of $9.933, which were granted to Company’s service providers. The outstanding options were granted in prior years and are fully vested with no future compensation expenses to be recognized. These options expire in December 2029.

During the years ended December 31, 2022, and 2021, the Company didn’t grant additional options and there were no exercise nor forfeiture of options.

As of December 31, 2022, and 2021, all options are exercisable and have an exercise price of $9.933.

F-25

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 11:-	SELECTED STATEMENTS OF COMPREHENSIVE INCOME DATA

a.	Research and development expenses:

	Year Ended December 31,
	2022	2021

Subcontractors	$794	$262
Salaries and related expenses	21	-
Materials	109	7
Patents	39	61
Travel	8	-
Other	-	7

	$971	$337

b.	General and administrative expenses:

	Year ended December 31,
	2022	2021

Professional fees	$346	$317
Rent, office maintenance and communication-overhead	$18	$14
Others	6	-

	$370	$331

c.	Financial expenses, net:

	Year ended December 31,
	2022	2021

Revaluation of convertible notes	$397	$4,461
Revaluation of warrant liability	(100)	(6)
Bank fees	2	3
Exchange rate differences	(257)	16

	$42	$4,474

F-26

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 12:-	RELATED PARTY TRANSACTIONS

The Company rents its office in Or-Akiva, Israel that is being provided by Medica Venture Partners, Company’s principal shareholder, for a minimum monthly rental fee of approximately $0.5. The rent agreement is in place until December 2023 (refer to Note 8(3)).

NOTE 13:-	SUBSEQUENT EVENTS

The Company evaluated subsequent events through July 7, 2023, the date these financial statements were available to be issued. The Company concluded that no subsequent events have occurred that would require recognition or disclosure in the financial statements.

On May 2, 2023, OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech”), R.B. Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of OceanTech (“Merger Sub”), Aspire Acquisition LLC, OceanTech’s sponsor (the “Sponsor”), and the Company jointly issued a press release announcing the execution of a definitive Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of OceanTech (the Merger and the other transactions contemplated by the Merger Agreement, together, the “Proposed Business Combination”).

Upon the closing of the Merger Agreement, the directors of the Company and the lessor of its offices will be paid a special bonus fee at the amount of $119 and $220, respectively.

In June 2023, the Company and the 2020 CLA investors reached an agreement to extend the due dates of the 2020 Notes until December 2023.

On June 21, 2023, the Board of Directors of the Company adopted the following resolutions:

2.	The reservation, contingent upon the closing of the Merger of 173,600 ordinary shares of the Company in an unallocated ESOP so that following the closing of the Merger and effective immediately thereafter, OceanTech will grant to the Chairman of the Board 957,712 Restricted Stock Units (the “RSUs”) to be vested over a 12 months period on a quarterly basis commencing as of the Merger. The RSUs shall expire 10 years from date of grant. Upon termination of employment by Company (other than for cause) or upon termination of employment by Chairman for adverse change made by Company in his terms of engagement or upon death or disability of Chairman, any RSUs unvested shall immediately vest and become exercisable (the “Merger Closing Equity Bonus”).

3.	A Merger Closing Cash Bonus to the Chairman of the Board in an amount of $400 and an annual compensation in an amount of $250 to be paid on a quarterly basis in four equal installments.

4.	To approve and to recommend to the shareholders to vote in favor the approval of the Chief Executive Officer (the “CEO”) Terms of Engagement and Compensation so that upon the consummation of the Merger CEO shall receive an annual gross salary on the basis of full time capacity in an amount of NIS 432,000 to be paid in twelve equal monthly installments and the grant, subject to the discretion of OceanTech Board of Directors, the applicable law and the adoption within the Plan of sub-plan for Israeli participants, of 6,000 options to acquire Common Stock of OceanTech.

F-27

REGENTIS BIOMATERIALS LTD.

NOTES TO FINANCIAL STATEMENTS

U.S. dollars in thousands, except share and per share data

NOTE 13:-	SUBSEQUENT EVENTS (Cont.)

5.	To approve and to recommend to the shareholders to vote in favor, conditional upon the closing of the Merger, the preferred shares conversion into ordinary shares of the Company on a 1:1 basis so that following such conversion the issued and outstanding share capital of the Company shall consists of a total of 1,070,985 ordinary shares and there would be no issued and outstanding preferred shares.

6.	To approve and to recommend to the shareholders to vote in favor, conditional upon the closing of the Merger, the conversion of 2020 convertible notes into 277,119 ordinary shares of the Company.

7.	To approve and to recommend to the shareholders to vote in favor, effective as of March 11, 2023, the conversion of 2021 convertible notes (principal amount of $835 and the accrued interest of $25) into 35,354 ordinary shares of the Company and issue warrants to purchase up to 53,031 ordinary shares of the Company.

F-28

ANNEX A – AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

REGENTIS BIOMATERIALS LTD.,

OCEANTECH ACQUISITIONS I CORP.,

and

R.B. MERGER SUB LTD.

Dated as of May 2, 2023

TABLE OF CONTENTS

ARTICLE I MERGER		6
1.1	Merger	6
1.2	Effective Time	7
1.3	Effect of the Merger	7
1.4	Tax Treatment	7
1.5	Articles of Association	7
1.6	Directors and Officers of the OceanTech	7
1.7	Amended OceanTech Charter	8
1.8	Merger Consideration	8
1.9	Effect of Merger on Company Securities	8
1.10	Surrender of Company Securities and Disbursement of Merger Consideration	9
1.11	Effect of Transaction on Merger Sub Stock	11
1.12	Taking of Necessary Action; Further Action	11
1.13	Reserved	11
1.14	Extension Option	11
1.15	Reserved	11
1.16	Reserved	12
1.17	Certain Adjustments	12
1.18	Withholding Rights	12

ARTICLE II CLOSING		13
2.1	Closing	13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF OCEANTECH		14
3.1	Organization and Standing	14
3.2	Authorization; Binding Agreement	14
3.3	Governmental Approvals	15
3.4	Non-Contravention	15
3.5	Capitalization	16
3.6	Merger Sub	16
3.7	SEC Filings and OceanTech Financials	17
3.8	Absence of Certain Changes	18
3.9	Compliance with Laws	18
3.10	Actions; Orders; Permits	19
3.11	Taxes and Returns	19
3.12	Employees and Employee Benefit Plans	20
3.13	Properties	20
3.14	Material Contracts	20
3.15	Transactions with Affiliates	20
3.16	Investment Company Act	20
3.17	Finders and Brokers	21
3.18	Ownership of Merger Consideration	21
3.19	Opinion of Financial Advisor	21
3.20	Certain Business Practices	21
3.21	Insurance	22
3.22	Information Supplied	22
3.23	Independent Investigation	22
3.24	Trust Account	22
3.25	Company Representations	23

3.26	No Other Representation	23

 -i—

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23
4.1	Organization and Standing	24
4.2	Authorization; Binding Agreement	24
4.3	Capitalization	25
4.4	Subsidiaries	26
4.5	Reserved	26
4.6	Governmental Approvals	26
4.7	Non-Contravention	27
4.8	Financial Statements	27
4.9	Absence of Certain Changes	29
4.10	Compliance with Laws	29
4.11	Company Permits	29
4.12	Litigation	29
4.13	Material Contracts	30
4.14	Intellectual Property	31
4.15	Privacy	34
4.16	Taxes and Returns	35
4.17	Real Property	37
4.18	Personal Property	38
4.19	Employee Matters	38
4.20	Benefit Plans	39
4.21	Healthcare Matters	40
4.22	Environmental Matters	41
4.23	Transactions with Related Persons	42
4.24	Insurance	43
4.25	Books and Records	43
4.26	Top Customers and Top Vendors	43
4.27	Certain Business Practices	43
4.28	Investment Company Act	44
4.29	Finders and Brokers	44
4.30	Information Supplied	45
4.31	Independent Investigation	45
4.32	No Other Representations or Warranties; No Reliance	45

ARTICLE V COVENANTS		46
5.1	Access and Information	46
5.2	Conduct of Business of the Company	47
5.3	Conduct of Business of OceanTech and Merger Sub	49
5.4	Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements	51
5.5	Redemptions	52
5.6	OceanTech Public Filings	52
5.7	No Solicitation	52
5.8	No Trading	53
5.9	Notification of Certain Matters	53
5.10	Reasonable Best Efforts	54
5.11	Further Assurances	55
5.12	The Registration Statement	55
5.13	Public Announcements	58

 -ii—

5.14	Confidential Information	58
5.15	Post-Closing OceanTech Board and Executive Officers	60
5.16	Reserved	60
5.17	Indemnification of Directors and Officers; Tail Insurance	60
5.18	Reserved	60
5.19	PIPE Investment	62
5.20	Employment Agreements	62
5.21	Tax Matters	62
5.22	Merger Proposal	64

ARTICLE VI CLOSING CONDITIONS		66
6.1	Conditions to Each Party’s Obligations	66
6.2	Conditions to Obligations of the Company	67
6.3	Conditions to Obligations of OceanTech and Merger Sub	68
6.4	Frustration of Conditions	70

ARTICLE VII TERMINATION AND EXPENSES		71
7.1	Termination	71
7.2	Effect of Termination	72
7.3	Fees and Expenses	72
8.1	Waiver of Claims Against Trust	72

ARTICLE IX MISCELLANEOUS		73
9.1	Notices	73
9.2	Binding Effect; Assignment	74
9.3	Non-Survival of Representations, Warranties	74
9.4	Third Parties	75
9.5	Governing Law; Jurisdiction	75
9.6	WAIVER OF JURY TRIAL	75
9.7	Specific Performance	76
9.8	Severability	76
9.9	Amendment	76
9.10	Waiver	76
9.11	Entire Agreement	76
9.12	Interpretation	76
9.13	Counterparts	77
9.14	Legal Representation	77
9.15	No Recourse	78
9.16	Disclosure Schedules	79

ARTICLE X DEFINITIONS		79
10.1	Certain Definitions	79
10.2	Section References	90

 -iii—

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Sponsor Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Voting Agreement
Exhibit D	Registration Rights Agreement

 -iv—

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 2, 2023 by and among (i) Regentis Biomaterials Ltd., an Israeli company (the “Company”), (ii) OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech” or the “Purchaser”), and (iii) R.B. Merger Sub Ltd., an Israeli company and wholly-owned subsidiary of OceanTech (“Merger Sub”). The Company, Merger Sub and OceanTech are each referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, OceanTech is a blank check company incorporated as a Delaware corporation and formed for the purpose of pursuing an initial business combination target in any business or industry;

WHEREAS, the Company is a tissue repair company focused on developing and commercializing an innovative hydrogel platform for the repair of damaged tissue;

WHEREAS, OceanTech owns all of the issued and outstanding capital stock of Merger Sub, which was incorporated for the sole purpose of the Merger (as defined below);

WHEREAS, the Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Shareholder to receive its Pro Rata Share (as defined herein) of the Merger Consideration (as defined in Section 1.8), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Sections 314-327 of the Israeli Companies Law,, as amended (together with the rules and regulations promulgated thereunder, the “Israeli Companies Law” or the “ICL”), all in accordance with the terms of this Agreement;

WHEREAS, the boards of directors of the Company, OceanTech, and Merger Sub have each (i) determined that the Merger and the other Transactions are fair, advisable to and in the best interests of their respective companies and shareholders, (ii) approved this Agreement and the Transactions, including the Merger and the Ancillary Documents, upon the terms and subject to the conditions set forth herein and therein, and (iii) determined to recommend to their respective shareholders the approval and adoption of this Agreement, the Ancillary Documents and the Transactions, including the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Aspire Acquisition LLC (“Sponsor”), OceanTech and the Company have entered into a sponsor support agreement in the form of Exhibit A (the “Sponsor Support Agreement”);

WHEREAS, as promptly as practicable after the execution and delivery of this Agreement, the Company shall enter into a Lock-Up Agreement with each Significant Company Shareholder in the form attached as Exhibit B hereto (the “Lock-Up Agreements”), each of which will automatically become effective as of the Effective Time;

WHEREAS, (i) simultaneously with the execution and delivery of this Agreement, the Company shall enter into Voting Agreement with a certain Significant Company Shareholder in the form of Exhibit C and (ii) as promptly as practicable after the execution and delivery of this Agreement, the Company shall enter into a Voting Agreement with each of the other Significant Company Shareholders in the form of Exhibit C (collectively, the “Voting Agreements”);

 5

WHEREAS, following the execution and delivery of this Agreement and prior to the Effective Time, OceanTech and the Company shall seek to enter into subscription agreements with certain potential investors in one or more private placements to purchase OceanTech Class A Stock and/or Company Ordinary Shares on terms and conditions mutually acceptable to OceanTech and the Company to be consummated immediately prior to the Merger with respect to subscriptions for OceanTech Class A Stock;

WHEREAS, in connection with the consummation of the Merger, certain shareholders of the Company and Sponsor will, on or prior to the Closing, enter into a registration rights agreement to provide those shareholders of the Company with registration rights, in substantially the form attached as Exhibit D hereto (the “Registration Rights Agreement”), which will become effective as of the Effective Time;

WHEREAS, in connection with the consummation of the Merger, the OceanTech board of directors shall approve and adopt an equity incentive plan in form and substance agreed to by OceanTech and the Company (the “Equity Incentive Plan”), which (i) may be or include an amendment and restatement of the existing Company Equity Plan or which may be a new plan separate and in addition to the existing Company Equity Plan, (ii) will provide that the total awards under the Equity Incentive Plan combined with the total awards under the Company Equity Plan will be a number of Company Ordinary Shares equal to fifteen percent (15%) of the aggregate number of Company Ordinary Shares issued and outstanding immediately after the Closing, (iii) will be designed to be qualified under Section 102 of the Ordinance and (iv) will become effective as of the Effective Time subject to the terms of statutory Laws and regulations under the Ordinance;

WHEREAS, for United States federal income tax purposes, the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in Section 10.1 hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

Article I
MERGER

1.1          Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Israeli Companies Law, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) and the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger) shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and shall (a) become a wholly owned Subsidiary of OceanTech; (b) continue to be governed by the Laws of the State of Israel; (c) maintain a registered office in the State of Israel; and (d) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Post-Closing Company” or the “Surviving Company” (provided, that references to the Company for periods after the Effective Time shall include the Post-Closing Company).

 6

1.2           Effective Time. As soon as practicable after the determination of the date on which the Closing is to take place in accordance with Section 2.1, each of the Company and Merger Sub shall (and OceanTech shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice of the contemplated Merger and the proposed date of the Closing, in which notice the Parties shall request that the Companies Registrar issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”) on the date that the Parties shall provide further notice to the Companies Registrar that the Closing has occurred, and the Parties shall deliver such further notice to the Companies Registrar on the Closing Date. The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

1.3           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Israeli Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of OceanTech, Merger Sub, the Company or any Company Shareholder, (a) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company; (b) all the properties, rights, privileges, agreements, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company; (c) all debts, liabilities and duties and obligations of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company; and (d) all the rights, privileges, immunities, powers and franchises of the Company (as the Surviving Company) shall continue unaffected by the Merger in accordance with the ICL.

1.4          Tax Treatment. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and this Agreement is intended to constitute, and is adopted by the Parties as, a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3. The Parties agree that (i) each Party shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Tax law, and (ii) none of the Parties shall take, nor permit their respective Affiliates to take any action or position that reasonably would be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and corresponding provisions of state and local Law, in each case unless otherwise required by applicable Law.

1.5          Articles of Association. At the Effective Time, unless otherwise agreed in writing by the Parties, the articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of association of the Surviving Company, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company, until duly amended as provided therein, herein and by applicable Law.

1.6          Directors and Officers of the OceanTech. At the Effective Time, the board of directors and executive officers of the Post-Closing Company shall be the board of directors and executive officers of OceanTech, after giving effect to Section 5.15.

 7

1.7          Amended OceanTech Charter. Effective upon the Effective Time, OceanTech shall amend and restate its Articles of Incorporation in a form mutually agreeable to the Company and OceanTech (the “Amended OceanTech Charter”) which shall, among other matters, amend OceanTech’s Certificate of Incorporation to (i) provide that the name of OceanTech shall be changed to such name as mutually agreed to by the Parties, (ii) provide for size and structure of the Post-Closing OceanTech Board in accordance with Section 5.15, and (iii) remove and change certain provisions in the Certificate of Incorporation related to OceanTech’s status as a blank check company.

1.8          Merger Consideration.

(a)           As consideration for the Merger, the Company Shareholders collectively shall be entitled to receive from OceanTech, in the aggregate, a number of shares of OceanTech Common Stock with an aggregate value equal to $95,000,000 (the “Merger Consideration”), with each share of OceanTech Common Stock valued at the Per Share Price. The Merger Consideration shall be allocated among the Company Shareholders in accordance with their respective Pro Rata Shares.

(b)           Additionally, Sponsor will be entitled to receive from OceanTech, in the aggregate, a number of shares of OceanTech Common Stock with an aggregate value equal to the amount Sponsor contributed to the Trust Account as part of the Extension Option in connection with Section 1.14, with each share of OceanTech Common Stock valued at the Per Share Price.

1.9          Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a)           Company Shares. Subject to Section 1.9(b) below, all Company Shares issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, with each Company Shareholder being entitled to receive its Pro Rata Share of the Merger Consideration without interest (the “Pro Rata Distribution”), upon delivery of the Transmittal Documents in accordance with Section 1.10. As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Post-Closing Company (other than the rights set forth in Section 1.12 below).

(b)           Treasury Shares. Notwithstanding Section 1.9(a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c)           Reserved.

(d)           Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Ordinary Shares.

 8

(e)           Stock Options. At the Effective Time, each option to purchase shares of Company stock (each, a “Company Option”) that is outstanding under any of the equity incentive plans of the Company (collectively, the “Company Equity Plans”) immediately before the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by OceanTech and converted into an option to purchase shares of OceanTech stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately before the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of OceanTech stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company stock subject to the Company Option immediately before the Effective Time and (B) the Equity Award Exchange Ratio; and (ii) the per share exercise price for each share of OceanTech stock issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company stock of such Company Option immediately before the Effective Time by (B) the Equity Award Exchange Ratio; provided, however, that the exercise price and the number of shares of OceanTech Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of OceanTech stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.  As soon as practicable after the Effective Time, OceanTech shall deliver to the holders of the Converted Options appropriate notices setting forth the effect of the Merger on such holders’ rights and describing the treatment of such awards in accordance with this Section 1.9(e). Before the Effective Time, the Company shall provide such notice, if any, to the extent required under the terms of the applicable Company Equity Plans, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company Equity Plans or any outstanding awards; and take all other appropriate actions to: (a) effectuate the provisions of this Section 1.9(e); and (b) ensure that after the Effective Time, neither any holder of Converted Options, any beneficiary thereof, nor any other participant in any Company Equity Plan shall have any right thereunder to acquire any securities of the Company or to receive any payment or benefit with respect to any award previously granted under the Company Equity Plans, except as provided in this Section 1.9(e). At the Effective Time, OceanTech shall assume the Company Equity Plans, provided that all references to “Company” in the applicable Company Equity Plan and the documents governing the Converted Options after the Effective Time will be deemed references to OceanTech and the number of shares of OceanTech stock available for awards under the Company Equity Plans shall be determined by adjusting the number of shares of Company stock available for awards under the Company Equity Plans immediately before the Effective Time in accordance with the Equity Award Exchange Ratio.

1.10        Surrender of Company Securities and Disbursement of Merger Consideration.

(a)           Prior to the Effective Time, the Purchaser shall appoint its transfer agent, Continental Stock Transfer & Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Shares (“Company Certificates”). At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Shareholder, a letter of transmittal for use in such exchange, in the form mutually agreed to by the Purchaser and the Company (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

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(b)           Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Shares represented by the Company Certificate(s) (excluding any Company Securities described in Section 1.9(b)), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration (as it may be adjusted after the Closing pursuant to Section 1.14) attributable to such Company Certificate.

(c)           If any portion of the Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (iii) the recipient, with respect to such portion of the Merger Consideration, or the Person in whose name such portion of the Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Company and Purchaser (a “Lost Certificate Affidavit”) which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Post-Closing Company with respect to the shares of Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.10(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e)           After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Company Certificates are presented to the Post-Closing Company, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.10. No dividends or other distributions declared or made after the date of this Agreement with respect to OceanTech Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the OceanTech Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the OceanTech Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such OceanTech Common Stock.

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(f)            All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.10(a) that remains unclaimed by Company Shareholders two (2) years after the Effective Time shall be returned to the Purchaser, upon demand, and any such Company Shareholder who has not exchanged its Company Shares for the applicable portion of the Merger Consideration in accordance with this Section 1.10 prior to that time shall thereafter look only to the Purchaser for payment of the portion of the Merger Consideration in respect of such shares of Company Shares without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Post-Closing Company, the Purchaser or any Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)           Notwithstanding anything to the contrary contained herein, no fraction of a share of OceanTech Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby (including the Earnout Payments), and each Person who would otherwise be entitled to a fraction of a share of OceanTech Common Stock (after aggregating all fractional shares of OceanTech Common Stock that otherwise would be received by such holder) shall instead have the number of shares of OceanTech Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of OceanTech Common Stock.

1.11        Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the OceanTech or Merger Sub, each ordinary share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable ordinary share, no par value, of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Post-Closing Company.

1.12        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Post-Closing Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13        Reserved

1.14        Extension Option. Subject to the terms and conditions set forth in the Trust Agreement and the OceanTech Certificate of Incorporation, if either the Company or OceanTech determines in good faith that it is probable that the Merger will not be consummated by the Business Combination Deadline, then, either Party shall provide written notice to the other Party and, prior to the date that is fifteen (15) days prior to the date of the Business Combination Deadline, (i) OceanTech and Sponsor shall exercise the Extension Option pursuant to the OceanTech Certificate of Incorporation, and (ii) OceanTech shall cause Sponsor to deposit the additional funds into the Trust Account required to exercise the Extension Option. Pursuant to, and in accordance with Section 1.8(b), Sponsor shall be entitled to receive one (1) share of OceanTech Common Stock at Closing for each dollar deposited into the Trust Account in connection with the exercise of the Extension Option. The Parties agree that any such deposit made by OceanTech shall be considered as a loan to the Post-Closing Company, and any such loans will be interest bearing and payable by the Post-Closing Company at Closing.

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1.15        Reserved.

1.16        Reserved.

1.17        Certain Adjustments. Notwithstanding any provision of this Section 1.17 to the contrary, if, prior to the Effective Time, (a) the outstanding Company Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split (including reverse stock split), split-up, combination or exchange or readjustment of shares, (b) a stock dividend or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (c) any similar event shall have occurred, then in each case the shares of Company Shares issuable hereunder in exchange for OceanTech Securities shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

1.18        Withholding Rights.

(a)           Notwithstanding anything to the contrary herein, each of OceanTech, Merger Sub, the Company or anyone acting on their behalf, including the Company’s Section 102 trustee (each, a “Payor”), as the case may be, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise deliverable under this Agreement and from any other payments otherwise required pursuant to this Agreement, to any Company Security Holder or to any other payee (each, a “Payee”) such amounts as it determines, in its reasonable discretion, are required to be deducted and withheld with respect to any such deliveries and payments under the Code, the Israeli Income Tax Ordinance New Version, 1961, as amended, and the rules and regulations promulgated thereunder (the “Ordinance”), or any provision of state, local, provincial, Israeli or foreign Tax Law and shall timely remit (in accordance with applicable Law) such amounts to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld by a Payor and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Payee in respect of which such deduction and withholding was made.

(b)           Notwithstanding the foregoing, with respect to Israeli Taxes, and in accordance with the undertaking provided by the Exchange Agent (or its Israeli sub-paying agent) to OceanTech prior to the Closing Date as required under Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation that includes Consideration that will be transferred to the Selling Shareholders at Future Dates), the consideration payable pursuant to this Agreement to each Payee of the Company shall be retained by the Exchange Agent for the benefit of such Payee for a period of up to 180 days following the Closing Date or an earlier date required in writing by such Payee or by the ITA (such applicable time, the “Withholding Drop Date”) (during which time no Payor shall withhold any amounts for Israeli Taxes from the payments deliverable pursuant to this Agreement to such Payee, except as provided below), and during which time such Payee may obtain a Valid Certificate. If such Payee delivers, no later than three Business Days prior to the Withholding Drop Date, a Valid Certificate, to the Exchange Agent, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with such Valid Certificate and, subject to any deduction and withholding as may be required under any applicable Law other than such Law of the State of Israel, the balance of the payment that is not withheld shall be promptly paid to such Payee. If such Payee (A) does not provide the Exchange Agent with a Valid Certificate by no later than three Business Days before the Withholding Drop Date or (B) submits a written request with the Exchange Agent to release his, her or its payment prior to the Withholding Drop Date and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such payment shall be calculated according to the applicable withholding rate as reasonably determined by Exchange Agent in accordance with the Ordinance and applicable Law and the Exchange Agent will pay to such Payee the balance of the payment due to such Payee that is not so withheld. This Section 1.18(b) shall not apply to payments made to holders of Company Options or to Section 102 Shares.

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(c)           Any payments made to holders of Company Options or of Section 102 Shares will be subject to deduction or withholding of Israeli Tax under the Ordinance, unless: (A) with respect to Israel resident holders of Company Options and/or Section 102 Shares, the 102 Tax Ruling (or the 102 Interim Tax Ruling) shall have been obtained before the 15th day of the month following the month during which the Closing occurs, which ruling the parties anticipate shall provide that OceanTech and anyone acting on its behalf shall be exempt from Israeli withholding tax with respect to any of the payments made pursuant to this Agreement to the Section 102 Trustee or Exchange Agent, as applicable, and further instructing the Section 102 Trustee or the Exchange Agent, as applicable, on the withholding of Israeli tax on such payments or (B) with respect to non-Israel resident holders of Company Options, which holders were granted such awards in consideration for work or services performed outside of Israel and that were engaged by the Company or a non-Israeli Affiliate of the Company, unless the 103 Tax Ruling does not cover such Company Option holders, a validly executed declaration, in a form reasonably satisfactory to each of the Company and OceanTech, regarding their non-Israeli residence and confirmation that they were granted such awards in consideration for work or services performed outside of Israel for the Company or a non-Israeli Affiliate thereof shall have been provided to OceanTech, prior to the payment of the consideration payable at the Closing.

(d)           For the avoidance of doubt, each Payor, as applicable, shall not be required to transfer any portion of the consideration payable under this Agreement to any Payee, unless (i) a Valid Certificate providing for a full or partial exemption is delivered by such person and (ii) such Payee's securities to the extent necessary to satisfy the full amount due with regards to Israeli Taxes were sold and the Israeli Taxes were remitted to the appropriate Governmental Authority.

(e)           Any withholding made in New Israeli Shekels with respect to payments made hereunder in US dollars shall be calculated based on a conversion rate of New Israeli Shekels to US dollars known on the date the payment is actually made to such Payee. Any currency conversion commissions will be borne by the applicable Company Security Holder and deducted from payments to be made to such Company Security Holder.

Article II
CLOSING

2.1          Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Transactions (the “Closing”) shall take place electronically by the mutual exchange of signatures (including portable document format (.PDF)), as promptly as practicable, but no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or, to the extent permitted by Law or under this Agreement, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law or under this Agreement, waiver of such conditions at the Closing, at 10:00 a.m. local time in New York City, or at such other date, time or place (including remotely) as OceanTech and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is acknowledged and understood by the Parties that the Merger being declared effective and that the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL shall both occur on the Closing Date.

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Article III
REPRESENTATIONS AND WARRANTIES OF Oceantech

Except as set forth in (i) the disclosure schedules delivered by OceanTech to the Company on the date hereof (the “OceanTech Disclosure Schedules”), which shall be deemed exceptions to the representations and warranties made hereunder, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are filed with the SEC prior to the date hereof (excluding any forward looking disclosures or risk factor disclosures set forth therein, in each case, to the extent that such statements are predictive, cautionary, protective or forward-looking in nature), each of OceanTech and Merger Sub represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1          Organization and Standing. OceanTech is a corporation incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited company incorporated, validly existing and in good standing under the Laws of Israel (i.e. is not a “breaching company”). OceanTech and Merger Sub have all requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business as now being conducted. OceanTech and Merger Sub are duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. OceanTech and Merger Sub have heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. OceanTech and Merger Sub are not in violation of any provision of its Organizational Documents in any material respect.

3.2          Authorization; Binding Agreement. OceanTech and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to obtaining the Required OceanTech Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party, or will be a party, and the consummation of the Transactions (a) have been duly and validly authorized by the board of directors of OceanTech and (b) other than the Required OceanTech Shareholder Approval and Merger Sub’s authorization of the Transactions, no other corporate proceedings on the part of OceanTech are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. On or prior to the date of this Agreement, OceanTech’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement, the Ancillary Documents and the Transactions, including the Merger, are in the best interests of OceanTech in accordance with the Delaware General Corporation Law (“DGCL”), (ii) approved and adopted this Agreement, and the Ancillary Documents, (iii) recommended that OceanTech’s stockholders vote in favor of the approval of this Agreement, the Ancillary Documents, the Merger and the other OceanTech Stockholder Approval Matters in accordance with the DGCL (the “SPAC Recommendation”) and (iv) directed that this Agreement and the OceanTech Stockholder Approval Matters be submitted to OceanTech’s stockholders for their approval. The board of directors of Merger Sub has unanimously (a) determined that this Agreement, the Transactions and the Ancillary Documents are fair, advisable and in the best interests of Merger Sub and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of Merger Sub to its creditors, and (b) approved and recommended to Merger Sub’s stockholder the adoption and approval of this Agreement, and the Ancillary Documents to which it is a party, and the Transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein. This Agreement has been, and each Ancillary Document to which OceanTech is a party, or will be a party, shall be when delivered, duly and validly executed and delivered by OceanTech and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of OceanTech, enforceable against OceanTech in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Merger Sub is a party and the consummation of the Transactions, have been duly and validly authorized by the board of directors of Merger Sub and by OceanTech as sole shareholder of Merger Sub in accordance with Merger Sub’s Organizational Documents, the Israeli Company Law, and any other applicable Law and any Contract to which Merger Sub or OceanTech is a party or bound.

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3.3          Governmental Approvals. No Consent of or with any Governmental Authority on the part of OceanTech or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by OceanTech or Merger Sub of this Agreement and each Ancillary Document to which it is a party, or will be a party, or the consummation by OceanTech or Merger Sub of the Transactions, other than (a) pursuant to Consents to be obtained pursuant to the Antitrust Laws, (b) such other filings expressly contemplated by this Agreement, including the Purchaser IIA Undertaking, (c) any filings required to be made with Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of OceanTech or Merger Sub to consummate the Transactions.

3.4          Non-Contravention. The execution and delivery by OceanTech and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by OceanTech of the Transactions, and compliance by OceanTech and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of OceanTech’s Organizational Documents or Merger Sub’s Organization Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been obtained, conflict with or violate any Law, Order or Consent applicable to OceanTech or Merger Sub or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by OceanTech, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of OceanTech under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person, or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any OceanTech Material Contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to be material to OceanTech or Merger Sub or reasonably be expected to have a material effect on the ability of OceanTech to enter into or perform its obligations under this Agreement or consummate the Transactions.

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3.5          Capitalization.

(a)           OceanTech is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are outstanding, 100,000,000 shares of OceanTech Class A Stock, of which 1,937,296 shares are issued and outstanding, and 10,000,000 shares of OceanTech Class B Stock, of which 2,581,500 shares are issued and outstanding. The issued and outstanding OceanTech Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding shares of OceanTech Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, OceanTech’s Organizational Documents or any Contract to which OceanTech is a party. None of the outstanding OceanTech Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, OceanTech does not have any Subsidiaries or own any equity interests in any other Person and OceanTech does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

(b)           Except as set forth in Schedule 3.5(a), and except with respect to the Subscription Agreements relating to the PIPE Investment, including any Subscription Agreement for PIPE Investment subsequent to the date of this Agreement, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of OceanTech, (B) obligating OceanTech to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold, or repurchased any options or shares or securities convertible into or exchangeable for such shares of OceanTech, or (C) obligating OceanTech to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares of OceanTech. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of OceanTech to repurchase, redeem or otherwise acquire any shares of OceanTech or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholder agreements, voting trusts or other agreements or understandings to which OceanTech is a party with respect to the voting of any shares of capital stock of OceanTech.

(c)           All Indebtedness of OceanTech as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of OceanTech contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by OceanTech, or (iii) the ability of OceanTech to grant any Lien on its properties or assets.

(d)           Since the date of formation of OceanTech, and except as contemplated by this Agreement, OceanTech has not declared, set aside, or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and OceanTech’s board of directors has not authorized any of the foregoing.

3.6          Merger Sub. Merger Sub is authorized to issue 1,000 ordinary shares, no par value, 100 of which (which represent all of the outstanding ordinary shares of Merger Sub) which are owned by OceanTech. Merger Sub was formed solely for the purpose of entering into this Agreement, the Ancillary Documents and for engaging in the Transactions and since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, has not engaged in any business activities or conducted any operations or incurred any obligation or liability, and does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with its incorporation or organization or this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract, and except as contemplated by this Agreement, Merger Sub shall have no material assets, Liabilities or obligations at all times prior to the Effective Time.

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3.7          SEC Filings and OceanTech Financials.

(a)           OceanTech, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by OceanTech with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s website through EDGAR, OceanTech has delivered or made available to the Company copies in the form filed with the SEC of all of the following: (i) OceanTech’s annual reports on Form 10-K for each fiscal year of OceanTech beginning with the first year OceanTech was required to file such a form, (ii) OceanTech’s quarterly reports on Form 10-Q for each fiscal quarter that OceanTech was required to file such reports in order to disclose its quarterly financial results, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by OceanTech with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i) (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of the SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise publicly made available to the SEC. Except as set forth on Schedule 3.7, (A) OceanTech Units, OceanTech Class A Ordinary Shares and OceanTech Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on Nasdaq, (B) OceanTech has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such OceanTech Securities, (C) there are no Actions pending or, to the Knowledge of OceanTech, threatened against OceanTech by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such OceanTech Securities on Nasdaq and (D) all OceanTech Securities are in compliance with all of the applicable corporate governance rules of Nasdaq. There are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the SEC Reports. Except as set forth on Schedule 3.7, there is no Action, proceeding or investigation pending or, to the Knowledge of OceanTech, threatened against OceanTech by Nasdaq or the SEC with respect to any intention by such entity to deregister any OceanTech Securities or prohibit or terminate the listing of any OceanTech Securities on Nasdaq. OceanTech has taken no action that is designed to terminate the registration of the OceanTech Securities under the Exchange Act. Except as set forth on Schedule 3.7, OceanTech has not received any written or, to OceanTech’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the OceanTech Securities.

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(b)           The financial statements and notes of OceanTech contained or incorporated by reference in the SEC Reports (the “OceanTech Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of OceanTech at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable). The OceanTech Financials, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 8-03 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of OceanTech, as of their respective dates and the results of operations and the cash flows of OceanTech, for the periods presented therein.

(c)           Except as and to the extent reflected or reserved against in the OceanTech Financials, OceanTech has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the OceanTech Financials, other than Liabilities arising in the Ordinary Course of Business since its inception on February 3, 2021, all of which shall be accurately reflected or reserved against in the OceanTech Financials filed as part of the SEC Reports subsequent to date of this Agreement.

(d)           OceanTech has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq. OceanTech’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by OceanTech in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to OceanTech’s management as appropriate to allow timely decisions. OceanTech is not required to disclose or include a report of management’s assessment regarding internal control over financial reporting or an attestation report of OceanTech’s registered public accounting firm. As an emerging growth company, OceanTech is not required to provide auditor attestation to its internal controls. This representation is qualified to the extent that, if OceanTech’s internal controls were reviewed by its independent auditors, such auditors would determine that OceanTech’s disclosure controls and procedures and internal controls over financial reporting are not effective.

3.8          Absence of Certain Changes. (a) OceanTech has, since its formation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since the consummation of the IPO, there has not been any occurrence of any event which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OceanTech, except as set forth in Schedule 3.8.

3.9          Compliance with Laws. Each of OceanTech and Merger Sub is, and has since its formation been, in all material respects in compliance with all Laws applicable to it and the conduct of its business, and OceanTech and Merger Sub have not received written notice alleging any violation of applicable Law in any material respect by OceanTech or Merger Sub.

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3.10        Actions; Orders; Permits. There is no pending or, to the Knowledge of OceanTech or Merger Sub, threatened Action to which OceanTech is subject which would reasonably be expected to have a Material Adverse Effect on OceanTech or Merger Sub. There is no material Action that OceanTech or Merger Sub have pending against any other Person. OceanTech and Merger Sub are not subject to any Orders of any Governmental Authority, nor are any such Orders pending. OceanTech and Merger Sub hold all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on OceanTech or Merger Sub.

3.11        Taxes and Returns.

(a)           OceanTech has, or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the OceanTech Financials have been established in accordance with GAAP. Schedule 3.11(a) sets forth each jurisdiction where OceanTech files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against OceanTech in respect of any Tax, and OceanTech has not been notified in writing of any proposed Tax claims or assessments against OceanTech (other than, in each case, claims or assessments for which adequate reserves in the OceanTech Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of OceanTech’s assets, other than Permitted Liens. OceanTech has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by OceanTech for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)           Since the date of its formation, OceanTech has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c)           OceanTech does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(d)           OceanTech is Tax resident only in its jurisdiction of incorporation.

(e)           OceanTech does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(f)            Merger Sub is Tax resident only in its jurisdiction of formation.

(g)           The Sponsor is Tax resident only in its jurisdiction of formation.

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(h)           OceanTech has not taken or agreed to take any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment.

3.12        Employees and Employee Benefit Plans. OceanTech does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.13        Properties. OceanTech does not own, license or otherwise have any right, title or interest in any Intellectual Property. OceanTech does not own or lease any real property or Personal Property.

3.14        Material Contracts.

(a)           Except as set forth on Schedule 3.14(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which OceanTech is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by OceanTech on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of OceanTech as its business is currently conducted, any acquisition of material property by OceanTech, or restricts in any material respect the ability of OceanTech from engaging in business as currently conducted by it or from competing with any other Person (together with the Trust Agreement, each, a “OceanTech Material Contract”). All OceanTech Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)           With respect to each OceanTech Material Contract: (i) the OceanTech Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) the OceanTech Material Contract is legal, valid, binding and enforceable in all material respects against OceanTech and, to the Knowledge of OceanTech, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) OceanTech is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by OceanTech, or permit termination or acceleration by the other party, under such OceanTech Material Contract; and (iv) to the Knowledge of OceanTech, no other party to any OceanTech Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by OceanTech under any OceanTech Material Contract.

3.15        Transactions with Affiliates. Schedule 3.15 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between OceanTech and any (a) present or former director, officer or employee or Affiliate of OceanTech, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of OceanTech’s outstanding capital stock as of the date hereof.

3.16        Investment Company Act. OceanTech is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act. OceanTech constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012.

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3.17        Finders and Brokers. Except for Mentor Group LLC, who has provided a fairness opinion to the board of directors of OceanTech, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from OceanTech or any of its Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of OceanTech or its Affiliates.

3.18        Ownership of Merger Consideration. All shares of OceanTech Common Stock to be issued and delivered to the Company Shareholders as Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such OceanTech Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Shareholder, and the issuance and sale of such OceanTech Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19        Opinion of Financial Advisor. The board of directors of OceanTech has received an opinion dated July 7, 2023 of Mentor Group LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration to be paid by OceanTech to the Company’s shareholders pursuant to this Agreement and the Merger is fair from a financial point of view to OceanTech and its stockholders. It is agreed and understood that such opinion, a copy of which will be provided to the Company prior to execution of this Agreement is for the benefit of the board of directors of OceanTech only and may not be relied on by the Company, Merger Sub, or the Company Shareholders.

3.20        Certain Business Practices.

(a)           Neither OceanTech, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of OceanTech, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder OceanTech or assist it in connection with any actual or proposed transaction.

(b)           The operations of OceanTech are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving OceanTech with respect to any of the foregoing is pending or, to the Knowledge of OceanTech, threatened.

(c)           None of OceanTech or any of its directors or officers, or, to the Knowledge of OceanTech, any other Representative acting on behalf of OceanTech is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and OceanTech has not, since its formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions.

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3.21        Insurance. Schedule 3.21 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium, type of policy and expiration date) held by OceanTech relating to OceanTech or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and OceanTech is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of OceanTech, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by OceanTech. OceanTech has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on OceanTech or Merger Sub.

3.22        Information Supplied. None of the information supplied or to be supplied by OceanTech expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by OceanTech expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, OceanTech makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

3.23        Independent Investigation. OceanTech has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Merger Sub for such purpose. OceanTech acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to OceanTech pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies or Merger Sub or this Agreement or the transactions contemplated hereby, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to OceanTech pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

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3.24        Trust Account. As of the date of this Agreement, OceanTech has at least $19,900,000.00 in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of OceanTech and the Trustee, enforceable in accordance with its terms subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or (ii) entitle any Person (other than holders of OceanTech Class A Stock who from and after the date hereof shall have exercised the Redemptions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay any Tax obligation, including franchise Tax, owed by OceanTech as a result of assets of OceanTech or interest or other income earned on the Trust Account and up to $100,000 to pay dissolution expenses, and (B) to redeem OceanTech Class A Stock pursuant to the Redemptions. There are no Actions pending or, to the Knowledge of OceanTech, threatened with respect to the Trust Account.

3.25        Company Representations. OceanTech, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Company nor any of its Affiliates has made any representation or warranty, express or implied, to OceanTech, other than as set forth in Article IV.

3.26        No Other Representation. Except for the representations and warranties contained in this Article III (i) neither OceanTech nor any other Person or entity on behalf of OceanTech has made or makes any representation or warranty, whether express or implied, with respect to OceanTech, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company, its Affiliates or any of their Representatives by or on behalf of OceanTech, and (ii) neither OceanTech nor any other Person or entity on behalf of OceanTech has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of OceanTech or its Affiliates, whether or not included in any management presentation. OceanTech, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person or entity on behalf of the Company has made or makes, and OceanTech and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the Target Companies, the business thereof, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to OceanTech or any of its officer, directors, employees, agents, representatives, lenders, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates.

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Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to OceanTech on the date hereof (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to OceanTech, as of the date hereof and as of the Closing, as follows:

4.1          Organization and Standing. The Company is a company duly organized, validly existing under the Israeli Companies Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being and as proposed to be conducted except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Target Companies. Schedule 4.1 lists each Target Company and the jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which each Target Company does business. The Company has provided to OceanTech accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. A correct and complete list of the directors and officers of each Target Company is set forth on Schedule 4.1. Except as set forth in Schedule 4.1, no Person has any right to designate any director or officer of any Target Company. The Company is not in violation of any provisions of, and no other Target Company is in violation of any provision of, its Organizational Documents.

4.2          Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the Transactions, have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents and the Israeli Companies Law, and any other applicable Law and any Contract to which the Company is a party or bound. The board of directors of the Company has unanimously (a) determined that this Agreement, the Transactions and the Ancillary Documents are fair, advisable and in the best interests of the Company and the Company Shareholders, (b) approved and recommended to the Company Shareholders Company’s shareholders the adoption and approval of this Agreement, and the Ancillary Documents to which it is a party, and the Transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions (including, for the sake of clarity, the Pro Rata Distribution) other than the approval of this Agreement and the Transactions by the Company’s shareholders as required by the Company’s Organizational Documents and the Israeli Companies Law, which approval (including the requisite majority therefor) set forth on Schedule 4.2(i) is true and accurate in all respects (the “Required Company Shareholder Approval”). Except as set forth in Schedule 4.2, other than the Required Company Shareholder Approval, there is no shareholder of the Company or any Target Company whose Consent is required for the execution of this Agreement by the Company and the performance by the Company of its obligations under this Agreement and the Ancillary Documents to which it is a party. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Required Company Shareholder Approval and the Enforceability Exceptions. The Voting Agreements delivered by the Significant Company Shareholders include holders of Company Ordinary Shares and Company Preferred Shares representing at least the Required Company Shareholder Approval, and such Voting Agreements are in full force and effect subject to the Enforceability Exception.

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4.3          Capitalization.

(a)           The registered (authorized) share capital of the Company consists on the date hereof and prior to the Closing, of 1,870,991 Ordinary A Shares, 50,000 Preferred A Shares, 275,000 Preferred B Shares, 369,464 Preferred C Shares, 295,971 Preferred D-1 Shares and 138,574 Preferred D-2 Shares. Schedule 4.3(a) sets forth, as of the date hereof, the number of issued and outstanding shares of each class or series of share capital of the Company, and identifies the holders, beneficially and of record, thereof. Conditional upon the Closing, all the Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D-1 Shares, and Preferred D-2 Shares of the Company currently existing in the share capital of the Company shall convert on a 1:1 basis into Ordinary Shares of the Company. Furthermore, prior to the Closing, the Company shall issue Ordinary Shares to holders of convertible loans to the Company as part of the conversion of all principal and interest accrued thereon) and to other service providers and advisers, and shall restructure its issued and outstanding share capital (on a fully diluted basis) to be equal to 9,500,000 shares and options so that the exchange of such shares into the Merger Consideration shall be on a 1:1 basis. All of the outstanding shares and other equity interests of the Company have been (and, if issued prior to Closing, will be) duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal or first offer, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law, the Company’s Organizational Documents or any Company Material Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b)           No Company Ordinary Shares, Company Preferred Shares, other equity securities or capital stock, options, warrants or similar rights of any Target Company are reserved for issuance to officers, directors, employees or consultants of any Target Company pursuant to any Benefit Plan or otherwise, except as set forth in Schedule 4.3(b). Except as set forth in Schedule 4.3(b), there are no preemptive rights or rights of first refusal or first offer, nor are there any outstanding Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. The Company is not party to any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in Schedule 4.3(b), or the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance, in all material respects, with all applicable securities Laws. As a result of the consummation of the Transactions, except as expressly contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)           Except as disclosed in the Company Financials, no Target Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of any Target Company, and the board of directors of no Target Company has authorized any of the foregoing.

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(d)           No shareholder of any Target Company has any rights of appraisal with respect to the Merger, whether pursuant to the Company’s Organizational Documents, the Israeli Companies Law or any agreement between any Target Company and such shareholder.

4.4          Subsidiaries.

(a)           Schedule 4.4(a) sets forth the name of each other direct or indirect Subsidiary of the Company and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, and (d) any contractual limitation on the ability of the Company to exercise voting control of the Subsidiary. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in material compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company, any of its Subsidiaries or any of its or their Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary, and consummating the Transactions contemplated by this Agreement will not result in a change in control or otherwise give rights to any equity holder in any Subsidiary. Except as set forth in Schedule 4.4(a), there are no outstanding or authorized options, warrants, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company, except as provided in Schedule 4.4(a). Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a) and as provided in Section 4.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. Except as set forth in Schedule 4.4(a), the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries.

(b)           No Target Company is a participant in any joint venture, partnership or similar arrangement and no Target Company owns any equity interests of any Person (other than the Company’s Subsidiaries) except as set forth in Schedule 4.4(b). There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, guaranty, capital contribution or otherwise) in, any other Person. Schedule 4.4(b) sets forth with respect to each Person described in this Section 4.4(b), the name of the Person, the nature of the agreement, the amount invested, advanced or committed by any Target Company, the equity interest of the Company in such Person and any provisions which affect any change in such equity interest, the nature and the amount of the financial commitment of any Target Company, any obligations of any Target Company to any such Person and the rights of any Target Company with respect to the control, management, or rights of any such Person and any other material information relating to the agreement between the Company and any such Person.

4.5          Reserved.

4.6          Governmental Approvals. Except as otherwise described in Schedule 4.6, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions other than (a) such Consents expressly contemplated by this Agreement, including the IIA Notice, (b) pursuant to Consents to be obtained pursuant to the Antitrust Laws expressly contemplated by this Agreement and (c) those Consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

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4.7          Non-Contravention. Except as otherwise described in Schedule 4.7, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which such Person is a party, and the consummation by any Target Company of the Transactions and compliance by such Person with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any such Person’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.6 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Person or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Person under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Person under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in each case, as would not reasonably be expected to have a Material Adverse Effect on the Target Companies.

4.8          Financial Statements.

(a)           As used herein, the term “Company Financials” means (i) the reviewed consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheet as of June 30, 2022 (the “Interim Balance Sheet Date”), and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six-month period from January 1, 2022 through June 30, 2022 (the “Interim Financials”), (ii) the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets as of December 31, 2021, and 2020 and the consolidated statements of comprehensive income, statement of changes in shareholder equity and cash flow statements for each of the years then ended, all of which have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”), and (iii) once available and delivered by the Company, any audited financial statements of the Target Companies for periods following the Interim Balance Sheet Date that the Target Companies’ certified public accountants may issue, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Additional Audited Financials”). The Audited Financials and any Additional Audited Financials fairly present in all material respects the consolidated financial position and results of operations and cash flows of the Target Companies as of the dates or for the periods indicated in accordance with GAAP. True and correct copies of the Company Financials have been provided to OceanTech; provided, however, that (I) the Interim Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unreviewed draft financials (the “Draft Interim Financials”), and (II) the Audited Financials stated in this Section 4.8(a) delivered prior to the execution of this Agreement represent unaudited draft financials (the “Draft Audited Financials”). The Company Financials, including for the avoidance of doubt, the Draft Interim Financials, the Draft Audited Financials, the Interim Financials, the Audited Financials and any Additional Audited Financials: (i) are true and correct and accurately reflect in all material respects the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with Accounting Standards, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated in accordance with GAAP. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b)          Each Target Company maintains books and records reflecting its assets and Liabilities in all material respects and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used in accordance with such Target Company’s management directives, (ii) material transactions of the Target Companies are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company in accordance with applicable Accounting Standards, (iv) the reporting of such Target Company’s assets is compared with existing assets at the intervals required by applicable Accounting Standards and verified in accordance therewith for actual amounts, and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable Accounting Standards. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. To the Knowledge of the Company, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c)           The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.8(c).

(d)           Except as set forth on Schedule 4.8(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) reflected or reserved on or provided for in accordance with applicable Accounting Standards in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022 contained in the Company Financials, or (ii) not material or that were incurred after December 31, 2022 in the Ordinary Course of Business (other than Liabilities for breach of any Contract or violation of any Law), or (iii) Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by a Target Company of any of its covenants or agreements in this Agreement or any Ancillary Document to which such Target Company is or will be a party or the consummation of the Transactions.

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(e)           All accounts receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the Ordinary Course of Business, or represent advance payments with respect to future services or products ordered from the Company, and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any material right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.9          Absence of Certain Changes. Except as set forth on Schedule 4.9 or for actions expressly contemplated by this Agreement, and except for COVID-19 Actions which in the reasonable judgment of the Company are required to be taken or implemented by the Company or any of the other Target Companies since December 31, 2022, each Target Company has (a) conducted its business only in the Ordinary Course of Business and (b) not been subject to a Material Adverse Effect.

4.10        Compliance with Laws. Except as set forth on Schedule 4.10, no Target Company is in material conflict or material non-compliance with, or in material default or material violation of, nor has any Target Company received, in the past three (3) years, any written or, to the Knowledge of the Company oral, notice of any material conflict or material non-compliance with, or material default or material violation of, any applicable Laws by which it or any of its properties; assets; officers or directors (solely in their capacity as representatives of the Company), employees or consultants; business; or operations are or were bound or affected. The Company has adhered, in all material respects, with all reporting and other obligations vis-à-vis the Israel Innovation Authority (previously known as the Office of the Chief Scientist at the Israeli Ministry of Economy) (the “IIA”) and has not materially breached any obligations it may have vis-à-vis the IIA, inter-alia, pursuant to the Innovation Law.

4.11        Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to OceanTech true, correct and complete copies of all Company Permits, all of which Company Permits are listed on Schedule 4.11. Except as set forth in Schedule 4.11, each Target Company has been in compliance in all material respects with all applicable Laws regarding engagement with third parties that hold permits as required by applicable Law. There is no employee or, to the Knowledge of the Company or consultant of a Target Company who is required to be licensed by a Governmental Authority in order for the Target Company to conduct its business in the normal course. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened except where the failure thereof will not have a Material Adverse Effect on the Company. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written notice of any Actions relating to the revocation or modification of any material Company Permit.

4.12        Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened; or (b) Order, investigation, examining or auditing now pending or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets, except in each such case as would not, individually or in the aggregate, reasonably be expected to be material to the Company, its business, equity securities or assets. The items listed on Schedule 4.12, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past three (3) years, to the Knowledge of the Company, none of the current officers or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation of a Governmental Authority.

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4.13        Material Contracts.

(a)           Schedule 4.13(a) sets forth a true, correct and complete list of, and the Company has made available to OceanTech, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.13(a), a “Company Material Contract”) that:

(i)            contains covenants that limit in any material manner the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)           involves any joint venture, profit-sharing, partnership, limited liability company, strategic relationship or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or strategic relationship;

(iii)          involves any agreement relating to the supply of product to, the purchase of product for, or the performance of services by or to any Target Company, in each instance, which are material to the consolidated business and operations of the Target Companies;

(iv)          involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)           evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $250,000;

(vi)          involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $250,000 (other than in the Ordinary Course of Business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vii)         relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

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(viii)       by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $250,000 per year or $500,000 in the aggregate;

(ix)         obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $250,000;

(x)           is with any Top Customer or Top Vendor (as such terms are defined below);

(xi)          is between any Target Company and any directors, officers or employees of a Target Company (other than employment arrangements with employees entered into in the Ordinary Course of Business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xii)        obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 per year (including pursuant to any joint venture, limited partnership or a strategic relationship agreement);

(xiii)       relates to a settlement entered into within three (3) years prior to the date of this Agreement under which any Target Company currently has outstanding obligations (other than customary confidentiality obligations);

(xiv)       provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xv)        relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality agreements entered into in the Ordinary Course of Business, (D) non-exclusive licenses from customers or distributors to any Target Company entered into in the Ordinary Course of Business or (E) feedback and ordinary course trade name or logo rights that are not material to any Target Company.

(b)          Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect; (v) no Target Company has received written, or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business.

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4.14        Intellectual Property.

(a)           Schedule 4.14(a)(i) sets forth: (i) all Patents and pending Patent applications, Trademarks and service mark registrations and pending applications, Copyright registrations and pending applications and registered Internet Assets in which a Target Company is the owner, applicant or assignee or to which it received an exclusive license, specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration is pending, and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Software owned or purported to be owned by a Target Company. Schedule 4.14(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (the “Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Intellectual Property commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), under which a Target Company is a licensee. Except as set forth in Schedule 4.14 (a)(ii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses or that such Target Company otherwise has the right to use, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(b)           Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions reasonably necessary to operate the Target Companies as presently conducted and as presently contemplated to be conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are to the Knowledge of the Company, valid and in force with all applicable maintenance fees paid, and all applications to register any Copyrights, Patents and Trademarks by a Target Company are pending and in good standing, and where applicable, each Target Company has disclosed to the applicable government office or agency all material prior art known by such Target Company in connection with Patents and Patent Applications.

(c)           Schedule 4.14(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor, other than non-exclusive agreements entered into with customers of a Target Company in the Ordinary Course of Business substantially in the Target Company’s standard form (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder.

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(d)           No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned by or licensed to the Target Companies. No Target Company has received any written, or to the Company’s Knowledge, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by or exclusively licensed to a Target Company, or (ii) grants or requires the Target Company to grant any third Person any right with respect to any Intellectual Property owned by or exclusively licensed to a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, or purported to be owned by or exclusively licensed to, or otherwise used or held for use by any Target Company (“Company IP”).

(e)           All Persons including each Target Company’s founders, officers, directors, employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Intellectual Property for a Target Company or in the course of its employment or other engagement with a Target Company (each such person, a “Creator”) have (i) agreed to maintain the confidentiality of the Trade Secrets of the applicable Target Company and (ii) irrevocably assigned to such Target Company by way of assignment of exclusive ownership of all Intellectual Property Rights authored, invented, created, improved, modified, or developed by such Person on behalf of a Target Company in the course of such Creator’s employment or other engagement with such Target Company and, in the case of the Company's founders, also in connection with the Target Company or its business, including prior to and in contemplation of the incorporation of the Company; and (iii) waived all non-assignable rights in and to such Intellectual Property, including moral rights and the right to receive royalties or any other consideration in respect thereof, except in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned or purported to be owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned or purported to be owned by a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in accordance with best industry standards in order to protect the secrecy, confidentiality and value of the material Company IP. There are no current or, to the Company’s Knowledge, threatened, claims from any Creator for compensation or remuneration for inventions invented, copyright works created or any similar claim, including under Israeli Patents Law, 1967. Neither of the Target Companies’ founders or officers own any right, title or interest in any Intellectual Property that is required for any of the Target Companies’ business as currently conducted or as currently proposed to be conducted.

(f)            Except as set forth in Schedule 4.14(f)(i), no facilities, grants or resources of any governmental organization, hospital, university, college, other educational institution or research center (“Governmental Grants” and “Institution”, respectively) was used in the development of any Intellectual Property owned or purported to be owned or, to the Knowledge of the Company, used or licensed by any of the Target Companies. Except as set forth in Schedule 4.14(f)(ii), to the Knowledge of the Company, no founder, employee, consultant or independent contractor of any of the Target Companies who was involved in, or who contributed to, the creation or development of any Company IP, was under restrictions resulting from his/her relations with any third party, including any Institution that resulted or may result in imposing any restrictions or obligations on any of the Target Companies or use of such Company IP or of any Institution having an ownership interest in any Company IP. The Target Companies comply in all material respects with all Laws, regulations, rules, guidelines, contracts and undertakings in connection with all Governmental Grants that any of Target Companies applied for or received.

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(g)           The consummation of any of the Transactions will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License, except where such breach, modification, cancellation, termination, suspension or acceleration would not reasonably be expected to be material to the Company.

(h)           None of the Target Companies or any of their founders, employees or consultants, has licensed to any person or entity, agreed to disclose, deliver or license to any person or entity, or permitted the license, or to the Knowledge of the Company disclosed or delivered or permitted the disclosure or delivery, to any escrow agent or other person or entity of, any source code of Company IP. No event has occurred, and to the Target Companies’ Knowledge, no circumstance or conditions exists, that (with or without notice or lapse of time, or both) would reasonably be expected to, result in the disclosure or delivery by any of the Target Companies or any person or entity then acting on its behalf (including without limitation the founders) to any other person or entity of any source code of Company IP.

(i)            Except as set forth in Schedule 4.14(i), none of the Target Companies has (i) incorporated open source materials into, bundled with or combined open source materials with, the Company IP or any of the products of a Target Company; or (ii) distributed open source materials in conjunction with any Company IP or any of the products of a Target Company; or (iii) used open source materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Target Company with respect to any Company IP or grant, or purport to grant, to any third party, any rights or immunities under any Company IP (including using any open source materials that require, as a condition of use, modification and/or distribution of such open source materials that other software incorporated into, derived from or distributed with such open source materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge). With respect to any open-source materials that are were used by a Target Company in any way, the Target Company has been and is in compliance with all applicable licenses with respect thereto.

4.15        Privacy.

(a)           Each Target Company complies in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of Personal Information and/or Protected Health Information and its own privacy policies and guidelines (the “Data Security Requirements”), except for any failures to do so that would not reasonably be expected to be material to the Company. The Transactions contemplated by this Agreement will not result in any Liabilities in connection with any Data Security Requirements.

(b)           (i) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and Personal Information in the possession of any Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, which required disclosure or notification under applicable Data Security Requirements, and (ii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company.

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(c)           In the past three (3) years, the Company has taken reasonable steps in accordance with industry standards (as customary in companies of similar size offering similar services) to protect and maintain the confidential nature of the Personal Information provided to such Target Company by any Person and secure any such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse.

(d)           None of the Target Companies has received any written notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws with respect to Personal Information possessed by the Target Companies.

4.16        Taxes and Returns.

(a)           Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax. There are no audits, examinations, investigations or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against such Target Company. There are no Liens with respect to any Taxes upon any of Company’s assets, other than Permitted Liens. No Target Company has outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b)           No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the Ordinary Course of Business, the primary purpose of which is not the sharing of Taxes).

(c)           Each Target Company has materially complied with all applicable Laws relating to the withholding and remitting of Taxes.

(d)           No Target Company has been a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(e)           Any Target Company required to be registered for purposes of Israeli value added tax is duly registered and has materially complied with all requirements concerning Israeli value added Tax (“VAT”). Each Target Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) except as set forth in Schedule 4.16(e), if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No non-Israeli Target Company is required to register in Israel for Israeli VAT purposes. Each Target Company required to register for VAT under the laws of any country other than Israel has so registered and has collected and paid over to the taxing authority all VAT required to be collected and paid over.

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(f)            Except as set forth in Schedule 4.16(f), no Target Company is benefiting (or has benefited) from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Capital Investment Encouragement Law – 1959, including but not limited to Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. No Target Company has retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA) in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.

(g)           No Target Company has performed or was part of any action or transaction that is classified as a “reportable transaction” under Section 131(g) of the Ordinance, a “reportable opinion” under Sections 131D of the Ordinance, or a “reportable position” under Section 131E of the Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

(h)           Each Target Company currently complies and has always complied in the past with all the relevant requirements of Section 102 of the Ordinance (including the relevant sub-section of Section 102 and the requirements and guidance of ITA, including the filing of the necessary documents with the ITA, the grant of Section 102 Options only following the lapse of the required 30-day period from the filing of the equity incentive plan with the ITA, the receipt of the required written consents from the grantees, the appointment of the Section 102 trustee to hold the Section 102 options, and the due deposit of such Section 102 options with such trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable), with respect to any Company option issued pursuant to the provisions of such section. Each Target Company equity incentive plan and any amendments thereto were timely and duly filed with the ITA and with the Company’s Section 102 trustee, as applicable, and all Company options purported by the terms of the grant thereof to be granted under Section 102(b)(2) of the Ordinance (capital gains route) (“Section 102 Options”) shall be taxed in accordance therewith.

(i)            No Target Company is subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(j)            No Target Company has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(k)           Each Target Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, and the prices for any property or services provided by or to any Target Company are arm’s length prices for purposes of the applicable Laws, including Treasury Regulations promulgated under Section 482 of the Code and Section 85A to the Ordinance and the Income Tax Regulations (Determination of Market Terms) 2006 and including to the extent required, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target Companies.

(l)            Each Target Company is Tax resident only in its jurisdiction of formation.

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(m)          No claim has been made in writing by any Government Authority in a jurisdiction in which any Target Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(n)           No Target Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o)           No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(p)           No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale made prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of an improper method of accounting for a taxable period on or prior to the Closing Date. No Target Company has made an election pursuant to Section 965(h) of the Code.

(q)           All Intellectual Property that has ever been developed and utilized by the Company or any Subsidiary is wholly and exclusively owned by the Company.

(r)            No Target Company owns any interest in any controlled foreign corporation pursuant to Section 75B of the Ordinance or other entity the income of which is required to be included in the income of any Target Company.

(s)           The Company has not taken or agreed to take any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Transactions from qualifying for the Intended Tax Treatment.

4.17        Real Property. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases). Schedule 4.17 contains a complete and accurate list of all premises currently leased or subleased by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”). The Company has provided to OceanTech a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition.

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4.18        Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $100,000 is set forth on Schedule 4.18, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company. The Company has provided to OceanTech a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received written notice of any such condition.

4.19        Employee Matters.

(a)           Except for extension orders applicable to all employees in Israel, in the past three (3) years, no Target Company is, and has been at any time, either directly or by operation of law, a party to or otherwise bound by or subject to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. In the past three (3) years, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees, consultant, independent contractor, officer or manager, of any of the Target Companies. No current officer or key employee of a Target Company has provided such Target Company notice of his or her plan to terminate his or her employment with any Target Company or to go on leave of absence, and the Company has no Knowledge that any current officer or key employee of a Target Company intends to terminate his or her employment with any Target Company within the next twelve (12) months.

(b)           In the past three (3) years, each Target Company (i) is and has been in compliance in all material respects with all applicable Laws relating to employment and labor and the employment agreements listed in such Schedule 4.19(b), including Laws relating to employment and employment practices, terms and conditions of employment and other related labor matters, including health and safety and wages and hours, and other Laws relating to discrimination, sexual harassment, disability, labor relations, classification and payment of employees and independent contractors, any local orders relating to COVID-19, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any past due arrears of wages, any Taxes, or due arrears of transfer to employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds, or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). In the past three (3) years, there are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or other labor-related matters, or alleging breach of any express or implied contract relating to labor matters, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct or other unlawful act of a similar nature in connection with the labor relationship.

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(c)           All of the independent contractors and service providers and their representatives who have provided services to the Target Company and that have been involved in the development of Intellectual Property of the Company in the past three (3) years are a party to a written Contract with a Target Company. Each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to OceanTech by the Company. For the purposes of applicable Law, all independent contractors who are currently, or in the past three (3) years, have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company and would not reasonably be expected to be misclassified as an employee of a Target Company. Each such independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. Each of the Target Companies has not, in the past three (3) years, engaged any personnel through manpower or other similar third-party agencies and has no Liability with respect to any misclassification of (i) any employee leased from another employer or (ii) any employee currently or formerly classified as exempt from overtime compensation.

4.20        Benefit Plans.

(a)           Set forth on Schedule 4.20(a)(i) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Company Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b)          With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to OceanTech accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iii) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c)          With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely and fully made; (v) each of the Target Company’s liability towards employees regarding pension arrangements, severance pay, accrued vacation, recreation pay and contributions to all pension plans and/or Company Benefit Plan are fully funded or, solely with respect to accrued vacation, recreation pay, in case that such are not fully funded, are adequately reserved in accordance with GAAP and are reflected on the Company Financials; (vi) Section 14 of the Israel Severance–Pay Law - 1963 (“Section 14 Arrangement”) was properly applied in accordance with the terms of the general Permit issued by the Israeli Labor Minister regarding mandatory pension arrangement regarding all Company Target employees based on 8.33% of their full salaries and from their commencement date of employment and, upon the termination of employment of any of the such employees, any Target Company will not have to make any payment under the Severance Pay Law 5723-1963, except for release of the funds accumulated in accordance with the applicable Section 14 Arrangement; and (vii) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

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(d)          The consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(e)          Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

4.21        Healthcare Matters. Except as set forth on Schedule 4.21:

(a)           Each Target Company is, and in the past three (3) years, has been, in compliance, in all material respects, with all applicable Healthcare Laws. Each Target Company’s business as currently conducted is being, and in the past three (3) years, has been, conducted in compliance, in all material respects, with all applicable Healthcare Laws. Each Target Company has not, in the past three (3) years, received any written communication or written notification of any pending or threatened Action from any Governmental Authority or any qui-tam relator, including, without limitation, the FDA, the Centers for Medicare & Medicaid Services, and the U.S. Department of Health and Human Services Office of Inspector General, or any comparable state, federal, or foreign Governmental Authority, alleging non-compliance by, or liability of, the Target Companies under any Healthcare Law.

(b)           The Target Companies hold such Permits of Governmental Authorities from the United States or foreign governments or government agencies required for the conduct of their business as currently conducted, including, where applicable and without limitation, those Permits to permit the design, development, research, testing, studying, manufacturing, processing, storing, handling, importing or exporting, licensing, labeling, packaging, distributing, or marketing of pharmaceutical products in jurisdictions where the Target Companies currently conduct such activities (collectively, the “Company Licenses” ). Schedule 4.21 contains a true, correct, and complete list of all Company Licenses held by the Target Companies. The Target Companies have fulfilled and performed, in all material respects, all of their obligations with respect to each Company License and comply, in all material respects, with all terms and conditions of each Company License, and, to the Knowledge of the Company, no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof.

(c)           In the past three (3) years, no manufacturing site (whether owned or operated by the Target Companies) has been subject to a Governmental Authority (including the FDA) shutdown or import or export prohibition. In the past three (3) years, no pharmaceutical product with which the Target Companies have manufactured is under consideration by the Target Companies, their customers, or by the FDA or similar foreign Governmental Authority for a recall, withdrawal, suspension, seizure, or discontinuation, or has been recalled, withdrawn, suspended, seized, or discontinued by the Companies or their customers in any part of the world (whether voluntarily or otherwise). No proceedings in any part of the world (whether completed, existing, pending, or threatened) seeking the recall, withdrawal, suspension, seizure, or discontinuance of any product with which the Target Companies work or have worked are pending against the Target Companies (or to the Company’s Knowledge, their customers).

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(d)           In the past three (3) years, there have been no adverse regulatory actions taken (or, to the Company’s Knowledge, threatened) by the FDA or any other Governmental Authority with respect to any facilities where pharmaceutical products are designed, developed, researched, tested, studied, manufactured, processed, stored, handled, imported or exported, licensed, labeled, packaged, distributed, or marketed, including, without limitation, warning letters, untitled letters, It Has Come To Our Attention letters, FDA Form 483 Notices of Inspectional Observations, or similar written notices or written communications issued by the FDA or comparable written communications from any other Governmental Authority.

(e)           The Target Companies are not the subject of any pending or, to the Knowledge of the Company, threatened investigation by the FDA pursuant to the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or similar policy enforced by any other Governmental Authority. The Target Companies have not, nor has, to the Knowledge of the Company, any officer, employee, or agent of the Target Companies, in the past three (3) years, made an untrue statement of material fact to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke the FDA Fraud Policy or any similar policy. The Target Companies have not, and, to the Company’s Knowledge, none of their officers, employees, or agents, been or is currently subject to any debarment, suspension, or exclusion under any government healthcare program or under the FDCA. The Target Companies have not, nor, to the Knowledge of the Company, has any officer, employee, or agent of the Target Companies been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law. No Actions that would reasonably be expected to result in a material debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Target Companies or, to the Knowledge of the Company, any of their directors, officers, employees, or agents.

4.22        Environmental Matters.

(a)           Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), and no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would be reasonably expected to result in a Material Adverse Effect on the Company.

(b)           No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved or that would be reasonably expected to result in a material liability.

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(c)           No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d)           No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or material obligation under applicable Environmental Laws.

(e)           The Company has provided to OceanTech all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

(f)            To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law or Environmental Liabilities.

4.23        Transactions with Related Persons. Other than as set out in Schedule 4.23, no Target Company nor any of its Affiliates, nor any officer, director or 5% beneficial owner of the equity of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property or the license of Intellectual Property from, (c) granting or receiving any right or interest in any asset of a Target Company to or from, or (d) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the Ordinary Course of Business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). No Target Company is party to any Contract with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.23 specifically identifies those Contracts, arrangements or commitments set forth on such Schedule 4.23 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty. All material transactions since the incorporation of the Company between the Company and Related Persons that require approvals pursuant to Sections 268 to 284 of the Israeli Companies Law, or pursuant to the Company’s Organizational Documents have been duly approved. To the Company’s Knowledge, no officer or director of any Target Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of any Target Company or (B) any other entity in any material business arrangement or relationship with any Target Company; provided, however, that the ownership of securities listed on any national securities exchange representing less than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Target Company for the business; (iii) has outstanding any Indebtedness owed to any Target Company; or (iv) has received any funds from the Target Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the Ordinary Course of Business.

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4.24        Insurance.

(a)           Schedule 4.24(a) lists all insurance policies held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to OceanTech. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. To the Knowledge of the Company, each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. In the past three (3) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any material adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)           Schedule 4.24(b) identifies each individual insurance claim in excess of $250,000 made by a Target Company in the past three (3) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim in excess of $50,000. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

4.25        Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the Ordinary Course of Business.

4.26        Top Customers and Top Vendors. Schedule 4.26 lists, by Dollar volume received or paid, as applicable, for each of the years ended December 31, 2022 and 2021, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten (10) largest vendors of goods or services to the Target Companies (the “Top Vendors”). No Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated its relationship with a Target Company

4.27        Certain Business Practices.

(a)           No Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the equivalent Laws of Israel or of the country in which any Target Company is located or conducts business, (iii) otherwise made, offered, promised, authorized, paid or received any improper payment in violation of any anti-corruption Laws, or (iv) otherwise made any unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

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(b)           The operations of each Target Company are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)           No Target Company or any of their respective directors or officers is currently identified on the specially designated nationals or other blocked person list or otherwise the subject of any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country or territory subject to OFAC sanctions or for the purpose of financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, since the Company’s inception. Neither the Target Companies nor, to the Company’s Knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been (i) a Person named on any Sanctions List and Export Control Laws-related list of designated Persons maintained by a Governmental Authority; (ii) located, organized or resident in a country or territory which is itself the subject of or OceanTech of any Sanctions and Export Control Laws; (iii) an entity 50-percent or more owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii).

(d)           No Target Company has received any written notice that there is any investigation, allegation, request for information, or other inquiry by any Governmental Authority regarding an actual or possible violation of any anti-corruption Laws.

(e)           No Target Company is, or is required to be, registered with the Israeli Ministry of Defense as a security exporter. The business of the Target Companies does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Law, and the business of the Target Companies does not require any Target Company to obtain a license from the Israeli Ministry of Economy and/or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology or financing the activities of any Person the subject of, or otherwise in violation of, any U.S. sanctions administered by OFAC, in each case, in violation of applicable sanctions, in the last three (3) fiscal years.

4.28        Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.29        Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Target Companies or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Target Company.

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4.30        Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the Transactions; (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of OceanTech or its Affiliates.

4.31        Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the OceanTech and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of OceanTech for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of OceanTech set forth in this Agreement (including the related portions of the OceanTech Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of OceanTech for the Registration Statement; and (b) none of OceanTech or its Representatives have made any representation or warranty as to OceanTech or this Agreement or the Transactions, except as expressly set forth in this Agreement (including the related portions of the OceanTech Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto, or with respect to the information provided by or on behalf of OceanTech for the Registration Statement.

4.32        No Other Representations or Warranties; No Reliance. Except for the representations and warranties contained in this Section 4.32, (i) neither the Company nor any other Person or entity on behalf of the Company has made or makes any representation or warranty, whether express or implied, with respect to the Company, its Affiliates, its business or operations, or any of their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to OceanTech, its Affiliates or any of its Representatives by or on behalf of the Company, and (ii) neither the Company nor any other Person on behalf of the Company has made or makes any representation or warranty, whether express or implied, to OceanTech with respect to any projections, forecasts, estimates or budgets made available to OceanTech, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Company, its Affiliates or its business, whether or not included in any management presentation. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, OceanTech, nor any other Person or entity on behalf of OceanTech, has made or makes, and the Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to OceanTech, its Affiliates or its respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or its Affiliates or any of their Representatives by or on behalf of OceanTech.

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Article V
COVENANTS

5.1          Access and Information.

(a)           During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement in accordance with Section 7.1, or (ii) the Closing (the “Interim Period”), subject to Section 5.14 and the Confidentiality Agreement, each of the Company and Merger Sub shall give, and shall cause their respective Representatives to give (subject, in each instance to (x) compliance with applicable Law, (y) the Company’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), OceanTech and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to the books and records of the Company, and all other reasonable financial and operating data and other information, of, or pertaining to, the Target Companies as OceanTech or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with OceanTech and its Representatives in such investigation; provided, however, that OceanTech and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies or Merger Sub; provided, further, that such access may be limited to the extent any of the Target Companies or Merger Sub reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of any of the Target Companies or Merger Sub. OceanTech hereby agrees that, during the Interim Period, it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other business relation of any Target Company regarding any Target Company, the business or the Transactions contemplated by this Agreement and the Ancillary Documents without the prior written consent of the Company. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided, that, in each such case of clause (i), (ii) or (iii), the Company will inform OceanTech of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided further, that no information or knowledge obtained by OceanTech in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to OceanTech hereunder.

(b)           During the Interim Period, subject to Section 5.13 and the Confidentiality Agreement, OceanTech shall give (subject, in each instance to (x) compliance with applicable Law, (y) OceanTech’s desire to maintain attorney-client privilege or other similar rights at its reasonable discretion, and (z) the consent of or other conditions required by a Contract counterparty or service provider), and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to OceanTech or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request regarding OceanTech, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of OceanTech’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of OceanTech or any of its Subsidiaries; provided, further, that such access may be limited to the extent OceanTech or its Subsidiaries reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of OceanTech or its Subsidiaries. Notwithstanding the foregoing, OceanTech shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege; provided, that, in each such case of clause (i), (ii) or (iii), OceanTech will inform the Company of the same and use commercially reasonable efforts to seek any required consent or implement appropriate procedures to enable the disclosure of such information (including, if applicable, in a manner that does not jeopardize any attorney-client privilege); and provided, further, that no information or knowledge obtained by the Company in any investigation conducted pursuant to the access contemplated by this Section 5.1 shall affect or be deemed to modify any representation or warranty of OceanTech set forth in this Agreement or otherwise impair the rights and remedies available to the Company hereunder.

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5.2          Conduct of Business of the Company.

(a)           Unless OceanTech shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated or permitted by this Agreement or any Ancillary Document, including but not limited with to the PIPE Investment or any other financing arrangement contemplated pursuant to this Agreement), (B) as required by Law (including any COVID-19 Measures) or (C) as set forth on Schedule 5.2 of the Company Disclosure Schedule, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to (i) except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with OceanTech) are required to be taken or implemented by the Company or any of the other Target Companies during the Interim Period, conduct their respective businesses, in all material respects, in the Ordinary Course of Business, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations.

(b)           Without limiting the generality of Section 5.2(a) and except (A) as contemplated by the terms of this Agreement or any Ancillary Document, (B) as required by Law (including all Healthcare Laws and any COVID-19 Measures) or (C) as set forth on Schedule 5.2 of the Company Disclosure Schedule, during the Interim Period, without the prior written consent of OceanTech (such consent not to be unreasonably withheld, conditioned or delayed), except for COVID-19 Actions which in the reasonable judgment of the Company (after consultation with OceanTech) are required to be taken or implemented by the Company or any other Target Company during the Interim Period, neither the Company nor Merger Sub shall, and each shall cause the Target Companies to not:

(i)            amend, waive or otherwise change, in any respect, its Organizational Documents;

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(ii)           except in connection with the exercise, adjustment or replacement of Company Options outstanding as of the date of this Agreement or the grant of Company Options to employees in the Ordinary Course of Business consistent with past practices, authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)          split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)          Other than in the Ordinary Course of Business, incur, create, assume, prepay or otherwise become liable for any Indebtedness;

(v)           Other than in the Ordinary Course of Business, (A) increase the wages, salaries or compensation of its employees, (B) materially increase other benefits of employees generally, or (C) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any consultant, officer, manager director or employee engaged or employed as of the date of this Agreement, in each case, other than as required by applicable Law or pursuant to the terms of any Benefit Plans;

(vi)          except for in the Ordinary Course of Business, (i) make or rescind any material election relating to Taxes; (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (iii) file any amended Tax Return or claim for refund; (iv) make any material change in its accounting or Tax policies or procedures; or (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); in each case except as required by applicable Law or in compliance with GAAP or otherwise;

(vii)         terminate (other than expiration in accordance with its terms), waive or assign to any Person that is not a Target Company any material right under any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the Ordinary Course of Business;

(viii)       fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(ix)          enter into any new line of business;

(x)           fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

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(xi)          revalue any of its assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or applicable Laws and after consulting with such Party’s outside auditors;

(xii)         waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiii)        close or materially reduce its activities;

(xiv)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xv)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi)       other than in the Ordinary Course of Business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights (other than the Permitted Liens);

(xvii)       enter into any agreement, understanding or arrangement with respect to the voting of equity securities of any Target Company;

(xviii)      enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business); or

(xix)         authorize or agree to do any of the foregoing actions.

5.3          Conduct of Business of OceanTech and Merger Sub.

(a)           Unless the Company shall otherwise consent to in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (A) as expressly contemplated or permitted by this Agreement (including as contemplated by the Redemption and the PIPE Investment) or any Ancillary Document, (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3 of the OceanTech Disclosure Schedules, OceanTech shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business consistent with past practice, (ii) comply with all Laws applicable to OceanTech and its Subsidiaries and their respective businesses, assets and employees, and (iii) preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b)           Without limiting the generality of Section 5.3(a) and except (A) as expressly contemplated by this Agreement (including as contemplated by the Redemption and the PIPE Investment) and any Ancillary Document, (B) as required by Law (including any COVID-19 Measures), or (C) or as set forth on Schedule 5.3 of the OceanTech Disclosure Schedules, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), OceanTech shall not, and shall cause its Subsidiaries to not:

(i)           amend, waive or otherwise change, in any respect, its Organizational Documents, except to exercise the Extension Option;

(ii)          authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities.

(iii)         split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)         incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) other than Working Capital Loans;

(v)          make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi)         amend, waive or otherwise change the Trust Agreement in any manner;

(vii)        terminate, waive or assign any material right under any OceanTech Material Contract or enter into any Contract that would be a OceanTech Material Contract, in any case outside of the Ordinary Course of Business consistent with past practice;

(viii)       fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business consistent with past practice;

(ix)          establish any Subsidiary or enter into any new line of business;

(x)           fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi)          revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting OceanTech’s outside auditors;

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(xii)         waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, OceanTech or its Subsidiary, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the OceanTech Financials;

(xiii)        acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(xiv)        make capital expenditures;

(xv)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi)        voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) (excluding for the avoidance of doubt, incurring any Transaction Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the Ordinary Course of Business or in accordance with the terms of this Section 5.2 during the Interim Period;

(xvii)       sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)      enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix)         take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx)          authorize or agree to do any of the foregoing actions.

5.4           Delivery of Interim Financials, Audited Financials and Subsequent Annual and Interim Financial Statements.

(a)           The Company shall deliver the Interim Financials, as approved by the board of directors of the Company and signed by an officer of the Company, which shall have been reviewed in accordance with PCAOB reviewing standards by a PCAOB registered independent auditor, not later than such date as may be necessary to include the Interim Financials in the initial filing of the Registration Statement.

(b)           The Company shall deliver the Audited Financials, as approved by the board of directors of the Company and signed by an officer of the Company, which shall have been audited in accordance with PCAOB auditing standards by a PCAOB registered independent auditor, not later than such date as may be necessary to include the Audited Financials in the initial filing of the Registration Statement.

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(c)           During the Interim Period, within forty-five (45) calendar days following the end of each three-month quarterly period or such earlier date as such financial statements need to be available for inclusion in the Registration Statement, the Company shall deliver to OceanTech unaudited consolidated financial statements, including a consolidated balance sheet, consolidated statement of operations and comprehensive income (loss), changes in shareholders’ equity, consolidated statements of cash flows and notes to financial statements prepared in accordance with GAAP. If the form of the Registration Statement requires inclusion of such interim financial statements in the Registration Statement, the Company will also provide comparable financial statements for the prior year and the interim financial statements shall comply with Rules 8-03 and 8-04 of Regulation S-X.

(d)           During the Interim Period, if OceanTech reasonably requests, the Company shall provide OceanTech, within sixteen (16) days after the end each calendar month, with the cash position of the Company for the month and the year to date in such form as OceanTech may reasonably request.

(e)           During the Interim Period, the Company will also promptly deliver to OceanTech copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

5.5          Redemptions. During the Interim Period, the Parties will use their, and OceanTech shall cause Sponsor to use its, reasonable best efforts to minimize the amount of funds in the Trust Account paid to OceanTech’s shareholders in the Redemption, including OceanTech causing Sponsor to utilize the shares of OceanTech Class B Stock and/or the OceanTech Private Warrants held by Sponsor in connection with such effort.

5.6          OceanTech Public Filings. During the Interim Period, OceanTech will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Merger to maintain the listing of OceanTech Units, OceanTech Class A Stock and OceanTech Public Warrants on Nasdaq. During the Interim Period, OceanTech shall, to the extent possible, provide the Company with a reasonable review period prior to making any public filing with the SEC and, with respect to filings that relate to this Agreement and the Merger, will consider in good faith any suggestion or revision that may be proposed by the Company or its Representatives.

5.7          No Solicitation.

(a)           For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and Merger Sub and their respective Subsidiaries, a transaction (other than the acquisition or disposition of assets in the Ordinary Course of Business) concerning the sale of (x) all or substantially all of the business or assets of the Company (other than sales of products and services in the Ordinary Course of Business) or (y) all or substantially all of the shares or other equity interests of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests or assets, merger, consolidation or otherwise (subject, in each instance, to actions otherwise expressly permitted by this Agreement, including Sections 5.2 and 5.3) and (B) with respect to OceanTech and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination or similar transaction, including any merger, purchase of ownership interests or assets or recapitalization for OceanTech.

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(b)           During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its respective Representatives to not, without the prior written consent of the Company or OceanTech, as applicable, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, an Acquisition Proposal or potential Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party with the intention of facilitating an Acquisition Proposal.

(c)           Each Party shall notify the others as promptly as practicable (and in any event within 72 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.8          No Trading. The Company acknowledges and agrees that it is aware and the Company’s Affiliates are aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (together, the “Federal Securities Laws”) on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of OceanTech, communicate such information to any third party other than to its Representatives in connection with the Transactions who need to know such information and understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information, knowingly take any other action with respect to OceanTech in violation of such Federal Securities Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

5.9          Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any written notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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5.10        Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall use reasonable best efforts to cooperate with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the Transactions.

(b)           In furtherance and not in limitation of Section 5.10(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at the sole cost and expense of OceanTech as promptly as practicable, and each Party agrees to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions; iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c)           As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions and shall use all reasonable best efforts to have such Governmental Authorities approve the Transactions. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d)           Prior to the Closing, each Party shall use its reasonable best efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions or required as a result of the execution or performance of, or consummation of the Transactions by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.11        Further Assurances. The Parties hereto shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12        The Registration Statement.

(a)           As promptly as practicable after the date hereof, OceanTech shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the OceanTech Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement of OceanTech (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from OceanTech stockholders for the matters to be acted upon at the OceanTech Special Meeting and providing the Public Stockholders an opportunity in accordance with the OceanTech’s Organizational Documents and the IPO Prospectus to have their shares of OceanTech Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the OceanTech Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from OceanTech stockholders to vote, at a special meeting of OceanTech stockholders to be called and held for such purpose (the “OceanTech Special Meeting”), in favor of approving (i) the adoption and approval of this Agreement and the Transactions, (ii) the approval of the issuance of OceanTech Securities in the PIPE Investment, by OceanTech stockholders in accordance with OceanTech’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq, if applicable, (iii) the approval of the Restated Post-Closing Company Certificate, (iv) such other matters as the Company and OceanTech shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i), (ii), (iii) and (iv)), collectively, the “OceanTech Stockholder Approval Matters”), and (v) the adjournment of the OceanTech Special Meeting, if necessary or desirable in the reasonable determination of OceanTech. If on the date for which the OceanTech Special Meeting is scheduled, OceanTech has not received proxies representing a sufficient number of shares to obtain the Required OceanTech Stockholder Approval, whether or not a quorum is present, OceanTech may make one or more successive postponements or adjournments of the OceanTech Special Meeting. In connection with the Registration Statement, OceanTech will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the OceanTech’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. OceanTech shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide OceanTech with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(b)           OceanTech shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the OceanTech Special Meeting and the Redemption. Each of OceanTech and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, OceanTech and, after the Closing, the OceanTech Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. OceanTech shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to OceanTech stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the OceanTech’s Organizational Documents.

(c)           OceanTech, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. OceanTech shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that OceanTech or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the OceanTech Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d)           OceanTech and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Registration Statement shall include such information concerning the Target Companies and their equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. In connection with the Registration Statement and the Proxy Statement, the Company and OceanTech will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules, OceanTech’s Organizational Documents, the Israeli Companies Law, the DGCL and the rules and regulations of the SEC and Nasdaq.

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(e)           OceanTech and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the OceanTech Special Meeting and the Redemption. Each of OceanTech and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and OceanTech and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. OceanTech and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to OceanTech’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and OceanTech’s Organizational Documents.

(f)            As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, OceanTech (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to OceanTech’s shareholders and, pursuant thereto, shall call the OceanTech Special Meeting in accordance with the DGCL for a date no later than twenty (20) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, OceanTech shall solicit proxies from the OceanTech stockholders to vote in favor of the OceanTech Stockholder Approval Matters, as approved by the OceanTech board of directors, which approval shall also be included in the Registration Statement.

(g)           If on the date for which the OceanTech Special Meeting is scheduled, OceanTech has not received proxies representing a sufficient number of shares to obtain the Required OceanTech Shareholder Approval, whether or not a quorum is present, OceanTech may make one or more successive postponements or adjournments of the OceanTech Special Meeting. OceanTech may also adjourn the OceanTech Special Meeting to establish a quorum or if the OceanTech stockholders have elected to redeem a number of shares of OceanTech Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.2(e) not being satisfied. Notwithstanding the foregoing, without the consent of the Company, in no event shall OceanTech adjourn the OceanTech Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond four (4) Business Days prior to the Outside Date. Except as otherwise required by applicable Law, OceanTech covenants that none of the OceanTech board of directors (including any committee thereof) or OceanTech shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

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(h)           OceanTech and the Company shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, OceanTech’s Organizational Documents, the Company’s Organizational Documents, and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on Nasdaq, any solicitation of proxies thereunder, the calling and holding of the OceanTech Special Meeting and the Redemption.

5.13        Public Announcements.

(a)          The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions shall be issued by any Party or any of their Affiliates or any of their respective Representatives without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of OceanTech and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Party reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b)          The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, OceanTech shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Company shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Sponsor shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions.

5.14        Confidential Information.

(a)          The Company and Merger Sub agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any OceanTech Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder or to comply with applicable Law, Order or Action), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of OceanTech Confidential Information without OceanTech’s prior written consent; and (ii) in the event that the Company, Merger Sub, or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes compelled to disclose any OceanTech Confidential Information by Law, Order or Action, (A) provide OceanTech to the extent legally permitted with prompt written notice of such requirement so that OceanTech or an Affiliate thereof may seek, at OceanTech’s cost, a protective Order or other remedy or waive compliance with this Section 5.14(a), and (b) in the event that such protective Order or other remedy is not obtained, or OceanTech waives compliance with this Section 5.14(a), furnish only that portion of such OceanTech Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such OceanTech Confidential Information. In the event that this Agreement is terminated and the Transactions are not consummated, the Company and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to OceanTech or destroy (at the Company’s election) any and all copies (in whatever form or medium, including electronic) of OceanTech Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that the Company and Merger Sub and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, however, that any such OceanTech Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b)          OceanTech hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder or to comply with applicable Law, Order or Action), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that OceanTech or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with this Section 5.14(b) for a period of two (2) years after such termination, becomes compelled to disclose any Company Confidential Information by Law, Order or Action, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.14(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.14(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, OceanTech shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at OceanTech’s election) any and all copies (in whatever form or medium, including electronic) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations, correspondence and other writings related thereto or based thereon; provided, however, that OceanTech and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, however, that any such Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, OceanTech and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c)          For the avoidance of doubt, the obligations set forth in this Section 5.14 are in addition to and shall not supersede any continuing obligations under the Confidentiality Agreement between or among the Parties.

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5.15        Post-Closing OceanTech Board and Executive Officers.

(a)           The Parties shall take all necessary action, including causing the then-serving directors of OceanTech to resign, so that effective as of the Effective Time, OceanTech’s board of directors (the “Post-Closing OceanTech Board of Directors”), subject to the Amended OceanTech Charter, will consist of seven (7) directors, consisting of (i) six (6) directors designated prior to the Closing by the Company, the majority of which shall be considered “independent” under Nasdaq requirements and (ii) one (1) director designated prior to the Closing by OceanTech, who shall be considered “independent” under Nasdaq requirements. The Post-Closing OceanTech Board of Directors shall comply with the diversity standards then-applicable to directors of companies listed on Nasdaq and, allocated into classes on any classified board of directors mutually acceptable to the Company and OceanTech, provided, however, that the composition of the Post-Closing OceanTech Board of Directors shall at all times comply with all rules, regulations and requirements (including but not limited to all director independence and corporate governance rules) of each of the Israeli Companies Law and Nasdaq.

(b)           The Parties shall take commercially reasonable actions so that the individuals serving as the executive officers of the Company immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing.

5.16        Reserved.

5.17        Indemnification of Directors and Officers; Tail Insurance.

(a)           The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of OceanTech and the Company, and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of OceanTech or the Company (the “D&O Indemnified Persons”) as provided in OceanTech’s or Company’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and OceanTech or the Company, as applicable, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Company shall cause the Organizational Documents of the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of OceanTech and the Company, to the extent permitted by applicable Law. The provisions of this Section 5.17(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom shall be a third-party beneficiary of the provisions of this Section 5.17(a).

(b)           OceanTech shall obtain at or prior to the Closing, and fully pay the premium for a “tail” directors and officers liability insurance policy that provides coverage for a six-year period from and after the Effective Time for events occurring at or prior to the Effective Time (i) for OceanTech’s directors, officers and other persons covered by OceanTech’s current directors and officers liability policy which is substantially equivalent to and in any event not less favorable in the aggregate than OceanTech’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, and (ii) for the benefit of the Company’s directors and officers, equivalent coverage, to the extent available (collectively, the “D&O Tail Insurance”). The Post-Closing Company shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

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(c)           Notwithstanding the foregoing (i) none of the Post-Closing Company or the Company shall be obligated to indemnify a D&O Indemnified Person with respect to any amount in relation to a claim of any type whatsoever to the extent such claim (or part thereof) has been paid to the D&O Indemnified Person (or paid directly to a third party on a D&O Indemnified Person’s behalf) by any directors and officers, or other type, of insurance maintained by the Post-Closing Company or the Company, and (ii) no D&O Indemnified Person shall settle any claim without the prior written consent of the Post-Closing Company and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Post-Closing Company or the Company: (A) settle any claim without either (x) the written consent of all D&O Indemnified Persons against whom such claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the claim relates for all D&O Indemnified Persons without admission or finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Person for any amounts paid in settlement of any threatened or pending claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d)          On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and OceanTech with, or for the benefit of, the D&O Indemnified Persons, which indemnification agreements shall be effective as of and following the Closing Date.

(e)          The Company shall not have any obligation under this Section 5.17 to any D&O Indemnified Persons when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Indemnified Person in the manner contemplated hereby is prohibited by applicable Law.

(f)           The provisions of this Section 5.17 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

5.18        Reserved.

5.19        PIPE Investment.

(a)           Prior to the Closing Date, OceanTech and the Company may enter into and consummate subscription agreements in form and substance mutually acceptable in good faith to OceanTech and the Company (each, a “Subscription Agreement”) among investors (the “PIPE Investors”) and either OceanTech or the Company or both OceanTech and the Company in connection with one or more private placements in OceanTech and/or the Company, to purchase Company Ordinary Shares and/or OceanTech Class A Stock, in each instance, to be consummated immediately prior to the Closing Date subject to the condition that the Closing occurs (a “PIPE Investment”). OceanTech shall cause Sponsor to (A) use its reasonable best efforts to raise the PIPE Investment, including OceanTech causing Sponsor to utilize the shares of OceanTech Class B Stock and/or the OceanTech Private Warrants held by Sponsor in connection with such effort and (B) assist as required and necessary with creative strategies to raise the PIPE Investment, including providing downward price protection to the PIPE Investors in connection with the PIPE Investment.

(b)          Each of the Subscription Agreements, when executed by OceanTech or the Company, shall have been duly authorized, executed and delivered by OceanTech or the Company, as applicable and constitute the valid and binding obligation of OceanTech and/or the Company, as applicable, enforceable against OceanTech or the Company, as applicable, and, to the Knowledge of OceanTech or the Company, as applicable, the other parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. True and complete original or signed copies of each of the Subscription Agreements shall be delivered to OceanTech and the Company prior to the Closing Date, and there will have been no conditions to closing of the transactions contemplated therein other than the conditions (if any) specifically stated therein.

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(c)          OceanTech and the Company shall use their reasonable best efforts to satisfy the conditions of the PIPE Investors’ closing obligations contained in the Subscription Agreements, and consummate the transactions contemplated thereby. Neither OceanTech nor the Company shall terminate, or amend or waive in any manner, any Subscription Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned, other than (i) as expressly provided for by the terms of the Subscription Agreements or (ii) to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements. OceanTech and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with all Subscription Agreements and use their respective reasonable efforts to cause such Subscription Agreements to be executed and the transactions contemplated thereby to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by OceanTech).

5.20        Employment Agreements. Prior to the Closing, the Company shall enter into employment contracts with each of the Senior Executive Officers, effective as of the Closing and in form and substance reasonably acceptable to the Company and OceanTech.

5.21        Tax Matters.

(a)          Transfer Taxes. The Party required under Law to file all necessary Tax Returns and other documentation, and pay any necessary Taxes, with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the OceanTech and the Company shall share the costs of all such Taxes and fees equally.

(b)          Tax Treatment. Each Party shall (i) use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its Knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment and (ii) cause, in each case for U.S. federal income tax purposes, Merger Sub to be treated, or elect to be treated (if necessary), as an association taxable as a corporation for U.S. federal income tax purposes as of the effective date of its formation and not subsequently change such classification effective on or prior to the Closing Date. Each Party shall report the Merger consistently with the Intended Tax Treatment and the immediately preceding sentence unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.

(c)           Following the Merger, OceanTech shall cause the Post-Closing Company, for at least two (2) years following the Closing Date, to either (i) continue the Company’s “historic business” (with the meaning of Treasury Regulations Section 1.368- 1(d)(2)), or (ii) use a significant portion of the Company’s “historic business assets” (within the meaning of Treasury Regulations Section 1.368-1(d)(3)) in a business. For at least two (2) years following the Closing Date, OceanTech will not cause the Post-Closing Company to (i) dispose of more than 50% of the assets held by Company at Closing pursuant to one or more distributions or other transfers where the Post-Closing Company does not receive an exchange of net value in such transfer, (ii) make any distribution or other transfer that fails to satisfy the requirements of Treasury Regulations Section 1.368-2(k)(1)(i) (in the case of a distribution), Treasury Regulations Section 1.368-2(k)(1)(ii) (in the case of a transfer other than a distribution), or (iii) otherwise take any action that would result in an actual or deemed liquidation of the Post-Closing Company for U.S. federal income tax purposes.

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(d)           Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)           Promptly following the execution of this Agreement, the Company shall instruct its legal counsels, advisors and accountants to prepare and file with the ITA, in full coordination with OceanTech and OceanTech’s Israeli counsel and tax advisors, an application for (a) a tax ruling confirming the Merger under this Agreement, for Israeli tax purposes, as a tax free merger pursuant to Section 103(K) of the Ordinance, subject to statutory or customary conditions regularly associated with such a ruling to be included within the ruling (the “103K Tax Ruling”), and (b) a tax ruling in relation to the tax treatment of Section 102 Shares within the scope of this Agreement to confirm, among other items, that (i) OceanTech and anyone acting on its behalf shall not be required to withhold Israeli Taxes in relation to any consideration payable to holders of Section 102 Shares or Section 3(i) Options where such consideration is transferred to the Section 102 Trustee to be held and distributed by the Section 102 Trustee pursuant to the terms of the 102 Options Tax Ruling or 102 Interim Tax Ruling, as applicable, (ii) the purchase of Section 102 Shares by OceanTech in respect of certain Section 102 Shares hereunder shall not be regarded as a violation of the “requisite holding period” (as such term is defined in Section 102 of the Ordinance) so long as the consideration payable is deposited with the Section 102 Trustee at least until the end of the respective holding period and (iii) a tax continuity shall apply in respect of the Section 102 Shares that are assumed by OceanTech such that they shall, inter alia, remain subject to the provisions of Section 102 and be considered as granted on the original grant date of Section 102 Shares and include additional terms as are customary to include in such rulings (the “102 Tax Ruling”). If the 102 Tax Ruling is not received prior to the Closing, the Company shall seek to receive an interim tax ruling confirming among others that OceanTech and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to Section 102 Shares or Section 3(i) Options to the Section 102 Trustee (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “102 Interim Tax Ruling”) (the “102 Tax Ruling”; the 103K Tax Ruling and the 102 Tax Ruling shall collectively be referred to as the “Tax Rulings”)). Subject to the terms and conditions hereof, the Company will use reasonable best efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Tax Rulings, as promptly as practicable. Each Party shall promptly furnish to the other parties such necessary information and reasonable assistance as the other may request in connection with obtaining the Tax Rulings, provided, that no Party shall independently apply to, approach or conduct any discussions with the ITA with respect to such matters, unless coordinated in advance and in agreement with the other Party and its advisors. For the avoidance of doubt, the Company, including its legal advisors, shall not make any application to, or any material communication with, the ITA with respect to any matter relating to the Tax Rulings without first consulting with OceanTech and granting OceanTech and its advisors the opportunity to review, comment and approve the draft application prior to its submission to the ITA and review and comment on any related material communications, and the Company and its legal counsels will inform OceanTech and its advisors of the substance of any discussions and meetings relating thereto. Notwithstanding anything to the contrary set forth in this Section 5.21(e), the Company shall not withdraw any application filed by the Company with respect to the Tax Rulings, without the prior consent of OceanTech (not to be unreasonably withheld, conditioned or delayed).

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5.22        Merger Proposal.

(a)          Subject to the ICL, the Company and Merger Sub shall (and Purchaser shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.22(a); provided, however, that any such actions or the timeframes for taking such actions shall be subject to any amendment in the corresponding applicable provisions of the ICL (and, in case of an amendment thereto, such amendment shall automatically apply so as to amend this Section 5.22(a) accordingly):

(i)            as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably satisfactory to Purchaser and the Company (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL;

(ii)           within three days after calling of the Company Shareholders’ Meeting in accordance with the terms of this Agreement, deliver and file the Merger Proposal with the Companies Registrar in accordance with Section 317(a) of the ICL;

(iii)          following the date on which the Merger Proposal is submitted to the Companies Registrar (the “Merger Proposal Submission Date”), to the extent applicable with respect to each of the Company and Merger Sub:

A.	publish a notice to their respective creditors, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered office, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, (x) in two daily Hebrew newspapers that are widely distributed in Israel on the Merger Proposal Submission Date, and (y) to the extent required, in a widely distributed newspaper in New York within three business days after the Merger Proposal Submission Date as may be required by applicable Law;

B.	within three (3) days after the Merger Proposal Submission Date, cause a copy of the Merger Proposal to be delivered to their respective secured creditors, if any;

C.	within three (3) business days after the Merger Proposal Submission Date, send to the Company’s and Merger Sub’s “employees committee” (Va’ad Ovdim), if any, or display in a prominent place at the Company’s and, if applicable, Merger Sub’s, premises a copy of the notice published in a daily Hebrew newspaper that is widely distributed in Israel in accordance with clause (iii)(A)(x) of this Section 5.22; and

D.	within four (4) business days after the Merger Proposal Submission Date, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, which shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were identified in the notice referred to in clause (iii)(A) of this Section 5.22(a);

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(iv)          promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clause (iii), but in any event no more than three days following the date on which the notice referred to in clause (iii)(B) above was sent to their respective secured creditors, if any, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the ICL, that notice was given to such respective creditors, if any, under Section 318 of the ICL;

(v)           not later than three (3) days after (A) the date on which the Required Company Shareholder Approval is received, the Company shall inform the Companies Registrar of such approval, and (B) the date on which the sole shareholder of Merger Sub approves the Merger, Merger Sub shall inform the Companies Registrar of such approval, in each case in accordance with Section 317(b) of ICL; and

(vi)          in accordance with the customary practice of the Companies Registrar, the Company and Merger Sub shall (and Purchaser shall cause Merger Sub to), as promptly as practicable after the determination of the date on which the Closing is expected to take place in accordance with Section 2.1, in coordination with each other, deliver to the Companies Registrar the notice of the contemplated Merger and the proposed date of the Closing and the subsequent notice of the occurrence of the Closing, including final affidavits signed by an authorized officer of Company and Merger Sub, as applicable, stating that no shareholder or creditor of the Company or Merger Sub, as applicable, nor any antitrust authority has objected to the Merger. For the avoidance of doubt, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date.

(b)          Solely for purposes of Section 5.22(a), “business day” shall have the meaning set forth in the Merger Regulations, 2000 promulgated under the ICL.

(c)          Promptly following the date hereof, the sole shareholder of Merger Sub shall approve the Merger subject to the satisfaction or waiver (to the extent permitted hereunder) of all the conditions to Closing (other than those that by their nature may only be satisfied or waived at Closing). No later than three days after the date of such approval, Merger Sub shall (in accordance with Section 317(b) of the ICL and the regulations thereunder) inform the Companies Registrar of such approval in accordance with Section 5.22(a)(v).

5.23               Company Shareholders’ Meeting.

(d)          Subject to the earlier termination of this Agreement in accordance with Article VII hereof, as soon as practicable after the date hereof, the Company shall establish a record date for, duly call, give notice of, convene and hold a special meeting of the Company Shareholders (together with any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) for the purpose of seeking the Required Company Shareholder Approval and shall submit such proposals to such holders at the Company Shareholders’ Meeting and shall not submit any other proposal that is not related to the Merger or the transactions contemplated by this Agreement to such holders in connection with the Company Shareholders’ Meeting without the prior written consent of Purchaser. The record date for the Company Shareholders’ Meeting shall be determined with prior consultation with Purchaser. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Shareholders’ Meeting without Purchaser’s prior written consent. The Company shall use its reasonable best efforts to (i) solicit proxies from its shareholders in favor of the approval of this Agreement and the Merger in accordance with Israeli Law (which draft proxies shall be subject to prior review and comment of the Purchaser) and (ii) otherwise seek to obtain the Required Company Shareholder Approval at the Company Shareholders’ Meeting.

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(e)          Without derogating from the generality of the foregoing, the Company shall hold the Company Shareholders’ Meeting, and obtain the Required Company Shareholder Approval after the date hereof in accordance with this Agreement and applicable Law. The Company agrees that (i) the Company Board has recommended that the Company Shareholders vote to adopt and approve this Agreement, the Merger and the other Transactions and (ii) such recommendation of the Company Board will not be withdrawn or modified in a manner adverse to Purchaser, and no resolution by the Company Board or any committee thereof to withdraw or modify such recommendation in a manner adverse to Purchaser will be adopted or proposed.

(f)           Unless this Agreement is terminated in accordance with Article VII, the obligations of the Parties under this Section 5.23 shall continue in full force and effect.

Article VI
CLOSING CONDITIONS

6.1          Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and OceanTech of the following conditions:

(a)          Required Shareholder Approval.

(i)            The OceanTech Stockholder Approval Matters shall have been submitted to the vote of the shareholders of OceanTech at the OceanTech Special Meeting in accordance with the Proxy Statement and each OceanTech Stockholder Approval Matter shall have been approved by the requisite vote of the stockholders of OceanTech at the OceanTech Special Meeting in accordance with OceanTech’s Organizational Documents, applicable Law and the Proxy Statement (the “Required OceanTech Shareholder Approval”).

(ii)           The Required Company Shareholder Approval shall have been approved by the requisite vote of the shareholders of the Company either (x) at a special meeting of shareholders or (y) by a unanimous written consent of all Company Shareholders in lieu of a meeting, in either case in accordance with Company’s Organizational Documents and Israeli Law.

(b)          Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c)          Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions contemplated by this Agreement that are set forth in Schedule 6.1(c) shall have been obtained or made.

(d)          No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions contemplated by this Agreement.

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(e)          Appointment to the Board. The members of the Post-Closing OceanTech Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.15.

(f)           Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g)          Nasdaq Listing. OceanTech’s listing application with Nasdaq in connection with the Transactions shall have been approved and the Merger Consideration shall have been for listing on Nasdaq subject to official notice of issuance.

(h)          Israeli Statutory Waiting Periods. Fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and thirty (30) days shall have elapsed after the approval of the Merger by the Company Shareholders at the Company Shareholders’ Meeting.

(i)           The 103K Tax Ruling. The Company shall have obtained the 103K Tax Ruling.

6.2          Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of OceanTech set forth in Sections 3.5(a) and (b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for (A) issuances of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20 above and (B) Redemptions of shares of OceanTech Class A Stock at the request of the holders thereof in connection with the Merger contemplated herein in accordance with OceanTech’s Organizational Documents, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 3.8(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of OceanTech set forth in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement) and Section 3.17 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time), and (iv) all of the other representations and warranties of OceanTech set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, OceanTech.

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(b)          Agreements and Covenants. OceanTech shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)          No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to OceanTech since the date of this Agreement which is continuing and uncured.

(d)          Resignation of Directors and Officers. At or prior to the Closing, the directors and officers of OceanTech shall have resigned or otherwise removed, effective as of or prior to the Closing.

(e)          Available Closing OceanTech Cash. The Available Closing OceanTech Cash shall be equal to or greater than an aggregate amount equal to $6,000,000 after the payment of expenses as set forth in Section 7.3.

(f)           Purchaser IIA Undertaking. The Purchaser shall have submitted to the IIA the Purchaser IIA Undertaking.

(g)          Closing Deliveries.

(i)            Officer’s Certificate. OceanTech shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of OceanTech in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b), 6.2(c), 6.2(d) and 6.2(e) with respect to OceanTech.

(ii)            Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit D hereto, duly executed by Sponsor.

(iii)          Lock-Up Agreements. OceanTech shall have delivered, or cause to delivered, a Lock-Up Agreement in substantially the form attached as Exhibit B hereto, duly executed by Sponsor, and such Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

6.3         Conditions to Obligations of OceanTech and Merger Sub. In addition to the conditions specified in Section 6.1, the obligations of OceanTech and Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by OceanTech) of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.3(a) and 4.3(b) (Capitalization) of this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for the issuance of securities to the PIPE Investors pursuant to their Subscription Agreements as contemplated in Section 5.20, as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty expressly speaks as of another specified time, in which case as of such time), except where the failure of such representations and warranties to be so true and correct is de minimis, (ii) the representations contained in Section 4.9(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made as of such time, (iii) the representations and warranties of the Company set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), and Section 4.29 (Finders and Brokers) (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or similar qualifiers), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of such time (except to the extent any such representation and warranty speaks as of another specified time, in which case as of such time) and (iv) all of the other representations and warranties of the Company set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on the Closing Date, except for (A) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (B) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or other similar qualifiers), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or any Target Companies.

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(b)          Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)          No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies on a consolidated basis since the date of this Agreement.

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(d)          Closing Deliveries.

(i)           Officer’s Certificate. The Company shall have delivered to OceanTech a certificate from the Company, dated as of the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c) with respect to the Target Companies.

(ii)          Company Secretary Certificate. The Company shall have delivered to OceanTech a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, (C) the resolutions of the shareholders as to approval of the Required Company Shareholders Approval, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound

(iii)         Good Standing. The Company shall have delivered to OceanTech good standing certificates (or similar documents applicable for such jurisdictions approving that the relevant company is active and, in the case of each Israeli incorporated entity, is not a "breaching company") for each Target Company certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)         The 103K Tax Ruling. The Company shall have delivered to OceanTech the 103K Tax Ruling.

(v)          IIA Notice. The Company shall have, at least fourteen (“14”) days prior to the Closing, submitted to the IIA the IIA Notice.

(vi)         Registration Rights Agreement. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing in substantially the form attached as Exhibit D hereto, duly executed by the Company and each Company Shareholder party thereto.

(vii)        Lock-Up Agreements. The Company shall have delivered the Lock-Up Agreement duly executed by each of the Significant Company Shareholders in substantially the form attached as Exhibit B hereto, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

6.4          Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Shareholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

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Article VII
TERMINATION AND EXPENSES

7.1          Termination. This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing, as follows:

(a)          by mutual written consent of OceanTech and the Company;

(b)          by written notice by OceanTech or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)          by written notice by either OceanTech or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement in any material respect was the cause of, or resulted in, such action by such Governmental Authority;

(d)          by written notice by the Company to OceanTech, if (i) there has been a breach by OceanTech of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of OceanTech shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to OceanTech by the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company or Merger Sub is in material uncured breach of its representations, warranties or covenants in this Agreement;

(e)          by written notice by OceanTech to the Company, if (i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by OceanTech; provided, that OceanTech shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time OceanTech is in material uncured breach of its representations, warranties or covenants in this Agreement or (y) in the reasonable opinion of OceanTech acting in good faith, there is a material adverse difference in the Company’s consolidated net loss or comprehensive loss, working capital, shareholders’ equity or cash flows from operations either individually or on an aggregate basis, (i) between those set forth on the Audited Financials and those set forth on the Draft Audited Financials or (ii) between those set forth on the Interim Financials and those set forth on the Draft Interim Financials;

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(f)           by written notice by OceanTech to the Company, if there shall have been a Material Adverse Effect on the Target Companies on a consolidated basis following the date of this Agreement; or

(g)          by written notice by either OceanTech or the Company to the other if the OceanTech Special Meeting is held (including any adjournment or postponement thereof) and has concluded, OceanTech’s or the Company’s shareholders have duly voted, and the Required OceanTech Shareholder Approval or the Required Company Shareholder Approval was not obtained.

7.2          Effect of Termination.

(a)           Any termination of this Agreement under Section 7.1 above shall be effective immediately upon the delivery of written notice of the Party seeking termination to the other Party.

(b)           This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 7.3, 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.7 prior to the valid termination of this Agreement), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions shall be the right, if applicable, to (i) seek equitable relief in accordance with Section 9.7, or (ii) terminate this Agreement pursuant to Section 7.1.

7.3          Fees and Expenses. Unless otherwise provided for in this Agreement, the Company Transaction Expenses and the OceanTech Transaction Expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by OceanTech; provided, however, that if (i) the OceanTech Transaction Expenses exceed the OceanTech Transaction Expenses Cap (such excess, the “Excess OceanTech Expenses”), then OceanTech shall cause Sponsor to pay such Excess OceanTech Expenses and (ii) the Company Transaction Expenses exceed the Company Transaction Expenses Cap (the “Excess Company Expenses”), then such Excess Company Expenses shall be paid by the Company’s shareholders on a pro rata basis.

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Article VIII

WAIVERS AND RELEASES

8.1          Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company and Merger Sub hereby acknowledges that pursuant to the IPO Prospectus, OceanTech has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by OceanTech’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of OceanTech’s public shareholders (including overallotment shares acquired by OceanTech’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, OceanTech may disburse monies from the Trust Account, only: (a) to the Public Shareholders in the event they elect to redeem their OceanTech Class A Stock in connection with the consummation of OceanTech’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to OceanTech’s Organizational Documents to extend OceanTech’s deadline to consummate a Business Combination, to the Public Shareholders if OceanTech fails to consummate a Business Combination (b) within eighteen (18) months after the closing of the IPO, subject to extension as described in the Prospectus relating to OceanTech’s IPO and any further extensions which may be approved by OceanTech’s stockholders, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any Taxes and up to $100,000 of interest to pay dissolution expenses, (d) to OceanTech after or concurrently with the consummation of a Business Combination, and (e) OceanTech Transaction Expenses. For and in consideration of OceanTech entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with OceanTech or its Affiliates). The Company and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by OceanTech and its Affiliates to induce OceanTech to enter in this Agreement, and each of the Company and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to OceanTech or its Representatives, which proceeding seeks, in whole or in part, monetary relief against OceanTech or its Representatives, each of the Company and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalf or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against OceanTech pursuant to this Agreement for legal relief against monies or other assets of OceanTech held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions contemplated in this Agreement and the Ancillary Documents or for intentional fraud in the making of the representations and warranties in Article III. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX
MISCELLANEOUS

9.1          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to OceanTech at or prior to the Closing, to:

OceanTech Acquisition I Corp.

515 Madison Avenue

8th Floor – Suite 8133

New York, New York 10022

Attn: Surendra K. Ajjarapu
Telephone No.: (813) 601-3533
Email: sa@oceantechspac.com

with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW. Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker
Telephone No.: (202) 689-2800
Email: andy.tucker@nelsonmullins.com

Goldfarb Gross Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to the Company or Merger Sub:

Regentis Biomaterials Ltd.

12 Ha’ilan Street

Northern Industrial Zone, P.O. Box 260

Or-Akiva 3060000, Israel

Attn: Eli Hazum, Chief Executive Officer

Telephone No.: 972.4.6265502
Email: ehazum@medicavp.com

with a copy (which will not constitute notice) to:

Greenberg Traurig LLP

One Vanderbilt Avenue

New York, NY 10017

Attn: Mark Selinger
Email: mark.selinger@gtlaw.com

Doron Tikotzky Kantor Gutman Nass & Amit Gross – Law Offices

7 Metsada St, B.S.R. Tower 4

Bnei Brak, 5126112 Israel

Attn.: Ronen Kantor

Email: rkantor@DTKGGg.com

9.2          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of OceanTech and the Company, and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3          Non-Survival of Representations, Warranties. The representations and warranties of the Company, Merger Sub and OceanTech contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company, Merger Sub or OceanTech pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company, Merger Sub and OceanTech and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company, Merger Sub or OceanTech or their respective Representatives with respect thereto. Except as otherwise contemplated by Section 7.2(b), the covenants and agreements made by the Company, Merger Sub and OceanTech in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Nothing in this Section 9.3 shall be construed to modify or otherwise affect the provisions of Section 5.19, Section 9.4 and Article VII

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9.4          Third Parties. Except for the rights of the (i) D&O Indemnified Persons set forth in Section 5.17; (ii) the Non-Recourse Parties; and (iii) Sponsor, who the Parties acknowledge and agree are express third party beneficiaries of this Agreement for such purposes, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.5          Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, except that (i) the internal affairs of the Company and any provisions of this Agreement that are expressly or otherwise required to be governed by the Israeli Companies Law, shall be governed by the Laws of Israel (without giving effect to choice of law principles thereof) and (ii) the Merger shall be governed by the Israeli Companies Law (without giving effect to choice of law principles thereof). Except as set forth in Section 1.15(c), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court located in the Southern District of New York, New York (or in any appellate court thereof). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the Transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.6          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

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9.7          Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, prior to the valid termination of this Agreement, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, in any court of Israel, the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.8          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.9          Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Company, Merger Sub and OceanTech.

9.10        Waiver. Each of OceanTech and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Sponsor or its designee in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.11        Entire Agreement. This Agreement and the documents or instruments referred to herein, including any Exhibits, annexes and Schedules attached hereto, which Exhibits, annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior or contemporaneous oral or written agreements and the understandings among the Parties with respect to the subject matter contained herein.

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9.12        Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars”, “U.S. Dollars” or “$” means United States dollars and NIS means New Israeli Shekel. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to OceanTech or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of OceanTech and its Representatives and OceanTech and its Representatives have been given access to the electronic folders containing such information.

9.13        Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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9.14        Legal Representation.

(a)           The Parties agree that, notwithstanding the fact that Nelson Mullins Riley & Scarborough LLP (“NMRS”) and Goldfarb Gross Seligman & Co. (“Goldfarb” and together with NMRS, “Sponsor Prior Counsel”) may have, prior to the Closing, jointly represented OceanTech and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and have also represented OceanTech, Sponsor and/or their respective Affiliates in connection with matters other than the Transaction that is the subject of this Agreement, Sponsor Prior Counsel will be permitted in the future, after Closing, to represent OceanTech, Sponsor or their respective Affiliates in connection with matters in which such Persons are adverse to the Company, OceanTech or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Sponsor Prior Counsel’s future representation of one or more of Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of the Company, Merger Sub and/or OceanTech or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Sponsor Prior Counsel of Sponsor, OceanTech or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Sponsor Prior Counsel with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by the Company or OceanTech; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company, OceanTech or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)           The Parties agree that, notwithstanding the fact Greenberg Traurig LLP (“Greenberg”) and Doron Tikotzky Kantor Gutman Nass & Amit Gross – Law Offices (“DTKGG”) may have, prior to the Closing, represented the Company and Merger Sub in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented the Company, Merger Sub and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Greenberg and DTKGG will be permitted in the future, after the Closing, to represent the shareholders or holders of other equity interests of the Company on or prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Post-Closing Company) (collectively, the “Regentis Group”) in connection with matters in which such Persons are adverse to the Company or the Post-Closing Company, including any disputes arising out of, or related to, this Agreement. The Company and Merger Sub hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Greenberg’s and DTKGG’s future representation of any member of the Regentis Group in which the interests of such Person are adverse to the interests of Merger Sub, OceanTech and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Greenberg or DTKGG of any member of the Regentis Group. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Company and the Regentis Group shall be deemed the client of Greenberg and DTKGG with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Regentis Group, shall be controlled by the Regentis Group and shall not pass to or be claimed by the Post-Closing Company; provided, further, that nothing contained herein shall be deemed to be a waiver by the Post-Closing Company or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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9.15        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or legal proceeding related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party hereto (and then only to the extent of the specific obligations undertaken by such Party to this Agreement or any other Ancillary Document), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any Party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the Company or OceanTech under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

9.16        Disclosure Schedules. The Disclosure Schedules (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Schedules to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Material Adverse Effect with respect to the Company or OceanTech, as applicable.

Article X
DEFINITIONS

10.1        Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Accounting Standards” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of OceanTech prior to the Closing.

“Ancillary Documents” means (A) the Restated Post-Closing Company Certificate, (B) the Assignment, Assumption and Amendment to Warrant Agreement, (C) the Lock-Up Agreements, (D) the Sponsor Support Agreement, (E) the Voting Agreements, (F) the Amended OceanTech Charter, (G) the Insider Letter Amendment, (H) the Registration Rights Agreement, (I) the Equity Plan and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

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“Available Closing OceanTech Cash” means, without duplication, an amount equal to (a) all amounts in the Trust Account (after deducting the aggregate amount of payments required to be made in connection with the Redemption and payment of the Company Transaction Expenses and OceanTech Transaction Expenses) or OceanTech’s operating account immediately prior to the Closing, plus (b) the aggregate amount of cash of OceanTech on hand immediately prior to the Closing, plus (c) the net amount of any PIPE Investment received by OceanTech or the Company on or prior to the Closing.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not, and shall include any Foreign Plan.

“Business Combination Deadline” means the date by which OceanTech must consummate a Business Combination (as such term is defined in the OceanTech Certificate of Incorporation), which is June 2, 2023 as of the date of this Agreement, pursuant to the Extension Option in accordance with the OceanTech Certificate of Incorporation.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Israel or in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by OceanTech or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by the Company or Merger Sub, or their respective Representatives to OceanTech or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised and granted under the Company Equity Plan.

“Company Ordinary Shares” means the Ordinary A Shares, with a nominal value of NIS 0.01 per share, of the Company, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Company’s Organizational Documents” means the Company’s articles of incorporation, bylaws, and/or any other agreements governing the operations of the Company.

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“Company Preferred Shares” means the Preferred A Shares, the Preferred B Shares, the Preferred C Shares and the Preferred D-1 and Preferred D-2 Shares of the Company, all of which shall be converted into Company Ordinary Shares immediately prior to Closing. “Company Securities” means the Company Ordinary Shares, and after the Closing, the Company warrants, collectively.

“Company Security Holders” means the holders of Company Securities.

“Company Shareholders” means the holders of Company Shares.

“Company Shares” means the holders of Company Ordinary Shares and Company Preferred Shares.

“Company Transaction Expenses” means as of any determination time, the aggregate amount of (a) all out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or the other Ancillary Documents or the consummation of the Transactions, (b) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of the Company and (c) any other fees, filing fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Ancillary Documents, plus any VAT associated with any of the foregoing fees, costs and expenses set forth in subsections (a) through (c), above.

“Company Transaction Expenses Cap” means an aggregate amount equal to $2,000,000.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Confidentiality Agreement” means the non-disclosure agreement by and between the Company and OceanTech.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses, franchises, leases and other instruments or obligations of any kind, written or, to the extent legally binding, oral (in each instance, including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Convertible Security” means any option, right, warrant, equity interest or other security directly or indirectly convertible into, or exercisable or exchangeable for, any form of capital stock or equity security of a Person.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID 19” means SARS CoV 2 or COVID 19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Actions” means all actions taken, planned, or planned to be taken in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of COVID-19, its impact on economic conditions, its impact on the operations of the Company or any of the other Target Companies, risks to the health and safety of any Person or the recovery from COVID-19 (including, if applicable, actions taken, planned or planned to be taken to reopen and restore the level of business activities of the Company or any Target Company).

“COVID-19 Measures” means any quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, pronouncement, or recommendation promulgated by any Governmental Authority, including the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, as each relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Award Exchange Ratio” shall mean the quotient obtained by dividing (a) the per share Merger Consideration by (b) the fair market value per share of OceanTech stock as of day immediately before (and excluding) the Closing Date.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Export Control Laws” means U.S. and non-U.S. export control, economic sanctions, trade embargoes, import, and anti-boycott laws, including but not limited to the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.)

“Extension Option” means the extension option which is exercisable by OceanTech and Sponsor pursuant to the OceanTech Certificate of Incorporation, to extend the Business Combination Deadline by an additional six (6) months, subject to the terms and conditions provided therein.

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“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, and includes any plans that are required by the laws of a country other than the United States.

“Fraud Claim” means any claim based common law fraud under New York Law.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Healthcare Laws” means the FDCA, the PHSA, and any other applicable Law, including, but not limited to, Laws that regulate the design, development, research, testing, studying, manufacturing, processing, storing, handling, importing or exporting, licensing, labeling, packaging, distributing, or marketing of pharmaceutical products, or that is related to fraud and abuse, kickbacks, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government healthcare programs, quality, safety, privacy, security, licensure, and accreditation.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“IIA Notice” means the written notice to the IIA regarding the change in ownership of the Company effected as a result of the Merger required to be submitted to the IIA in connection with the Merger in accordance with the Innovation Law.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, regardless of whether such instrument has been drawn or claimed against, (c) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (d) all obligation described in clauses (a) through (c) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law, 1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 1984), and all rules and regulations thereunder.

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“Insider Letter” means the Letter Agreement, dated as of May 27, 2021, by and among OceanTech, its officers, its directors and Sponsor.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, the Company IP Licenses and other intellectual property.

“Internet Assets” means any all registered domain names.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of OceanTech Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of OceanTech, dated as of May 27, 2021, and filed with the SEC on June 1, 2021 (File No. 333-255151).

“ITA” means Israel Tax Authority.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the individuals set forth on Schedule 11.1(a) of the Company Disclosure Schedules after reasonable due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, hypothecation, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the Transactions; provided, however, that any such fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) changes generally affecting the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business, or the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein or the outbreak or escalation of war whether or not declared (including the Russia-Ukraine war) or acts of terrorism (including cyberterrorism) or the effects of the recent global interest rate increases, and the effects thereof on the entire high-tech industry; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries operate; (iii) changes or proposed changes in GAAP or the interpretation thereof, or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), other force majeure events or natural disaster, including pandemics (COVID-19 variations included) or any COVID-19 Actions or COVID-19 Measures, or any change in such COVID 19 Measures or the interpretation or enforcement thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) any hurricane, tornado, flood, earthquake, natural disaster or other acts of God in the United States or any other country; (vii) any matter set forth on, or deemed to be incorporated in the Company Disclosure Schedules; (vii) the execution, delivery or announcement of this Agreement and the consummation of the Transactions (including as a result of the identities of the Parties its Subsidiaries and including the loss (or threatened loss) of any employee, supplier, distributor or customer or other commercial relationship resulting therefrom); (viii) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written consent, of the other Party; or (ix) any change or proposed change in any Law or the interpretation thereof (including any COVID-19 Measures); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred but solely to the extent that such event, occurrence, fact, condition, or change has a disproportionate adverse effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to OceanTech, the amount of the Redemption shall not be deemed to be a Material Adverse Effect on or with respect to OceanTech.

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“Nasdaq” means the Nasdaq Capital Market.

“OceanTech Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of OceanTech, dated May 27, 2021, as may be amended, modified or supplemented from time to time.

“OceanTech Common Stock” means OceanTech Class A Stock.

“OceanTech Confidential Information” means all confidential or proprietary documents and information concerning OceanTech or any of its Representatives furnished in connection with this Agreement or the Transactions; provided, however, that OceanTech Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Merger Sub, or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or the Confidentiality Agreement, or (ii) at the time of the disclosure by OceanTech or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such OceanTech Confidential Information. For the avoidance of doubt, from and after the Closing, OceanTech Confidential Information will include the confidential or proprietary information of the Target Companies.

“OceanTech Private Warrants” means the warrants issued in a private placement to Sponsor by OceanTech at the time of the consummation of the IPO, entitling the holder thereof to purchase one (1) share of OceanTech Class A Stock per warrant at a purchase price of $11.50 per share.

“OceanTech Public Warrants” means one redeemable warrant that was included in as part of each OceanTech Unit, each whole warrant entitling the holder thereof to purchase one (1) share of OceanTech Class A Stock at a purchase price of $11.50 per share.

“OceanTech Securities” means OceanTech Units, OceanTech Common Stock and OceanTech Warrants, collectively.

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“OceanTech Transaction Expenses” shall mean, as of any determination time, the aggregate amount of all (i) out-of-pocket fees, commissions, costs, finder’s fees, expenses and other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, OceanTech in connection with the negotiation, preparation or execution of this Agreement or the other Ancillary Documents, the consummation of the Transactions or the consummation of OceanTech’s initial public offering, including (a) any deferred underwriting fees, (b) the fees and expenses of outside legal counsel, accountants, brokers, investment bankers, consultants, or other agents or service providers of OceanTech, (c) any and all filing fees due and payable to any Governmental Authorities in connection with the Transactions, including the SEC, Antitrust Laws and other regulatory filing fees and (d) any expenses expressly allocated to OceanTech pursuant to this Agreement or any other Ancillary Document, including expenses incurred in connection with printing, mailing, and soliciting proxies with respect to the Proxy Statement and Registration Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto) and incurred in connection with any filings with or approvals from Nasdaq and (ii) Liabilities of OceanTech that are due and payable by OceanTech as of such determination time.

“OceanTech Transaction Expenses Cap” means an aggregate amount equal to $5,000,000.

“OceanTech Units” means the units issued in the IPO (including overallotment units acquired by OceanTech’s underwriter) consisting of one (1) share of OceanTech Class A Stock, and one redeemable warrant.

“OceanTech Warrants” means OceanTech Private Warrants and OceanTech Public Warrants, collectively.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Course of Business” means with respect to a Person (i) the ordinary course of that Person’s business, or (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Outside Date” means September 30, 2023.

“Patents” means any patents, patent applications and, including the inventions, designs, methods, processes, compositions of matter, and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto in accordance with GAAP; (b) other Liens imposed by operation of Law arising in the Ordinary Course of Business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business; (d) Liens arising under this Agreement or any Ancillary Document; (e) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (g) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property for the operation of the business; and (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property.

“Per Share Price” means Ten and No/100 Dollars ($10.00).

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means information that identifies, relates to, or describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PHSA” means the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations and guidance documents.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the portion of the Merger Consideration payable by the Purchaser to such Company Shareholder in accordance with the terms of this Agreement, divided by (ii) the total Merger Consideration payable by the Purchaser to all Company Shareholders in accordance with the terms of this Agreement.

“Protected Health Information” has the meaning given to such term under HIPAA or any equivalent non-U.S. Law, rule or regulation, including all such information in electronic form.

“Purchaser IIA Undertaking” means the written undertaking in customary form to be bound by and to comply with the provisions of the Innovation Law that Purchaser is required to execute and deliver to the IIA in connection with the Merger.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

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“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctions List” means the U.S. Department of the Treasury, Office of Foreign Assets Control (OFAC) List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, Sectoral Sanctions Identifications List, and the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Unverified List and Entity List, as well as other restricted party lists issued by a Governmental Authority, as such other lists are applicable.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Section 102 Securities” means Section 102 Shares and Section 102 Options.

“Section 102 Shares” means Company Ordinary Shares issued pursuant to the exercise of Section 102 Options.

“Section 102 Trustee” means the trustee appointed by the Company in accordance with the Ordinance and approved by the ITA to hold Section 102 Securities granted under any Company Equity Plan.

“Section 3(i) Options” means Company Options granted and subject to tax under Section 3(i) of the Ordinance.

“Senior Executive Officers” means the individuals set forth on Schedule 11.1(b) of the Company Disclosure Schedules.

“Significant Company Shareholder” means the Company’s shareholders the individuals set forth on Schedule 11.1(c) of the Company Disclosure Schedules.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

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“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, capital gains, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, Israeli social security (Bituach Leumi) or similar, national health care (Bituach Briyut), excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other Taxes, fees, assessments or charges of any kind whatsoever, together with any interest, indexation, and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith and any common law rights therein), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by OceanTech with the proceeds from the IPO and a private placement pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of May 27, 2021, as it may be amended (including to accommodate the Merger), by and between OceanTech and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Valid Certificate” means, in respect of a Payor, a valid certificate or ruling issued by the ITA in form and substance reasonably acceptable to OceanTech: (a) exempting such Payor from the duty to withhold Israeli Taxes with respect to the applicable payment, (b) determining the applicable rate of Israeli Taxes to be withheld from the applicable payment or (c) providing any other instructions. For the purposes hereof, the 103K Tax Ruling will be considered a Valid Certificate.

“Warrant Agent” means Continental Stock Transfer & Trust Company, as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of May 27, 2021, as amended, by and between OceanTech and the Warrant Agent.

“Working Capital Loan” means any loan made to OceanTech by any of Sponsor, an Affiliate of Sponsor, or any of OceanTech’s officers or directors, for the purposes of financing costs incurred in connection with a Business Combination (as such term is defined in Article II of OceanTech Certificate of Incorporation).

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10.2        Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the page numbers as set forth below adjacent to such terms:

103K Tax Ruling	62
Acquisition Proposal	51
Additional Audited Financials	27
Agreement	5
Alternative Transaction	51
Antitrust Laws	53
Audited Financials	27
Certificate of Merger	7
Closing	13
Closing Date	13
Closing Filing	57
Closing Press Release	57
Company	5
Company Benefit Plan	38
Company Financials	27
Company IP	32
Company IP Licenses	31
Company Licenses	39
Company Material Contract	29
Company Permits	29
Company Personal Property Leases	37
Company Real Property Leases	37
Creator	32
Data Security Requirements	34
D&O Indemnified Persons	59
D&O Tail Insurance	59
Draft Audited Financials	27
Draft Interim Financials	27
DTKGG	76
Effective Time	7
Enforceability Exceptions	14
Environmental Permits	40
Equity Incentive Plan	6
Excess Company Expenses	70
Excess OceanTech Expenses	70
Exchange Agent	9
Federal Securities Laws	52
FDA Fraud Policy	40
Governmental Grants	33
ICL	5
IIA	28
Institution	33
Intended Tax Treatment	6
Israeli Companies Law	5
Letter of Transmittal	9
Lost Certificate Affidavit	10
Lock-Up Agreement	5
NMRS	75
OceanTech	5
OceanTech Disclosure Schedules	13
OceanTech Financials	17
OceanTech Material Contract	19
OFAC	21
Off-the-Shelf Software	31
Ordinance	12
Outbound IP License	32
Party/ies	5
Post-Closing Company	7
Registration Rights Agreement	6
Registration Statement	54
Related Person	41
Released Claims	71
Required Company Shareholder Approval	24
Required OceanTech Shareholder Approval	65
SEC Reports	16
Section 14 Arrangement	39
Section 102 Options	35
Signing Filing	57
Signing Press Release	57
SPAC Recommendation	14
Sponsor	5
Sponsor Prior Counsel	75
Sponsor Support Agreement	5
Subscription Agreement	60
Surviving Company	7
Top Customers	42
Top Vendors	42
Transactions	5
Transmittal Documents	9

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

OceanTech:

OCEANTECH ACQUISITIONS I CORP.

By:	/s/ Suren Ajjarapu
Name: Suren Ajjarapu
Title: Chief Executive Officer

The Company:

REGENTIS BIOMATERIALS LTD.

By:	/s/ Ehud Geller
Name: Dr. Ehud Geller
Title: Chairman

Merger Sub:

R.B. MERGER SUB, LTD.

By:	/s/ Suren Ajjarapu
Name: Suren Ajjarapu
Title: Director

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Execution Version

Exhibit A

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), is entered into as of May 2, 2023, by and among Aspire Acquisition LLC, a Delaware limited liability company (“Sponsor”), OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech”), and the Persons whose names appear on the signature pages of this Agreement and are listed on Exhibit A hereto (the “Insiders”, and together with the Sponsor, the “Sponsor Parties”), and Regentis Biomaterials Ltd., an Israeli company (the “Company”). Terms used but not defined in this Agreement have the meaning ascribed to them in the Merger Agreement (as defined below).

WHEREAS, contemporaneously herewith, OceanTech, R.B. Merger Sub Ltd., an Israeli company and wholly-owned subsidiary of OceanTech (“Merger Sub”), and the Company entered into an agreement and plan of merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) will merge with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger) (the “Merger”), and as a result of which, among other matters, (a) the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company and shall (i) become a wholly owned Subsidiary of OceanTech, (ii) continue to be governed by the Laws of the State of Israel, (iii) maintain a registered office in the State of Israel and (iv) succeed to and assume all of the rights, properties and obligations of Merger Sub and the Company in accordance with the ICL and (b) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled in exchange for the right for each Company Shareholder to receive its Pro Rata Share of the Merger Consideration, all upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 5,869,880 OceanTech Private Warrants and 2,581,500 shares of OceanTech Class B Stock (all such shares of OceanTech Common Stock (i) underlying the OceanTech Private Warrants, (ii) currently owned of record and/or (iii) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement being referred to herein as the “Sponsor Shares”);

WHEREAS, as of the date hereof, certain Insiders own beneficially and of record the shares of OceanTech Common Stock set forth opposite such Insider’s name on Exhibit A hereto (the “Insider Shares” and, together with the Sponsor Shares, the “Shares”); and

WHEREAS, in order to induce the Company and OceanTech to enter into the Merger Agreement, each of the Sponsor Parties and OceanTech is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, each of the Sponsor Parties, the Company, and OceanTech hereby agree as follows:

1.  Agreement to Vote. Until the Expiration Time, each of the Sponsor Parties, with respect to its Shares, hereby agree (and agree to execute such documents or certificates evidencing such agreement as OceanTech and/or the Company may reasonably request in connection therewith) to vote, or cause to be voted, in person or by proxy (or duly and promptly execute and deliver, or cause to be delivered, an action by written consent) at the OceanTech Special Meeting and any meeting of the stockholders of OceanTech, and in any action by written consent of the stockholders of OceanTech, to approve the Merger Agreement, all of its Shares (i) in favor of the approval and adoption of the Merger Agreement, the Transactions and this Agreement in accordance with the Insider Letter, (ii) in favor of any other matter reasonably necessary to the consummation of the Transactions and considered and voted upon by the stockholders of OceanTech (including the OceanTech Stockholder Approval Matters), (iii) in favor of the approval and adoption of the Equity Incentive Plan, (iv) for the appointment, and designation of the members of the Post-Closing Company Board of Directors, (v) against any (A) action, agreement or transaction (other than the Merger Agreement or the Transactions contemplated thereby), (B) proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of OceanTech under the Merger Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated, (C) merger, amalgamation, arrangement, consolidation, business combination, binding share exchange, sale of substantial assets, reorganization, recapitalization, plan of arrangement, dissolution, liquidation or winding up of or by OceanTech (other than the Merger Agreement and the Transactions) or (D) proposal, action or agreement that would (x) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions contemplated thereby, or (y) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of OceanTech. Each of the Sponsor Parties hereby agree that it shall not commit or agree to take any action inconsistent with the foregoing.

2.  No Transfer of Shares. Each of the Sponsor Parties agree that it shall not, directly or indirectly, except as otherwise contemplated pursuant to the Merger Agreement and in accordance with the Insider Letter, (a) sell, agree or offer to sell, assign, transfer (including by operation of Law), contract, redeem, lien, hypothecate, pledge, distribute, dispose of or otherwise encumber any of the Shares, grant any option, right or warrant to purchase or otherwise agree to do any of the foregoing (unless the transferee agrees to be bound by this Agreement in writing), (b) file (or participate in the filing of) a proxy statement or a registration statement with the SEC (other than the Proxy Statement and the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any of the Shares or any options, warrants or right to acquire shares of OceanTech Common Stock (“Subject Warrants”), (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares or Subject Warrants owned by any of the Sponsor Parties, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, (d) deposit any Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (e) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law), redemption or other disposition of any Shares (unless the transferee agrees to be bound by this Agreement in writing) or (f) take any action that would have the effect of preventing or disabling any of the Sponsor Parties from performing its obligations hereunder.

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3.  Waiver of Redemption Rights. Each of the Sponsor Parties hereby agrees not to (a) redeem any of its Shares, or participate in any redemption of any of its Shares by tendering or submitting any of its Shares for redemption in connection with the transactions contemplated hereby, by the Merger Agreement or any Ancillary Document or by any other transaction consummated in connection with the transactions contemplated hereby and thereby. Each of the Sponsor Parties hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account with respect to the OceanTech Common Stock.

4.  Waiver of Anti-Dilution Rights. Each of the Sponsor Parties hereby waives (and agrees to execute such documents or certificates evidencing such waiver as OceanTech and/or the Company may reasonably request) any adjustment to the Initial Conversion Ratio as defined in and set forth in Section 4.3(b) of the OceanTech Certificate of Incorporation or of any other anti-dilution rights or similar protection with respect to its Shares (whether resulting from the transactions contemplated hereby, by the Merger Agreement or any Ancillary Document or by any other transaction consummated in connection with the transactions contemplated hereby and thereby).

5.  Waiver of Any Other Rights to Convert into OceanTech Common Stock or OceanTech Private Warrants. Sponsor hereby waives (and agrees to execute such documents or certificates evidencing such waiver as OceanTech and/or the Company may reasonably request) any other rights it may hold under any Convertible Security or Contract entered into with OceanTech to convert all or any portion of any outstanding loan advanced to OceanTech (including Working Capital Loans, except for funds deposited by Sponsor in the Trust Account in connection with the Extension Option pursuant to the Merger Agreement and Section 6 below) at any time prior to or at the Closing into OceanTech Common Stock or into OceanTech Private Warrants.

6.  Extension Option. Pursuant to, and in accordance with Section 1.14 of the Merger Agreement, and subject to the terms and conditions set forth in the Trust Agreement and the OceanTech Certificate of Incorporation, if either OceanTech or the Company determines, in good faith, that it is probable that the Merger will not be consummated by the Business Combination Deadline, and either OceanTech or the Company provides written notice to the other Party, then prior to the date that is fifteen (15) days prior to the date of the Business Combination Deadline, (i) OceanTech and Sponsor shall exercise the Extension Option pursuant to the OceanTech Certificate of Incorporation, and (ii) Sponsor shall deposit the additional funds into the Trust Account required to exercise the Extension Option. In connection therewith and pursuant to, and in accordance with Section 1.8(b) of the Merger Agreement, Sponsor shall be entitled to receive one OceanTech Common Share at the Closing for each dollar deposited into the Trust Account in connection with the exercise of the Extension Option. In addition, the parties hereto agree that any such deposit made by Sponsor shall be considered as a loan to the Surviving Company, and any such loans will be interest bearing and payable by the Post-Closing Company at Closing.

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7.  Redemptions. During the Interim Period, Sponsor shall use its reasonable best efforts to minimize the amount of funds in the Trust Account paid to OceanTech’s shareholders in the Redemption, including utilizing the Sponsor Shares and the Sponsor’s OceanTech Private Warrants in connection with such effort, including by transferring or forfeiting such shares and/or warrants.

8.  PIPE Investment. During the Interim Period, Sponsor shall (a) use its reasonable best efforts to raise the PIPE Investment, and (b) assist OceanTech and the Company as required and necessary with creative strategies to raise the PIPE Investment.

9.  Excess OceanTech Expenses. In accordance with Section 7.3 of the Merger Agreement, if there is any Excess OceanTech Expenses, Sponsor shall pay such Excess OceanTech Expenses to OceanTech in cash.

10.  Earnout. After the Closing, subject to the terms and conditions set forth herein, Sponsor shall have the contingent right to receive up to an aggregate maximum of 1,750,000 shares of OceanTech Common Stock (subject to adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), as additional consideration from OceanTech based on the performance of the OceanTech Common Stock, as follows:

(a)         If the VWAP of the OceanTech Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “First Share Price Target”) for twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning on the Closing Date and ending on the 12-month anniversary of the Closing Date (the “First Earnout Period”), then OceanTech shall issue to the Sponsor 750,000 Earnout Shares (the “First Earnout Share Payment”).

(b)         If the VWAP of the OceanTech Common Stock equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, combinations, reorganizations and recapitalizations) (the “Second Share Price Target”) for twenty (20) out of any thirty (30) consecutive Trading Days during the period beginning the day following the 12-month anniversary of the Closing Date and ending on the 24-month anniversary of the Closing Date (the “Second Earnout Period”), then OceanTech shall issue to the Sponsor 500,000 Earnout Shares (the “Second Earnout Share Payment”).

(c)         If the VWAP of the OceanTech Common Stock equals or exceeds $20.00 per share (as adjusted for stock splits, stock dividends, combinations, reorganizations and recapitalizations) (the “Third Share Price Target”, and together with the First Share Price Target and the Second Share Price Target, the “Share Price Targets”) for twenty (20) out of any thirty (30) consecutive Trading Days during the beginning the day following the 24-month anniversary of the Closing Date and ending on the 36-month anniversary of the Closing Date (the “Third Earnout Period” and together with the First Earnout Period and the Second Earnout Period, the “Earnout Periods”), then OceanTech shall issue to the Sponsor 500,000 Earnout Shares (the “Third Earnout Share Payment”, and together with the First Earnout Share Payment and the Second Earnout Share Payment, the “Earnout Share Payments”).

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(d)         If any or all of the Share Price Targets shall be achieved on or prior to the applicable Earnout Period, then within ten (10) Business Days following the achievement of the applicable Share Price Target, OceanTech shall issue to Sponsor the applicable Earnout Share Payment.

(e)         Following the Closing, the OceanTech and its Subsidiaries, will be entitled to operate their respective businesses based upon their respective business requirements. Each of the OceanTech and its Subsidiaries, will be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the share price of the OceanTech Common Stock and the ability of the Sponsor to earn the Earnout Shares, and no person will have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions.

(f)         For the avoidance of doubt, the Earnout Share Payments are cumulable but earnable solely on an all-or-nothing basis, such that there will be no entitlement to a partial award of any Earnout Share Payment. The aggregate maximum number of shares of OceanTech Common Stock issuable as Earnout Share Payments shall be 1,750,000.

(g)         For purposes of this Section 10, “VWAP” means, for shares of OceanTech Common Stock as of any date(s), the dollar volume-weighted average price for such shares on the principal securities exchange or securities market on which such shares are then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such shares in the over-the-counter market on the electronic bulletin board for such shares during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such shares as reported by OTC Markets Group Inc.

11.  Binding Effect of the Merger Agreement. Each of the Sponsor Parties acknowledge receipt of a copy of the Merger Agreement and hereby acknowledge that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending at the Expiration Time, (a) Sponsor shall be bound by and comply with Section 5.5 (Redemptions), Section 5.7 (No Solicitation), Section 5.13 (Public Announcements), Section 5.14(b) (Confidential Information), Section 5.19 (PIPE Investment) and Section 7.3 (Fees and Expenses) of the Merger Agreement (and any relevant definitions contained in such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each Insider shall be bound by and comply with Section 5.7 (No Solicitation), Section 5.13 (Public Announcements) and Section 5.14(b) (Confidential Information) (and any relevant definitions contained in such Sections) as if such Insider was an original signatory to the Merger Agreement with respect to such provisions.

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12.  Insider Letter Agreement. As applicable, each Sponsor Party shall comply with, and fully perform all of its obligations, covenants, and agreements set forth in, that certain Letter Agreement, dated as of May 27, 2021 (the “Insider Letter Agreement”). Unless as otherwise provided in the Merger Agreement, during the period commencing on the date hereof and ending at the Expiration Time, the Sponsor Parties shall not modify or amend the Insider Letter Agreement.

13.  Representations and Warranties. Each of the Sponsor Parties, jointly and severally, hereby represent and warrant for and on behalf of itself and OceanTech to the Company as follows:

(a)         The execution, delivery and performance by each Sponsor Party of this Agreement and the consummation by each such Sponsor Party of the transactions contemplated hereby do not, and will not, (i) conflict with or violate any Law applicable to such Sponsor Party, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other Person or entity, (iii) result in the creation of any Lien on any Shares (other than pursuant to (x) this Agreement, (y) transfer restrictions under applicable securities Laws or (z) the Organizational Documents of a Sponsor Party, as applicable) or (iv) conflict with or result in a breach of or constitute a default under any provision of any Sponsor Party’s Organizational Documents, as applicable.

(b)         Each Sponsor Party exclusively owns of record and has good, valid and marketable title to its Shares free and clear of any Lien, proxy (and any proxies given prior to this Agreement in respect of its Shares that may still be in effect, are not irrevocable and such proxies have been or are hereby revoked), option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind (other than pursuant to (i) this Agreement, (ii) transfer restrictions under applicable securities Laws or (iii) the Organizational Documents of a Sponsor Party, as applicable) and has the sole power (as currently in effect) to vote and has the full right, power and authority to sell, transfer and deliver its Shares, and each of the Sponsor Parties do not own, directly or indirectly, any other shares.

(c)         Each Sponsor Party has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by each of the Sponsor Parties. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of such Person. Sponsor is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(d)         There are no Actions pending against any of the Sponsor Parties, or to the knowledge of such Person, threatened against such Person, before any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its obligations under this Agreement.

(e)         Except as described on Section 3.17 of the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions or any arrangements made by such person, for which OceanTech or any of its Affiliates may become liable.

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(f)         Each of the Sponsor Parties understands and acknowledges that each of OceanTech and the Company is entering into the Merger Agreement in reliance upon each of the Sponsor Parties’ execution, delivery and performance of this Agreement.

14.  Termination. This Agreement and the obligations of each of the Sponsor Parties under (a) Sections 1 to 9 and 11 to 13 of this Agreement shall automatically terminate upon the earlier of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms; or (iii) the mutual written agreement of the Company, each of the Sponsor Parties and OceanTech (the “Expiration Time”) and (b) Section 10 of this Agreement shall automatically terminate upon the earlier of (i) the day after the last day of the Third Earn-Out Period; (ii) the termination of the Merger Agreement in accordance with its terms; or (iii) the mutual written agreement of the Company, each of the Sponsor Parties and OceanTech. Upon termination or expiration of this Agreement, no party shall have any further obligations or Liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party from Liability for any fraud or willful breach of this Agreement occurring prior to its termination.

15.  Miscellaneous.

(a)         Except as otherwise provided herein (including in Section 10 hereof) or in the Merger Agreement or any Ancillary Document, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Transactions or the transactions contemplated hereby are consummated.

(b)         All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15(b)):

If to OceanTech or Sponsor, to:

OceanTech Acquisition I Corp.

515 Madison Avenue

8th Floor – Suite 8133

New York, New York 10022

Attn: Surendra K. Ajjarapu
Email: sa@oceantechspac.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Ave NW, Suite 900

Washington, DC 20001

Attention: Andy Tucker

E-mail: andy.tucker@nelsonmullins.com

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Goldfarb Gross Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 67891, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to the Company, to:

Regentis Biomaterials Ltd.

12 Ha’ilan Street

Northern Industrial Zone, P.O. Box 260

Or-Akiva 3060000, Israel

Attn: Eli Hazum, Chief Executive Officer
Email: ehazum@medicavp.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attn: Mark Selinger
Email: mark.selinger@gtlaw.com

Doron Tikotzky Kantor Gutman Nass Amit Gross – Law Offices

7 Metsada St., B.S.R Tower 4,

Bnei Brak, 5126112, Israel

Attn: Ronen Kantor

Email: rkantor@dtkgg.com

If to a Sponsor Party, to the address or email address set forth for such Sponsor Party on the signature page hereof.

(c)         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)         This Agreement, the Merger Agreement, the Insider Letter and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise). This Agreement may not be amended or modified in any respect, except by prior written agreement executed by all of the parties hereto.

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(e)         This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)          The parties hereto acknowledge and agree that irreparable damage would occur to the non-breaching party for which monetary damages would not be an adequate remedy in the event any provision of this Agreement was not performed in accordance with the terms hereof or are otherwise breached and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the specific performance of the terms hereof (including the parties’ obligation to consummate the transactions contemplated by this Agreement and the Merger Agreement), in addition to any other remedy at Law or in equity. Each of the parties agree that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order.

(g)         This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court located in the Southern District of New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 15(b). Nothing in this Section 15(g) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

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(h)         This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)          Without further consideration, each party shall use commercially reasonable efforts to execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(j)          This Agreement shall not be effective or binding upon the Sponsor Parties until such time as the Merger Agreement is executed by each of the parties thereto.

(k)         If during the Interim Period, (i) there are any changes in the OceanTech Common Stock or the OceanTech Private Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, affecting the Shares or OceanTech Private Warrants owned by Sponsor or the Insiders or otherwise or (ii) Sponsor or the Insiders acquire the right to vote or share in the voting of any OceanTech Common Stock or other equity or equity-linked securities of OceanTech, equitable adjustment shall be made to the provisions of this Agreement as may be required and are agreed upon by the parties so that the rights, privileges, duties and obligations hereunder shall continue with respect to each of the Sponsor Parties and the Shares as so changed, such that any new shares of OceanTech so acquired by Sponsor or the Sponsor Parties shall be subject to the terms of this Agreement to the same extent as if they constituted the Shares or Subject Warrants owned by any of the Sponsor Parties as of the date hereof.

(l)          Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with, this Agreement or the transactions contemplated by this Agreement or the Merger Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby and by the Merger Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Paragraph (l).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OceanTech:

OCEAN TECH ACQUISITIONS I CORP.

By:
Name: Suren Ajjarapu
Title: Chief Executive Officer

The Company:

REGENTIS BIOMATERIALS LTD.

By:
Name:
Title:

Sponsor:

ASPIRE ACQUISITION LLC

By:
Name: Suren Ajjarapu
Title: Managing Member

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ASPIRE ACQUISITION LLC

By:
Name: Suren Ajjarapu
Title: Managing Member

Address for purposes of Section 15(b):

Name: Suren Ajjarapu
Email: sa@oceantechspac.com

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Name: Suren Ajjarapu
Title: Chief Executive Officer and Chairman

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Francis Knuettel II
Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Michael Peterson
Independent Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Donald Fell
Independent Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Venkatesh Srinivasan
Independent Director

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Siva Saravanan
Independent Director

[Signature Page to Sponsor Support Agreement]

EXHIBIT A

LIST OF INSIDERS

Insider	Number and Class of Shares of OceanTech Common Stock Owned
Aspire Acquisitions LLC	5,869,880 warrants convertible into Class A Shares and 2,581,500 shares of OceanTech Class B Stock

[Exhibit A to Sponsor Support Agreement]

Execution Version

EXHIBIT B

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of May 2, 2023 by and between Regentis Biomaterials Ltd., an Israeli company (the “Company”), OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech”), and the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement, as hereinafter defined.

WHEREAS, on the date hereof, the Company, R.B. Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of OceanTech (“Merger Sub”) and OceanTech, propose to enter into a Merger Agreement (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into Company, (the “Merger”) with Company continuing as the surviving entity and as a wholly owned subsidiary of OceanTech; and

WHEREAS, as of the date hereof, Holder is a holder of the OceanTech Securities in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration or benefits to be received by Holder by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all OceanTech Securities held by Holder, including its right to any OceanTech Ordinary Shares underlying the Outstanding OceanTech Options (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a)   Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing on the date of the Closing and ending on the earlier of (x) the date that is 180 days after the date of the Closing, (y) the date on which the closing price of the OceanTech Ordinary Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days following the Closing, and (z) the date after the Closing on which the Company consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their OceanTech Ordinary Shares for cash, securities or other property: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (I), (II) (other than clauses (G), (D) or (I) of the definition of “Permitted Transferee”) or (III) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder, (E) any Affiliate of Holder, (F) pursuant to an order or decree of a governmental entity, (G) from an executive officer to the Company or its subsidiary or parent entities upon death, disability or termination of employment, in each case, of such executive officer, (H) transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock involving a change of control of the Company, subject to any requisite approvals for the change of control needed from the Company’s board of directors or holders and provided that (i) in the event that after such tender offer, merger, consolidation or other similar transaction, any Restricted Securities are not transferred, sold or tendered, such Restricted Securities held by the undersigned shall remain subject to the provisions hereof, and (ii) in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Restricted Securities held by the undersigned shall remain subject to the provisions hereof and (I) to the Company (1) pursuant to the exercise, in each case on a “cashless” or “net exercise” basis, of any option to purchase shares granted by the Company pursuant to any employee benefit plans or arrangements which are set to expire during the Lock-Up Period, where any shares received by the undersigned upon any such exercise will be subject to the terms of this Agreement, or (2) for the purpose of satisfying any withholding taxes (including estimated taxes) due as a result of the exercise of any option to purchase shares or the vesting of any award granted by the Company pursuant to employee benefit plans or arrangements which are set to expire or automatically vest during the Lock-Up Period, in each case on a “cashless” or “net exercise” basis. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)  If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)   During the Lock-Up Period each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF May [2], 2023, BY AND AMONG REGENTIS BIOMATERIALS LTD., OCEANTECH ACQUISITION I CORP. (THE “ISSUER”), AND THE ISSUER’S SECURITY HOLDERS NAMED THEREIN INCLUDING THE REGISTERED OWNER OF THE SHARES REPRESENTED BY THE CERTIFICATE, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities.

2. Miscellaneous.

(a)     Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b)     Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c)     Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)     Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the Southern District of New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e)     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

(f)     Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)     Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile (if a facsimile number is given) email or other electronic means, with affirmative confirmation of receipt, (iii) two (2) Business Days after being sent, if sent by reputable, internationally recognized overnight courier service that provides evidence of delivery or attempted delivery or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company: Regentis Biomaterials Ltd. 12 Ha’ilan Street Northern Industrial Zone, P.O.Box 260 Or-Akiva 3060000, Israel Attn: Eli Hazum, Chief Executive Officer Email: ehazum@medicavp.com	with a copy (which will not constitute notice) to: Greenberg Traurig LLP One Vanderbilt Avenue New York, NY 10017 Attn: Mark Selinger Email: mark.selinger@gtlaw.com

Doron Tikotzky Kantor Gutman Nass & Amit Gross – Law Offices 7 Metsada St., B.S.R Tower 4, Bnei Brak, 5126112, Israel Attn: Ronen Kantor, Adv Email: rkantor@dtkgg.com

If to OceanTech: OceanTech Acquisition I Corp. 515 Madison Avenue 8th Floor – Suite 8133 New York, New York 10022 Attn: Surendra K. Ajjarapu Telephone No.: (813) 601-3533 Email: sa@oceantechspac.com with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW. Suite 900
Washington, D.C. 20001
Attn: Andrew M. Tucker
Telephone No.: (202) 689-2800
Email: andy.tucker@nelsonmullins.com

Goldfarb Gross Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 67891, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)  Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company’s board of directors, (ii) a majority of the Disinterested Independent Directors (as defined below), (iii) OceanTech and (iv) Holder. For purposes of this Agreement, a “Disinterested Independent Director” means an independent director (as defined under Nasdaq rules) serving on the OceanTech’s board of directors at the applicable time of determination and that is otherwise disinterested in this Agreement (i.e., such independent director is not a pre-Closing Company shareholder, an Affiliate of a pre-Closing Company shareholder, or an officer, director, manager, employee, trustee or beneficiary of a pre-Closing Company shareholder or its Affiliate, nor an immediate family member of any of the foregoing). Without limiting the foregoing, in the event that a pre-Closing Company shareholder or its Affiliate serves as a director, officer, employee or other authorized agent of the Company, the pre-Closing Company shareholder or its Affiliate shall have no authority, express or implied, to act or make any determination on behalf of the Company in connection with this Agreement or any dispute, action or legal proceeding respect hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)    Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j)    Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and the Company and OceanTech will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company and OceanTech shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)     Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or OceanTech or any of the obligations of Holder under any other agreement between Holder and the Company or OceanTech or any certificate or instrument executed by Holder in favor of the Company or OceanTech, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or OceanTech or any of the obligations of Holder under this Agreement.

(l)     Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)    Counterparts. This Agreement may also be executed and delivered by electronic means, including DocuSign, email or scanned pages or in portable document format, in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Company:

REGENTIS BIOMATERIALS LTD.

By:
Name:
Title:

OceanTech:

OCEANTECH ACQUISITIONS I CORP.

By:
Name:
Title:

{Additional Signature on the Following Page}

{Signature Page to Lock-Up Agreement}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder:

By:
Name:
Title:

Number of Company Ordinary Shares:

Number of Company Ordinary Shares Underlying Outstanding Company Options:

Address for Notice:

{Signature Page to Lock-Up Agreement}

Execution Version

Exhibit C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made as of May 2, 2023, by and among (i) Regentis Biomaterials Ltd., an Israeli company (the “Company”), (ii) OceanTech Acquisition I Corp., a Delaware corporation (“OceanTech”), and (iii) certain shareholders of the Company whose names appear on the signature pages of this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”). Any capitalized term used but not defined in this Agreement has the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, on the date hereof, the Company, R.B. Merger Sub Ltd., an Israeli company and a wholly-owned subsidiary of OceanTech (“Merger Sub”) and OceanTech, propose to enter into an agreement and plan of merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the “Merger”) with the Company continuing as the surviving entity and as a wholly owned subsidiary of OceanTech; and

WHEREAS, as of the date hereof, each Shareholder owns of record the number of shares of Company Ordinary Shares and Company Preferred Shares as set forth opposite to such Shareholder’s name on Exhibit A hereto (all such shares of Company Ordinary Shares and Company Preferred Shares and any shares of Company Ordinary Shares and Company Preferred Shares of which ownership of record or the power to vote is hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4(a), each Shareholder, with respect to its Shares, hereby agrees to vote, in person or by proxy, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders’ of the Company, all of its Shares (a) in favor of the approval and adoption of the Merger Agreement, the Transactions, and any Ancillary Document requiring shareholders’ approval, the forms for which are attached as exhibits to the Merger Agreement, including the Required Company Shareholder Approval and the other Company Shareholder Approval Matters; and (b) against any Acquisition Proposal and any and all other proposals that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement.

2.            Other Covenants.

(a)             No Transfers. Until the earlier of (i) the Closing or (ii) termination of the Merger Agreement in accordance with its terms, each Shareholder agrees that it shall not, and shall cause its Affiliates not to, without the prior written consent of OceanTech and the Company, (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Shares, or consent to, a Transfer of, any or all of its Shares; (B) grant any proxies or powers of attorney with respect to any or all of its Shares that is inconsistent with this Agreement; (C) permit to exist any Lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or the current Company organizational documents with respect to any or all of its Shares; or (D) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting such Shareholder’s ability to perform its obligations under this Agreement, except as permitted by the Merger Agreement; provided, that the foregoing shall not prohibit (i) the Transfer of the Shares by a Shareholder under a Permitted Transfer (as defined below), but only if such Permitted Transferee (as defined below) shall execute a joinder to this Agreement agreeing to become a party to this Agreement and (ii) the conversion of the Company Preferred Shares into Company Ordinary Shares.

(b)            Permitted Transfers. Section 2(a) shall not prohibit a Transfer of Shares by any Shareholder (i) to any family member or trust for the benefit of any family member, (ii) to any shareholder, member or partner of such Shareholder, if an entity; (iii) to any Affiliate of such Shareholder or a Permitted Transferee pursuant to the current Company organizational documents;(iv) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy, laws of descent and distribution upon death or other similar Applicable Law; (v) by private sales or transfers made in connection with the Transactions; or (vi) by virtue of the Shareholder’s Organizational Documents upon liquidation or dissolution thereof, as applicable, in each case, the transferee being referred to as a “Permitted Transferee”, and each Transfer, a “Permitted Transfer”; provided, that, in each case of a Permitted Transfer, such Permitted Transferee shall execute a joinder to this Agreement agreeing to become a party to this Agreement and be bound by the terms and conditions set forth herein. Nothing in this Agreement shall prohibit direct or indirect transfers of a minority equity interest in a Shareholder as long as such transfer or transfers do not individually, or in the aggregate, change, modify, limit or otherwise affect in any manner the right or ability to the Persons currently controlling the Company Shareholder to continue to control such Shareholder.

(c)             Changes to Shares. In the event of a stock dividend or distribution, or any change in the share capital of the Company by reason of any stock dividend or distribution, stock split, recapitalization (including the Recapitalization), combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

3.            Representations and Warranties of Shareholder. Each Shareholder, severally and not jointly, hereby represents and warrants to OceanTech as follows, except to the extent set forth in a schedule delivered by such Shareholder to, and approved by, the Company and OceanTech prior to the execution by such Shareholder of this Agreement:

(a)             Authorization; Binding Agreement. Each Shareholder, if (i) a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) a legal entity, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the consummation of the transactions contemplated hereby by such Shareholder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of such Shareholder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

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(b)             Ownership of Shares. Each Shareholder exclusively owns its Shares, has the sole power to vote or cause to be voted its Shares, and has good and valid title to its Shares, free and clear of any Lien, other than those imposed by this Agreement, applicable securities Laws or the current Company organizational documents, Except for the Shares set forth in Exhibit A, such Shareholder is not a beneficial owner or record holder of any other (i) equity securities of the Company, (ii) securities of the Company having the right to vote on any matters on which the holders of equity securities of the Company may vote or which are convertible into or exchangeable for, at any time, equity securities of the Company, or (iii) options, warrants or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company.

(c)             No Conflicts. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, if any, no filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by such Shareholder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby, which, if required, has not been obtained prior to the date hereof. None of the execution and delivery of this Agreement by such Shareholder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby (i) conflict with or result in any breach of any Organizational Documents of such Shareholder, if applicable, (ii) result in, or give rise to, a violation or breach of, or a default under, any of the terms of any Contract or obligation to which a Shareholder is a party to or by which such Shareholder or any of such Shareholder’s Shares may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in subsections (i) through (iii), as would not reasonably be expected to impair such Shareholder’s ability to perform its obligations under this Agreement in any material respect.

4.            Miscellaneous.

(a)             Termination. Notwithstanding anything to the contrary contained herein, this Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earlier of (i) the mutual written consent of the parties hereto, (ii) the Effective Time or (iii) the date of termination of the Merger Agreement in accordance with its terms. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from Liability for such party’s willful material breach of, or fraud committed in connection with this Agreement prior to such termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

(b)             Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Except for Permitted Transfers, this Agreement and all obligations of each Shareholder may not be assigned, transferred or delegated without the prior written consent of the Company and OceanTech, and any purported assignment, transfer or delegation without such consent shall be null and void.

(c)           Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or a successor or permitted assign of such a party.

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(d)           Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the Southern District of New York in the State of New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 4(g). Nothing in this Section 4(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(e).

(f)              Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)             Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized international overnight courier service or (iv) five (5) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

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If to OceanTech: OceanTech Acquisition I Corp. 515 Madison Avenue 8th Floor – Suite 8133 New York, New York 10022 Attn: Surendra K. Ajjarapu Telephone No.: (813) 601-3533 Email: sa@oceantechspac.com with a copy (which will not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

101 Constitution Avenue, NW. Suite 900

Washington, D.C. 20001

Attn: Andrew M. Tucker

Telephone No.: (202) 689-2800

Email: andy.tucker@nelsonmullins.com

Goldfarb Gross Seligman & Co., Law Offices

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attn.: Ido Zemach

Email: ido.zemach@goldfarb.com

If to the Company: Regentis Biomaterials Ltd. 12 Ha’ilan Street Northern Industrial Zone, P.O. Box 260 Or-Akiva 3060000, Israel Attn: Eli Hazum, Chief Executive Officer Email: ehazum@medicavp.com with a copy (which will not constitute notice) to:

Greenberg Traurig LLP

One Vanderbilt Avenue

New York, NY 10017

Attn: Mark Selinger

Email: mark.selinger@gtlaw.com

Doron Tikotzky Kantor Gutman Nass & Amit Gross – Law Offices

7 Metsada St., B.S.R Tower 4,

Bnei Brak, 5126112, Israel

Attn: Ronen Kantor

Email: rkantor@dtkgg.com

If to a Shareholder to: the address or email address set forth under each Shareholder’s name on the signature page hereto.

(h)             Amendments and Waivers. Any term of this Agreement may be amended, supplemented or otherwise modified and the observance of any term of this Agreement may be waived only with the execution and delivery of a written consent executed by OceanTech, and, if such amendment, supplement, modification or waiver adversely affects any Shareholder, such Shareholder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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(i)              Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j)              Specific Performance. Each Shareholder acknowledges that its obligations under this Agreement are unique and recognizes and affirms that in the event of a breach of this Agreement by such Shareholder, money damages will be inadequate and OceanTech will not have adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by such Shareholder in accordance with their specific terms or were otherwise breached. Accordingly, OceanTech shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by a Shareholder and to specifically enforce the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)             No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship among each Shareholder, OceanTech and the Company, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.

(l)              Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(m)            Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Document.

(n)              Capacity as a Shareholder. Each Shareholder shall execute this Agreement solely in such Shareholder’s capacity as a Company Shareholder, and not in such Shareholder’s capacity as a director, officer or employee of the Company, if applicable. Such Shareholder shall not, in such Shareholder’s capacity as a director, officer or employee of the Company, as applicable, act in any manner to directly or indirectly avoid such Shareholder’ obligations under this Agreement. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his, her or its fiduciary duties as a director or officer of the Company or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his, her or its capacity as such director. No such action shall affect such Shareholder’s obligations under this Agreement as a Shareholder.

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(o)          Costs and Expenses. Except to the extent set forth in the Merger Agreement, each party hereto shall bear and be solely responsible for the fees, charges and disbursements of its respective financial, legal and other advisors, and all other costs and expenses of any nature or kind whatsoever, howsoever incurred, in connection with the preparation, execution, delivery and performance of this Agreement and completion of the transactions contemplated hereby and by the Merger Agreement.

(p)          Disclosure. The Shareholder irrevocably and unconditionally consents to the public disclosure by OceanTech and the Company: (i) of the details of this Agreement being set out in any press release announcing the execution of the Merger Agreement, any documents filed by OceanTech or the Company pursuant to applicable Law and materials filed with the court; and (ii) as applicable, to this Agreement being filed on the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) pursuant to applicable Law.

(q)          Timing of Effectiveness. This Agreement shall not be effective or binding upon any party hereto until immediately after such time as the Merger Agreement is executed and delivered by OceanTech, Merger Sub and the Company (subject to any provisions hereof that provide for a later effective date thereof).

(r)          Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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Execution Version

Exhibit C

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

The Company:

REGENTIS BIOMATERIALS LTD.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

OceanTech:

OCEANTECH ACQUISITIONS I CORP.

By:

Name:

Title:

2

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Vitalife Partners (Overseas) L.P.

By:
Name:
Title:

Address:

3

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Vitalife Partners (DCM) L.P.

By:
Name:
Title:

Address:

4

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Vitalife Partners (Israel) L.P.

By:
Name:
Title:

Address:

5

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

SCP Vitalife Partners II, L.P.

By:
Name:
Title:

Address:

6

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

SCP Vitalife Partners (Israel) II, L.P.

By:
Name:
Title:

Address:

7

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Medica III Investments (International) LP

By:
Name:
Title:

Address:

8

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Medica III Investments (Israel) LP

By:
Name:
Title:

Address:

9

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Medica III Investments (SF) LP

By:
Name:
Title:

Address:

10

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Medica III Investments (PF) LP

By:
Name:
Title:

Address:

11

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Medica III Investments Israel (B) LP

By:
Name:
Title:

Address:

12

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Poalim Medica III Investments LP

By:
Name:
Title:

Address:

13

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

SHAREHOLDER

Allegro S.à r.l

By:
Name:
Title:

Address:

14

EXHIBIT A

LIST OF SHAREHOLDERS

Name of Shareholder	Number Company Preferred Shares Owned	Continuing Company Options
Vitalife Partners (Overseas) L.P.	9,638
Vitalife Partners (DCM) L.P.	3,222
Vitalife Partners (Israel) L.P.	3,190
SCP Vitalife Partners II, L.P.	108,189	11,683
SCP Vitalife Partners (Israel) II, L.P.	36,136	3,902
Medica III Investments (International) LP	104,712	11,666
Medica III Investments (Israel) LP	38,061	4,240
Medica III Investments (SF) LP	41,362	4,608
Medica III Investments (PF) LP	22,262	2,480
Medica III Investments Israel (B) LP	53,772	5,991
Poalim Medica III Investments LP	49,636	5,530
Allegro S.à r.l	118,549

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Execution Version

Exhibit D

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of May 2, 2023, is made and entered into by and among (i) OceanTech Acquisitions I Corp., a Delaware corporation (the “Company”), (ii) Aspire Acquisition LLC, a Delaware limited liability company (the “Sponsor”), (iii) and the undersigned parties listed on the signature page hereto (each a “Holder” and collectively the “Holders”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement, as hereinafter defined.

RECITALS

WHEREAS, on the date hereof, upon the closing (the “Closing”) of the transactions (such transactions, the “Transactions,” and the date of such Closing, the “Closing Date”) contemplated by that certain Agreement and Plan of Merger by and among (i) OceanTech Acquisitions I Corp., a Delaware corporation (together with its successors, “Company”), (ii) Regentis Biomaterials Ltd., an Israeli company (“Regentis”), and (iii) R.B. Merger Sub Ltd., an Israeli company and wholly owned subsidiary of Company (“Merger Sub”), (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), under which, Merger Sub will, at the Effective Time, merge with and into Company, (the “Merger”) with Company being the surviving entity and as a wholly owned subsidiary of the OceanTech, and, in connection therewith, among others, as a result of which all of the issued shares and outstanding capital stock of the Company immediately prior to the Effective Time shall be exchanged for the Merger Consideration, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of applicable law;

WHEREAS, in connection with the Closing, the Company and the Holders desire to enter into this Agreement in order to provide the Holders with registration rights on the terms set forth herein; and

NOW, THEREFORE, in consideration of the representations covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

DEFINITIONS

1.1        Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing Date” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble, and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.3.

“Directors” shall mean the Directors of the Company.

“Effectiveness Deadline” shall have the meaning given in Section 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Deadline” shall have the meaning given in Section 2.1.1.

“Form S-1” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.4.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.3

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

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“Registrable Securities” shall mean (a) any outstanding OceanTech Securities or any other equity security (including warrants to purchase OceanTech Securities and OceanTech Securities issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement), (b) any outstanding OceanTech Securities or any other equity security (including warrants to purchase OceanTech Securities and OceanTech Securities issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a) or (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities (i) may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale) and (ii) the holder of such securities has beneficial ownership of less than 5% of the outstanding OceanTech Securities; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction. For the purposes of the immediately preceding sentence, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)         all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the OceanTech Securities are then listed;

(B)         fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)         printing, messenger, telephone and delivery expenses;

(D)         reasonable fees and disbursements of counsel for the Company;

(E)          reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)          reasonable fees and expenses of one (1) legal counsel (for all Demanding Holders and Requesting Holders) selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown.

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“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in Section 2.1.4.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act (or any successor rule then in effect).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.3.

“Withdrawal Notice” shall have the meaning given in the Section 2.1.5.

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Article II
REGISTRATIONS

2.1          Shelf Registration.

2.1.1        Filing. The Company shall use commercially reasonable efforts to file within thirty (30) days after the Closing Date, but in any event within sixty (60) days after the Closing Date (the “Filing Deadline”), a Registration Statement on Form S-1 (the “Form S-1”) or, if the Company is eligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf” with the applicable registration statement on either Form S-1 or Form S-3 Shelf being the “Shelf Registration”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing). The Company shall use commercially reasonable efforts to cause such Shelf Registration to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline and (ii) three (3) business days after the Commission notifies the Company that it will not review such Shelf Registration, if applicable (the “Effectiveness Deadline”); provided, that, if such Shelf Registration filed pursuant to this Section 2.1.1 is reviewed by, and the Company receives comments from, the Commission with respect to such Shelf Registration, the Effectiveness Deadline shall be extended to one hundred fifty (150) days following the Filing Deadline. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf Registration in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1, the Company shall use its commercially reasonable efforts to convert the Form S-1 (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2        Subsequent Shelf Registration. If any Shelf Registration ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to promptly cause such Shelf Registration to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf Registration), and shall use its commercially reasonable efforts to promptly amend such Shelf Registration in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf Registration or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3        Requests for Underwritten Shelf Takedowns. Subject to the provisions of Section 2.1.4 and Section 2.1.5, at any time and from time to time when an effective Shelf Registration is on file with the Commission, one or more of the Holders (such Holder or Holders being in such case, “Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holders with a total offering price reasonably expected to exceed, in the aggregate, $50,000,000 (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold by the Demanding Holders in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holders’ prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Holders may demand not more than two (2) Underwritten Shelf Takedowns in any twelve (12) month period.

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2.1.4       Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other OceanTech Securities or other equity securities that the Company desires to sell and all other OceanTech Securities or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any OceanTech Securities or other equity securities proposed to be sold by the Company or by other holders of OceanTech Securities or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

2.1.5        Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that the other Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the other Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of Section 2.1.3, unless the Demanding Holders reimburse the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown.

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2.2          Piggyback Registration.

2.2.1        Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2        Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of OceanTech Securities or other equity securities that the Company desires to sell, taken together with (i) the OceanTech Securities or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the OceanTech Securities or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a)        If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering: (A) first, the OceanTech Securities or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the OceanTech Securities or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

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(b)        If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the OceanTech Securities or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the OceanTech Securities or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the OceanTech Securities or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; and

(c)        If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3        Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.5) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf Registration) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.5), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

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2.2.4        Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3          Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder of Registrable Securities agrees that it shall not Transfer any OceanTech Securities or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the sixty (60)-day period (or such shorter time agreed to by the managing Underwriter(s)) beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent. Each Holder of Registrable Securities agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). For the sake of clarity, no Holder shall be obligated under the provisions of this Section 2.3 to the extent such Holder no longer owns Registrable Securities.

2.4          Block Trades.

2.4.1        Notwithstanding the foregoing, at any time and from time to time when an effective Shelf Registration is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $50,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.3, such Demanding Holder only need to notify the Company of the Block Trade at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2       Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3       Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4        The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

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Article III
COMPANY PROCEDURES

3.1          General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1        prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2        prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3       prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4        prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5        cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6        provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

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3.1.7        advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8        at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9        notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10      permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11      obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12      on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13      in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14      make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

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3.1.15      with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16      otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

3.2          Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3          Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4          Suspension of Sales; Adverse Disclosure.

3.4.1       Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2        Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Directors, be detrimental to the Company and the majority of the Directors concludes as a result that it is advisable to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

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3.4.3        Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Sections 2.1.4 or 2.4.

3.4.4        The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, not more than three (3) times in any twelve-month period, and any such delay or suspension shall last for no more than sixty (60) days.

3.4.5        The Company shall as promptly as commercially practicable notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5          Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell OceanTech Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1          Indemnification.

4.1.1        The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, members, and managers, and directors (if applicable) and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2        In connection with any Registration Statement for a Registration in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such customary information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3        Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4       The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5        If the indemnification provided under Section 4.1 hereof from the indemnifying party is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
MISCELLANEOUS

5.1          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) two (2) business days after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) four (4) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice). Any notice or communication under this Agreement must be addressed, if to the Company, to: OceanTech Acquisition I Corp., 515 Madison Avenue 8th Floor – Suite 8133, New York, New York 10022, Attn: Surendra K. Ajjarapu, sa@oceantechspac.com, if to Sponsor, at 640 Fifth Avenue 20th Floor, New York, New York 10019 Attn: Surendra K. Ajjarapu and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2          Assignment; No Third Party Beneficiaries.

5.2.1        This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2        This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

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5.2.3       This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.4        No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3          Counterparts. This Agreement may be executed in multiple counterparts and delivered electronically (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4          Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5          Trial By Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6           Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

16

5.7           Term. This Agreement shall terminate with respect to any Holder upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.8           Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

[Signature Page Follows]

17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Company:

OCEANTECH ACQUISITIONS I CORP.

By:
Name:
Title:

Sponsor:

ASPIRE ACQUISITION LLC

By:
Name:
Title:

Holders:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 7, 2023, is entered into by and among Regentis Biomaterials Ltd., an Israeli company (the “Company”), (ii) OceanTech Acquisitions I Corp., a Delaware corporation (“OceanTech”), and (iii) R.B. Merger Sub Ltd., an Israeli company and wholly-owned subsidiary of OceanTech (“Merger Sub”). The Company, Merger Sub and OceanTech are each referred to herein individually as a “Party” and, collectively, as the “Parties.” Unless otherwise defined herein, all defined terms used in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of May 2, 2023 (the “Merger Agreement”);

WHEREAS, the Parties desire to amend the Merger Agreement; and

WHEREAS, Section 9.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

1.       Amend and Restate Section 1.8(a). Section 1.8(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) As consideration for the Merger, the Company Shareholders collectively shall be entitled to receive from OceanTech, in the aggregate, a number of shares of OceanTech Common Stock with an aggregate value equal to $96,000,000 (the “Merger Consideration”), with each share of OceanTech Common Stock valued at the Per Share Price. The Merger Consideration shall be allocated among the Company Shareholders in accordance with their respective Pro Rata Shares.

2.       Ratification of the Merger Agreement. It is the express intention of the Parties that this Amendment shall not, and shall not be interpreted to, expand or reduce the rights of any Party except as and solely to the extent expressly provided herein. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement are ratified and shall remain unchanged and continue in full force and effect.

3.       Miscellaneous Provisions. The provisions of Article IX of the Merger Agreement, to the extent applicable, are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

A-1

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

OceanTech:
OCEANTECH ACQUISITIONS I CORP.

By:	/s/ Surendra Ajjarapu
Name: Surendra Ajjarapu
Title: Chief Execution Officer

The Company:
REGENTIS BIOMATERIALS LTD.

By:	/s/ Dr. Ehud Geller
Name: Dr. Ehud Geller
Title: Chairman

Merger Sub:
R.B. MERGER SUB, LTD.

By: /s/ Surendra Ajjarapu
Name: Surendra Ajjarapu
Title: Director

A-2

ANNEX B – FAIRNESS OPINION

July 7, 2023

Board of Directors

OceanTech Acquisitions I Corp.

515 Madison Avenue, Suite 8133

New York, NY 10022

c/o Mr. Suren Ajjarapu

CEO

Dear Mr. Ajjarapu:

We understand that OceanTech Acquisitions I Corp. (together with its successors, “OTEC”) has submitted to Regentis Biomaterials Ltd., (“Regentis” or the “Company” and each of OTEC and the Company, the “Parties,” and the post-consumption of the Transaction Company, “PubCo”) a letter of intent (“Proposal”) dated March 1, 2023, to enter into a business combination transaction (“Transaction”).

We further understand that OTEC expects to form an Israeli merger subsidiary that would merge with and into the Company (“Merger”). Continuing shareholders of the Company would become stockholders of OTEC which would become the publicly traded platform for the Company’s business. OTEC is incorporated in Delaware and the name of OTEC will be changed to Regentis upon consummation of the Transaction.

We understand that OTEC has offered an enterprise value (“Enterprise Valuation”) to the Company on a pre-transaction basis of $96 million. The Equity Value of PubCo will be determined by deducting the audited net debt from the Enterprise Valuation at Closing, including the shareholders loan not converted into equity.

We understand that consummation of the Transaction shall be subject to the condition that the Available Closing OTEC Cash (as defined below) shall be equal to or greater than an aggregate amount equal to $6,000,000 upon the consummation of the Closing, to be derived from a combination of proceeds from an equity backstop private placement and proceeds from an OTEC trust account currently holding approximately $8,814,443.50 in cash after satisfying redemption obligations to its public stockholders and after any payment of all deferred underwriting fees and transaction expenses of either OTEC or Regentis.

Available Closing OTEC Cash means without duplication, an amount equal to (a) all amounts in the OTEC trust account (after deducting the aggregate amount of payments required to be made in connection with the Redemption (as defined in the Agreement and Plan of Merger) and payment of the Regentis transaction expenses and OTEC transaction expenses) or OTEC’s operating account immediately prior to the Closing, plus (b) the aggregate amount of cash of OTEC on hand immediately prior to the Closing plus (c) the net amount of any PIPE investment received by OTEC or Regentis on or prior to the Closing.

We understand that the equity backstop private placement shall be executed prior to the Closing of the Transaction.

We understand that OTEC will work to arrange for the deposit of the amounts necessary to extend the time to complete a business combination by depositing the amounts into trust. OTEC will be entitled to receive the funds back and/or warrants or shares of common stock as may be provided for in the operative agreements or as approved by the stockholders of OTEC.

We understand that the OTEC shares will be listed on Nasdaq. At Closing, OTEC, the Sponsor and equity holders of the Company will enter into a customer registration rights agreement providing the sponsor and the Company’s stockholders with customer shelf, piggyback and demand registration rights.

We understand that a lock-up period will be imposed on all OTEC shares held by the OTEC Sponsor and the Company stockholders holding more than 1% in PubCo. Subject to a trading-price-based early termination for a portion of the Lock-up Shares on terms to be mutually agreed, the Lock-up Shares shall be released 1 year after the Closing. Following the lock-up period, an annual limit on the disposition of shares needs to be agreed upon to avoid a negative impact on the share price.

We understand that Sponsor and its affiliates, including the directors of OTEC, shall enter into customary voting and support agreements to vote, in person or by proxy, at any meeting of the stockholders of OTEC, all of such stockholder's shares held by such stockholder at such time in favor of the approval and adoption of the Transaction, to refrain from redeeming any of its shares of OTEC's common stock, to refrain from transferring any such shares, to waive any rights of anti-dilution applicable to the issue of shares of OTEC's common stock in connection with the Transaction and to waive any rights under any contract or arrangement with OTEC to convert all or any portion of any amounts loaned or advanced to OTEC or its subsidiaries at any time prior to or at the Closing into warrants to purchase common stock of OTEC.

The Board of Directors of OTEC (the “Board”) has requested that The Mentor Group, Inc., (“TMG,” “we,” “our”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Enterprise Valuation is fair to the shareholders of OTEC from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1)         reviewed the Agreement and Plan of Merger, dated May 2, 2023;

2)         reviewed the Amendment No. 1 to Agreement and Plan of Merger, dated July 7, 2023;

3)         reviewed the letter of intent to consummate a business combination transaction from Oceantech Acquisitions I Corp.to Regentis Biomaterials Ltd., dated March 1, 2023;

4)         reviewed audited financial statements of Regentis Biomaterials for the fiscal years 2017 - 2021;

5)         reviewed an unaudited financial statement of Regentis Biomaterials for the fiscal year 2022;

6)         reviewed three forecasts for Regentis for three different financial performance scenarios through 2033 from Company management (“Management”) prepared by Eli Hazum, dated April 19, 2023;

7)         reviewed Regentis’ Corporate Presentation dated February 2023;

8)         reviewed the GelrinC (SvH) Stability Report;

9)         reviewed the Regentis Biomaterial Ltd.-Legal Opinion Dispute on minimum purchase commitments resulting from Framework Supply Proposal, dated February 2022;

10)       reviewed the Competitive Repair Competitive Landscape prepared by Livnat Ben-Zur dated September 10, 2019;

11)       reviewed an independent research assessment of the market for Gelrin-C and knee articular cartilage repair products prepared by Market Modelers dated July 23, 2012;

12)       reviewed the minutes of the Meeting of the Board of Directors of Regentis Biomaterials dated February 9, 2015;

13)       reviewed the Convertible Loan Proposal as of September 8, 2021;

14)       reviewed the Convertible Loan Proposal as of August 6, 2020;

15)       reviewed the Convertible Bridge Financing Proposal dated March 1, 2015;

16)       reviewed the Warrant to Purchase Shares of Regentis Biomaterials Ltd., dated March 1, 2015;

17)       Reviewed the Vericel Corporate Presentation dated March 2022;

18)       compared the financial and operating performance of the Company with that of other public companies in the same industry segment that we deemed to be relevant;

19)       compared the financial and operating performance of the Company with that of acquired companies in the same industry segment as Regentis that we deemed to be relevant;

20)       conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, OTEC management has advised us, and we have assumed that the Company forecasts reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of Management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of the Parties to the Proposal identified and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Proposal and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Proposal and other related documents and instruments. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

TMG has not in the past provided financial consulting services to the Board. TMG has not acted as financial advisor to the Company or any of the other Parties in connection with this Opinion and has not participated in any of the negotiations leading to the Proposal. We will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the proposed business combination transaction. We have not been requested to, and did not, solicit indications of interest from, third parties with respect to the Proposal, the securities, assets, business or operations of the Company or any other party. We have not been requested to, and did not, advise the Board or any other party with respect to alternatives to the Proposal. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is directed only to the Board of Directors of OTEC and addresses only the fairness of the proposed business combination transaction from a financial point of view. This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Proposal and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to, or whether to tender shares in connection with, the Proposal or otherwise. The Opinion is based on TMG’s analyses, which contain estimates and valuation ranges that are not necessarily indicative of actual values or predictive of future results or values.

This Opinion shall be used only by the Board in evaluating the Proposal. It is not to be used, circulated, quoted or otherwise referred to (either in its entirety or through excepts or summaries) for any other purposes, unless (1) it is to be filed with or referred to in any registration statement, proxy statement or any other document filed with the Securities and Exchange Commission, and it is included in full and you have received TMG’s prior written consent with respect to all of the references to it and/or the opinion included in any such registration statement, proxy statement or any other document filed with the Securities and Exchange Commission or (2) it is to be introduced into evidence or referred to in any litigation pertaining to matters relating to the Proposal and covered in the Opinion; provided, however, that notwithstanding the foregoing, (a) the Board shall provide, upon request, a copy of the Opinion or a summary of it (and TMG shall have the right to review and approve any such summary, such approval not be unreasonably withheld, conditioned or delayed) to (i) Board and (ii) any shareholders as determined from time to time by the Board.

OTEC will give TMG written notice at least three business days in advance of such use in any litigation or it (or the summary) being provided to any shareholder. The opinion will be provided to the Board for its evaluation and analysis of the Proposal at or prior to the time the Company will execute definitive transaction documents, and TMG is not required to update our opinion as of a later date. Anything to the contrary contained herein notwithstanding.

The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of TMG. The Board of Directors of OTEC alone contracted for and are the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without TMG’s prior express written consent. Any use which any third party makes of the Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Proposal or otherwise (other than the Enterprise Valuation to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Proposal to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the fairness of any portion or aspect of the Proposal to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (v) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Proposal, (vi) the solvency, creditworthiness or fair value of the Company, OTEC or any other participant in the Proposal, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (vii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Proposal, any class of such persons or any other party, relative to the Enterprise Valuation or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, and its advisors, as to all legal, regulatory, accounting, tax and other similar matters with respect to the Company and the Proposal or otherwise.

Conclusion

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Regentis Enterprise Valuation to be paid by OTEC in the Transaction pursuant to the Proposal is fair to the public shareholders of OTEC from a financial point of view.

Respectfully submitted,

The Mentor Group, Inc.

THE MENTOR GROUP, INC.

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Statement of Limiting Factors and Assumptions

The analyses and opinions concluded by The Mentor Group, Inc. (hereinafter referred to as “TMG”) and set forth in this Opinion are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this Opinion. We have no personal interest or bias with respect to the subject matter of this Opinion or the parties involved. In accordance with recognized professional ethics, the professional fee for this service is not contingent upon TMG’s conclusion of value, and neither TMG nor any of its employees has a present or intended financial interest in the Company.

To the best of our knowledge and belief, the statements of fact contained in this Opinion, upon which the analyses, opinions, and conclusions expressed herein are based, are true and correct.

The fee for this engagement is not contingent upon the values reported. The opinion of value expressed herein is valid only for the stated purpose and only as of the date of the Opinion.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances which may be in place against the business or assets, except as specifically stated in this Opinion.

The Mentor Group, Inc. is not specifically identified as a tax advisor under IRS Circular 230. Under these standards, written advice may not be relied upon for the purpose of avoiding accuracy-related penalties or reportable transaction understatement penalties, unless the advice satisfies a variety of requirements. Nothing contained in any written product issued by TMG has been prepared, nor may be relied upon, for the purpose of avoiding tax penalties that may be imposed.

This letter and the conclusions arrived at herein are for the exclusive use of the Company. Furthermore, the letter and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever. The conclusions reached herein represent the considered opinion of TMG based upon information furnished to it by the Company and other sources. The extent to which the conclusions and valuations arrived at herein should be relied upon, they should be governed and weighted accordingly.

All value conclusions are presented as the considered opinion of TMG based on the facts noted within this Opinion. We assume no responsibility for changes in values or market condition nor for the inability of the owner to locate a purchaser at the estimated value. The value conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is not a solvency opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

OTEC Group Holdings, Inc. (“Client”) agrees to preserve the confidential format and content of our Opinions. Our Opinions and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your auditors, legal counsel, advisors, financial institution (if the purpose of our appraisal is financing), and by representatives of taxing authorities. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, TMG may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the Company have been provided either by management or its representatives and accepted without further verification, except as may be noted in the Opinion. Therefore, to the extent that such information may be found at a later date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our value conclusion or the use of our conclusion in actions taken by our client.

While we accept as correct the information furnished to us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. We accept as correct the information furnished us by others. Providers of the information warrant the following:

1.       The above referenced information does not contain any untrue statements of material fact, or omit a material fact which makes the information misleading;

2.       The financial statements and other financial information provided to TMG fairly present in all material respects the financial condition, results of operations and cash flow of the Company; and

3.       TMG was made aware of all known factors which could significantly affect an independent third-party financial analysis of the Company.

In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of selling control of or liquidating any material asset other than in the normal and ordinary course of business.

Neither all nor any part of the contents of this Opinion shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed. We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise which would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes; and, d) the viability or legality of any transaction for which our valuation may be utilized.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this Opinion does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the Opinion.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses may vary from our estimates, and the variations may be material.

This Opinion may contain prospective financial estimates or opinions that represent TMG's expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

Any value estimates provided in the Opinion apply to the overall business enterprise, and any proration of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the Opinion.

No consideration has been given in this appraisal to the underlying market value of the real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this Opinion.

TMG assumes no responsibility for economic or physical factors which may affect the opinions herein stated which may occur at some date after the date of this Opinion. Forecasts of future events which influence the valuation process are predicated on the continuation of historical and current trends in the market, as identified in the Opinion.

TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this Opinion as may be required by consideration of additional data or more reliable data that may become available.

We assume no responsibility for any financial reporting judgements which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

All appraisal services, pursuant to this Opinion, shall be deemed to be contracted for and rendered in the county of TMG office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copyrights, trade secrets, etc.), either valued separately and distinctly from the business or which may contribute to the value of the business enterprise but not be separately valued as a part of this valuation engagement, TMG expresses no opinion regarding nor shall it have any responsibility in connection with, any of the following matters:

a.       verifying the ownership of the property;

b.       determining whether the owner of such property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c.       the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d.       whether property identified as a trade secret is, in fact, a legally enforceable trade secret, and the scope of protection afforded;

e.       the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f.       whether the inventor(s) identified in any patent is(are) the true inventor(s), and whether all inventors have been named;

g.       the scope of rights in trademarks, service marks or trade names;

h.       the correct authorship of any copyrighted works;

I.       whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

TMG has not been involved in the financial planning, the structuring of the ownership entity(s), and/or the tax and accounting issues related to any Federal Gift and/or Estate Tax Planning Strategy. Furthermore, we have provided no legal advice and we take no responsibility for the legal interpretation of California Partnership Law, or the Laws of any other state impacting the entity(s) valued herein. In addition, if any adjustments have been made for the lack of control or the lack of marketability in the appraisal, then that segment of our analysis is not in compliance with the Uniform Standards of Professional Appraisal Practice (“USPAP”), in that USPAP does not specifically reference any methodology for valuing minority interests in Partnerships, Corporations, LLCs, etc. or undivided fractional interests held directly in real estate.

The liability of TMG and its employees and associates is limited to the Client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the Opinion or any part thereof is disseminated to anyone other than the Client, the Client shall make such party or parties aware of all limiting conditions and assumptions affecting the appraisal assignment.

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ANNEX C – EQUITY INCENTIVE PLAN

C-1

REGENTIS BIOMATERIALS CORP.

2023 EQUITY INCENTIVE PLAN

REGENTIS BIOMATERIALS CORP.

2023 EQUITY INCENTIVE PLAN

1. Purpose	1
2. Definitions	1
3. Administration	6
4. Shares Subject to Plan	7
5. Eligibility	9
6. Specific Terms of Awards	9
7. Certain Provisions Applicable to Awards	16
8. Change in Control	19
9. General Provisions	21

REGENTIS BIOMATERIALS CORP.

2023 EQUITY INCENTIVE PLAN

1.           Purpose. The purpose of this Regentis Biomaterials Corp. 2023 Equity Incentive Plan (including any sub-plans as applicable), as may be amended from time to time (the “Plan”) is to assist Regentis Biomaterials Corp., a Delaware corporation (the “Company”), and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2.           Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a)          “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b)          “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c)          “Beneficiary” shall mean the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 9(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(d)          “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e)          “Board” shall mean the Board of Directors of the Company.

(f)           “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” as set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, or any violation or breach of any material written policy or rule of the Company as may be in effect from time to time, including any of such policy or rule regarding sexual harassment or work-place discrimination, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure, confidentiality and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, including the Participant’s commission of or participation in an act of fraud, embezzlement, misappropriation, breach of fiduciary duty against the Company or a Related Entity, (v) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing Participant’s duties and responsibilities for the Company, or the use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the Participant’s conviction of, or plea of guilty or nolo contendere to, any felony or crime involving moral turpitude. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g)          “Change in Control” shall mean a Change in Control as defined in Section 8(b) of the Plan.

(h)          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i)           “Committee” shall mean a committee designated by the Board to administer the Plan; provided, however, that if the Board fails to designate a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan and (ii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(j)           “Consultant” shall mean any consultant or advisor who provides services to the Company or any Related Entity, so long as (i) such person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) such person does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the identity of such person would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(k)          “Continuous Service” shall mean the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence (including, without limitation, sick leave, military leave, or any other authorized personal leave), (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement).

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(l)           “Director” shall mean a member of the Board or the board of directors of any Related Entity.

(m)         “Disability” shall mean, unless otherwise defined in an Award Agreement, for purposes of the exercise of an Incentive Stock Option, a permanent and total disability, within the meaning of Code Section 22(e)(3), and for all other purposes, the Participant's inability to perform the duties of his or her position with the Company or any Related Entity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(n)          “Dividend Equivalent” shall mean a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(o)          “Effective Date” shall mean the date on which the transactions contemplated by the Merger Agreement are consummated, which shall be [●], 2023.

(p)          “Eligible Person” shall mean each Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(q)          “Employee” shall mean any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(r)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(s)          “Fair Market Value” shall mean the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee, in a manner intended to satisfy the principles of Section 409A of the Code or Section 422 of the Code, to the extent applicable, subject to the following:

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(i)           If, on such date, the Shares are listed on an international, national or regional securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share (or the mean of the closing bid and asked prices of a Share if the Share is so quoted instead) as quoted on the applicable exchange or system, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Share has traded on such exchange or system, the date on which the Fair Market Value shall be established shall be the last day on which the Share was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion

(ii)          If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system but is traded on an over-the-counter market, the Fair Market Value of a Share shall be the average of the closing bid and asked prices for Shares or, if no closing bid and asked prices, the last closing price, in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market.

(iii)         If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system and are not traded on an over-the-counter market, the Fair Market Value of a Share shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(t)           “Incentive Stock Option” shall mean any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(u)          “Independent”, when referring to either the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(v)          “Incumbent Board” shall mean the Incumbent Board as defined in Section 8(b)(ii) hereof.

(w)         “IPO” shall mean an initial public offering of Shares underwritten on a firm commitment basis pursuant to a registration statement filed with the Securities Exchange Commission.

(x)           “Listing Market” shall mean the international, national or regional securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(y)          “Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of May 2, 2023, as subsequently amended from time to time, by and among OceanTech Acquisitions I Corp., Regentis Biomaterials Ltd and R.B. Merger Sub Ltd.

(z)           “Option” shall mean a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

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(aa)        “Optionee” shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(bb)       “Other Stock-Based Awards” shall mean Awards granted to a Participant under Section 6(i) hereof.

(cc)        “Parent” shall mean any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(dd)       “Participant” shall mean a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ee)        “Performance Award” shall mean any Award granted pursuant to Section 6(h) hereof.

(ff)         “Performance Period” shall mean that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(gg)       “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof and shall include a “group” as defined in Section 13(d) thereof.

(hh)       “Related Entity” shall mean any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(ii)          “Restricted Stock” shall mean any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(jj)          “Restricted Stock Award” shall mean an Award granted to a Participant under Section 6(d) hereof.

(kk)        “Restricted Stock Unit” shall mean a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.

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(ll)          “Restricted Stock Unit Award” shall mean an Award of Restricted Stock Units granted to a Participant under Section 6(e) hereof.

(mm)      “Restriction Period” shall mean the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(nn)       “Rule 16b-3” shall mean Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(oo)       “Shares” shall mean the shares of Common Stock of the Company and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 9(c) hereof.

(pp)       “Stock Appreciation Right” shall mean a right granted to a Participant under Section 6(c) hereof.

(qq)       “Subsidiary” shall mean any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(rr)         “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

3.            Administration.

(a)          Authority of the Committee. The Plan shall be administered by the Committee except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Related Entity or any Participant or Beneficiary, or any transferee under Section 9(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

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(b)          Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Ac, and (ii) with respect to any Award to an Independent Director. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering the Plan, including, without limitation, appointing one or more members of the Company’s management, with the power or authority otherwise granted to the Committee under this Plan with respect to a number of Shares reserved and available for delivery under the Plan, subject to the terms and limitations of such power or authority as determined by the Committee in its sole and absolute discretion. In no event, however, may an agent appointed by the Committee to assist it in administering the Plan be permitted to grant Awards to, or exercise any discretion with respect to any and all other matters relating to Awards previously granted to, such agent appointed by the Committee to assist it in administering the Plan.

(c)          Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4.           Shares Subject to Plan.

(a)          Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 9(c) hereof, the aggregate number of Shares that may be issued under all Awards under the Plan shall be equal to [ ● ] (the “Share Pool”). In addition, the Share Pool will automatically increase on January 1st of each year for a period of up to ten years, commencing on the first January 1 following the Effective Date and ending on (and including) January 1, 2032, in an amount equal to the lesser of (i) five (5) % of the total number of Shares outstanding on such January 1 or (ii) such smaller number of Shares as is determined by the Board. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

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(b)          Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan, minus the number of Shares that would be counted against the limit upon settlement of then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c)          Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i)          If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, be added back to the Share Pool and again be available for delivery with respect to Awards under the Plan.

(ii)         Shares withheld from an Award to satisfy either (i) the exercise price or purchase price of such Award, or (ii) any tax withholding requirements shall not count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under the Plan and, for the avoidance of doubt, shall be added back to the Share Pool.

(iii)        Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Incentive Stock Options shall be counted against the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan pursuant to Section 4(c)(v) herein. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

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(iv)        Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(v)         Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 9(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be [●] Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(vi)        Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 9(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceeds $[●] in the aggregate.

5.           Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6.           Specific Terms of Awards.

(a)          General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(e) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of the laws of the State of Delaware, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b)          Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i)           Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 9(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.

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(ii)          Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii)         Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv)         Incentive Stock Options. The Committee shall only grant Incentive Stock Options if (y) with respect to the initial Share Pool set forth in Section 4(a) and 4(c)(vi), within 12 months of the Effective Date, and/or (z) with respect to any increase in the Share pools set forth in Sections 4(a) and 4(c)(iv) by an amendment to this Plan, within 12 months of the effective date of any such amendment the Plan or amendment, whichever applicable, is approved by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 422, applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. Incentive Stock Options may be granted subject to shareholder approval but may not be exercised or otherwise settled in the event the shareholder approval is not obtained. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

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(A)        the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B)         the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C)         if Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(c)          Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i)       Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 9(c)(i) and (ii) of the Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without shareholder approval.

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(ii)      Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii)     Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d)          Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i)      Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 9(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

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(ii)      Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii)     Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv)     Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee shall either (A) require that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock, or (B) require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

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(e)          Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i)         Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii)        Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii)       Dividend Equivalents. As a condition to the grant of a Restricted Stock Unit, the Committee shall require that any cash dividends paid on a Share attributable to such Restricted Stock Unit be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such Shares or other property have been distributed.

(f)           Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

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(g)          Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify; provided, that in no event shall such Dividend Equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award. Any such determination by the Committee shall be made at the grant date of the applicable Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h)          Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The performance criteria may consist of the following (determined for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity): (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, discounted return on investment, and cash flow in excess of cost of capital); (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share. Any of the foregoing criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. Except as may be provided in Section 8 or an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period, the duration of the Performance Period and the amount of the Award to be distributed, in each case, shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

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(i)           Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7.            Certain Provisions Applicable to Awards.

(a)          Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

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(b)          Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code .

(c)          Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) of this Plan, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on an deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

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(d)          Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b).

(e)          Code Section 409A.

(i)          The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii)          If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A)       Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeble emergency”;

(B)       The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C)       Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D)       In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

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For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii)             Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8.           Change in Control.

(a)          Effect of “Change in Control.” Subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, an Award may be subject to acceleration of vesting and exercisability if and only to the extent expressly provided for in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement entered into prior to the occurrence of a Change in Control (as defined below), or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently. Except as otherwise provided in Section 8(a)(iv) hereof, such Awards shall be treated as follows upon the occurrence of a “Change in Control,” as defined in Section 8(b):

(i)         Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 9(a) hereof.

(ii)        Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a) hereof.

(iii)       With respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on actual achievement of performance goals as measured immediately prior to the consummation of the Change in Control or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control), except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 9(a).

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(iv)       Except as otherwise provided in any employment or other agreement for services between the Participant and the Company or any Subsidiary, and unless the Committee otherwise determines in a specific instance, each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall not be accelerated as described in Sections 8(a)(i), (ii) and (iii), if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance with Section 9(c)(ii) of this Plan.

(b)          Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i)         The acquisition (whether by purchase, merger, consolidation, combination, or other similar transaction) by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of (A) the then-outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute or result in a Change in Control: (w) any acquisition by the Company or any Related Entity (including OceanTech Acquisitions I Sponsors LLC and Aspire Acquisition LLC); (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) below; or

(ii)        During any period of twelve (12) consecutive months (not including any period prior to the Effective Date) individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

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(iii)       Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any one or more Subsidiaries whose combined revenues for the prior fiscal year represented more than 50% of the consolidated revenues of the Company and its Subsidiaries for the prior fiscal year (the “Major Subsidiaries”), or (B) a sale or other disposition of all or substantially all of the assets of the Company or the Major Subsidiaries, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each of the events referred to in clauses (A) and (B) sometimes hereinafter being referred to a “Business Combination”), unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (excluding any outstanding voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Combination as a result of their ownership, prior to such consummation, of voting securities of any company or other entity involved in or forming part of such Business Combination other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Entity or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

Notwithstanding anything to the contrary herein, the term “Change in Control” shall not include any sale of assets, a merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

9.            General Provisions.

(a)          Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

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(b)           Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of securities on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clauses (i) and (ii) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c)            Adjustments.

(i)         Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment under this Section 9(c) shall be conclusive and binding for all purposes.

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(ii)        Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 8 of this Plan relating to the vesting of Awards in the event of any Change in Control and subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards, which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction, (it being understood that, in such event, any Option or Stock Appreciation Right having a per Share exercise or grant price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 9(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

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(iii)       Other Adjustments. The Committee or the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d)           Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e)            Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that Award (or such other limit as the Committee shall impose, including without limitation, any limit imposed to avoid or limit any financial accounting expense relating to the Award).

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(f)             Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.

(g)            Clawback of Benefits.

(i)         The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii)       If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Related Entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

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(g)           Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(h)           Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(i)            Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

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(j)             Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(k)            Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, in each case, without giving effect to principles of conflict of laws, and applicable federal law.

(l)             Foreign Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(m)           Plan Effective Date; Termination of Plan. The Plan shall become effective on the Effective Date. The Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under the Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated or have expired.

(n)           Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(o)           Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

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ANNEX D – RESTATED OTEC CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OCEANTECH ACQUISITIONS I CORP.

The present name of the corporation is “OceanTech Acquisitions I Corp.” The corporation was incorporated under the name “OceanTech Acquisitions I Corp.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on February 3, 2021. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The corporation’s certificate of incorporation is hereby amended and restated to read in its entirety as follows:

FIRST.                   The name of the corporation is Regentis Biomaterials Corp. (the “Corporation”).

SECOND.              The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Services Company.

THIRD.                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”).

FOURTH.              Capital Stock.

1.             Authorized Shares of Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 111,000,000 shares, divided into two classes as follows: (i) 110,000,000 shares, par value $0.0001 per share, of Class A common stock (“Common Stock”); and (ii) 1,000,000 shares, par value $0.0001 per share, of preferred stock (“Preferred Stock”).

2.             Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of Common Stock are as follows:

(a)          Dividends. Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) (as the same may be amended or amended and restated, the “Certificate of Incorporation”) and then outstanding, dividends may be declared and paid on Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(b)          Voting. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each holder of one or more outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

(c)          Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. None of a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease or exchange of all or substantially all of the Corporation’s property and assets which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2(c) of this Article FOURTH.

3.             Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as may otherwise be provided by applicable law or the rules or regulations of any stock exchange applicable to the Corporation or by or pursuant to the provisions of the Certificate of Incorporation, no holder of one or more outstanding shares of any series of Preferred Stock then outstanding, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), without the separate vote of the holders of the Preferred Stock as a class.

FIFTH.                   Board of Directors.

1.             Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.             Classified Board. Except for those directors, if any, elected solely and exclusively by the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the Certificate of Incorporation and then outstanding (collectively, the “Class/Series Directors” and each, a “Class/Series Director”), the Board of Directors shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The Class I directors shall initially serve until the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation of the Corporation in accordance with the General Corporation Law (the “Classification Effective Time”); the Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and the Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three (3) year term and until the election and qualification of their respective successors in office, subject to such directors’ respective earlier death, resignation, disqualification or removal. From and after the Classification Effective Time, in case of any increase or decrease, from time to time, in the number of directors (other than in the number of Class/Series Directors), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible. The Board of Directors is hereby authorized to assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. For the avoidance of doubt, the classification of the Board of Directors into three (3) classes shall become effective upon the Classification Effective Time.

3.             Removal of Directors. Except for any Class/Series Directors, for so long as the Board of Directors is classified as provided in Section 2 of this Article FIFTH, any director or the entire Board of Directors may be removed (a) solely and exclusively for cause and (b) solely and exclusively by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

4.             Vacancies and Newly Created Directorships. Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

5.             Automatic Increase/Decrease in Total Authorized Number of Directors. During any period when the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding have the right to elect one or more Class/Series Directors, then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Class/Series Director or Class/Series Directors, and the holders of such class or series of capital stock shall be entitled to elect such Class/Series Director or Class/Series Directors; and (b) each such Class/Series Director shall serve until such Class/Series Director’s successor shall have been duly elected and qualified, or until such Class/Series Director’s right to hold such office terminates by or pursuant to the provisions of the Certificate of Incorporation, whichever occurs earlier, subject to such Class/Series Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any class or series of capital stock then outstanding having the right to elect one or more Class/Series Directors by or pursuant to the provisions of the Certificate of Incorporation are divested of such right by or pursuant to the provisions of this Certificate of Incorporation, the term of office of each such Class/Series Director elected by the holders of such class or series of capital stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Class/Series Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

6.             No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

7.             Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

8.             Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer or the directors entitled to cast a majority of the votes of the whole Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

SIXTH.                   Stockholder Action. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

SEVENTH.             Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article SEVENTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

EIGHTH.                Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to the rights reserved in this Article EIGHTH.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate of Incorporation this ____ day of ____________, 2023.

OCEANTECH ACQUISITIONS I CORP.

By:
Name:
Office:

ANNEX E – POST-CLOSING COMPANY BYLAWS

AMENDED AND RESTATED

BYLAWS

OF

REGENTIS BIOMATERIALS CORP.

ARTICLE I

Meetings of Stockholders

Section 1.1      Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution or resolutions of the Board of Directors (the “Board of Directors”) of Regentis Biomaterials Corp. (as such name may be changed in accordance with applicable law, the “Corporation”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2      Special Meetings. Except as otherwise provided by or pursuant to the provisions of the Corporation’s certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock of the Corporation) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer or by the directors entitled to cast a majority of the votes of the whole Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3      Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Amended and Restated Bylaws (as the same may be amended or amended and restated, these “Bylaws”), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4      Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting in accordance with Section 1.3 of these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5      Quorum. Except as otherwise provided by applicable law, by or pursuant to the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Section 1.6      Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7      Voting; Proxies. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors (other than Class/Series Directors (as defined below)) at which a quorum is present, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern.

Section 1.8      Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, if any, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9      List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10      Action By Consent in Lieu of Meeting. Except as otherwise permitted by or pursuant to the provisions of the Certificate of Incorporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who are entitled thereto under applicable law.

Section 1.11      Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12      Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the individual presiding over the meeting. The Board of Directors may adopt (by resolution or resolutions thereof) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the individual presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the individual presiding over the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the individual presiding over the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants in the meeting of stockholders. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the individual presiding over any meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at the meeting, and, if the Board of Directors or the individual presiding over the meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before the meeting of stockholders and shall be disregarded and not be considered or transacted at the meeting, the individual presiding over the meeting shall declare to the meeting that such election, question or business was not properly made, proposed or brought before the meeting and shall be disregarded and not be considered or transacted at the meeting, and any such election, question or business shall not be considered or transacted at the meeting. Unless and to the extent determined by the Board of Directors or the individual presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13      Notice of Stockholder Business and Nominations.

(a)           Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class/Series Directors (as defined below)) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Certificate of Incorporation to be voted on solely and exclusively by the holders of any class (voting separately as a class) or series (voting separately as a series) of capital stock of the Corporation then outstanding) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

(ii)       For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C), the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in any proxy statement as a nominee and to serving as director if elected, (3) a description of any direct or indirect compensation or benefit (including, without limitation, indemnification and/or advancement rights) to which the individual subject to such Nomination may be entitled under any agreement, arrangement or understanding with any person other than the Corporation (including, without limitation, the amount of any such monetary compensation) in connection with such individual’s nomination or service as a director of the Corporation and (4) a description of any other material relationship or relationships between or among the individual subject to such Nomination and/or such individual’s affiliates and associates, on the one hand, and the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Nominations is/are made and/or such stockholder’s or beneficial owner’s respective affiliates and associates, or others acting in concert with such stockholder or beneficial owner or their respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate, associate or other person were the “registrant” for purposes of such rule and the individual subject to such Nomination was a director or officer of such registrant; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the Business is proposed; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is/are made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business and (4) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders. The Corporation may require (1) any individual subject to such Nomination to furnish such other information as the Corporation may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the Corporation if elected and (2) the stockholder giving notice to furnish such other information as the Corporation may reasonably require to demonstrate that any Business is a proper matter for stockholder action at an annual meeting of stockholders.

(iii)       Notwithstanding anything in the second sentence of Section 1.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)           Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid (provided that the Board of Directors has determined that directors shall be elected at such meeting) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors), any such stockholder entitled to vote in such election may make a Nomination or Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to Section 1.13(b)(iii), if the stockholder’s notice required by Section 1.13(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)           General. (i) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders, and only such Business shall be conducted at an annual or special meeting of stockholders as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board of Directors or the individual presiding over an annual or special meeting of stockholders shall have the power and duty to determine whether (A) a Nomination or any Business proposed to be brought before the meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13 and (B) any proposed Nomination, Nominations or Business shall be disregarded or that such Nomination, Nominations or Business shall not be considered or transacted at the meeting. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders to present a Nomination, Nominations or Business, such Nomination, Nominations or Business shall be disregarded and such Nomination, Nominations or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)       For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.

(iii)       Nothing in this Section 1.13 shall be deemed to affect any (A) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the Corporation or such proposals are subject to Rule 14a-8), (B) rights or obligations, if any, of stockholders with respect to the inclusion of a nominee in a universal proxy card pursuant to Rule 14a-19 (or any successor thereto) promulgated under the Exchange Act or (C) rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or filed by or pursuant to the Certificate of Incorporation and then outstanding to, solely and exclusively, elect one or more directors outstanding (collectively, the “Class/Series Directors” and each, a “Class/Series Director”).

ARTICLE II

Board of Directors

Section 2.1      Number; Qualifications. Except for any Class/Series Directors, the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2 Resignation; Vacancies and Newly Created Directorships. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3      Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4      Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer or by the directors entitled to cast at least half of the votes of the whole Board of Directors. Notice of a special meeting of the Board of Directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the special meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the special meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the special meeting.

Section 2.5      Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6      Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7      Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8      Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Certificate of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of the State of Delaware (the “General Corporation Law”). After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1      Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2      Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

Officers

Section 4.1      Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, Chief Financial Officer and a Secretary, and shall choose a Chairperson of the Board of Directors from among its members. The Board of Directors may also choose a President, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Certificate of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2      Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3      Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution or resolutions adopted by the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board of Directors or the Chief Executive Officer.

ARTICLE V

Stock

Section 5.1      Certificates. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chairperson of the Board of Directors, the Chief Executive Officer and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 5.2      Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3      Restrictions. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S AMENDED AND RESTATED BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

ARTICLE VI

Indemnification

Section 6.1      Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.2      Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3      Claims. If (a) a claim for indemnification (following the final disposition of such proceeding) under this Article VI is not paid in full within sixty (60) days after a written claim therefor by the Covered Person has been received by the Corporation or (b) a claim for advancement of expenses under this Article VI is not paid in full within twenty (20) days after a written claim therefor by the Covered Person has been received by the Corporation, as applicable, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In any such action to enforce a claim for indemnification under this Article VI, neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met such applicable standard of conduct.

Section 6.4      Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5      Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6      Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7      Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 6.8      Certain Terms. For purposes of this Article VI: (a) references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation as if its separate existence had continued; (b) references to “other enterprise” shall include employee benefit plans; (c) reference to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and (d) references to “serving at the request of the Corporation or any of its consolidated subsidiaries” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

ARTICLE VII

Miscellaneous

Section 7.1      Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2      Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3      Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4      Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5      Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6      Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall require the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.7      Forum for Adjudication of Disputes.

(a)    Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the General Corporation Law, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.7(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b)   Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c)    Application. Failure to enforce the foregoing provisions of this Section 7.7 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.7. This Section 7.7 shall not apply to any action asserting claims arising under the Exchange Act.

Adopted Effective As of [__], 2023.

E-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers

Our amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)      A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)      A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)      To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)      Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)      Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)       The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)      A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)      For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)       For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)       The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)      The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses are not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which will be set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL. We entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit No.	Description
1.1**	Underwriting Agreement, dated May 27, 2021, by and between OceanTech Acquisitions I Corp. and Maxim Group LLC, as representatives of the several underwriters (incorporated by reference as Exhibit 1.1 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on June 3, 2021)
1.2**	Amendment of Underwriting Agreement, dated December 15, 2021, by and between OceanTech Acquisitions I Corp. and Maxim Group LLC, as representatives of the several underwriters
2.1†	Agreement and Plan of Merger, dated May 2, 2023, by and among OceanTech Acquisitions I Corp., R.B. Merger Sub Ltd. and Regentis Biomaterials Ltd (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement)

2.2**	Amendment No. 1 to Agreement and Plan of Merger, dated July 7, 2023, by and among OceanTech Acquisitions I Corp., R.B. Merger Sub Ltd. and Regentis Biomaterials Ltd

3.1**	Amended and Restated Certificate of Incorporation of OceanTech Acquisitions I Corp. dated May 27, 2021 (incorporated by reference as Exhibit 3.1 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on June 3, 2021)
3.2**	By Laws of OceanTech Acquisitions I (incorporated by reference from Exhibit 3.3 of Form S-1 filed by OceanTech Acquisitions I Corp. with the SEC on April 9, 2021)
3.3**	A Company Limited by Shares Sixth Amended and Restated Articles of Association of Regentis Biomaterials Ltd. (incorporated by reference from Exhibit 3.1 of Form F-1 filed by Regentis Biomaterials Ltd. on November 4, 2022)
3.4	Form of Amended and Restated Certificate of Incorporation of Regentis Biomaterials Corp., to become effective upon consummation of the Business Combination (attached as Annex D to the proxy statement/prospectus which forms part of this registration statement)
3.5	Form of Amended and Restated Bylaws of Regentis Biomaterials Corp., to become effective upon consummation of the Business Combination (attached as Annex E to the proxy statement/prospectus which forms part of this registration statement)
4.1**	Warrant Agreement, dated May 27, 2021, by and between Continental Stock Transfer & Trust Company and OceanTech Acquisitions I Corp. (incorporated by reference as Exhibit 4.1 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on June 3, 2021)
5.1**	Fairness Opinion by The Mentor Group, Inc., dated July 7, 2023 (attached as Annex B to the proxy statement/prospectus which forms part of this registration statement)
5.2	Opinion of Nelson Mullins Riley & Scarborough LLP as to the validity of the securities being registered
8.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding tax matters
10.1**	Investment Management Trust Agreement, dated May 27, 2021, by and between Continental Stock Transfer & Trust Company and OceanTech Acquisitions I Corp. (incorporated by reference as Exhibit 10.1 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on June 3, 2021)
10.2**	Form of Registration Rights Agreement, by and among OceanTech Acquisitions I Corp., Aspire Acquisition LLC and certain holders of OTEC securities (incorporated by reference as Exhibit 10.4 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on May 8, 2023)
10.3**	Registration Rights Agreement, dated May 27, 2021, by and among OceanTech Acquisitions I Corp. and OceanTech Acquisitions I Sponsors LLC (incorporated by reference as Exhibit 10.2 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on June 3, 2021)
10.4**	Form of Lock-Up Agreement by and among OceanTech Acquisitions I Corp., Regentis Biomaterials Ltd and certain shareholders of Regentis a party thereto (incorporated by reference as Exhibit 10.4 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on May 8, 2023)
10.5**	Letter Agreement, dated May 27, 2021, by and among OceanTech Acquisitions I Corp., its officers and directors and OceanTech Acquisitions I Sponsors LLC (incorporated by reference as Exhibit 10.3 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on June 3, 2021)
10.6**	Private Placement Warrants Purchase Agreement, dated May 27, 2021, by and between OceanTech Acquisitions I Corp. and OceanTech Acquisitions I Sponsors LLC (incorporated by reference as Exhibit 10.4 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on June 3, 2021)
10.7**	Administrative Support Agreement, dated May 27, 2021, by and between OceanTech Acquisitions I Corp. and OceanTech Acquisitions I Sponsors LLC (incorporated by reference as Exhibit 10.5 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on June 3, 2021)
10.8**	Voting Agreement, dated as of May 2, 2023, by and among OceanTech Acquisitions I Corp., Regentis Biomaterials Ltd. and certain shareholders of Regentis party thereto (incorporated by reference as Exhibit 10.1 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on May 8, 2023)

10.9**	Sponsor Support Agreement, dated as of May 2, 2023, by and among OceanTech Acquisitions I Corp., Regentis Biomaterials Ltd., Aspire Acquisition LLC and certain individuals party thereto (CORRECTED)
10.10**	Purchase Agreement, dated as of March 13, 2023, by and among OceanTech Acquisitions I Corp., Aspire Acquisition LLC and OceanTech Acquisitions I Sponsors LLC (incorporated by reference as Exhibit 10.1 of Form 8-K filed by OceanTech Acquisitions I Corp. with the SEC on March 13, 2023)
10.12**+	2009 Share Incentive Plan of Regentis Biomaterials Ltd
10.13+	Form of Equity Incentive Plan (attached as Annex C to the proxy statement/prospectus which forms part of this registration statement)
10.14	Amended and Restated Supply Agreement, dated January 6, 2009, by and among Regentis Biomaterials Ltd., Baxter Healthcare Corporation, and Teva Medical (Marketing) Ltd.
10.15	Services Agreement, dated February 27, 2018, by and between Regentis Biomaterials Ltd. and Baxter Healthcare Corporation
10.16	Data Agreement, dated July 20, 2015, by and between Regentis Biomaterials Ltd. and TiGenix NV
10.17+	Executive Chairman Compensation Arrangement (incorporated by reference to the written description thereof under the heading “Management Following the Business Combination—Executive Chairman Compensation Arrangement” of the proxy statement/prospectus which forms part of this registration statement)
10.18+	Agreement, by and between Regentis Biomaterials Ltd. and Shimony Yosef Certified Public Accountant (Isr.), dated December 5, 2022
10.19+	Agreement, by and between Regentis Biomaterials Ltd. and Mr. Noam Band, dated December 5, 2022
10.20+	Consultancy Agreement, by and between Regentis Biomaterials Ltd. and Mr. Eli Hazum dated November 1, 2021
10.21	Amendment to Services Agreement of February 27, 2018, by and between Regentis Biomaterials Ltd., Baxter Healthcare Corporation, and Baxter Healthcare Distribution Ltd, dated April 2022
23.1	Consent of Brightman Almagor Zohar & Co., Certified Public Accountants (Isr.), a member of the Deloitte Global Network, independent registered public accounting firm for Regentis
23.2	Consent of Marcum LLP, independent registered public accounting firm OceanTech Acquisitions I Corp.
23.3	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.2)
23.4	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 8.1)
24.1**	Power of Attorney (included on signature page of the initial filing of this registration statement)
99.1	Form of Preliminary Proxy Card to be used by OceanTech Acquisitions I Corp.
99.2**	Consent of Pini Ben Elazar to be named as a director of Regentis Biomaterials Corp.
99.3**	Consent of Susan Alpert to be named as a director of Regentis Biomaterials Corp.
99.4**	Consent of Keith Valentine to be named as a director of Regentis Biomaterials Corp.
99.5**	Consent of Ehud Geller to be named as a director of Regentis Biomaterials Corp.
99.6**	Consent of Jeff Dykan to be named as a director of Regentis Biomaterials Corp.
99.7**	Consent of Suren Ajjarapu to be named as a director of Regentis Biomaterials Corp.

101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema
101.CAL	Inline XBRL Taxonomy Calculation Linkbase
101.LAB	Inline XBRL Taxonomy Label Linkbase
101.PRE	Inline XBRL Definition Linkbase Document
101.DEF	Inline XBRL Definition Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107**	Filing Fee Table

*	To be filed by amendment.

**	Previously filed.

†	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
+	Indicates management contract or compensatory plan.

Item 22. Undertakings

The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Form of S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 3rd day of November, 2023.

OCEANTECH ACQUISITIONS I CORP.

By:	/s/ Surendra Ajjarapu
Name: Surendra Ajjarapu
Title: Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Surendra Ajjarapu Surendra Ajjarapu	Chief Executive Officer and Chairman (principal executive officer)	November 3, 2023

/s/ Francis Knuettel II Francis Knuettel II	Chief Financial Officer (principal financial and accounting officer)	November 3, 2023

* Michael Peterson	Director	November 3, 2023

* Donald Fell	Director	November 3, 2023

* Venkatesh Srinivasan	Director	November 3, 2023

* Siva Saravanan	Director	November 3, 2023

*By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Attorney-in-Fact